As filed with the Securities and Exchange Commission on March 26, 2021
Registration No. 333-253135

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No.1
to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Acies Acquisition Corp.*
(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands* (State or other jurisdiction of incorporation or organization)	6770 (Primary Standard Industrial Classification Code Number)	N/A (I.R.S. Employer Identification Number)
1219 Morningside Drive, Suite 110
Manhattan Beach, CA 90266
(310) 545-9265
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Daniel Fetters
Edward King
Co-Chief Executive Officers
1219 Morningside Drive, Suite 110
Manhattan Beach, CA 90266
(310) 545-9265
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Steven B. Stokdyk Brent T. Epstein Latham & Watkins LLP 10250 Constellation Blvd. Suite 1100 Los Angeles, CA 90067 (213) 485-1234	Alan F. Denenberg Lee Hochbaum Davis Polk & Wardwell LLP 1600 El Camino Real Menlo Park, CA 94025 (650) 752-2000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement is declared effective and all other conditions to the business combination described in the enclosed proxy statement/prospectus have been satisfied or waived.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:   ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:   ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)   ☐
Exchange Act Rule 14d-l(d) (Cross-Border Third-Party Tender Offer)   ☐
CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(1)	Proposed maximum offering price per security	Proposed maximum aggregate offering price	Amount of registration fee
Class A common stock, par value $0.0001 per share	147,601,140(2)	$11.07(3)	$1,633,944,619.80	$178,263.36
Class B common stock, par value $0.0001 per share	22,555,108(4)	$11.07(3)	$249,685,045.56	$27,240.64
Redeemable Warrants	7,175,000(5)	$2.73(6)	$19,587,750.00	$2,137.03
Class A common stock, par value $0.0001 per share	7,175,000(7)	$11.50(8)	$82,512,500.00	$9,002.12
Class A common stock, par value $0.0001 per share	22,555,108(9)	—	—	—(10)
Total			$1,985,729,915.36	$216,643.15(11)

(1)
Pursuant to Rule 416(a) under the Securities Act, there is also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(2)
Based on the maximum number of shares of Class A common stock, par value $0.0001 per share (“New PLAYSTUDIOS Class A common stock”), of the registrant (“Acies” and after the Domestication (as defined herein), “New PLAYSTUDIOS”) estimated to be issued in connection with the business combination described herein (the “Business Combination”). This number is based on the sum of (a) the 95,327,859 shares of New PLAYSTUDIOS Class A common stock issuable on the consummation of the Business Combination, (b) up to 11,962,902 shares of New PLAYSTUDIOS Class A common stock that may be issued after such date pursuant to the earnout provisions of the Merger Agreement described herein, (c) 14,254,129 shares of New PLAYSTUDIOS Class A common stock corresponding to outstanding stock options of PlayStudios, Inc. (“PLAYSTUDIOS”), (d) 4,531,250 shares of New PLAYSTUDIOS Class A common stock issuable upon the conversion of Acies Class B ordinary shares, and (e) 21,525,000 Class A ordinary shares of Acies that were registered pursuant to the Registration Statement on Form S-1 (333-249297) (the “IPO Registration Statement”) and offered by Acies in its initial public offering which will be converted by operation of law into shares of New PLAYSTUDIOS Class A common stock in the Domestication.

(3)
Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low trading prices of the Acies Class A ordinary shares on The Nasdaq Capital Market on February 11, 2021 in accordance with Rule 457(f)(1) and Rule 457(f)(3). For purposes of calculating the registration fee, the Acies Class B ordinary shares are treated as having the same value as the Acies Class A ordinary shares as each Acies Class B ordinary share is convertible into one Acies Class A ordinary share.

(4)
Based on the maximum number of shares of Class B common stock, par value $0.0001 per share (“New PLAYSTUDIOS Class B common stock”) estimated to be issued in connection with the Business Combination. This number is based on the sum of (a) the 17,497,122 shares of New PLAYSTUDIOS Class B common stock issuable on the consummation of the Business Combination, (b) up to 3,037,098 shares of New PLAYSTUDIOS Class B common stock that may be issued after such date pursuant to the earnout provisions of the Merger Agreement described herein and (c) 2,020,888 shares of New PLAYSTUDIOS Class B common stock corresponding to outstanding stock options of PLAYSTUDIOS.

(5)
The number of redeemable warrants to acquire shares of New PLAYSTUDIOS Class A common stock being registered represents the number of redeemable warrants to acquire Class A ordinary shares of Acies that were registered pursuant to the IPO Registration Statement and offered by Acies in its initial public offering (the “Acies public warrants”). The Acies public warrants will automatically be converted by operation of law into redeemable warrants to acquire shares of New PLAYSTUDIOS Class A common stock in the Domestication (“New PLAYSTUDIOS public warrants”).

(6)
Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low trading prices of the Acies public warrants on The Nasdaq Capital Market on February 11, 2021 in accordance with Rule 457(f)(1).

(7)
Reflects the shares of New PLAYSTUDIOS Class A common stock that may be issued upon exercise of the New PLAYSTUDIOS public warrants.

(8)
Calculated pursuant to Rule 457(g) under the Securities Act, based on the exercise price of the Acies public warrants.

(9)
New PLAYSTUDIOS Class A common stock issuable upon conversion of New PLAYSTUDIOS Class B common stock.

(10)
Pursuant to Rule 457(i) promulgated under the Securities Act, no separate registration fee is required.

(11)
The filing fee has been previously paid.

*
Prior to the consummation of the Mergers described herein, the Registrant intends to effect a deregistration under Article 206 of the Cayman Islands Companies Act and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which the Registrant’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. All securities being registered will be issued by Acies Acquisition Corp. (after its domestication as a corporation incorporated in the State of Delaware), the continuing entity following the Domestication, which will be renamed “PLAYSTUDIOS, Inc.”

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. The registrant may not sell the securities described in this preliminary proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
PRELIMINARY—SUBJECT TO COMPLETION, DATED MARCH 26, 2021
PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF
ACIES ACQUISITION CORP.
(A CAYMAN ISLANDS EXEMPTED COMPANY)
PROSPECTUS FOR
147,601,140 SHARES OF CLASS A COMMON STOCK,
22,555,108 SHARES OF CLASS B COMMON STOCK, AND
7,175,000 SHARES OF CLASS A COMMON STOCK UNDERLYING WARRANTS
OF
ACIES ACQUISITION CORP.
TO BE REDOMESTICATED AND RENAMED PLAYSTUDIOS, INC.

On February 1, 2021, the board of directors of Acies Acquisition Corp., a Cayman Islands exempted company (“Acies”) approved:
•
the domestication of Acies as a Delaware corporation (the “Domestication”);

•
the merger agreement (the “Merger Agreement”) described in this proxy statement/prospectus, attached to this proxy statement/prospectus as Annex A, pursuant to which Acies and PlayStudios, Inc., a Delaware corporation (“PLAYSTUDIOS”) will become a new public company owned by the prior shareholders of Acies, the prior stockholders of PLAYSTUDIOS and the PIPE Investors described in this proxy statement/prospectus;

•
concurrently with the consummation of the business combination, an issuance of common stock of Acies to certain investors for a total aggregate purchase price of up to $250.0 million (the “PIPE Investment”); and

•
the other transactions contemplated by the Merger Agreement and documents related thereto (the “Transactions” and, together with the Merger Agreement and the Domestication, the “Business Combination”). In connection with the Business Combination, Acies will change its name to “PLAYSTUDIOS, Inc.” As used in this proxy statement/prospectus, “New PLAYSTUDIOS” refers to Acies after the Domestication, including after such change of name.

As a result of the Domestication, among other things,
•
Acies will deregister as an exempted company in the Cayman Islands and continue as a corporation incorporated under the laws of the State of Delaware under the name “PLAYSTUDIOS, Inc.” and, as a result, current Acies shareholders will receive shares in the Delaware corporation as described below, with materially different governing documents;

•
each of the then issued and outstanding Class A and Class B ordinary shares of Acies (the “ordinary shares”), except for the forfeiture of certain ordinary shares held by Acies Acquisition LLC, a Delaware limited liability company (the “Sponsor”), will convert automatically, on a one-for-one basis, into a share of Class A common stock, par value $0.0001 per share, of New PLAYSTUDIOS (the “New PLAYSTUDIOS Class A common stock”),

•
each then issued and outstanding redeemable warrant of Acies (the “Acies warrants”) will convert automatically, on a one-for-one basis, into a warrant to acquire one share of New PLAYSTUDIOS Class A common stock (the “New PLAYSTUDIOS warrants”), on substantially the same terms and conditions of the Warrant Agreement dated October 22, 2020, between Acies and Continental Stock Transfer & Trust Company, as warrant agent, after giving effect to the forfeiture of certain warrants held by the Sponsor pursuant to the Sponsor Support Agreement, and

•
each of the then issued and outstanding units of Acies that have not been previously separated into the underlying Acies Class A ordinary shares and one-third of an Acies warrant upon the request of the holder thereof (the “Acies units”) will be cancelled and will entitle the holder thereof to one share of New PLAYSTUDIOS Class A common stock and one-third of a New PLAYSTUDIOS warrant, provided that no fractional New PLAYSTUDIOS warrants will be issued upon separation of the Acies units.

Under the Merger Agreement, Acies has agreed to acquire all of the outstanding equity interests of PLAYSTUDIOS for approximately $1.041 billion in aggregate consideration. We estimate that holders of shares of PLAYSTUDIOS capital stock will receive shares of New PLAYSTUDIOS common stock based on an exchange ratio of approximately 0.236, which is based on capitalization information of PLAYSTUDIOS as of December 31, 2020 and is subject to change in accordance with the Merger Agreement. Options to purchase shares of PLAYSTUDIOS common stock will be converted to options to purchase shares of New PLAYSTUDIOS common stock based on the same exchange ratio (with corresponding adjustments to the exercise price). Warrants to purchase shares of PLAYSTUDIOS capital stock will be deemed to automatically exercise in accordance with their terms immediately prior to the closing of the Business Combination and the underlying shares of PLAYSTUDIOS capital stock will be treated the same in the Business Combination as the other outstanding shares of PLAYSTUDIOS capital stock. The stock consideration to be issued to:
•
the then current holders of PLAYSTUDIOS stock and options and warrants to purchase PLAYSTUDIOS stock (other than to the Chief Executive Officer of PLAYSTUDIOS, Andrew Pascal, and certain affiliated entities) will be in the form of New PLAYSTUDIOS Class A common stock, and

•
Mr. Pascal and certain affiliated entities will be in the form of shares of Class B common stock, par value $0.0001 per share, of New PLAYSTUDIOS (the “New PLAYSTUDIOS Class B common stock”).

The New PLAYSTUDIOS Class B common stock will have the same economic terms as the New PLAYSTUDIOS Class A common stock, but the New PLAYSTUDIOS Class B common stock will be entitled to twenty (20) votes per share compared with one (1) vote per share for the New PLAYSTUDIOS Class A common stock. As a result, it is expected that Mr. Pascal and his affiliated entities will hold over 70% of the outstanding voting power of New PLAYSTUDIOS immediately following the closing of the Business Combination and New PLAYSTUDIOS will be a “controlled company” under the rules of the Nasdaq Stock Market LLC.. The stock consideration will also be subject to certain restrictions on transfer for 12 months following the closing of the Business Combination, subject to certain exceptions, and after 180 days following the closing of the Business Combination, a release from such transfer restriction of the lesser of (A) 5% of the locked-up securities and (B) 50,000 of the locked-up securities, in each case, held by each holder. See the sections titled “Summary of the Proxy Statement/Prospectus—Ownership of New PLAYSTUDIOS Following the Business Combination,” “Description of New PLAYSTUDIOS Securities” and “Description of New PLAYSTUDIOS Securities—Common Stock—Lock-up Restrictions.”

When you consider the recommendation of the Acies Board of Directors in favor of each of the Proposals discussed in this proxy statement/prospectus, you should keep in mind that Mr. Pascal is a co-founder and Chief Executive Officer of PLAYSTUDIOS, as well as a co-founder of Acies and an advisor to the Acies Board of Directors, and the proposed business combination is considered an affiliated transaction. Please see the section entitled “Questions and Answers for Shareholders of Acies --Is the Business Combination an affiliated transaction?”
The issued and outstanding Acies units, Acies Class A ordinary shares and Acies warrants are currently listed on the Nasdaq Capital Market (“Nasdaq”) under the symbols “ACACU,” “ACAC” and “ACACW,” respectively. Acies will apply for listing, to be effective at the time of the business combination New PLAYSTUDIOS common stock and New PLAYSTUDIOS warrants on Nasdaq under the proposed symbols, “MYPS” and “MYPSW,” respectively. New PLAYSTUDIOS will not have units traded. It is a condition of the consummation of the Business Combination that Acies receives confirmation from Nasdaq that the securities have been approved for listing on Nasdaq, but there can be no assurance that Acies will obtain such confirmation from Nasdaq. If such confirmation is not obtained, the Business Combination will not be consummated unless the Nasdaq condition set forth in the Merger Agreement is waived by the applicable parties.

This proxy statement/prospectus provides shareholders of Acies with detailed information about the proposed Business Combination and other matters to be considered at the Extraordinary General Meeting of Acies. We encourage you to read this entire document, including the Annexes and other documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 28 of this proxy statement/prospectus.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.
This proxy statement/prospectus is dated            , 2021, and
is first being mailed to Acies’ shareholders on or about                 , 2021.

ACIES ACQUISITION CORP.
A Cayman Islands Exempted Company
(Company Number 365197)
1219 Morningside Drive, Suite 110
Manhattan Beach, California 90266
Dear Acies Acquisition Corp. Shareholders:
You are cordially invited to attend the Extraordinary General Meeting (the “Extraordinary General Meeting”) of Acies Acquisition Corp., a Cayman Islands exempted company (“Acies” and, after the Domestication, as described below, “New PLAYSTUDIOS”), at       , Eastern Time on                 , 2021 at the offices of Latham & Watkins LLP located at 10250 Constellation Blvd., Suite 1100, Los Angeles, California 90067, and also virtually via live webcast at the following address: https://www.cstproxy.com/aciesacq/sm2021, or at such other time, on such other date and at such other place to which the meeting may be adjourned. Given the potential COVID-19 restrictions which may be in place at the time of the Extraordinary General Meeting, Acies would like to stress the importance of using other methods of attendance other than being physically in the same room, such as attending virtually or by proxy.
At the Extraordinary General Meeting, Acies shareholders will be asked to consider and vote upon a proposal, which is referred to herein as the “Business Combination Proposal,” to approve and adopt the Agreement and Plan of Merger, dated as of February 1, 2021 (the “Merger Agreement”), by and among Acies, Catalyst Merger Sub I, Inc., a Delaware corporation and wholly owned subsidiary of Acies (“First Merger Sub”), Catalyst Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of Acies (“Second Merger Sub”) and PlayStudios, Inc., a Delaware corporation (“PLAYSTUDIOS”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A. The Merger Agreement provides for, among other things, following the Domestication of Acies to Delaware as described below, the merger of First Merger Sub with and into PLAYSTUDIOS (the “First Merger”) with PLAYSTUDIOS surviving the merger as a wholly owned subsidiary of Acies (PLAYSTUDIOS, in its capacity as the surviving corporation of the First Merger, is referred to as the “Surviving Corporation”), and immediately following the First Merger, and as part of an integrated transaction with the First Merger, the merger of Surviving Corporation with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Second Merger Sub being the surviving entity of the Second Merger (Second Merger Sub, in its capacity as the surviving entity of the Second Merger, the “Surviving Entity”); in accordance with the terms and subject to the conditions of the Merger Agreement as more fully described elsewhere in the accompanying proxy statement/prospectus.
As a condition to the consummation of the Mergers, the board of directors of Acies has unanimously approved a change of Acies’ jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication” and, together with the Merger Agreement and the other transactions contemplated by the Merger Agreement and documents related thereto, the “Business Combination”). As described in this proxy statement/prospectus, you will be asked to consider and vote upon a proposal, which is referred to herein as the “Domestication Proposal,” to approve the Domestication. As used in the accompanying proxy statement/prospectus, “New PLAYSTUDIOS” refers to Acies after the Domestication, including after such change of name.
As a result of and upon the effective time of the Domestication, (1) each of the then issued and outstanding Class A ordinary shares, par value $0.0001 per share, of Acies (the “Acies Class A ordinary shares”) will convert automatically, on a one-for-one basis, into a share of Class A common stock, par value $0.0001 per share, of New PLAYSTUDIOS (the “New PLAYSTUDIOS Class A common stock”), (2) each of the then issued and outstanding Class B ordinary shares, par value $0.0001 per share, of Acies (the “Acies Class B ordinary shares” and, together with the Acies Class A ordinary shares, the “ordinary shares”), will convert automatically, on a one-for-one basis, into a share of New PLAYSTUDIOS Class A common stock, after giving effect to the forfeiture of certain Acies Class B ordinary shares held by Acies Acquisition LLC, a Delaware limited liability company (the “Sponsor”) pursuant to the Sponsor Support Agreement (as defined below), (3) each then issued and outstanding redeemable warrant of Acies (the “Acies warrants”) will convert automatically, on a one-for-one basis, into a warrant to acquire one share of New PLAYSTUDIOS Class A common stock (the “New PLAYSTUDIOS warrants”) substantially on the same terms and conditions as the Warrant Agreement (the “Warrant Agreement”), dated October 22, 2020, between Acies and Continental Stock Transfer & Trust Company (“Continental”), as warrant agent, after giving effect to the forfeiture of certain warrants held by the Sponsor pursuant to the Sponsor Support Agreement (as defined below), and (4) each of the then issued and outstanding units of Acies that have not been previously separated into the underlying Acies Class A ordinary shares and one-third of an Acies warrant upon the request of the holder thereof (the “Acies units”) will be cancelled and will entitle the holder thereof to one share of New PLAYSTUDIOS Class A common stock and one-third of a New PLAYSTUDIOS warrant, provided that no fractional New PLAYSTUDIOS warrants will be issued upon separation of the Acies units. As used herein, “public shares” shall mean the Acies Class A ordinary shares (including those that underlie the Acies units) that were registered pursuant to the Registration Statement on Form S-1 (333-249297) and the shares of New PLAYSTUDIOS Class A common stock issued as a matter of law upon the conversion thereof on the effective date of the Domestication. For further details, see “Domestication Proposal” in the accompanying proxy statement/prospectus.
You will also be asked to consider and vote upon (1) four separate proposals to approve material differences between Acies’ Amended and Restated Memorandum and Articles of Association (as may be amended from time to time, the “Cayman Constitutional Documents”) and the proposed certificate of incorporation and bylaws of New PLAYSTUDIOS, which are referred to herein as the “Organizational Documents Proposals,” (2) a proposal to elect six directors who, upon consummation of the Business Combination, will be the directors of New PLAYSTUDIOS, which is referred to herein as the “Director Election Proposal,” (3) a proposal to approve, for purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, the issuance of New PLAYSTUDIOS common stock to the PLAYSTUDIOS stockholders pursuant to the terms of the Merger Agreement, which is referred to herein as the “Merger Issuance Proposal,” (4) a proposal to approve, for purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, the issuance of New PLAYSTUDIOS common stock to certain investors (collectively, the “PIPE Investors”), for a total aggregate purchase price of up to $250.0 million (the “PIPE Investment”), which is referred to herein as the “PIPE Issuance Proposal,” (5) a proposal to approve and adopt the New PLAYSTUDIOS 2021 Equity Incentive Plan (the “Incentive Plan”), which is referred to as the “Incentive Plan Proposal,” (6) a proposal to approve and adopt the New PLAYSTUDIOS 2021 Employee Stock Purchase Plan, which is referred to as the “ESPP Proposal,” (7) a proposal to approve the appointment by the audit committee of Marcum LLP as the independent registered public accountants of Acies to audit and report on Acies’ consolidated financial statements for the year ending December 31, 2021, which is referred to herein as the “Auditor Ratification Proposal,” and (8) a proposal to approve the adjournment of the Extraordinary General Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the Extraordinary General Meeting, which is referred to herein as the “Adjournment Proposal.” The Business Combination will be consummated only if the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposals, the Director Election Proposal, the Merger Issuance Proposal, the PIPE Issuance Proposal, the Incentive Plan Proposal, and the ESPP Proposal (collectively, the “Condition Precedent Proposals”) are approved at the Extraordinary General Meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Auditor Ratification Proposal and the Adjournment Proposal are not conditioned upon the approval of any other proposal. Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which each shareholder is encouraged to read carefully and in its entirety.
In accordance with the terms and subject to the conditions of the Merger Agreement, the aggregate merger consideration (the “Aggregate Merger Consideration”) payable by Acies to PLAYSTUDIOS stockholders and holders of vested PLAYSTUDIOS Options (as defined in the accompanying proxy statement/prospectus) under the Merger Agreement will be:
•
at closing, $1,041,000,000 in the form of shares of New PLAYSTUDIOS common stock with the ability for each stockholder to elect up to 15% of such stockholder’s shares to be paid in cash (with an assumed value of $10.00 per share), subject to there being sufficient available cash (vested but unexercised PLAYSTUDIOS Options will be treated as described below and will not have a right to be exchanged for cash); and

•
15,000,000 shares of New PLAYSTUDIOS common stock in the form of earnout consideration, payable in two equal tranches if the closing price of the New PLAYSTUDIOS Class A common stock exceeds $12.50 and $15.00 per share for any 20 trading days within any 30-trading day period commencing on or after the 150th day following the closing of the Business Combination and ending no later than the five-year anniversary of the closing (the earnout shares will also vest based on the price targets in connection with a sale of New PLAYSTUDIOS).

Vested and unvested PLAYSTUDIOS Options will be converted into stock options to purchase New PLAYSTUDIOS common stock. PLAYSTUDIOS stockholders will receive shares of, and holders of PLAYSTUDIOS Options will receive options to purchase shares of, New PLAYSTUDIOS Class A common stock, except that the Chief Executive Officer of PLAYSTUDIOS, Andrew Pascal, and certain affiliated entities will receive shares of, and options to purchase shares of, New PLAYSTUDIOS Class B common stock. In addition, all PLAYSTUDIOS Warrants outstanding before the Effective Time will be automatically exercised for shares of PLAYSTUDIOS stock and such shares will be treated the same as other outstanding shares of PLAYSTUDIOS stock with respect to the Aggregate Merger Consideration.
Pursuant to the proposed bylaws of New PLAYSTUDIOS, after the consummation of the Business Combination, without the prior written consent of the board of directors of New PLAYSTUDIOS and subject to certain exceptions, the holders of: (i) shares of New PLAYSTUDIOS common stock issued as consideration pursuant to the Mergers, (ii) any PLAYSTUDIOS Options or (iii) shares of New PLAYSTUDIOS common stock underlying the PLAYSTUDIOS Options, in each case, are restricted from selling or transferring any of the securities described in clauses (i), (ii) or (iii) (collectively, the “PLAYSTUDIOS Lock-Up Securities”). Such restrictions begin at closing and end on the date that is 12 months after the closing, except that beginning on the date that is 180 days after the closing, an amount of PLAYSTUDIOS Lock-Up Securities equal to the lesser of (A) 5% of the PLAYSTUDIOS Lock-Up Securities held by each holder of PLAYSTUDIOS Lock-Up Securities and (B) 50,000 PLAYSTUDIOS Lock-Up Securities held by each holder of PLAYSTUDIOS Lock-Up Securities, will no longer be subject to these transfer restrictions. See “Description of New PLAYSTUDIOS Securities—Common Stock—Lock-up Restrictions” in the accompanying proxy statement/prospectus.
The Sponsor has agreed to substantially similar restrictions with respect to the Acies Class B ordinary shares and Acies private placement warrants (as well as the shares of New PLAYSTUDIOS Class A common stock and New PLAYSTUDIOS warrants, respectively, that such securities are convertible into) held by it pursuant to the Sponsor Support Agreement. Following the expiration of these lock-ups, the Sponsor and the PLAYSTUDIOS stockholders will not be restricted from selling the shares of New PLAYSTUDIOS Class A common stock held by them, other than by applicable securities laws. These lock-up restrictions do not apply to any shares of New PLAYSTUDIOS Class A common stock purchased by the PIPE Investors pursuant to the PIPE Subscription Agreements, and the PIPE Investors will not be restricted from selling such shares, other than pursuant to applicable securities laws.
In connection with the Business Combination, certain related agreements have been, or will be entered into on or prior to the date of the closing of the Business Combination, including (i) the Sponsor Support Agreement, (ii) the PLAYSTUDIOS Holders Support Agreements, (iii) the PIPE Subscription Agreements, and (iv) the Registration Rights Agreement. For additional information, see “Business Combination Proposal—Related Agreements” in the accompanying proxy statement/prospectus.
Pursuant to the Cayman Constitutional Documents, a holder (a “public shareholder”) of public shares, which excludes shares held by the Sponsor, may request that Acies redeem all or a portion of such shareholder’s public shares for cash if the Business Combination is consummated. Public shareholders may elect to redeem their public shares even if they vote “for” the Business Combination Proposal or any other Condition Precedent Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, Acies’ transfer agent, New PLAYSTUDIOS will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of Acies’ initial public offering into which substantially all of the proceeds from Acies’ initial public offering has been deposited for the benefit of Acies, its public shareholders and the underwriters of Acies’ initial public offering (the “Trust Account”), calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of November 9, 2020, this would have amounted to approximately $10.00 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication, and, accordingly, it is shares of New PLAYSTUDIOS Class A common stock that will be redeemed immediately after consummation of the Business Combination. See “Extraordinary General Meeting of Acies—Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash. Acies’ public shareholders may exercise their redemption rights with respect to their public shares without affecting their ability to hold and exercise any public warrants.
Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
The Sponsor and each officer and director of Acies have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, and to waive their redemption rights in connection with the consummation of the Business Combination with respect to any ordinary shares held by them, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement, dated as of February 1, 2021, a copy of which is attached as Annex B to this proxy statement/prospectus (the “Sponsor Support Agreement”). The ordinary shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of the accompanying proxy statement/prospectus, the Sponsor owns approximately 20% of the issued and outstanding ordinary shares.
The Merger Agreement provides that the obligations of PLAYSTUDIOS to consummate the Mergers are conditioned on, among other things, that as of the Closing, (i) the Domestication has been completed, (ii) the amount of cash available in (x) the Trust Account, after deducting the amount required to satisfy Acies’ obligations to its shareholders (if any) that exercise their rights to redeem their Acies Class A ordinary shares pursuant to the Cayman Constitutional Documents (but prior to the payment of (a) deferred underwriting commissions being held in the Trust Account and (b) any transaction expenses of Acies or its affiliates) plus (y) the PIPE Investment Amount (as defined herein), is at least equal to $200.0 million minus qualified expenses related to the cost of filing fees and seeking governmental approval of the Mergers (the “Minimum Available Cash Amount”) (such condition, the “Minimum Cash Condition”). If such condition is not met, and such condition is not waived by PLAYSTUDIOS under the terms of the Merger Agreement, then the Merger Agreement could terminate and the proposed Business Combination may not be consummated. In addition, pursuant to the Cayman Constitutional Documents, in no event will Acies redeem public shares in an amount that would cause Acies’ net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001.
The Merger Agreement is also subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus. There can be no assurance that the parties to the Merger Agreement would waive any such provision of the Merger Agreement.
Acies is providing the accompanying proxy statement/prospectus and accompanying proxy card to Acies’ shareholders in connection with the solicitation of proxies to be voted at the Extraordinary General Meeting and at any adjournments of the Extraordinary General Meeting. Information about the Extraordinary General Meeting, the Business Combination and other related business to be considered by Acies’ shareholders at the Extraordinary General Meeting is included in the accompanying proxy statement/prospectus. Whether or not you plan to attend the Extraordinary General Meeting, all of Acies’ shareholders are urged to read the accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 28 of the accompanying proxy statement/prospectus.

After careful consideration, the board of directors of Acies has unanimously approved the Business Combination and unanimously recommends that shareholders vote “FOR” adoption of the Merger Agreement, and approval of the transactions contemplated thereby, including the Business Combination, and “FOR” all other proposals presented to Acies’ shareholders in the accompanying proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of Acies, you should keep in mind that Acies’ directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “Business Combination Proposal—Interests of Acies’ Directors and Executive Officers in the Business Combination” in the accompanying proxy statement/prospectus for a further discussion of these considerations.
The approval of each of the Domestication Proposal and Organizational Documents Proposal D requires the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary General Meeting. The Business Combination Proposal, the Organizational Document Proposals (excluding Organizational Document Proposal D), the Merger Issuance Proposal, the PIPE Issuance Proposal, the Incentive Plan Proposal, the ESPP Proposal, the Auditor Ratification Proposal, and the Adjournment Proposal require the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary General Meeting. The Director Election Proposal requires the affirmative vote of the majority of the holders of Acies Class B ordinary shares.
Your vote is very important.    Whether or not you plan to attend the Extraordinary General Meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the Extraordinary General Meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Extraordinary General Meeting. The transactions contemplated by the Merger Agreement will be consummated only if the Condition Precedent Proposals are approved at the Extraordinary General Meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Auditor Ratification Proposal and the Adjournment Proposal are not conditioned upon the approval of any other proposal set forth in the accompanying proxy statement/prospectus.
If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the Extraordinary General Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Extraordinary General Meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the Extraordinary General Meeting and will not be voted. An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the Extraordinary General Meeting. If you are a shareholder of record and you attend the Extraordinary General Meeting and wish to vote in person, you may withdraw your proxy and vote in person.
TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO ACIES’ TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

On behalf of the Acies Board of Directors, we would like to thank you for your support and look forward to the successful completion of the Business Combination.
Sincerely,
Daniel Fetters and Edward King
Co-Chief Executive Officers
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.
The accompanying proxy statement/prospectus is dated                 , 2021 and is first being mailed to shareholders on or about                 , 2021.

ACIES ACQUISITION CORP.
A Cayman Islands Exempted Company
(Company Number 365197)
1219 Morningside Drive, Suite 110
Manhattan Beach, CA 90266
NOTICE OF EXTRAORDINARY GENERAL MEETING
TO BE HELD ON           , 2021
TO THE SHAREHOLDERS OF ACIES ACQUISITION CORP.:
NOTICE IS HEREBY GIVEN that an Extraordinary General Meeting (the “Extraordinary General Meeting”) of Acies Acquisition Corp., a Cayman Islands exempted company (“Acies” and, after the Domestication, as described below, “New PLAYSTUDIOS”), at           , Eastern Time on           , 2021 at the offices of Latham & Watkins LLP located at 10250 Constellation Blvd., Suite 1100, Los Angeles, CA 90067, and also virtually via live webcast at: https://www.cstproxy.com/aciesacq/sm2021 or at such other time, on such other date and at such other place to which the meeting may be adjourned. You are cordially invited to attend the Extraordinary General Meeting, which will be held for the following purposes:
•
Proposal No. 1—The Business Combination Proposal—to consider and vote upon a proposal to approve by ordinary resolution and adopt the Merger Agreement, dated as of February 1, 2021 (the “Merger Agreement”), by and among Acies, Catalyst Merger Sub I, Inc., a wholly owned subsidiary of Acies (“First Merger Sub”), Catalyst Merger Sub II, LLC, a wholly owned subsidiary of Acies (“Second Merger Sub”), and PlayStudios, Inc. (“PLAYSTUDIOS”), a copy of which is attached to this proxy statement/prospectus statement as Annex A. The Merger Agreement provides for, among other things, following the Domestication of Acies to Delaware as described below, the merger of First Merger Sub with and into PLAYSTUDIOS (the “First Merger”) with PLAYSTUDIOS surviving the merger as a wholly owned subsidiary of Acies (PLAYSTUDIOS, in its capacity as the surviving corporation of the First Merger, is referred to as the “Surviving Corporation”), and immediately following the First Merger, and as part of an integrated transaction with the First Merger, the Surviving Corporation will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Second Merger Sub being the surviving entity of the Second Merger (Second Merger Sub, in its capacity as the surviving entity of the Second Merger, the “Surviving Entity”), in accordance with the terms and subject to the conditions of the Merger Agreement as more fully described elsewhere in this proxy statement/prospectus (we refer to this proposal as the “Business Combination Proposal”);

•
Proposal No. 2—The Domestication Proposal—to consider and vote upon a proposal to approve by special resolution, assuming the Business Combination Proposal is approved and adopted, the change of Acies’ jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication” and, together with the Merger Agreement and the other transactions contemplated by the Merger Agreement and documents related thereto, the “Business Combination”) (this proposal is referred to herein as the “Domestication Proposal”);

•
Proposal No. 3—Organizational Documents Proposals—to consider and vote upon the following four separate proposals (collectively, the “Organizational Documents Proposals”) to approve by ordinary resolutions, save for the Organizational Documents Proposal D which requires a special resolution, assuming the Business Combination Proposal and the Domestication Proposal are approved and adopted, the following material differences between Acies’ Amended and Restated Memorandum and Articles of Association (as may be amended from time to time, the “Cayman Constitutional Documents”) and the proposed new certificate of incorporation (“Proposed Certificate of Incorporation”) and the proposed new bylaws (“Proposed Bylaws”) of Acies Acquisition Corp. (a corporation incorporated in the State of Delaware, and upon the filing with and acceptance by the Secretary of State of Delaware of the certificate of domestication in accordance with Section 388 of the Delaware General Corporation Law (the “DGCL”)), which will be renamed “PLAYSTUDIOS, Inc.”

in connection with the Business Combination (Acies after the Domestication, including after such change of name, is referred to herein as “New PLAYSTUDIOS”):
•
Organizational Documents Proposal A—to authorize by ordinary resolution the change in the authorized share capital of Acies from 500,000,000 Acies Class A ordinary shares and 50,000,000 Acies Class B ordinary shares to 2,000,000,000 shares of New PLAYSTUDIOS Class A common stock, 25,000,000 shares of New PLAYSTUDIOS Class B common stock and 100,000,000 shares of New PLAYSTUDIOS preferred stock (this proposal is referred to herein as “Organizational Documents Proposal A”);

•
Organizational Documents Proposal B—to authorize the board of directors of New PLAYSTUDIOS (the “New PLAYSTUDIOS Board of Directors”) to issue any or all shares of New PLAYSTUDIOS preferred stock (the “New PLAYSTUDIOS preferred stock”) in one or more classes or series, with such terms and conditions as may be expressly determined by New PLAYSTUDIOS Board of Directors and as may be permitted by the DGCL (this proposal is referred to herein as “Organizational Documents Proposal B”);

•
Organizational Documents Proposal C—to provide that the New PLAYSTUDIOS Board of Directors be declassified with all directors being elected each year for one-year terms (this proposal is referred to herein as “Organizational Documents Proposal C”); and

•
Organizational Documents Proposal D—to authorize, by way of special resolution, all other changes in connection with the amendment, restatement and replacement of the Cayman Constitutional Documents with the Proposed Certificate of Incorporation and Proposed Bylaws as part of the Domestication (copies of which are attached to this proxy statement/prospectus as Annex I and Annex J, respectively), including, among other things, (1) changing the corporate name from “Acies Acquisition Corp.” to “PLAYSTUDIOS, Inc.,” (2) making New PLAYSTUDIOS’ corporate existence perpetual, (3) adopting Delaware as the exclusive forum for certain stockholder litigation and the federal district courts of the United States of America the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, and (4) removing certain provisions related to Acies’ status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which Acies Board of Directors believes is necessary to adequately address the needs of New PLAYSTUDIOS after the Business Combination (this proposal is referred to herein as “Organizational Documents Proposal D”);

•
Proposal No. 4—Director Election Proposal—to consider and vote upon a proposal to approve by ordinary resolution, to elect six directors who, upon consummation of the Business Combination, will be the directors of New PLAYSTUDIOS (this proposal is referred to herein as the “Director Election Proposal”);

•
Proposal No. 5—Merger Issuance Proposal—to consider and vote upon a proposal to approve by ordinary resolution, for the purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, the issuance of shares of New PLAYSTUDIOS common stock to the PLAYSTUDIOS stockholders pursuant to the terms of the Merger Agreement (this proposal is referred to herein as the “Merger Issuance Proposal”);

•
Proposal No. 6—PIPE Issuance Proposal—to consider and vote upon a proposal to approve by ordinary resolution, for the purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, the issuance of shares of New PLAYSTUDIOS common stock to certain investors (the “PIPE Investors”) in connection with the PIPE Investment (this proposal is referred to herein as the “PIPE Issuance Proposal”);

•
Proposal No. 7—The Incentive Plan Proposal—to consider and vote upon a proposal to approve by ordinary resolution, the New PLAYSTUDIOS 2021 Equity Incentive Plan (the “Incentive Plan”), a copy of which is attached to this proxy statement/prospectus as Annex F, including the authorization of the initial share reserve under the Incentive Plan (this proposal is referred to herein as the “Incentive Plan Proposal”);

•
Proposal No. 8—The ESPP Proposal—to consider and vote upon a proposal to approve by ordinary resolution, the New PLAYSTUDIOS Employee Stock Purchase Plan (the “ESPP”), a copy of which is attached to this proxy statement/prospectus as Annex G, including the authorization of the initial share reserve under the ESPP (this proposal is referred to herein as the “ESPP Proposal” and, collectively with the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposals, the Merger Issuance Proposal, the PIPE Issuance Proposal and the Incentive Plan Proposal, the “Condition Precedent Proposals”);
•
Proposal No. 9—Auditor Ratification Proposal—to consider and vote upon a proposal to approve by ordinary resolution, the ratification of the appointment of Marcum LLP as the independent registered public accountants of Acies to audit and report upon Acies’ consolidated financial statements for the fiscal year ending December 31, 2021 (this proposal is referred to herein as the “Auditor Ratification Proposal”).

•
Proposal No. 10—The Adjournment Proposal—to consider and vote upon a proposal to approve the adjournment of the Extraordinary General Meeting by ordinary resolution to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the Extraordinary General Meeting (this proposal is referred to herein as the “Adjournment Proposal”).

Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Auditor Ratification Proposal and the Adjournment Proposal are not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.
These items of business are described in this proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting.
Only holders of record of ordinary shares at the close of business on                 , 2021 are entitled to notice of and to vote and have their votes counted at the Extraordinary General Meeting and any adjournment of the Extraordinary General Meeting. The Extraordinary General Meeting will be held at                 , Eastern Time on                 , 2021 at the offices of Latham & Watkins LLP located at 10250 Constellation Blvd., Suite 1100, Los Angeles, CA 90067, and also virtually via live webcast at: https://www.cstproxy.com/aciesacq/sm2021.
This proxy statement/prospectus and accompanying proxy card are being provided to Acies’ shareholders in connection with the solicitation of proxies to be voted at the Extraordinary General Meeting and at any adjournment of the Extraordinary General Meeting. Whether or not you plan to attend the Extraordinary General Meeting, all of Acies’ shareholders are urged to read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 28 of this proxy statement/prospectus.
After careful consideration, the board of directors of Acies has unanimously approved the Business Combination and unanimously recommends that shareholders vote “FOR” adoption of the Merger Agreement, and approval of the transactions contemplated thereby, including the Business Combination, and “FOR” all other proposals presented to Acies’ shareholders in this proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of Acies, you should keep in mind that Acies’ directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “Business Combination Proposal—Interests of Acies’ Directors and Executive Officers in the Business Combination” in this proxy statement/prospectus for a further discussion of these considerations.
Pursuant to the Cayman Constitutional Documents, a holder of public shares (a “public shareholder”) may request of Acies that New PLAYSTUDIOS redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:
(i)
(a) hold public shares, or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

(ii)
submit a written request to Continental, Acies’ transfer agent, that New PLAYSTUDIOS redeem all or a portion of your public shares for cash; and

(iii)
deliver your public shares to Continental, Acies’ transfer agent, physically or electronically through The Depository Trust Company (“DTC”).

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on                 , 2021 (two business days before the Extraordinary General Meeting) in order for their shares to be redeemed.
Holders of units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact Continental, Acies’ transfer agent, directly and instruct them to do so. Public shareholders may elect to redeem public shares regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank.
If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, Acies’ transfer agent, New PLAYSTUDIOS will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of our initial public offering into which substantially all of the proceeds from Acies’ initial public offering has been deposited for the benefit of Acies, certain of its public shareholders and the underwriters of Acies’ initial public offering (the “Trust Account”), calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of November 9, 2020, this would have amounted to approximately $10.00 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and, accordingly, it is shares of New PLAYSTUDIOS common stock that will be redeemed promptly after consummation of the Business Combination. See “Extraordinary General Meeting of Acies—Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash. Acies’ public shareholders may exercise their redemption rights with respect to their public shares without affecting their ability to hold and exercise any public warrants.
Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
Acies Acquisition LLC, a Delaware limited liability company and shareholder of Acies (the “Sponsor”), and each officer and director of Acies have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, and to waive their redemption rights in connection with the consummation of the Business Combination with respect to any ordinary shares held by them, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement, dated as of February 1, 2021, a copy of which is attached to this proxy statement/prospectus statement as Annex B (the “Sponsor Support Agreement”). The ordinary shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Sponsor owns 20% of the issued and outstanding ordinary shares.
The Merger Agreement provides that the obligations of PLAYSTUDIOS to consummate the Mergers are conditioned on, among other things, that as of the Closing, (i) the Domestication has been completed, (ii) the amount of cash available in (x) Trust Account, after deducting the amount required to satisfy Acies’ obligations to its shareholders (if any) that exercise their rights to redeem their Acies Class A ordinary shares pursuant to the Cayman Constitutional Documents (but prior to the payment of (a) deferred underwriting commissions being held in the Trust Account and (b) any transaction expenses of Acies or its affiliates) plus (y) the PIPE Investment Amount (as defined herein), is at least equal to $200.0 million minus qualified expenses related to the cost of filing fees and seeking governmental approval of the Mergers (the “Minimum Available Cash Amount”) (such condition, the “Minimum Cash Condition”). If such condition is not met, and such condition is not waived by PLAYSTUDIOS under the terms of the Merger Agreement, then the Merger Agreement could terminate and the proposed Business Combination may not be consummated. In addition, pursuant to the Cayman Constitutional Documents, in no event will Acies redeem public shares in an amount that would cause Acies’ net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001.
The Merger Agreement is also subject to the satisfaction or waiver of certain other closing conditions as described in this proxy statement/prospectus. There can be no assurance that the parties to the Merger Agreement would waive any such provision of the Merger Agreement.
The approval of each of the Domestication Proposal and Organizational Documents Proposal D requires the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary General Meeting. The Business Combination Proposal, the Organizational Document Proposals (excluding Organizational Document Proposal D), the Merger Issuance Proposal, the PIPE Issuance Proposal, the Incentive Plan Proposal, the ESPP Proposal, the Auditor Ratification Proposal, and the Adjournment Proposal require the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary General Meeting. The Director Election Proposal requires the affirmative vote of the majority of the holders of Acies Class B ordinary shares.
Your vote is very important.   Whether or not you plan to attend the Extraordinary General Meeting, please vote as soon as possible by following the instructions in this proxy statement/prospectus to make sure that your shares are represented at the Extraordinary General Meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Extraordinary General Meeting. The transactions contemplated by the Merger Agreement will be consummated only if the Condition Precedent Proposals are approved at the Extraordinary General Meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Auditor Ratification Proposal and the Adjournment Proposal are not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.
If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the Extraordinary General Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Extraordinary General Meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the Extraordinary General Meeting and will not be voted. An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the Extraordinary General Meeting. If you are a shareholder of record and you attend the Extraordinary General Meeting and wish to vote in person, you may withdraw your proxy and vote in person.
Your attention is directed to the remainder of the proxy statement/prospectus following this notice (including the Annexes and other documents referred to herein) for a more complete description of the proposed Business Combination and related transactions and each of the proposals. You are encouraged to read this proxy statement/prospectus carefully and in its entirety, including the Annexes and other documents referred to herein. If you have any questions or need assistance voting your ordinary shares, please contact Morrow Sodali LLC (“Morrow Sodali”), our proxy solicitor, by calling 800-662-5200; banks and brokers can call collect at (203) 658-9400, or by emailing ACAC.info@investor.morrowsodali.com.

Thank you for your participation. We look forward to your continued support.
By Order of the Board of Directors of Acies Acquisition Corp.,
           , 2021
Daniel Fetters	Edward King
Co-Chief Executive Officer	Co-Chief Executive Officer
TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO ACIES’ TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

i

ANNEXES

ADDITIONAL INFORMATION
This proxy statement/prospectus incorporates important business and financial information about Acies from other documents that are not included in or delivered with this proxy statement/prospectus.
You may request copies of this proxy statement/prospectus or other publicly available information concerning Acies, without charge, by written request to Daniel Fetters, Acies Acquisition Corp., 1219 Morningside Drive, Suite 110, Manhattan Beach, CA 90266, or by telephone request at (310) 545-9265; or Morrow Sodali, Acies’ proxy solicitor, by calling (800) 662-5200; banks and brokers can call collect at (203) 658-9400, or by emailing ACAC.info@investor.morrowsodali.com, or from the SEC through the SEC website at www.sec.gov.
In order for Acies’ shareholders to receive timely delivery of the documents in advance of the Extraordinary General Meeting of Acies to be held on                 , 2021, you must request the information no later than           , 2021, five business days prior to the date of the Extraordinary General Meeting.
You also may obtain additional proxy cards and other information related to the proxy solicitation by contacting the appropriate contact listed above. You will not be charged for any of these documents that you request.

TRADEMARKS
This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this proxy statement/prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. Acies does not intend its use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of it by, any other companies.

SELECTED DEFINITIONS
Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our” and “Acies” refer to Acies Acquisition Corp., and the terms “New PLAYSTUDIOS,” “combined company” and “post-combination company” refer to Acies Acquisition Corp. and its subsidiaries following the consummation of the Business Combination.
Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, references to:
“Acies” are to Acies Acquisition Corp. prior to its domestication as a corporation in the State of Delaware;
“Acies Board of Directors” are to the board of directors of Acies Acquisition Corp.;
“Acies Class A ordinary shares” are to Acies’ Class A ordinary shares, par value $0.0001 per share;
“Acies Class B ordinary shares” are to Acies’ Class B ordinary shares, par value $0.0001 per share;
“Acies ordinary shares” are to Acies Class A ordinary shares and the Acies Class B ordinary shares, collectively;
“Acies units” and “units” are to the units of Acies, each unit representing one Acies Class A ordinary share and one-third of one redeemable warrant to acquire one Acies Class A ordinary share, that were offered and sold by Acies in its initial public offering and registered pursuant to the IPO registration statement (less the number of units that have been separated into the underlying public shares and underlying warrants upon the request of the holder thereof) which will automatically separate into their component parts and will not be traded after the Business Combination;
“Acies warrants” are to the public warrants and the private placement warrants;
“Adjournment Proposal” are to a proposal to approve the adjournment of the Extraordinary General Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the Extraordinary General Meeting;
“ Auditor Ratification Proposal” are to a proposal to approve by ordinary resolution, the appointment by the audit committee of Marcum LLP as the independent registered public accountants of Acies to audit and report upon Acies consolidated financial statements for the fiscal year ending December 31, 2021;
“Available Cash” are to Minimum Available Cash Amount;
“Business Combination” are to the Domestication, together with the Merger Agreement (including the Mergers) and the Transactions;
“Business Combination Proposal” are to a proposal to approve by ordinary resolution and adopt the Merger Agreement and approve the Business Combination;
“Cayman Constitutional Documents” are to Acies’ Amended and Restated Memorandum and Articles of Association, as amended from time to time;
“Cayman Islands Companies Act” are to the Cayman Islands Companies Act (2021 Revision);
“Closing” are to the closing of the Business Combination;
“Company,” “we,” “us” and “our” are to Acies prior to its domestication as a corporation in the State of Delaware and New PLAYSTUDIOS after its domestication as a corporation incorporated in the State of Delaware, including after its change of name to PLAYSTUDIOS, Inc.;
“Condition Precedent Approvals” are to the approvals at the Extraordinary General Meeting of the Condition Precedent Proposals;
“Condition Precedent Proposals” are to the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposals, the Director Election Proposal, the Merger Issuance Proposal, the PIPE Issuance Proposal, the Incentive Plan Proposal and the ESPP Proposal, collectively;

v

“Continental” are to Continental Stock Transfer & Trust Company;
“COVID-19” are to SARS-CoV-2 or COVID-19, and any evolutions thereof or any other epidemics, pandemics or disease outbreaks;
“DGCL” are to the Delaware General Corporation Law, as amended;
“Director Election Proposal” are to a proposal to approve by ordinary resolution the election of six directors who, upon consummation of the Business Combination, will be the directors of New PLAYSTUDIOS;
“Domestication” are to the domestication of Acies Acquisition Corp. as a corporation incorporated in the State of Delaware;
“Domestication Proposal” are to a proposal to approve by special resolution the Domestication;
“Earnout Shares” are to 15,000,000 shares of New PLAYSTUDIOS common stock in the form of earnout consideration, payable in two equal tranches if the closing price of the New Class A common stock exceeds $12.50 and $15.00 per share for any 20 trading days within any 30-trading day period commencing on or after the 150th day following the closing of the Business Combination and ending no later than the five-year anniversary of the closing;
“ESPP Proposal” are to a proposal to approve by ordinary resolution the ESPP;
“Effective Time” are to the time of filing of a certificate of merger with the Secretary of State of the State of Delaware upon consummation of the First Merger or such later time as may be agreed by Acies and PLAYSTUDIOS in writing and specified in such certificate of merger.
“ESPP” are to the New PLAYSTUDIOS 2021 Employee Stock Purchase Plan attached to this proxy statement/prospectus as Annex G;
“Exchange Act” are to the Securities Exchange Act of 1934, as amended;
“Extraordinary General Meeting” are to the extraordinary general meeting of Acies to be held on                 , 2021;
“First Merger” are to the merger of Catalyst Merger Sub I, Inc. with and into PLAYSTUDIOS, with PLAYSTUDIOS surviving the merger as a wholly owned subsidiary of New PLAYSTUDIOS;
“Founder” are to Andrew Pascal;
“Founder Group” are to Andrew Pascal or any member of the Pascal Family Trust and their respective affiliates;
“GAAP” are to the U.S. generally accepted accounting principles;
“HSR Act” are to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;
“Holders” are to U.S. Holders and Non-U.S. Holders of Acies Securities or shares of PLAYSTUDIOS capital stock, as applicable;
“Incentive Plan” are to the New PLAYSTUDIOS 2021 Equity Incentive Plan attached to this proxy statement/prospectus as Annex F;
“Incentive Plan Proposal” are to a proposal to approve by ordinary resolution the Incentive Plan;
“initial public offering” or “IPO” are to Acies’ initial public offering that was consummated on October 27, 2020;
“IPO registration statement” are to the Registration Statement on Form S-1 (333-249297) filed by Acies in connection with its initial public offering, which became effective on October 22, 2020;
“IRS” are to the U.S. Internal Revenue Service;
“JOBS Act” are to the Jumpstart Our Business Startups Act of 2012;

“Merger Agreement” are to the Agreement and Plan of Merger, dated February 1, 2021, by and between Acies, PLAYSTUDIOS, First Merger Sub and Second Merger Sub;
“Merger Issuance Proposal” are to a proposal to approve by ordinary resolution, for the purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, the issuance of shares of New PLAYSTUDIOS common stock to the PLAYSTUDIOS stockholders pursuant to the terms of the Merger Agreement;
“Mergers” are to the First Merger and the Second Merger;
“Minimum Available Cash Amount” are to Trust Amount plus the PIPE Investment Amount being at least equal to $200.0 million minus qualified expenses related to the cost of filing fees and seeking governmental approval of the Mergers;
“Minimum Cash Condition” are to the condition at Closing that the Minimum Available Cash Amount is satisfied;
“Nasdaq” are to the Nasdaq Capital Market;
“New PLAYSTUDIOS” are to Acies after the Domestication and its name change from Acies Acquisition Corp.;
“New PLAYSTUDIOS Board of Directors” are to the board of directors of New PLAYSTUDIOS;
“New PLAYSTUDIOS Class A common stock” are to shares of New PLAYSTUDIOS Class A common stock, par value $0.0001 per share;
“New PLAYSTUDIOS Class B common stock” are to shares of New PLAYSTUDIOS Class B common stock, par value $0.0001 per share;
“New PLAYSTUDIOS common stock” are to shares of New PLAYSTUDIOS Class A common stock and New PLAYSTUDIOS Class B common stock, collectively;
“New PLAYSTUDIOS warrant” are to warrants to purchase shares of New PLAYSTUDIOS Class A common stock;
“Non-U.S. Holder” are to a beneficial owner of an Acies Security or of a share of PLAYSTUDIOS capital stock, as applicable, who or that is, for U.S. federal income tax purposes: (a) a non-resident alien individual, other than certain former citizens and residents of the U.S. subject to U.S. tax as expatriates; (b) a foreign corporation; or (c) an estate or trust that is not a U.S. Holder;
“Offer” are to the offer provided to the Acies Shareholders to have their Acies Class A ordinary shares redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in the Merger Agreement, the Cayman Constitutional Documents, the Trust Agreement, and the Proxy Statement in conjunction with obtaining approval from the Acies Shareholders of the Merger Agreement and the proposals contemplated by this proxy statement / prospectus,
“Organizational Documents Proposal A” are to a proposal to authorize by ordinary resolution the change in the authorized share capital of Acies from 500,000,000 Acies Class A ordinary shares and 50,000 Acies Class B ordinary shares to 2,000,000,000 shares of New PLAYSTUDIOS Class A common stock, 25,000,000 shares of New PLAYSTUDIOS Class B common stock and 100,000,000 shares of New PLAYSTUDIOS preferred stock;
“Organizational Documents Proposal B” are to a proposal to authorize by ordinary resolution the New PLAYSTUDIOS Board of Directors to issue any or all shares of New PLAYSTUDIOS preferred stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New PLAYSTUDIOS Board of Directors and as may be permitted by the DGCL;
“Organizational Documents Proposal C” are to a proposal to provide by ordinary resolution that the New PLAYSTUDIOS Board of Directors be declassified with all directors being elected each year for one-year terms;
“Organizational Documents Proposal D” are to a proposal to authorize by special resolution all other changes in connection with the amendment, restatement and replacement of the Cayman Constitutional

Documents with the Proposed Certificate of Incorporation and Proposed Bylaws as part of the Domestication, including, among other things, (1) changing the corporate name from “Acies Acquisition Corp.” to “PLAYSTUDIOS, Inc.,” (2) making New PLAYSTUDIOS’ corporate existence perpetual, (3) adopting Delaware as the exclusive forum for certain stockholder litigation and the federal district courts of the United States of America the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, and (4) removing certain provisions related to Acies’ status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which the Acies Board of Directors believes is necessary to adequately address the needs of New PLAYSTUDIOS after the Business Combination;
“Organizational Documents Proposals” are to Organizational Documents Proposal A, Organizational Documents Proposal B, Organizational Documents Proposal C and Organizational Documents Proposal D, collectively;
“Person” are to any individual, firm, corporation, partnership (limited or general), limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or instrumentality or other entity of any kind;
“PIPE Investment” are to the purchase of shares of New PLAYSTUDIOS Class A common stock pursuant to the Subscription Agreements;
“PIPE Investment Amount” are to the aggregate gross purchase price received by Acies prior to or substantially concurrently with the Closing for the shares in the PIPE Investment;
“PIPE Investors” are to those certain investors participating in the PIPE Investment pursuant to the Subscription Agreements;
“PIPE Issuance Proposal” are to a proposal to approve by ordinary resolution, for the purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, the issuance of shares of New PLAYSTUDIOS common stock to the PIPE Investors in connection with the PIPE Investment;
“PLAYSTUDIOS” are to PlayStudios, Inc. prior to the Business Combination;
“PLAYSTUDIOS capital stock” are to the PLAYSTUDIOS common stock and PLAYSTUDIOS preferred stock;
“PLAYSTUDIOS common stock” are to shares of PLAYSTUDIOS common stock, par value $0.00005 per share;
“PLAYSTUDIOS Options” are to options to purchase shares of PLAYSTUDIOS common stock;
“PLAYSTUDIOS preferred stock” are to shares of PLAYSTUDIOS preferred stock, par value $0.00005 per share;
“PLAYSTUDIOS stockholders” are to the stockholders of PLAYSTUDIOS, holders of PLAYSTUDIOS Warrants and holders of vested PLAYSTUDIOS Options prior to the Business Combination;
“PLAYSTUDIOS warrants” are to warrants to purchase shares of PLAYSTUDIOS capital stock;
“private placement warrants” are to the Acies private placement warrants outstanding as of the date of this proxy statement/prospectus and the warrants of New PLAYSTUDIOS issued as a matter of law upon the conversion thereof at the time of the Domestication;
“pro forma” are to giving pro forma effect to the Business Combination;
“Proposed Bylaws” are to the proposed bylaws of New PLAYSTUDIOS upon the effective date of the Domestication attached to this proxy statement/prospectus as Annex J;
“Proposed Certificate of Incorporation” are to the proposed certificate of incorporation of New PLAYSTUDIOS upon the effective date of the Domestication attached to this proxy statement/prospectus as Annex I;
“Proposed Organizational Documents” are to the Proposed Certificate of Incorporation and the Proposed Bylaws;

“public shareholders” are to holders of public shares, whether acquired in Acies’ initial public offering or acquired in the secondary market;
“public shares” are to the Acies Class A ordinary shares (including those that underlie the units) that were offered and sold by Acies in its initial public offering and registered pursuant to the IPO registration statement or the shares of New PLAYSTUDIOS common stock issued as a matter of law upon the conversion thereof at the time of the Domestication, as context requires;
“public warrants” are to the redeemable warrants (including those that underlie the units) that were offered and sold by Acies in its initial public offering and registered pursuant to the IPO registration statement or the redeemable warrants of New PLAYSTUDIOS issued as a matter of law upon the conversion thereof at the time of the Domestication, as context requires;
“redemption” are to each redemption of public shares for cash pursuant to the Cayman Constitutional Documents and the Proposed Organizational Documents;
“Registration Rights Agreement” are to the Registration Rights Agreement to be entered into at Closing, by and among New PLAYSTUDIOS, the Sponsor, certain stockholders of PLAYSTUDIOS, and certain other stockholders;
“Sarbanes-Oxley Act” are to the Sarbanes-Oxley Act of 2002;
“SEC” are to the U.S. Securities and Exchange Commission;
“Second Effective Time” are to the time of filing of a certificate of merger with the Secretary of State of the State of Delaware upon consummation of the Second Merger or such later time as may be agreed by Acies and PLAYSTUDIOS in writing and specified in such certificate of merger;
“Second Merger” are to, immediately following the First Merger, and as part of an integrated transaction with the First Merger, the merger of PLAYSTUDIOS, as the surviving corporation of the First Merger, with and into Catalyst Merger Sub II, LLC with Catalyst Merger Sub II, LLC being the surviving entity of the Second Merger;
“Securities Act” are to the Securities Act of 1933, as amended;
“Service Provider” are to any employee (including any PLAYSTUDIOS employee as defined in the Merger Agreement), officer, director, manager, individual independent contractor or consultant of PLAYSTUDIOS or its subsidiaries;
“Sponsor” are to Acies Acquisition LLC, a Delaware limited liability company;
“Sponsor Shares” are to the Acies Class B ordinary shares purchased by the Sponsor in a private placement prior to the initial public offering, and the New PLAYSTUDIOS Class A common stock that will be issued upon the conversion thereof;
“Sponsor Support Agreement” are to that certain Support Agreement, dated February 1, 2021, by and among the Sponsor, Acies, and PLAYSTUDIOS, as amended and modified from time to time;
“Subscription Agreements” are to the subscription agreements pursuant to which the PIPE Investment will be consummated;
“Transactions” are to the other transactions contemplated by the Merger Agreement and documents related thereto;
“Trust Account” are to the trust account established at the consummation of Acies’ initial public offering maintained by Continental, acting as trustee, into which substantially all of the proceeds from Acies’ initial public offering has been deposited for the benefit of Acies, certain of its public shareholders and the underwriters of Acies’ initial public offering;
“Trust Agreement” are to the Investment Management Trust Agreement, dated October 22, 2020, by and between Acies and Continental, as trustee; and
“Trust Amount” are to the amount of cash in the Trust Account, after deducting the amount required to satisfy Acies’ obligations to its shareholders (if any) that exercise their rights to redeem their Acies Class A ordinary shares pursuant to the Cayman Constitutional Documents (but prior to payment of (a) any deferred underwriting commissions being held in the Trust Account and (b) any transaction expenses of Acies or its affiliates).
“U.S. Holder” are to a beneficial owner of an Acies Security or of a share of PLAYSTUDIOS capital stock, as applicable, who or that is, for U.S. federal income tax purposes: (a) an individual who is a citizen or resident of the United States; (b) a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia; (c) an estate whose income is subject to U.S. federal income tax regardless of its source; or (d) a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a United States person.
Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, all references in this proxy statement/prospectus to Class A ordinary shares, shares of New PLAYSTUDIOS Class A common stock or warrants include such securities underlying the units.

x

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus contains statements that are forward-looking and as such are not historical facts. This includes, without limitation, the plans, strategies and prospects, both business and financial, of Acies and PLAYSTUDIOS. These statements are based on the beliefs and assumptions of the management of Acies and PLAYSTUDIOS and constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Although Acies and PLAYSTUDIOS believe that their respective plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, neither Acies nor PLAYSTUDIOS can assure you that either will achieve or realize these plans, intentions or expectations. When used in this proxy statement, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “seeks,” “plans,” “scheduled,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.
Forward-looking statements contained in this proxy statement/prospectus include, but are not limited to, statements about:
•
the ability of Acies and PLAYSTUDIOS to complete the Business Combination or, if Acies does not consummate such Business Combination, any other initial business combination;

•
the ability of Acies and PLAYSTUDIOS to achieve satisfaction or waiver (if applicable) of the conditions to the Mergers, including, among other things:

•
the satisfaction or waiver of certain customary closing conditions, including, among others, (i) approval by Acies’ shareholders of the Business Combination and related agreements and transactions by the respective shareholders of Acies and PLAYSTUDIOS, (ii) the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, (iii) the receipt of approval for listing on Nasdaq of the shares of New PLAYSTUDIOS Class A common stock to be issued in connection with the Mergers, (iv) that Acies have at least $5,000,001 of net tangible assets upon Closing and (v) the absence of any injunctions or statute, rule or regulation prohibiting the transactions;

•
the completion of the Domestication;

•
the availability of an amount of cash at least equal to the Minimum Available Cash Amount;

•
the ability of Acies to realize the benefits expected from the Business Combination;

•
the occurrence of any other event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•
the projected financial information, anticipated growth rate, and market opportunity of New PLAYSTUDIOS;

•
the ability to obtain or maintain the listing of New PLAYSTUDIOS Class A common stock or warrants on Nasdaq following the Business Combination;

•
Acies’ public securities’ potential liquidity and trading;

•
New PLAYSTUDIOS’ ability to raise financing in the future;

•
New PLAYSTUDIOS’ success in retaining or recruiting, or changes required in, its officers, key employees or directors following the completion of the Business Combination;

•
Acies’ officers and directors allocating their time to other businesses and potentially having conflicts of interest with Acies’ business or in approving the Business Combination;

•
the use of proceeds not held in the trust account or available to Acies from interest income on the trust account balance;

•
factors relating to the business, operations and financial performance of PLAYSTUDIOS and its subsidiaries, including:

•
changes in the competitive and regulated industries in which PLAYSTUDIOS operates, variations in operating performance across competitors, changes in laws and regulations affecting PLAYSTUDIOS’ business and changes in the combined capital structure;

•
the ability to implement business plans, forecasts and other expectations after the completion of the Business Combination, and identify and realize additional opportunities;

•
the impact of COVID-19 on PLAYSTUDIOS business and/or the ability of the parties to complete the Business Combination;

•
costs related to the Business Combination and the failure to realize anticipated benefits of the Business Combination or to realize any financial projections or estimated pro forma results and the related underlying assumptions, including with respect to estimated Acies shareholder redemptions; and

•
other risk and uncertainties detailed under the section titled “Risk Factors.”

The forward-looking statements contained in this proxy statement/prospectus are based on current expectations and beliefs concerning future developments and their potential effects on Acies or PLAYSTUDIOS. There can be no assurance that future developments affecting Acies or PLAYSTUDIOS will be those that Acies or PLAYSTUDIOS have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond Acies’ control or the control of PLAYSTUDIOS) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors” beginning on page 28 of this proxy statement/prospectus. Should one or more of these risks or uncertainties materialize, or should any of Acies’ or PLAYSTUDIOS’ assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Acies and PLAYSTUDIOS undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
Before any Acies shareholder grants its proxy or instructs how its vote should be cast or votes on the proposals to be put to the Extraordinary General Meeting, such shareholder should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect Acies and PLAYSTUDIOS.

QUESTIONS AND ANSWERS FOR SHAREHOLDERS OF ACIES
The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the Extraordinary General Meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to Acies’ shareholders. Acies urges shareholders to read this proxy statement/prospectus, including the Annexes and the other documents referred to herein, carefully and in their entirety to fully understand the proposed Business Combination and the voting procedures for the Extraordinary General Meeting, which will be held at                 , Eastern Time on                 , 2021 at the offices of Latham & Watkins LLP located at 10250 Constellation Blvd., Suite 1100, Los Angeles, California 90067, and also virtually via live webcast at: https://www.cstproxy.com/aciesacq/sm2021.
Q:
Why am I receiving this proxy statement/prospectus?

A:
Acies is proposing to consummate the Business Combination with PLAYSTUDIOS. Acies, First Merger Sub, Second Merger Sub and PLAYSTUDIOS have entered into the Merger Agreement, the terms of which are described in this proxy statement/prospectus.

A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A and you are encouraged to read it in its entirety.
The Merger Agreement must be adopted by the Acies shareholders in accordance with the Cayman Islands Companies Act, the DGCL and the Cayman Constitutional Documents. Acies is holding an extraordinary general meeting to obtain that approval. Acies shareholders will also be asked to vote on certain other matters described in this proxy statement/prospectus at the Extraordinary General Meeting and to approve the adjournment of the Extraordinary General Meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the Extraordinary General Meeting to adopt the Merger Agreement and thereby approve the Business Combination.
THE VOTE OF SHAREHOLDERS IS IMPORTANT. SHAREHOLDERS ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS.

Q:
What proposals are shareholders of Acies being asked to vote upon?

A:
At the Extraordinary General Meeting, Acies is asking holders of ordinary shares to consider and vote upon:

•
the Business Combination Proposal;

•
the Domestication Proposal;

•
the Organizational Documents Proposals;

•
the Director Election Proposal;

•
the Merger Issuance Proposal;

•
the PIPE Issuance Proposal;

•
the Incentive Plan Proposal;

•
the ESPP Proposal;

•
the Auditor Ratification Proposal; and

•
the Adjournment Proposal.

Q:
Why is Acies proposing the Business Combination?

A:
Acies was organized for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, with one or more businesses or entities.

Based on its due diligence investigations of PLAYSTUDIOS and the industry in which it operates, including the financial and other information provided by PLAYSTUDIOS in the course of Acies’ due diligence investigations, the Acies Board of Directors believes that the Business Combination with PLAYSTUDIOS is in the best interests of Acies and its shareholders and presents an opportunity to increase shareholder value. However, there can be no assurances of this.
Although the Acies Board of Directors believes that the Business Combination with PLAYSTUDIOS presents a unique business combination opportunity and is in the best interests of Acies and its shareholders, the Acies Board of Directors did consider certain potentially material negative factors in arriving at that conclusion. These factors are discussed in greater detail in the section titled “Business Combination Proposal—Acies Board of Directors’ Reasons for the Business Combination,” as well as in the sections entitled “Risk Factors—Risks Related to PLAYSTUDIOS’ Business.”
Q:
Is my vote important?

A:
Yes.   The Business Combination cannot be completed unless the Merger Agreement is adopted by the Acies shareholders holding a majority of the votes cast on such proposal and the other Condition Precedent Proposals achieve the necessary votes outlined below. Only Acies shareholders as of the close of business on                 , 2021, the record date for the Extraordinary General Meeting, are entitled to vote at the Extraordinary General Meeting. The Acies Board of Directors unanimously recommends that such Acies shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” each of the separate Organizational Documents Proposals, “FOR” the Director Election Proposal, “FOR” the Merger Issuance Proposal, “FOR” the PIPE Issuance Proposal, “FOR” the Incentive Plan Proposal, “FOR” the ESPP Proposal, “FOR” the Auditor Ratification Proposal and “FOR” the Adjournment Proposal.

Q:
What will PLAYSTUDIOS stockholders receive in return for Acies’ acquisition of all of the issued and outstanding equity interests of PLAYSTUDIOS?

A:
As a result of and upon the Closing, among other things, all outstanding shares PLAYSTUDIOS capital stock will be cancelled in exchange for the right to receive cash or shares of New PLAYSTUDIOS common stock, at the election of each holder PLAYSTUDIOS capital stock, and the applicable earnout pro rata portion of Earnout Shares, in the amount of the Aggregate Merger Consideration. The Aggregate Merger Consideration does not take into account certain additional issuances and payments which may be made under the terms of the Merger Agreement, as contemplated thereunder, including, if applicable, to the PIPE Investors pursuant to the PIPE Investment which may be made under the terms of the respective Subscription Agreements. For further details, see “Business Combination Proposal—The Merger Agreement—Effects of the Merger Agreement—Aggregate Merger Consideration.”
Q:
What equity stake will current Acies shareholders and PLAYSTUDIOS stockholders hold in New PLAYSTUDIOS immediately after the consummation of the Business Combination?

A:
As of the date of this proxy statement/prospectus, there are (i) 21,525,000 Acies Class A ordinary shares issued and outstanding (including as part of the issued and outstanding Acies units) and (ii) 5,381,250 Acies Class B ordinary shares issued and outstanding. In addition, as of the date of this proxy statement/prospectus, there are is an aggregate of 7,175,000 public warrants and 4,536,667 private placement warrants of Acies, in each case, issued and outstanding. Each whole warrant entitles the holder thereof to purchase one Acies Class A ordinary share and, following the Domestication, will entitle the holder thereof to purchase one share of New PLAYSTUDIOS Class A common stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination), the Acies fully diluted share capital would be 38,617,917.

It is anticipated that, following the Business Combination (assuming consummation of the transactions contemplated by the Merger Agreement), (1) Acies’ public shareholders will own approximately 16.2% of the outstanding New PLAYSTUDIOS common stock, (2) PLAYSTUDIOS stockholders (without taking into account any public shares held by PLAYSTUDIOS stockholders prior to the consummation of the Business Combination) will own approximately 49.2% of the outstanding New PLAYSTUDIOS Class A common stock and 100.0% of the outstanding New PLAYSTUDIOS Class B common stock, representing 12.4% of the outstanding New PLAYSTUDIOS common stock, and (3) the Sponsor will own approximately 3.4% of the outstanding New PLAYSTUDIOS common stock. Members of the Founder Group will be the only holders of shares of New PLAYSTUDIOS Class B common stock, with each share entitled to twenty (20) votes. As a result, it is expected that the Founder Group will hold over 70% of the outstanding voting power of New PLAYSTUDIOS immediately following the closing of the Business Combination. These percentages assume (i) that no public shareholders exercise their redemption rights in connection with the Business Combination and (ii) that (x) New PLAYSTUDIOS issues 65,282,016 shares of New PLAYSTUDIOS Class A common stock and 16,358,430 shares of New PLAYSTUDIOS Class B common stock to PLAYSTUDIOS stockholders as the Aggregate Merger Consideration pursuant to the Merger Agreement, and (y) New PLAYSTUDIOS issues 25,000,000 shares of New PLAYSTUDIOS Class A common stock to the PIPE Investors pursuant to the PIPE Investment, and (iii) that the current PLAYSTUDIOS stockholders elect to receive cash of $144.1 million as consideration in the Business Combination, which represents the maximum amount that such stockholders may elect to receive as cash consideration under the Merger Agreement (assuming no exercise of outstanding PLAYSTUDIOS Options as of December 31, 2020). If the actual facts are different from these assumptions, the percentage ownership retained by Acies’ existing shareholders in the combined company will be different.
The following table illustrates varying ownership levels in New PLAYSTUDIOS immediately following the consummation of the Business Combination based on (i) the assumptions above, and (ii) a scenario in which holders of 21,525,000 shares of Acies Class A ordinary shares exercise their redemption rights for their pro rata share of the funds in the Trust Account. The Merger Agreement includes as a condition to closing the Business Combination that, at the Closing, Acies will have a minimum of $200 million in cash comprising (i) the cash held in the Trust Account after giving effect to Acies share redemptions, (ii) proceeds from the PIPE Investment and (iii) less certain filing fees incurred by Acies. As the proceeds from the PIPE Investment are expected to satisfy the minimum cash requirement, the total Trust Account balance of $215.3 million as of December 31, 2020, is reflected as being redeemed.

	No Redemption Scenario			Maximum Redemption Scenario
(in dollars, except share data)	Shares	Ownership %	Voting Power (%)	Shares	Ownership %	Voting Power (%)
Acies public shareholders(1)	21,525,000	16.2%	4.9%	—	—	—
Sponsor(1)(2)	4,531,250	3.4%	0.8%	3,724,062	3.0%	0.6%
PLAYSTUDIOS stockholders (excluding Founder Group)(3)	65,282,016	49.2%	14.7%	76,802,373	61.5%	15.7%
Founder Group(3)	16,358,430	12.4%	74.0%	19,245,211	15.5%	78.6%
PIPE investment shareholders	25,000,000	18.8%	5.6%	25,000,000	20.0%	5.1%
Pro forma New PLAYSTUDIOS common stock at December 31, 2020	132,696,696	100.0%	100.0%	124,771,646	100.0%	100.0%

(1)
Excludes the shares of New PLAYSTUDIOS Class A common stock underlying Acies public and private placement warrants under both scenarios, as the warrants are not exercisable until 30 days after the close of the Business Combination or one year from the closing of the IPO.

(2)
Includes 900,000 shares of New PLAYSTUDIOS Class A common stock held by the Sponsor under both scenarios that are subject to forfeiture if certain earnout conditions are not satisfied, as the shares are issued and outstanding as of the closing date of the Business Combination.

(3)
Excludes shares of New PLAYSTUDIOS common stock underlying New PLAYSTUDIOS Options as well as any potential earn-out consideration, as they do not represent legally outstanding shares of New PLAYSTUDIOS common stock at Closing.

If none of the PLAYSTUDIOS stockholders elect to receive any cash as consideration in the Business Combination, in the no redemptions scenario, an additional 14.4 million shares of New PLAYSTUDIOS common stock will be issued to current PLAYSTUDIOS stockholders and an additional $144.1 million in cash will be available on the New PLAYSTUDIOS balance sheet at Closing. In such event:
•
the ownership percentage and voting power percentage of the Acies public shareholders would decrease to 14.6% and 4.2%;

•
the ownership percentage and voting power percentage of the Sponsor would decrease to 3.1% and 0.7%;

•
the ownership percentage and voting power percentage of the PLAYSTUDIOS stockholders (excluding the Founder Group) would increase to 52.2% and 15.0%;

•
the ownership percentage and voting power percentage of the Founder Group would increase to 13.1% and 75.2%; and

•
the ownership percentage and voting power percentage of the PIPE investment shareholders would decrease to 17.0% and 4.9%.

In the maximum redemption scenario, no PLAYSTUDIOS stockholders will receive any cash as consideration in the Business Combination.
The numbers of shares and percentage interests set forth above have been presented for illustrative purposes only and do not necessarily reflect what New PLAYSTUDIOS’ share ownership will be after the Closing. For more information about the merger consideration, these scenarios and the underlying assumptions, see “Unaudited Pro Forma Condensed Combined Financial Information” and “Business Combination Proposal—The Merger Agreement—Effects of the Merger Agreement—Aggregate Merger Consideration.”
Q:
Why is Acies proposing the Domestication?

A:
The Acies Board of Directors believes that there are significant advantages to us that will arise as a result of a change of Acies’ domicile to Delaware. Further, the Acies Board of Directors believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. The Acies Board of Directors believes that there are several reasons why a reincorporation in Delaware is in the best interests of Acies and its shareholders: including (1) the prominence, predictability and flexibility of the DGCL, (2) Delaware’s well-established principles of corporate governance and (3) the increased ability for Delaware corporations to attract and retain qualified directors. Each of the foregoing are discussed in greater detail in the section titled “Domestication Proposal—Reasons for the Domestication.”
To effect the Domestication, Acies will file a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which Acies will be domesticated and continue as a Delaware corporation.
The approval of the Domestication Proposal is a condition to the closing of the Mergers under the Merger Agreement. The approval of the Domestication Proposal requires a special resolution under the Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary General Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting.
Q:
What amendments will be made to the current constitutional documents of Acies?

A:
The consummation of the Business Combination is conditioned, among other things, on the Domestication. Accordingly, in addition to voting on the Business Combination, Acies’ shareholders are also being asked to consider and vote upon a proposal to approve the Domestication and replace Acies’ Cayman Constitutional Documents, in each case, under the Cayman Islands Companies Act, with the Proposed Organizational Documents, in each case, under the DGCL, which provides for various changes that the Acies Board of Directors believes are necessary to adequately address the needs of New PLAYSTUDIOS after the Business Combination, including, among other things: (1) changing the authorized share capital of Acies from 500,000,000 Acies Class A ordinary shares and 50,000 Acies Class B ordinary shares to 2,000,000,000 shares of New PLAYSTUDIOS Class A common stock, 25,000,000 shares of New PLAYSTUDIOS Class B common stock and 100,000,000 shares of New PLAYSTUDIOS preferred stock; (2) authorizing the New PLAYSTUDIOS Board of Directors to issue any or all shares of New PLAYSTUDIOS preferred stock in one or more classes of series, with such terms and conditions as may be expressly determined by the New PLAYSTUDIOS Board of Directors and as may be permitted by the DGCL; (3) declassifying the New PLAYSTUDIOS Board of Directors such that all directors will be elected annually; (4) changing the corporate name from “Acies Acquisition Corp.” to “PLAYSTUDIOS, Inc.,”; (5) making New PLAYSTUDIOS’ corporate existence perpetual; (6) adopting Delaware as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, and (7) removing certain provisions related to Acies’ status as a blank check company that will no longer be applicable upon consummation of the Business Combination. Pursuant to Cayman Islands law, Delaware law and Acies’ Cayman Constitutional Documents, Acies is required to submit the Organizational Documents Proposals to Acies’ shareholders for approval. For additional information, see the section titled “Organizational Documents Proposals.”

Q:
How will the Domestication affect my ordinary shares, warrants and units?

A:
As a result of and upon the effective time of the Domestication, (1) each of the then issued and outstanding Acies Class A ordinary shares, will convert automatically, on a one-for-one basis, into a share of New PLAYSTUDIOS Class A common stock, (2) each of the then issued and outstanding Acies Class B ordinary shares, will convert automatically, on a one-for-one basis, into a share of New PLAYSTUDIOS Class A common stock, after giving effect to the forfeiture of certain Acies Class B ordinary shares held by the Sponsor pursuant to the Sponsor Support Agreement; (3) each then issued and outstanding Acies warrant will convert automatically, on a one-for-one basis, into a New PLAYSTUDIOS warrant, on substantially the same terms and conditions as specified in the Warrant Agreement, after giving effect to the forfeiture of certain warrants held by the Sponsor pursuant to the Sponsor Support Agreement; and (4) each of the then issued and outstanding units of Acies that have not been previously separated into the underlying Acies Class A ordinary shares and one-third of an Acies warrant upon the request of the holder thereof will be cancelled and will entitle the holder thereof to one share of New PLAYSTUDIOS Class A common stock and one-third of a New PLAYSTUDIOS warrant, provided that no fractional New PLAYSTUDIOS warrants will be issued upon separation of the Acies units. See “Domestication Proposal” for additional information. Acies Units will separate automatically into their individual components at the consummation of the Business Combination and will no longer be traded.
Q:
Will the Domestication be a taxable transaction for U.S. Holders of Acies Class A ordinary shares or warrants for U.S. federal income tax purposes?

U.S. Holders of Acies Class A ordinary shares or warrants may be subject to U.S. federal income tax as a result of the Domestication. The extent (if any) to which such U.S. Holders will be subject to U.S. federal income tax under Section 367 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”) will depend on facts and circumstances that are particular to each holder. It is expected that (subject to the passive foreign investment company (“PFIC”) rules discussed below in the section titled “U.S. Federal Income Tax Considerations”:
(i)
U.S. Holders whose Acies Class A ordinary shares have a fair market value of less than $50,000 on the date of the Domestication will not recognize gain or loss and will not be required to include any part of Acies’ earnings in income in connection with the Domestication;

(ii)
a U.S. Holder whose Acies Class A ordinary shares have a fair market value of $50,000 or more and who, on the date of the Domestication, owns (actually or constructively) less than 10% of the total combined voting power of all classes of Acies ordinary shares entitled to vote and less than 10% of the total value of all classes of Acies ordinary shares will generally recognize gain (but not loss) on the exchange of Acies Class A ordinary shares for New PLAYSTUDIOS common stock pursuant to the Domestication (however, as an alternative to recognizing gain, such a U.S. Holder may file an election to include in income as a deemed dividend deemed paid by Acies the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Internal Revenue Code) attributable to its Acies Class A ordinary shares, subject to certain other requirements); and

(iii)
a U.S. Holder who, on the date of the Domestication, owns (actually or constructively) 10% or more of the total combined voting power of all classes of Acies ordinary shares entitled to vote or 10% or more of the total value of all classes of Acies ordinary shares will generally be required to include in income as a deemed dividend deemed paid by Acies the “all earnings and profits amount” attributable to its Acies Class A ordinary shares as a result of the Domestication.

In addition to the tax consequences under Section 367 of the Code discussed above, U.S. Holders of Acies Class A ordinary shares and warrants could be subject to tax under certain proposed Treasury Regulations (which have a retroactive effective date), if finalized in their current form. For a more complete discussion of these proposed regulations and the U.S. federal income tax considerations of the Domestication, see the section below titled “U.S. Federal Income Tax Considerations for Holders of Acies Securities.” All Holders are urged to consult their tax advisor regarding the tax consequences to them of the Domestication, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws.
Q:
What material negative factors did Acies Board of Directors consider in connection with the Business Combination?

A:
Although the Acies Board of Directors believes that the acquisition of PLAYSTUDIOS will provide Acies’ shareholders with an opportunity to participate in a combined company with significant growth potential, market share and a well-known brand, the Acies Board of Directors did consider certain potentially material negative factors in arriving at that conclusion, such as the risk that Acies shareholders would not approve the Business Combination and the risk that significant numbers of Acies shareholders would exercise their redemption rights. These factors are discussed in greater detail in the section titled “Business Combination Proposal—Acies Board of Directors’ Reasons for Approval of the Business Combination,” as well as in the section titled “Risk Factors—Risk Factors Relating to the Business Combination and Integration of PLAYSTUDIOS’ Business.”

Q:
Do I have redemption rights?

A:
If you are a holder of public shares, you have the right to request that we redeem all or a portion of your public shares for cash provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If you wish to exercise your redemption rights, please see the answer to the next question: “How do I exercise my redemption rights?”

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
The Sponsor has agreed to waive its redemption rights with respect to all of the Sponsor Shares in connection with the consummation of the Business Combination. The Sponsor Shares will be excluded from the pro rata calculation used to determine the per-share redemption price.
Q:
How do I exercise my redemption rights?

A:
If you are a public shareholder and wish to exercise your right to redeem the public shares, you must:

•
(a) hold public shares, or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

•
submit a written request to Continental, Acies’ transfer agent, that New PLAYSTUDIOS redeem all or a portion of your public shares for cash; and

•
deliver your public shares to Continental, Acies’ transfer agent, physically or electronically through The Depository Trust Company (“DTC”).

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time on,           , 2021 (two business days before the Extraordinary General Meeting) in order for their shares to be redeemed.
The address of Continental, Acies’ transfer agent, is listed under the question “Who can help answer my questions?” below.
Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, Acies’ transfer agent, directly and instruct them to do so. Public shareholders may elect to redeem all or a portion of the public shares held by them, regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, Acies’ transfer agent, New PLAYSTUDIOS will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of November 9, 2020, this would have amounted to approximately $10.00 per issued and outstanding public share. However, the proceeds deposited in the trust account could become subject to the claims of Acies’ creditors, if any, which could have priority over the claims of the public shareholders, regardless of whether such public shareholder votes or, if they do vote, irrespective of if they vote for or against the Business Combination Proposal. Therefore, the per share distribution from the trust account in such a situation may be less than originally expected due to such claims. Whether you vote, and if you do vote irrespective of how you vote, on any proposal, including the Business Combination Proposal, will have no impact on the amount you will receive upon exercise of your redemption rights. It is expected that the funds to be distributed to public shareholders electing to redeem their public shares will be distributed promptly after the consummation of the Business Combination. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and, accordingly, it is shares of New PLAYSTUDIOS common stock that will be redeemed immediately after consummation of the Business Combination.
If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. New PLAYSTUDIOS common stock that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through DTC’s DWAC (deposit withdrawal at custodian) system. The transfer agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the proposed business combination is not consummated this may result in an additional cost to shareholders for the return of their shares.
Any request for redemption, once made by a holder of public shares, may not be withdrawn once submitted to Acies unless the Board of Directors of Acies determine (in their sole discretion) to permit the withdrawal of such redemption request (which they may be in whole or in part). You may make such request by contacting Continental, Acies’ transfer agent, at the phone number or address listed at the end of this section.
Any corrected or changed written exercise of redemption rights must be received by Continental, Acies’ transfer agent, prior to the vote taken on the Business Combination Proposal at the Extraordinary General Meeting. No request for redemption will be honored unless the holder’s public shares have been delivered (either physically or electronically) to Continental, Acies’ agent, at least two business days prior to the vote at the Extraordinary General Meeting.
If you are a holder of public shares and you exercise your redemption rights, such exercise will not result in the loss of any warrants that you may hold.
Q:
If I am a holder of units, can I exercise redemption rights with respect to my units?

A:
No.   Holders of issued and outstanding units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold your units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the units into the underlying public shares and public warrants, or if you hold units registered in your own name, you must contact Continental, Acies’ transfer agent, directly and instruct them to do so. You are requested to cause your public shares to be separated and delivered to Continental, Acies’ transfer agent, by 5:00 p.m., Eastern Time, on                 , 2021 (two business days before the Extraordinary General Meeting) in order to exercise your redemption rights with respect to your public shares.

Q:
What are the U.S. federal income tax consequences of exercising my redemption rights?

A
The U.S. federal income tax consequences of exercising redemption rights to receive cash from the trust account in exchange for its New PLAYSTUDIOS common stock will generally depend on your particular facts and circumstances. It is possible that you may be treated as selling such New PLAYSTUDIOS common stock and, as a result, recognize capital gain or capital loss. It is also possible that the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of New PLAYSTUDIOS common stock that the holder owns or is deemed to own (including through the ownership of warrants). For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see “U.S. Federal Income Tax Considerations for Holders of Acies Securities.”

All holders considering exercising redemption rights are urged to consult their tax advisor on the tax consequences to them of an exercise of redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws.

Q:
What happens to the funds deposited in the trust account after consummation of the Business Combination?

A:
Following the closing of Acies’ initial public offering, an amount equal to $215.3 million ($10.00 per unit) of the net proceeds from Acies’ initial public offering and the sale of the private placement warrants was placed in the trust account. As of November 9, 2020, funds in the trust account totaled $215.3 million and were held in U.S. Treasury Bills. These funds will remain in the trust account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (1) the completion of a business combination (including the closing of the Business Combination), (2) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Cayman Constitutional Documents to modify the substance or timing of Acies’ obligation to redeem 100% of the public shares if it does not complete a business combination by October 22, 2022, and (3) the redemption of all of the public shares if Acies is unable to complete a business combination by October 22, 2022, subject to applicable law.

Upon consummation of the Business Combination, the funds deposited in the trust account will be released to pay holders of Acies public shares who properly exercise their redemption rights; to pay transaction fees and expenses associated with the Business Combination; and for working capital and general corporate purposes of New PLAYSTUDIOS following the Business Combination. See “Summary of the Proxy Statement/Prospectus—Sources and Uses of Funds for the Business Combination.”
Q:
What happens if a substantial number of the public shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A:
Our public shareholders are not required to vote in respect of the Business Combination in order to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the trust account and the number of public shareholders are reduced as a result of redemptions by public shareholders.

The Merger Agreement provides that the obligations of PLAYSTUDIOS to consummate the Mergers are conditioned on, among other things, that as of the Closing, the amount of cash available from the sum of the Trust Amount plus the PIPE Investment Amount satisfies the Minimum Cash Condition. In addition, in no event will we redeem public shares in an amount that would cause Acies’ net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001.
Q:
What conditions must be satisfied to complete the Business Combination?

A:
The Closing is subject to the satisfaction or waiver of certain customary closing conditions, including, among others, (i) approval by Acies’ shareholders of the Business Combination and related agreements and transactions by the respective shareholders of Acies and PLAYSTUDIOS, the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, the receipt of approval for listing on Nasdaq of the shares of New PLAYSTUDIOS common stock to be issued in connection with the Mergers, (iv) expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, (v) the satisfaction of the Minimum Cash Condition, (vi) that Acies have at least $5,000,001 of net tangible assets upon Closing and (vii) the absence of any injunctions or statute, rule or regulation prohibiting the transactions.

For more information about conditions to the consummation of the Business Combination, see “Business Combination Proposal—The Merger Agreement.”
Q:
When do you expect the Business Combination to be completed?

A:
It is currently expected that the Business Combination will be consummated promptly following the Extraordinary General Meeting. However, such meeting could be adjourned if the Adjournment Proposal is adopted by Acies’ shareholders at the Extraordinary General Meeting and Acies elects to adjourn the Extraordinary General Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the Extraordinary General Meeting. For a description of the conditions for the completion of the Business Combination, see “Business Combination Proposal—The Merger Agreement.”

Q:
What happens if the Business Combination is not consummated?

A:
If the Merger Agreement is not adopted by Acies’ shareholders or if the Business Combination is not completed for any other reason by October 22, 2022, then Acies will seek to consummate an alternative initial business combination prior to such date. If Acies is not able to complete another business combination by such date, as such date may be extended pursuant to the Cayman Constitutional Documents, Acies will cease all operations except for the purpose of winding up and redeem the public shares and liquidate the trust account, in which case Acies’ shareholders may only receive approximately $10.00 per share and the warrants will expire worthless.

Q:
Do I have appraisal rights in connection with the proposed Business Combination and the proposed Domestication?

A:
Neither Acies’ shareholders nor Acies’ warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.

Q:
What do I need to do now?

A:
Acies urges you to read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety and to consider how the Business Combination will affect you as a shareholder or warrant holder. Acies’ shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:
How do I vote?

A:
If you are a holder of record of ordinary shares on the record date for the Extraordinary General Meeting, you may vote at the Extraordinary General Meeting or by submitting a proxy for the Extraordinary General Meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage-paid envelope. If you vote at the Extraordinary General Meeting, you will receive a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a valid legal proxy from the broker, bank or other nominee. That is the only way Acies can be sure that the broker, bank or nominee has not already voted your shares. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by Acies Board of Directors “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” each of the separate Organizational Documents Proposals, “FOR” the Director Election Proposal, “FOR” the Merger Issuance Proposal, “FOR” the PIPE Issuance Proposal, “FOR” the Incentive Plan Proposal, “FOR” the ESPP Proposal, “FOR” the Auditor Adjournment Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the Extraordinary General Meeting. Votes received after a matter has been voted upon at the Extraordinary General Meeting will not be counted. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the Extraordinary General Meeting and vote in person, obtain a valid proxy from your broker, bank or nominee.

Q:
If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:
No. A “broker non-vote” occurs when a broker submits a proxy that states that the broker does not vote for some or all of the proposals because the broker has not received instructions from the beneficial owner on how to vote on the proposals and does not have discretionary authority to vote in the absence of instructions. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe all the proposals presented to the shareholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction. As a result, your shares will not be voted on any matter unless you affirmatively instruct your broker, bank, or nominee how to vote your shares in one of the ways indicated by your broker, bank or nominee. You should instruct your broker to vote your shares in accordance with directions you provide.
Q:
When and where will the Extraordinary General Meeting be held?

A:
The Extraordinary General Meeting will be held at           , Pacific Time on           , 2021 at the offices of Latham & Watkins LLP located at 10250 Constellation Blvd., Suite 1100, Los Angeles, California 90067, and also virtually via live webcast at https://www.cstproxy.com/aciesacq/sm2021, unless the Extraordinary General Meeting is adjourned.

Q:
Who is entitled to vote at the Extraordinary General Meeting?

A:
Acies has fixed                 , 2021 as the record date for the Extraordinary General Meeting. If you were a shareholder of Acies at the close of business on the record date, you are entitled to vote on matters that come before the Extraordinary General Meeting. However, a shareholder may only vote his or her shares if he or she is present in person or is represented by proxy at the Extraordinary General Meeting.

Q:
How many votes do I have?

A:
Acies shareholders are entitled to one vote at the Extraordinary General Meeting for each ordinary share held of record as of the record date. As of the close of business on the record date for the Extraordinary General Meeting, there were 26,906,250 ordinary shares issued and outstanding, of which 21,525,000 were issued and outstanding public shares.

Q:
What constitutes a quorum?

A:
A quorum of Acies shareholders is necessary to hold a valid meeting. A quorum will be present at the Extraordinary General Meeting if the holders of a majority of the issued and outstanding ordinary shares entitled to vote at the Extraordinary General Meeting are represented in person or by proxy. As of the record date for the Extraordinary General Meeting, 13,453,126 ordinary shares would be required to achieve a quorum.

Q:
Where will the New PLAYSTUDIOS Class A common stock that Acies shareholders receive in the Business Combination be publicly traded?

A:
Assuming the Business Combination is completed, the shares of New PLAYSTUDIOS Class A common stock (including the New PLAYSTUDIOS Class A common stock issued in connection with the Business Combination) will be listed and traded on Nasdaq under the ticker symbol “MYPS” and the New PLAYSTUDIOS warrants will be listed and traded on Nasdaq under the ticker symbol “MYPSW”. New PLAYSTUDIOS will not have units traded.

Q:
What vote is required to approve each proposal at the Extraordinary General Meeting? What will happen if I fail to vote or abstain from voting on each proposal?

A:
The following votes are required for each proposal at the Extraordinary General Meeting:

•
Business Combination Proposal:   The approval of the Business Combination Proposal requires an ordinary resolution under the Cayman Islands Companies Act, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary General Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting. The Sponsor agreed to vote their shares in favor of the Business Combination. The Business Combination Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not obtained, the Business Combination Proposal will have no effect, even if approved by holders of ordinary shares.

•
Domestication Proposal:   The approval of the Domestication Proposal requires a special resolution under the Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary General Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting. The Domestication Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not obtained, the Domestication Proposal will have no effect, even if approved by holders of ordinary shares.

•
Organizational Documents Proposals:   The separate approval of each of the Organizational Documents Proposals requires an ordinary resolution, other than Organizational Documents Proposal D which requires a special resolution, under the Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary General Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting. Each of the Organizational Documents Proposals is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not obtained, the Organizational Documents Proposals will have no effect, even if approved by holders of ordinary shares.

•
Director Election Proposal:   The approval of the Director Election Proposal requires an ordinary resolution under the Cayman Islands Companies Act, being the affirmative vote of a majority of the holders of the Acies Class B ordinary shares. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting. The Director Election Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not obtained, the Director Election Proposal will have no effect, even if approved by holders of ordinary shares.

•
The Merger Issuance Proposal:   The approval of the Merger Issuance Proposal requires an ordinary resolution under the Cayman Islands Companies Act, being the affirmative vote of a majority of the ordinary shares in person or by proxy and entitled to vote thereon and who vote at the Extraordinary General Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting. The Merger Issuance Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not obtained, the Merger Issuance Proposal will have no effect, even if approved by holders of ordinary shares.

•
The PIPE Issuance Proposal:   The approval of the PIPE Issuance Proposal requires an ordinary resolution under the Cayman Islands Companies Act, being the affirmative vote of a majority of the ordinary shares in person or by proxy and entitled to vote thereon and who vote at the Extraordinary General Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting. The PIPE Issuance Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not obtained, the PIPE Issuance Proposal will have no effect, even if approved by holders of ordinary shares.

•
Incentive Plan Proposal:   The approval of the Incentive Plan Proposal requires an ordinary resolution under the Cayman Islands Companies Act, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary General Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting. The Incentive Plan Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not obtained, the Incentive Plan Proposal will have no effect, even if approved by holders of ordinary shares.

•
The ESPP Proposal:   The approval of the ESPP Proposal requires an ordinary resolution under the Cayman Islands Companies Act, being the affirmative vote of a majority of ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary General Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting. The ESPP Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not obtained, the ESPP Proposal will have no effect, even if approved by holders of ordinary shares.
•
Auditor Ratification Proposal:    The approval of the Auditor Ratification Proposal requires an ordinary resolution under the Cayman Islands Companies Act, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary General Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting. The Auditor Ratification Proposal is not conditioned upon any other proposal.

•
Adjournment Proposal:   The approval of the Adjournment Proposal requires an ordinary resolution under the Cayman Islands Companies Act, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary General Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting. The Adjournment Proposal is not conditioned upon any other proposal.

Q:
Is the Business Combination an affiliated transaction?

A:
Yes. Andrew Pascal, the current Chief Executive Officer of PLAYSTUDIOS, holds a direct economic interest in Acies Class B ordinary shares and Acies private placement warrants through his ownership of interests of the Sponsor. In connection with Acies’ initial public offering and the partial exercise of the overallotment option, Mr. Pascal became the beneficial holder of 522,843 Acies Class B ordinary shares and 449,129 Acies private placement warrants. In connection with the Business Combination, Mr. Pascal has agreed to forfeit his interests in the Sponsor and all of the associated Acies Class B ordinary shares and Acies private placement warrants, contingent on the Closing. Mr. Pascal is also a co-founder of Acies and an advisor to the Acies Board of Directors. Mr. Pascal did not participate in any meetings of the Acies Board of Directors in which the Business Combination or any other potential business combination of Acies was discussed, including the meeting in which the Merger Agreement was approved.

Q:
What are the recommendations of Acies Board of Directors?

A:
Acies Board of Directors believes that the Business Combination Proposal and the other proposals to be presented at the Extraordinary General Meeting are in the best interest of Acies’ shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” each of the separate Organizational Documents Proposals, “FOR” the Director Election Proposal, “FOR” the Merger Issuance Proposal,“FOR” the PIPE Issuance Proposal, “FOR” the Incentive Plan Proposal, “FOR” the ESPP Proposal, “FOR” the Auditor Ratification Proposal, and “FOR” the Adjournment Proposal, in each case, if presented to the Extraordinary General Meeting.

The existence of financial and personal interests of one or more of Acies’ directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Acies and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Acies’ officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “Business Combination Proposal—Interests of Acies’ Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
Q:
How does the Sponsor intend to vote their shares?

A:
Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the Sponsor has agreed to vote all the Sponsor Shares and any other public shares they may hold in favor of all the proposals being presented at the Extraordinary General Meeting. As of the date of this proxy statement/prospectus, the Sponsor owns 20% of the issued and outstanding ordinary shares. Accordingly, if all of our outstanding shares were to be voted, we would need the affirmative vote of approximately 37.5% (assuming all issued and outstanding shares are voted) of the 21,525,000 public shares sold in the initial public offering to approve the Business Combination. If only the minimum number of shares required to obtain a quorum were to be voted, we would need the affirmative vote of approximately 16.7% of the remaining shares voted on the matter (excluding the Sponsor shares) to approve the Business Combination.
Q:
What happens if I sell my Acies ordinary shares before the Extraordinary General Meeting?

A:
The record date for the Extraordinary General Meeting is earlier than the date of the Extraordinary General Meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your public shares after the applicable record date, but before the Extraordinary General Meeting, unless you grant a proxy to the transferee, you will retain your right to vote at such general meeting but the transferee, and not you, will have the ability to redeem such shares (if time permits).

Q:
May I change my vote after I have mailed my signed proxy card?

A:
Yes.   Shareholders may send a later-dated, signed proxy card to Acies’ Co-Chief Executive Officers at Acies’ address set forth below so that it is received by Acies’ Co-Chief Executive Officers prior to the vote at the Extraordinary General Meeting (which is scheduled to take place on,                 , 2021) or attend the Extraordinary General Meeting, revoking your proxy, and voting online. Shareholders also may revoke their proxy by sending a notice of revocation to Acies’ Co-Chief Executive Officers, which must be received by Acies’ Co-Chief Executive Officers prior to the vote at the Extraordinary General Meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Q:
What happens if I fail to take any action with respect to the Extraordinary General Meeting?

A:
If you fail to take any action with respect to the Extraordinary General Meeting and the Business Combination is approved by shareholders and the Business Combination is consummated, you will become a stockholder or warrant holder of New PLAYSTUDIOS. If you fail to take any action with respect to the Extraordinary General Meeting and the Business Combination is not approved, you will remain a shareholder or warrant holder of Acies. However, if you fail to vote with respect to the Extraordinary General Meeting, you will nonetheless be able to elect to redeem your public shares in connection with the Business Combination (if time permits).

Q:
How will my Acies Shares be voted if I return a blank proxy?

A:
If you sign, date and return your proxy and do not indicate how you want your Acies Shares to be voted, then your Acies Shares will be voted “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” each of the separate Organizational Documents Proposals, “FOR” the Director Election Proposal, “FOR” the Merger Issuance Proposal, “FOR” the PIPE Issuance Proposal, “FOR” the Incentive Plan Proposal, “FOR” the ESPP Proposal, “FOR” the Auditor Ratification Proposal and “FOR” the Adjournment Proposal.

Q:
What should I do with my share certificates, warrant certificates or unit certificates?

A:
Our shareholders who exercise their redemption rights must deliver (either physically or electronically) their share certificates to Continental, Acies’ transfer agent, prior to the Extraordinary General Meeting.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on,                 , 2021 (two business days before the Extraordinary General Meeting) in order for their shares to be redeemed.
Our warrant holders should not submit the certificates relating to their warrants. Public shareholders who do not elect to have their public shares redeemed for the pro rata share of the trust account should not submit the certificates relating to their public shares.

Upon the Domestication, holders of Acies units, Acies Class A ordinary shares, Acies Class B ordinary shares and Acies warrants will receive, shares of New PLAYSTUDIOS Class A common stock and New PLAYSTUDIOS warrants, as the case may be, without needing to take any action and, accordingly, such holders should not submit any certificates relating to their Acies Class A ordinary shares (unless such holder elects to redeem the public shares in accordance with the procedures set forth above), Acies Class B ordinary shares, Acies units or Acies warrants.
Q:
What should I do if I receive more than one set of voting materials?

A:
Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your ordinary shares.

Q:
Who will solicit and pay the cost of soliciting proxies for the Extraordinary General Meeting?

A:
Acies is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. Acies and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Acies will bear the cost of soliciting proxies for the Extraordinary General Meeting. Acies has engaged Morrow Sodali LLC (“Morrow Sodali”) to assist in the solicitation of proxies. Acies will pay Morrow Sodali a fee of $25,000, plus disbursements. Such fee will be paid with non-trust account funds. Acies will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Acies will reimburse them for their reasonable expenses. Acies’ directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies. If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the Extraordinary General Meeting. A shareholder also may change its vote by submitting a later-dated proxy as described in the section titled “Extraordinary General Meeting of Acies—Revoking Your Proxy.”

Q:
Where can I find the voting results of the Extraordinary General Meeting?

A:
The preliminary voting results will be expected to be announced at the Extraordinary General Meeting. Acies will publish final voting results of the Extraordinary General Meeting in a Current Report on Form 8-K within four business days after the Extraordinary General Meeting.

Q:
Who can help answer my questions?

A:
If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus, or the enclosed proxy card, you should contact:

Morrow Sodali LLC
470 West Avenue, Suite 3000
Stamford, CT 06902
Individuals call toll-free: (800) 662-5200
Banks and Brokerage Firms, please call: (203) 658-9400
Email: ACAC.info@investor.morrowsodali.com

You also may obtain additional information about Acies from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information.” If you are a holder of public shares and you intend to seek redemption of your public shares, you will need to deliver your public shares (either physically or electronically) to Continental, Acies’ transfer agent, at the address below prior to the Extraordinary General Meeting. Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on                 , 2021 (two business days before the Extraordinary General Meeting) in order for their shares to be redeemed. If you have questions regarding the certification of your position or delivery of your stock, please contact:
Continental Stock Transfer & Trust Company
One State Street, 30th floor
New York, NY 10004
Attention: Mark Zimkind
E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS
This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that may be important to you. To better understand the proposals to be submitted for a vote at the Extraordinary General Meeting, including the Business Combination, you should read this proxy statement/prospectus, including the Annexes and other documents referred to herein, carefully and in their entirety. The Merger Agreement is the primary legal document that governs the Business Combination and the other transactions that will be undertaken in connection with the Business Combination. The Merger Agreement is also described in detail in this proxy statement/prospectus in the section titled “Business Combination Proposal—The Merger Agreement.”
Unless otherwise specified, all share calculations (1) assume no exercise of redemption rights by the public shareholders in connection with the Business Combination and (2) do not include any shares issuable upon the exercise of the Acies warrants.
Combined Business Summary
The Parties to the Business Combination
Acies and its Subsidiaries
Acies is a blank check company incorporated on August 14, 2020 as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Although Acies is not limited to a particular industry or sector for purposes of consummating a business combination, Acies focuses on businesses in the live, location-based and mobile experiential entertainment industries, specifically sectors that span live events, family entertainment, casino gaming, destination hospitality, sports, sports betting and iGaming, and social and casual mobile games. We are predominantly focused on the U.S. however our search may expand to international markets, primarily located in the U.S.. Acies has neither engaged in any operations nor generated any revenue to date. Based on Acies’ business activities, it is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.
On October 27, 2020, Acies consummated its initial public offering of its units, with each unit consisting of one Acies Class A ordinary share and one-third of one public warrant. Simultaneously with the closing of its initial public offering, Acies completed the private sale of 4,333,333 private placement warrants at a purchase price of $1.50 per private placement warrant to the Sponsor generating gross proceeds of $6,500,000 . On November 9, 2020, in connection with the underwriters’ election to partially exercise their over-allotment option, Acies consummated the sale of an additional 1,525,000 Acies units, at $10.00 per unit, generating gross proceeds of $15,250,000. Simultaneously with the partial exercise of the over-allotment option, Acies consummated the sale of an additional 203,334 private placement warrants, at $1.50 per private placement warrant, generating gross proceeds of $305,000. The private placement warrants are identical to the warrants sold as part of the units in Acies’ initial public offering except that, so long as they are held by the Sponsor or its permitted transferees: (i) they will not be redeemable by the Company; (ii) they (including the shares issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the Sponsor until 30 days after the completion of Acies’ initial business combination; (iii) they may be exercised by the holders on a cashless basis; and (iv) they (including the shares issuable upon exercise of these warrants) are entitled to registration rights.
Following the closing of Acies’ initial public offering and the partial exercise of the underwriters’ over-allotment option, a total of $215,250,000 ($10.00 per unit) of the net proceeds from its initial public offering and the sale of the private placement warrants was placed in the Trust Account. The proceeds held in the Trust Account may be invested by the trustee only in U.S. government treasury bills with a maturity of 185 days or less (“U.S. Treasury Bills”) or in money market funds investing solely in U.S. Treasury securities and meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”). As of November 9, 2020, funds in the Trust Account totaled $215.3 million and were held in U.S. Treasury Bills. These funds will remain in the Trust Account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (i) the completion of a business combination (including the Closing), (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Cayman Constitutional Documents to modify the substance or timing of Acies’ obligation to redeem 100% of the public shares if it does not complete a business combination by October 22, 2022 and (iii) the redemption of all of the public shares if Acies is unable to complete a business combination by October 22, 2022 (or if such date is further extended at a duly called extraordinary general meeting, such later date), subject to applicable law.
Acies units, public shares and public warrants are listed on Nasdaq under the symbols “ACACU,” “ACAC” and “ACACW,” respectively.
Acies’ principal executive office is located at 1219 Morningside Drive, Suite 110, Manhattan Beach, California 90266. Its telephone number is (310) 545-9265. Acies’ corporate website address is www.aciesacq.com. Acies’ website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.
The merger subsidiaries are all direct wholly owned subsidiaries of Acies. Catalyst Merger Sub I, Inc. (“First Merger Sub”) is a Delaware corporation and was incorporated on January 27, 2021. Catalyst Merger Sub II, LLC, (“Second Merger Sub”) is a Delaware limited liability company and was formed on January 27, 2021. Neither of the merger subsidiaries owns any material assets or operates any business.
PLAYSTUDIOS
PLAYSTUDIOS is a leading developer and publisher of free-to-play casual games for mobile and social platforms that are powered by a differentiated playAWARDS loyalty platform. PLAYSTUDIOS’ principal executive office is located at 10150 Covington Cross Drive, Las Vegas, Nevada 89144. Its telephone number is (725) 877-7000.
The Business Combination and the Merger Agreement
The terms and conditions of the Business Combination are contained in the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus. We encourage you to read the Merger Agreement carefully and in its entirety as it is the legal document that governs the Business Combination.
If the Merger Agreement is approved and adopted and the Business Combination is consummated, First Merger Sub will merge with and into PLAYSTUDIOS with PLAYSTUDIOS surviving the merger, and immediately thereafter, the surviving corporation will merge with and into Second Merger Sub with Second Merger Sub surviving the merger as a wholly owned subsidiary of New PLAYSTUDIOS.
Structure of the Business Combination
On February 1, 2021, Acies entered into the Merger Agreement with First Merger Sub, Second Merger Sub and PLAYSTUDIOS, pursuant to which, among other things, following the Domestication, (i) First Merger Sub will merge with and into PLAYSTUDIOS, the separate corporate existence of First Merger Sub will cease and PLAYSTUDIOS will be the surviving corporation and a wholly owned subsidiary of Acies and, immediately following the First Merger, (ii) as part of an integrated transaction with the First Merger, PLAYSTUDIOS, as the surviving corporation of the First Merger, will merge with and into Second Merger Sub, with Second Merger Sub being the surviving entity of the Second Merger, and (iii) Acies will change its name to “PLAYSTUDIOS, Inc.”
Prior to and as a condition of the Mergers, pursuant to the Domestication, Acies will change its jurisdiction of incorporation by effecting a deregistration under the Cayman Islands Companies Act and a domestication under Section 388 of the DGCL, pursuant to which Acies’ jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. For more information, see “Domestication Proposal.”
The following diagrams illustrate in simplified terms the structure of Acies and PLAYSTUDIOS before the Business Combination and the expected structure of New PLAYSTUDIOS (formerly Acies) upon the closing of the Business Combination. Ownership percentages for each entity are shown as a percentage of outstanding capital stock and voting power as of December 31, 2020 and, for the post combination structure, after giving pro forma effect to the closing of the Business Combination as described under “— Ownership of New PLAYSTUDIOS Following the Business Combination.” The post-combination structure ownership is shown with percentages from the No Redemption Scenario and Maximum Redemption Scenario. See “Unaudited Pro Forma Condensed Combined Financial Information.”
Simplified Pre-Combination Structure
Simplified Post-Combination Structure

Sponsor Equityholders (excluding Founder Group)
Founder Group
Sponsor interests
• 100.0% economic interests
• 100.0% voting power
Sponsor interests
• 0.0% economic interests
• 0.0% voting power
Sponsor
Acies Public Stockholders
PIPE Investors
Founder Group
PLAYSTUDIOS Stockholders (excluding Founder Group)
Class A common stock
• **No redemptions**: 3.4% of common stock; 0.8% of voting power
• **Max redemptions**: 3.0% of common stock; 0.6% of voting power
Class A common stock
• **No redemptions**: 16.2% of common stock; 4.9% of voting power
• **Max redemptions**: 0.0% of common stock; 0.0% of voting power
Class A common stock
• **No redemptions**: 18.8% of common stock; 5.6% of voting power
• **Max redemptions**: 20.0% of common stock; 5.1% of voting power
Class B common stock
• **No redemptions**: 12.4% of common stock; 74.0% of voting power
• **Max redemptions**: 15.5% of common stock; 78.6% of voting power
Class A common stock
• **No redemptions**: 49.2% of common stock; 14.7% of voting power
• **Max redemptions**: 61.5% of common stock; 15.7% of voting power
New PLAYSTUDIOS
• 100% ownership
Surviving Entity

Effects of the Merger Agreement
As a result of and upon the Closing, among other things, all outstanding shares of PLAYSTUDIOS capital stock as of immediately prior to the effective time of the Mergers will be cancelled in exchange for the right to receive the Aggregate Merger Consideration. The Aggregate Merger Consideration payable by Acies to PLAYSTUDIOS stockholders and holders of vested PLAYSTUDIOS Options under the Merger Agreement will be:
•
at Closing, $1,041,000,000 in the form of shares of New PLAYSTUDIOS common stock with the ability for each stockholder to elect up to 15% of their shares to be paid in cash (with an assumed value of $10.00 per share), subject to there being sufficient available cash (vested but unexercised PLAYSTUDIOS Options will be treated as described below and will not have a right to be exchanged for cash); and

•
15,000,000 shares of New PLAYSTUDIOS common stock in the form of earnout consideration, payable in two equal tranches if the closing price of the New PLAYSTUDIOS Class A common stock exceeds $12.50 and $15.00 per share for any 20 trading days within any 30-trading day period commencing on or after the 150th day following the Closing of the Business Combination and ending no later than the five-year anniversary of the Closing (the earnout consideration will also vest based on the price targets in connection with a sale of New PLAYSTUDIOS).

Vested and unvested PLAYSTUDIOS Options will be converted into stock options to purchase New PLAYSTUDIOS common stock. PLAYSTUDIOS stockholders will receive, and holders of PLAYSTUDIOS Options will receive options to purchase, shares of New PLAYSTUDIOS Class A common stock, except that members of the Founder Group will receive shares of, and options to purchase shares of, New PLAYSTUDIOS Class B common stock. In addition, all PLAYSTUDIOS warrants outstanding before the Effective Time will be automatically exercised for shares of PLAYSTUDIOS capital stock and such shares will be treated the same as other outstanding shares of PLAYSTUDIOS capital stock with respect to the Aggregate Merger Consideration.
The New PLAYSTUDIOS Class B common stock will have the same economic terms as the New PLAYSTUDIOS Class A common stock, but the New PLAYSTUDIOS Class B common stock will be entitled to twenty (20) votes per share compared with one (1) vote per share of New PLAYSTUDIOS Class A common stock. As a result, it is expected that the Founder Group will hold over 70% of the outstanding voting power of New PLAYSTUDIOS immediately following the closing of the Business Combination. Each share of New PLAYSTUDIOS Class B common stock will convert to a share of New PLAYSTUDIOS Class A common stock upon a transfer of shares to an unaffiliated third party, subject to certain permitted transfers. In addition, all shares of New PLAYSTUDIOS Class B common stock will automatically convert to shares of New PLAYSTUDIOS Class A common stock on the nine-month anniversary of Mr. Pascal’s death or disability (subject to certain extensions approved by the New PLAYSTUDIOS Board of Directors) or if the Founder Group, collectively with certain other permitted holders of New PLAYSTUDIOS Class B common stock, cease to beneficially own at least twenty percent (20%) of the number of shares of New PLAYSTUDIOS Class B common stock collectively held as of the Closing. See “Description of New PLAYSTUDIOS Securities.”
An additional 25,000,000 shares of New PLAYSTUDIOS Class A common stock will be purchased (at a price of $10.00 per share) at the Closing by the PIPE Investors, for a total aggregate purchase price of up to $250 million.
Pursuant to the Proposed Bylaws, after the consummation of the Business Combination, without the prior written consent of the New PLAYSTUDIOS Board of Directors and subject to certain exceptions, the holders of: (i) shares of New PLAYSTUDIOS common stock issued as consideration pursuant to the Mergers, (ii) any PLAYSTUDIOS Options or (iii) shares of New PLAYSTUDIOS common stock underlying the PLAYSTUDIOS Options, in each case, are restricted from selling or transferring any of the securities described in clauses (i), (ii) or (iii) (collectively, the “PLAYSTUDIOS Lock-Up Securities”). Such restrictions begin at Closing and end on the date that is 12 months after the Closing, except that beginning on the date that is 180 days after the Closing, an amount of PLAYSTUDIOS Lock-Up Securities equal to the lesser of (A) 5% of the PLAYSTUDIOS Lock-Up Securities held by each holder of PLAYSTUDIOS Lock-Up Securities and (B) 50,000 PLAYSTUDIOS Lock-Up Securities held by each holder of PLAYSTUDIOS

Lock-Up Securities, will no longer be subject to these transfer restrictions. See “Description of New PLAYSTUDIOS Securities—Common Stock—Lock-up Restrictions.”
The Sponsor has agreed to the same restrictions with respect to the Acies Class B ordinary shares and Acies private placement warrants (as well as the shares of New PLAYSTUDIOS Class A common stock and New PLAYSTUDIOS warrants, respectively, that such securities are convertible into) held by it pursuant to the Sponsor Support Agreement. Following the expiration of these lock-ups, the Sponsor and the PLAYSTUDIOS stockholders will not be restricted from selling the shares of New PLAYSTUDIOS common stock held by them, other than by applicable securities laws. These lock-up restrictions do not apply to any shares of New PLAYSTUDIOS Class A common stock purchased by the PIPE Investors pursuant to the PIPE Subscription Agreements, and the PIPE Investors will not be restricted from selling such shares, other than pursuant to applicable securities laws.
Extraordinary General Meeting of Acies Shareholders and the Proposals
The following is a summary of the proposals to be put to the Extraordinary General Meeting of Acies and certain transactions contemplated by the Merger Agreement. The proposals below, except the Auditor Ratification Proposal and the Adjournment Proposal, are cross-conditioned on the approval of each other. The Auditor Ratification Proposal and the Adjournment Proposal are not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus. The transactions contemplated by the Merger Agreement will be consummated only if the Condition Precedent Proposals are approved at the Extraordinary General Meeting.
Business Combination Proposal
As discussed in this proxy statement/prospectus, Acies is asking its shareholders to approve by ordinary resolution and adopt the Merger Agreement, dated as of February 1, 2021, by and among Acies, First Merger Sub, Second Merger Sub and PLAYSTUDIOS, a copy of which is attached to this proxy statement/prospectus as Annex A. The Merger Agreement provides for, among other things, (1) following the Domestication of Acies to Delaware as described below, the merger of First Merger Sub with and into PLAYSTUDIOS with PLAYSTUDIOS surviving the merger as a wholly owned subsidiary of Acies (PLAYSTUDIOS, in its capacity as the surviving corporation of the First Merger, is referred to as the “Surviving Corporation”), and (2) immediately following the First Merger, and as part of an integrated transaction with the First Merger, the Surviving Corporation will merge with and into Second Merger Sub with Second Merger Sub being the surviving entity of the Second Merger (Second Merger Sub, in its capacity as the surviving entity of the Second Merger, the “Surviving Entity”), as more fully described elsewhere in this proxy statement/prospectus. After consideration of the factors identified and discussed in the section titled “Business Combination Proposal—Acies Board of Directors’ Reasons for the Business Combination,” the Acies Board of Directors concluded that the Business Combination met all of the requirements disclosed in the prospectus for Acies’ initial public offering, including that the business of PLAYSTUDIOS and its subsidiaries had a fair market value equal to at least 80% of the net assets held in trust (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in trust). For more information about the transactions contemplated by the Merger Agreement, see “Business Combination Proposal.”
Aggregate Merger Consideration
As a result of and upon the Closing, among other things, all outstanding shares of PLAYSTUDIOS capital stock will be cancelled in exchange for the right to receive the Aggregate Merger Consideration. For further details, see “Business Combination Proposal—The Merger Agreement—Effects of the Merger Agreement—Aggregate Merger Consideration.”
Closing Conditions
The Merger Agreement is subject to the satisfaction or waiver of certain customary closing conditions, including, among others, (i) approval of the Business Combination and related agreements and transactions by the shareholders of Acies and the stockholders of PLAYSTUDIOS, (ii) the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, (iii) the receipt of approval for listing on Nasdaq of the shares of New PLAYSTUDIOS common stock to be issued in connection with the Mergers), (iv) that Acies have at least $5,000,001 of net tangible assets upon Closing and (v) the absence of any injunctions or statute, rule or regulation prohibiting the Mergers.
Other conditions to PLAYSTUDIOS’ obligations to consummate the Mergers include, among other things, that as of the Closing, (i) the Domestication has been completed, and (ii) the Trust Amount plus the PIPE Investment Amount, being at least equal to $200.0 million minus qualified expenses related to the cost of filling fees and seeking governmental approval of the Mergers.
If any of conditions above are not met or waived, the Merger Agreement can be terminated and the proposed Business Combination may not be consummated. In addition, pursuant to the Cayman Constitutional Documents, in no event will Acies redeem public shares in an amount that would cause Acies’ net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001.
For further details, see “Business Combination Proposal—The Merger Agreement.”
Domestication Proposal
As discussed in this proxy statement/prospectus, if the Business Combination Proposal is approved, then Acies is asking its shareholders to approve by special resolution the Domestication Proposal. Under the Merger Agreement, the approval of the Domestication Proposal is also a condition to the consummation of the Mergers. If, however, the Domestication Proposal is approved, but the Business Combination Proposal is not approved, then neither the Domestication nor the Mergers will be consummated.
As a condition to Closing the Business Combination pursuant to the terms of the Merger Agreement, the Acies Board of Directors has unanimously approved a change of Acies’ jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. In accordance with Acies’ Plan of Domestication (included as an exhibit to the registration statement of which this proxy statement/prospectus is a part), to effect the Domestication, Acies will file a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which Acies will be domesticated and continue as a Delaware corporation.
As a result of and upon the effective time of the Domestication, (1) each of the then issued and outstanding Acies Class A ordinary shares will convert automatically, on a one-for-one basis, into a share of New PLAYSTUDIOS Class A common stock, (2) each of the then issued and outstanding Acies Class B ordinary shares will convert automatically, on a one-for-one basis, into a share of New PLAYSTUDIOS Class A common stock, after giving effect to the forfeiture of certain Acies Class B ordinary shares held by the Sponsor pursuant to the Sponsor Support Agreement, (3) each of the then issued and outstanding Acies warrants will convert automatically, on a one-for-one basis, into a New PLAYSTUDIOS warrant on substantially the same terms and conditions as specified in the Warrant Agreement (the “Warrant Agreement”), dated October 22, 2020, between Acies and Continental, as warrant agent, after giving effect to the forfeiture of certain warrants held by the Sponsor pursuant to the Sponsor Support Agreement, and (4) each of the then issued and outstanding units of Acies that have not been previously separated into the underlying Acies Class A ordinary shares and one-third of an Acies warrant upon the request of the holder thereof will be cancelled and will entitle the holder thereof to one share of New PLAYSTUDIOS Class A common stock and one-third of a New PLAYSTUDIOS warrant, provided that no fractional New PLAYSTUDIOS warrants will be issued upon separation of the Acies units.
The Domestication Proposal, if approved, will authorize a change of Acies’ jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while Acies is currently governed by the Cayman Islands Companies Act, upon the Domestication, New PLAYSTUDIOS will be governed by the DGCL. We encourage shareholders to carefully consult the information set out below under “Comparison of Corporate Governance and Shareholder Rights.” Additionally, we note that if the Domestication Proposal is approved, then Acies will also ask its shareholders to approve the Organizational Documents Proposals (discussed below), which, if approved, will replace Acies’ current memorandum and articles of association under the Cayman Islands Companies Act with a new certificate of incorporation and bylaws of New PLAYSTUDIOS under the DGCL. The Proposed Organizational Documents differ in certain material respects from the Cayman Constitutional Documents and we encourage shareholders to carefully consult the information set out below under “Organizational Documents Proposals,” the Cayman Constitutional Documents of Acies, attached hereto as Annex H and the Proposed Organizational Documents of New PLAYSTUDIOS, attached hereto as Annex I and Annex J.
For further details, see “Domestication Proposal.”
Organizational Documents Proposals
If the Domestication Proposal is approved and the Business Combination is to be consummated, Acies will replace the current amended and restated memorandum of association of Acies under the Cayman Islands Companies Act (the “Existing Memorandum”) and the current articles of association of Acies (as may be amended from time to time) (the “Existing Articles,”) in each case, under the Cayman Islands Companies Act, with the Proposed Certificate of Incorporation and Proposed Bylaws of New PLAYSTUDIOS, in each case, under the DGCL.
If the Business Combination Proposal and the Domestication Proposal are approved, Acies will ask its shareholders to approve by ordinary resolution, save for the Organizational Documents Proposal D which requires a special resolution, four separate proposals in connection with the replacement of the Cayman Constitutional Documents, under the Cayman Islands Companies Act, with the Proposed Organizational Documents, under the DGCL. The Organizational Documents Proposals are conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Proposals, the Business Combination Proposal and the Domestication Proposal are not approved, the Organizational Documents Proposals will have no effect, even if approved by holders of ordinary shares.
The Acies Board of Directors has unanimously approved each of the Organizational Documents Proposals and believes such proposals are necessary to adequately address the needs of New PLAYSTUDIOS after the Business Combination. Approval of each of the Organizational Documents Proposals is a condition to the consummation of the Business Combination. A brief summary of each of the Organizational Documents Proposals is set forth below. These summaries are qualified in their entirety by reference to the complete text of the Proposed Organizational Documents.
A.
Organizational Documents Proposal A—to authorize by ordinary resolution the change in the authorized share capital of Acies from 500,000,000 Acies Class A ordinary shares and 50,000,000 Acies Class B ordinary shares to 2,000,000,000 shares of New PLAYSTUDIOS Class A common stock 25,000,000 shares of New PLAYSTUDIOS Class B common stock, and 100,000,000 shares of NewPLAYSTUDIOS preferred stock. For additional information, see “Organizational Documents Proposal A”;

B.
Organizational Documents Proposal B—to authorize the New PLAYSTUDIOS Board of Directors to issue any or all shares of New PLAYSTUDIOS preferred stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New PLAYSTUDIOS Board of Directors and as may be permitted by the DGCL For additional information, see “Organizational Documents Proposal B”;

C.
Organizational Documents Proposal C—to provide that the New PLAYSTUDIOS Board of Directors be declassified with all directors being elected each year for one-year terms. For additional information, see “Organizational Documents Proposal C”; and

D.
Organizational Documents Proposal D—to authorize all other changes in connection with the replacement of the Cayman Constitutional Documents with the Proposed Certificate of Incorporation and Proposed Bylaws as part of the Domestication (copies of which are attached to this proxy statement/prospectus as Annex I and Annex J, respectively), including, among other things, (i) changing the corporate name from “Acies Acquisition Corp.” to “PLAYSTUDIOS, Inc.,” (ii) making New PLAYSTUDIOS’ corporate existence perpetual, (iii) adopting Delaware as the exclusive forum for certain stockholder litigation and the federal district courts of the United States of America the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, and (iv) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which the Acies Board of Directors believes is necessary to adequately address the needs of New PLAYSTUDIOS after the Business Combination. For additional information, see “Organizational Documents Proposal D.’’
The Proposed Organizational Documents differ in certain material respects from the Cayman Constitutional Documents and Acies encourages its shareholders to carefully review the information set out in the section titled “Organizational Documents Proposals” and the full text of the Proposed Organizational Documents, attached hereto as Annexes I and J.
Merger Election Proposal
Assuming the Business Combination Proposal, the Domestication Proposal and each of the Organizational Documents Proposals are approved, Acies’ shareholders are also being asked to approve by ordinary resolution the Director Election Proposal to consider and vote upon a proposal to approve by ordinary resolution to elect six directors who, upon consummation of the Business Combination, will be the directors of New PLAYSTUDIOS. For additional information on the proposed directors, see “Director Election Proposal.”
Stock Issuance Proposal
Acies’ shareholders are also being asked to consider and vote upon a proposal to approve, for the purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, the issuance of shares of New PLAYSTUDIOS common stock to the PLAYSTUDIOS stockholders pursuant to the terms of the Merger Agreement. For additional information, see “Merger Issuance Proposal.”
PIPE Issuance Proposal
Acies’ shareholders are also being asked to consider and vote upon a proposal to approve, for the purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, the issuance of shares of New PLAYSTUDIOS Class A common stock to the PIPE Investors in connection with the PIPE Investment. For additional information, see “PIPE Issuance Proposal.”
Incentive Plan Proposal
Assuming the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposals, the Director Election Proposal, the Merger Issuance Proposal and the PIPE Issuance Proposal are approved, Acies’ shareholders are also being asked to approve by ordinary resolution the Incentive Plan, a copy of which is attached to this proxy statement/prospectus as Annex F, including the authorization of the initial share reserve under the Incentive Plan. For additional information, see “Incentive Plan Proposal.”
ESPP Proposal
Assuming the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposals, the Director Election Proposal, the Merger Issuance Proposal and the PIPE Issuance Proposal are approved, Acies’ shareholders are also being asked to approve by ordinary resolution the ESPP, a copy of which is attached to this proxy statement/prospectus as Annex G, including the authorization of the initial share reserve under the ESPP. For additional information, see “ESPP Proposal.”
Auditor Ratification Proposal
Acies’ shareholders are also being asked to ratify the audit committee’s selection of Marcum as our independent registered public accounting firm for the fiscal year ending December 31, 2021. The audit committee is directly responsible for appointing Acies’ independent registered public accounting firm. The audit committee is not bound by the outcome of this vote. However, if the shareholders do not ratify the selection of Marcum as our independent registered public accounting firm for the fiscal year ending

December 31, 2021, our audit committee may reconsider the selection of Marcum as our independent registered public accounting firm. For additional information, see “Auditor Ratification Proposal.”
Adjournment Proposal
If, based on the tabulated vote, there are not sufficient votes at the time of the Extraordinary General Meeting to authorize Acies to consummate the Business Combination (because any of the Condition Precedent Proposals have not been approved (including as a result of the failure of any other cross-conditioned Condition Precedent Proposals to be approved), the Acies Board of Directors may submit a proposal to adjourn the Extraordinary General Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies. For additional information, see “Adjournment Proposal.”
Related Agreements
This section describes certain additional agreements entered into or to be entered into pursuant to the Merger Agreement. For additional information, see “Business Combination Proposal—Related Agreements.”
Sponsor Support Agreement
In connection with the execution of the Merger Agreement, Acies entered into the Sponsor Support Agreement, a copy of which is attached to this proxy statement/prospectus as Annex B. Pursuant to the Sponsor Support Agreement, Acies and the Sponsor agreed, among other things, (i) to vote in favor of the Merger Agreement and the transactions contemplated thereby, (ii) that 900,000 Acies Class B ordinary shares held by the Sponsor shall become unvested and subject to forfeiture if certain earnout conditions are not satisfied, (iii) to forfeit, for no consideration, 850,000 Acies Class B ordinary shares held by the Sponsor and 715,000 Acies private placement warrants, (iv) to forfeit additional Acies Class B ordinary shares conditioned on certain redemptions of Acies Class A ordinary shares, and (v) not to transfer any Acies Class B ordinary shares or Acies private placement warrants (together, the “Sponsor Lock-Up Securities”) until the date that is 12 months after the Closing, subject to the terms and conditions contemplated by the Sponsor Support Agreement. For a more complete description of the Sponsor Support Agreement, see “Business Combination Proposal—Related Agreements—Sponsor Support Agreement.”
PLAYSTUDIOS Holders Support Agreements
On February 2, 2021, Acies also entered into the PLAYSTUDIOS Holders Support Agreements, with Acies, PLAYSTUDIOS and certain stockholders of PLAYSTUDIOS (the “Key Stockholders”). The Key Stockholders include Mr. Pascal and the Founder Group, PLAYSTUDIOS’ Executive Vice President and Co-Founder, Paul Mathews, and his affiliated entities, MGM Resorts International, and other investors and employees of PLAYSTUDIOS, which held approximately 20.3%, 6.7%, 15.7%, and 16.4%, respectively, or 59.1% in the aggregate, of PLAYSTUDIOS’ outstanding capital stock as of December 31, 2020. Under the PLAYSTUDIOS Holders Support Agreements, the Key Stockholders agreed, within forty-eight (48) hours following the SEC declaring effective this proxy statement/prospectus, to execute and deliver a written consent with respect to the outstanding shares of PLAYSTUDIOS common stock and PLAYSTUDIOS preferred stock held by the Key Stockholders adopting the Merger Agreement and related transactions and approving the Business Combination. The shares of PLAYSTUDIOS common stock and PLAYSTUDIOS preferred stock that are owned by the Key Stockholders and subject to the PLAYSTUDIOS Holders Support Agreements represent (i) a majority of the outstanding voting power of PLAYSTUDIOS preferred stock, voting as a separate class and (ii) a majority of the outstanding voting power of PLAYSTUDIOS common stock and PLAYSTUDIOS preferred stock (on an as converted basis), voting together as a single class, which are the only votes of PLAYSTUDIOS stockholders required to approve and adopt the Merger Agreement and the other transactions contemplated thereby, including the Business Combination. For a more complete description of the PLAYSTUDIOS Holders Support Agreements, see “Business Combination Proposal—Related Agreements—PLAYSTUDIOS Holders Support Agreements.”
Registration Rights Agreement
The Merger Agreement contemplates that, at the Closing, New PLAYSTUDIOS, Sponsor, certain stockholders of PLAYSTUDIOS will enter into the Registration Rights Agreement pursuant to which New

PLAYSTUDIOS will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of New PLAYSTUDIOS common stock and other equity securities of New PLAYSTUDIOS that are held by the parties thereto from time to time. For additional information, see “Business Combination Proposal—Related Agreements—Registration Rights Agreement.”
The PIPE Subscription Agreements
In connection with the execution of the Merger Agreement, Acies entered into Subscription Agreements with the PIPE Investors pursuant to, and on the terms and subject to the conditions of which, the PIPE Investors have collectively subscribed for 25,000,000 shares of New PLAYSTUDIOS Class A Common Stock for an aggregate purchase price equal to $250 million.
The Subscription Agreements for the PIPE Investors provide for certain registration rights. In particular, New PLAYSTUDIOS will be required to, as soon as practicable but no later than 30 calendar days following the Closing, submit to or file with the SEC a registration statement registering the resale of such shares to be issued to any such third-party investor. Additionally, New PLAYSTUDIOS will be required to use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof, but no later than the earliest of (i) the 60th calendar day following the filing date thereof, (ii) the 90th calendar day following the filing date thereof if the SEC notifies New PLAYSTUDIOS that it will “review” the registration statement, and (iii) the 10th business day after the date New PLAYSTUDIOS is notified in writing by the SEC that the registration statement will not be “reviewed” or will not be subject to further review. New PLAYSTUDIOS must use reasonable best efforts to keep the registration statement effective until the earliest of: (i) the date on which all of the shares covered by the registration statement have been sold, (ii) with respect to shares held by a particular subscriber, the date all shares held by such subscriber may be sold without restriction under Rule 144, and (iii) three years from the date of effectiveness of the registration statement. For more information, see “Business Combination Proposal—Related Agreements—The PIPE Subscription Agreements.”
Acies Board of Directors’ Reasons for the Business Combination
Acies was organized for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.
In evaluating the Business Combination, the Acies Board of Directors consulted with Acies’ senior management and considered a number of factors. This explanation of Acies’ reasons for the Acies Board of Directors’ approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement Regarding Forward-Looking Statements.” The Acies Board of Directors considered the following factors related to PLAYSTUDIOS and the Business Combination:
•
High-Growth Industry.   The global games market is substantial and growing rapidly. According to Newzoo, the global games market is estimated to grow to $217.9 billion by 2023, up from $138.8 billion in 2018, representing a 9% CAGR from 2018 to 2023. While the global games market as a whole is growing rapidly, the mobile gaming market has outpaced the broader industry’s growth. According to Newzoo, mobile games was an $86.3 billion market in 2020 and represented the largest and fastest-growing segment of the global games market, growing at 26% in 2020. The proliferation of smartphones has been a key driver of this growth. According to Newzoo, in 2020 there were an estimated 3.6 billion smartphone users globally, growing at a rate of 8% compared to the prior year, creating an increasingly large market for game developers to target.

•
Unique and defensible business model.   PLAYSTUDIOS was named a top 30 U.S.-headquartered mobile app publisher for 2021 and a top 30 Americas-headquartered mobile app publisher for 2020, in each case, measured by worldwide combined revenue through the Apple App Store and Google Play platforms for 2020 and 2019, as estimated by App Annie, a mobile data and analytics provider. Furthermore, PLAYSTUDIOS offers a one-of-a-kind loyalty platform that lets players earn real-world rewards from a curated collection of over 80 awards partners representing more than 275 brands. As of December 31, 2020, the PLAYSTUDIOS community has exchanged in-game loyalty points for over 10 million rewards with a retail value of nearly $500 million. The loyalty platform drives growth in PLAYSTUDIOS’ existing portfolio of games, reduces the risk for new game launches, and supports acquisitions of other games.
•
Extraordinary User Engagement.   PLAYSTUDIOS has developed a product offering to players that has proven engaging. Their games have been downloaded over 100 million times and were played by 4.3 million monthly active users for the year ended December 31, 2020.

•
Significant Revenue and Earnings Growth Potential.   PLAYSTUDIOS’ platform has enabled it to achieve an attractive financial profile, characterized by strong existing growth. From 2019 to 2020, PLAYSTUDIOS achieved revenue growth of 12.7%, from $239.4 million for the year ended December 31, 2019 to $269.9 million for the year ended December 31, 2020, compared to revenue growth of 22.5% from $195.5 million to $239.4 million for the years ended December 31, 2018 and 2019. Acies believes that PLAYSTUDIOS is well positioned to continue its dynamic growth trajectory.

•
Experienced and Motivated Management Team.   PLAYSTUDIOS is a founder-driven business led by its chief executive officer, Andrew Pascal. Mr. Pascal’s vision for the company and the competitive gaming industry at large is unique and difficult to duplicate given PLAYSTUDIOS’ proprietary technology and unique positioning. Mr. Pascal has further surrounded himself with a leadership team of entrepreneurs, product leaders, technologists, game designers, data scientists, and loyalty marketers who bring decades of experience, and a shared commitment to assembling teams and building quality products that are enduring.

For a more complete description of the Acies Board of Directors’ reasons for approving the Business Combination, including other factors and risks considered by the Acies Board of Directors, see the section titled “Business Combination Proposal—Acies Board of Directors’ Reasons for the Business Combination.”
Opinion of the Financial Advisor to Acies
On January 31, 2021, Houlihan Lokey Capital, Inc., which we refer to as Houlihan Lokey, orally rendered its opinion to the Acies Board of Directors (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the Acies Board of Directors dated January 31, 2021), as to the fairness, from a financial point of view, to Acies of the Aggregate Merger Consideration, excluding the Earnout Shares, (the “Aggregate Closing Merger Consideration”) to be issued and paid by Acies in the First Merger pursuant to the Merger Agreement.
Houlihan Lokey’s opinion was directed to the Acies Board of Directors (in its capacity as such) and only addressed the fairness, from a financial point of view, to Acies of the Aggregate Closing Merger Consideration to be issued and paid by Acies in the First Merger pursuant to the Merger Agreement and did not address any other aspect or implication of the Business Combination and related transactions or any other agreement, arrangement or understanding. The summary of Houlihan Lokey’s opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex K to this proxy statement/prospectus and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation to the Acies Board of Directors, any shareholder or any other person as to how to act or vote or make any election with respect to any matter relating to Business Combination and related transactions or otherwise, including, without limitation, whether holders of Acies Class A ordinary shares should redeem their shares or whether any party should participate in the PIPE Investment. For additional information, see “Business Combination Proposal—Opinion of the Financial Advisor to Acies.”
Ownership of New PLAYSTUDIOS Following the Business Combination
As of the date of this proxy statement/prospectus, there are (i) 21,525,000 Acies Class A ordinary shares issued and outstanding, (including as part of issued and outstanding Acies units) and (ii) 5,381,250 Acies Class B ordinary shares issued and outstanding. In addition, as of the date of this proxy statement/prospectus, there are an aggregate of 7,175,000 public warrants and 4,536,667 private placement warrants of Acies, in each case, issued and outstanding. Each whole warrant entitles the holder thereof to purchase one Acies Class A ordinary share and, following the Domestication, will entitle the holder thereof to purchase one share of New PLAYSTUDIOS Class A common stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination) the Acies fully diluted share capital would be 38,617,917.
It is anticipated that, following the Business Combination (assuming consummation of the transactions contemplated by the Merger Agreement), (i) Acies’ public shareholders are expected to own approximately 16.2% of the outstanding New PLAYSTUDIOS common stock, (ii) PLAYSTUDIOS stockholders (without taking into account any public shares held by PLAYSTUDIOS stockholders prior to the consummation of the Business Combination) are expected to own approximately 49.2% of the outstanding New PLAYSTUDIOS Class A common stock and 100.0% of the outstanding New PLAYSTUDIOS Class B common stock, representing 12.4% of the outstanding New PLAYSTUDIOS common stock, (iii) the Sponsor is expected to own approximately 3.4% of the outstanding New PLAYSTUDIOS common stock, and (iv) the PIPE Investors are expected to own approximately 18.8 of the outstanding New PLAYSTUDIOS common stock. Members of the Founder Group will be the only holders of shares of New PLAYSTUDIOS Class B common stock, with each share entitled to twenty (20) votes. As a result, it is expected that the Founder Group will hold over 70% of the outstanding voting power of New PLAYSTUDIOS immediately following the closing of the Business Combination. These percentages assume (a) that no public shareholders exercise their redemption rights in connection with the Business Combination, (b) that New PLAYSTUDIOS issues 65,282,016 shares of New PLAYSTUDIOS Class A common stock and 16,358,430 shares of Class B common stock to PLAYSTUDIOS stockholders as the Aggregate Merger Consideration pursuant to the Merger Agreement, (c) that New PLAYSTUDIOS issues 25,000,000 of New PLAYSTUDIOS common stock to the PIPE Investors pursuant to the PIPE Investment, and (d) that the current PLAYSTUDIOS stockholders elect to receive cash of $144.1 million as consideration in the Business Combination, which represents the maximum amount that such stockholders may elect to receive as cash consideration under the Merger Agreement (assuming no exercise of outstanding PLAYSTUDIOS Options as of December 31, 2020). If the actual facts are different from these assumptions, the percentage ownership retained by Acies’ existing shareholders in New PLAYSTUDIOS (following the consummation of the Business Combination) will be different.
The following table illustrates varying ownership levels in New PLAYSTUDIOS immediately following the consummation of the Business Combination based on the assumptions above, and (ii) a scenario in which holders of 21,525,000 shares of Acies Class A ordinary shares exercise their redemption rights for their pro rata share of the funds in the Trust Account. The Merger Agreement includes as a condition to closing the Business Combination that, at the Closing, Acies will have a minimum of $200 million in cash comprising (i) the cash held in the Trust Account after giving effect to Acies share redemptions, (ii) proceeds from the PIPE Investment and (iii) less certain filing fees incurred by Acies. As the proceeds from the PIPE Investment are expected to satisfy the minimum cash requirement, the total Trust Account balance of $215.3 million as of December 31, 2020, is reflected as being redeemed.
	No Redemption Scenario			Maximum Redemption Scenario
(in dollars, except share data)	Shares	Ownership %	Voting Power %	Shares	Ownership %	Voting Power %
Acies public shareholders(1)	21,525,000	16.2%	4.9%	—	—	—
Sponsor(1)(2)	4,531,250	3.4%	0.8%	3,724,062	3.0%	0.6%
PLAYSTUDIOS stockholders (excluding Founder Group)(3)	65,282,016	49.2%	14.7%	76,802,373	61.5%	15.7%
Founder Group(3)	16,358,430	12.4%	74.0%	19,245,211	15.5%	78.6%
PIPE investment shareholders	25,000,000	18.8%	5.6%	25,000,000	20.0%	5.1%
Pro forma New PLAYSTUDIOS common stock at December 31, 2020	132,696,696	100%	100%	124,771,646	100%	100%

(1)
Excludes the shares of New PLAYSTUDIOS Class A common stock underlying Acies public and private placement warrants under both scenarios, as the warrants are not exercisable until 30 days after the close of the Business Combination or one year from the closing of the IPO.

(2)
Includes 900,000 shares of New PLAYSTUDIOS Class A common stock held by the Sponsor, under both scenarios that are subject to forfeiture if certain earnout conditions are not satisfied, as the shares are issued and outstanding as of the closing date of the Business Combination.
(3)
Excludes shares of New PLAYSTUDIOS common stock underlying New PLAYSTUDIOS Options as well as any potential earn-out consideration, as they do not represent legally outstanding shares of New PLAYSTUDIOS common stock at Closing.

If none of the PLAYSTUDIOS stockholders elect to receive any cash as consideration in the Business Combination, in the no redemptions scenario, an additional 14.4 million shares of New PLAYSTUDIOS common stock will be issued to current PLAYSTUDIOS stockholders and an additional $144.1 million in cash will be available on the New PLAYSTUDIOS balance sheet at Closing. In such event:
•
the ownership percentage and voting power percentage of the Acies public shareholders would decrease to 14.6% and 4.2%;

•
the ownership percentage and voting power percentage of the Sponsor would decrease to 3.1% and 0.7%;

•
the ownership percentage and voting power percentage of the PLAYSTUDIOS stockholders (excluding the Founder Group) would increase to 52.2% and 15.0%;

•
the ownership percentage and voting power percentage of the Founder Group would increase to 13.1% and 75.2%; and

•
the ownership percentage and voting power percentage of the PIPE Investors would decrease to 17.0% and 4.9%.

In the maximum redemption scenario, no PLAYSTUDIOS stockholders will receive any cash as consideration in the Business Combination.
The numbers of shares and percentage interests set forth above have been presented for illustrative purposes only and do not necessarily reflect what New PLAYSTUDIOS' share ownership will be after the Closing. For more information about the merger consideration, these scenarios and the underlying assumptions, see “Unaudited Pro Forma Condensed Combined Financial Information” and “Business Combination Proposal—The Merger Agreement—Effects of the Merger Agreement—Aggregate Merger Consideration.”
Date, Time and Place of Extraordinary General Meeting of Acies’ Shareholders
The Extraordinary General Meeting will be held at           , Eastern Time on           , 2021 at the offices of Latham & Watkins LLP located at 10250 Constellation Blvd., Suite 1100, Los Angeles, California 90067, and also virtually via live webcast at: https://www.cstproxy.com/aciesacq/sm2021, or such other date, time and place to which such meeting may be adjourned, to consider and vote upon the proposals to be put to the Extraordinary General Meeting, including, if necessary, the Adjournment Proposal, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Extraordinary General Meeting, each of the Condition Precedent Proposals have not been approved.
Voting Power; Record Date
Acies shareholders will be entitled to vote or direct votes to be cast at the Extraordinary General Meeting if they owned ordinary shares at the close of business on           , 2021, which is the “record date” for the Extraordinary General Meeting. Acies shareholders will have one vote for each ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Acies warrants do not have voting rights. As of the close of business on the record date, there were 26,906,250 ordinary shares issued and outstanding, of which 21,525,000 were issued and outstanding public shares.
Quorum and Vote of Acies Shareholders
A quorum of Acies shareholders is necessary to hold a valid meeting. A quorum will be present at the Extraordinary General Meeting if a majority of the issued and outstanding ordinary shares entitled to vote at the Extraordinary General Meeting are represented in person or by proxy. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting. As of the record date for the Extraordinary General Meeting, 13,453,126 ordinary shares would be required to achieve a quorum.
The Sponsor and each officer and director of Acies have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement, and waive their redemption rights in connection with the consummation of the Business Combination with respect to any ordinary shares held by them. The ordinary shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Sponsor (including Acies’ independent directors and executive officers) owns 20.0% of the issued and outstanding ordinary shares.
The proposals presented at the Extraordinary General Meeting require the following votes:
•
Business Combination Proposal:   The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary General Meeting.

•
Domestication Proposal:   The approval of the Domestication Proposal requires a special resolution under the Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary General Meeting.

•
Organizational Documents Proposals:   The separate approval of each of the Organizational Documents Proposals requires an ordinary resolution under Cayman Island law, being the affirmative vote of holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary General Meeting, save for Organizational Documents Proposal D which requires a special resolution under Cayman Island law, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary General Meeting.

•
Director Election Proposal:   The approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the majority of the holders of Acies Class B ordinary shares.

•
Merger Issuance Proposal:   The approval of the Merger Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary General Meeting.

•
PIPE Issuance Proposal:   The approval of the PIPE Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary General Meeting.

•
Incentive Plan Proposal:   The approval of the Incentive Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary General Meeting.

•
ESPP Proposal:   The approval of the ESPP Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary General Meeting.

•
Auditor Ratification Proposal:   The approval of the Auditor Ratification Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary General Meeting.

•
Adjournment Proposal:   The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary General Meeting. The Adjournment Proposal is not conditioned upon any other proposal.

Redemption Rights
Pursuant to the Cayman Constitutional Documents, a public shareholder may request of Acies that New PLAYSTUDIOS redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:
•
hold public shares or if you hold public shares through units, you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

•
submit a written request to Continental, Acies’ transfer agent, that New PLAYSTUDIOS redeem all or a portion of your public shares for cash; and

•
deliver your public shares to Continental, Acies’ transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 2:00 p.m., Pacific Time, on           , 2021 (two business days before the Extraordinary General Meeting) in order for their shares to be redeemed.
Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, Acies’ transfer agent, directly and instruct Continental to do so. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of whether or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, Acies’ transfer agent, New PLAYSTUDIOS will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of November 9, 2020, this would have amounted to approximately $10.00 per issued and outstanding public share. However, the proceeds deposited in the trust account could become subject to the claims of Acies’ creditors, if any, which could have priority over the claims of the public shareholders, regardless of whether such public shareholder votes or, if they do vote, irrespective of whether they vote for or against the Business Combination Proposal. Therefore, the per-share distribution from the trust account in such a situation may be less than originally expected due to such claims. Whether you vote, and if you do vote irrespective of how you vote, on any proposal, including the Business Combination Proposal, will have no impact on the amount you will receive upon exercise of your redemption rights. It is expected that the funds to be distributed to public shareholders electing to redeem their public shares will be distributed promptly after the consummation of the Business Combination. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication, and, accordingly, it is shares of New PLAYSTUDIOS common stock that will be redeemed immediately after consummation of the Business Combination. See “Extraordinary General Meeting of Acies—Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.
Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
The Sponsor and each officer and director of Acies have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement, and waive their redemption rights in connection with the consummation of the Business Combination with respect to any ordinary shares held by them. The ordinary shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Sponsor (including Acies’ independent directors) owns 20% of the issued and outstanding ordinary shares.
Holders of the warrants will not have redemption rights with respect to the warrants.
Appraisal Rights
Neither Acies’ shareholders nor Acies’ warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.
Proxy Solicitation
Acies is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail, but also may be made by telephone or in person, and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Acies will bear the cost of the solicitation.
Acies has engaged Morrow Sodali LLC (“Morrow Sodali”) to assist in the solicitation of proxies. Acies will pay Morrow Sodali a fee of $25,000 plus disbursements. Such fee will be paid with non-trust account funds. Acies will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Acies will reimburse them for their reasonable expenses. Acies’ directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the internet or in person. They will not be paid any additional amounts for soliciting proxies.
If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the Extraordinary General Meeting. A shareholder also may change its vote by submitting a later-dated proxy as described in the section titled “Extraordinary General Meeting of Acies—Revoking Your Proxy.”
Interests of Acies’ Directors and Executive Officers in the Business Combination
When you consider the recommendation of the Acies Board of Directors in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor and Acies’ directors and executive officers have interests in such proposal that are different from, or in addition to, those of Acies’ shareholders and warrant holders generally. These interests include, among other things, the interests listed below:
•
Prior to Acies’ IPO, the Sponsor purchased 8,625,000 Acies Class B ordinary shares for an aggregate purchase price of $25,000, or approximately $0.003 per share, and subsequently the Sponsor cancelled an aggregate of 2,875,000 Sponsor Shares, thereby reducing the aggregate number of Sponsor Shares held by our sponsor to 5,750,000 for approximately $0.004 per share. As a result of the underwriters’ election to partially exercise their over-allotment option on November 9, 2020, 368,750 Sponsor Shares were forfeited, resulting in an aggregate of 5,381,250 Sponsor Shares issued and outstanding. Simultaneously with the closing of the IPO, the Sponsor purchased 4,333,333 private placement warrants at a price of $1.50 per private placement warrant. Subsequently, on November 9, 2020, in connection with the underwriters’ election to partially exercise their over-allotment option, the Company sold an additional 203,334 private placement warrants to the Sponsor, at a price of $1.50 per private placement warrant, resulting in an aggregate of 4,536,667 private placement warrants issued and outstanding. If Acies does not consummate a business combination by October 22, 2022 (or if such date is extended at a duly called extraordinary general meeting, such later date), it would cease all operations except for the purpose of winding up, redeeming all of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating, subject in each case to its obligations under the Cayman Islands Companies Act to provide for claims of creditors and the requirements of other applicable law. In such event, the 5,381,250 Acies Class B ordinary shares collectively owned by the Sponsor would be worthless because following the redemption of the public shares, Acies would likely have few, if any, net assets and because the Sponsor has agreed to waive their respective rights to liquidating distributions from the trust account in respect of any Acies Class A ordinary shares and Acies Class B ordinary shares held by it, as applicable, if Acies fails to complete a business combination within the required period. Additionally, in such event, the private placement warrants purchased by the Sponsor will also expire worthless. The 4,531,250 shares of New PLAYSTUDIOS Class A common stock that the Sponsor will hold following the Mergers (assuming no redemptions and after giving effect to the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of $49.5 million based upon the closing price of $10.92 per share of public share on Nasdaq on February 12, 2021, the most recent closing price. Given such shares of New PLAYSTUDIOS Class A common stock will be subject to certain restrictions, including those described above, Acies believes such shares have less value.
•
Acies’ existing directors and officers will be eligible for continued indemnification and continued coverage under a directors’ and officers’ liability insurance policy after the Mergers and pursuant to the Merger Agreement.

•
The Sponsor (including its representatives and affiliates) and Acies’ directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to that of Acies. The Sponsor and Acies’ directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to Acies completing its initial business combination. Moreover, certain of Acies’ directors and officers have time and attention requirements for investment funds of which affiliates of the Sponsor are the investment managers. Acies’ directors and officers also may become aware of business opportunities which may be appropriate for presentation to Acies and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in Acies’ favor, and such potential business opportunities may be presented to other entities prior to their presentation to Acies, subject to applicable fiduciary duties under Cayman Islands Companies Act. Acies’ Cayman Constitutional Documents provide that Acies renounce its interest in any corporate opportunity offered to any director or officer of Acies unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of Acies and it is an opportunity that Acies is able to complete on a reasonable basis.

•
In the event that Acies fails to consummate a business combination within the prescribed time frame (pursuant to the Cayman Constitutional Documents), or upon the exercise of a redemption right in connection with the Business Combination, Acies will be required to provide for payment of claims of creditors that were not waived that may be brought against Acies within the 10 years following such redemption. In order to protect the amounts held in Acies’ trust account, the Sponsor has agreed that it will be liable to Acies if and to the extent any claims by a third-party (other than Acies’ independent auditors) for services rendered or products sold to Acies, or a prospective target business with which Acies has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case, net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third-party that executed a waiver of any and all rights to seek access to the trust account and except as to any claims under the indemnity of the underwriters of Acies’ initial public offering against certain liabilities, including liabilities under the Securities Act.

•
Following consummation of the Business Combination, the Sponsor, Acies’ officers and directors and their respective affiliates would be entitled to reimbursement for certain out-of-pocket expenses related to identifying, investigating and consummating an initial business combination or repayment of loans, if any, and on such terms as to be determined by Acies from time to time, made by the Sponsor or any of Acies’ officers or directors to finance transaction costs in connection with an intended initial business combination. However, if Acies fails to consummate a business combination within the required period, the Sponsor and Acies’ officers and directors and their respective affiliates will not have any claim against the trust account for reimbursement.
•
In order to finance transaction costs in connection with Acies’ initial business combination (including any amounts which are currently outstanding), the Sponsor or an affiliate of the Sponsor, or certain of Acies’ officers and directors, may, but are not obligated to, loan funds to Acies as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes that would each become due and payable in full, without interest, upon completion of Acies’ initial business combination. In the event that Acies does not complete its initial business combination within the prescribed time frame, Acies may use a portion of its working capital held outside of its trust account to repay any Working Capital Loans made to Acies, but no proceeds held in the trust account would be used to repay such Working Capital Loans, and the applicable related party lender or lenders may not be able to recover the value it or they have loaned to Acies pursuant to such Working Capital Loans.

•
Pursuant to the Registration Rights Agreement, the Sponsor will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the shares of New PLAYSTUDIOS Class A common stock and New PLAYSTUDIOS warrants held by such parties following the consummation of the Business Combination.

•
In addition, Andrew Pascal, the current Chief Executive Officer of PLAYSTUDIOS, holds a direct economic interest in Acies Class B ordinary shares and Acies private placement warrants through his ownership of interests in the Sponsor. In connection with Acies’ initial public offering and the partial exercise of the over-allotment option, Mr. Pascal became the beneficial holder of 522,843 Acies Class B ordinary shares and 449,129 Acies private placement warrants. Mr. Pascal has agreed to forfeit his interests in the Sponsor and all of the associated Acies Class B ordinary shares and Acies private placement warrants, contingent on the Closing. Mr. Pascal is also a co-founder of Acies and an advisor to the Acies Board of Directors. Mr. Pascal did not participate in any meetings of the Acies Board of Directors in which the Business Combination or any other potential business combination of Acies was discussed, including the meeting in which the Merger Agreement was approved.

The Sponsor has agreed to vote in favor of the Business Combination, regardless of how our public shareholders vote. Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the Sponsor and each officer and director of Acies have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement. As of the date of this proxy statement/prospectus, the Sponsor (including Acies’ independent directors) owns 20% of the issued and outstanding ordinary shares.
At any time at or prior to the Business Combination, subject to applicable securities laws (including with respect to material nonpublic information), the Sponsor, the existing stockholders of PLAYSTUDIOS or our or their respective directors, officers, advisors or respective affiliates may (i) purchase public shares from institutional and other investors that vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or elect to redeem, or indicate an intention to redeem, public shares, (ii) execute agreements to purchase such shares from such investors in the future, or (iii) enter into transactions with such investors and others to provide them with incentives to acquire public shares, vote their public shares in favor of the Condition Precedent Proposals or not redeem their public shares. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of Acies’ shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, the existing stockholders of PLAYSTUDIOS or that their respective directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (a) satisfaction of the requirement that holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the Extraordinary General Meeting, vote in favor of the Business Combination Proposal, the Organizational Document Proposals (excluding

Organizational Documents Proposal D and the Director Election Proposal), the Merger Issuance Proposal, the PIPE Issuance Proposal, the Incentive Plan Proposal, the ESPP Proposal, the Auditor Ratification Proposal, and the Adjournment Proposal, (b) satisfaction of the requirement that holders of at least two-thirds of the ordinary shares, represented in person or by proxy and entitled to vote at the Extraordinary General Meeting, vote in favor of the Domestication Proposal and Organizational Documents Proposal D, (c) satisfaction of the Minimum Cash Condition, (d) otherwise limiting the number of public shares electing to redeem and (e) Acies’ net tangible assets (as determined in accordance with Rule 3a51(g)(1) of the Exchange Act) being at least $5,000,001.
Entering into any such arrangements may have a depressive effect on the Acies ordinary shares (e.g., by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the Acies ordinary shares such investor or holder owns, either at or prior to the Business Combination). If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the Extraordinary General Meeting and would likely increase the chances that such proposals would be approved. Acies will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the Extraordinary General Meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
The existence of financial and personal interests of one or more of Acies’ directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Acies and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Acies’ officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “Business Combination Proposal—Interests of Acies’ Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
Recommendation to Shareholders of Acies
The Acies Board of Directors believes that the Business Combination Proposal and the other proposals to be presented at the Extraordinary General Meeting are in the best interest of Acies’ shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” each of the separate Organizational Documents Proposals, “FOR” the Director Election Proposal, “FOR” the Merger Issuance Proposal, “FOR” the PIPE Issuance Proposal, “FOR” the Incentive Plan Proposal, “FOR” the ESPP Proposal, “FOR” the Auditor Ratification Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the Extraordinary General Meeting.
The existence of financial and personal interests of one or more of Acies’ directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Acies and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Acies’ officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “Business Combination Proposal—Interests of Acies’ Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
Sources and Uses of Funds for the Business Combination
The following table summarizes the sources and uses for funding the Business Combination. The sources and uses are presented for two scenarios: the No Redemption Scenario and the Maximum Redemption Scenario. For more information, see “Unaudited Pro Forma Condensed Combined Financial Information.”

Sources			Uses
($ in thousands)	No Redemption Scenario	Maximum Redemption Scenario		No Redemption Scenario	Maximum Redemption Scenario
Cash and investments held in trust account(1)	$215,276	$—	Cash to PLAYSTUDIOS stockholders(3)	$144,071	$—
PIPE Investment(2)	$250,000	$250,000	Cash to balance sheet(4)	$261,601	$190,396
	—	—	Transaction expenses(5)	$59,604	$59,604
Total sources	$465,276	$250,000	Total uses	$465,276	$250,000

(1)
Calculated as of December 31, 2020. Cash and investments held in the Trust Account is $0 under the Maximum Redemption Scenario as a result of Acies shareholder redemptions.

(2)
Shares issued in the PIPE Investment are at a deemed value of $10.00 per share.

(3)
The Merger Agreement entitles PLAYSTUDIOS stockholders to make an election for cash consideration for up to 15% of their outstanding shares of PLAYSTUDIOS capital stock. Under the No Redemption Scenario, the available cash is expected to be sufficient for each PLAYSTUDIOS stockholder to elect the full 15%, and this scenario assumes the maximum amount of elections. Under the Maximum Redemption Scenario, there is insufficient available cash to pay any cash consideration to PLAYSTUDIOS stockholders.

(4)
New PLAYSTUDIOS is expected to satisfy the minimum cash condition of $200 million under both the No Redemption Scenario and Maximum Redemption Scenario. In calculating cash for purposes of the minimum cash condition, Acies cash available for use by New PLAYSTUDIOS after Closing is expected to be approximately $465.7 million and $250.4 million under the No Redemption and Maximum Redemption scenarios, respectively, calculated as the sum of (i) the funds remaining in the Trust Account following Acies shareholder redemptions, (ii) estimated proceeds from the PIPE Investment and (iii) the Acies cash balance as of December 31, 2020, minus $0.7 million of certain filing fees incurred by Acies.

(5)
Includes (i) deferred underwriting commission of $7,533,750 payable to the underwriters for the Acies initial public offering, (ii) $5.0 million of incremental transaction bonuses that will be awarded to certain executives and employees of New PLAYSTUDIOS, with the allocation of such bonuses to be determined by the Chief Executive Officer of New PLAYSTUDIOS, (iii) $2.5 million of cash that will be donated to one or more charities to be determined by New PLAYSTUDIOS and (iv) other estimated transaction expenses. Includes $2.0 million already paid as of December 31, 2020.

U.S. Federal Income Tax Considerations
For a discussion summarizing certain U.S. federal income tax considerations of the Domestication and an exercise of redemption rights in connection with the Business Combination, please see “U.S. Federal Income Tax Considerations for Holders of Acies Securities.” For a discussion summarizing certain U.S. federal income tax considerations of the Mergers to Holders of PLAYSTUDIOS capital stock, please see “U.S. Federal Income Tax Considerations for Holders of PLAYSTUDIOS Capital Stock.”
Expected Accounting Treatment
The Domestication
There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of Acies as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of New PLAYSTUDIOS immediately following the Domestication will be the same as those of Acies immediately prior to the Domestication.
The Business Combination
The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Acies will be treated as the “acquired” company for accounting purposes and the Business Combination will be treated as the equivalent of PLAYSTUDIOS issuing stock for the net assets of Acies, accompanied by a recapitalization. The net assets of Acies will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of PLAYSTUDIOS. PLAYSTUDIOS has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances under both the no and maximum redemption scenarios:
•
PLAYSTUDIOS’ existing stockholders will have over 80% of the voting interest in the post-combination company;

•
The largest individual minority stockholder of the post-combination company is an existing stockholder of PLAYSTUDIOS;

•
The board of directors of the post-combination company will be comprised of the chief executive officer of PLAYSTUDIOS, one director designated by Acies, and five additional directors to be determined by PLAYSTUDIOS before the closing of the Business Combination;

•
PLAYSTUDIOS’ management will hold executive management roles (including the Chief Executive Officer and Chief Financial Officer, among others) for the post-combination company and be responsible for the day-to-day operations;

•
PLAYSTUDIOS has significantly more revenue-generating activities, which are expected to comprise all of the activities conducted by the post-combination company; and

•
the objective of the Business Combination is to create an operating public company, with management continuing to use PLAYSTUDIOS’ platform and assets to grow the business under the name of PLAYSTUDIOS, Inc.

The preponderance of evidence as described above is indicative that PLAYSTUDIOS is the accounting acquirer in the Business Combination.
Comparison of Shareholders’ Rights
Following the consummation of the Business Combination, the rights of Acies shareholders who become New PLAYSTUDIOS stockholders in the Business Combination will no longer be governed by the Cayman Constitutional Documents and instead will be governed by the Proposed Certificate of Incorporation and the Proposed Bylaws. See “Comparison of Corporate Governance and Shareholder Rights”.
Summary of Risk Factors
A shareholder should consider all the information contained in this proxy statement/prospectus in deciding how to vote for the proposals presented herein. The occurrence of one or more of the events or circumstances described in the section titled “Risk Factors,” alone or in combination with other events or circumstances, may materially adversely affect our business, financial condition and operating results. Such risks include, but are not limited to:
Risks Relating to the Business Combination:
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The Sponsor has agreed to vote in favor of the Business Combination, regardless of how Acies’ public shareholders vote.

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We may be forced to close the Business Combination even if we determined it is no longer in our shareholders’ best interest.

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If our shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their shares of Acies Class A ordinary shares for a pro rata portion of the Trust Account.

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The ability of Acies shareholders to exercise redemption rights with respect to a large number of shares could increase the probability that the Business Combination would be unsuccessful and that shareholders would have to wait for liquidation in order to redeem their stock.

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The Business Combination is subject to conditions, including certain conditions that may not be satisfied on a timely basis, if at all.

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Because New PLAYSTUDIOS will be a “controlled company” within the meaning of the Nasdaq rules, our shareholders may not have certain corporate governance protections that are available to shareholders of companies that are not controlled companies.

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The dual class structure of New PLAYSTUDIOS common stock will have the effect of concentrating voting power with New PLAYSTUDIOS’ Chief Executive Officer and Co-Founder, which will limit an investor’s ability to influence the outcome of important transactions, including a change in control.

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Following the consummation of the Business Combination, our only significant asset will be our ownership interest in PLAYSTUDIOS and such ownership may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on New PLAYSTUDIOS common stock or satisfy our other financial obligations.

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We have a specified maximum redemption threshold. This redemption threshold may make it more difficult for us to complete the Business Combination as contemplated.

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Warrants will become exercisable for New PLAYSTUDIOS common stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our shareholders.

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We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

Risks Relating to Ownership of New PLAYSTUDIOS Common Stock Following the Business Combination and New PLAYSTUDIOS Operating as a Public Company:
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The price of New PLAYSTUDIOS’ common stock, warrants and units may be volatile.

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New PLAYSTUDIOS does not intend to pay cash dividends for the foreseeable future.

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Future resales of New PLAYSTUDIOS common stock after the consummation of the Business Combination may cause the market price of New PLAYSTUDIOS’ common stock to drop significantly, even if New PLAYSTUDIOS’ business is doing well.

Risks Relating to Domestication:
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Upon consummation of the Business Combination, the rights of holders of New PLAYSTUDIOS common stock arising under the DGCL as well as Proposed Organizational Documents will differ from and may be less favorable to the rights of holders of Acies Class A ordinary shares arising under the Cayman Islands Companies Act, as well as the Cayman Constitutional Documents.

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Delaware law and New PLAYSTUDIOS’ Proposed Organizational Documents contain certain provisions, including anti-takeover provisions that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

Risks if Adjournment proposal is not approved:
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If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination and the Domestication, our board of directors will not have the ability to adjourn the Extraordinary General Meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved, and, therefore, the Business Combination may not be consummated.

Risks if the Domestication and the Business Combination are not Consummated:
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If we are not able to complete the Business Combination with PLAYSTUDIOS by October 22, 2022, or able to complete another business combination by such date, in each case, as such date may be further extended pursuant to the Cayman Constitutional Documents, we would cease all operations except for the purpose of winding up and we would redeem our Class A ordinary shares and liquidate the Trust Account, in which case our public shareholders may only receive approximately $10.00 per share and our warrants will expire worthless.
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If the net proceeds of our initial public offering not being held in the Trust Account are insufficient to allow us to operate through to October 22, 2022, and we are unable to obtain additional capital, we may be unable to complete our Business Combination, in which case our public shareholders may only receive $10.00 per share, and our warrants will expire worthless.

Regulatory Matters
Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The Business Combination is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the two filings of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. On or about February 17, 2021, Acies and PLAYSTUDIOS will file the required forms under the HSR Act with respect to the Business Combination with the Antitrust Division and the FTC and requested early termination.
At any time before or after consummation of the Business Combination (or the transactions contemplated by the Merger Agreement), notwithstanding termination of the respective waiting periods under the HSR Act, the applicable competition authorities in the U.S. or any other applicable jurisdiction could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination (or the transactions contemplated by the Merger Agreement, as applicable), conditionally approving the Business Combination (or the transactions contemplated by the Merger Agreement, as applicable) upon divestiture of assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. Acies cannot assure you that the Antitrust Division, the FTC, any state attorney general or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, Acies cannot assure you as to its result.
Neither Acies nor PLAYSTUDIOS is aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act and registration under ITAR. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.
Litigation Relating to the Business Combination
On March 2, 2021, a lawsuit was filed in the Superior Court of California, Los Angeles County, by a purported Acies shareholder in connection with the Business Combination: McCart v. Acies Acquisition Corp., et al. (Sup. Ct. L.A. County) (the “Complaint”). The Complaint names Acies and members of Acies’ board of directors as defendants. The Complaint alleges breaches of fiduciary duties against members of Acies’ board of directors and aiding and abetting the board of directors’ alleged breaches of fiduciary duties against Acies. The Complaint also alleges that the registration statement of which this proxy statement/prospectus forms a part is materially deficient and omits and/or misrepresents material information including, among other things, certain financial information, certain details regarding Acies’ financial advisors and other information relating to the background of the Business Combination. The Complaint generally seeks to enjoin the Business Combination or in the event that it is consummated, recover damages.
Another purported Acies shareholder sent a demand letter on February 19, 2021 (the “Demand”), making similar allegations as those made in the Complaint and demanding additional disclosure regarding the Business Combination.
Acies intends to defend these lawsuits; however, Acies cannot predict with certainty the ultimate resolution of any proceedings that may be brought in connection with these allegations.

Emerging Growth Company
Acies is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in Acies’ periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. Acies has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, Acies, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Acies’ financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.
We will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of Acies’ initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.
Controlled Company Exemption
Upon the completion of the Business Combination, the Founder Group will be the beneficial owner of all the outstanding shares of New PLAYSTUDIOS Class B common stock and, as such, will control the voting power of New PLAYSTUDIOS common stock, as a result of which the Founder Group will have the power to elect a majority of New PLAYSTUDIOS’ directors. Pursuant to the Nasdaq listing standards, a company of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company qualifies as a “controlled company.” As a controlled company, New PLAYSTUDIOS will be exempt from certain Nasdaq corporate governance requirements, including the requirements (i) that a majority of the New PLAYSTUDIOS Board of Directors consist of independent directors, (ii) that the New PLAYSTUDIOS Board of Directors have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (iii) that the New PLAYSTUDIOS Board of Directors have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities. For at least some period following the Business Combination, New PLAYSTUDIOS may utilize these exemptions since the New PLAYSTUDIOS Board of Directors has not yet made a determination with respect to the independence of any directors. Pending such determination, you may not have the same protections afforded to stockholders of companies that are subject to all of these corporate governance requirements.

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following summary unaudited pro forma condensed combined financial information (the “Summary Pro Forma Information”) gives effect to the transaction contemplated by the Merger Agreement. The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Acies will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be reflected as the equivalent of PLAYSTUDIOS issuing stock for the net assets of Acies, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Business Combination will be those of PLAYSTUDIOS. The summary unaudited pro forma condensed combined balance sheet data as of December 31, 2020 gives effect to the Business Combination and related transactions as if they had occurred on December 31, 2020. The summary unaudited pro forma condensed combined statements of operations data for the year ended December 31, 2020 gives effect to the Business Combination and related transactions as if they had occurred on January 1, 2020.
The SEC adopted Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” in May 2020 (the “Release”), with an effective date of January 1, 2021. The amendments of the Release replace existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction under GAAP (“Transaction Accounting Adjustments”) and allow Acies the option to present reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Acies has elected to not present Management’s Adjustments and will only present Transaction Accounting Adjustments.
The Summary Pro Forma Information has been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information of the post-combination company appearing elsewhere in this proxy statement/prospectus and the accompanying notes to the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements and related notes of Acies and PLAYSTUDIOS for the applicable periods included in this proxy statement/prospectus. The Summary Pro Forma Information has been presented for informational purposes only and is not necessarily indicative of what the post-combination company’s financial position or results of operations actually would have been had the Business Combination been completed as of the dates indicated. In addition, the Summary Pro Forma Information does not purport to project the future financial position or operating results of the post-combination company.
The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption by Acies’ public stockholders of shares of Acies Class A ordinary shares for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the Trust Account:
No Redemption Scenario:   This presentation assumes that no public stockholders of Acies exercise redemption rights with respect to their public shares for a pro rata share of the funds in the Trust Account. This scenario assumes that there are 21,525,000 public shares outstanding upon the completion of the Business Combination. This scenario also assumes that all PLAYSTUDIOS stockholders make an election to receive cash consideration for the full 15% of their shares of PLAYSTUDIOS capital stock.
Maximum Redemption Scenario:   This presentation assumes that stockholders holding 21,525,000 shares of Acies Class A ordinary shares will exercise their redemption rights for their pro rata share of the funds in the Trust Account. The Merger Agreement provides that consummating the Business Combination is conditioned on having net tangible assets of at least $5,000,001. In addition, the Merger Agreement includes as a condition to closing the Business Combination that, at the Closing, Acies will have a minimum of $200 million in cash comprising (i) the cash held in the Trust Account after giving effect to Acies share redemptions, (ii) proceeds from the PIPE Investment, (iii) less certain filing fees incurred by Acies. As the proceeds from the PIPE Investment are expected to satisfy the minimum cash requirement, the total Trust Account balance of $215.3 million as of December 31, 2020 is reflected as being redeemed. Under this scenario, there is insufficient available cash to pay any cash consideration to PLAYSTUDIOS stockholders.

(in thousands, except share and per share data)	Pro Forma Combined (No Redemption Scenario)	Pro Forma Combined (Maximum Redemption Scenario)
Summary Unaudited Pro Forma Condensed Combined
Statement of Operations Data
Year Ended December 31, 2020
Revenue	$269,882	$269,882
Net income	$3,940	$3,753
Class A Common Stock
Weighted average shares of common stock outstanding – basic	115,438,266	104,626,435
Weighted average shares of common stock outstanding – diluted	124,342,357	113,530,526
Net income attributable to common stockholders per share – basic	$0.03	$0.03
Net income attributable to common stockholders per share – diluted	$0.03	$0.03
Class B Common Stock
Weighted average shares of common stock outstanding – basic	16,358,430	19,245,211
Weighted average shares of common stock outstanding – diluted	17,841,775	20,728,556
Net income attributable to common stockholders per share – basic	$0.03	$0.03
Net income attributable to common stockholders per share – diluted	$0.03	$0.03
Summary Unaudited Pro Forma Condensed Combined
Balance Sheet Data as of December 31, 2020
Total assets	$377,284	$306,079
Total liabilities	$17,857	$17,857
Total stockholders' equity	$359,427	$288,222

MARKET PRICE AND DIVIDEND INFORMATION
Acies units, Class A ordinary shares and public warrants are currently listed on Nasdaq under the symbols “ACACU,” “ACAC” and “ACACW,” respectively.
The most recent closing price of the units, common stock and redeemable warrants as of January 29, 2021, the last trading day before announcement of the execution of the Merger Agreement, was $11.39, $10.97 and $2.42, respectively. As of       , 2021, the record date for the Extraordinary General Meeting, the most recent closing price for each unit, common stock and redeemable warrant was $      , $       and $      , respectively.
Holders of the units, public shares and public warrants should obtain current market quotations for their securities. The market price of Acies’ securities could vary at any time before the Business Combination.
Holders
As of       , 2021, there was        holders of record of Acies Class A ordinary shares, one        holder of record of Acies Class B ordinary shares,        holders of record of Acies units and        holders of record of Acies warrants.
Dividend Policy
Acies has not paid any cash dividends on its Class A ordinary shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon the revenues and earnings, if any, capital requirements and general financial condition of New PLAYSTUDIOS subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of New PLAYSTUDIOS’ Board of Directors. Acies’ Board of Directors is not currently contemplating and does not anticipate declaring stock dividends nor is it currently expected that the New PLAYSTUDIOS Board of Directors will declare any dividends in the foreseeable future. Further, the ability of New PLAYSTUDIOS to declare dividends may be limited by the terms of financing or other agreements entered into by New PLAYSTUDIOS or its subsidiaries from time to time.
Price Range of PLAYSTUDIOS’ Securities
Historical market price information regarding PLAYSTUDIOS is not provided because there is no public market for PLAYSTUDIOS’ securities. For information regarding PLAYSTUDIOS’ liquidity and capital resources, see “PLAYSTUDIOS’ Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

RISK FACTORS
Acies shareholders should carefully consider the following risk factors together with all of the other information included in this proxy statement/prospectus before they decide whether to vote or instruct their vote to be cast to approve the relevant proposals described in this proxy statement/prospectus, including the section titled “PLAYSTUDIOS’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto included herein.
The risks described below are not the only risks Acies and PLAYSTUDIOS face. Additional risks not presently known to Acies or PLAYSTUDIOS or that Acies or PLAYSTUDIOS currently believe are not material may also significantly affect New PLAYSTUDIOS’ business, financial condition, results of operations or reputation. New PLAYSTUDIOS’ business could be harmed by any of these risks. In that event, the trading price of Acies’ securities and shares of New PLAYSTUDIOS Class A common stock could decline and you could lose all or part of your investment.
Risks Related to PLAYSTUDIOS’ Business and Industry
The following risk factors will apply to the business and operations of New PLAYSTUDIOS following the closing of the business combination. Unless the context otherwise requires, references in this subsection “Risks Related to PLAYSTUDIOS’ Business and Industry” to “we,” “us,” “our,” and “the Company” generally refer to PLAYSTUDIOS in the present tense or New PLAYSTUDIOS from and after the Business Combination.
Our business will suffer if we are unable to entertain our players, develop new games and improve the experience of our existing games.
Our business depends on developing, publishing and continuing to service casual, “free-to-play” games that consumers will download and spend time and money playing. We are currently focused on social casino mobile gaming, offering our social casino games on mobile devices, including smartphones and tablets on Apple’s iOS and Google’s Android operating systems, and on social networking platforms such as Facebook. We have devoted and we expect to continue to devote substantial resources to the research, development, analytics and marketing of our games. Our development and marketing efforts are focused on both improving the experience of our existing games (frequently through new content and feature releases for our live services) and developing new games. We generate revenue primarily through the sale of in-game virtual currency. For games distributed through third-party platforms, we are required to share a portion of our revenue from in-game sales with the platform providers. Due to our focus on mobile gaming, these costs are expected to remain a significant operating expense. See “—We rely on third-party platforms such as the Apple App Store, the Google Play Store, the Amazon Appstore and Facebook to distribute our games and collect revenues generated on such platforms and rely on third-party payment service providers to collect revenues generated on our own platforms.” In order to remain profitable, we need to generate sufficient revenue from our existing and new game offerings to offset our ongoing development, marketing and operating costs.
Successfully monetizing “free-to-play” games is difficult, and requires that we deliver engaging and entertaining player experiences that a sufficient number of players will pay for or we are able to otherwise sufficiently monetize our games. The success of our games depends, in part, on unpredictable and volatile factors beyond our control including consumer preferences and spending habits, competing games and the availability of other entertainment experiences. If our games do not meet consumer expectations, or if new games are not brought to market in a timely and effective manner, our ability to grow revenue and our financial performance will be negatively affected.
Our ability to successfully develop games for mobile and web platforms and their ability to achieve commercial success will depend on our ability to:
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effectively market our games to existing and new players;

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achieve benefits from our player acquisition costs;

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achieve organic growth and gain customer interest in our games through free or more efficient channels;

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adapt to changing player preferences and spending habits;

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negotiate with third parties to provide our players with a diverse inventory of real-world loyalty rewards;

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increase customer engagement within our games;

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adapt to new technologies and feature sets for mobile and other devices;

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expand and enhance games after their initial release;

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attract, retain and motivate talented and experienced game designers, product managers and engineers;

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negotiate with third-party platforms;

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continue to adapt game feature sets for an increasingly diverse set of mobile devices, including various operating systems and specifications, limited bandwidth and varying processing power and screen sizes;

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efficiently manage the development of new games and features to increase the cadence of introductions without incurring excessive costs;

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achieve and maintain successful customer engagement and effectively monetize our games;

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maintain a quality gaming experience and retain our players;

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compete successfully against a large and growing number of existing market participants;

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accurately forecast the timing and expense of our operations, including game and feature development, marketing and customer acquisition, customer adoption and revenue growth;

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minimize and quickly resolve bugs or outages; and

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acquire and successfully integrate high quality mobile game assets, personnel or companies.

These and other uncertainties make it difficult to know whether we will succeed in continuing to develop successful games, live operations services and launch new games and features in accordance with our operating plan. If we do not succeed in doing so, our business, financial condition, results of operations or reputation will suffer.
If we are able to develop new games and features that achieve success, it is possible that these new games and features could divert players of our other existing games without growing our overall player base, which could harm operating results.
Although it is important to our future success that we develop new games and features that are popular with players, it is possible that new games and features may reduce the amount of time players spend with our other games. In particular, we plan to continue leveraging our existing games to cross-promote new games and features, which may encourage players of existing games to divert some of their playing time and discretionary spending away from our existing games. If new games and game features do not grow our player base, increase the overall amount of time our players spend with our games or generate sufficient new revenue to offset any declines from our other games, our revenue could be adversely affected.
We believe that our players’ level of engagement with our games is partly based on playAWARDS, our real-world rewards loyalty program. If we fail to expand and diversify our playAWARDS program, in particular given the current restrictions imposed by the COVID-19 pandemic, our business may suffer.
Players accumulate loyalty points by engaging with our games, and players can exchange their loyalty points for real-world rewards through our playAWARDS program. We believe that our players’ level of engagement with our games is partly based on the perceived value of earning loyalty points and exchanging those loyalty points for real-world rewards that they can redeem at our awards partners’ establishments. We currently offer real-world rewards relating to, among other things, dining, live entertainment shows and hotel rooms. For example, through an agreement with MGM Resorts International, or MGM Resorts, our players are able to exchange loyalty points for, among other things, free hotel rooms, meals and show tickets for various Las Vegas properties, including ARIA, Bellagio and MGM Grand. We have observed a lower level of rewards redemption during the COVID-19 pandemic due to restrictions on the operations of reward providers and on the ability for consumers to travel or attend public events. If we are unable to expand and diversify our playAWARDS program, in particular to include real-world rewards not based on travel or attending public events or shows especially during the COVID-19 pandemic, the perceived value of exchanging loyalty points for the real-world rewards we offer will diminish and our players may be less likely to play our games or may reduce their level of engagement with our games. Such loss of, or reduction in, players or their level of engagement with our games would cause our business, financial condition and results of operations to suffer.
The COVID-19 pandemic and containment efforts across the globe have materially altered how individuals interact with each other and have materially affected how we and our business partners are operating, and the extent to which this situation will impact our future results of operations and overall financial performance remains uncertain.
The ongoing COVID-19 pandemic and resulting social distancing, shelter-in-place, quarantine and similar governmental orders put in place around the world have caused widespread disruption in global economies, productivity and financial markets and have materially altered the way in which we conduct our day-to-day business.
As a result of the COVID-19 pandemic, we have temporarily closed our offices around the world (including our corporate headquarters in Las Vegas, Nevada) and implemented travel restrictions for our employees. Towards the end of the first calendar quarter of 2020, we implemented a remote working program across our global studios and supporting locations, and we have engaged with significant vendors and other business partners to understand their operating conditions and continue to evaluate our business plans. The full extent to which the COVID-19 pandemic and the various responses to it impact our business, operations and financial results will depend on numerous evolving factors that we may not be able to accurately predict, including:
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the duration and scope of the COVID-19 pandemic, including any potential future waves of the COVID-19 pandemic which have already begun on a global basis;

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governmental, business and individuals’ actions that have been and continue to be taken in response to the COVID-19 pandemic;

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the availability and cost to access the capital markets;

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the effect on our players and their willingness and ability to make in-game purchases;

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the limitations on redeeming dining, live entertainment and hotel real-world rewards due to travel and other similar restrictions;

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disruptions or restrictions on our employees’ ability to work and travel; and

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interruptions related to our cloud networking and platform infrastructure and partners, including impacts on Amazon Web Services, mobile application platform providers, advertising partners and customer service and support providers.

During the COVID-19 pandemic, we may not be able to provide the same level of product features and customer support that our players expect from us, which could negatively impact our business and operations. While substantially all of our business operations can be performed remotely, many of our employees are juggling additional work-related and personal challenges, including preparing for prolonged duration of remote working environments, adjusting communication and work practices to collaborate remotely with work colleagues and business partners, managing technical and communication challenges of working from home on a daily basis, looking after children as a result of remote-learning and school closures, and caring for themselves, family members or other dependents who are or may become ill. We will continue to actively monitor the issues raised by the COVID-19 pandemic and may take further actions that alter our business operations, including as may be required by federal, state, local or foreign authorities or that we determine are in the best interests of our employees, players, partners and stockholders.
In addition to the potential direct impacts to our business, the global economy has been, and is likely to continue to be, significantly weakened as a result of the actions taken in response to COVID-19, and future government intervention remains uncertain. A weakened global economy may impact our players’ purchasing decisions within our games, in particular given the limitations of redeeming real-world rewards due to government mandated or other restrictions on travel and other activities and limitations on our players’ discretionary spending, consumer activity during the pandemic and its impact on advertising investments, and the ability of our business partners, including our awards partners that provide the real-world rewards available in our games, to navigate this complex social health and economic environment, any of which could result in disruption to our business and results of our operations.
The duration and extent of the impact from the COVID-19 pandemic depends on future developments that cannot be accurately predicted at this time, such as the severity and transmission rate of the virus, the existence of any additional waves of the COVID-19 pandemic, the extent and effectiveness of containment actions, progress towards widespread rapid testing, effective treatment alternatives and a vaccine, and the impact of these and other factors on our employees, players and business partners. If we are not able to respond to and manage the impact of such events effectively, our business may be harmed. To the extent the COVID-19 pandemic adversely affects our business and financial results, it may also have the effect of heightening many of the other risks described in this “Risk Factors—Risks Related to PLAYSTUDIOS’ Business and Industry” section.
Our industry is very competitive. If consumers prefer our competitors’ games over our own, our operating results could suffer.
Competition in the gaming industry, especially the mobile gaming segment, is intense and subject to rapid changes, including changes from evolving consumer preferences and emerging technologies. Many new games are introduced in each major industry segment (mobile, web, PC, and console) each year, but only a relatively small number of titles account for a significant portion of total revenue in each segment. While we intend to diversify our product offering, we currently compete primarily in the social casino gaming category and our competitors that develop mobile and web games in the social casino gaming category vary in size and offerings and include companies such as Aristocrat, DoubleU, Huuuge Games, Playtika, SciPlay, Zynga and others. In addition, there are competitors that develop mobile and web games that are not currently focused on the social casino gaming category but may move into that space and that may also impede our diversification efforts, including companies such as Activision Blizzard (the parent company of King Digital), Electronic Arts (EA Mobile), Epic Games, Glu Mobile, Jam City, Machine Zone, Netmarble (the parent company of Kabam), NetEase (NetEase Games), Niantic, Peak Games, Supercell, Take-Two Interactive Software, Vivendi (the parent company of Gameloft) and others. In addition, online game developers and distributors that are primarily focused on specific international markets, such as Giant Interactive and Tencent in Asia, and high-profile companies with significant online presences that to date have not actively focused on social games, such as Facebook, Apple, Google, Amazon and Microsoft, may decide to develop social games including social casino games which may compete with our games. Some of these current and potential competitors have significant resources for developing or acquiring additional games, may be able to incorporate their own strong brands and assets into their games, have a more diversified set of revenue sources than we do and may be less severely affected by changes in consumer preferences, regulations or other developments that may impact our industry.
There are relatively low barriers to entry to develop a mobile or online game and we expect new game competitors to enter the market and existing competitors to allocate more resources to develop and market competing games and applications. We also compete or will likely compete with a vast number of small companies and individuals who are able to create and launch games and other content for devices and platforms using relatively limited resources and with relatively limited start-up time or expertise. The proliferation of titles in these open developer channels makes it difficult for us to compete for players without substantially increasing our marketing expenses. We also face competition for the leisure time, attention and discretionary spending of our players from other non-gaming activities, such as social media and messaging applications, personal computer and console games, video streaming services, television, movies, sports and the Internet. Increasing competition could result in loss of players, increasing player acquisition and retention costs, and loss of talent, all of which could harm our business, financial condition or results of operations.

We rely on a small portion of our total players for a substantial amount of our revenue and if we fail to grow our player base, or if player engagement declines, our revenue and operating results will be harmed.
Compared to all players who play our games in any period, only a small portion are paying players. For the year ended December 31, 2020, we had approximately 33,000 daily paying users on average, who represented approximately 2.3% of our average daily active users of 1,459,000 for that period. In order to sustain and grow our revenue levels, we must attract, retain and increase the number of paying players or more effectively monetize our players through advertising and other strategies. To retain players, we must devote significant resources so that the games they play retain their interest and attract them to our other games. We might not succeed in our efforts to increase the monetization rates of our players, particularly if we are unable to retain our paying players. If we fail to grow or sustain the number of our paying players, if the rates at which we attract and retain paying players declines or if the average amount our players pay declines, our business may not grow and our financial results will suffer.
A substantial portion of our loyalty rewards are obtained from MGM Resorts, and any change in that relationship could materially and adversely affect our business and financial results.
Although we have over 80 awards partners that represent more than 275 brands providing rewards through our playAWARDS program, MGM Resorts has historically provided a substantial amount of such rewards and the majority of the rewards redeemed through our playAWARDS program for the year ended December 31, 2019 were offered by MGM Resorts. Under the terms of our marketing agreement and rewards agreement with MGM Resorts, MGM Resorts has discretion over the types and quantities of rewards and whether to make any rewards available for a particular game, and MGM Resorts may discontinue any rewards previously made available. The terms of our marketing agreement with MGM requires us to meet certain performance criteria for it to be automatically renewed, and if we fail to meet those performance criteria, MGM Resorts could terminate both the marketing agreement and the rewards agreement. If we fail to meet our required performance criteria under the marketing agreement, we could also lose certain intellectual property rights that we license from MGM Resorts under the agreement and which we use as creative assets in our games. In the event that MGM Resorts offers fewer or less attractive rewards for our games or if we fail to achieve the required performance milestones and MGM Resorts decides not to renew our agreements, our business and financial results could be materially and adversely affected.
We rely on third-party platforms such as the Apple App Store, Google Play Store, Amazon Appstore and Facebook to distribute our games and collect revenues generated on such platforms and rely on third-party payment service providers to collect revenues generated on our own platforms.
We derive a significant portion of our revenue from the distribution of our games on the Apple App Store, Google Play Store, Amazon Appstore and Facebook, and the virtual items we sell in our games are purchased using the payment processing systems of these third-party platform providers. Additionally, we have historically acquired a significant number of our players through Facebook. For example, for the year ended December 31, 2019 and the year ended December 31, 2020, we derived 45.9% and 48.7% of our revenue on Apple platforms and 43.4% and 44.8% of our revenue on Google platforms. If we are unable to maintain a good relationship with such platform providers, if their terms and conditions or pricing change to our detriment, if we violate, or if a platform provider believes that we have violated, the terms and conditions of its platform, or if any of these platforms loses market share or falls out of favor or is unavailable for a prolonged period of time, our business will suffer.
We are subject to the standard and non-negotiated policies and terms of service/publisher agreements of third-party platforms, which govern the promotion, distribution, content and operation generally of games on the platform. Each platform provider has broad discretion to unilaterally change and interpret its terms of service and other policies with respect to us and other developers, and those changes may be unfavorable to us. For example, in late 2019, a platform provider updated the rating on one of our games to Adults Only. While this issue has been resolved and the game is no longer rated Adults Only, the platform provider took longer to review and approve new releases for such game while it retained the Adults Only rating, which resulted in uncertainty around when releases would be approved, and resulted in delays in commercial releases that negatively impacted our ability to undertake planned marketing and promotional campaigns to feature the new releases. A platform provider may also change its fee structure, add fees associated with access to and use of its platform, alter how we are able to advertise on the platform, change how the personal information of its users is made available to application developers on the platform, limit the use of personal information for advertising purposes, or restrict how players can share information with their friends on the platform or across platforms. Our business could be harmed if:
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the platform providers discontinue or limit our access to their platforms;

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governments or private parties, such as internet providers, impose bandwidth restrictions or increase charges or restrict or prohibit access to those platforms;

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the platforms increase the fees they charge us;

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the platforms modify their algorithms, communication channels available to developers, respective terms of service or other policies;

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the platforms decline in popularity;

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the platforms adopt changes or updates to their technology that impede integration with other software systems or otherwise require us to modify our technology or update our games in order to ensure players can continue to access our games and content with ease;

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the platforms elect or are required to change how they label free-to-play games or take payment for in-game purchases;

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the platforms block or limit access to the genres of games that we provide in any jurisdiction;

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the platforms impose restrictions or spending caps or make it more difficult for players to make in-game purchases of virtual items;

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the platforms change how the personal information of players is made available to developers or develop or expand their own competitive offerings; or

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we are unable to comply with the platform providers’ terms of service.

In addition, third-party platforms also impose certain file size limitations, which limits our ability to create software with additional features that would result in a larger size than the platform providers would support. Aside from these file size limitations, a larger game file size could cause players to delete our games once the file size grows beyond the capacity of their devices’ storage limitations or could reduce the number of downloads of these games.
Such terms of service/policy changes may decrease the visibility or availability of our games, limit our distribution capabilities, prevent access to our existing games, reduce the amount of revenue we may recognize from in-game purchases, increase our costs to operate on these platforms or result in the exclusion or limitation of our games on such platforms. Any such changes could adversely affect our business, financial condition or results of operations.
If our platform providers do not perform their obligations in accordance with our platform agreements, we could be adversely impacted. For example, in the past, some of these platform providers have been unavailable for short periods of time, unexpectedly changed their terms or conditions or experienced issues with their features that permit our players to purchase virtual items. If any of our third-party service providers is unable to process payments, even for a short period of time, our business could be harmed. These platforms and our third-party online payment service providers may also experience security breaches or other issues with their functionalities. In addition, if we violate, or a platform provider believes we have violated, its terms of service, policies or standard publisher agreements (or if there is any change or deterioration in our relationship with any of these platform providers), that platform provider could limit or discontinue our access to the platform or we may be exposed to liability or litigation. For example, in August 2020, Epic Games attempted to bypass Apple and Google’s payment systems for in-game purchases with an update that allowed users to make purchases directly through Epic Games in their game, Fortnite. Apple and Google promptly removed Fortnite from their respective app stores, and Apple filed a lawsuit seeking injunctive relief to block the use of Epic Games’ payment system and seeking monetary damages to recover funds made while the updated version of Fortnite was active.

If any such events described above occur on a short-term or long-term basis, or if these third-party platforms and online payment service providers otherwise experience issues that impact the ability of players to download or access our games, access social features, or make in-game purchases, it could materially and adversely affect our brands and reputation, as well as our business, financial condition and results of operations.
We rely on third-party hosting and cloud computing providers to operate certain aspects of our business. In particular, a significant portion of our game traffic is hosted by Amazon Web Services, or AWS, and any failure, disruption or significant interruption in our network or hosting and cloud services could adversely impact our operations and harm our business.
Our technology infrastructure is critical to the performance of our games, the satisfaction of our players and our corporate functions. Our games and company systems run on a complex distributed system, or what is commonly known as cloud computing. We own, operate and maintain elements of this system, but significant elements of this system are operated by third parties that we do not control and which would require significant time and expense to replace. We expect this dependence on third parties to continue. We have experienced, and may in the future experience, disruptions, outages and other performance problems due to a variety of factors, including infrastructure changes, human or software errors and capacity constraints. If any such interruption is significant or prolonged, if a particular game is unavailable when players attempt to access it or navigation through a game is slower than they expect, players may stop playing the game and may be less likely to return to the game as often, if at all.
In addition, any changes in these third parties’ service levels may adversely affect our ability to meet the requirements of our customers. As our platform’s continuing and uninterrupted performance is critical to our success, sustained or repeated system failures would reduce the attractiveness of our offerings. It may become increasingly difficult to maintain and improve our performance, especially during peak usage times, as we expand and the usage of our offerings increases. Any negative publicity arising from these interruptions, delays, outages or other performance problems could adversely affect our business, financial condition, results of operations or reputation. Furthermore, in the event that any of our agreements with these third-party providers are terminated, we may experience significant costs or downtime in connection with the transfer to, or the addition of, new hosting or cloud computing providers. Although alternative providers could host our platform on a substantially similar basis, such transition could potentially be disruptive and we could incur significant costs in connection with such transition.
In particular, a significant portion of our game traffic, data storage, data processing and other computing services and systems is hosted by AWS. AWS provides us with computing and storage capacity pursuant to an agreement that continues until terminated by either party. The agreement requires AWS to provide us their standard computing and storage capacity and related support in exchange for timely payment by us. Any disruptions, delays, outages and other performance problems caused by AWS could significantly impact our business due to our many services and systems relying on the AWS services.
We have engaged third-party game development companies to develop and operate new mobile games and if they fail to perform as expected, our business may suffer.
We currently, have in the past and expect in the future to, engage third-party game development companies to develop and operate new mobile games on our behalf. In each instance, we have been and in the future intend to be the publisher of these third-party developed games when they are available for distribution through platforms such as the Apple App Store, Google Play Store and Amazon Appstore, but much of the responsibility to operate the games after commercial launch will be undertaken by the development company. Typically when we engage a third-party game development company, we will enter into a contract with them that defines their and our duties and responsibilities, but we have limited control over the work performed by the development company and are therefore subject to additional risks than if our own employees were developing the games, such as that completion of the games and their publication could be delayed due to the development company’s failure to adhere to our milestones and roadmaps. For example, one of our third-party game development companies has in the past, and may in the future, fail to complete development milestones in accordance with our game development roadmap. If our third-party game development companies do not perform in accordance with our agreements with them, it could adversely affect the development of the games that are the subject of that agreement, including delaying their availability for launch and their performance once launched, which could materially and adversely impact our ability to meet our forecasts.
Once a co-developed game is launched, we will be reliant on the development company’s ability to maintain adequate knowledgeable and experienced personnel to operate and maintain the games successfully and to develop and implement future game updates, patches and bug fixes, as well as provide ongoing support services. If the development company fails to operate and maintain the games, it could adversely affect the game’s performance and player satisfaction and our business may suffer as a result.
We do not own or have direct control of the source code of the third-party developed games, but we endeavor to have source code escrow agreements in place under which the source code and operation documentation of such games will be held in escrow. If the source code escrow release conditions are triggered under the applicable source code escrow agreement, while we may be able to obtain access to and use the source code and operation documentation to operate the relevant game, it would take significant time for our employees to learn how to manage the operation of the game or develop future game updates, patches or bug fixes for the game, which could adversely affect the game’s performance and player satisfaction, and our business may suffer as a result.
In addition, a co-developed game may incorporate intellectual property owned by the applicable development company. In such cases, we have or will obtain licenses to use the intellectual property as integrated with and into the games, but we will not own such intellectual property. If the third-party game developer challenged our right to use its intellectual property or the manner in which we use such intellectual property, it could materially and adversely affect our ability to continue to publish the codeveloped games.
If we do not successfully invest in, establish and maintain awareness of our brands and games, if we incur excessive expenses promoting and maintaining our brands or our games or if our games contain defects, our business, financial condition, results of operations or reputation could be harmed.
We believe that establishing and maintaining our brands is critical to maintaining and creating favorable relationships with players, awards partners, content licensors and advertisers, as well as competing for key talent. Increasing awareness of our brands and recognition of our games is particularly important in connection with our strategic focus on developing games based on our own intellectual property and successfully cross-promoting our games. In addition, globalizing and extending our brands and recognition of our games requires significant investment and extensive management time to execute successfully. Although we make significant sales and marketing expenditures in connection with the launch of our games, these efforts may not succeed in increasing awareness of our brands or the new games. If we fail to increase and maintain brand awareness and consumer recognition of our games, our potential revenue could be limited, our costs could increase and our business, financial condition, results of operations or reputation could suffer.
In addition, our games may contain errors, bugs, flaws, corrupted data, defects and other vulnerabilities, some of which may only become apparent after their launch, particularly as we launch new games and rapidly release new features to existing games under tight time constraints. Furthermore, our development and testing processes may not detect errors and vulnerabilities in our games prior to their release. Any such errors, flaws, defects and vulnerabilities may disrupt our operations, violate applicable security standards, adversely affect the game experience of our players, harm our reputation, cause our players to stop playing our games, divert our resources and delay market acceptance of our games, any of which could result in harm to our business, financial condition or results of operations.
We strive to establish and maintain our brands by obtaining trademark rights, including for our games. However, if our trademarks and trade names are not adequately protected, we may not be able to build name recognition in our markets of interest and our competitive position, business, financial condition or results of operations may be harmed.
Our ability to acquire and maintain licenses to intellectual property may affect our revenue and profitability. Competition for these licenses may make them more expensive and increase our costs.
Much of the intellectual property we use in our games is created by us, but we also rely on licenses or rights we receive to third-party intellectual property for use in our games or platform to enhance the experience of our players or otherwise operate our business. For example, we use licensed intellectual property from certain parties such as MGM Resorts and Konami Gaming as creative assets in our games. These licenses typically limit our use of intellectual property to specific uses and for specific time periods, and include other contractual obligations, including the achievement of certain performance milestones with which we must comply in order for the license to remain in effect. Moreover, certain intellectual property rights may be licensed to us on a non-exclusive basis, and accordingly, the owners of such intellectual property are free to license such rights to third parties, including our competitors, on terms that may be superior to those offered to us, which could place us at a competitive disadvantage. Competition for these licenses is intense, and often results in one or more of increased advances, minimum payment guarantees and royalties that we must pay to the licensor, which decreases our profitability. In the future, we may identify additional third-party intellectual property we may need or desire to license in order to engage in our business, including to develop or commercialize new games. However, such licenses may not be available on acceptable terms or at all. If we are unable to obtain and remain in compliance with the terms of these licenses or obtain additional licenses on reasonable economic terms, we may be required to discontinue or limit our use of the games or features therein that include or incorporate the licensed intellectual property, and our revenue and profitability may be adversely impacted.
We also cannot be certain that our licensors are not infringing, misappropriating or otherwise violating the intellectual property rights of others or that our licensors have sufficient rights to the intellectual property to grant us the applicable licenses. If we are unable to obtain or maintain rights to any of such in-licensed intellectual property because of claims of intellectual property infringement, misappropriation or other violation claims brought by third parties against our licensors or against us, our ability to develop games containing such intellectual property could be severely limited and our business could be harmed.
The perceived value of our virtual currency is highly dependent on how we manage the economies in our games. If we fail to manage our game economies properly, our business may suffer.
Approximately 96.8% and 99.4% of our revenues for the years ended December 31, 2019 and 2020, respectively, were derived from the sale of virtual currency. Paying players purchase virtual currency in our games because of its perceived value, which is dependent on the relative ease of obtaining equivalent virtual currency by simply playing our game. The perceived value of our virtual currency can be impacted by various actions that we take in the games, including offering discounts for virtual currency or giving away virtual currency in promotions. Managing game economies is difficult, and relies on our assumptions and judgment. If we fail to manage our virtual economies properly or fail to promptly and successfully respond to any such disruption, our reputation may suffer and our players may be less likely to play our games and to purchase virtual chips from us in the future, which would cause our business, financial condition and results of operations to suffer.
If the use of mobile devices as game platforms and the proliferation of mobile devices generally do not increase, our business could be adversely affected.
The number of people using mobile Internet-enabled devices has increased dramatically over time and we expect that this trend will continue. However, the mobile market, particularly the market for mobile games, may not grow in the way we anticipate. Our future success is substantially dependent upon the continued growth of the market for mobile games. In addition, we do not currently offer our games on all mobile devices. If the mobile devices on which our games are available decline in popularity or become obsolete faster than anticipated, we could experience a decline in revenue and may not achieve the anticipated return on our development efforts. Any such declines in the growth of the mobile market or in the use of mobile devices for games could harm our business, financial condition or results of operations.
We rely on information technology and other systems and platforms, and any failures, errors, defects or disruptions in our or our vendors’ or other partners’ systems or platforms could diminish our brand and reputation, subject us to liability, disrupt our business, impact our games and related software applications, affect our ability to scale our technical infrastructure and adversely affect our operating results and growth prospects.
Our technology infrastructure will be critical to the performance of our games and satisfaction of our players and to the general operation of our business. We devote significant resources to network and data security to protect our systems and data. However, our systems may not be adequately designed with the necessary reliability and redundancy to avoid performance delays or outages that could be harmful to our business. We cannot assure you that the measures we take to detect and prevent or hinder cyber-attacks or other security or data breaches, to protect our systems, data and player information and to prevent outages, data loss and fraud, including a disaster recovery strategy for server, equipment or systems failure and the use of third parties for certain cybersecurity services, will provide sufficient security or be adequate for our operations. Our vendors and other partners are also subject to the foregoing risks, and we do not have any control over them. We have experienced and may in the future experience system disruptions, outages and other performance problems, including when releasing new software versions or bug fixes, due to a variety of factors, including infrastructure changes, human or software errors and capacity constraints. Such disruptions have not had a material impact to date, however, future disruptions from unauthorized access to, fraudulent manipulation of, or tampering with our or third parties’ computer systems and technological infrastructure, including the data contained therein or transmitted thereby, could result in a wide range of negative outcomes, including violations of applicable privacy laws which can result in significant fines, governmental investigations and enforcement actions, legal and financial exposure, contractual liability and damage to our reputation, each of which could materially adversely affect our business, financial condition, results of operations and prospects.
Programming errors, defects and data corruption could also disrupt our operations, cause us to violate applicable data privacy laws, adversely affect the experience of our players, harm our reputation, cause our players to stop playing our games, divert our resources and delay market acceptance of our games, any of which could result in legal liability to us or harm our business, financial condition, results of operations and prospects.
If our player base and engagement continue to grow, and the number and types of games we offer continue to grow and evolve, we will need an increasing amount of technical infrastructure, including network capacity and computing power, to continue to satisfy our players’ needs and operate our business. Such infrastructure expansion may be complex, and unanticipated delays in completing these projects or availability of components may lead to increased project costs, operational inefficiencies, or interruptions in the delivery or degradation of the quality of our games or other operations. In addition, there may be issues related to this infrastructure that are not identified during the testing phases of design and implementation, which may only become evident after we have started to fully use the underlying equipment or software, that could further degrade the player experience or increase our costs. As such, we could fail to continue to effectively scale and grow our technical infrastructure to accommodate increased demands. In addition, our business may be subject to interruptions, delays or failures resulting from adverse weather conditions, other natural disasters, power loss, terrorism, cyber-attacks, public health emergencies (such as COVID-19) or other catastrophic events.
We believe that if our players have a negative experience with our games, or if our brand or reputation is negatively affected, players may be less inclined to continue or to engage with us. As such, a failure or significant interruption in our service would harm our reputation, business and operating results.
While we have achieved profitability in the past, we also have a history of net losses and our revenue and operating margins may decline. We also may incur substantial net losses in the future and may not sustain profitability.
Our operating and net income has historically fluctuated and we believe our operating margin could decrease as a result of increasing costs resulting from the risks discussed in this proxy statement/prospectus or in connection with any merger and acquisition activity that we may undertake. We expect to continue to expend substantial financial and other resources on game development, our technology stack, game engines, game technology and tools, player acquisition, the expansion of our network, international expansion and marketing. Our operating costs will increase and our operating margins may decline if we do not effectively manage costs, launch new products on schedule that monetize successfully and enhance our games so that these games continue to monetize successfully. In addition, weak economic conditions or other factors could cause our revenues to contract, requiring us to implement significant additional cost cutting measures, including a decrease in sales and marketing and paid player acquisition, which could harm our long-term prospects. If our revenue does not increase to offset any additional expenses, if we fail to manage or experience unexpected increases in operating expenses or if we are required to take additional charges related to impairments or restructurings, our financial results and results of operations may suffer and we may not achieve or remain profitable.
In particular, our projections contemplate that our Adjusted EBITDA will decline in 2021. We cannot assure you that we will meet the profitability set forth in these projections.
We intend to grow our business through strategic acquisitions, investments and joint ventures that involve numerous risks and uncertainties.
We intend to grow our business through strategic acquisitions, investments and joint ventures that involve numerous risks and uncertainties. We are currently in various stages of seeking, evaluating and pursuing strategic acquisitions both in the U.S. and in non-U.S. jurisdictions, and we intend to continue to seek, evaluate and pursue strategic transactions, and investments and joint ventures, both in the U.S. and in non-U.S. jurisdictions. These transactions often require unique approaches to integration due to, among other reasons, the structure of the transactions, the locations and cultural differences among the other company’s teams and ours, and have required and will continue to require significant attention from our management team. If we are unable to obtain the anticipated benefits from these transactions, or if we encounter difficulties in integrating any acquired operations with our business, our financial condition and results of operations could be materially harmed.
Challenges and risks from such acquisitions, investments and joint ventures include:
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our ability to identify, compete effectively for or complete suitable acquisitions and investments at prices we consider attractive;

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our ability to estimate accurately the financial effect of acquisitions and investments on our business, our ability to estimate accurately any synergies or the impact on our results of operations of such acquisitions and investments;

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acquired products, technologies or capabilities, particularly with respect to any that are still in development when acquired, may not perform as expected, may have defects or may not be integrated into our business as expected;

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acquired entities or joint ventures may not achieve expected business growth or operate profitably, which could adversely affect our results of operations, and we may be unable to recover investments in any such acquisitions or joint ventures;

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our assumption of legal or regulatory risks, particularly with respect to smaller businesses that have immature business processes and compliance programs, or we may face litigation with respect to the acquired company, including claims from terminated employees, customers, former stockholders or other third parties;

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negative effects on business initiatives and strategies from the changes and potential disruption that may follow the acquisition;

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diversion of our management’s attention;

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declining employee morale and retention issues resulting from changes in compensation, or changes in management, reporting relationships or future prospects;

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the need to integrate the operations, systems, technologies, products and personnel of each acquired company, the inefficiencies and lack of control that may result if such integration is delayed or not implemented, and unforeseen difficulties and expenditures that may arise in connection with integration;

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the difficulty in determining the appropriate purchase price of acquired companies may lead to the overpayment of certain acquisitions and the potential impairment of intangible assets and goodwill acquired in the acquisitions;

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the difficulty in successfully evaluating and utilizing the acquired products, technology or personnel;

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acquisitions, investments and joint ventures may require us to spend a significant amount of cash, to incur debt, resulting in increased fixed payment obligations and could also result in covenants or other restrictions on us, or to issue capital stock, resulting in dilution of ownership of our stockholders;

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the need to implement controls, procedures and policies appropriate for a larger, U.S.-based public company at companies that prior to acquisition may not have as robust controls, procedures and policies, in particular, with respect to compliance with privacy and other regulations protecting the rights of users, and compliance with U.S.-based economic policies and sanctions which may not have previously been applicable to the acquired company’s operations;

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the difficulty in accurately forecasting and accounting for the financial impact of an acquisition transaction, including accounting charges and integrating and reporting results for acquired companies that have not historically followed U.S. GAAP;

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the fact that we may be required to pay contingent consideration in excess of the initial fair value, and contingent consideration may become payable at a time when we do not have sufficient cash available to pay such consideration;

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the fees and costs of legal, accounting and other professional advisors engaged by us for such acquisitions, which may be substantial;

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under purchase accounting, we may be required to write off deferred revenue which may impair our ability to recognize revenue that would have otherwise been recognizable which may impact our financial performance or that of the acquired company;

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risks associated with our expansion into new international markets and doing business internationally, including those described under the caption “Our international operations are, and our strategy to expand internationally will be, subject to increased challenges and risks”;

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in the case of foreign acquisitions, the need to integrate operations across different cultures and languages and to address the particular economic, currency, political and regulatory risks associated with specific countries;

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the potential loss of, or harm to, our relationships with employees, players, award partners, content licensors and other suppliers as a result of integration of new businesses;

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our dependence on the accuracy and completeness of statements and disclosures made or actions taken by the companies we acquire or their representatives, when conducting due diligence and evaluating the results of such due diligence;

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liability for activities of the acquired company before the acquisition, including intellectual property and other litigation claims or disputes, cyber and information security vulnerabilities, violations of laws, rules and regulations, commercial disputes, tax liabilities and other known and unknown liabilities; and

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we may not be able to effectively influence the operations of our joint ventures, or we may be exposed to certain liabilities if our joint venture partners do not fulfill their obligations.

The benefits of an acquisition, investment or joint venture may also take considerable time to develop, and we cannot be certain that any particular transaction will produce the intended benefits, which could adversely affect our business, financial condition or results of operations. Our ability to grow through future acquisitions, investments and joint ventures will depend on the availability of suitable candidates at an acceptable cost, our ability to compete effectively to attract these candidates and the availability of financing to complete larger transactions. In addition, depending upon the duration and extent of shelter-in-place, travel and other business restrictions adopted by us and imposed by various governments in response to the COVID-19 pandemic, we have and will continue to encounter new challenges in evaluating future acquisitions, investments and joint ventures and integrating personnel, business practices and company cultures from acquired companies. Acquisitions, investments and joint ventures could result in potential dilutive issuances of equity securities, use of significant cash balances or incurrence of debt (and increased interest expense), contingent liabilities or amortization expenses related to intangible assets or write-offs of goodwill or intangible assets, which could adversely affect our results of operations and dilute the economic and voting rights of our stockholders.

In addition, if we divest any businesses, these divestitures would similarly require significant investment of time and resources, may disrupt our business, distract management from other responsibilities and may result in losses on disposal or continued financial involvement in the divested businesses, including through indemnification, guarantee or other financial arrangements, for a period of time following the divestures, which could adversely affect our financial results.
Our international operations are, and our strategy to expand internationally will be, subject to increased challenges and risks.
Continuing to expand our business to attract players in countries other than the U.S. is an important element of our business strategy. An important part of targeting international markets is developing offerings that are localized and customized for the players in those markets. While we already have international game studios in Hong Kong and Israel, we expect to continue to expand our international operations in the future by opening new international game studio locations and expanding our offerings in new languages. Our ability to expand our business and to attract talented employees and players in an increasing number of international markets will require considerable management attention and resources and is subject to the particular challenges of supporting a rapidly growing business in an environment of multiple languages, cultures, customs, legal systems, alternative dispute systems, regulatory systems and commercial infrastructures. Expanding our international focus may subject us to risks that we have not faced before or increase risks that we currently face, including risks associated with:
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inability to offer certain games in certain foreign countries;

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recruiting and retaining talented and capable management and employees in foreign countries;

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challenges caused by distance, language and cultural differences;

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developing and customizing games and other offerings that appeal to the tastes and preferences of players in international markets;

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competition from local game makers with intellectual property rights and significant market share in those markets and with a better understanding of player preferences;

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obtaining, utilizing, protecting, defending and enforcing our intellectual property rights;

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negotiating agreements with local distribution platforms that are sufficiently economically beneficial to us and protective of our rights;

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the inability to extend proprietary rights in our brand, content or technology into new jurisdictions;

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implementing alternative payment methods for virtual chips in a manner that complies with local laws and practices and protects us from fraud;

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compliance with applicable foreign laws and regulations, including privacy laws and laws relating to content and consumer protection;

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compliance with anti-bribery laws, including the Foreign Corrupt Practices Act;

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credit risk and higher levels of payment fraud;

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currency exchange rate fluctuations;

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protectionist laws and business practices that favor local businesses in some countries;

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double taxation of our international earnings and potentially adverse tax consequences due to changes in the tax laws of the U.S. or the foreign jurisdictions in which we operate;

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political, economic and social instability;

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public health crises, such as the COVID-19 pandemic, which can result in varying impacts to our employees, players, vendors and commercial partners internationally;

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higher costs associated with doing business internationally;

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export or import regulations; and

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trade and tariff restrictions.

If we are unable to manage the complexity of our global operations successfully, our business, financial condition and operating results could be adversely affected. Additionally, our ability to successfully gain market acceptance in any particular market is uncertain, and the distraction of our senior management team could harm our business, financial condition or results of operations.
Our business is subject to a variety of U.S. and foreign laws, many of which are unsettled and still developing and which could subject us to claims or otherwise harm our business.
We are subject to a variety of laws in the U.S. and abroad that affect our business, including state and federal laws regarding consumer protection, electronic marketing, data protection and privacy, competition, taxation, intellectual property, export and national security, which are continuously evolving and developing. The scope and interpretation of the laws that are or may be applicable to us are often uncertain and may be conflicting, particularly laws outside the U.S. There is a risk that existing or future laws may be interpreted in a manner that is not consistent with our current practices, and could have an adverse effect on our business. It is also likely that as our business grows and evolves and our games are played in a greater number of countries, we will become subject to laws and regulations in additional jurisdictions or other jurisdictions may claim that we are required to comply with their laws and regulations.
There are ongoing academic, political and regulatory discussions in the U.S., Europe, Australia and other jurisdictions regarding whether social casino applications should be subject to a higher level or different type of regulation than other social game applications to protect consumers, in particular minors and persons susceptible to addiction to social casino games, and, if so, what this regulation should include. For example, a court has recently determined that a class-action plaintiff was able to state a claim that an online social casino game operated by Big Fish Games, Inc. violated a specific anti-gambling law in Washington State. We are continuing to monitor this case. If new social casino regulations are imposed, or other regulations are interpreted to apply to our social casino games, certain, or all, of our casino-themed games may become subject to the rules and regulations and expose us to civil and criminal penalties if we do not comply. In addition, the increased attention focused upon liability issues as a result of lawsuits and legislative proposals could harm our reputation or otherwise impact the growth of our business. Any costs incurred as a result of this potential liability could harm our business, financial condition or results of operations.
It is possible that a number of laws and regulations may be adopted or construed to apply to us in the U.S. and elsewhere that could restrict the online and mobile industries, including player privacy, advertising, taxation, content suitability, copyright, distribution and antitrust. Furthermore, the growth and development of electronic commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on companies such as ours conducting business through the Internet and mobile devices. We anticipate that scrutiny and regulation of our industry will increase and we will be required to devote legal and other resources to addressing such regulation. For example, existing laws or new laws regarding the marketing of in-game purchases, labeling of free-to-play games, regulation of currency, banking institutions, unclaimed property or money transmission may be interpreted to cover our games and the virtual currency, goods or payments that we receive. If that were to occur, we may be required to seek licenses, authorizations or approvals from relevant regulators, the granting of which may be dependent on us meeting certain capital and other requirements and we may be subject to additional regulation and oversight, all of which could significantly increase our operating costs. Changes in current laws or regulations or the imposition of new laws and regulations in the U.S. or elsewhere regarding these activities may lessen the growth of social game services and impair our business, financial condition or results of operations.
We may be subject to future litigation in the operation of our business. An adverse outcome in one or more proceedings could adversely affect our business.
We may be involved in claims, suits, government investigations, and proceedings arising in the ordinary course of our business, including actions with respect to intellectual property claims, privacy, data protection or law enforcement matters, tax matters, labor and employment claims, commercial and acquisition-related claims, class action lawsuits and other matters. Such claims, suits, government investigations, and proceedings are inherently uncertain and their results cannot be predicted with certainty. Regardless of their outcomes, such legal proceedings can have an adverse impact on us because of legal costs, diversion of management and other personnel, and other factors. It is possible that a resolution of one or more such proceedings could result in liability, penalties, or sanctions, as well as judgments, consent decrees, or orders preventing us from offering certain features, functionalities, products, or services, or requiring a change in our business practices, products or technologies, which could in the future materially and adversely affect our business, financial condition or results of operations.
Failure to obtain, maintain, protect or enforce our intellectual property rights could harm our business, results of operations and financial condition.
We regard the protection of our trade secrets, software, trademarks, service marks, trade dress, domain names, patents, and other intellectual property rights as critical to our success. We strive to protect our intellectual property rights by relying on a combination of federal, state and common law trademark, copyright, patent and trade secret protection laws, as well as contractual restrictions and business practices. We enter into proprietary information and invention assignment agreements with our employees and contractors and confidentiality agreements with parties with whom we conduct business in order to limit access to, and disclosure and use of, our proprietary information. While these agreements will give us contractual remedies upon any unauthorized use or disclosure of our proprietary business information or intellectual property, we may not always be able to effectively monitor or prevent such unauthorized use or disclosure or misappropriation of our proprietary information or intellectual property or deter independent development of similar technologies by others. Enforcing a claim that a party illegally disclosed or misappropriated our proprietary information is difficult, expensive and time-consuming, and the outcome is unpredictable, and therefore, we may not be able to obtain adequate remedies. In addition, some courts inside and outside the U.S. are less willing or unwilling to protect trade secrets. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor or other third party, we would have no right to prevent them from using that technology or information to compete with us, which could harm our competitive position, business, financial condition, results of operations, and prospects.
We own registered trademarks and issued patents, and have filed, and may continue in the future to file, trademark and patent applications to protect certain of our innovations and intellectual property. This process can be expensive and time-consuming, may not always be successful depending on the intellectual property laws of the applicable jurisdiction in which we seek protection or other circumstances, in which case we may be unable to secure intellectual property protection for all of our technology and methodologies. We also may choose not to pursue registrations in every jurisdiction depending on the nature of the project to which the intellectual property rights pertain. We may, over time, increase our investments in protecting our innovations and other technology. Even if we are successful in obtaining effective intellectual property protection, it is expensive to maintain these rights and the costs of defending our rights could be substantial. Moreover, our failure to develop and properly manage new innovations and other technology could hurt our market position and business opportunities.
While our software and other proprietary technology may be protected under copyright law, we have chosen not to register any copyrights in these works, and instead, primarily rely on protecting our software as a trade secret. In order to bring a copyright infringement lawsuit in the United States, the applicable copyright must be registered. Accordingly, the remedies and damages available to us for unauthorized use of our software may be limited.
Furthermore, our intellectual property and other proprietary rights may be challenged, knowingly or unknowingly infringed, misappropriated circumvented, declared generic, or determined to be infringing on or dilutive of third-party intellectual property rights, and we may not be able to prevent infringement or misappropriation or other violation of our intellectual property and other proprietary rights without incurring substantial expense. Litigation may be necessary to enforce our intellectual property rights, protect our trade secrets or determine the validity and scope of proprietary rights claimed by others. Monitoring unauthorized use of our intellectual property is difficult and costly, and while it is our policy to protect and defend our rights to our intellectual property, we cannot predict whether steps taken by us to enforce and protect our intellectual property rights will be adequate to prevent infringement, misappropriation, dilution or other violations of our intellectual property rights. Any inability to meaningfully enforce our intellectual property rights could harm our ability to compete and reduce demand for our games. Moreover, in any lawsuit we bring to enforce our intellectual property rights, a court may refuse to stop the other party from using the technology at issue on grounds that our intellectual property rights do not cover the technology in question. Further, in such proceedings, the defendant could counterclaim that our intellectual property is invalid or unenforceable and the court may agree, in which case we could lose valuable intellectual property rights. Any litigation of this nature, regardless of outcome or merit, could result in substantial costs, adverse publicity, and diversion of management and technical resources, any of which could adversely affect our business, financial condition or results of operations. If we fail to maintain, protect and enhance our intellectual property rights, our business, financial condition or results of operations may be harmed.
We may be subject to intellectual property disputes, which are costly to defend and could require us to pay significant damages and could limit our ability to use certain technologies in the future.
Our commercial success depends in part on our ability to operate without infringing, misappropriating or otherwise violating the intellectual property rights of others. We have faced, and may in the future face, allegations that we have infringed, misappropriated or otherwise violated the trademarks, copyrights, patents and other intellectual property rights of third parties, including from our competitors and non-practicing entities. We may also be subject to claims that our employees, consultants or other advisors have wrongfully used or disclosed alleged trade secrets of their former employers or claims asserting ownership of what we regard as our intellectual property. Intellectual property litigation may be protracted and expensive, and the results are difficult to predict. As the result of any court judgment or settlement, we may be obligated to cancel the launch of a new game, stop offering a game or certain features of a game in a particular geographic region or worldwide, pay significant royalties, settlement costs or damages (including treble damages and attorneys’ fees if we are found to have willfully infringed intellectual property rights), obtain licenses (which may not be available on acceptable terms or at all), modify our games and features, or develop substitutes. Even if we were able to obtain a license, it could be non-exclusive, thereby giving our competitors and other third parties access to the same technologies licensed to us. Furthermore, even if intellectual property disputes do not result in litigation, the time and resources necessary to resolve them could harm our business, results of operations, financial condition and reputation.
Our games utilize third-party open source software components, which may pose particular risks to our proprietary software, technologies, and games in a manner that could negatively affect our business.
We use open source software in our game development and expect to continue to use open source software in the future. Use and distribution of open source software may entail greater risks than use of third-party commercial software, as open source licensors generally do not provide support, warranties, indemnification or other contractual protections regarding infringement claims or the quality of the open source software code. To the extent that our games depend upon the successful operation of open source software, any undetected errors or defects in this open source software could prevent the deployment or impair the functionality of our games, delay new releases, result in a failure of our games, and injure our reputation. For example, undetected errors or defects in open source software could render it vulnerable to breaches or security attacks, and, as a result, make our systems more vulnerable to data breaches. In addition, the public availability of such software may make it easier for others to compromise our platform and games.
Moreover, some open source software licenses require users who distribute open source software as part of their proprietary software to publicly disclose all or part of the source code to such software or make available any derivative works or modifications of the open source code on unfavorable terms or at no cost. If we combine our proprietary software with open source software in a certain manner, we could, under certain open source licenses, be required to release or license the source code of our proprietary software to the public, and from time to time, we may face claims from third parties that incorporate open source software into their products, claiming ownership of, or demanding release of, the source code of the open source software or derivative works that were developed using such software, or otherwise seeking to enforce the terms of the applicable open source license. The terms of various open source licenses have not been interpreted by courts, and there is a risk that such licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our use of the open source software. We monitor our use of open source software and try to use open source software in a manner that will not require the disclosure of the source code to our proprietary software or prevent us from charging fees to our players for use of our proprietary software. However, we cannot guarantee that these efforts will be successful, and thus there is a risk that the use of such open source software may ultimately result in litigation, preclude us from charging fees for the use of certain of our proprietary software, require us to replace certain code used in our games, pay damages, settlement fees or a royalty to use some open source software, make the source code of our games publicly available or discontinue certain games. Any of the foregoing would have a negative effect on our business, financial condition or results of operations.
We are subject to laws and regulations concerning data privacy, information security, data protection and consumer protection, and these laws and regulations are continually evolving. Our actual or perceived failure to comply with these laws and regulations could harm our business.
We receive, store and process personal information and other data relating to employees and business contacts, in addition to that of our players, and we enable our players to share their personal information with each other and with third parties, including on the Internet and mobile platforms. There are numerous federal, state and local laws around the world regarding privacy and the storing, sharing, use, processing, disclosure and protection of personal information, the scopes of which are changing, subject to differing interpretations, and may be inconsistent between jurisdictions or conflict with other rules.
Various government and consumer agencies have called for new regulation and changes in industry practices and are continuing to review the need for greater regulation for the collection of information concerning consumer behavior on the Internet, including regulation aimed at restricting certain targeted advertising practices.
In the U.S., there are numerous federal and state privacy and data protection laws and regulations governing the collection, use, disclosure, protection and other processing of personal information, including federal and state data privacy laws, data breach notification laws and consumer protection laws. For example, the California Consumer Privacy Act of 2018, or CCPA, came into force in January 2020 and created new privacy rights for consumers residing in the state. The CCPA gives California residents expanded rights to access and delete their personal information, opt out of certain personal information sharing and receive detailed information about how their personal information is used. The CCPA allows for the California Attorney General to impose civil penalties for violations and also provides a private right of action for certain data breaches. California voters also recently passed the California Privacy Rights Act, or CPRA, which will take effect on January 1, 2023. The CPRA significantly modifies the CCPA, including by imposing additional obligations on covered companies and expanding California consumers’ rights with respect to certain sensitive personal information, potentially resulting in further uncertainty and requiring us to incur additional costs and expenses in an effort to comply.
In the European Economic Area, or EEA, we are subject to the European Union’s General Data Protection Regulation, or GDPR, which became effective in May 2018, and from January 1, 2021, we are also subject to the UK GDPR and UK Data Protection Act 2018, which retains the GDPR in UK national law. The GDPR and national implementing legislation in EEA member states and the UK impose a strict data protection compliance regime in relation to our collection, control, processing, sharing, disclosure and other use of personal data, including providing detailed disclosures about how personal data is collected and processed, granting new rights for data subjects to access, delete or object to the processing of their data, mandatory breach notification to supervisory authorities (and in certain cases, affected individuals) of certain data breaches and significant documentary requirements to demonstrate compliance through policies, procedures, training and audit. In particular, European Union privacy supervisory authorities have focused on compliance with requirements relating to the processing of children’s personal data and ensuring that services offered to children are age appropriate, and we may be subject to regulatory scrutiny and subsequent enforcement actions if we are found to be processing children’s data given the nature of our services.
We are also subject to European Union rules with respect to cross-border transfers of personal data out of the EEA and the UK. Recent legal developments in Europe have created complexity and uncertainty regarding transfers of personal data from the EEA and the UK to the United States. Most recently, on July 16, 2020, the Court of Justice of the European Union, or CJEU, invalidated the EU-US Privacy Shield Framework, or Privacy Shield, under which personal data could be transferred from the EEA to U.S. entities, such as ourselves, who had self-certified under the Privacy Shield scheme. While the CJEU upheld the adequacy of the standard contractual clauses (a standard form of contract approved by the European

Commission as an adequate personal data transfer mechanism, and potential alternative to the Privacy Shield), it made clear that reliance on them alone may not necessarily be sufficient in all circumstances.
These recent developments will require us to review and amend the legal mechanisms by which we make and/ or receive personal data transfers to in the U.S. As supervisory authorities issue further guidance on personal data export mechanisms, including circumstances where the standard contractual clauses and other mechanisms cannot be used, and/or start taking enforcement action, we could suffer additional costs, complaints and/or regulatory investigations or fines, or if we are otherwise unable to transfer personal data between and among countries and regions in which we operate, it could affect the manner in which we provide our services, the geographical location or segregation of our relevant systems and operations, and could adversely affect our financial results.
In addition, Brazil’s passage of the Lei Geral de Protecao de Dados Pessoais, or LGPD, became effective September 2020 and created new privacy rights for consumers residing in Brazil.
Compliance with the GDPR, LGPD, CCPA and similar legal requirements has required us to devote significant operational resources and incur significant expenses. We expect the number of jurisdictions adopting their own data privacy laws to increase, which will require us to devote additional significant operational resources and incur additional significant expenses and will also increase our exposure to risks of claims by our players that we have not complied with all applicable data privacy laws.
All of our games are subject to our online privacy policy and our terms of service accessible through our platform providers’ storefronts, from our games and on our corporate website. While we strive to comply with such policies and all applicable laws, regulations, other legal and contractual obligations and certain industry standards and codes of conduct relating to data privacy and data protection, these obligations may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices. It is also possible that new laws, regulations, other legal obligations or industry codes of conduct may be adopted, or existing laws, regulations, other legal obligations or industry codes of conduct may be interpreted in such a way that results in us having to take further compliance steps and/or could prevent us from being able to offer services to citizens of a certain jurisdiction or makes it costlier or more difficult for us to do so.
Any failure or perceived failure by us to comply with our privacy policy and terms of service, or our data privacy-related legal obligations including those to players or other third parties, or any compromise of security that results in the unauthorized release or transfer of personal information, including personal information about players, may result in regulatory investigations, governmental enforcement actions and significant fines, which, as an example, can be up to 20 million euros or up to 4% of the annual global revenue of the noncompliant undertaking, whichever is greater, for violations of certain requirements of the GDPR. The UK GDPR mirrors the fines under the GDPR. In addition to the foregoing, we may suffer reputational damage, orders to cease/change our processing of our data, civil claims including representative actions and other class action type litigation (where individuals have suffered harm), potentially amounting to significant compensation or damages liabilities, or public statements against us by consumer advocacy groups or others which could cause our players to lose trust in us, any of which could have an adverse effect on our business, financial condition or results of operations. Additionally, if third parties we work with such as players or vendors violate applicable laws or our policies, such violations may also put personal information at risk and expose us to potential liability and reputational harm. Further, public scrutiny of, or complaints about, technology companies or their data handling or data protection practices, even if unrelated to our business, industry or operations, may lead to increased scrutiny of technology companies, including us, and may cause government agencies to enact additional regulatory requirements, or to modify their enforcement or investigation activities. Any of the foregoing could have an adverse effect on our business, financial condition or results of operations.
Our business depends on our ability to collect and use data to deliver relevant content and marketing materials, and any limitation on the collection and use of this data could cause us to lose revenue.
When our players use our games, we may collect both personal and non-personal data about our players. Often we use some of this data to provide a better experience for our players by delivering relevant content and marketing materials. Our players may decide not to allow us to collect some or all of this data or may limit our use of this data. Any limitation on our ability to collect data about players and game interactions would likely make it more difficult for us to deliver targeted content and marketing materials to our players. Interruptions, failures or defects in our data collection, analysis and storage systems, as well as privacy concerns, increasing public scrutiny and regulatory restrictions regarding the collection of data, could also limit our ability to aggregate and analyze player data. If that happens, we may not be able to successfully adapt to player preferences to improve and enhance our games, retain existing players and maintain the popularity of our games, which could cause our business, financial condition, or results of operations to suffer.
We are also subject to evolving EU and UK privacy laws on cookies and similar technologies and eMarketing. In the EU and the UK, regulators are increasingly focusing on compliance with requirements in the online behavioral advertising ecosystem, and current national laws that implement the ePrivacy Directive are highly likely to be replaced by an EU regulation known as the ePrivacy Regulation which will significantly increase fines for non-compliance. In the EU and the UK, informed consent is required for the placement of a cookie or similar technologies on a user’s device and for direct electronic marketing. The GDPR also imposes conditions on obtaining valid consent, such as a prohibition on pre-checked consents and a requirement to ensure separate consents are sought for each type of cookie or similar technology. While the text of the ePrivacy Regulation is still under development, a recent European court decision and regulators’ recent guidance are driving increased attention to cookies and tracking technologies. If regulators start to enforce the strict approach endorsed in recent guidance, this could lead to substantial costs, require significant systems changes, limit the effectiveness of our marketing activities, divert the attention of our technology personnel, adversely affect our margins, increase costs and subject us to additional liabilities. Regulation of cookies and similar technologies, and any decline in the use of cookies or similar online tracking technologies as a means to identify and potentially target players, may lead to broader restrictions and impairments on our marketing and personalization activities and may negatively impact our efforts to understand our players.
Additionally, Internet-connected devices and operating systems controlled by third parties increasingly contain features that allow device users to disable functionality that allows for the delivery of advertising on their devices, including through Apple’s Identifier for Advertising, or IDFA, or Google’s Advertising ID, or AAID, for Android devices. Device and browser manufacturers may include or expand these features as part of their standard device specifications. Advertising identifiers are frequently used as a means to deliver targeted advertising to devices. While we currently conduct very limited advertising to our players in our games (often referred to as “ad monetization”), it is a meaningful way to generate revenue for many mobile game companies. If we subsequently increase our engagement in ad monetization to generate revenue, we will be limited in how and to whom we can present with in-game advertising, which could adversely affect our ability to generate revenues from advertising.
We rely on assumptions and estimates to calculate certain of our key metrics, and real or perceived inaccuracies in such metrics may harm our reputation and negatively affect our business.
Certain of our key metrics, including Daily Active Users, or DAU, Monthly Active Users, or MAU, Average Daily Revenue per DAU, or ARPDAU, Daily Paying Users, or DPU, and Daily Payer Conversion are calculated using data tracked by our internal analytics systems based on tracking activity of player accounts. The analytics systems and the resulting data have not been independently verified. While these numbers are based on what we believe to be reasonable calculations for the applicable period of measurement, there are inherent challenges in measuring usage and player engagement across our player base and our recently acquired operations, and factors relating to player activity and systems may impact these numbers.
Our award partners, content licensors, advertisers and investors rely on our key metrics as a representation of our performance. We regularly review and may adjust our processes for calculating our internal metrics to improve their accuracy. If we determine that we can no longer calculate any of our key metrics with a sufficient degree of accuracy, and we cannot find an adequate replacement for the metric, our business, financial condition or results of operations may be harmed. In addition, if awards partners, content licensors, advertisers or investors do not perceive our player metrics to be accurate representations of our user base or player engagement, or if we discover material inaccuracies in our user metrics, our reputation may be harmed and awards partners, content licensors or advertisers may be less willing to allocate their resources, intellectual property or budgets to our games, which could negatively affect our business, financial condition or results of operations.
Companies and governmental agencies may restrict access to platforms, our website, mobile applications or the Internet generally, which could lead to the loss or slower growth of our player base.
Our players generally need to access the Internet and, in particular, platforms such as Facebook, Apple, Google and our website to play our games. Access to the Internet in a timely fashion is necessary to provide a satisfactory player experience to the players of our games. Companies and governmental agencies could block access to any platform, our website, mobile applications or the Internet generally, or could limit the speed of data transmissions, for a number of reasons such as security or confidentiality concerns or regulatory reasons, or they may adopt policies that prohibit employees from accessing Facebook, Apple or Google and our website or any other social platform. In addition, telecommunications companies may implement certain measures, such as increased cost or restrictions based on the type or amount of data transmitted, that would impact consumers’ ability to access our games. If companies or governmental entities block or limit such or otherwise adopt policies restricting players from playing our games, our business could be negatively impacted and could lead to the loss or slower growth of our player base.
Despite our security measures, our information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. Any such breach could compromise our networks and the information stored there could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, and regulatory penalties, disruption of our operations and the services we provide to players, damage to our reputation, and a loss of confidence in our products and services, which could adversely affect our business.
Cybersecurity attacks, including breaches, computer malware and ransomware, computer hacking and insider threats have become more prevalent in our industry, and experts have warned that the global disruption related to the COVID-19 pandemic and remote working conditions may result in increased threats and malicious activity. Any cybersecurity breach caused by hacking, which involves efforts to gain unauthorized access to information or systems, or to cause intentional malfunctions, loss or corruption of data, software, hardware or other computer equipment, or the inadvertent transmission of computer viruses or other unauthorized access to our systems caused by employee error, malfeasance or other disruptions could adversely affect our business, financial condition, results of operations or reputation. We have experienced and will continue to experience hacking attacks of varying degrees from time to time. Because of our prominence in the social casino gaming industry, we believe we are a particularly attractive target for hackers. Additionally, rapidly evolving technology and capabilities, evolving changes in the sources, capabilities and targets for cybersecurity attacks, as well as the increasing sophistication of cyber criminals increase the risk of material data compromise or business disruption.
In addition, we store sensitive information, including personal information about our employees, and our games involve the storage and transmission of players’ personal information on equipment, networks and corporate systems run by us or managed by third-parties including Amazon, Apple, Facebook, Google and Microsoft. We are subject to a number of laws, rules and regulations requiring us to provide notification to players, investors, regulators and other affected parties in the event of a security breach of certain personal data, or requiring the adoption of minimum information security standards that are often vaguely defined and difficult to practically implement. The costs of compliance with these laws and regulations, including the GDPR and the CCPA, have increased and may increase in the future. Our corporate systems, third-party systems and security measures have been subject to a breach and may be breached in the future due to the actions of outside parties, employee error, malfeasance, a combination of these, or otherwise, and, as a result, an unauthorized party may obtain access to, or compromise the integrity of, our data, our employees’ data, our players’ data or any third-party data we may possess. Any such data security breach could require us to comply with various breach notification laws, create significant exposure for us, including under applicable data privacy laws and regulations such as the GDPR and CCPA, in particular if we have failed to take appropriate security measures, may affect our ability to operate and may expose us to litigation, remediation and investigation costs, increased costs for security measures, loss of revenue, damage to our reputation and potential liability, each of which could be material.

Changes in tax laws or tax rulings could materially affect our effective tax rates, financial position and results of operations.
The tax regimes we are subject to or operate under are unsettled and may be subject to significant change. Changes in tax laws (including in response to the COVID-19 pandemic) or changes in interpretations of existing laws could cause us to be subject to additional income-based taxes and non-income based taxes (such as payroll, sales, use, value-added, digital services and excise, net worth, property, and goods and services taxes), which in turn could materially affect our financial position and results of operations. For example, in December 2017, the U.S. federal government enacted the Tax Cuts and Jobs Act, or the 2017 Tax Act. The 2017 Tax Act significantly changed the existing U.S. corporate income tax laws by, among other things, lowering the corporate tax rate, implementing a partially territorial tax system, and imposing a onetime deemed repatriation toll tax on cumulative undistributed foreign earnings. Many of the provisions of the 2017 Tax Act are highly complex and may be subject to further interpretive guidance from the Internal Revenue Service, or IRS, or others. Some of the provisions of the 2017 Tax Act may be changed by a future Congress and may face future challenges by the World Trade Organization, or WTO, such as the favorable tax treatment for foreign-derived intangible income claimed by us. Although we cannot predict the nature or outcome of such future interpretive guidance, or actions by a future Congress or WTO, they could adversely impact the consolidated results of our operations and financial position. In addition, many countries in the EU, as well as a number of other countries and organizations such as the Organization for Economic Cooperation and Development, have recently proposed or recommended changes to existing tax laws or have enacted new laws that could impact our tax obligations. Any significant changes to our future effective tax rate may materially and adversely affect our business, financial condition, results of operations, or cash flows.
We could be required to collect additional sales, value added or similar taxes or be subject to other tax liabilities that may increase the costs our customers pay for our games and adversely affect our results of operations.
One or more U.S. states or countries may seek to impose incremental or new sales, value added taxes or use or other tax collection obligations on us. While we generally are not responsible for taxes generated on games accessed and operated through third-party platforms, we are responsible for collecting and remitting applicable sales, value added or other similar taxes for revenue generated on games accessed and operated on our own platforms. Historically, we paid taxes on revenue generated from games accessed on our own platforms in U.S. states where we had a sufficient physical presence or “nexus” based on the location of our U.S. offices and servers. However, there is uncertainty as to what constitutes sufficient physical presence or nexus for a U.S. state to levy taxes, fees and surcharges for sales made over the internet. Furthermore, an increasing number of states have considered or adopted laws that impose sales tax collection obligations on out-of-state companies. This is also the case in respect of the European Union, where value added taxes may be imposed on non-European Union companies making digital sales to consumers within the European Union. In addition, the U.S. Supreme Court ruled in South Dakota v. Wayfair, Inc., or Wayfair, that online sellers can be required to collect sales and use tax despite not having a physical presence in the customer’s state. In response to Wayfair, or otherwise, state and local governments may adopt, or begin to enforce, laws requiring us to calculate, collect and remit sales taxes in their jurisdictions. Similarly, many foreign jurisdictions have considered or adopted laws that impose value added, digital services or similar indirect taxes on companies despite not having a physical presence in the foreign jurisdiction.
A successful assertion by one or more states, or other countries or jurisdictions, requiring us to collect taxes where we presently do not do so, or to collect more taxes in a jurisdiction in which we currently collect some taxes, could result in substantial liabilities, including taxes on past sales as well as penalties and interest. We continually monitor the ever-evolving tax landscape in the jurisdictions in which we operate and those jurisdictions where our customers reside. The requirement to collect sales, value added or similar indirect taxes by foreign, state or local governments for sellers that do not have a physical presence in the jurisdiction could also create additional administrative burdens for us, put us at a competitive disadvantage if they do not impose similar obligations on our competitors or decrease our future sales, which may materially and adversely affect our business and results of operations.
We may have exposure to greater than anticipated tax liabilities.
Our income tax obligations are based in part on our corporate operating structure and intercompany arrangements. The tax laws applicable to our business, including the laws of the U.S. and other jurisdictions, are subject to interpretation, and certain jurisdictions are aggressively interpreting their laws in new ways in an effort to raise additional tax revenue. Our existing corporate structure and intercompany arrangements have been implemented in a manner we believe is in compliance with current prevailing tax laws. However, the taxing authorities of the jurisdictions in which we operate may challenge our methodologies for intercompany arrangements, which could impact our worldwide effective tax rate and harm our financial position and results of operations. We are currently under a transfer pricing examination by the Israel Tax Authority for fiscal years 2016 through 2018. While we expect to prevail, it is possible that a negative outcome in this examination would have a material impact on our consolidated results of operations and financial position. In addition, changes to our corporate structure and intercompany agreements, including through acquisitions, could impact our worldwide effective tax rate and harm our financial position and results of operation.
Our ability to utilize our research credit carryforwards and certain other tax attributes may have been limited by “ownership changes” and may be further limited.
Our ability to utilize our research credit carryforwards, which were an aggregate of $3.4 million between state and federal research credit carryforwards at December 31, 2020, to offset potential future income taxes that would otherwise be due is dependent upon our generation of future income taxes before the expiration dates of the research credit carryforwards, and we cannot predict with certainty when, or whether, we will generate sufficient income taxes to use all of our research credit carryforwards.
Under Section 383 of the Internal Revenue Code of 1986, as amended, and corresponding provisions of state law, if a corporation undergoes an “ownership change” (generally defined as a greater than 50 percentage point change (by value) in its equity ownership over a rolling three-year period), the corporation’s ability to use its research credit carryforwards and other pre-change tax attributes to offset its post-change income taxes may be limited. We may have experienced, and we may in the future experience, ownership changes, either as a result of the Business Combination or other changes in our stock ownership (some of which are not in our control). As a result, if we incur income tax liability, our ability to use our pre-change research credit carryforwards to offset U.S. federal income taxes may be subject to limitations under Section 383, which could potentially result in increased future tax liability to us. In addition, at the state level, there may be periods during which the use of research credit carryforwards is suspended or otherwise limited, which could accelerate or permanently increase state taxes owed.
General Risk Factors
The financial projections relating to New PLAYSTUDIOS after the Business Combination are subject to significant risks, assumptions, estimates and uncertainties, and may not be achieved.
In connection with the Business Combination, we prepared and considered, among other things, internal financial forecasts and analyses for the performance and operating results of New PLAYSTUDIOS after the Business Combination. These financial projections include assumptions regarding, among other things, the number of players of our games and the percentage of such players that pay for virtual currency, future operating costs and other assumptions regarding future performance. These financial projections are subject to significant economic, competitive, industry and regulatory risks and uncertainties and may not be achieved in full, within the projected timeframes or at all. Operating results are difficult to forecast because they generally depend on our assessment of the timing and likelihood of future events which are uncertain, including levels of player engagement and the continued acceptance of our games. Furthermore, if we invest in games that do not achieve significant commercial success, whether because of competition or otherwise, we may not recover the often substantial upfront costs of such games, or recover the opportunity cost of diverting management and financial resources away from other games.
In particular, it is difficult to predict if, when or how quickly our revenue may begin to decline. This difficulty may be exacerbated in the short to intermediate term by recent fluctuations in the levels of player engagement during the COVID-19 pandemic. The increased levels of player activity in the second calendar quarter of 2020 was not sustained through the third calendar quarter of 2020. There is no assurance that player behavior will not decrease, including below historic levels, as the full impacts of the COVID-19 pandemic on society and the global economy become more clear.

Due to a variety of factors, including following the announcement of the Business Combination, changes in market conditions and the effects of COVID-19, our actual results of operations may differ materially from those contained in the financial projections prepared in connection with the Business Combination. The failure of New PLAYSTUDIOS to achieve the results contained in the financial projections could materially and adversely affect the trading price of shares of New PLAYSTUDIOS Class A common stock.
Economic downturns and political and market conditions beyond our control could adversely affect our business, financial condition and results of operations.
Our financial performance is subject to U.S. economic conditions and their impact on levels of spending by players, our awards partners and our advertisers. Economic recessions have had, and may continue to have, far-reaching adverse consequences across many industries, including the gaming industries, which may adversely affect our business and financial condition. In the past decade, the U.S. economy experienced tepid growth following the financial crisis in 2008 and 2009 and experienced a recession in 2020 due to the impact of the COVID-19 pandemic as well as international trade and monetary policy and other changes. If the U.S. economy experiences a continued recession or any of the relevant regional or local economies suffers a prolonged downturn, our business, financial condition, results of operations or prospects may be adversely affected.
In addition, changes in general market, economic and political conditions in domestic and foreign economies or financial markets, including fluctuation in stock markets resulting from, among other things, trends in the economy as a whole may reduce our players’ disposable income and our awards partners’ budgets resulting in fewer or less desirable rewards to be offered to our players. Any one of these changes could materially and adversely affect our business, financial condition, results of operations or prospects.
Our results of operations may fluctuate due to various factors and, therefore, our periodic operating results will not be guarantees of future performance.
Our financial results and operating metrics have fluctuated in the past and we expect such results to fluctuate in the future. These fluctuations may be due to a variety of factors, some of which are outside of our control and may not fully reflect the underlying performance of our business.
Our financial results and operations in any given period may be influenced by numerous factors, many of which we are unable to predict or are outside of our control. Consumer engagement with our games may decline or fluctuate as a result of a number of factors, including the popularity of the underlying games, the player’s level of satisfaction with our games, our ability to improve and innovate games and to attract new awards partners, outages and disruptions of online services, the services offered by our competitors, our marketing and advertising efforts or declines in consumer activity generally as a result of economic downturns, among others. Any decline or fluctuation in the recurring portion of our business may have a negative impact on our business, financial condition, results of operations or prospects.
Our reported financial results may be affected by changes in accounting principles generally accepted in the U.S.
Generally accepted accounting principles, or GAAP, in the U.S. are subject to interpretation by the Financial Accounting Standards Board, or FASB, the SEC and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported financial results, and could affect the reporting of transactions completed before the announcement of a change. Any difficulties in implementing any future changes to accounting principles could cause us to fail to meet our financial reporting obligations, which could result in regulatory discipline and harm investors’ confidence in us.
Our core values of focusing on our players and their experience within our games and acting for the long-term may conflict with the short-term expectations of analysts.
We believe that providing quality and highly engaging content to our players is essential to our success and serves the best, long-term interests of our company and our stockholders. Therefore, we have made in the past and we may make in the future, significant investments or changes in strategy that we think will benefit us in the long-term, even if our decision has the potential to negatively impact our operating results in the short term. In addition, our decisions may not result in the long-term benefits that we expect, in which case the success of our games, business, financial condition or results of operations could be harmed.
Securities analysts may not publish favorable research or reports about our business or may publish no information at all, which could cause our stock price or trading volume to decline.
Our stock price and trading volume may be heavily influenced by the way analysts and investors interpret our financial information and other disclosures. If securities or industry analysts do not publish research or reports about our business, delay publishing reports about our business, or publish negative reports about our business, regardless of accuracy, the trading price of shares of New PLAYSTUDIOS Class A common stock could decline.
If a trading market for shares of New PLAYSTUDIOS Class A common stock develops, the trading market will be influenced to some extent by the research and reports that industry or financial analysts publish about us and our business. We do not control these analysts. As a newly public company, we may be slow to attract research coverage and the analysts who publish information about New PLAYSTUDIOS will have had relatively little experience with us, which could affect their ability to accurately forecast our results and could make it more likely that we fail to meet their estimates. In the event we obtain securities or industry analyst coverage, if any of the analysts who cover us provide inaccurate or unfavorable research or issue an adverse opinion regarding our stock price, the trading price of New PLAYSTUDIOS Class A common stock could decline. If one or more of these analysts cease coverage of us or fail to publish reports covering us regularly, we could lose visibility in the market, which in turn could cause our stock price or trading volume to decline.
Even if New PLAYSTUDIOS is actively covered by analysts, we do not have any control over the analysts or the measures that analysts or investors may rely upon to forecast our future results. Overreliance by analysts or investors on any particular metric to forecast our future results may lead to forecasts that differ significantly from our own.
We may require additional capital to support our growth plans, and such capital may not be available on terms acceptable to us, if at all. This could hamper our growth and adversely affect our business.
We intend to continue to make significant investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop new games and features or enhance our existing games, improve our operating infrastructure or acquire complementary businesses, personnel and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional funds. If we raise additional funds through future issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our Class A common stock. In March 2020, we entered into a loan and security agreement with Silicon Valley Bank, pursuant to which we can borrow up to $35.0 million under a revolving credit facility, which subjects us to certain operational and financial covenants.
Any additional debt financing that we secure in the future could involve offering additional security interests and undertaking restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. Additionally, the COVID-19 pandemic has disrupted capital markets, and if we seek to access additional capital or increase our borrowing, there can be no assurance that debt or equity financing may be available to us on favorable terms, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly impaired, and our business, financial condition or results of operations may be harmed.
Our investment portfolio may become impaired by deterioration of the financial markets.
Our cash equivalent and investment portfolio, including the proceeds of the Business Combination, will be invested with a goal of preserving our access to capital, and generally consists of money market funds, corporate debt securities, U.S. government and government agency debt securities, mutual funds, certificates of deposit and time deposits. We intend to follow an investment policy and set of guidelines to monitor and help mitigate our exposure to interest rate and credit risk, which guidelines may include credit quality standards and permissible allocations of certain sectors to limit our exposure to specific investment types. Volatility in the global financial markets can negatively impact the value of our investments, and recent depressed performance in U.S. and global financial markets due to the COVID-19 pandemic has negatively impacted the carrying value of our investment portfolio. If financial markets experience further volatility, including due to depressed economic production and performance across the U.S. and global economies due to impacts of the COVID-19 pandemic, investments in some financial instruments may pose risks arising from market liquidity and credit concerns. In addition, any disruption of the capital markets could cause our other income and expenses to vary from expectations. Although we intend to manage our investment portfolio for a low risk of material impairment, we cannot predict future market conditions, market liquidity or credit availability, and can provide no assurance that our investment portfolio will remain materially unimpaired.
The requirements of being a public company may strain our resources and divert management’s attention, and the increases in legal, accounting and compliance expenses may be greater than we anticipate.
We will be a public company following the Closing, and as such (and particularly after we are no longer an “emerging growth company”), will incur significant legal, accounting and other expenses that we did not incur as a private company. We will be subject to the reporting requirements of the Exchange Act, and will be required to comply with the applicable requirements of the U.S. Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as the rules and regulations subsequently implemented by the SEC and the listing standards of the Nasdaq, including changes in corporate governance practices and the establishment and maintenance of effective disclosure and financial controls. Compliance with these rules and regulations can be burdensome. Our management and other personnel need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our historical legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to attract and retain qualified members of our board of directors as compared to a private company. In particular, we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act, which will increase when we are no longer an “emerging growth company.” We will need to hire additional accounting and financial staff, and engage outside consultants, all with appropriate public company experience and technical accounting knowledge and maintain an internal audit function, which will increase our operating expenses. Moreover, we could incur additional compensation costs in the event that we decide to pay cash compensation closer to that of other publicly listed companies, which would increase our general and administrative expenses and could materially and adversely affect our profitability. We are evaluating these rules and regulations, and cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.
As a private company, we were not required to document and test our internal controls over financial reporting, our management was not required to certify the effectiveness of our internal controls and our auditors were not required to opine on the effectiveness of our internal controls over financial reporting. Failure to maintain adequate financial, information technology and management processes and controls could result in material weaknesses which could lead to errors in our financial reporting, which could adversely affect New PLAYSTUDIOS’ business.
We were not required to document and test our internal controls over financial reporting, our management was not required to certify the effectiveness of our internal controls and our auditors were not required to opine on the effectiveness of our internal controls over financial reporting. Neither Acies nor PLAYSTUDIOS is currently subject to Section 404 of the Sarbanes-Oxley Act. However, following the consummation of the Business Combination, we will be required to provide management’s attestation on internal controls commencing with our annual report for the year ending December 31, 2021. In addition, we may lose our emerging growth company status and become subject to the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. We may not be able to complete our evaluation, testing and any required remediation in a timely fashion. In addition, our current controls and any new controls that we develop may become inadequate because of poor design and changes in our business, including increased complexity resulting from our international operations and our contemplated international expansion. Any failure to implement and maintain effective internal controls over financial reporting could adversely affect the results of assessments by our independent registered public accounting firm and their attestation reports.
If we are unable to certify the effectiveness of our internal controls, or if our internal controls have a material weakness, we may not detect errors timely, our financial statements could be misstated, we could be subject to regulatory scrutiny and a loss of confidence by stakeholders, which could harm our business and adversely affect the trading price of our Class A common stock.
New PLAYSTUDIOS will qualify as an “emerging growth company” within the meaning of the Securities Act, and if it takes advantage of certain exemptions from disclosure requirements available to emerging growth companies, it could make New PLAYSTUDIOS’ securities less attractive to investors and may make it more difficult to compare New PLAYSTUDIOS’ performance to the performance of other public companies.
New PLAYSTUDIOS will qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, New PLAYSTUDIOS will be eligible for and intends to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as it continues to be an emerging growth company, including, but not limited to: (i) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, (ii) reduced disclosure obligations regarding executive compensation in New PLAYSTUDIOS’ periodic reports and proxy statements and (iii) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, New PLAYSTUDIOS’ stockholders may not have access to certain information they may deem important. New PLAYSTUDIOS will remain an emerging growth company until the earliest of (1) the last day of the fiscal year in which the market value of New PLAYSTUDIOS Class A common stock that are held by non-affiliates exceeds $700 million as of June 30 of that fiscal year, (2) the last day of the fiscal year in which it has total annual gross revenue of $1.07 billion or more during such fiscal year (as indexed for inflation), (3) the date on which it has issued more than $1 billion in non-convertible debt in the prior three-year period or (4) the last day of the fiscal year following the fifth anniversary of the date of the first sale of Acies Class A ordinary shares. Investors may find New PLAYSTUDIOS’ securities less attractive because New PLAYSTUDIOS will rely on these exemptions. If some investors find New PLAYSTUDIOS’ securities less attractive as a result of New PLAYSTUDIOS’ reliance on these exemptions, the trading prices of New PLAYSTUDIOS’ securities may be lower than they otherwise would be, there may be a less active trading market for New PLAYSTUDIOS’ securities and the trading prices of New PLAYSTUDIOS’ securities may be more volatile.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of shares of New PLAYSTUDIOS Class A common stock held by non-affiliates exceeds $250 million as of the prior June 30, or (2) our annual revenues exceeded $100 million during such completed fiscal year and the market value of shares of New PLAYSTUDIOS Class A common stock held by non-affiliates exceeds $700 million as of the prior June 30. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.
Our workforce and operations have grown substantially since our inception and we expect that they will continue to do so. If we are unable to effectively manage that growth, our financial performance and future prospects will be adversely affected.
Since our inception, we have experienced growth in the U.S. and internationally. This expansion increases the complexity of our business and has placed, and will continue to place, significant strain on our management, personnel, operations, systems, technical performance, financial resources, and internal financial control and reporting functions. We may not be able to manage our growth effectively, which could damage our reputation and negatively affect our operating results.
Properly managing our growth will require us to continue to hire, train and manage qualified employees and staff, including engineers, operations personnel, financial and accounting staff, and sales and marketing staff, and to improve and maintain our technology. If our new hires perform poorly, if we are unsuccessful in hiring, training, managing, and integrating these new employees and staff, or if we are not successful in retaining our existing employees and staff, our business may be harmed. Moreover, in order to optimize our organizational structure, we have implemented reductions in force and may in the future implement other reductions in force. Any reduction in force may yield unintended consequences and costs, such as attrition beyond the intended reduction in force, the distraction of employees, reduced employee morale and could adversely affect our reputation as an employer, which could make it more difficult for us to hire new employees in the future and increase the risk that we may not achieve the anticipated benefits from the reduction in force. Properly managing our growth will require us to establish consistent policies across regions and functions, and a failure to do so could likewise harm our business.
Our failure to upgrade our technology or network infrastructure effectively to support our growth could result in unanticipated disruptions. To manage the growth of our operations and personnel and improve the technology that supports our business operations, as well as our financial and management systems, disclosure controls and procedures, and internal controls over financial reporting, we will be required to commit substantial financial, operational and technical resources.
Our current and planned personnel, systems, procedures and controls may not be adequate to support our future operations. If we are unable to expand our operations and hire additional qualified personnel in an efficient manner, or if our operational technology is insufficient to reliably service our games, we could potentially face difficulties in retaining players, which would adversely affect our business, financial condition, and operating results.
Our organizational structure is complex and will continue to grow as we add additional employees. We will need to scale our operational, financial and management controls as well as our reporting systems and procedures to support the growth of our organizational structure. We will require capital and management resources to grow and mature in these areas. If we are unable to effectively manage the growth of our business, the quality of our games may suffer, and we may be unable to address competitive challenges, which would adversely affect our overall business, operations and financial condition.
Continued growth and success will depend on the performance of our current and future employees, including certain key employees. Recruitment and retention of these individuals is vital to growing our business and meeting our business plans. The loss of any of our key executives or other key employees could harm our business.
Our ability to compete and grow depends in large part on the efforts and talents of our employees and executives. Our success depends in a large part upon the continued service of our senior management team, including Andrew Pascal, our Co-Founder and Chief Executive Officer. Mr. Pascal is critical to our vision, strategic direction, culture, products and technology, and the continued retention of our entire senior management team is important to the success of our operating plan. We do not have employment agreements or offer letters with certain members of our senior management team, and we do not maintain key-man insurance for members of our senior management team. The loss of any member of our senior management team could cause disruption and harm our business, financial condition, results of operations or reputation.
In addition, our ability to execute our strategy depends on our continued ability to identify, hire, develop, motivate and retain highly skilled employees, particularly in the competitive fields of game design, product management, engineering and data science. These employees are in high demand, and we devote significant resources to identifying, recruiting, hiring, training, successfully integrating and retaining them. Interviewing, hiring and integrating new employees has and will continue to be particularly challenging during the COVID-19 pandemic. As part of our global remote working plans, throughout the duration of the COVID-19 pandemic, we have devoted and will continue to devote increased efforts to maintaining our collaborative culture of the corporate headquarters and each of our domestic and international game studios through the use of videoconferencing and other online communication and sharing tools, and to monitoring the health, safety, morale and productivity of our employees, including new employees, as we evaluate the impacts of this challenging situation on our business and employees.
We believe that two critical components of our success and our ability to retain our best people are our culture and our competitive compensation practices. As we operate as a public company, we may find it difficult to maintain our entrepreneurial, execution-focused culture. In addition, any volatility in our operating results and the trading price of shares of New PLAYSTUDIOS Class A common stock may cause our employee base to be more vulnerable to be targeted for recruitment by competitors. While we believe we compete favorably, competition for highly skilled employees is intense. If we are unable to identify, hire and retain our senior management team and our key employees, our business, financial condition or results of operations could be harmed. Moreover, if our team fails to work together effectively to execute our plans and strategies on a timely basis, our business, financial condition or results of operations could be harmed.
Any restructuring actions and cost reduction initiatives that we undertake may not deliver the expected results and these actions may adversely affect our business.
We have implemented restructurings in the past and may implement restructurings in the future for purpose of reducing costs, streamlining operations and improving cost efficiencies to better align our operating expenses with our revenue. Such restructurings may include reducing our headcount, rationalizing our product pipeline, reducing marketing and technology expenditures and downsizing certain game studios. We plan to continue to manage costs to better and more efficiently manage our business. Our restructuring plans and other such efforts could result in disruptions to our operations and adversely affect our business, financial condition or results of operations.
We actively monitor our costs, however, if we do not fully realize or maintain the anticipated benefits of any restructuring actions and cost reduction initiatives, our business, financial condition or results of operations could be adversely affected, and additional restructuring initiatives may be necessary. In addition, we cannot be sure that the cost reduction initiatives will be as successful in reducing our overall expenses as expected or that additional costs will not offset any such reductions. If our operating costs are higher than we expect or if we do not maintain adequate control of our costs and expenses, our operating results will suffer. In addition, any cost reduction measures could negatively impact our business, financial condition or results of operations including but not limited to, delaying the introduction of new games, features, or content, delaying introduction of new technology, impacting our ability to react nimbly to game or technology issues, or impacting employee retention and morale.
We have a large game studio located in Burlingame, California, just south of San Francisco. The occurrence of an earthquake or other natural disaster or other significant business interruption at or near our game studio in Burlingame, California, or any of our other game studios or facilities, could cause damage to our facilities and equipment and interfere with our operations.
We rent a facility housing a large game studio located in the San Francisco Bay Area, an area known for earthquakes, and is thus vulnerable to damage. All of our other game studios and facilities are vulnerable to damage from natural or manmade disasters, including power loss, fire, explosions, floods, communications failures, terrorist attacks, contagious disease outbreak (such as the COVID-19 pandemic) and similar events. If any disaster were to occur, our ability to operate our business at our game studios or facilities could be impaired and we could incur significant losses, recovery from which may require substantial time and expense.
Our insurance may not provide adequate levels of coverage against claims.
We believe that we maintain insurance customary for businesses of our size and type. However, there are types of losses we may incur that cannot be insured against or that we believe are not economically reasonable to insure. Moreover, any loss incurred could exceed policy limits and policy payments made to us may not be made on a timely basis. Such losses could adversely affect our business prospects, results of operations, cash flows and financial condition.
Our actual financial position and results of operations may differ materially from the unaudited pro forma financial information included in this prospectus.
The unaudited pro forma condensed combined financial information included in this prospectus is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated, nor is it indicative of our future financial position or results of operations. The unaudited pro forma adjustments represent our management’s estimates based on information available as of the date of the unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.
Risks Related to the Business Combination and Acies
Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to Acies prior to the consummation of the Business Combination.
The Sponsor has agreed to vote in favor of the Business Combination, regardless of how Acies’ public shareholders vote.
Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with a Business Combination, the Sponsor and each director of Acies have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement. As of the date of this proxy statement/prospectus, the Sponsor owns 20% of the issued and outstanding ordinary shares.
Neither the Acies Board of Directors nor any committee thereof obtained a third-party valuation in determining whether or not to pursue the Business Combination.
Neither the Acies Board of Directors nor any committee thereof is required to obtain an opinion that the price that we are paying for PLAYSTUDIOS is fair to us from a financial point of view. Neither the Acies Board of Directors nor any committee thereof obtained a third-party valuation in connection with the Business Combination. In analyzing the Business Combination, the Acies Board of Directors and management conducted due diligence on PLAYSTUDIOS. The Acies Board of Directors reviewed comparisons of selected financial data of PLAYSTUDIOS with its peers in the industry and the financial terms set forth in the Merger Agreement, and concluded that the Business Combination was in the best interest of Acies’ shareholders. Accordingly, investors will be relying solely on the judgment of the Acies Board of Directors and management in valuing PLAYSTUDIOS, and the Acies Board of Directors and management may not have properly valued such businesses. The lack of a third-party valuation may also lead an increased number of shareholders to vote against the Business Combination or demand redemption of their shares, which could potentially impact our ability to consummate the Business Combination.
We may be forced to close the Business Combination even if we determined it is no longer in our shareholders’ best interest.
Our public shareholders are protected from a material adverse event of PLAYSTUDIOS arising between the date of the Merger Agreement and the Closing, primarily by the right to redeem their public shares for a pro rata portion of the funds held in the Trust Account, calculated as of two business days prior to the vote at the Extraordinary General Meeting. Accordingly, if a material adverse event were to occur after approval of the Condition Precedent Proposals at the Extraordinary General Meeting, we may be forced to close the Business Combination even if we determine it is no longer in our shareholders’ best interest to do so (as a result of such material adverse event) which could have a significant negative impact on our business, financial condition or results of operations.
If our shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their shares of Acies Class A ordinary shares for a pro rata portion of the Trust Account.
Holders of public shares are not required to affirmatively vote against the Business Combination Proposal in order to exercise their rights to redeem their shares for a pro rata portion of the Trust Account. In order to exercise their redemption rights, they are required to submit a request in writing and deliver their stock (either physically or electronically) to our transfer agent by                 , New York City time, on                 , 2021. Shareholders electing to redeem their shares will receive their pro rata portion of the funds held in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to fund our working capital requirements (subject to an aggregate limit of $100,000) and/or to pay our taxes, calculated as of two business days prior to the anticipated consummation of the Business Combination.
The ability of Acies shareholders to exercise redemption rights with respect to a large number of shares could increase the probability that the Business Combination would be unsuccessful and that shareholders would have to wait for liquidation in order to redeem their stock.
At the time we entered into the Merger Agreement and related agreements for the Business Combination, we did not know how many shareholders would exercise their redemption rights, and, therefore, we structured the Business Combination based on our expectations as to the number of shares that will be submitted for redemption. The Merger Agreement requires us to have at least $200 million of aggregate cash proceeds available from the Trust Account, after giving effect to redemptions of public shares, if any, and the PIPE Investment. If a larger number of shares are submitted for redemption than we initially expected, we may need to restructure the transaction to reserve a greater portion of the cash in the Trust Account. The above considerations may limit our ability to complete the Business Combination or optimize our capital structure.
The Business Combination is subject to conditions, including certain conditions that may not be satisfied on a timely basis, if at all.
The completion of the Business Combination is subject to a number of conditions. The completion of the Business Combination is not assured and is subject to risks, including the risk that approval of the Business Combination by Acies shareholders is not obtained or that there are not sufficient funds in the Trust Account, in each case subject to certain terms specified in the Merger Agreement (as described under “The Merger Agreement—Conditions to Closing”), or that other Closing conditions are not satisfied. If Acies does not complete the Business Combination, it could be subject to several risks, including:
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the parties may be liable for damages to one another under the terms and conditions of the Merger Agreement;

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negative reactions from the financial markets, including declines in the price of Acies Class A ordinary shares due to the fact that current prices may reflect a market assumption that the Business Combination will be completed; and

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the attention of our management will have been diverted to the Business Combination rather than the pursuit of other opportunities in respect of an Business Combination.

Because New PLAYSTUDIOS will be a “controlled company” within the meaning of the Nasdaq rules, our shareholders may not have certain corporate governance protections that are available to shareholders of companies that are not controlled companies.
So long as more than 50% of the voting power for the election of directors of New PLAYSTUDIOS is held by an individual, a group or another company, New PLAYSTUDIOS will qualify as a “controlled company” within the meaning of the Nasdaq corporate governance standards. Following the completion of the Business Combination, the Founder Group will control over 70% of the voting power of our outstanding capital stock. As a result, New PLAYSTUDIOS will be a “controlled company” within the meaning of the Nasdaq corporate governance standards and will not be subject to the requirements that would otherwise require us to have: (i) a majority of independent directors; (ii) a nominating committee comprised solely of independent directors; (iii) compensation of our executive officers determined by a majority of the independent directors or a compensation committee comprised solely of independent directors; and (iv) director nominees selected, or recommended for the New PLAYSTUDIOS Board of Directors selection, either by a majority of the independent directors or a nominating committee comprised solely of independent directors.
The Founder Group may have its interest in New PLAYSTUDIOS diluted due to future equity issuances or its own actions in selling shares of New PLAYSTUDIOS Class B common stock, in each case, which could result in a loss of the “controlled company” exemption under the Nasdaq listing rules. New PLAYSTUDIOS would then be required to comply with those provisions of the Nasdaq listing requirements.
We cannot predict the impact New PLAYSTUDIOS’ dual class structure may have on the stock price of New PLAYSTUDIOS Class A common stock.
We cannot predict whether New PLAYSTUDIOS’ dual class structure will result in a lower or more volatile market price of New PLAYSTUDIOS Class A common stock or in adverse publicity or other adverse consequences. For example, certain index providers have announced restrictions on including companies with multiple-class share structures in certain of their indexes. Under these policies, our dual class capital structure would make us ineligible for inclusion in certain indices, and as a result, mutual funds, exchange-traded funds and other investment vehicles that attempt to passively track those indices will not be investing in our stock. It is unclear what effect, if any, these policies will have on the valuations of publicly traded companies excluded from such indices, but it is possible that they may depress valuations, as compared to similar companies that are included. As a result, the market price of shares of New PLAYSTUDIOS Class A common stock could be adversely affected.
Since the Sponsor and Acies’ directors and executive officers have interests that are different, or in addition to (and which may conflict with), the interests of our shareholders, a conflict of interest may have existed in determining whether the Business Combination with PLAYSTUDIOS is appropriate as our Business Combination. Such interests include that Sponsor will lose its entire investment in us if our business combination is not completed.
When you consider the recommendation of Acies Board of Directors in favor of approval of the Business Combination Proposals, you should keep in mind that the Sponsor and Acies’ directors and officers have interests in such proposal that are different from, or in addition to, those of Acies shareholders and warrant holders generally. These interests include, among other things, the interests listed below:
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Prior to Acies’ initial public offering, the Sponsor purchased 8,625,000 Acies Class B ordinary shares for an aggregate purchase price of $25,000, or approximately $0.003 per share, and subsequently the Sponsor cancelled an aggregate of 2,875,000 Sponsor Shares, thereby reducing the aggregate number of Sponsor Shares held by our sponsor to 5,750,000 for approximately $0.004 per share. As a result of the underwriters’ election to partially exercise their over-allotment option on November 9, 2020, 368,750 Sponsor Shares were forfeited, resulting in an aggregate of 5,381,250 Sponsor Shares issued and outstanding. Simultaneously with the closing of the IPO, the Sponsor purchased 4,333,333 private placement warrants at a price of $1.50 per private placement warrant. Subsequently, on November 9, 2020, in connection with the underwriters’ election to partially exercise their over-allotment option, the Company sold an additional 203,334 private placement warrants to the Sponsor, at a price of $1.50 per private placement warrant, resulting in an aggregate of 4,536,667 private placement warrants issued and outstanding. If Acies does not consummate a business combination by October 22, 2022 (or if such date is extended at a duly called extraordinary general meeting, such later date), it would cease all operations except for the purpose of winding up, redeeming all of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating, subject, in each case, to its obligations under the

Cayman Islands Companies Act to provide for claims of creditors and the requirements of other applicable law. In such event, the 5,381,250 Acies Class B ordinary shares collectively owned by the Sponsor would be worthless because following the redemption of the public shares, Acies would likely have few, if any, net assets and because the Sponsor and Acies’ directors and officers have agreed to waive their respective rights to liquidating distributions from the Trust Account in respect of any Acies Class A ordinary shares and Acies Class B ordinary shares held by it or them, as applicable, if Acies fails to complete a business combination within the required period. Additionally, in such event, the private placement warrants purchased by the Sponsor, will also expire worthless. The 4,531,250 shares of New PLAYSTUDIOS Class A common stock into which the 5,381,250 Acies Class B ordinary shares collectively held by the Sponsor, will automatically convert in connection with the Mergers (assuming no redemptions and after giving effect to the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of $49.5 million based upon the closing price of $10.92 per public share on Nasdaq on February 12, 2021, the most recent closing price. However, given that such shares of New PLAYSTUDIOS Class A common stock will be subject to certain restrictions, including those described above, Acies believes such shares have less value.
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The Sponsor (including its representatives and affiliates) and Acies’ directors and officers, may, in the future, become, affiliated with entities that are engaged in a similar business to Acies. The Sponsor and Acies’ directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to Acies completing its Business Combination. Acies’ directors and officers also may become aware of business opportunities which may be appropriate for presentation to Acies, and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in Acies’ favor and such potential business opportunities may be presented to other entities prior to their presentation to Acies, subject to applicable fiduciary duties. Acies’ Cayman Constitutional Documents provide that Acies renounces its interest in any corporate opportunity offered to any director or officer of Acies, unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of Acies and it is an opportunity that Acies is able to complete on a reasonable basis.

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Acies’ existing directors and officers will be eligible for continued indemnification and continued coverage under Acies’ directors’ and officers’ liability insurance after the Mergers and pursuant to the Merger Agreement.

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In the event Acies fails to consummate a business combination within the prescribed time frame (pursuant to the Cayman Constitutional Documents), or upon the exercise of a redemption right in connection with the Business Combination, Acies will be required to provide for payment of claims of creditors that were not waived that may be brought against Acies within the 10 years following such redemption. In order to protect the amounts held in Acies’ Trust Account, the Sponsor has agreed that it will be liable to Acies if and to the extent any claims by a third-party (other than Acies’ independent auditors) for services rendered or products sold to Acies, or a prospective target business with which Acies has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per public share, or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case, net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third-party who executed a waiver of any and all rights to seek access to the Trust Account, and except as to any claims under the indemnity of the underwriters of Acies’ IPO against certain liabilities, including liabilities under the Securities Act.

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In order to finance transaction costs in connection with Acies’ Business Combination (including any amounts which are currently outstanding), the Sponsor or an affiliate of the Sponsor, or certain of Acies’ officers and directors may, but are not obligated to, loan funds to Acies as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes that would each become due and payable in full, without interest, upon completion of Acies’ Business Combination. In the event Acies does not complete its Business Combination within the prescribed time frame, Acies may use a portion of its working capital held outside of its Trust Account to repay any Working Capital Loans made to Acies, but no proceeds held in the Trust Account would be used to repay such Working Capital Loans, and the applicable related party lender or lenders may not be able to recover the value it or they have loaned to Acies pursuant to such Working Capital Loans.
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Pursuant to the Registration Rights Agreement, the Sponsor will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the shares of New PLAYSTUDIOS common stock and warrants held by such parties following the consummation of the Business Combination.

The existence of financial and personal interests of one or more of Acies’ directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Acies and its shareholders and what he, she or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Acies’ officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “—Interests of Acies’ Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
The personal and financial interests of the Sponsor as well as Acies’ directors and officers may have influenced their motivation in identifying and selecting PLAYSTUDIOS as a business combination target, completing an Business Combination with PLAYSTUDIOS and influencing the operation of the business following the Business Combination. In considering the recommendations of Acies Board of Directors to vote for the proposals, its shareholders should consider these interests.
The exercise of Acies’ directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in Acies’ shareholders’ best interest.
In the period leading up to the Closing, events may occur that, pursuant to the Merger Agreement, would require Acies to agree to amend the Merger Agreement, to consent to certain actions taken by PLAYSTUDIOS or to waive rights that Acies is entitled to under the Merger Agreement. Such events could arise because of changes in the course of PLAYSTUDIOS’ business or a request by PLAYSTUDIOS to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement. In any of such circumstances, it would be at Acies’ discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the preceding risk factors (and described elsewhere in this proxy statement/prospectus) may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is best for Acies and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, Acies does not believe there will be any changes or waivers that Acies’ directors and executive officers would be likely to make after shareholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further shareholder approval, Acies will circulate a new or amended proxy statement/prospectus and resolicit Acies’ shareholders if changes to the terms of the transaction that would have a material impact on its shareholders are required prior to the vote on the Business Combination Proposal.
The dual class structure of New PLAYSTUDIOS common stock will have the effect of concentrating voting power with New PLAYSTUDIOS’ Chief Executive Officer and Co-Founder, which will limit an investor’s ability to influence the outcome of important transactions, including a change in control.
Shares of New PLAYSTUDIOS Class B common stock will have 20 votes per share, while shares of New PLAYSTUDIOS Class A common stock will have one vote per share. Upon the consummation of the Business Combination, the Founder Group, will hold all of the issued and outstanding shares of New PLAYSTUDIOS Class B common stock. Accordingly, upon the consummation of the Business Combination, the Founder Group will hold over 70% of the voting power of New PLAYSTUDIOS’ capital stock and will be able to control matters submitted to our stockholders for approval, including the election of directors, amendments of our organizational documents and any merger, consolidation, sale of all, or substantially all, our assets or other major corporate transactions. The Founder Group may have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentrated control may have the effect of delaying, preventing or deterring a change in control of New PLAYSTUDIOS, could deprive our stockholders of an opportunity to receive a premium for their capital stock as part of a sale of New PLAYSTUDIOS, and might ultimately affect the market price of shares of New PLAYSTUDIOS Class A common stock. For information about our dual class structure, see the section titled “Description of New PLAYSTUDIOS Securities.”
We and PLAYSTUDIOS will incur significant transaction and transition costs in connection with the Business Combination.
We and PLAYSTUDIOS have both incurred, and expect to incur, significant, non-recurring costs in connection with consummating the Business Combination and operating as a public company following the consummation of the Business Combination. We and PLAYSTUDIOS may also incur additional costs to retain key employees. Certain transaction expenses incurred in connection with the Merger Agreement (including the Business Combination), including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be paid by New PLAYSTUDIOS following the Closing.
The announcement of the proposed Business Combination could disrupt New PLAYSTUDIOS’ relationships with its customers, suppliers, business partners and others, as well as its operating results and business generally.
Whether or not the Business Combination and related transactions are ultimately consummated, as a result of uncertainty related to the proposed transactions, risks relating to the impact of the announcement of the Business Combination on New PLAYSTUDIOS’ business include the following:
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its employees may experience uncertainty about their future roles, which might adversely affect New PLAYSTUDIOS’ ability to retain and hire key personnel and other employees;

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customers, suppliers, business partners and other parties with which New PLAYSTUDIOS maintains business relationships may experience uncertainty about its future and seek alternative relationships with third parties, seek to alter their business relationships with New PLAYSTUDIOS or fail to extend an existing relationship with New PLAYSTUDIOS; and

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New PLAYSTUDIOS has expended and will continue to expend, significant costs, fees and expenses for professional services and transaction costs in connection with the proposed Business Combination.

If any of the aforementioned risks were to materialize, they could lead to significant costs which may impact New PLAYSTUDIOS’ results of operations and cash available to fund its business.
Subsequent to the consummation of the Business Combination, we may be exposed to unknown or contingent liabilities and may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and our share price, which could cause you to lose some or all of your investment.
We cannot assure you that the due diligence conducted in relation to PLAYSTUDIOS has identified all material issues or risks associated with PLAYSTUDIOS, its business or the industry in which it competes. Furthermore, we cannot assure you that factors outside of PLAYSTUDIOS’ and our control will not later arise. As a result of these factors, we may be exposed to liabilities and incur additional costs and expenses and we may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in our reporting losses. Even if our due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on our financial condition and results of operations and could contribute to negative market perceptions about our securities or New PLAYSTUDIOS. Additionally, we have no indemnification rights against the PLAYSTUDIOS stockholders under the Merger Agreement and all of the purchase price consideration will be delivered at the Closing.
Accordingly, any shareholders or warrant holders of Acies who choose to remain New PLAYSTUDIOS stockholders or warrant holders following the Business Combination could suffer a reduction in the value of their shares, warrants and units. Such shareholders or warrant holders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our directors or officers of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the registration statement or proxy statement/prospectus relating to the Business Combination contained an actionable material misstatement or material omission.
The historical financial results of PLAYSTUDIOS and unaudited pro forma financial information included elsewhere in this proxy statement/prospectus may not be indicative of what New PLAYSTUDIOS’ actual financial position or results of operations would have been.
The historical financial results of PLAYSTUDIOS included in this proxy statement/prospectus do not reflect the financial condition, results of operations or cash flows they would have achieved as a standalone company during the periods presented or those New PLAYSTUDIOS will achieve in the future. This is primarily the result of the following factors: (i) New PLAYSTUDIOS will incur additional ongoing costs as a result of the Business Combination, including costs related to public company reporting, investor relations and compliance with the Sarbanes-Oxley Act; and (ii) New PLAYSTUDIOS’ capital structure will be different from that reflected in PLAYSTUDIOS’ historical financial statements. New PLAYSTUDIOS’ financial condition and future results of operations could be materially different from amounts reflected in its historical financial statements included elsewhere in this proxy statement/prospectus, so it may be difficult for investors to compare New PLAYSTUDIOS’ future results to historical results or to evaluate its relative performance or trends in its business.
Similarly, the unaudited pro forma financial information in this proxy statement/prospectus is presented for illustrative purposes only and has been prepared based on a number of assumptions including, but not limited to, Acies being treated as the “acquired” company for financial reporting purposes in the Business Combination, the total debt obligations and the cash and cash equivalents of PLAYSTUDIOS on the Closing Date and the number of Acies Class A ordinary shares that are redeemed in connection with the Business Combination. Accordingly, such pro forma financial information may not be indicative of New PLAYSTUDIOS’ future operating or financial performance and New PLAYSTUDIOS’ actual financial condition and results of operations may vary materially from New PLAYSTUDIOS’ pro forma results of operations and balance sheet contained elsewhere in this proxy statement/prospectus, including as a result of such assumptions not being accurate. See “Unaudited Pro Forma Condensed Combined Financial Information.”
Following the consummation of the Business Combination, our only significant asset will be our ownership interest in PLAYSTUDIOS and such ownership may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on New PLAYSTUDIOS common stock or satisfy our other financial obligations.
Following the consummation of the Business Combination, we will have no direct operations and no significant assets other than our ownership of PLAYSTUDIOS. We and certain investors, the PLAYSTUDIOS stockholders, and directors and officers of PLAYSTUDIOS and its affiliates will become stockholders of New PLAYSTUDIOS. We will depend on PLAYSTUDIOS for distributions, loans and other payments to generate the funds necessary to meet our financial obligations, including our expenses as a publicly traded company and to pay any dividends with respect to New PLAYSTUDIOS common stock. The financial condition and operating requirements of PLAYSTUDIOS may limit our ability to obtain cash from PLAYSTUDIOS. The earnings from, or other available assets of, PLAYSTUDIOS may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on New PLAYSTUDIOS common stock or satisfy our other financial obligations.
This lack of diversification may subject us to numerous economic, competitive and regulatory risks, any or all of which may have a substantial adverse impact upon the particular industry in which we may operate subsequent to our Business Combination.
We have a specified maximum redemption threshold. This redemption threshold may make it more difficult for us to complete the Business Combination as contemplated.
The Merger Agreement provides that PLAYSTUDIOS’ obligation to consummate the Business Combination is conditioned on, among other things, that as of the Closing, (i) the amount of cash available in (x) the Trust Account, after deducting the amount required to satisfy our obligations to our shareholders (if any) that exercise their rights to redeem their Acies Class A ordinary shares pursuant to the Cayman Constitutional Documents (but prior to payment of (a) any deferred underwriting commissions being held in the Trust Account and (b) any transaction expenses of Acies or its affiliates) plus (y) the PIPE Investment, is at least equal to or greater than $200.0 million.
This condition is for the sole benefit of PLAYSTUDIOS. If such condition is not met, and such condition is not waived by PLAYSTUDIOS under the terms of the Merger Agreement, then the Merger Agreement could terminate and the proposed Business Combination may not be consummated. In addition, pursuant to the Cayman Constitutional Documents, in no event will Acies redeem public shares in an amount that would cause Acies’ net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001.
There can be no assurance that PLAYSTUDIOS could and would waive the Minimum Cash Condition. Furthermore, as provided in the Cayman Constitutional Documents, in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001. If such conditions are not met, and such conditions are not, or cannot, be waived under the terms of the Merger Agreement, then the Merger Agreement could terminate and the proposed Business Combination may not be consummated.
If such conditions are waived and the Business Combination is consummated with less than the Minimum Available Cash Amount in the Trust Account, the cash held by New PLAYSTUDIOS and its subsidiaries (including PLAYSTUDIOS) in the aggregate, after the Closing may not be sufficient to allow us to operate and pay our bills as they become due. Furthermore, our affiliates are not obligated to make loans to us in the future (other than our Sponsor’s commitment to provide us loans in order to finance transaction costs in connection with a business combination). The additional exercise of redemption rights with respect to a large number of our public shareholders may make us unable to take such actions as may be desirable in order to optimize the capital structure of New PLAYSTUDIOS after consummation of the Business Combination and we may not be able to raise additional financing from unaffiliated parties necessary to fund our expenses and liabilities after the Closing. Any such event in the future may negatively impact the analysis regarding our ability to continue as a going concern at such time.
The Sponsor may elect to purchase shares or warrants from public shareholders prior to the consummation of the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of our securities.
At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or Acies’ securities, the Sponsor, PLAYSTUDIOS or their directors, officers, advisors or respective affiliates may purchase public shares or warrants from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares or warrants from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or warrants or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of Acies’ ordinary shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, PLAYSTUDIOS or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (i) satisfaction of the requirement that holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the Extraordinary General Meeting, vote in favor of the Business Combination Proposal, the Organizational Documents Proposals (excluding Organizational Document Proposal D and the Director Election Proposal), the Merger Issuance Proposal, the PIPE Issuance Proposal, the Incentive Plan Proposal, the ESPP Proposal, the Auditor Ratification Proposal and the Adjournment Proposal, (ii) satisfaction of the requirement that holders of at least two-thirds of the ordinary shares, represented in person or by proxy and entitled to vote at the Extraordinary General Meeting, vote in favor of the Domestication Proposal and Organizational Documents Proposal D,

(iii) satisfaction of the Minimum Cash Condition, (iv) otherwise limiting the number of public shares electing to redeem and (v) Acies’ net tangible assets (as determined in accordance with Rule 3a5 1(g)(1) of the Exchange Act) being at least $5,000,001. The purpose of such purchases of public warrants would be to reduce the number of public warrants outstanding or to vote such warrants on any matters submitted to the warrant holders for approval in connection with our Business Combination.
Entering into any such arrangements may have a depressive effect on the ordinary shares (e.g., by giving an investor or holder the ability to effectively purchase shares or warrants at a price lower than market, such investor or holder may, therefore, become more likely to sell the shares he or she owns, either at or prior to the Business Combination). If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares or warrants by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the Extraordinary General Meeting, and would likely increase the chances that such proposals would be approved. In addition, if such purchases are made, the public “float” of our securities and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.
If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by Acies shareholders may be less than $10.00 per share (which was the offering price per unit in our initial public offering).
Our placing of funds in the Trust Account may not protect those funds from third-party claims against us. Although we will seek to have all vendors, service providers (other than our independent auditors), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third-party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will enter into an agreement with a third-party that has not executed a waiver only if management believes that such third-party’s engagement would be significantly more beneficial to us than any alternative.
Examples of possible instances where we may engage a third-party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Upon redemption of our public shares, if we have not completed our business combination within the required time period, or upon the exercise of a redemption right in connection with our business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the 10 years following redemption. Accordingly, the per share redemption amount received by public shareholders could be less than the $10.00 per public share initially held in the Trust Account, due to claims of such creditors.
The Sponsor has agreed that it will be liable to us if and to the extent any claims by a third-party (other than our independent auditors) for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third-party who executed a waiver of any and all rights to seek access to the Trust Account, and except as to any claims under our indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. We have not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of our company. The Sponsor may not have sufficient funds available to satisfy those obligations. We have not asked the Sponsor to reserve for such obligations, and therefore, no funds are currently set aside to cover any such obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for our business combination and redemptions could be reduced to less than $10.00 per public share. In such event, we may not be able to complete our business combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of our directors or officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
If, after we distribute the proceeds in the Trust Account to our public shareholders, Acies files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board of directors may be exposed to claims of punitive damages.
If, after we distribute the proceeds in the Trust Account to our public shareholders, we file a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or insolvency laws as a voidable performance. As a result, a liquidator could seek to recover all amounts received by our shareholders. In addition, our board of directors may be viewed as having breached its fiduciary duty to our creditors or having acted in bad faith, thereby exposing it and us to claims of punitive damages, by paying public shareholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.
If, before distributing the proceeds in the Trust Account to our public shareholders, we file a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.
If, before distributing the proceeds in the Trust Account to our public shareholders, we file a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable insolvency law, and may be included in our liquidation estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any liquidation claims deplete the Trust Account, the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.
Our shareholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.
If we are forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, we were unable to pay our debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by our shareholders. Furthermore, our directors may be viewed as having breached their fiduciary duties to us or our creditors or may have acted in bad faith, and thereby exposing themselves and our company to claims, by paying public shareholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.
Legal proceedings in connection with the Business Combination, the outcomes of which are uncertain, could delay or prevent the completion of the Business Combination.
On March 2, 2021, a lawsuit was filed in the Superior Court of California, Los Angeles County, by a purported Acies shareholder in connection with the Business Combination: McCart v. Acies Acquisition

Corp., et al. (Sup. Ct. L.A. County) (the “Complaint”). The Complaint names Acies and members of Acies’ board of directors as defendants. The Complaint alleges breaches of fiduciary duties against members of Acies’ board of directors and aiding and abetting the board of directors’ alleged breaches of fiduciary duties against Acies. The Complaint also alleges that the registration statement of which this proxy statement/prospectus forms a part is materially deficient and omits and/or misrepresents material information including, among other things, certain financial information, certain details regarding Acies’ financial advisors, and other information relating to the background of the Business Combination. The Complaint generally seeks to enjoin the Business Combination or in the event that it is consummated, recover damages. Another purported Acies shareholder sent a demand letter on February 19, 2021 (the “Demand”), making similar allegations as those made in the Complaint and demanding additional disclosure regarding the Business Combination. Additional lawsuits may be filed against Acies, PLAYSTUDIOS or New PLAYSTUDIOS or its directors and officers in connection with the Business Combination. Defending such additional lawsuits could require any of the above entities to incur significant costs and draw the attention of the management team away from the Business Combination. Further, the defense or settlement of any lawsuit or claim that remains unresolved at the Closing may adversely affect the combined company’s business, financial condition, results of operations and cash flows. Such legal proceedings could delay or prevent the Closing from occurring within the contemplated timeframe.
Past performance by our management team may not be indicative of future performance of an investment in PLAYSTUDIOS or New PLAYSTUDIOS.
Past performance by our management team is not a guarantee of success with respect to the Business Combination. You should not rely on the historical record of our management team as indicative of the future performance of an investment in PLAYSTUDIOS or New PLAYSTUDIOS or the returns PLAYSTUDIOS or New PLAYSTUDIOS will, or is likely to, generate going forward.
The public shareholders will experience immediate dilution as a consequence of the issuance of New PLAYSTUDIOS common stock as consideration in the Business Combination and the PIPE Investment and due to future issuances pursuant to the Incentive Plan. Having a minority share position may reduce the influence that our current shareholders have on the management of New PLAYSTUDIOS.
It is anticipated that, following the Business Combination (assuming consummation of the transactions contemplated by the Merger Agreement), (i) Acies’ public shareholders will own approximately 16.2% of the outstanding New PLAYSTUDIOS common stock, (ii) PLAYSTUDIOS stockholders (without taking into account any public shares held by PLAYSTUDIOS stockholders prior to the consummation of the Business Combination) are expected to own approximately 49.2% of the outstanding New PLAYSTUDIOS Class A common stock and 100.0% of the outstanding New PLAYSTUDIOS Class B common stock, representing 12.4% of the outstanding New PLAYSTUDIOS common stock, (iii) the Sponsor is expected to own approximately 3.4% of the outstanding New PLAYSTUDIOS common stock, and (iv) the PIPE Investors are expected to own approximately 18.8% of the outstanding New PLAYSTUDIOS common stock. Mr. Pascal and his affiliates will be the only holders of shares of New PLAYSTUDIOS Class B common stock, with each share entitled to twenty (20) votes. As a result, it is expected that Mr. Pascal and his affiliates will hold over 70% of the outstanding voting power of New PLAYSTUDIOS immediately following the closing of the Business Combination. These percentages assume (a) that no public shareholders exercise their redemption rights in connection with the Business Combination, (b) that New PLAYSTUDIOS issues 65,282,016 shares of New PLAYSTUDIOS Class A common stock and 16,358,430 shares of Class B common stock to PLAYSTUDIOS stockholders as the Aggregate Merger Consideration Pursuant to the Merger Agreement, (c) that New PLAYSTUDIOS issues 25,000,000 of New PLAYSTUDIOS common stock to the PIPE Investors pursuant to the PIPE Investment, and (d) that the current PLAYSTUDIOS stockholders elect to receive cash of $144.1 million as consideration in the Business Combination, which represents the maximum amount that such stockholders may elect to receive as cash consideration under the Merger Agreement (assuming no exercise of outstanding PLAYSTUDIOS options of December 31, 2020). If the actual facts are different from these assumptions, the percentage ownership retained by the Company’s existing shareholders in the combined company will be different.
In addition, PLAYSTUDIOS employees and consultants hold, and after the Business Combination, are expected to be granted, equity awards under the Incentive Plan and purchase rights under the ESPP.

You will experience additional dilution when those equity awards and purchase rights become vested and settled or exercisable, as applicable, for shares of New PLAYSTUDIOS common stock.
The issuance of additional common stock will significantly dilute the equity interests of existing holders of Acies securities, and may adversely affect prevailing market prices for our units, public shares or public warrants.
Warrants will become exercisable for New PLAYSTUDIOS common stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our shareholders.
Outstanding warrants to purchase an aggregate of 7,175,000 shares of New PLAYSTUDIOS common stock will become exercisable in accordance with the terms of the Warrant Agreement governing those securities. These warrants will become exercisable at any time commencing on the later of 30 days after the completion of the Business Combination and 12 months from the closing of our initial public offering. The exercise price of these warrants will be $11.50 per share. To the extent such warrants are exercised, additional shares of New PLAYSTUDIOS common stock will be issued, which will result in dilution to the holders of New PLAYSTUDIOS common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of New PLAYSTUDIOS common stock. However, there is no guarantee that the public warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless. See “—Even if the Business Combination is consummated, the public warrants may never be in the money, and they may expire worthless and the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 65% of the then outstanding public warrants approve of such amendment.”
Even if the Business Combination is consummated, the public warrants may never be in the money, and they may expire worthless and the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 65% of the then outstanding public warrants approve of such amendment.
The warrants were issued in registered form under a Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Acies. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants. Accordingly, we may amend the terms of the public warrants in a manner adverse to a holder if holders of at least 65% of the then outstanding public warrants approve of such amendment. Although our ability to amend the terms of the public warrants with the consent of at least 65% of the then outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of shares of New PLAYSTUDIOS common stock purchasable upon exercise of a warrant.
We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.
We have the ability to redeem the outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant if, among other things, the last reported sale price of New PLAYSTUDIOS’ Class A common stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like). If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, we may redeem the warrants as set forth above even if the holders are otherwise unable to exercise the warrants. Redemption of the outstanding warrants as described above could force you to: (i) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so; (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants; or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, we expect would be substantially less than the market value of your warrants. None of the private placement warrants will be redeemable by us (subject to limited exceptions) so long as they are held by our Sponsor or its permitted transferees. New PLAYSTUDIOS does not intend to pay cash dividends for the foreseeable future.
In addition, we have the ability to redeem the outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.10 per warrant if, among other things, the last reported sale price of New PLAYSTUDIOS Class A common stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders equals or exceeds $10.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like). In such a case, the holders will be able to exercise their warrants prior to redemption for a number of shares of New PLAYSTUDIOS Class A common stock determined based on the redemption date and the fair market value of our New PLAYSTUDIOS Class A common stock. The value received upon exercise of the warrants (i) may be less than the value the holders would have received if they had exercised their warrants at a later time where the underlying share price is higher and (ii) may not compensate the holders for the value of the warrants, including because the number of ordinary shares received is capped at 0.361 shares of New PLAYSTUDIOS Class A common stock per warrant (subject to adjustment) irrespective of the remaining life of the warrants.
Following the Business Combination, New PLAYSTUDIOS currently intends to retain its future earnings, if any, to finance the further development and expansion of its business and does not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of the New PLAYSTUDIOS Board of Directors and will depend on its financial condition, results of operations, capital requirements and future agreements and financing instruments, business prospects and such other factors as its board of directors deems relevant.
Regulatory and licensing requirements may limit the ability of third parties seeking to make investments in New PLAYSTUDIOS or acquire PLAYSTUDIOS.
Many states require prior approval of acquisitions of “control,” as defined under each state’s laws and regulations, which may apply to an investment without regard to the intent of the investor. In some states, the obligation to obtain approval is imposed on the licensee, and in other states, the prospective investor bears the statutory obligation. Depending on the form of entity, the threshold trigger may be limited to voting stock. A failure to make the relevant filings and receive the requisite approvals could result in administrative sanctions against the prospective investor or the licensee, including the potential suspension of the license in that state until the requisite approval is obtained. These regulatory requirements may discourage potential acquisition proposals or investments that would result in a change of control of us, may delay or prevent acquisition of shares that would result in a change in control of us, and, as a result, may adversely impact demand for, and the trading price of, our common stock.
Nasdaq may not list New PLAYSTUDIOS’ securities on its exchange, which could limit investors’ ability to make transactions in New PLAYSTUDIOS’ securities and subject New PLAYSTUDIOS to additional trading restrictions.
In connection with the Business Combination, in order to continue to maintain the listing of our securities on Nasdaq, we will be required to demonstrate compliance with Nasdaq’s initial listing requirements, which are more rigorous than Nasdaq’s continued listing requirements. We will apply to have New PLAYSTUDIOS’ securities listed on Nasdaq upon consummation of the Business Combination. We cannot assure you that we will be able to meet all initial listing requirements. Even if New PLAYSTUDIOS’ securities are listed on Nasdaq, New PLAYSTUDIOS may be unable to maintain the listing of its securities in the future.
If New PLAYSTUDIOS fails to meet the initial listing requirements and Nasdaq does not list its securities on its exchange, PLAYSTUDIOS would not be required to consummate the Business Combination. In the event that PLAYSTUDIOS elected to waive this condition, and the Business Combination was consummated without New PLAYSTUDIOS’ securities being listed on Nasdaq or on another national securities exchange, New PLAYSTUDIOS could face significant material adverse consequences, including:

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a limited availability of market quotations for New PLAYSTUDIOS’ securities;

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reduced liquidity for New PLAYSTUDIOS’ securities;

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a determination that New PLAYSTUDIOS common stock is a “penny stock” which will require brokers trading in New PLAYSTUDIOS common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for New PLAYSTUDIOS’ securities;

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a limited amount of news and analyst coverage; and

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a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If New PLAYSTUDIOS’ securities were not listed on Nasdaq, such securities would not qualify as covered securities and we would be subject to regulation in each state in which we offer our securities because states are not preempted from regulating the sale of securities that are not covered securities.
Acies’ and PLAYSTUDIOS’ ability to consummate the Business Combination, and the operations of New PLAYSTUDIOS following the Business Combination, may be materially adversely affected by the recent coronavirus (COVID-19) pandemic.
In December 2019, a novel strain of coronavirus was reported to have surfaced in Wuhan, China, which has and is continuing to spread throughout the world, including the U.S.. On January 30, 2020, the World Health Organization declared the outbreak of COVID-19 a “Public Health Emergency of International Concern.” On January 31, 2020, the U.S. Department of Health and Human Services declared a public health emergency for the U.S., and on March 11, 2020, the World Health Organization characterized the COVID-19 outbreak as a “pandemic.”
The COVID-19 pandemic has resulted, and other infectious diseases could result, in a widespread health crisis that has adversely affected, and could continue to adversely affect the economies and financial markets worldwide, which may delay or prevent the consummation of the Business Combination, and the business of PLAYSTUDIOS or New PLAYSTUDIOS following the Business Combination could be materially and adversely affected. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others.
The parties will be required to consummate the Business Combination even if PLAYSTUDIOS, its business, financial condition and results of operations are materially affected by COVID-19. The disruptions posed by COVID-19 have continued, and other matters of global concern may continue, for an extensive period of time. Each of PLAYSTUDIOS and New PLAYSTUDIOS’ may also incur additional costs due to delays caused by COVID-19, which could adversely affect New PLAYSTUDIOS’ financial condition and results of operations.
Additional Risks Related to Ownership of New PLAYSTUDIOS common stock Following the Business Combination and New PLAYSTUDIOS Operating as a Public Company
The price of New PLAYSTUDIOS’ Class A common stock and warrants may be volatile.
Upon consummation of the Business Combination, the price of New PLAYSTUDIOS common stock, as well as New PLAYSTUDIOS warrants may fluctuate due to a variety of factors, including:
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changes in the industries in which New PLAYSTUDIOS and its customers operate;

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developments involving New PLAYSTUDIOS’ competitors;

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changes in laws and regulations affecting its business;

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variations in its operating performance and the performance of its competitors in general;

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actual or anticipated fluctuations in New PLAYSTUDIOS’ quarterly or annual operating results;

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publication of research reports by securities analysts about New PLAYSTUDIOS or its competitors or its industry;

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the public’s reaction to New PLAYSTUDIOS’ press releases, its other public announcements and its filings with the SEC;

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actions by stockholders, including the sale by the PIPE Investors of any of their shares of New PLAYSTUDIOS Class A common stock;

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additions and departures of key personnel;

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commencement of, or involvement in, litigation involving the combined company;

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changes in its capital structure, such as future issuances of securities or the incurrence of additional debt;

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the volume of shares of New PLAYSTUDIOS Class A common stock available for public sale; and

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general economic and political conditions, such as the effects of the COVID-19 outbreak, recessions, interest rates, local and national elections, fuel prices, international currency fluctuations, corruption, political instability and acts of war or terrorism.

These market and industry factors may materially reduce the market price of New PLAYSTUDIOS Class A common stock, and warrants regardless of the operating performance of New PLAYSTUDIOS.
In addition, following the Business Combination, fluctuations in the price of New PLAYSTUDIOS’ securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for the stock of New PLAYSTUDIOS and trading in the shares of Acies’ Class A ordinary shares has not been active. Accordingly, the valuation ascribed to New PLAYSTUDIOS in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for our securities develops and continues, the trading price of New PLAYSTUDIOS securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed above could have a material adverse effect on your investment in our securities, and New PLAYSTUDIOS securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.
New PLAYSTUDIOS does not intend to pay cash dividends for the foreseeable future.
Following the Business Combination, New PLAYSTUDIOS currently intends to retain its future earnings, if any, to finance the further development and expansion of its business and does not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of the New PLAYSTUDIOS Board of Directors and will depend on its financial condition, results of operations, capital requirements, restrictions contained in future agreements and financing instruments, business prospects and such other factors as its board of directors deems relevant.
New PLAYSTUDIOS may be subject to securities litigation, which is expensive and could divert management attention.
The market price of New PLAYSTUDIOS Class A common stock may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. New PLAYSTUDIOS may be the target of this type of litigation in the future. Securities litigation against New PLAYSTUDIOS could result in substantial costs and divert management’s attention from other business concerns, which could seriously harm its business.
Future resales of common stock after the consummation of the Business Combination may cause the market price of New PLAYSTUDIOS’ securities to drop significantly, even if New PLAYSTUDIOS’ business is doing well.
Pursuant to the Sponsor Support Agreement and the Proposed Bylaws, after the consummation of the Business Combination and subject to certain exceptions, the holders of: (i) shares of common stock of New

PLAYSTUDIOS issued as consideration pursuant to the Mergers, (ii) any PLAYSTUDIOS Options; or (iii) shares of common stock of New PLAYSTUDIOS underlying the PLAYSTUDIOS Options in each case, are restricted from selling or transferring any of the securities described in clauses (i), (ii) or (iii) (the “PLAYSTUDIOS Lock-Up Securities”). Such restrictions begin at Closing and end at the date that is 12 months after the Closing, except that beginning on the date that is 180 days after the Closing, an amount of PLAYSTUDIOS Lock-Up Securities equal to the lesser of (A) 5% of the PLAYSTUDIOS Lock-Up Securities held by each holder of PLAYSTUDIOS Lock-Up Securities and (B) 50,000 PLAYSTUDIOS Lock-Up Securities held by each holder of PLAYSTUDIOS Lock-Up Securities, will no longer be subject to the transfer restrictions. The Sponsor has agreed to the same restrictions with respect to the Acies Class B ordinary shares and Acies private placement warrants held by it pursuant to the Sponsor Support Agreement.
However, following the expiration of such lock-up, the Sponsor and the PLAYSTUDIOS stockholders will not be restricted from selling shares of New PLAYSTUDIOS common stock held by them, other than by applicable securities laws. Additionally, the PIPE Investors will not be restricted from selling any of their shares of new PLAYSTUDIOS common stock following the Closing, other than by applicable securities laws. As such, sales of a substantial number of shares of New PLAYSTUDIOS common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of New PLAYSTUDIOS common stock. Upon completion of the Business Combination, the Sponsor and the PLAYSTUDIOS stockholders will collectively own approximately 64% of the outstanding shares of New PLAYSTUDIOS common stock (not including the shares of New PLAYSTUDIOS common stock issued in the PIPE Investment pursuant to the terms of the Subscription Agreements), assuming that no additional public shareholders redeem their public shares in connection with the Business Combination. Assuming maximum redemption in connection with the Business Combination, in the aggregate, the ownership of the Sponsor and the PLAYSTUDIOS stockholders would rise to 80% of the outstanding shares of New PLAYSTUDIOS common stock (not including the shares of New PLAYSTUDIOS common stock issued in the PIPE Investment pursuant to the terms of the Subscription Agreements).
The shares held by Sponsor and the PLAYSTUDIOS stockholders may be sold after the expiration of the applicable lock-up period. As restrictions on resale end and registration statements (filed after the Closing to provide for the resale of such shares from time to time) are available for use, the sale or possibility of sale of these shares could have the effect of increasing the volatility in the share price of New PLAYSTUDIOS’ Class A common stock or the market price of New PLAYSTUDIOS Class A common stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.
Compliance obligations under the Sarbanes-Oxley Act may make it more difficult for us to effectuate the Business Combination, require substantial financial and management resources and increase the time and costs of completing a business combination.
The fact that we are a blank check company makes compliance with the requirements of the Sarbanes-Oxley Act particularly burdensome on us as compared to other public companies because PLAYSTUDIOS is not currently subject to Section 404 of the Sarbanes-Oxley Act. The standards required for a public company under Section 404 of the Sarbanes-Oxley Act are significantly more stringent than those required of PLAYSTUDIOS as privately held companies. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable to New PLAYSTUDIOS after the Business Combination. If we are not able to implement the requirements of Section 404, including any additional requirements once we are no longer an emerging growth company, in a timely manner or with adequate compliance, we may not be able to assess whether its internal controls over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of New PLAYSTUDIOS common stock. Additionally, once we are no longer an emerging growth company, we will be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting.

If the Mergers do not qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code, the Mergers may be a fully taxable transaction to Holders of PLAYSTUDIOS capital stock, in which case Holders of PLAYSTUDIOS capital stock would be required to recognize taxable gain or loss with respect to the total value of the merger consideration.
The parties intend for the Mergers contemplated by the Merger Agreement to be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. If the Mergers qualify for such treatment, PLAYSTUDIOS stockholders generally will not recognize gain or loss upon their exchange of PLAYSTUDIOS capital stock for New PLAYSTUDIOS common stock, except to the extent of any gain that must be recognized as a result of their receipt of cash consideration (which gain may be treated as a dividend in certain circumstances). However, the obligations of PLAYSTUDIOS, Acies, First Merger Sub, and Second Merger Sub to complete the Mergers are not conditioned on the receipt of opinions from PLAYSTUDIOS’ counsel or any other counsel to the effect that the Mergers will qualify for such treatment, and the Mergers will occur even if they do not so qualify. Neither PLAYSTUDIOS nor Acies Acquisition Corp. has requested, or intends to request, a ruling from the IRS with respect to the U.S. federal income tax consequences of the Mergers. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position to the contrary. Accordingly, if the IRS or a court determines that the Mergers do not qualify as a reorganization under Section 368(a) of the Internal Revenue Code (and do not alternatively qualify as a generally tax-free transaction for Holders of PLAYSTUDIOS capital stock under Section 351 of the Internal Revenue Code), the Mergers would be a fully taxable transaction to Holders of PLAYSTUDIOS capital stock for U.S. federal income tax purposes, and Holders of PLAYSTUDIOS capital stock generally would be required to recognize taxable gain or loss with respect to the total value of the merger consideration (rather than only the cash component) they receive in connection with the Mergers. For a more complete discussion of U.S. federal income tax consequences of the Mergers to Holders of PLAYSTUDIOS capital stock, see the section titled “U.S. Federal Income Tax Considerations for Holders of PLAYSTUDIOS Capital Stock.”
Risks Related to the Consummation of the Domestication
The Domestication may result in adverse tax consequences for holders of Acies Class A ordinary shares and warrants whether or not the Domestication qualifies as a reorganization.
Acies intends for the Domestication to qualify as a reorganization within the meaning of Section 368(a)(l)(F) of the Internal Revenue Code, i.e., an F Reorganization. If the Domestication fails to qualify as an F Reorganization, a U.S. Holder of Acies Class A ordinary shares or warrants generally would recognize gain or loss with respect to its Acies Class A ordinary shares or warrants in an amount equal to the difference, if any, between the fair market value of the corresponding common stock or warrants of New PLAYSTUDIOS received in the Domestication and the U.S. Holder’s adjusted tax basis in its Acies Class A ordinary shares or warrants surrendered. Because the Domestication will occur prior to the redemption of U.S. Holders that exercise redemption rights with respect to Acies Class A ordinary shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of the Domestication. Additionally, Non-U.S. Holders may become subject to withholding tax on any amounts treated as dividends paid on New PLAYSTUDIOS common stock after the Domestication.
Assuming that the Domestication qualifies as an F Reorganization, subject to the PFIC rules discussed below in the section titled “U.S. Federal Income Tax Considerations for Holders of Acies Securities,” U.S. Holders generally will be subject to Section 367(b) of the Internal Revenue Code. A U.S. Holder whose Acies Class A ordinary shares have a fair market value of less than $50,000 and who, on the date of the Domestication, beneficially owns (actually or constructively) less than 10% of the total combined voting power of all classes of Acies ordinary shares entitled to vote and less than 10% of the total value of all classes of Acies ordinary shares generally will not recognize any gain or loss and will not be required to include any part of Acies’ earnings in income as a result of the Domestication. A U.S. Holder whose Acies Class A ordinary shares have a fair market value of $50,000 or more and, who on the day of the Domestication, beneficially owns (actually or constructively) less than 10% of the total combined voting power of all classes of Acies ordinary shares entitled to vote and less than 10% or more of the total value of all classes of Acies ordinary shares, generally will recognize gain (but not loss) in respect of the Domestication as if such U.S. Holder exchanged its Acies Class A ordinary shares for New PLAYSTUDIOS common stock in a taxable transaction, unless such U.S. Holder elects in accordance with applicable Treasury Regulations to include in income as a deemed dividend deemed paid by New PLAYSTUDIOS the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Internal Revenue Code) attributable to the Acies Class A ordinary shares held directly by such U.S. Holder. A U.S. Holder who, on the day of the Domestication, beneficially owns (actually or constructively) 10% or more of the total combined voting power of all classes of Acies ordinary shares entitled to vote or 10% or more of the total value of all classes of Acies ordinary shares, generally will be required to include in income as a deemed dividend deemed paid by Acies the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Internal Revenue Code) attributable to the Acies Class A ordinary shares held directly by such U.S. Holder as a result of the Domestication.
If Acies is treated as a PFIC, proposed Treasury Regulations (which could be finalized with a retroactive effective date) could result in adverse tax consequences to holders of Acies Class A ordinary shares and warrants.
Even if the Domestication qualifies as an F Reorganization, proposed Treasury Regulations promulgated under Section 1291(f) of the Internal Revenue Code (which have a retroactive effective date) generally require that, a U.S. person who disposes of stock of a PFIC (including for this purpose exchanging Acies warrants for newly issued New PLAYSTUDIOS warrants in the Domestication) must recognize gain equal to the excess of the fair market value of such PFIC stock over its adjusted tax basis, notwithstanding any other provision of the Internal Revenue Code. Acies believes that it is likely classified as a PFIC for U.S. federal income tax purposes. As a result, these proposed Treasury Regulations, if finalized in their current form, would generally require a U.S. Holder of Acies Class A ordinary shares to recognize gain under the PFIC rules on the exchange of Acies Class A ordinary shares for New PLAYSTUDIOS common stock pursuant to the Domestication unless such U.S. Holder has made certain tax elections with respect to such U.S. Holder’s Acies Class A ordinary shares. In addition, the proposed Treasury Regulations provide coordinating rules with other sections of the Internal Revenue Code, including Section 367(b), which affect the manner in which the rules under such other sections apply to transfers of PFIC stock. These proposed Treasury Regulations, if finalized in their current form, would also apply to a U.S. Holder who exchanges Acies warrants for newly issued New PLAYSTUDIOS warrants (for discussion regarding the unclear application of the PFIC rules to Acies warrants, see “U.S. Federal Income Tax Considerations for Holders of Acies Securities”). Any gain recognized from the application of the PFIC rules described above would be taxable income with no corresponding receipt of cash. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. Holder on the undistributed earnings, if any, of Acies. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Internal Revenue Code may be adopted or how any such Treasury Regulations would apply.
Upon consummation of the Business Combination, the rights of holders of New PLAYSTUDIOS common stock arising under the DGCL as well as Proposed Organizational Documents will differ from and may be less favorable to the rights of holders of Acies Class A ordinary shares arising under the Cayman Islands Companies Act, as well as our current memorandum and articles of association.
Upon consummation of the Business Combination, the rights of holders of New PLAYSTUDIOS common stock will arise under the Proposed Organizational Documents as well as the DGCL. Those new organizational documents and the DGCL contain provisions that differ in some respects from those in our current memorandum and articles of association and the Cayman Islands Companies Act and, therefore, some rights of holders of New PLAYSTUDIOS Class A common stock could differ from the rights that holders of Acies Class A ordinary shares currently possess. For instance, while class actions are generally not available to shareholders under Cayman Islands Companies Act, such actions are generally available under the DGCL. This change could increase the likelihood that New PLAYSTUDIOS becomes involved in costly litigation, which could have a material adverse effect on New PLAYSTUDIOS.
In addition, there are differences between the new organizational documents of New PLAYSTUDIOS and the current constitutional documents of Acies. For a more detailed description of the rights of holders of New PLAYSTUDIOS Class A common stock and how they may differ from the rights of holders of Acies Class A ordinary shares, please see “Comparison of Corporate Governance and Shareholder Rights.” The

forms of the Proposed Certificate of Incorporation and the Proposed Bylaws of New PLAYSTUDIOS are attached as Annex I and Annex J, respectively, to this proxy statement/prospectus and we urge you to read them.
Delaware law and New PLAYSTUDIOS’ Proposed Organizational Documents contain certain provisions, including anti-takeover provisions that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.
The Proposed Organizational Documents that will be in effect upon consummation of the Business Combination, and the DGCL, contain provisions that could have the effect of rendering more difficult, delaying or preventing an acquisition that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock, and therefore depress the trading price of New PLAYSTUDIOS common stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of the New PLAYSTUDIOS Board of Directors or taking other corporate actions, including effecting changes in our management. Among other things, the Proposed Organizational Documents include provisions regarding:
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the ability of the New PLAYSTUDIOS Board of Directors to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

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the New PLAYSTUDIOS proposed certificate of incorporation will prohibit cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

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the limitation of the liability of, and the indemnification of, New PLAYSTUDIOS’ directors and officers;

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the ability of the New PLAYSTUDIOS Board of Directors to amend the bylaws, which may allow New PLAYSTUDIOS’ Board of Directors to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt; and

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advance notice procedures with which stockholders must comply to nominate candidates to the New PLAYSTUDIOS Board of Directors or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the New PLAYSTUDIOS Board of Directors and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of New PLAYSTUDIOS.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in New PLAYSTUDIOS’ Board or management.
The provisions of the proposed certificate of incorporation requiring exclusive forum in the Court of Chancery of the State of Delaware for certain types of lawsuits may have the effect of discouraging lawsuits against our directors and officers.
New PLAYSTUDIOS’ proposed certificate of incorporation provides that, to the fullest extent permitted by law, and unless New PLAYSTUDIOS consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, in the event the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will be the sole and exclusive forum for: (i) any derivative action, suit or proceeding brought on New PLAYSTUDIOS’ behalf; (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of New PLAYSTUDIOS to New PLAYSTUDIOS or New PLAYSTUDIOS’ stockholders; (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or New PLAYSTUDIOS’ Bylaws or New PLAYSTUDIOS’ Certificate of Incorporation (as either may be amended from time to time); (iv) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; or (v) any action, suit or proceeding asserting a claim against New PLAYSTUDIOS or any current or former director, officer or stockholder governed by the internal affairs doctrine. Notwithstanding the foregoing, the proposed certificate of incorporation will provide that the exclusive forum provision will not apply to suits brought to enforce a duty or liability created by the Securities Act or the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Similarly, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. The Proposed Organizational Documents also provide that, unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.
These provisions may have the effect of discouraging lawsuits against New PLAYSTUDIOS’ directors and officers. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with any applicable action brought against the New PLAYSTUDIOS, a court could find the choice of forum provisions contained in the proposed certificate of incorporation to be inapplicable or unenforceable in such action.
Risks if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination and the Domestication, our board of directors will not have the ability to adjourn the Extraordinary General Meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved, and, therefore, the Business Combination may not be consummated.
Our board of directors is seeking approval to adjourn the Extraordinary General Meeting to a later date or dates if, at the Extraordinary General Meeting, based upon the tabulated votes, there are insufficient votes to approve each of the Condition Precedent Proposals. If the Adjournment Proposal is not approved, our board of directors will not have the ability to adjourn the Extraordinary General Meeting to a later date and, therefore, will not have more time to solicit votes to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.
Risks if the Domestication and the Business Combination are not Consummated
If we are not able to complete the Business Combination with PLAYSTUDIOS by October 22, 2022, nor able to complete another business combination by such date, in each case, as such date may be further extended pursuant to the Cayman Constitutional Documents, we would cease all operations except for the purpose of winding up and we would redeem our Class A ordinary shares and liquidate the Trust Account, in which case our public shareholders may only receive approximately $10.00 per share and our warrants will expire worthless.
Our ability to complete our Business Combination may be negatively impacted by general market conditions, volatility in the capital and debt markets, and the other risks described herein. For example, the outbreak of COVID-19 continues to grow in the U.S. and, while the extent of the impact of the outbreak on Acies will depend on future developments, it could limit our ability to complete our Business Combination, including as a result of increased market volatility, decreased market liquidity and third-party financing being unavailable on terms acceptable to us or at all. Additionally, the outbreak of the COVID-19 may negatively impact New PLAYSTUDIOS’ business following the Business Combination.
If Acies is not able to complete the Business Combination with PLAYSTUDIOS by October 22, 2022, nor able to complete another business combination by such date, in each case, as such date may be extended pursuant to Acies’ Cayman Constitutional Documents Acies will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Acies’ remaining shareholders and its board, dissolve and liquidate, subject, in each case, to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such case, our public shareholders may only receive approximately $10.00 per share and our warrants will expire worthless.
You will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your public shares and/or public warrants, potentially at a loss.
Our public shareholders will be entitled to receive funds from the Trust Account only upon the earliest to occur of (i) our completion of an Business Combination (including the Closing), and then only in connection with those public shares that such public shareholder properly elected to redeem, subject to certain limitations; (ii) the redemption of any public shares properly submitted in connection with a shareholder vote to amend the Cayman Constitutional Documents to (a) modify the substance and timing of our obligation to allow redemption in connection with our Business Combination or to redeem 100% of the public shares if we do not complete a business combination by October 22, 2022, or (b) with respect to any other provision relating to shareholders’ rights or pre-Business Combination activity; and (iii) the redemption of the public shares if we have not completed an Business Combination by October 22, 2022, subject to applicable law. In no other circumstances will a shareholder have any right or interest of any kind to or in the Trust Account. Holders of public warrants will not have any right to the proceeds held in the Trust Account with respect to the public warrants. Accordingly, to liquidate your investment, you may be forced to sell your public shares and/or public warrants, potentially at a loss.
If we have not completed our Business Combination, our public shareholders may be forced to wait until after October 22, 2022 before redemption from the Trust Account.
If we have not completed our Business Combination by October 22, 2022 (or if such date is further extended at a duly called Extraordinary General Meeting, such later date), we will distribute the aggregate amount then on deposit in the Trust Account (less up to $100,000 of the net interest to pay dissolution expenses and which interest shall be net of taxes payable), pro rata to our public shareholders by way of redemption and cease all operations except for the purposes of winding-up of our affairs, as further described in this proxy statement/prospectus. Any redemption of public shareholders from the Trust Account shall be affected automatically by function of the Cayman Constitutional Documents prior to any voluntary winding-up. If we are required to wind-up, liquidate the Trust Account and distribute such amount therein, pro rata, to our public shareholders, as part of any liquidation process, such winding-up, liquidation and distribution must comply with the applicable provisions of the Cayman Islands Companies Act. In that case, investors may be forced to wait beyond October 22, 2022 (or if such date is further extended at a duly called Extraordinary General Meeting, such later date), before the redemption proceeds of the Trust Account become available to them, and they receive the return of their pro rata portion of the proceeds from the Trust Account. We have no obligation to return funds to investors prior to the date of our redemption or liquidation unless, prior thereto, we consummate our Business Combination or amend certain provisions of our Cayman Constitutional Documents, and only then, in cases where investors have properly sought to redeem their public shares. Only upon our redemption or any liquidation will public shareholders be entitled to distributions if we have not completed our Business Combination within the required time period and do not amend certain provisions of our Cayman Constitutional Documents prior thereto.
If the net proceeds of our initial public offering not being held in the Trust Account are insufficient to allow us to operate through to October 22, 2022, and we are unable to obtain additional capital, we may be unable to complete our Business Combination, in which case our public shareholders may only receive $10.00 per share, and our warrants will expire worthless.
As of December 31, 2020, Acies had cash of $1,061,717 held outside the Trust Account, which is available for use by us to cover the costs associated with the Business Combination and other general corporate uses. In addition, as of December 31, 2020, Acies had total liabilities of $6,150. The funds available to us outside of the Trust Account may not be sufficient to allow us to operate until, October 22, 2022, assuming that our Business Combination is not completed during that time.
If we are required to seek additional capital, we would need to borrow funds from Sponsor, members of our management team or other third parties to operate or may be forced to liquidate. Neither the members of our management team nor any of their affiliates is under any further obligation to advance funds to Acies in such circumstances. Any such advances would be repaid only from funds held outside the Trust Account or from funds released to us upon completion of our Business Combination. If we are unable to obtain additional financing, we may be unable to complete our Business Combination. If we are unable to complete our Business Combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the Trust Account. Consequently, our public shareholders may only receive approximately $10.00 per share on our redemption of the public shares and the public warrants will expire worthless.

EXTRAORDINARY GENERAL MEETING OF ACIES
Extraordinary General Meeting of Acies
General
Acies is furnishing this proxy statement/prospectus to our shareholders as part of the solicitation of proxies by our board of directors for use at the Extraordinary General Meeting of Acies to be held on                 , 2021, and at any adjournment thereof. This proxy statement/prospectus is first being furnished to our shareholders on or about                 , 2021, in connection with the vote on the proposals described in this proxy statement/prospectus. This proxy statement/prospectus provides our shareholders with information they need to know to be able to vote or instruct their vote to be cast at the Extraordinary General Meeting.
Date, Time and Place
The Extraordinary General Meeting will be held at                 , Eastern Time on           , 2021 at the offices of Latham & Watkins LLP located at 10250 Constellation Blvd., Suite 1100, Los Angeles, California 90067, and also virtually via live webcast at: https://www.cstproxy.com/aciesacq/sm2021, or such other date, time and place to which such meeting may be adjourned, to consider and vote upon the proposals to be put to the Extraordinary General Meeting, including if necessary, the Adjournment Proposal, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Extraordinary General Meeting, each of the Condition Precedent Proposals have not been approved.
Purpose of the Extraordinary General Meeting
At the Extraordinary General Meeting, Acies is asking holders of ordinary shares to:
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consider and vote upon a proposal to approve by ordinary resolution and adopt the Merger Agreement, dated as of February 1, 2021 (the “Merger Agreement”), by and among Acies, Catalyst Merger Sub I, Inc., a wholly owned subsidiary of Acies (“First Merger Sub”), Catalyst Merger Sub II, LLC a wholly owned subsidiary of Acies (“Second Merger Sub”), and PlayStudios Inc. (“PLAYSTUDIOS”), a copy of which is attached to this proxy statement/prospectus statement as Annex A. The Merger Agreement provides for, among other things, following the Domestication of Acies to Delaware as described below, the merger of First Merger Sub with and into PLAYSTUDIOS (the “First Merger”) with PLAYSTUDIOS surviving the merger as a wholly owned subsidiary of Acies (PLAYSTUDIOS, in its capacity as the surviving corporation of the First Merger, is referred to as the “Surviving Corporation”), and immediately following the First Merger, and as part of an integrated transaction with the First Merger, the Surviving Corporation will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Second Merger Sub being the surviving entity of the Second Merger (Second Merger Sub, in its capacity as the surviving entity of the Second Merger, the “Surviving Entity”); in accordance with the terms and subject to the conditions of the Merger Agreement as more fully described elsewhere in the accompanying proxy statement/prospectus (this proposal is referred to herein as the “Business Combination Proposal”);

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consider and vote upon a proposal to approve by special resolution, assuming the Business Combination Proposal is approved and adopted, the change of Acies’ jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication” and, together with the Merger Agreement and the other transactions contemplated by the Merger Agreement and documents related thereto, the “Business Combination”) (this proposal is referred to herein as the “Domestication Proposal”);

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consider and vote upon the following four separate proposals (collectively, the “Organizational Documents Proposals”) to approve by special resolution, assuming the Business Combination Proposal and the Domestication Proposal are approved and adopted, the following material differences between Acies’ Amended and Restated Memorandum and Articles of Association (as may be

amended from time to time, the “Cayman Constitutional Documents”) and the proposed new certificate of incorporation (“Proposed Certificate of Incorporation”) and the proposed new bylaws (“Proposed Bylaws”) of Acies Acquisition Corp. (a corporation incorporated in the State of Delaware, and upon the filing with and acceptance by the Secretary of State of Delaware of the certificate of domestication in accordance with Section 388 of the Delaware General Corporation Law (the “DGCL”)), which will be renamed “PLAYSTUDIOS, Inc. “ in connection with the Business Combination (Acies after the Domestication, including after such change of name, is referred to herein as “New PLAYSTUDIOS”):
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to authorize by ordinary resolution the change in the authorized share capital of Acies from 500,000,000 Acies Class A ordinary shares and 50,000,000 Acies Class B ordinary shares to 2,000,000,000 shares of New PLAYSTUDIOS Class A common stock, 25,000,000 shares of New PLAYSTUDIOS Class B common stock and 100,000,000 shares of New PLAYSTUDIOS preferred stock (this proposal is referred to herein as “Organizational Documents Proposal A”);

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to authorize the New PLAYSTUDIOS Board of Directors to issue any or all shares of New PLAYSTUDIOS preferred stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New PLAYSTUDIOS Board of Directors and as may be permitted by the DGCL (this proposal is referred to herein as “Organizational Documents Proposal B”);

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to provide that the New PLAYSTUDIOS Board of Directors be declassified with all directors being elected each year for one-year terms (this proposal is referred to herein as “Organizational Documents Proposal C”); and

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to authorize all other changes in connection with the replacement of the Cayman Constitutional Documents with the Proposed Certificate of Incorporation and Proposed Bylaws as part of the Domestication (copies of which are attached to this proxy statement/prospectus as Annex I and Annex J, respectively), including, among other things, (i) changing the corporate name from “Acies Acquisition Corp.” to “PLAYSTUDIOS, Inc.,” (ii) making New PLAYSTUDIOS’ corporate existence perpetual, (iii) adopting Delaware as the exclusive forum for certain stockholder litigation and the federal district courts of the United States of America the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act and the federal district courts for certain litigation under the Securities Act, and (iv) removing certain provisions related to Acies’ status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which Acies Board of Directors believes is necessary to adequately address the needs of New PLAYSTUDIOS after the Business Combination (this proposal is referred to herein as “Organizational Documents Proposal D”);

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consider and vote upon a proposal to approve by ordinary resolution, under Cayman Islands law, to elect six directors who, upon consummation of the Business Combination, will be the directors of New PLAYSTUDIOS (this proposal is referred to herein as the “Director Election Proposal”);

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consider and vote upon a proposal to approve by ordinary resolution, under Cayman Islands law, for purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, the issuance of shares of New PLAYSTUDIOS common stock pursuant to the terms of the Merger Agreement (this proposal is referred to herein as the “Merger Issuance Proposal”);

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consider and vote upon a proposal to approve by ordinary resolution, under Cayman Islands law, for purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, the issuance of shares of New PLAYSTUDIOS Class A common stock to certain institutional investors (the “PIPE Investors”) in connection with the PIPE Investment (this proposal is referred to herein as the “PIPE Issuance Proposal”);

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consider and vote upon a proposal to approve by ordinary resolution, under Cayman Islands law, the Incentive Plan (this proposal is referred to herein as the “Incentive Plan Proposal”);

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consider and vote upon a proposal to approve by ordinary resolution, under Cayman Islands law, the ESPP, a copy of which is attached to this proxy statement/prospectus as Annex G, including the authorization of the initial share reserve under the ESPP (this proposal is referred to herein as the “ESPP Proposal” and, collectively with the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposals, the Merger Issuance Proposal, the PIPE Issuance Proposal and the Incentive Plan Proposal, the “Condition Precedent Proposals”);
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consider and vote upon a proposal to approve by ordinary resolution, the ratification of the appointment of Marcum LLP as the independent registered public accountants of Acies to audit and report upon Acies’ consolidated financial statements for the fiscal year ending December 31, 2021 (this proposal referred to herein as the “Auditor Ratification Proposal”); and

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consider and vote upon a proposal to approve the adjournment of the Extraordinary General Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the Extraordinary General Meeting (this proposal is referred to herein as the “Adjournment Proposal”).

Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Auditor Ratification Proposal and the Adjournment Proposal are not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.
Recommendation of Acies Board of Directors
The Acies Board of Directors believes that the Business Combination Proposal and the other proposals to be presented at the Extraordinary General Meeting are in the best interest of Acies’ shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” each of the separate Organizational Documents Proposals, “FOR” the Director Election Proposal, “FOR” the Merger Issuance Proposal, “FOR” the PIPE Issuance Proposal, “FOR” the Incentive Plan Proposal, “FOR the ESPP Proposal, “FOR” the Auditor Ratification Proposal, and “FOR” the Adjournment Proposal, in each case, if presented to the Extraordinary General Meeting.
The existence of financial and personal interests of one or more of Acies’ directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Acies and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Acies’ officers have interests in the Business Combination that may conflict with your interests as a shareholder. See “Business Combination Proposal—Interests of Acies’ Directors and Executive Officers in the Business Combination” for further discussion of these considerations.
Record Date; Who is Entitled to Vote
Acies shareholders will be entitled to vote or direct votes to be cast at the Extraordinary General Meeting if they owned ordinary shares at the close of business on                 , 2021, which is the “record date” for the Extraordinary General Meeting. Shareholders will have one vote for each ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Acies warrants do not have voting rights. As of the close of business on the record date, there were 26,906,250 ordinary shares issued and outstanding, of which 21,515,000 were issued and outstanding public shares.
Quorum
A quorum of Acies shareholders is necessary to hold a valid meeting. A quorum will be present at the Extraordinary General Meeting if a majority of the issued and outstanding ordinary shares entitled to vote at the Extraordinary General Meeting are represented in person or by proxy. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting. As of the record date for the Extraordinary General Meeting, 13,453,126 ordinary shares would be required to achieve a quorum.
The Sponsor and each officer and director of Acies have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement, and waive their redemption rights in connection with the consummation of the Business Combination with respect to any ordinary shares held by them. The ordinary shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of the accompanying proxy statement/prospectus, the Sponsor (including Acies’ independent directors) owns 20% of the issued and outstanding ordinary shares.
Abstentions and Broker Non-Votes
Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to Acies, but marked by brokers as “not voted,” will be treated as shares present for purposes of determining the presence of a quorum on all matters, but they will not be treated as shares voted on the matter. Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. We believe all the proposals presented to the shareholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction.
Vote Required for Approval
The approval of the Business Combination Proposal requires an ordinary resolution under the Cayman Islands Companies Act, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy, and entitled to vote thereon and who vote at the Extraordinary General Meeting. The Business Combination Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not obtained, the Business Combination Proposal will have no effect, even if approved by holders of ordinary shares.
The approval of the Domestication Proposal requires a special resolution under the Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy, and entitled to vote thereon and who vote at the Extraordinary General Meeting. The Domestication Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not obtained, the Domestication Proposal will have no effect, even if approved by holders of ordinary shares.
The separate approval of each of the Organizational Documents Proposals requires an ordinary resolution, other than Organizational Documents Proposal D which requires a special resolution, under the Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy, and entitled to vote thereon and who vote at the Extraordinary General Meeting. Each of the Organizational Documents Proposals is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not obtained, Organizational Documents Proposal A will have no effect, even if approved by holders of ordinary shares.
The approval of the Director Election Proposal requires an ordinary resolution under the Cayman Islands Companies Act, being the affirmative vote of the majority of the holders of Acies Class B ordinary shares. The Director Election Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not obtained, the Director Election Proposal will have no effect, even if approved by holders of ordinary shares.
The approval of the Merger Issuance Proposal requires an ordinary resolution under the Cayman Islands Companies Act, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy, and entitled to vote thereon and who vote at the Extraordinary General Meeting. The Merger Issuance Proposal is conditioned on the approval of each of the Conditions Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not obtained, the Merger Issuance Proposal will have no effect, even if approved by holders of ordinary shares.
The approval of the PIPE Issuance Proposal requires an ordinary resolution under the Cayman Islands Companies Act, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy, and entitled to vote thereon and who vote at the Extraordinary General Meeting. The PIPE Issuance Proposal is conditioned on the approval of each of the Conditions Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not obtained, the PIPE Issuance Proposal will have no effect, even if approved by holders of ordinary shares.
The approval of the Incentive Plan Proposal requires an ordinary resolution under the Cayman Islands Companies Act, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy, and entitled to vote thereon and who vote at the Extraordinary General Meeting. The Incentive Plan Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not obtained, the Incentive Plan Proposal will have no effect, even if approved by holders of ordinary shares.
The approval of the ESPP Proposal requires an ordinary resolution under the Cayman Islands Companies Act, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy, and entitled to vote thereon and who vote at the Extraordinary General Meeting. The ESPP Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not obtained, the ESPP Proposal will have no effect, even if approved by holders of ordinary shares.
The approval of the Auditor Ratification Proposal requires an ordinary resolution under the Cayman Islands Companies Act, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary General Meeting. The Auditor Ratification Proposal is not conditioned upon any other proposal.
The approval of the Adjournment Proposal requires an ordinary resolution the under Cayman Islands Companies Act, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy, and entitled to vote thereon and who vote at the Extraordinary General Meeting. The Adjournment Proposal is not conditioned upon any other proposal.
Voting Your Shares
Each Acies ordinary share that you own in your name entitles you to one vote. Your proxy card shows the number of ordinary shares that you own. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the Extraordinary General Meeting and vote in person, obtain a valid proxy from your broker, bank or nominee.
There are two ways to vote your ordinary shares at the Extraordinary General Meeting:
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You can vote by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage-paid envelope. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by Acies Board of Directors “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” each of the separate Organizational Documents Proposals, “FOR” the Director Election Proposal, “FOR” the Merger Issuance Proposal, “FOR” the PIPE Issuance Proposal, “FOR” the Incentive Plan Proposal, “FOR” the ESPP Proposal, “FOR” the Auditor Ratification Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the Extraordinary General Meeting. Votes received after a matter has been voted upon at the Extraordinary General Meeting will not be counted.

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You can attend and vote online at the Extraordinary General Meeting. You will receive a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a valid legal proxy from the broker, bank or other nominee. That is the only way Acies can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy
If you are an Acies shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:
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you may send another proxy card with a later date to Acies’ Co-Chief Executive Officers at Acies’ address set forth below so that it is received by Acies’ Co-Chief Executive Officers prior to the vote at the Extraordinary General Meeting;

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you may send a notice of revocation to Acies’ Co-Chief Executive Officers, which must be received by Acies’ Co-Chief Executive Officers prior to the vote at the Extraordinary General Meeting; or

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you may virtually attend the Extraordinary General Meeting, revoke your proxy, and vote online, as indicated above.

Who Can Answer Your Questions About Voting Your Shares
If you are a shareholder and have any questions about how to vote or direct a vote in respect of your ordinary shares, you may call Morrow Sodali, Acies’ proxy solicitor, by calling (800) 662-5200; banks and brokers can call collect at (203) 658-9400, or by emailing ACAC.info@investor.morrowsodali.com.
Redemption Rights
Pursuant to the Cayman Constitutional Documents, a public shareholder may request of Acies that New PLAYSTUDIOS redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:
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(i) hold public shares, or (ii) if you hold public shares through units, you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

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submit a written request to Continental, Acies’ transfer agent, that New PLAYSTUDIOS redeem all, or a portion of, your public shares for cash; and

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deliver your share certificates for your public shares (if any) to Continental, Acies’ transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on                 , 2021 (two business days before the Extraordinary General Meeting) in order for their shares to be redeemed.
Therefore, the election to exercise redemption rights occurs prior to the Domestication and the redemption is with respect to the New PLAYSTUDIOS common stock that an electing public shareholder holds after the Domestication. For the purposes of Article 49.2 of Acies’ memorandum and articles of association and the Cayman Islands Companies Act, the exercise of redemption rights shall be treated as an election to have such public shares repurchased for cash and references in this proxy statement/prospectus to “redemption” or “redeeming” shall be interpreted accordingly. Immediately following the Domestication and the consummation of the Business Combination, New PLAYSTUDIOS shall satisfy the exercise of redemption rights by redeeming the corresponding public shares issued to the public shareholders that validly exercised their redemption rights.
Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, Acies’ transfer agent, directly and instruct them to do so. Public shareholders may elect to redeem all or a portion of the public shares held by them, regardless of if or how they vote in respect of the Business Combination Proposal.

If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, Acies’ transfer agent, New PLAYSTUDIOS will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of November 9, 2020, this would have amounted to approximately $10.00 per issued and outstanding public share. However, the proceeds deposited in the Trust Account could become subject to the claims of Acies’ creditors, if any, which could have priority over the claims of the public shareholders, regardless of whether such public shareholder votes or, if they do vote, irrespective of if they vote for or against the Business Combination Proposal. Therefore, the per-share distribution from the Trust Account in such a situation may be less than originally expected due to such claims. Whether you vote, and if you do vote irrespective of how you vote, on any proposal, including the Business Combination Proposal, will have no impact on the amount you will receive upon exercise of your redemption rights. It is expected that the funds to be distributed to public shareholders electing to redeem their public shares will be distributed promptly after the consummation of the Business Combination. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and, accordingly, it is shares of New PLAYSTUDIOS common stock that will be redeemed immediately after consummation of the Business Combination.
If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. New PLAYSTUDIOS common stock that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through DTC’s DWAC (deposit withdrawal at custodian) system. The transfer agent typically will charge the tendering broker $80, and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the proposed Business Combination is not consummated, this may result in an additional cost to shareholders for the return of their shares.
Any request for redemption, once made by a holder of public shares, may be withdrawn once submitted to Acies unless the Board of Directors of Acies determine (in their sole discretion) to permit the withdrawal of such redemption request (which they may be in whole or in part). You may make such request by contacting Continental, Acies’ transfer agent, at the phone number or address listed at the end of this section.
Any corrected or changed written exercise of redemption rights must be received by Continental, Acies’ transfer agent, prior to the vote taken on the Business Combination Proposal at the Extraordinary General Meeting. No request for redemption will be honored unless the holder’s public shares have been delivered (either physically or electronically) to Continental, Acies’ agent, at least two business days prior to the vote at the Extraordinary General Meeting.
If you are a holder of public shares and you exercise your redemption rights, such exercise will not result in the loss of any warrants that you may hold.
Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
The Sponsor and each officer and director of Acies have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement, and waive their redemption rights in connection with the consummation of the Business Combination with respect to any ordinary shares held by them. The ordinary shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of the accompanying proxy statement/prospectus, the Sponsor (including Acies’ independent directors) owns 20.0% of the issued and outstanding ordinary shares.

Holders of the Acies warrants will not have redemption rights with respect to the Acies warrants.
The closing price of public shares on February 12, 2021, was $10.92. As of November 9, 2020, funds in the Trust Account totaled $215.3 million and were comprised entirely of U.S. government treasury obligations with a maturity of 185 days or less or of money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations, or approximately $10.00 per issued and outstanding public share.
Prior to exercising redemption rights, public shareholders should verify the market price of the public shares as they may receive higher proceeds from the sale of their public shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. Acies cannot assure its shareholders that they will be able to sell their public shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.
Appraisal Rights
Neither Acies’ shareholders nor Acies’ warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.
Proxy Solicitation
Acies is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. Acies and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Acies will bear the cost of the solicitation.
Acies has engaged Morrow Sodali to assist in the solicitation of proxies. Acies will pay Morrow Sodali a fee of $25,000 plus disbursements. Such fee will be paid with non-Trust Account funds.
Acies will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Acies will reimburse them for their reasonable expenses.
Acies’ directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.
If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the Extraordinary General Meeting. A shareholder also may change its vote by submitting a later-dated proxy as described in the section entitled “Extraordinary General Meeting of Acies—Revoking Your Proxy.”
Acies Initial Shareholders
As of the date of this proxy statement/prospectus, there are 26,906,250 ordinary shares issued and outstanding, which includes the 5,381,250 shares held by the Sponsor and the 21,525,000 public shares. As of the date of this proxy statement/prospectus, there is outstanding an aggregate of 11,711,667 warrants, which includes the 4,536,667 private placement warrants held by the Sponsor and the 7,175,000 public warrants.
At any time at or prior to the Business Combination, subject to applicable securities laws (including with respect to material nonpublic information), the Sponsor, the existing stockholders of PLAYSTUDIOS or our or their respective directors, officers, advisors or respective affiliates may (i) purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or elect to redeem, or indicate an intention to redeem, public shares, (ii) execute agreements to purchase such shares from such investors in the future, or (iii) enter into transactions with such investors and others to provide them with incentives to acquire public shares, vote their public shares in favor of the Condition Precedent Proposals or not redeem their public shares. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of Acies’ shares, is no longer the beneficial owner thereof and therefore, agrees not to exercise its redemption rights. In the event that the Sponsor, the existing stockholders of PLAYSTUDIOS or our or their respective directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (a) satisfaction of the requirement that holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the Extraordinary General Meeting, vote in favor of the Business Combination Proposal, the Organizational Documents Proposals (excluding Organizational Documents Proposal D and the Director Election Proposal), the Merger Issuance Proposal, the PIPE Issuance Proposal, the Incentive Plan Proposal, the ESPP Proposal, the Auditor Ratification Proposal and the Adjournment Proposal, (b) satisfaction of the requirement that holders of at least two-thirds of the ordinary shares, represented in person or by proxy and entitled to vote at the Extraordinary General Meeting, vote in favor of the Domestication Proposal and the Organizational Documents Proposal D, (c) satisfaction of the Minimum Cash Condition, (d) otherwise limiting the number of public shares electing to redeem and (e) Acies’ net tangible assets (as determined in accordance with Rule 3a51(g)(1) of the Exchange Act) being at least $5,000,001.
Entering into any such arrangements may have a depressive effect on the ordinary shares (e.g., by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Business Combination).
If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the Extraordinary General Meeting, and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the Extraordinary General Meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

BUSINESS COMBINATION PROPOSAL
Acies is asking its shareholders to approve by ordinary resolution and adopt the Merger Agreement, dated as of February 1, 2021, by and among Acies, First Merger Sub, Second Merger Sub and PLAYSTUDIOS, a copy of which is attached to this proxy statement/prospectus as Annex A. The Merger Agreement provides for, among other things, following the Domestication of Acies to Delaware as described below, the merger of First Merger Sub with and into PLAYSTUDIOS (the “First Merger”) with PLAYSTUDIOS surviving the merger as a wholly owned subsidiary of Acies (PLAYSTUDIOS, in its capacity as the surviving corporation of the First Merger, is referred to as the “Surviving Corporation”), and immediately following the First Merger, and as part of an integrated transaction with the First Merger, the Surviving Corporation will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Second Merger Sub being the surviving entity of the Second Merger (Second Merger Sub, in its capacity as the surviving entity of the Second Merger, the “Surviving Entity”), in each case, in accordance with the terms and subject to the conditions of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. Please see the subsection titled “The Merger Agreement” below for additional information and a summary of certain terms of the Merger Agreement. You are urged to read carefully the Merger Agreement in its entirety before voting on this proposal.
After consideration of the factors identified and discussed in the section titled “Business Combination Proposal—Acies Board of Directors’ Reasons for the Business Combination,” the Acies Board of Directors concluded that the Business Combination met all of the requirements disclosed in the prospectus for Acies’ initial public offering, including that the business of PLAYSTUDIOS and its subsidiaries had a fair market value equal to at least 80% of the net assets held in trust (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in trust). Because Acies is holding a shareholder vote on the Mergers, Acies may consummate the Mergers only if it is approved by the affirmative vote of the holders of a majority of ordinary shares that are voted at the Extraordinary General Meeting.
The Merger Agreement
This subsection of the proxy statement/prospectus describes the material provisions of the Merger Agreement, but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. You are urged to read the Merger Agreement in its entirety because it is the primary legal document that governs the Mergers.
The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in part by the underlying disclosure letters (the “disclosure letters”), which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure letters contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Merger Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Merger Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about Acies, PLAYSTUDIOS or any other matter.
Structure of the Business Combination
On February 1, 2021, Acies entered into the Merger Agreement with First Merger Sub, Second Merger Sub and PLAYSTUDIOS, pursuant to which, among other things, following the Domestication of Acies to Delaware (as discussed below), (i) First Merger Sub will merge with and into PLAYSTUDIOS (the “First Merger”) with PLAYSTUDIOS surviving the merger as a wholly owned subsidiary of Acies (PLAYSTUDIOS, in its capacity as the surviving corporation of the First Merger, is referred to as the “Surviving

Corporation”), and immediately following the First Merger, and as part of an integrated transaction with the First Merger, the Surviving Corporation will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Second Merger Sub being the surviving entity of the Second Merger (Second Merger Sub, in its capacity as the surviving entity of the Second Merger, the “Surviving Entity”). Upon the consummation of the Mergers, the Surviving Entity will be a wholly owned subsidiary of New PLAYSTUDIOS.
Prior to and as a condition of the Mergers, pursuant to the Domestication, Acies will change its jurisdiction of incorporation by effecting a deregistration under the Cayman Islands Companies Act and a domestication under Section 388 of the DGCL, pursuant to which, Acies’ jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. For more information, see “Domestication Proposal.”
Simplified Pre-Combination Structure

Simplified Post-Combination Structure

Sponsor Equityholders (excluding Founder Group)
Founder Group
Sponsor interests
• 100.0% economic interests
• 100.0% voting power
Sponsor interests
• 0.0% economic interests
• 0.0% voting power
Sponsor
Acies Public Stockholders
PIPE Investors
Founder Group
PLAYSTUDIOS Stockholders (excluding Founder Group)
Class A common stock
• No redemptions: 3.4% of common stock; 0.8% of voting power
• Max redemptions: 3.0% of common stock; 0.6% of voting power
Class A common stock
• No redemptions: 16.2% of common stock; 4.9% of voting power
• Max redemptions: 0.0% of common stock; 0.0% of voting power
Class A common stock
• No redemptions: 18.8% of common stock; 5.6% of voting power
• Max redemptions: 20.0% of common stock; 5.1% of voting power
Class B common stock
• No redemptions: 12.4% of common stock; 74.0% of voting power
• Max redemptions: 15.5% of common stock; 78.6% of voting power
Class A common stock
• No redemptions: 49.2% of common stock; 14.7% of voting power
• Max redemptions: 61.5% of common stock; 15.7% of voting power
New PLAYSTUDIOS
• 100% ownership
Surviving Entity

Effects of the Merger Agreement
Aggregate Merger Consideration
At the Effective Time (and, for the avoidance of doubt, following the consummation of the Domestication), by virtue of the First Merger, among other things, each outstanding share of PLAYSTUDIOS common stock and each share of PLAYSTUDIOS preferred stock issued and outstanding as of the Effective Time will be cancelled and converted into the right to receive the following:
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if the holder of such share makes an election to receive cash (“Cash Electing Share”), an amount of cash, without interest, equal to the quotient of (i) $1,041,000,000 divided by (ii) the sum of, as of immediately prior to the Effective Time, (x) the number of issued and outstanding shares of PLAYSTUDIOS common stock (including, without duplication, the number of issued and outstanding shares of PLAYSTUDIOS preferred stock on an as-converted basis); (y) the number of shares of PLAYSTUDIOS common stock issued or issuable upon the exercise of all outstanding, vested and unexercised options to purchase shares of PLAYSTUDIOS common stock; and (z) the shares of PLAYSTUDIOS common stock (including, without duplication, the number of shares of PLAYSTUDIOS preferred stock on an as-converted to PLAYSTUDIOS common stock basis) underlying any issued and outstanding PLAYSTUDIOS warrants, in the case of (y) and (z) as determined on a net exercise basis (the “Per Share Merger Consideration Value”); provided, however, that (1) the aggregate amount of Cash Electing Shares available to each PLAYSTUDIOS stockholder (taken together with its affiliates) shall not exceed 15% of the shares of PLAYSTUDIOS capital stock held by such stockholder and its affiliates; and (2) if the sum of the aggregate number of Dissenting Shares (as defined in the Merger Agreement) and the aggregate number of Cash Electing Shares multiplied by (y) the Per Share Merger Consideration Value (such product, the “Aggregate Cash Election Amount”), exceeds the Available Cash Consideration (as defined in the Merger Agreement, such Available Cash Consideration not to exceed $150,000,000), then each Cash Electing Share shall be converted into the right to receive (A) an amount in cash, without interest, equal to the product of (1) the Per Share Merger Consideration Value and (2) a fraction, the numerator of which shall be the Available Cash Consideration and the denominator of which shall be the Aggregate Cash

Election Amount (such fraction, the “Cash Fraction”) and (B) an amount of the stock consideration described in the immediately following bullet point below, multiplied by one minus the Cash Fraction;
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if the holder of such share makes an election to receive shares of New PLAYSTUDIOS common stock (a “Stock Election”) or the holder does not make a cash election, such holder will receive a number of validly issued, fully paid and nonassessable shares of New PLAYSTUDIOS Class A common stock equal to the quotient obtained by dividing (A) the Per Share Merger Consideration Value by (B) $10.00, except that if any such shares are owned by Andrew Pascal (the “Founder”), or any member of the Pascal Family Trust and their respective affiliates (collectively, the “Founder Group”), such share will instead receive a number of validly issued, fully paid and nonassessable shares of the New PLAYSTUDIOS Class B common stock, equal to the quotient obtained by dividing (A) the Per Share Merger Consideration Value by (B) $10.00 (collectively, the amount of shares of New PLAYSTUDIOS common stock, the “Stockholder Stock Consideration”). The shares of New PLAYSTUDIOS Class B common stock will have the same economic terms as the shares of New PLAYSTUDIOS Class A common stock, but the shares of New PLAYSTUDIOS Class A common stock will be entitled to one vote per share, and the shares of New PLAYSTUDIOS Class B common stock will be entitled to 20 votes per share. Any shares of New PLAYSTUDIOS Class B common stock that are transferred outside the Founder Group (except for certain permitted transfers) will automatically convert into shares of New PLAYSTUDIOS Class A common stock. In addition, the outstanding shares of New PLAYSTUDIOS Class B common stock will be subject to a “sunset” provision pursuant to which all outstanding shares of New PLAYSTUDIOS Class B common stock will automatically convert into shares of New PLAYSTUDIOS Class A common stock (i) if holders representing a majority of the New PLAYSTUDIOS Class B common stock vote to convert the New PLAYSTUDIOS Class B common stock into New PLAYSTUDIOS Class A common stock, (ii) if the Founder Group and its permitted transferees collectively cease to beneficially own at least 20% of the number of shares of New PLAYSTUDIOS Class B common stock collectively held by the Founder Group as of the Effective Time, or (iii) on the nine-month anniversary of the Founder’s death or disability, unless such date is extended by a majority of independent directors then in office;

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each outstanding share of PLAYSTUDIOS common stock and PLAYSTUDIOS preferred stock issued and outstanding immediately prior to the Effective Time as well as any outstanding unexercised vested options to purchase shares of PLAYSTUDIOS common stock will also receive the contingent right to receive the applicable earnout pro rata portion of an aggregate of 15,000,000 additional shares of New PLAYSTUDIOS Class A common stock (the “Earnout Shares”), which right shall be contingent upon certain price milestones that are more fully set out in the Merger Agreement and described below (the consideration described in this bullet point and the two immediately preceding bullet points, collectively, the “Aggregate Merger Consideration”);

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immediately prior to the Mergers, each issued and outstanding PLAYSTUDIOS warrant will be automatically exercised into shares of PLAYSTUDIOS capital stock and will be treated in the Mergers as described above; and

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At the Effective Time, each outstanding and unexercised option to purchase PLAYSTUDIOS common stock, whether or not vested or exercisable, will be converted into an option to purchase New PLAYSTUDIOS Class A common stock, except for any such option that is held by any member of the Founder Group, which will be converted into an option to purchase New PLAYSTUDIOS Class B common stock (collectively, “New PLAYSTUDIOS Options”).

Subject to the terms of the Merger Agreement, each New PLAYSTUDIOS Option will be exercisable (i) for that number of shares of New PLAYSTUDIOS Class A common stock or New PLAYSTUDIOS Class B common stock (as applicable) determined by multiplying (A) the number of shares of PLAYSTUDIOS common stock subject to such underlying PLAYSTUDIOS Options immediately prior to the Effective Time by (B) the quotient obtained by dividing (1) the Per Share Merger Consideration Value by (2) $10.00 (the formula in clause (B), the “Exchange Ratio”), which product shall be rounded down to the nearest whole number of shares, and (ii) at an exercise price per share determined by dividing the exercise price per share of the underlying PLAYSTUDIOS Option immediately prior to the Effective Time by the Exchange Ratio, which quotient shall be rounded up to the nearest whole cent.

At the Effective Time, by virtue of the First Merger, each share of PLAYSTUDIOS capital stock held in the treasury of PLAYSTUDIOS immediately prior to the Effective Time will be cancelled without any payment or distribution.
At the Effective Time, by virtue of the First Merger, each share of capital stock of the First Merger Sub that is issued and outstanding immediately prior to the Effective Time will no longer be outstanding and will be converted into an equal number of validly issued fully paid and non-assessable shares of common stock of the Surviving Corporation and all such shares will constitute the only outstanding shares of capital stock of the Surviving Corporation as of immediately following the Effective Time.
At the Second Effective Time, by virtue of the Second Merger, each share of common stock of the Surviving Corporation issued and outstanding immediately prior to the Second Effective Time will no longer be outstanding and will be converted into an equal number of validly issued fully paid and non-assessable membership interests of the Surviving Entity and will constitute the only outstanding equity of the Surviving Entity as of immediately following the Second Effective Time.
Immediately prior to the Closing, PLAYSTUDIOS shall take all actions, including obtaining appropriate resolutions of the board of directors of PLAYSTUDIOS, that are necessary to provide for the termination of PLAYSTUDIOS’ 2011 Omnibus Stock Plan (other than with respect to New PLAYSTUDIOS Options), effective as of the Closing of the Mergers.
Pursuant to the Proposed Bylaws, after the consummation of the Business Combination, without the prior written consent of the New PLAYSTUDIOS Board of Directors and subject to certain exceptions, the holders of: (i) shares of New PLAYSTUDIOS common stock issued as consideration pursuant to the Mergers, (ii) any PLAYSTUDIOS Options or (iii) shares of New PLAYSTUDIOS common stock underlying the PLAYSTUDIOS Options, in each case, are contractually restricted from selling or transferring any of the securities described in clauses (i), (ii) or (iii) (collectively, the “PLAYSTUDIOS Lock-Up Securities”). Such restrictions begin at Closing and end on the date that is 12 months after the Closing, except that beginning on the date that is 180 days after the Closing, an amount of PLAYSTUDIOS Lock-Up Securities equal to the lesser of (A) 5% of the PLAYSTUDIOS Lock-Up Securities held by each holder of PLAYSTUDIOS Lock-Up Securities and (B) 50,000 PLAYSTUDIOS Lock-Up Securities held by each holder of PLAYSTUDIOS Lock-Up Securities, will no longer be subject to these transfer restrictions. See “Description of New PLAYSTUDIOS Securities—Common Stock—Lock-up Restrictions.”
The Sponsor has agreed to substantially similar restrictions with respect to the Acies Class B ordinary shares and Acies private placement warrants (as well as the shares of New PLAYSTUDIOS Class A common stock and New PLAYSTUDIOS warrants, respectively, that such securities are convertible into) held by it pursuant to the Sponsor Support Agreement. Following the expiration of these lock-ups, the Sponsor and the PLAYSTUDIOS stockholders will not be restricted from selling the shares of New PLAYSTUDIOS common stock held by them, other than by applicable securities laws. These lock-up restrictions do not apply to any shares of New PLAYSTUDIOS Class A common stock purchased by the PIPE Investors pursuant to the PIPE Subscription Agreements, and the PIPE Investors will not be restricted from selling such shares, other than pursuant to applicable securities laws.
Earnout Shares
Pursuant to the contingent rights set forth above, up to 15,000,000 shares of New PLAYSTUDIOS Class A common stock will be payable to each holder of PLAYSTUDIOS capital stock (including, for the avoidance of doubt, holders of PLAYSTUDIOS capital stock issued upon the automatic exercise of PLAYSTUDIOS warrants) and vested PLAYSTUDIOS Options, in each case, as of immediately prior to the Effective Time with an Earnout Pro Rata Portion (as defined below) exceeding zero (each such holder, an “Earnout Participant”) as follows:
(a)   If the closing share price of New PLAYSTUDIOS Class A common stock equals or exceeds $12.50 per share for any 20 trading days within any consecutive 30-trading day period commencing on or after the 150th day after the Closing Date and ending on or prior to the five-year anniversary of the Closing Date (the first occurrence of the foregoing, the “$12.50 Share Price Milestone”), then New PLAYSTUDIOS will issue to each Earnout Participant a number of shares of New PLAYSTUDIOS Class A common stock (or, if such participant is a member of the Founder Group, New PLAYSTUDIOS

Class B common stock) equal to such participant’s Earnout Pro Rata Portion of 7,500,000 shares of New PLAYSTUDIOS common stock; and
(b)   If the closing share price of New PLAYSTUDIOS Class A common stock equals or exceeds $15.00 per share for any 20 trading days within any consecutive 30-trading day period commencing on or after the 150th day after the Closing Date and ending on or prior to the five-year anniversary of the Closing Date (the first occurrence of the foregoing, the “$15.00 Share Price Milestone”), then New PLAYSTUDIOS will issue to each Earnout Participant a number of shares of New PLAYSTUDIOS Class A common stock (or, if such participant is a member of the Founder Group, New PLAYSTUDIOS Class B common stock) equal to such participant’s Earnout Pro Rata Portion of 7,500,000 shares of New PLAYSTUDIOS common stock.
In the event that within the five-year anniversary of the Closing Date, there is an Earnout Strategic Transaction (as defined in the Merger Agreement) (or a definitive agreement providing for an Earnout Strategic Transaction that has been entered into), then (i) if the per share value of consideration to be received by holders of the New PLAYSTUDIOS Class A common stock in such Earnout Strategic Transaction equals or exceeds $12.50 per share and the $12.50 Share Price Milestone has not been previously achieved, then the $12.50 Share Price Milestone will be deemed to have been achieved and (ii) if the per share value of the consideration to be received in such Earnout Strategic Transaction equals or exceeds $15.00 per share and the $15.00 Share Price Milestone has not been previously achieved, then the $15.00 Share Price Milestone will be deemed to have been achieved; and if the $12.50 Share Price Milestone or $15.00 Share Price is deemed achieved pursuant to clauses (i) and (ii), as applicable, the Earnout Shares will be issued immediately prior to the consummation of the Earnout Strategic Transaction.
The following term will have the meaning ascribed to it below:
“Earnout Pro Rata Portion” means, with respect to: (a) each holder of outstanding shares of PLAYSTUDIOS capital stock as of immediately prior to the Effective Time, a fraction expressed as a percentage equal to (i) the amount of Stockholder Stock Consideration that such holder would be eligible to receive if such holder made a Stock Election for all of such holder’s shares of PLAYSTUDIOS capital stock divided by (ii) the sum of (x) the amount of Stockholder Stock Consideration that all holders of PLAYSTUDIOS capital stock as of immediately prior to the Effective Time would be eligible to receive if all such holders made a Stock Election for all of such holder’s shares of PLAYSTUDIOS capital stock, plus (y) the total number of shares of New PLAYSTUDIOS common stock issued or issuable upon the exercise of the vested PLAYSTUDIOS Options as of immediately following the Effective Time (this clause (ii), the “Earnout Denominator”); and (b) each holder of vested New PLAYSTUDIOS Options as of immediately following the Effective Time, a fraction expressed as a percentage equal to (i) the number of shares of New PLAYSTUDIOS common stock issued or issuable upon exercise of such holder’s New PLAYSTUDIOS Options as of immediately following the Effective Time, divided by (ii) the Earnout Denominator; provided, that in no event will the aggregate Earnout Pro Rata Portion exceed 100%.
Closing
In accordance with the terms and subject to the conditions of the Merger Agreement, the Closing will take place, but in any event no later than three business days after the satisfaction or waiver of the conditions set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), unless another time or date is mutually agreed to in writing by the parties.
Representations and Warranties
The Merger Agreement contains representations and warranties of Acies, First Merger Sub, Second Merger Sub and PLAYSTUDIOS, certain of which are qualified by materiality and material adverse effect (as defined below) and may be further modified and limited by the disclosure letters and expire at the Effective Time. See “—Material Adverse Effect” below. The representations and warranties of Acies are also qualified by information included in Acies’ public filings, filed or submitted to the SEC on or prior to the date of the Merger Agreement (subject to certain exceptions contemplated by the Merger Agreement).
Representations and warranties of PLAYSTUDIOS
PLAYSTUDIOS has made representations and warranties relating to, among other things, company organization, subsidiaries, due authorization, no conflict, governmental authorization, capitalization,

financial statements, absence of changes, litigation and proceedings, compliance with laws, contracts and no defaults, real property and assets, environmental matters, no undisclosed material liabilities, intellectual property, data privacy and security, benefit plans, labor matters, taxes, brokers’ fees, rewards partners and vendors, anti-corruption compliance, sanctions and international trade compliance, insurance, permits, registration statement, independent investigation and no additional representations and warranties.
Representations and warranties of Acies, First Merger Sub and Second Merger Sub
Acies and its subsidiaries have made representations and warranties relating to, among other things, company organization, existence and purpose of First Merger Sub and Second Merger Sub, due authorization, no conflict, governmental authorization, capitalization, SEC filings and the Sarbanes-Oxley Act, financial statements, absence of changes, no undisclosed material liabilities, litigation and proceedings, compliance with laws, contracts and no defaults, title to property, business activities, employee benefit plans, taxes, financial ability and the Trust Account, brokers’ fees, registration statement, Nasdaq quotation, the Investment Company Act, affiliate agreements, the Sponsor Support Agreement, the PIPE Investment, independent investigation and no additional representations and warranties.
Material Adverse Effect
Under the Merger Agreement, certain representations and warranties of PLAYSTUDIOS are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Under the Merger Agreement, certain representations and warranties of Acies are qualified in whole or in part by a material adverse effect on the ability of Acies to enter into and perform its obligations under the Merger Agreement standard for purposes of determining whether a breach of such representations and warranties has occurred.
Pursuant to the Merger Agreement, a material adverse effect with respect to PLAYSTUDIOS (“PLAYSTUDIOS Material Adverse Effect”) means a material effect on (a) the financial condition, business, assets or results of operations of PLAYSTUDIOS and its subsidiaries, taken as a whole, excluding any effect resulting from:
1.
the taking by any member of PLAYSTUDIOS or its subsidiaries of any COVID-19 related actions;

2.
any change in applicable laws, or regulatory policies or interpretations thereof or in accounting or reporting standards or principles or interpretations thereof;

3.
any change in interest rates or economic, financial, market or political conditions generally;

4.
any change generally affecting any of the industries or markets in which PLAYSTUDIOS or its subsidiaries operates;

5.
any earthquake, hurricane, tsunami, tornado, flood, mudslide, wildfire or other natural disaster or act of God, any epidemic or pandemic (including the COVID-19 pandemic) and any other force majeure event;

6.
the announcement or the execution of the Merger Agreement, the pendency or consummation of the Mergers or the performance of the Merger Agreement (or the obligations hereunder), except as described in the Merger Agreement;

7.
the compliance with the express terms of the Merger Agreement, except as described the Merger Agreement; or

8.
in and of itself, the failure of the PLAYSTUDIOS and its subsidiaries, taken as a whole, to meet any projections, forecasts or budgets or estimates of revenues, earnings or other financial metrics for any period beginning on or after the date of this Agreement;

except, in the case of each of clauses set forth in numbers 1, 2, 3, 4 and 5 above, to the extent that any such effect has a disproportionate adverse effect on PLAYSTUDIOS and its subsidiaries, taken as a whole, relative to the adverse effect on other companies operating in the social gaming industry or the other industries in which PLAYSTUDIOS and its subsidiaries materially engage; provided further that the clause set forth in number 8 above shall not preclude Acies from asserting that any facts or occurrences giving rise to or contributing to such effects that are not otherwise excluded from the definition of PLAYSTUDIOS Material

Adverse Effect should be taken into account in determining whether a PLAYSTUDIOS Material Adverse Effect would have reasonably been expected to occur, or (b) the ability of PLAYSTUDIOS to consummate the Business Combination.
Pursuant to the Merger Agreement, a material adverse effect with respect to Acies, First Merger Sub and Second Merger Sub (“Acies Parties”) means a material adverse effect on the ability of the Acies Parties to consummate the Transactions.
Covenants and Agreements
The Merger Agreement contains additional covenants, including, among others, providing for (i) the parties to conduct their respective businesses in the ordinary course consistent with past practice through the Closing, (ii) PLAYSTUDIOS to prepare and deliver to Acies certain audited and unaudited consolidated financial statements of PLAYSTUDIOS, (iii) Acies and PLAYSTUDIOS to prepare and Acies to file a proxy / registration statement on Form S-4 and take certain other actions to obtain the requisite approval of Acies shareholders of certain proposals regarding the Business Combination (including the Domestication), and (iv) the parties to use commercially reasonable best efforts to obtain necessary approvals from governmental agencies.
The Domestication
Prior to the Closing, subject to the approval of Acies’ shareholders, and in accordance with the DGCL, Cayman Islands Companies Act and the Cayman Constitutional Documents, Acies will effect a deregistration under the Cayman Islands Companies Act and a domestication under Section 388 of the DGCL pursuant to which Acies’ jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware.
In connection with the Domestication, (i) each then issued and outstanding Acies Class A ordinary shares, will convert automatically, on a one-for-one basis, into a share of New PLAYSTUDIOS Class A common stock, (ii) each then issued and outstanding Acies Class B ordinary share, will convert automatically, on a one-for-one basis, into a share of New PLAYSTUDIOS Class A common stock, after giving effect to the forfeiture of certain Acies Class B ordinary shares held by the Sponsor pursuant to the Sponsor Support Agreement, (iii) each then issued and outstanding Acies warrant will convert automatically, on a one-for-one basis, into a New PLAYSTUDIOS warrant, on substantially the same terms and conditions as specified in the Warrant Agreement, after giving effect to the forfeiture of certain warrants of Acies held by the Sponsor pursuant to the Sponsor Support Agreement, and (iv) each of the then issued and outstanding units of Acies that have not been previously separated into the underlying Acies Class A ordinary shares and one-third of an Acies warrant upon the request of the holder thereof will be cancelled and will entitle the holder thereof to one share of New PLAYSTUDIOS Class A common stock and one-third of a New PLAYSTUDIOS warrant, provided that no fractional New PLAYSTUDIOS warrants will be issued upon separation of the Acies units..
Conduct of Business of PLAYSTUDIOS
PLAYSTUDIOS has agreed that from the date of the Merger Agreement through the earlier of the Closing or the termination of the Merger Agreement (the “Interim Period”), it will, and will cause its subsidiaries to, except as set forth on PLAYSTUDIOS’ disclosure letter (the “PLAYSTUDIOS Disclosure Schedule”), as required by applicable law or any governmental authority, as expressly contemplated by the Merger Agreement or with the prior written consent of Acies (which consent shall not be unreasonably withheld, conditioned or delayed), use commercially reasonable efforts to conduct its business in the ordinary course consistent with past practice and use its commercially reasonable efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and employees; provided that PLAYSTUDIOS and its subsidiaries may take any reasonable COVID-19 action either in light of COVID-19 measures adopted after the date of the Merger Agreement or otherwise reasonably necessary to protect the health and safety of their employees. Without limiting the generality of the foregoing, except as set forth on the PLAYSTUDIOS Disclosure Schedule, as required by certain applicable laws (including any COVID-19 related measures), or any governmental authority, as expressly contemplated by the Merger Agreement or with the prior written consent of Acies (which consent shall not be unreasonably withheld, conditioned or delayed), PLAYSTUDIOS shall not, nor shall it permit any other member of PLAYSTUDIOS or its subsidiaries to:
•
change or amend PLAYSTUDIOS’ certificate of incorporation or PLAYSTUDIOS’ bylaws;

•
fail to maintain its existence, adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

•
split, combine, reclassify or otherwise amend any terms of any shares of PLAYSTUDIOS’ or any of its subsidiaries’ capital stock or equity interests (other than transactions (1) solely among PLAYSTUDIOS and one or more of its wholly owned subsidiaries or (2) solely among PLAYSTUDIOS’ wholly owned subsidiaries);

•
declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of PLAYSTUDIOS’ or any of its subsidiary’s capital stock or equity interests or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any capital stock or equity interest of PLAYSTUDIOS or its subsidiaries, other than (x) dividends or distributions by any of its wholly owned subsidiaries to PLAYSTUDIOS or another wholly owned subsidiary or (y) the acquisition by PLAYSTUDIOS of any shares of capital stock or equity interests of PLAYSTUDIOS pursuant to PLAYSTUDIOS’ exercise of its rights of first refusal under those certain stock purchase agreements with the Founder and certain other stockholders of PLAYSTUDIOS, the PLAYSTUDIOS 2011 Omnibus Stock and Incentive Plan, as amended, and the PLAYSTUDIOS Second Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of June 2, 2014 and as it may be amended or modified from time to time, by and among PLAYSTUDIOS and the other parties thereto;

•
(A) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any capital stock or other voting securities or ownership interests of PLAYSTUDIOS and its subsidiaries or any derivative securities of PLAYSTUDIOS and its subsidiaries, other than the issuance of (x) any shares of PLAYSTUDIOS capital stock upon the exercise of PLAYSTUDIOS Options or PLAYSTUDIOS warrants, in each case, outstanding on the date of the Merger Agreement in accordance with their terms as in effect as of the date of the Merger Agreement or (y) any PLAYSTUDIOS’ subsidiary’s securities to PLAYSTUDIOS and its subsidiaries or (B) amend any term of any PLAYSTUDIOS Option, any PLAYSTUDIOS warrant or any PLAYSTUDIOS subsidiary’s security;

•
acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material amount of assets, securities, properties, interests or businesses or enter into any strategic joint ventures, partnerships or alliances with any other Person, other than (x) pursuant to existing contracts or commitments as of the date of the Merger Agreement or (y) in the ordinary course of business consistent with past practice;

•
sell, assign, license, abandon, cancel, let lapse, dispose, convey, lease or otherwise transfer its or its subsidiaries’ material assets (including any material intellectual property), properties, interests or businesses, other than in the ordinary course of business consistent with past practice;

•
disclose any material trade secrets constituting PLAYSTUDIOS’ intellectual property to any Person (other than pursuant to a written agreement sufficient to protect the confidentiality thereof) or subject any material software constituting PLAYSTUDIOS’ intellectual property to Copyleft Terms (as defined in the Merger Agreement);

•
other than in connection with actions permitted by the Merger Agreement with respect to any non-Service Providers (as defined in the Merger Agreement), make any material loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business consistent with past practice;

•
incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness of over $2,000,000 in the aggregate, other than (x) any indebtedness incurred in the ordinary course of business consistent with past practice or (y) incurred between PLAYSTUDIOS and any of its wholly owned subsidiaries or between any of such wholly owned subsidiaries;

•
except in the ordinary course of business or as required by the terms of any existing PLAYSTUDIOS benefit plan as in effect on the date hereof, (A) with respect to any Service Provider whose target annual cash compensation exceeds $250,000 (a “Key Employee”), (1) grant or increase (or promise to grant or increase) any bonuses, change in control payments, retention, equity or equity-based rights, severance or termination pay (or amend any existing arrangement providing for the foregoing), (2) enter into any employment, consulting, deferred compensation or other similar agreement (or amend any such existing agreement), or (3) increase the amount of compensation or benefits (other than general health or welfare benefits) payable or to become payable to any Service Provider; (B) take any action to accelerate the timing of any payments or benefits, or the funding of any payments or benefits payable or to become payable to any current or former Service Provider; or (C) establish, adopt, enter into, or materially amend any PLAYSTUDIOS benefit plan (or any plan or arrangement that would be a PLAYSTUDIOS benefit plan if in effect on the date of the Merger Agreement);

•
(A) negotiate, modify, extend, or enter into any collective bargaining agreement or similar labor union or employee representative organization contract or (B) recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any PLAYSTUDIOS’ employee;

•
change PLAYSTUDIOS’ methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the Exchange Act or in connection with the transactions contemplated by the Merger Agreement, as agreed to by its independent public accountants;

•
enter into, renew or amend in any material respect, any PLAYSTUDIOS Affiliate Agreement (as defined in the Merger Agreement) (or any contract, that if existing on the date of the Merger Agreement, would have constituted a PLAYSTUDIOS Affiliate Agreement);

•
(i) make, revoke or change any material tax election except in a manner consistent with past practices of PLAYSTUDIOS and its subsidiaries that will not have any adverse and material impact on PLAYSTUDIOS and its subsidiaries, (ii) adopt or change any material tax accounting method or period, (iii) file any amendment to a material tax return, (iv) enter into any agreement with a governmental authority with respect to a material amount of taxes or settle or compromise any examination, audit, claim or action relating to material taxes, (v) enter into certain tax sharing or similar arrangements outside the ordinary course of business, or (vi) consent to any extension of the limitation period applicable to any material claim or assessment;

•
take any action, or knowingly fail to take any action, which action or failure to act could reasonably be expected to prevent or impede the Mergers from qualifying for the intended tax treatment;

•
waive, release, settle, compromise or otherwise resolve any investigation, claim, action, litigation or other legal proceedings, except in the ordinary course of business or where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $2,000,000 in the aggregate;

•
make or commit to make capital expenditures other than in an amount not in excess of the amount set forth on the PLAYSTUDIOS Disclosure Schedule, in the aggregate;

•
(A) limit the right of PLAYSTUDIOS or any of PLAYSTUDIOS’ subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (B) grant any exclusive or similar rights to any Person, in each case, except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of PLAYSTUDIOS and its subsidiaries, taken as a whole;

•
(A) grant to, or agree to grant to, any Person rights to any PLAYSTUDIOS’ intellectual property that is material to PLAYSTUDIOS and its subsidiaries, other than in the ordinary course of business consistent with past practice, or (B) dispose of, abandon or permit to lapse any rights to any PLAYSTUDIOS’ intellectual property that is material to PLAYSTUDIOS’ and its subsidiaries except for the expiration of registered PLAYSTUDIOS’ intellectual property in accordance with the applicable statutory term (or in the case of domain names, applicable registration period) or in the reasonable exercise of PLAYSTUDIOS’ or any of its subsidiaries’ business judgment as to the costs and benefits of maintaining the item;

•
terminate without replacement or amend in a manner materially detrimental to PLAYSTUDIOS and its subsidiaries, taken as a whole, any material insurance policy insuring the business of PLAYSTUDIOS or any of PLAYSTUDIOS’ subsidiaries; or

•
agree, resolve or commit to do any of the foregoing.

Conduct of Business of Acies
During the Interim Period, each of the Acies Parties shall use commercially reasonable efforts to conduct its business in the ordinary course and use its commercially reasonable efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and employees. Without limiting the generality of the foregoing, except as set forth on the that certain disclosure letter delivered by the Acies Parties in connection with the Merger Agreement (the “Acies Disclosure Schedule”), as required by applicable law or any governmental authority (including any COVID-19 related measures), as expressly contemplated by the Merger Agreement or with the prior written consent of the PLAYSTUDIOS (which consent shall not be unreasonably withheld, conditioned or delayed), neither of Acies or its subsidiaries shall:
•
change or amend the Trust Agreement, the Existing Articles or the organizational documents of First Merger Sub or Second Merger Sub, except as contemplated by the proposals;

•
fail to maintain its existence, adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, except as contemplated by the transactions contemplated by the Merger Agreement;

•
split, combine or reclassify any shares of its capital stock;

•
declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any capital stock of Acies, other than the redemption of any Acies Class A ordinary shares required by the Offer;

•
(A) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any capital stock or other voting securities or ownership interests of any of Acies or its subsidiaries or any derivative securities of any of Acies or its subsidiaries, other than (x) the issuance of any Acies ordinary shares upon the exercise of any Acies warrants, (y) the issuance of the Aggregate Merger Consideration or (z) pursuant to the Subscription Agreements existing as of the date of the Merger Agreement; or (B) amend any term of any Acies warrants, other than pursuant to the Sponsor Support Agreement;

•
acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material amount of assets, securities, properties, interests or businesses or enter into any strategic joint ventures, partnerships or alliances with any other Person other than (x) pursuant to existing contracts or commitments or (y) in the ordinary course of business;

•
sell, lease or otherwise transfer a material amount of its assets, properties, interests or businesses, other than (x) pursuant to existing contracts or commitments or (y) in the ordinary course of business;

•
other than in connection with actions permitted under the Merger Agreement, make any material loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business or between any of Acies, First Merger Sub and Second Merger Sub;

•
incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness, other than (x) fees and expenses for professional services incurred in support of the Transactions, (y) any indebtedness incurred in the ordinary course of business or (z) incurred between any of Acies, First Merger Sub and Second Merger Sub;

•
other than actions taken in furtherance of the adoption and/or implementation of the Incentive Plan and/or the ESPP, enter into any compensatory arrangement, collective bargaining agreement or retirement, deferred compensation, or equity plan or arrangement or hire any employees or engage any independent contractors;

•
change Acies’ methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the Exchange Act or in connection with the Transactions, as agreed to by its independent public accountants;

•
settle, or offer or propose to settle, (A) any material litigation, investigation, arbitration, proceeding or other claim involving or against Acies or any subsidiaries, (B) any stockholder litigation or dispute against Acies or any of its officers or directors or (C) any litigation, arbitration, proceeding or dispute that relates to the Transactions;

•
enter into, renew or amend in any material respect, any Acies Affiliate Agreement (as defined in the Merger Agreement) (or any certain contract, that if existing on the date hereof, would have constituted an Acies Affiliate Agreement);

•
make, revoke or change any material tax election except in a manner that will not have any adverse and material impact on Acies, adopt or change any material tax accounting method or period, file any amendment to a material tax return, enter into any agreement with a governmental authority with respect to a material amount of taxes or settle or compromise any examination, audit, claim or other action with a governmental authority of or relating to any material taxes, enter into any material tax sharing or similar arrangement outside the ordinary course of business, or consent to the extension of the statute of limitations applicable to any material tax claim or assessment;

•
take any action, or knowingly fail to take any action, which action or failure to act could reasonably be expected to prevent or impede the Mergers from qualifying for the intended tax treatment; or

•
agree, resolve or commit to do any of the foregoing.

Notwithstanding the foregoing, nothing in the foregoing shall be interpreted to prohibit: (i) Acies taking any action reasonably necessary to implement the Domestication, (ii) Acies or its representatives from taking any action reasonably necessary to consummate the PIPE Investment; or (iii) either Acies or its subsidiaries from complying with its respective governing documents and with all other agreements or Contracts to which Acies or its subsidiaries may be a party as of the date of the Merger Agreement.
Covenants of Acies
Pursuant to the Merger Agreement, and in addition to the interim items listed above, Acies has agreed, among other things, to:
•
Acies shall, and shall cause its affiliates to, use its commercially reasonable efforts to comply with its obligations, and enforce its rights, under the Subscription Agreements. Acies shall give PLAYSTUDIOS prompt notice of any breach by any party to the Subscription Agreements of which Acies has become aware or any termination (or alleged or purported termination) of the Subscription Agreements. Acies shall keep PLAYSTUDIOS informed on a reasonably current basis in reasonable detail of the status of its efforts to obtain the proceeds of the PIPE Investment and, unless otherwise approved in writing by PLAYSTUDIOS (which approval shall not be unreasonably withheld, conditioned or delayed), shall not permit any termination, amendment or modification to, or any waiver of any material provision or remedy under, the Subscription Agreements entered into at or prior to the date hereof.

•
Acies shall use commercially reasonable efforts to, in compliance with applicable law, (i) establish the record date for, duly call, give notice of, convene and hold the Extraordinary General Meeting in accordance with the Cayman Islands Companies Act, (ii) cause this proxy statement/prospectus to be disseminated to Acies’ shareholders after the registration statement becomes effective and (iii) solicit proxies from the holders of Acies Class A ordinary shares to vote in favor of each of the proposals contemplated therein. Acies shall include the unqualified recommendation of the Acies Board of Directors in the Proxy Statement. The Acies Board of Directors shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the recommendation of the Acies Board of Directors.

•
Once the Extraordinary General Meeting has been called and noticed, Acies will not postpone or adjourn the Extraordinary General Meeting without the consent of PLAYSTUDIOS, once the Extraordinary General Meeting has been called and noticed other than:

•
to solicit additional proxies for the purpose of obtaining the Acies Shareholder Approval, in which event Acies may postpone or adjourn the meeting for up to ten (10) Business Days;

•
for the absence of a quorum, in which event Acies may postpone or adjourn the meeting up to two (2) times for up to ten (10) Business Days each time; or

•
postpone or adjourn the meeting one (1) time, to allow reasonable additional time for the filing and distribution of any supplemental or amended disclosure that Acies has determined in good faith, after consultation with its outside legal advisors, is necessary under applicable law, and for such supplemental or amended disclosure to be disseminated to and reviewed by the holders prior to the Extraordinary General Meeting.

During the Interim Period, Acies shall use reasonable best efforts:
•
to ensure Acies remains listed as a public company on, and for the Acies Class A ordinary shares to be listed on, Nasdaq;

•
to cause New PLAYSTUDIOS Class A common stock to be issued in connection with the transactions contemplated under the Merger Agreement (including the Earnout Shares) to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Closing Date;

•
to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws; and

•
to take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the JOBS Act and to qualify, at the Effective Time, as a “controlled” company under the rules of Nasdaq.

Covenants of PLAYSTUDIOS
Pursuant to the Merger Agreement, PLAYSTUDIOS has agreed, among other things, to:
•
PLAYSTUDIOS shall use commercially reasonable efforts to obtain from PLAYSTUDIOS’ stockholders holding at least the number of shares of PLAYSTUDIOS capital stock required to constitute the necessary approval of the PLAYSTUDIOS stockholders (“PLAYSTUDIOS Stockholder Approval”) duly executed and delivered Support Agreements within twenty-four (24) hours after the date of the Merger Agreement.

•
As promptly as reasonably practicable after the registration statement becomes effective, PLAYSTUDIOS shall:

•
recommend approval and adoption of the Merger Agreement and the Transactions contemplated therein consistent with the recommendation of the board of directors of PLAYSTUDIOS;

•
(A) use commercially reasonable efforts to solicit approval of the Merger Agreement and the transactions contemplated therein in the form of an irrevocable written consent (the “Written Consent”) of each of the requisite PLAYSTUDIOS stockholders (pursuant to the Support Agreement) and any other PLAYSTUDIOS stockholders as PLAYSTUDIOS may determine in its reasonable discretion or (B) in the event PLAYSTUDIOS is not able to obtain the Written Consent, the PLAYSTUDIOS shall duly convene a meeting of the stockholders of PLAYSTUDIOS for the purpose of voting solely upon the adoption of the transactions and transaction agreements contemplated under the Merger Agreement.

•
If the PLAYSTUDIOS Stockholder Approval is obtained, then as promptly as reasonably practicable following the receipt of the required written consents, PLAYSTUDIOS will prepare and deliver (or cause to be delivered through the exchange agent or otherwise) to its stockholders who have not consented the notice required by Sections 228(e) and 262 of the DGCL.

•
From and after the date of the Merger Agreement until the Effective Time, except as otherwise contemplated by the Merger Agreement, including the Domestication, PLAYSTUDIOS shall not engage in any transactions involving the securities of Acies without the prior consent of Acies if PLAYSTUDIOS possesses material nonpublic information of Acies.

•
PLAYSTUDIOS (on behalf of itself and its affiliates) irrevocably waives any right, title, interest or past, present or future claim of any kind against, and any right to access, the Trust Account, any trustee of the Trust Account and Acies to collect from the Trust Account any monies that may be owed to them by Acies or any of its affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever, as contemplated under the Merger Agreement.

Joint Covenants of Acies and PLAYSTUDIOS
In addition, each of Acies and PLAYSTUDIOS has agreed, among other things, to take certain actions set forth below.
•
Each of Acies and PLAYSTUDIOS will use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective as practicable the Merger Agreement and the transactions contemplated therein including to:

•
Comply with closing conditions, as discussed below;

•
Obtain consent of certain governmental authorities and the expiration or termination of all applicable waiting periods under applicable antitrust laws;

•
Obtain approval for listing New PLAYSTUDIOS Class A common stock on Nasdaq;

•
Make or cause to be made (and not withdraw) an appropriate filing pursuant to the HSR Act with respect to the Merger Agreement and the transactions contemplated by the Merger Agreement as promptly as practicable, but in no event later than ten (10) business days after the date of the Merger Agreement. The parties shall request early termination of the waiting period in any filings submitted under the HSR Act and shall use commercially reasonable efforts to supply as promptly as practicable to the appropriate governmental authorities additional information and documentary material that may be requested pursuant to the HSR Act or any other antitrust law.

•
Each party shall cooperate in connection with (i) any investigation of the transactions contemplated hereby or litigation by, or negotiations with, any certain governmental authority or other Person relating to the transactions contemplated hereby or regulatory filings under applicable law and (ii) obtaining approval for listing the New PLAYSTUDIOS Class A common stock issued pursuant to the Merger Agreement on Nasdaq;

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Each party will, to the extent permitted by applicable law: (i) promptly notify the other parties of, and if in writing, furnish the other parties with copies of (or, in the case of oral communications, advise the other parties of) any material substantive communications from or with any governmental authority or Nasdaq concerning the transactions contemplated by the Merger Agreement, (ii) cooperate in connection with any proposed substantive written or oral communication with any governmental authority or Nasdaq and permit the other parties to review and discuss in advance, and consider in good faith the view of the other parties in connection with, any proposed substantive written or oral communication with any governmental authority or Nasdaq concerning the transactions contemplated by the Merger Agreement, (iii) not participate in any substantive meeting or have any substantive communication with any governmental authority or Nasdaq concerning the transactions contemplated by the Merger Agreement unless it has given the other parties a reasonable opportunity to consult with it in advance and, to the extent permitted by such governmental authority or Nasdaq, gives the other parties or their outside counsel the opportunity to attend and participate therein, (iv) furnish such other parties’ outside legal counsel with copies of all filings and communications between it and any such governmental authority or Nasdaq concerning the transactions contemplated by the Merger Agreement and (v) furnish such other parties’ outside legal counsel with such necessary information and reasonable assistance as such other parties’ outside legal counsel may reasonably request in connection with its preparation of necessary submissions of information to any such governmental authority or Nasdaq concerning the transactions contemplated by the Merger Agreement;

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As promptly as practicable following the date of the Merger Agreement, PLAYSTUDIOS and Acies shall jointly prepare, and Acies shall file, a registration statement on Form S-4 in connection with the registration under the Securities Act of the New PLAYSTUDIOS common stock to be issued under the Merger Agreement (including the Earnout Shares), which will also contain a proxy statement/prospectus for the purpose of soliciting proxies from Acies shareholders to approve the proposals set forth below at the Extraordinary General Meeting:

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approval of the Merger Agreement and the transactions contemplated therein;

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approval of the Domestication;

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approval of the Proposed Certificate of Incorporation and Proposed Bylaws;

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approval of the issuance of New PLAYSTUDIOS common stock in connection with the Merger Agreement and the transactions contemplated therein (including pursuant to the consummation of the Subscription Agreements, the New PLAYSTUDIOS Class B common stock and the Earnout Shares), in each case to the extent required by the Nasdaq listing rules;

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the adoption of the Incentive Plan;

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the adoption of the ESPP;

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appointment by the audit committee of Marcum LLP as the independent registered public accountants of Acies to audit and report upon Acies consolidated financial statements for the fiscal year ending December 31, 2021; and

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approval of any other proposals reasonably necessary or appropriate to consummate the Merger Agreement and the transactions contemplated therein.

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Each of Acies and PLAYSTUDIOS shall use commercially reasonable efforts to cooperate, and cause their respective subsidiaries, as applicable, to reasonably cooperate, with each other and their respective representatives in the preparation of this proxy statement/prospectus, to cause this proxy statement/prospectus to comply with the rules and regulations promulgated by the SEC, to have the registration statement declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the registration statement effective as long as is necessary to consummate the Transactions.

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Each of Acies and PLAYSTUDIOS shall use commercially reasonable efforts to promptly furnish to the other party all information concerning itself, its subsidiaries, officers, directors, managers, members and stockholders, as applicable, and such other matters, in each case, as may be reasonably necessary in connection with and for inclusion in this proxy statement/prospectus or any other statement, filing, notice or application made by or on behalf of Acies or PLAYSTUDIOS or their respective subsidiaries, as applicable, to the SEC or Nasdaq in connection with the Transactions (including any amendment or supplement to this proxy statement/prospectus).

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PLAYSTUDIOS shall use commercially reasonable efforts to promptly furnish to Acies for inclusion in this proxy statement/prospectus: (i) audited consolidated financial statements of PLAYSTUDIOS and its subsidiaries as of and for the years ended December 31, 2018 and 2019 and, for inclusion in any filing of this proxy statement/prospectus made after February 16, 2021, the year ended December 31, 2020, prepared in accordance with, and comply with in all material respects, GAAP, Regulation S-X and other applicable accounting requirements and with the rules and regulation of the SEC, the Exchange Act and the Securities Act applicable to a registrant and audited by the Company’s independent auditor in accordance with PCAOB auditing standards; (ii) other financial statements, reports and information with respect to PLAYSTUDIOS and its Subsidiaries that may be required to be included in this proxy statement/prospectus under the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant and (iii) auditor’s reports and consents to use such financial statements and reports in the registration statement.

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Acies shall use commercially reasonable efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated under the Merger Agreement, and the PLAYSTUDIOS shall promptly furnish all information concerning PLAYSTUDIOS and its subsidiaries and any of their respective members or stockholders as may be reasonably requested in connection with any such action.

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Subject to applicable law and restrictions in the Merger Agreement, each of PLAYSTUDIOS and Acies shall afford to the other and its respective representatives reasonable access during normal business hours and with reasonable advance notice during the period from the date of the Merger Agreement until the earlier of the Closing and the date, if any, on which the Merger Agreement is terminated to all of its and its subsidiaries’ properties, books, contracts, commitments, personnel and records and, during such period, and shall furnish promptly to the other, consistent with its legal obligations, all information concerning itself and its subsidiaries’ business, properties and personnel as the other or any of its representatives may reasonably request for the purposes of the Merger Agreement or post-Closing integration planning. Each of the parties shall hold, and shall cause its representatives to hold, all information received from the other party, directly or indirectly, related to the foregoing in confidence in accordance with and otherwise subject to the Confidentiality Agreement, (the “Confidentiality Agreement”), dated October 27, 2020 between Acies and PLAYSTUDIOS.

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Acies acknowledges that the information being provided to it in connection with the Merger Agreement and the consummation of Transactions is subject to the terms of the Confidentiality Agreement;

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None of Acies, PLAYSTUDIOS or any of their respective affiliates shall make any public announcement or issue any public communication regarding the Merger Agreement or Transactions, or any matter related to the foregoing, without first obtaining the prior consent of PLAYSTUDIOS or Acies, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except as described in the Merger Agreement;

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Acies and PLAYSTUDIOS shall cooperate in good faith with respect to the preparation of a Form 8-K announcing the Closing, together with, or incorporating by reference, the required pro forma financial statements and the historical financial statements prepared by PLAYSTUDIOS and its accountants and the other information required to be included therein. Concurrently with the Closing, or as soon as practicable (but in any event within four (4) Business Days) thereafter, New PLAYSTUDIOS shall file the Closing 8-K with the SEC.

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Acies and PLAYSTUDIOS shall each, and each shall cause its subsidiaries to use reasonable best efforts to obtain any material consents and approvals of third parties that any of Acies, PLAYSTUDIOS or their respective affiliates are required to obtain in order to consummate the Transactions, and

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From and after the Effective Time, New PLAYSTUDIOS and the Surviving Entity shall indemnify and hold harmless each present and former director or officer of PLAYSTUDIOS and its subsidiaries (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of PLAYSTUDIOS being acquired under the Merger Agreement), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any actual or threatened action or other action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time or relating to the enforcement by any such Person of his or her rights under, pursuant to the terms described in the Merger Agreement.

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Prior to the Effective Time, PLAYSTUDIOS shall or, if PLAYSTUDIOS is unable to, New PLAYSTUDIOS shall cause the Surviving Entity as of the Second Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of PLAYSTUDIOS’ existing directors’ and officers’ insurance policies and PLAYSTUDIOS’ existing fiduciary liability insurance policies (collectively, the “PLAYSTUDIOS D&O Insurance”), pursuant to the terms described in the Merger Agreement.

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Prior to the Closing, Acies and PLAYSTUDIOS shall reasonably cooperate in order to obtain directors’ and officers’ liability insurance for New PLAYSTUDIOS that shall be effective as of Closing and will cover those Persons who will be the directors and officers of New PLAYSTUDIOS and its subsidiaries at and after the Closing on terms not less favorable than the better of (A) the terms of the current directors’ and officers’ liability insurance in place for PLAYSTUDIOS’ directors and officers, pursuant to the terms described in the Merger Agreement.

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Acies shall pay all transfer, documentary, sales, use, stamp, registration, value added or other similar taxes incurred by Acies Parties or the PLAYSTUDIOS and its subsidiaries in connection with the transactions contemplated by the Merger Agreement. Acies shall, at its own expense, file all necessary Tax Returns (as defined in the Merger Agreement) with respect to all such taxes, and, if required by applicable law, PLAYSTUDIOS will join (or cause its affiliates to join) in the execution of any such Tax Returns.

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Each of Acies and PLAYSTUDIOS shall (and shall cause its respective subsidiaries and affiliates to) use its reasonable best efforts (i) to cause the Mergers, taken together as an integrated transaction, to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, with respect to which each of Acies and PLAYSTUDIOS will be a “party to the reorganization” within the meaning of Section 368(b) of the Internal Revenue Code and (ii) not to take or cause to be taken any action reasonably likely to cause, or fail to take or agree not to take any action if the failure to take such action could reasonably be expected to prevent the Mergers, taken together, from qualifying as a “reorganization” under Section 368(a) of the Internal Revenue Code.

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The Incentive Plan will comply with the terms as set forth in the Merger Agreement unless otherwise agreed in writing by PLAYSTUDIOS and Acies.

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The ESPP will comply with the terms as set forth in the Merger Agreement unless otherwise agreed in writing by PLAYSTUDIOS and Acies.

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Acies shall notify PLAYSTUDIOS promptly in connection with any filing of, or to the knowledge of Acies, threat to file in writing, an Action related to the Merger Agreement or the transactions contemplated therein by any of its shareholders or holders of any Acies warrants against Acies or against any of their respective directors or officers prior to the Closing (any such action, a “Shareholder Action”). Acies shall keep PLAYSTUDIOS reasonably apprised of the defense, settlement, prosecution or other developments with respect to any such Shareholder Action.

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During the Interim Period, each of PLAYSTUDIOS and Acies shall promptly notify the other of:

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any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by the Merger Agreement;

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any notice or other communication from any governmental authority in connection with the transactions; and

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any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting any member of PLAYSTUDIOS and its subsidiaries or Acies, as the case may be, that, if pending on the date of the Merger Agreement, would have been required to have been disclosed pursuant to the Merger Agreement or that relate to the consummation of the transactions contemplated therein.

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During the Interim Period, none of the Acies Parties, on the one hand, or PLAYSTUDIOS and its subsidiaries, on the other hand, will, nor will they authorize or permit their respective representatives to, directly or indirectly:

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take any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, provide information to or commence due diligence with respect to, any Person concerning, relating to or which is intended or would reasonably be expected to lead to, an acquisition proposal;

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in the case of Acies, fail to include those specific recommendations from the Acies Board of Directors (or remove from) this proxy statement/prospectus; or

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withhold, withdraw, qualify, amend or modify (or publicly propose or announce any intention or desire to withhold, withdraw, qualify, amend or modify), in a manner adverse to the other party, in case of PLAYSTUDIOS, the specific recommendations from the board of directors of PLAYSTUDIOS, and in the case of Acies, the specific recommendations from the Acies Board of Directors.

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Each of PLAYSTUDIOS and the Acies Parties, shall promptly, and in any event within one (1) Business Day of the date of the Merger Agreement:

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terminate access of any third Person (other than PLAYSTUDIOS or the Acies Parties and/or any of their respective affiliates or representatives) to any data room (virtual or actual) containing any confidential information with respect to PLAYSTUDIOS or Acies;

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immediately cease and cause to be terminated, and shall cause their and their respective subsidiaries’ representatives to immediately cease and cause to be terminated, all existing activities, discussions, negotiations and communications, if any, with any Persons with respect to, or which is reasonably likely to give rise to or result in, any acquisition proposal; and

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shall promptly request the return or destruction of any confidential information provided to any Person in connection with a prospective acquisition proposal (subject in each case to the terms of any applicable confidentiality agreement) and, in connection therewith, shall, if the applicable confidentiality or non-disclosure agreement so allows, request that all such Persons provide prompt written certification of the return or destruction of all such information.

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Each party shall, on the request of any other party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by the Merger Agreement and the Transactions.

Closing Conditions
The consummation of the Mergers is conditioned upon the satisfaction or waiver by the applicable parties to the Merger Agreement of the conditions set forth below. Therefore, unless these conditions are waived by the applicable parties to the Merger Agreement, the Mergers may not be consummated. There can be no assurance that the parties to the Merger Agreement would waive any such provisions of the Merger Agreement.
The obligations of each party to the Merger Agreement to consummate, or cause to be consummated, the Mergers are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:
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the approval of the Condition Precedent Proposals by Acies’ shareholders shall have been obtained (the “Acies Shareholder Approval”);

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PLAYSTUDIOS Stockholder Approval shall have been obtained;

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The applicable waiting period(s) under the HSR Act in respect of the Transactions shall have expired or been terminated.

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There shall not have been enacted or promulgated any Governmental Order (as defined in the Merger Agreement), statute, rule or regulation enjoining or prohibiting the consummation of the Transactions

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The Offer shall have been completed in accordance with the terms of the Merger Agreement, the Existing Articles and the Proxy Statement.

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Acies shall not have redeemed Acies Class A ordinary shares in the Offer in an amount that would cause Acies to have less than $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).

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This registration statement shall have become effective in accordance with the Securities Act, no stop order shall have been issued by the SEC with respect to the registration statement and no Action seeking such stop order shall have been threatened or initiated by the SEC and not withdrawn.

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The shares of New PLAYSTUDIOS Class A Common Stock to be issued in connection with the Transactions (including the Earnout Shares) shall have been approved for listing on Nasdaq, subject only to official notice of issuance thereof.

Additional Conditions to the Obligations of Acies
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Certain of the representations and warranties of PLAYSTUDIOS related to its authorized shares (as described in the Merger Agreement) and pertaining to the capitalization of PLAYSTUDIOS will be true and correct in all material respects of the date of the Merger Agreement and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).
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The representation and warranties of PLAYSTUDIOS of the absence of changes shall be true and correct in all respect as of the date of the Merger Agreement and as of the Closing Date.

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Each of the other representations and warranties of PLAYSTUDIOS in the Merger Agreement shall be true and correct as of the date of the Merger Agreement and as of the Closing date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a PLAYSTUDIOS Material Adverse Effect.

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PLAYSTUDIOS shall have complied with and performed in all material respects the covenants stated in the Merger Agreement.

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PLAYSTUDIOS delivered to Acies a certificate signed by an officer of PLAYSTUDIOS.

Additional Conditions to the Obligations of PLAYSTUDIOS
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Certain of the representations and warranties of the Acies Parties related to its subsidiaries, due authorization, capitalization, tax treatment and brokers’ fees (as described in the Merger Agreement) will be true and correct (without giving any effect to any limitation as to “materiality” or “Acies Material Adverse Effect,” as defined in the Merger Agreement) or any similar limitation set forth therein) in all material respects as of the date of the Merger Agreement and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

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The representation and warranties of the Acies Parties of the absence of changes shall be true and correct in all respect as of the date of the Merger Agreement and as of the Closing Date.

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Each of the other representations and warranties of PLAYSTUDIOS in the Merger Agreement shall be true and correct as of the date of the Merger Agreement and as of the Closing date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a PLAYSTUDIOS Material Adverse Effect.

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The Acies Parties shall have complied with and performed in all material respects the covenants stated in the Merger Agreement.

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The Acies Parties delivered to PLAYSTUDIOS a certificate signed by an officer of Acies.

Minimum Cash Condition
The Merger Agreement provides that the obligations of PLAYSTUDIOS to consummate the Mergers are conditioned on, among other things, that as of the Closing, the amount of cash available in the Trust Account, after deducting the amount required to satisfy Acies’ obligations to its shareholders (if any) that exercise their rights to redeem their public shares pursuant to the Cayman Constitutional Documents (but prior to the payment of any (i) deferred underwriting commissions being held in the Trust Account and (ii) transaction expenses of PLAYSTUDIOS or Acies) (such amount, the “Trust Amount”) plus the PIPE Investment Amount actually received by Acies at or prior to the Closing Date, is at least equal to $200.0 million (the “Minimum Cash Condition”).
Termination; Effectiveness
The Merger Agreement may be terminated at any time prior to the Closing (i) by mutual written agreement of Acies and PLAYSTUDIOS, (ii) by PLAYSTUDIOS or Acies, if (a) Closing has not occurred on or before August 15, 2021, subject to requirements set forth in the Merger Agreement, (b) any

Governmental Order shall have issued making consummation of the Mergers illegal or otherwise preventing or prohibiting consummation of the Mergers or (c) Acies Shareholder Approval is not obtained at the Extraordinary General Meeting, (iii) by Acies, if (a) the PLAYSTUDIOS Holders Support Agreements are not delivered to Acies within twenty-four (24) hours after the date of the Merger Agreement, (b) any breach of any representation, warranty, covenant or agreement on the part of PLAYSTUDIOS set forth in the Merger Agreement, subject to the conditions and certain exceptions contained therein, or (c) PLAYSTUDIOS stockholder approval of the Mergers is not obtained within forty-eight (48) hours of the time the registration statement becomes effective) or (iii) by PLAYSTUDIOS, upon any breach of any representation, warranty, covenant or agreement on the part of Acies set forth in the Merger Agreement, subject to the conditions and certain exceptions contained therein.
In the event of the termination of the Merger Agreement, the Merger Agreement shall forthwith become void and have no effect, without any liability on the part of any party thereto or its respective affiliates, officers, directors, employees or stockholders, other than liability of any party thereto for any willful breach of the Merger Agreement by such party occurring prior to such termination that resulted in the termination of the Merger Agreement subject to the terms in the Merger Agreement. Certain provisions of the Merger Agreement, which are required to survive in order to give appropriate effect to other provisions, and the Confidentiality Agreement shall in each case survive any termination of the Merger Agreement. A failure by Acies to close in accordance with the Merger Agreement when it is obligated to do so shall be deemed to be a willful breach of the Merger Agreement.
Waiver; Amendments
Any provision of the Merger Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of any amendment, by each party of the Merger Agreement or, in the case of a waiver, but each party against whom the waiver is to be effective; provided that after the PLAYSTUDIOS stockholder’s approval has been obtained, there shall be no amendment or waiver that would require the further approval of the PLAYSTUDIOS stockholders under the DGCL without such approval having first been obtained.
No failure or delay by any party of the Merger Agreement in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.
Fees and Expenses
If the Closing does not occur, each party to the Merger Agreement will be responsible for and pay its own expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby, including all fees of its legal counsel, financial advisers and accountants, subject to certain exceptions as described in the Merger Agreement. If the Closing occurs, New PLAYSTUDIOS will pay or cause to be paid all accrued and unpaid transaction expenses of PLAYSTUDIOS, and pay or cause to be paid all accrued transaction expenses of Acies or its affiliates (including the Sponsor). Acies and PLAYSTUDIOS will exchange written statements listing all accrued and unpaid transaction expenses not less than three business days prior to the Closing Date.
Related Agreements
This section describes certain additional agreements entered into or to be entered into pursuant to the Merger Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The full text of the Related Agreements, or forms thereof, are filed as annexes to this proxy statement/prospectus or as exhibits to the registration statement of which this proxy statement/prospectus forms a part, and the following descriptions are qualified in their entirety by the full text of such annexes and exhibits. Shareholders and other interested parties are urged to read such Related Agreements in their entirety prior to voting on the proposals presented at the Extraordinary General Meeting.
Sponsor Support Agreement
In connection with the execution of the Merger Agreement, Acies entered into the Sponsor Support Agreement with the Sponsor, and PLAYSTUDIOS, a copy of which is attached to this proxy statement/

prospectus as Annex B. Pursuant to the Sponsor Support Agreement, Acies and the Sponsor agreed, among other things, (i) to vote in favor of the Merger Agreement and the transactions contemplated thereby, (ii) that 900,000 Acies Class B ordinary shares held by the Sponsor shall become unvested and subject to forfeiture if certain earnout conditions are not satisfied, (iii) to forfeit, for no consideration, 850,000 Acies Class B ordinary shares held by the Sponsor and 715,000 Acies private placement warrants, (iv) to forfeit additional Acies Class B ordinary shares conditioned on certain redemptions of Acies Class A ordinary shares and (v) not to transfer any Sponsor Lock-Up Securities until the date that is 12 months after the Closing, except that beginning on the date that is 180 days after the Closing, an amount of Sponsor Lock-Up Securities equal to the lesser of (A) 5% of the Sponsor Lock-Up Securities held by each holder of Sponsor Lock-Up Securities and (B) 50,000 Sponsor Lock-Up Securities held by each holder of Sponsor Lock-Up Securities, will no longer be subject to the transfer restrictions (the “Lock-Up Period”), subject to the terms and conditions contemplated by the Sponsor Support Agreement.
The Sponsor Support Agreement will terminate in its entirety, and be of no further force or effect, upon the earliest to occur of (i) the Effective Time (as defined in the Sponsor Support Agreement), (ii) the termination of the Merger Agreement in accordance with its terms, or (iii) the mutual written agreement of PLAYSTUDIOS and the Sponsor, provided the following provisions in certain sections of the Sponsor Support Agreement shall survive termination: (i) the provisions set forth in Section 6(b) related to the provision of tax-related information if the agreement is terminated prior to the Effective Time (as defined in the Sponsor Support Agreement), (ii) the provisions set forth in Sections 8 through 20 and Section 22, (iii) the provisions set forth in Section 4(f) until the latest to occur of (A) the termination of that certain Letter Agreement, dated as of October 22, 2020, by and among the Sponsor and Acies, and (B) the end of the Lock-Up Period and (iv) the provisions set forth in Section 5 until the later to occur of (A) the achievement of the $15.00 Share Price Milestone (as defined in the Sponsor Support Agreement) or (B) the Earnout Expiration Date (as defined in the Sponsor Support Agreement) upon which, in the case of clause (B), any Unvested Shares (as defined in the Sponsor Support Agreement) will be forfeited for no consideration. The Sponsor Support Agreement provides that there is no relief from any liability resulting from a Willful Breach (as defined in the Merger Agreement).
PLAYSTUDIOS Holders Support Agreement
On February 2, 2021, Acies also entered into the PLAYSTUDIOS Holders Support Agreement. The Key Stockholders include Mr. Pascal and the Founder Group, PLAYSTUDIOS’ Executive Vice President and Co-Founder, Paul Mathews, and his affiliated entities, MGM Resorts International, and other investors and employees of PLAYSTUDIOS, which held approximately 20.3%, 6.7%, 15.7%, and 16.4%, respectively, or 59.1% in the aggregate, of PLAYSTUDIOS’ outstanding capital stock as of December 31, 2020. Under the PLAYSTUDIOS Holders Support Agreements, the Key Stockholders agreed, within forty-eight (48) hours following the SEC declaring effective this registration statement, to execute and deliver a written consent with respect to the outstanding shares of PLAYSTUDIOS common stock and PLAYSTUDIOS preferred stock held by the Key Stockholders adopting the Merger Agreement and related transactions and approving the Business Combination. The shares of PLAYSTUDIOS common stock and PLAYSTUDIOS preferred stock that are owned by the Key Stockholders and subject to the PLAYSTUDIOS Holders Support Agreements represent (i) a majority of the outstanding voting power of PLAYSTUDIOS preferred stock, voting as a separate class and (ii) a majority of the outstanding voting power of PLAYSTUDIOS common stock and PLAYSTUDIOS preferred stock (on an as converted basis), voting together as a single class, which are the only votes of PLAYSTUDIOS stockholders required to approve and adopt the Merger Agreement and the other transactions contemplated thereby, including the Business Combination.
Pursuant to the PLAYSTUDIOS Holders Support Agreements, PLAYSTUDIOS stockholders also agreed to, among other things, (i) to execute and deliver, or cause to be executed and delivered, all further documents and instruments as Acies may reasonably request to consummate and make effective the transactions contemplated by the PLAYSTUDIOS Holders Support Agreements, and (ii) be bound by and comply with Sections 8.04 (Confidentiality; Publicity) and 8.12 (Exclusivity) of the Merger Agreement (and any relevant definitions contained in any such Sections), subject to the terms of the PLAYSTUDIOS Holders Support Agreements.
The PLAYSTUDIOS Holders Support Agreements will terminate, and be of no further force or effect, upon the earliest to occur of (i) the Effective Time (as defined in the PLAYSTUDIOS Holders Support

Agreements), (ii) the date on which the Merger Agreement is terminated in accordance with its terms prior to the Effective Time, (iii) the mutual written consent of Acies, PLAYSTUDIOS and the Key Stockholders, and (iv) the time of any modification, amendment or waiver of the Merger Agreement without the Key Stockholders’ prior written consent, subject to the terms of the PLAYSTUDIOS Holders Support Agreements.
Registration Rights Agreement
At the Closing, New PLAYSTUDIOS, Sponsor, certain former stockholders of PlayStudios, Inc. (the “PLAYSTUDIOS Holders”) and certain other holders will enter into a Registration Rights Agreement (the “Registration Rights Agreement”), a form of which is attached to this proxy statement/prospectus as Annex E, pursuant to which New PLAYSTUDIOS will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of New PLAYSTUDIOS common stock and other equity securities of New PLAYSTUDIOS that are held by the parties thereto from time to time. The Registration Rights Agreement amends and restates the registration rights agreement that was entered into by Acies, Sponsor and the other parties thereto in connection with Acies’ initial public offering. The Registration Rights Agreement will terminate upon the earlier of (a) the third anniversary of the date of the Registration Rights Agreement or (b) with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities.
Lock-Up
Pursuant to the Proposed Bylaws, after the consummation of the Business Combination, without the prior written consent of the New PLAYSTUDIOS Board of Directors and subject to certain exceptions, the holders of: (i) shares of New PLAYSTUDIOS common stock issued as consideration pursuant to the Mergers, (ii) any PLAYSTUDIOS Options or (iii) shares of New PLAYSTUDIOS common stock underlying the PLAYSTUDIOS Options, in each case, are restricted from selling or transferring any of the securities described in clauses (i), (ii) or (iii) (collectively, the “PLAYSTUDIOS Lock-Up Securities”). Such restrictions begin at Closing and end on the date that is 12 months after the Closing, except that beginning on the date that is 180 days after the Closing, an amount of PLAYSTUDIOS Lock-Up Securities equal to the lesser of (A) 5% of the PLAYSTUDIOS Lock-Up Securities held by each holder of PLAYSTUDIOS Lock-Up Securities and (B) 50,000 PLAYSTUDIOS Lock-Up Securities held by each holder of PLAYSTUDIOS Lock-Up Securities, will no longer be subject to these transfer restrictions. See “Description of New PLAYSTUDIOS Securities—Common Stock—Lock-up Restrictions.”
The Sponsor has agreed to substantially similar restrictions with respect to the Acies Class B ordinary shares and Acies private placement warrants (as well as the shares of New PLAYSTUDIOS Class A common stock and New PLAYSTUDIOS warrants, respectively, that such securities are convertible into) held by it pursuant to the Sponsor Support Agreement. Following the expiration of these lock-ups, the Sponsor and the PLAYSTUDIOS stockholders will not be restricted from selling the shares of New PLAYSTUDIOS common stock held by them, other than by applicable securities laws. These lock-up restrictions do not apply to any shares of New PLAYSTUDIOS Class A common stock purchased by the PIPE Investors pursuant to the PIPE Subscription Agreements, and the PIPE Investors will not be restricted from selling such shares, other than pursuant to applicable securities laws.
PIPE Subscription Agreements
In connection with the execution of the Merger Agreement, Acies entered into Subscription Agreements with the PIPE Investors, a form of which is attached to this proxy statement/prospectus as Annex D, pursuant to which the PIPE Investors agreed to purchase, in the aggregate, 25,000,000 shares of New PLAYSTUDIOS Class A common stock at $10.00 per share for an aggregate commitment amount of $250,000,000 (the “Subscribed Shares”). The obligation of the parties to consummate the purchase and sale of the shares covered by the Subscription Agreements is conditioned upon (i) there not being a suspension of the qualification of the Subscribed Shares for offering or sale or trading in any jurisdiction, or initiation or threatening of any proceedings for any of such purposes, (ii) the satisfaction or waiver of all conditions precedent to the closing set forth in Article 9 of the Merger Agreement (other than those conditions which, by their nature, are to be satisfied at the Closing), (iii) there not being in force any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated thereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated thereby and no such governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such restraint or prohibition, and (iv) the Subscribed Shares shall be qualified for listing on Nasdaq. In addition, the obligations of the PIPE Investors to consummate the Closing are subject to additional conditions including but not limited to the condition that except to the extent consented in writing by the PIPE Investors, no amendment, modification or waiver of the Merger Agreement shall have occurred that materially and adversely affects the economics of the Subscribed Shares that the PIPE Investors are acquiring pursuant to the Subscription Agreements. The closings under the Subscription Agreements will occur substantially concurrently with the Closing.
The Subscription Agreements provide that Acies is required to file with the SEC, within 30 days after the consummation of the transactions contemplated by the Merger Agreement, a shelf registration statement covering the resale of the shares of New PLAYSTUDIOS common stock to be issued to any such third-party investor and to use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) sixty (60) calendar days after the filing date thereof (or, in the event the SEC notifies Acies that it will “review” the registration statement, the ninetieth (90th) calendar day following the filing date thereof) and (ii) ten (10) business days after the date Acies is notified in writing by the SEC that the registration statement will not be “reviewed” or will not be subject to further review. New PLAYSTUDIOS must use reasonable best efforts to keep the registration statement effective until the earliest of: (i) the date on which all of the shares covered by the registration statement have been sold, (ii) with respect to shares held by a particular subscriber, the date all shares held by such subscriber may be sold without restriction under Rule 144, and (iii) three years from the date of effectiveness of the registration statement.
Additionally, pursuant to the Subscription Agreements, the PIPE Investors agreed to waive any claims that they may have at the Closing (as defined in the Subscription Agreements) or in the future as a result of, or arising out of, the Subscription Agreements with respect to the Trust Account. The Subscription Agreements will terminate, and be of no further force and effect, upon the earlier to occur of (i) such date and time as the Merger Agreement is terminated in accordance with its terms, (ii) the mutual written agreement of Acies and the applicable PIPE Investor, (iii) if the conditions set forth therein are not satisfied or are not capable of being satisfied prior to the Closing and, as a result thereof, the transactions contemplated therein will not be or are not consummated at the Closing, and (iv) August 16, 2021 if the Closing has not occurred by such date.
Background to the Business Combination
Acies is a blank check company incorporated on August 14, 2020 as a Cayman Islands exempted company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Business Combination was the result of an extensive search for a potential transaction using the network, investing and operating experience of our management team, including our board of directors. The terms of the Merger Agreement were the result of extensive negotiations between Acies and PLAYSTUDIOS (and their respective affiliates). The following is a brief description of the background of these negotiations, the Business Combination and related transactions.
On October 27, 2020, Acies completed its initial public offering of 20,000,000 units, including up to an additional 3,000,000 units subject to the underwriters’ over-allotment option, at a price of $10.00 per unit, generating gross proceeds of $200,000,000 before transaction costs (including deferred underwriting expenses to be paid upon the completion of Acies’ initial business combination). Each Acies unit consisted of one Acies Class A ordinary share and one-third of one public warrant. Each public warrant entitles the holder thereof to purchase one Acies Class A ordinary share at a price of $11.50 per share, subject to certain adjustments. Simultaneously with the closing of its initial public offering, Acies completed the private sale of an aggregate of 4,333,333 private placement warrants, at a price of $1.50 per private placement warrant, to the Sponsor, generating gross proceeds of $6,500,000. The private placement warrants entitle the Sponsor to purchase one Acies Class A ordinary share at a price of $11.50 per share, subject to certain adjustments.

In connection with Acies’ initial public offering, Morgan Stanley & Co. LLC (“Morgan Stanley”), J.P. Morgan Securities LLC (“J.P. Morgan”) and Oppenheimer & Co. Inc. (“Oppenheimer”) acted as underwriters.
Prior to the consummation of its initial public offering, neither Acies, nor anyone on its behalf, engaged in any substantive discussions, directly or indirectly, with any business combination target with respect to an initial business combination with Acies.
After the closing of Acies’ initial public offering, and alongside the outreach and pre-letter of intent discussions with PLAYSTUDIOS, Acies assessed and analyzed multiple prospective business combination targets and opportunities, based on strength of business model, defensive characteristics, size, management team and growth prospects, among other factors. Representatives of Acies were contacted by or initiated contact with multiple companies, both directly and through investment banks and other advisors, across the broad technology, entertainment and gaming industries. In the process that led to identifying PLAYSTUDIOS as an attractive investment opportunity, Acies’ management evaluated over 40 potential business combination targets and had discussions with 17 such potential business combination targets. After reviewing and considering these opportunities, including through direct engagement and discussions with the management team or their advisors, Acies’ management determined that PLAYSTUDIOS offered the most compelling business combination opportunity and entered into the LOI (as defined below), as per the below chronology.
On October 27, 2020, after the closing of Acies’ initial public offering, J.P. Morgan’s M&A financial advisory group and LionTree Advisors (“LionTree”), financial advisors to PLAYSTUDIOS, reached out to Acies regarding a business combination process that J.P. Morgan’s M&A financial advisory group and LionTree were involved in on behalf of PLAYSTUDIOS. J.P. Morgan’s M&A financial advisory group and LionTree made Acies’ management team aware that PLAYSTUDIOS was in the advanced stages of this process and indicated that if Acies wanted to be among the alternatives to be considered by PLAYSTUDIOS, it would need to act quickly. Later, on October 27, 2020, Acies and PLAYSTUDIOS entered into a mutual nondisclosure agreement. After that, on October 27, 2020, certain members of Acies’ management team had a virtual meeting with certain members of PLAYSTUDIOS’ management team, including Mr. Pascal, during which PLAYSTUDIOS’ management team gave a presentation concerning its business to Acies and certain diligence questions were discussed. Certain advisors from J.P. Morgan’s M&A financial advisory group and LionTree were also present at such virtual meeting. Later that day, PLAYSTUDIOS granted Acies access to a virtual data room and sent Acies a draft of a non-binding letter of intent, which included a term sheet to provide the framework for a potential business combination. This term sheet was not a complete document but was intended for initial discussion of terms and structural details.
Andrew Pascal, the Chief Executive Officer of PLAYSTUDIOS, was a co-founder of Acies, an advisor to the Acies’ board of directors and a holder of equity in the Sponsor. At no point prior to October 27, 2020, or thereafter, did Mr. Pascal, in such capacities, attend or participate in any calls or meetings with the Acies Board of Directors or Acies’ management in which the Business Combination or any other potential business combination of Acies was discussed, including the meeting in which the Merger Agreement was approved.
On October 28, 2020, Acies and J.P. Morgan’s M&A financial advisory group and LionTree acting on behalf of PLAYSTUDIOS discussed the key terms in the letter of intent. Over the course of the following week, PLAYSTUDIOS communicated the initial proposed terms of the potential transaction to Acies, including, among other things, (i) a proposed enterprise valuation of PLAYSTUDIOS of approximately $1.15 billion, (ii) a closing condition that at least $200 to $250 million of cash be available for use as cash consideration and primary capital, (iii) a dual class common stock structure that would result in Mr. Pascal having approximately 90% of the voting power of the combined company and (iv) a 12-month lock-up restriction on the Sponsor’s equity and a 6-month lock-up on the shares to be issued to equityholders of PLAYSTUDIOS. Additionally, the financial advisors to PLAYSTUDIOS sought a proposal from Acies as to the number of (a) the Sponsor’s shares and private placement warrants to be forfeited or transferred to PLAYSTUDIOS’ equityholders or PIPE investors in connection with the proposed business combination and (b) the Sponsor’s shares that would be subject to a vesting schedule. Prior to engaging in discussions with Acies, PLAYSTUDIOS had entered into discussions with several other special purpose acquisition companies and exchanged drafts of letters of intent with some of them, including with respect to giving

Mr. Pascal super-voting shares of the combined company and the forfeiture of a portion of such other SPACs’ sponsors’ equity and warrants.
On October 30, 2020, Acies held a diligence call with certain members of PLAYSTUDIOS’ management team. Acies and J.P. Morgan’s M&A financial advisory group and LionTree acting on behalf of PLAYSTUDIOS further discussed key terms in the letter of intent. Later that day, Acies had a meeting with a third-party industry expert to discuss the social casino industry.
On November 2, 2020, Acies continued its discussions with J.P. Morgan’s M&A financial advisory group and LionTree, acting on behalf of PLAYSTUDIOS regarding the valuation of PLAYSTUDIOS and other terms of the proposed combination. Later, on November 2, 2020, the Acies Board of Directors held a virtual meeting to review Acies’ completion of its initial public offering and to discuss PLAYSTUDIOS.
On November 3, 2020, Acies continued discussions with J.P. Morgan’s M&A financial advisory group and LionTree acting on behalf of PLAYSTUDIOS regarding the valuation of PLAYSTUDIOS and other terms of the proposed combination. Later, on November 3, 2020, Acies had a discussion with Morgan Stanley regarding the possible business combination transaction with PLAYSTUDIOS and the possibility of raising capital through a private investment in public equity (“PIPE Investment”).
On November 4, 2020, Acies held a diligence call with Mr. Pascal and certain other members of PLAYSTUDIOS’ management team. Later, on November 4, 2020, Acies had a discussion with Morgan Stanley regarding the social casino industry, the valuation of PLAYSTUDIOS and the PIPE Investment.
On November 5, 2020, the Acies Board of Directors had a virtual meeting to discuss PLAYSTUDIOS and the terms of Acies’ potential letter of intent submission to PLAYSTUDIOS. After such meeting, on November 5, 2020, Acies submitted its letter of intent to PLAYSTUDIOS’ advisors that included, among other things, (i) a proposed enterprise valuation of PLAYSTUDIOS of approximately $1 billion, with an additional portion of the consideration payable to PLAYSTUDIOS’ equityholders based on an earnout, (ii) a closing condition that at least $150 million of cash be available for use as cash consideration and primary capital and (iii) a dual class common stock structure that would entitle each share of the high vote stock to be held by Mr. Pascal and his affiliates to 10 votes per share.
Over the next several weeks, the parties continued to discuss the terms of the proposed transaction and exchanged multiple drafts of the letter of intent. The principal terms being negotiated were the valuation of PLAYSTUDIOS, the voting power of the shares of the combined company, the cash proceeds to be made available to PLAYSTUDIOS’ equityholders and to the combined company following the closing of the transaction, the restructuring of the Sponsor’s Class B ordinary shares and the Sponsor’s private placement warrants, the forfeiture of the Sponsor’s Class B ordinary shares and the Sponsor’s private placement warrants, the general lock-up terms for the Sponsor and PLAYSTUDIOS’ equityholders, the cash on the balance sheet of the combined company and mutual exclusivity. Over the course of such negotiations, the parties reached a preliminary agreement on certain terms, including, among other things, (i) the proposed form and amount of consideration payable to equityholders of PLAYSTUDIOS, (ii) a closing condition that at least $200 million of cash be available for use as cash consideration and primary capital, (iii) a dual class common stock structure that would entitle each share of the high vote stock to be held by Mr. Pascal and his affiliates to 20 votes per share and (iv) a 12-month lock-up restriction on the Sponsor’s equity and the shares to be issued to equityholders of PLAYSTUDIOS, in each case, subject to customary exceptions.
On November 9, 2020, in connection with the underwriters’ election to partially exercise their over-allotment option, Acies consummated the sale of an additional 1,525,000 Acies units, at $10.00 per unit, generating gross proceeds of $15,250,000. Simultaneously with the partial exercise of the over-allotment option, Acies consummated the sale of an additional 203,334 private placement warrants, at $1.50 per private placement warrant, generating gross proceeds of $305,000.
Over the next several weeks, Acies continued to perform diligence on a potential business combination with PLAYSTUDIOS. Acies and its representatives held numerous virtual meetings, phone calls and working sessions with PLAYSTUDIOS and its representatives concerning the letter of intent, diligence, and other commercial and legal matters. The parties continued the negotiation of, among other things, the restructuring of the Sponsor’s equity interest in Acies, and the forfeiture of Mr. Pascal’s interest in the Sponsor, including his interest in related Acies Class B ordinary shares and Acies private placement warrants.

On November 25, 2020, Acies’ senior management updated the Acies Board of Directors on the status of the negotiation of the letter of intent with PLAYSTUDIOS, including an update on certain key terms, such as the super-voting shares of the combined company to be given to Mr. Pascal and the forfeiture of the Sponsor’s Acies Class B ordinary shares and private placement warrants.
On December 16, 2020, PLAYSTUDIOS stated to Acies that its board of directors approved PLAYSTUDIOS entering into a letter of intent with Acies with respect to a potential business combination. On December 17, 2020, Acies and PLAYSTUDIOS discussed the timing of the approval of such letter of intent by the Acies Board of Directors and also began discussions regarding timeline and strategy for the PIPE Investment.
On December 18, 2020, representatives of Acies, including certain members of Acies’ management team, and representatives of PLAYSTUDIOS, including certain members of PLAYSTUDIOS’ management team, discussed the timing, documents and other requirements for the potential business combination.
On December 20, 2020, Acies and Morgan Stanley had another discussion regarding the social casino industry, PLAYSTUDIOS as a prospective public company, and the PIPE Investment.
On December 21, 2020, the Acies Board of Directors held a meeting and approved Acies entering into a letter of intent with PLAYSTUDIOS with respect to a potential business combination.
Effective as of December 21, 2020, Mr. Fetters and Mr. King, each on behalf of Acies, and Mr. Pascal, on behalf of PLAYSTUDIOS, executed the agreed final version of the non-binding letter of intent (the “LOI”) regarding a potential business combination transaction (subject to due diligence and negotiation of definitive agreements) involving Acies and PLAYSTUDIOS, which reflected a pre-transaction enterprise value for PLAYSTUDIOS of $1.158 billion, defined as $1.041 billion equity value at closing to PLAYSTUDIOS’ equityholders, less $33 million projected PLAYSTUDIOS’ cash, plus an earnout to PLAYSTUDIOS’ equity holders of 15 million shares of the combined company’s common stock. Pursuant to the LOI, the $1.041 billion equity value at closing will be payable in (a) at least 89.1 million shares of the combined company’s common stock to PLAYSTUDIOS’ equityholders, and (b) up to $150 million of cash paid to PLAYSTUDIOS’ equityholders, subject to available cash (with payments of cash translating to the number of shares based on an assumed value of $10.00 per share). The earnout of 15 million shares of the combined company’s common stock is payable in two equal tranches if the closing price of the listed shares of the combined company exceeds $12.50 and $15.00 per share for any 20 trading days within any 30-trading day period commencing on or after the 150th day following the closing of the business combination and ending no later than the five-year anniversary of the closing (the earnout shares will also vest based on the price targets in connection with a sale of the combined company). Pursuant to the LOI, Acies would adopt (i) an equity incentive plan for incentive equity issuances after Closing, with a pool representing 10% of the combined company’s common stock immediately following the Closing and (ii) an employee stock purchase plan to be in effect following the Closing with a pool representing 2% of the combined company’s common stock immediately following the Closing. Pursuant to the LOI, the parties would also establish a $5 million cash incentive pool for which certain PLAYSTUDIOS employees may participate (such individuals and the allocation to be determined by the chief executive officer of PLAYSTUDIOS in the chief executive officer’s sole discretion). PLAYSTUDIOS intends for its board of directors to approve the allocation of the cash incentive pool and Mr. Pascal could receive a portion of the cash incentive pool in an amount up to $2.5 million. Mr. Pascal will not receive a bonus in connection with the business combination other than from the $5 million cash incentive pool. Pursuant to the LOI, $2.5 million of the cash being made available to the combined company will be allocated for charitable purposes to be determined by PLAYSTUDIOS.
Pursuant to the LOI, the Sponsor would forfeit 850,000 of its Acies Class B ordinary shares and 715,000 of its private placement warrants at the Closing. These amounts would include the forfeiture by Mr. Pascal of the entirety of his owned Acies Class B ordinary shares and private placement warrants. In addition, the Sponsor would forfeit up to an additional 807,188 of its Acies Class B ordinary shares at Closing, subject to certain conditions being met. The LOI also contemplated that the Sponsor would subject 900,000 of its Acies Class B ordinary shares to certain vesting conditions at Closing. Such shares would vest in two equal tranches if the closing price of the listed shares of the combined company exceeds $12.50 and $15.00 per share for any 20 trading days within any 30-trading day period commencing on or after the

150th day following the Closing of the business combination and ending no later than the five-year anniversary of the Closing (such shares will also vest based on the price targets in connection with a sale of the combined company).
Pursuant to the LOI, the shares of the combined company’s common stock to be issued to Mr. Pascal (and certain related persons and vehicles) would be a special class of high vote stock entitling him to 20 votes per share, compared to one vote per share for the listed shares of the combined company’s common stock.
The LOI contemplated that the closing of the proposed business combination would be conditioned on customary closing conditions, including (i) the completion of any required stock exchange and regulatory review by the SEC and Nasdaq, receipt of any required regulatory approvals, and expiration of any waiting periods under the HSR Act, (ii) approval by Acies’ shareholders of the proposed business combination and related matters, (iii) no “material adverse effect” (to be defined in the Merger Agreement) following the date of signing the Merger Agreement (in the case of PLAYSTUDIOS’ obligation, with respect to Acies, and in the case of Acies’ obligation, with respect to PLAYSTUDIOS), (iv) Acies having at least $5,000,001 in tangible net assets and (v) in the case of PLAYSTUDIOS’ obligation to close the business combination, there being at least $200 million available for use as cash consideration, working capital and general corporate purposes and for the payment of transaction expenses.
Pursuant to the LOI, the parties agreed that the combined company’s board of directors at closing would consist of up to seven members, with one member to be the chief executive officer of PLAYSTUDIOS, one member to be nominated by the Sponsor and the remainder to be nominated by PLAYSTUDIOS.
Pursuant to the LOI, each of PLAYSTUDIOS and Acies agreed to be subject to an exclusivity period from the date of the LOI until January 31, 2021 (which would be extended to February 15, 2021 if PLAYSTUDIOS and Acies are using good faith to work towards definitive agreements as of such time (the “Exclusivity Period”)). During the Exclusivity Period, each of PLAYSTUDIOS, on the one hand, and Acies, on the other hand, would not and would direct its representatives acting on its behalf not to, solicit or initiate or enter into discussions, negotiations or transactions with, or knowingly encourage, or provide any information to, any other special purpose acquisition company other than Acies (in the case of PLAYSTUDIOS) or from any other potential target company other than PLAYSTUDIOS (in the case of Acies) concerning any merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with any other special purpose acquisition company other than Acies (in the case of PLAYSTUDIOS) or from any other potential target company other than PLAYSTUDIOS (in the case of Acies).
On December 21, 2020, representatives of Latham & Watkins were provided with access to a virtual data room of PLAYSTUDIOS and began conducting a legal due diligence review of certain of the materials contained therein, including information and documents relating to: governance matters (including the organizational documents of PLAYSTUDIOS and minutes of the PLAYSTUDIOS’ board of directors), third party arrangements with customers and suppliers, intellectual property owned or used by PLAYSTUDIOS, real property, employee compensation and benefits, labor and employment matters and other regulatory and compliance matters.
On December 21, 2020, representatives of Acies and representatives of PLAYSTUDIOS met to perform diligence on PLAYSTUDIOS’ existing games.
On December 22, 2020, representatives of Acies and representatives of PLAYSTUDIOS met to perform diligence on PLAYSTUDIOS’ new game launches and PLAYSTUDIOS’ platform, including its loyalty rewards program. On December 22, 2020, representatives of PLAYSTUDIOS, and representatives of Acies, held a telephone conference call to discuss certain process matters regarding the preparation of definitive transaction documents, legal due diligence, the PIPE Investment and related work streams, including the anticipated timeline discussed by the parties in connection with the execution of the LOI, which contemplated that signing and announcement of the proposed transaction would occur in the end of January 2021 or the first half of February 2021. Over the next several weeks, Acies held numerous virtual meetings and phone calls with its advisors and with PLAYSTUDIOS and PLAYSTUDIOS’ advisors regarding the PIPE Investment process, timing and terms.
Beginning on December 22, 2020, Acies had discussions with KPMG about engaging them to perform tax and financial due diligence review of PLAYSTUDIOS and provided KPMG with materials related thereto. On January 12, 2021, Acies and KPMG formally entered into an engagement letter.

On December 23, 2020, representatives of PLAYSTUDIOS held a legal and accounting due diligence call with representatives of Acies covering initial legal and accounting due diligence questions and requests.
Over the next several weeks, representatives of Acies, and representatives of PLAYSTUDIOS had additional conversations and e-mail exchanges regarding follow-up questions and requests arising from matters discussed on the accounting and legal due diligence call, and other matters arising over the course of Acies’ and its representatives’ respective review of PLAYSTUDIOS’ written responses to their initial and supplemental due diligence requests and of the other due diligence materials provided in the virtual data room or via e-mail, including pursuant to conference calls held among representatives of Acies and PLAYSTUDIOS.
On December 29, 2020 and December 30, 2020, representatives of PLAYSTUDIOS, including representatives of Davis Polk, J.P. Morgan’s M&A financial advisory group, LionTree and PLAYSTUDIOS’ management team, held a meeting via video teleconference with representatives of Acies, including representatives of Latham & Watkins, Morgan Stanley, J.P. Morgan’s equity capital markets group, LionTree and Acies’ management team, to discuss the timeline and process for the PIPE Investment.
On January 6, 2021, Acies entered into a letter agreement with J.P. Morgan, LionTree, Morgan Stanley and Oppenheimer for private placement agent services related to the PIPE Investment.
On January 6, 2021, representatives of Latham & Watkins, on behalf of Acies, sent to representatives of Davis Polk, on behalf of PLAYSTUDIOS, an initial draft of the form of Subscription Agreement related to the PIPE Investment, based on the terms of the LOI, as updated by subsequent discussions, pursuant to which the PIPE Investors would agree to purchase shares of Acies ordinary shares at $10.00 per share, and each such purchase would be consummated substantially concurrently with the closing of the proposed business combination, subject to the terms and conditions set forth therein.
During three weeks beginning on January 7, 2021, representatives of J.P. Morgan’s equity capital markets group, LionTree, Morgan Stanley and Oppenheimer, each in their capacity as a placement agent for the PIPE Investment, on behalf of Acies, began contacting a limited number of potential PIPE Investors to discuss PLAYSTUDIOS, the proposed business combination and the PIPE Investment and to determine such investors’ potential interest in participating in a $200 million PIPE Investment. Over the course of the following three weeks, Acies was successful in obtaining private placement commitments of $250 million.
On January 12, 2021, representatives of Davis Polk, on behalf of PLAYSTUDIOS, sent to representatives of Latham & Watkins, on behalf of Acies, a revised draft of the form of Subscription Agreement, which was subsequently forwarded to representatives of the placement agents for the PIPE Investment. The parties continued to negotiate the terms of the Subscription Agreements over the course of the following weeks, exchanging multiple drafts thereof. The principal terms being negotiated during such time related to, among other things, the terms and conditions of any registration rights to be granted to the PIPE Investors pursuant to the Subscription Agreements.
On January 13, 2021, representatives of Davis Polk, on behalf of PLAYSTUDIOS, sent to representatives of Latham & Watkins, on behalf of Acies, an initial draft of the Merger Agreement based on the terms of the LOI, as updated by subsequent discussions, which contemplated, among other things, that Acies would domesticate as a Delaware corporation in connection with and as of immediately prior to the consummation of the Merger. The final documentation, including with respect to transaction structure, mechanics relating to the treatment in the Mergers of certain of Acies’ outstanding securities, restrictions on the conduct of PLAYSTUDIOS’ and Acies’ respective businesses between signing and closing, obligations of the parties with respect to delivery of required approvals and preparation and submission of required filings, representations and warranties by each of the parties, certain conditions to closing and termination rights of the parties, and certain other terms and conditions, the details of which were not fully addressed in the LOI, required additional negotiation by the parties.
Between January 13 and January 31, 2021 representatives of each of Acies, PLAYSTUDIOS, Latham & Watkins and Davis Polk met telephonically and exchanged emails and revised drafts of the Merger Agreement and various other agreements contemplated by the Merger Agreement.
Beginning on January 14, 2021, Acies began discussions with Houlihan Lokey about engaging them to render a fairness opinion with respect to the proposed business combination, and provided them with materials related thereto. On January 29, 2021, Acies and Houlihan Lokey formally entered into an engagement letter.

Between January 22, 2021 and January 25, 2021, representatives of Acies, including members of its management, had diligence calls with MGM Resorts International and other key suppliers of PLAYSTUDIOS to discuss such supplier’s relationship with PLAYSTUDIOS.
On January 29, 2021, Latham sent to Davis Polk a draft of a letter agreement (the “Forfeiture Agreement”) whereby Mr. Pascal would agree to forfeit his entire equity interest in the Sponsor, including his interest in related Acies Class B ordinary shares and Acies private placement warrants, for no consideration, contingent upon the closing of the proposed business combination.
On January 30, 2021 and January 31, 2021, members of Acies’ senior management met with one of the members of the Acies Board of Directors to discuss the proposed transaction. The entire Acies Board of Directors then met on January 31, 2021 to further consider the proposed transaction. At the invitation of the Acies Board of Directors, members of Acies’ senior management and representatives of Acies’ legal and financial advisors also attended the meeting. Latham & Watkins reviewed with the Acies Board of Directors their fiduciary duties in the context of the proposed transaction. Latham & Watkins then summarized the material terms of the proposed form of the Merger Agreement, including, among other things the Aggregate Merger Consideration. Mr. Pascal did not attend or otherwise participate in any of these meetings.
In making a determination to support providing Mr. Pascal (and certain related persons and vehicles) with high vote stock entitling him to 20 votes per share, compared to one vote per share for the listed shares of the combined company’s common stock, the Acies Board of Directors considered that: (i) the right to 20 votes per share converts to a right to one vote per share upon a transfer of shares to an unaffiliated third party and (ii) all of Mr. Pascal’s super-voting rights will expire following Mr. Pascal’s death or disability (subject to certain extensions approved by the combined company’s board of directors) or if Mr. Pascal, collectively with certain other permitted holders of the combined company’s Class B common stock, collectively cease to beneficially own at least twenty percent (20%) of the number of shares of collectively held by Mr. Pascal and certain other permitted holders as of the effective date of the proposed business combination. Mr. Pascal held approximately 20.3% of PLAYSTUDIOS’ capital stock and voting power as of December 31, 2020. After giving effect to the Business Combination and the issuance of the high vote stock, Mr. Pascal would own approximately 12.4% and 74.0% of New PLAYSTUDIOS’ common stock and voting power in the “No Redemption” scenario and 15.5% and 78.6% of New PLAYSTUDIOS’ common stock and voting power in the “Maximum Redemption” scenario. The Acies Board of Directors considered the importance to the success of the combined company of the high vote stock, which would support Mr. Pascal’s ability to lead the combined company in the pursuit of its long-term vision and strategy, and that this would benefit the interests of the Acies shareholders and New PLAYSTUDIOS stockholders after the closing of the transaction.
Later that day on January 31, 2021, the Acies Board of Directors held another special board meeting via video conference to discuss the proposed business combination with PLAYSTUDIOS, commitments and support from existing and prospective stockholders and the terms of the definitive agreements. At the request of the Acies Board of Directors, Houlihan Lokey then reviewed and discussed its financial analyses with respect to PLAYSTUDIOS and the proposed business combination. Thereafter, at the request of the Acies Board of Directors, Houlihan Lokey orally rendered its opinion to the Acies Board of Directors (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the Acies Board of Directors dated January 31, 2021), as to the fairness, from a financial point of view, to Acies of the Aggregate Closing Merger Consideration to be issued and paid by Acies in connection with the proposed business combination. Following the discussions, the Acies Board of Directors unanimously voted in favor of proceeding with the proposed business combination with PLAYSTUDIOS, as well as the PIPE Investment and approved the Merger Agreement, the Subscription Agreements and the other agreements and transactions contemplated as part of the proposed business combination. In approving the transactions, the Acies Board of Directors, among other things, determined that the aggregate fair market value of the proposed business combination was at least 80% of the assets held in the trust account. Mr. Pascal did not attend or otherwise participate in this meeting.
On February 1, 2021, the parties entered into the Merger Agreement and Acies entered into the Subscription Agreements for the PIPE Investment. Substantially concurrently, Acies, the Sponsor and PLAYSTUDIOS also entered into the Sponsor Agreement and Mr. Pascal and the Sponsor entered into the Forfeiture Agreement. On February 1, 2021, Acies and PLAYSTUDIOS issued a press release announcing the Business Combination. On February 2, 2021, Acies, PLAYSTUDIOS and certain equityholders of PLAYSTUDIOS entered into the PLAYSTUDIOS Holders Support Agreements.
Acies Board of Directors’ Reasons for the Business Combination
Acies was organized for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.
In evaluating the Business Combination, the Acies Board of Directors consulted with Acies’ management, Latham & Watkins LLP as legal advisors and Houlihan Lokey as financial advisors, and considered the general criteria and guidelines that Acies believed would be important in evaluating prospective target businesses as described in the prospectus for Acies’ initial public offering. The Acies Board of Directors also considered that they could enter into a business combination with a target business that does not meet those criteria and guidelines. In the prospectus for its initial public offering, Acies stated that it intended to focus primarily on acquiring a company or companies with the following criteria and guidelines including but not limited to:
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Highly defensible business models with a sustainable competitive advantage.   A tailored, highly differentiated or unique consumer experience that builds on a sense of wonder, community and shared values engenders enduring consumer loyalty and repeat customer demand. It is our belief these attributes create the most defensible business models, sustain a competitive advantage and market position, create attractive growth and cash flow profiles, and so generate shareholder value;

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Disruptive business models with strong secular growth.   Many categories (in particular, mobile entertainment) are experiencing unprecedented growth due to strong underlying consumer demand and liberalizing regulations. These companies’ rapid growth, and prospective scale, lead them to be natural public entities, whereon new avenues of growth and capital will be opened to fund organic initiatives and pursue transformative or bolt-on acquisitions;

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Dislocated valuations within fundamentally strong sectors and businesses.   Live entertainment sectors have been temporarily disrupted due to COVID-19, but otherwise possess fundamentally sound long-term business plans. We believe there exists an opportunity to provide equity capital to privately owned companies, or public companies through the carve-out of a division, at attractive valuations;

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Strong management that would benefit from Acies’ extensive and diverse expertise.   We believe our operating expertise and expansive network access has the potential to drive incremental value to even those currently strong management teams, resulting in improvements to operational and financial performance;

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Founder-owner monetization, corporate carve-outs and private equity exits.   Special purpose acquisition company transactions are a proven path for owners to monetize their holdings through an upfront liquidity event with ongoing participation, and present many compelling features not otherwise replicable in an IPO or sale;

In considering the Business Combination, the Acies Board of Directors determined that the Business Combination was an attractive business opportunity that met the vast majority of the criteria and guidelines above, although not weighted or in any order of significance. On January 31, 2021, the Acies Board of Directors (i) approved the Merger Agreement and related transaction agreements and the transactions contemplated thereby, (ii) determined that the Business Combination is in the best interests of Acies and its shareholders, and (iii) recommended that Acies’ shareholders approve and adopt the Business Combination. In evaluating the Business Combination and making these determinations and this recommendation, the Acies Board of Directors consulted with Acies’ senior management and considered a number of factors. This explanation of Acies’ reasons for the Acies Board of Directors’ approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement Regarding Forward-Looking Statements.” In particular, the Acies Board of Directors considered, among other things, the following factors, although not weighted or in any order of significance:
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PLAYSTUDIOS and the Business Combination.   The Acies Board of Directors considered the following factors related to PLAYSTUDIOS and the Business Combination:

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High-Growth Industry.   The global games market is substantial and growing rapidly. According to Newzoo, the global games market is estimated to grow to $217.9 billion by 2023, up from $138.8 billion in 2018, representing a 9% CAGR from 2018 to 2023. While the global games market as a whole is growing rapidly, the mobile gaming market has outpaced the broader industry’s growth. According to Newzoo, mobile games was a $86.3 billion market in 2020 and represented the largest and fastest-growing segment of the global games market, growing at 26% in 2020. The proliferation of smartphones has been a key driver of this growth. According to Newzoo, in 2020 there were an estimated 3.6 billion smartphone users globally, growing at a rate of 8% compared to the prior year, creating an increasingly large market for game developers to target.

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Unique and defensible business model.   PLAYSTUDIOS was named a top 30 U.S.-headquartered mobile app publisher for 2021 and a top 30 Americas-headquartered mobile app publisher for 2020, in each case, measured by worldwide combined revenue through the Apple App Store and Google Play platforms for 2020 and 2019, as estimated by App Annie, a mobile data and analytics provider. Furthermore, PLAYSTUDIOS offers a one-of-a-kind loyalty platform that lets players earn real-world rewards from a curated collection of over 80 awards partners representing more than 275 brands. As of December 31, 2020, the PLAYSTUDIOS community has exchanged in-game loyalty points for over 10 million rewards with a retail value of nearly $500 million. The loyalty platform drives growth in PLAYSTUDIOS’ existing portfolio of games, reduces the risk for new game launches, and supports acquisitions of other games.

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Extraordinary User Engagement.   PLAYSTUDIOS has developed a product offering to players that has proven engaging. Their games have been downloaded over 100 million times and were played by 4.3 million monthly active users for the year ended December 31, 2020.

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Significant Revenue and Earnings Growth Potential.   PLAYSTUDIOS’ platform has enabled it to achieve an attractive financial profile, characterized by strong existing growth. From 2019 to 2020, PLAYSTUDIOS achieved revenue growth of 12.7%, from $239.4 million for the year ended December 31, 2019 to $269.9 million for the year ended December 31, 2020, compared to revenue growth of 22.5% from $195.5 million to $239.4 million for the years ended December 31, 2018 and 2019. Acies believes that PLAYSTUDIOS is well positioned to continue its dynamic growth trajectory.

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Experienced and Motivated Management Team.   PLAYSTUDIOS is a founder-driven business led by its chief executive officer, Andrew Pascal. Mr. Pascal’s vision for the company and the competitive gaming industry at large is unique and difficult to duplicate given PLAYSTUDIOS’ proprietary technology and unique positioning. Mr. Pascal has further surrounded himself with a leadership team of entrepreneurs, product leaders, technologists, game designers, data scientists, and loyalty marketers who bring decades of experience, and a shared commitment to assembling teams and building quality products.

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Best Available Opportunity.   The Acies Board of Directors determined, after a thorough review of other business combination opportunities reasonably available to Acies, that the proposed Business Combination, notwithstanding its status as an affiliated transaction, represents the best potential business combination for Acies based upon the process utilized to evaluate and assess other potential acquisition targets, and the Acies Board of Directors belief that such processes had not presented a better alternative. In particular, the Acies Board of Directors considered the following factors in its determination:

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Continued Ownership By Sellers.   The Acies Board of Directors considered that PLAYSTUDIOS’ existing equityholders would be receiving a significant amount of New PLAYSTUDIOS’ common stock as its consideration and that 100% of the existing equityholders of PLAYSTUDIOS are “rolling over” all or a substantial portion of their existing equity interests into equity interests in New PLAYSTUDIOS which would represent approximately 61.6% of the pro forma ownership of the combined company after Closing, assuming none of Acies’ current public shareholders exercise their redemption rights in connection with the Business Combination.

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Further, all of the proceeds to be delivered to the combined company in connection with the Business Combination (including from Acies’ Trust Account and from the PIPE Investment), are expected to remain on the balance sheet of the combined company after Closing in order to fund PLAYSTUDIOS’ existing operations and support new and existing growth initiatives, and are not anticipated to be used to effect any additional repurchase, redemption or other acquisition of outstanding shares of Acies’ common stock for at least the first six months after Closing. The Acies Board of Directors considered this as a strong sign of confidence in New PLAYSTUDIOS following the Business Combination and the benefits to be realized as a result of the Business Combination.
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Investment by Third-Parties.   The Acies Board of Directors considered that third parties, including top-tier institutional investors, are investing $250 million in the combined company, in each case, pursuant to their participation in the PIPE Investment. The Acies Board of Directors considered this another strong sign of confidence in New PLAYSTUDIOS following the Business Combination and the benefits to be realized as a result of the Business Combination.

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Results of Due Diligence.   The Acies Board of Directors considered the scope of the due diligence investigation conducted by Acies’ senior management and outside advisors, and evaluated the results thereof and information available to it related to PLAYSTUDIOS, including:

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extensive virtual meetings and calls with PLAYSTUDIOS’ management team regarding its operations, projections and the proposed transaction; and review of materials related to PLAYSTUDIOS and its business, made available by PLAYSTUDIOS, including financial statements, material contracts, key metrics and performance indicators, benefit plans, employee compensation and labor matters, intellectual property matters, real property matters, information technology, privacy and personal data, litigation information, environmental matters and other regulatory and compliance matters, and other legal and business diligence.

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the financial analysis reviewed by Houlihan Lokey with the Acies Board of Directors as well as the oral opinion of Houlihan Lokey rendered to the Acies Board of Directors on January 31, 2021 (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the Acies Board of Directors dated January 31, 2021), as to the fairness, from a financial point of view, to Acies of the Aggregate Closing Merger Consideration to be issued and paid by Acies in the First Merger pursuant to the Agreement

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Terms of the Merger Agreement.   The Acies Board of Directors reviewed and considered the terms of the Merger Agreement and the related agreements including the parties’ conditions to their respective obligations to complete the transactions contemplated therein and their ability to terminate such agreements. See “Business Combination Proposal” for detailed discussions of the terms and conditions of these agreements.

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The Role of the Independent Directors.   In connection with the Business Combination, Acies’ independent directors, Zach Leonsis, Brisa Trinchero, Andrew Zobler and Sam Kennedy, evaluated the proposed terms of the Business Combination, including the Merger Agreement and the related agreements, and unanimously approved, as members of the Acies Board of Directors, the Merger Agreement and the related agreements and the transactions contemplated thereby, including the Business Combination.

The Acies Board of Directors also identified and considered the following factors and risks weighing negatively against pursuing the Business Combination, although not weighted or in any order of significance:
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Potential Inability to Complete the Mergers.   The Acies Board of Directors considered the possibility that the Business Combination may not be completed and the potential adverse consequences to Acies if the Business Combination is not completed, in particular the expenditure of time and resources in pursuit of the Business Combination and the loss of the opportunity to participate in the transaction. They considered the uncertainty related to the Closing, including due to closing conditions primarily outside of the control of the parties to the transaction (such as the need for stockholder and antitrust approval). The Merger Agreement and the Sponsor Support Agreement each also include exclusivity provisions that prohibit Acies, the Sponsor and certain of their respective affiliates from soliciting other initial business combination proposals on behalf of Acies, which restricts Acies’ ability to consider other potential initial business combinations until the earlier of the termination of the Merger Agreement or the consummation of the Business Combination.

In addition, the Acies Board of Directors considered the risk that the current public shareholders of Acies would redeem their public shares for cash in connection with consummation of the Business Combination, thereby reducing the amount of cash available to New PLAYSTUDIOS following the consummation of the Business Combination. Although the consummation of the Mergers is conditioned upon satisfaction of the Minimum Cash Condition, which is for the sole benefit of PLAYSTUDIOS, this condition will be satisfied at Closing regardless of any exercise by Acies’ current public shareholders of their redemption rights, due to the size of the PIPE Investment. Further, the Acies Board of Directors considered the risk that current public shareholders would exercise their redemption rights is mitigated because PLAYSTUDIOS will be acquired at an attractive aggregate purchase price.
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PLAYSTUDIOS’ Business Risks.   The Acies Board of Directors considered that Acies shareholders would be subject to the execution risks associated with New PLAYSTUDIOS if they retained their public shares following the Closing, which were different from the risks related to holding public shares of Acies prior to the Closing. In this regard, the Acies Board of Directors considered that there were risks associated with successful implementation of New PLAYSTUDIOS’ long-term business plan and strategy and New PLAYSTUDIOS realizing the anticipated benefits of the Business Combination on the timeline expected or at all, including due to factors outside of the parties’ control such as the potential negative impact, including the potential impact of the COVID-19 pandemic and related macroeconomic uncertainty. The Acies Board of Directors considered that the failure of any of these activities to be completed successfully may decrease the actual benefits of the Business Combination and that Acies shareholders may not fully realize these benefits to the extent they expected to retain the public shares following the completion of the Business Combination. For additional description of these risks, please see “Risk Factors.”

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Post-Business Combination Corporate Governance.   The Acies Board of Directors considered the corporate governance provisions of the Merger Agreement and the Proposed Organizational Documents, and the effect of those provisions on the governance of the Company following the Closing. In particular, they considered the effect of the voting right of the different classes of stock and that the parties have not entered into any agreement in respect of the composition of the New PLAYSTUDIOS Board of Directors after the Closing, except for the parties’ respective rights to designate the initial director nominees. See “Business Combination Proposal—Merger Agreement” for detailed discussions of the terms and conditions of the Merger Agreement.

Given that the existing equityholders of PLAYSTUDIOS will collectively control shares representing a majority of New PLAYSTUDIOS’ total outstanding shares of common stock upon completion of the Business Combination, and that the New PLAYSTUDIOS Board of Directors will be declassified following the Closing pursuant to the terms of the Proposed Organizational Documents, the existing equityholders of PLAYSTUDIOS may be able to elect future directors and make other decisions (including approving certain transactions involving New PLAYSTUDIOS and other corporate actions) without the consent or approval of any of Acies’ current shareholders, directors or management team. See “Organizational Documents Proposals” for detailed discussions of the terms and conditions of the Proposed Organizational Documents.
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Limitations of Review.   The Acies senior management and Acies’ outside counsel reviewed only certain materials in connection with their due diligence review of PLAYSTUDIOS. Accordingly, the Acies Board of Directors considered that Acies may not have properly valued such business.

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No Survival of Remedies for Breach of Representations, Warranties or Covenants of PLAYSTUDIOS.    The Acies Board of Directors considered that the terms of the Merger Agreement provide that Acies will not have any surviving remedies against PLAYSTUDIOS or its equityholders after the Closing to recover for losses as a result of any inaccuracies or breaches of the PLAYSTUDIOS representations, warranties or covenants set forth in the Merger Agreement. As a result, Acies, shareholders could be adversely affected by, among other things, a decrease in the financial performance or worsening of financial condition of PLAYSTUDIOS prior to the Closing, whether determined before or after the Closing, without any ability to reduce the number of shares to be issued in the Business Combination or recover for the amount of any damages. The Acies Board of Directors determined that this structure was appropriate and customary in light of the fact that several similar transactions include similar terms and the current equityholders of PLAYSTUDIOS will be, collectively, the majority equityholders in New PLAYSTUDIOS.
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Litigation.   The Acies Board of Directors considered the possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could enjoin consummation of the Business Combination.

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Fees and Expenses.   The Acies Board of Directors considered the fees and expenses associated with completing the Business Combination.

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Diversion of Management.   The Acies Board of Directors considered the potential for diversion of management and employee attention during the period prior to the completion of the Business Combination, and the potential negative effects on PLAYSTUDIOS’ business.

In addition to considering the factors described above, the Acies Board of Directors also considered that:
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Interests of Acies’ Directors and Executive Officers.   Acies’ directors and executive officers may have interests in the Business Combination as individuals that are in addition to, and may be different from, the interests of Acies’ shareholders, as described in the section entitled “Business Combination Proposal—Interests of Acies’ Directors and Executive Officers in the Business Combination.” However, Acies Board of Directors concluded that the potentially disparate interests would be mitigated because (i) these interests were disclosed in the prospectus for Acies’ initial public offering and are included in this proxy statement/prospectus, (ii) most of these disparate interests would exist with respect to a business combination by Acies with any other target business or businesses, and (iii) Acies’ directors and executive officers hold equity interests in Acies with value that, after the Closing, will be based on the future performance of New PLAYSTUDIOS’ common stock. In addition, Acies’ independent directors reviewed and considered these interests and the interests that Mr. Pascal had and would forfeit in the Sponsor during their evaluation of the Business Combination and in unanimously approving, as members of the Acies Board of Directors, the Merger Agreement and the related agreements and the transactions contemplated thereby, including the Business Combination.

Based on its review of the forgoing considerations, the Acies Board of Directors concluded that the potentially negative factors associated with the Business Combination were outweighed by the potential benefits that it expects Acies shareholders will receive as a result of the Business Combination. The Acies Board of Directors realized that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing reasons.
The preceding discussion of the information and factors considered by the Acies Board of Directors is not intended to be exhaustive, but includes the material factors considered by the Acies Board of Directors. In view of the complexity and wide variety of factors considered by the Acies Board of Directors in connection with its evaluation of the Business Combination, the Acies Board of Directors did not consider it practical, nor did it attempt, to quantify, rank or otherwise assign relative weights to the different factors that it considered in reaching its decision. In addition, in considering the factors described above, individual members of the Acies Board of Directors may have given different weight to different factors. The Acies Board of Directors considered this information as a whole and overall considered the information and factors to be favorable to, and in support of, its determinations and recommendations.
This explanation of the Acies Board of Directors’ reasons for its approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement Regarding Forward-Looking Statements.”
Opinion of the Financial Advisor to Acies
On January 31, 2021, Houlihan Lokey Capital orally rendered its opinion to the Acies Board of Directors (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the Acies Board of Directors dated January 31, 2021), as to the fairness, from a financial point of view, to Acies of the Aggregate Closing Merger Consideration to be issued and paid by Acies in the First Merger pursuant to the Merger Agreement.
Houlihan Lokey’s opinion was directed to the Acies Board of Directors (in its capacity as such) and only addressed the fairness, from a financial point of view, to Acies of the Aggregate Closing Merger Consideration to be issued and paid by Acies in the First Merger pursuant to the Merger Agreement and did not address any other aspect or implication of the transaction contemplated thereby or any other agreement, arrangement or understanding. The summary of Houlihan Lokey’s opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex K to this proxy statement/prospectus and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation to the Acies Board of Directors, any security holder or any other person as to how to act or vote or make any election with respect to any matter relating to the Business Combination and the related transactions, including, without limitation, whether holders of Acies Class A ordinary shares should redeem their shares or whether any party should participate in the PIPE Investment.
In connection with its opinion, Houlihan Lokey made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Houlihan Lokey:
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reviewed a draft, dated January 26, 2021, of the Merger Agreement;

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reviewed certain publicly available business and financial information relating to Acies and PLAYSTUDIOS that Houlihan Lokey deemed to be relevant;

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reviewed certain information relating to the historical, current and future operations, financial condition and prospects of PLAYSTUDIOS made available to Houlihan Lokey by PLAYSTUDIOS and Acies, including financial projections prepared by the management of PLAYSTUDIOS relating to PLAYSTUDIOS (the “Projections”);

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spoke with certain members of the managements of Acies and PLAYSTUDIOS and certain of their respective representatives and advisors regarding the business, operations, financial condition and prospects of PLAYSTUDIOS, the Transactions and related matters;

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compared the financial and operating performance of PLAYSTUDIOS with that of companies with publicly traded equity securities that Houlihan Lokey deemed to be relevant;

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considered the publicly available financial terms of certain transactions that Houlihan Lokey deemed to be relevant; and

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conducted such other financial studies, analyses and inquiries and considered such other information and factors as Houlihan Lokey deemed appropriate.

Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to it, discussed with or reviewed by it, or publicly available, and did not assume any responsibility with respect to such data, material and other information. In addition, at Acies’ direction, Houlihan Lokey assumed that the Projections were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of PLAYSTUDIOS as to the future financial results and condition of PLAYSTUDIOS. At Acies’ direction, Houlihan Lokey assumed that the Projections provided a reasonable basis on which to evaluate PLAYSTUDIOS and the Transactions and Houlihan Lokey, at Acies’ direction, used and relied upon the Projections for purposes of its analyses and opinion. In reaching its conclusions, Houlihan Lokey did not rely upon a discounted cash flow analysis of PLAYSTUDIOS, because as Acies advised Houlihan Lokey, long-term forecasts with respect to the future financial performance of PLAYSTUDIOS reflecting the best currently available estimates and judgments of the management of PLAYSTUDIOS were available only for the years ending December 31, 2021 and 2022. Houlihan Lokey expressed no view or opinion with respect to the Projections or the assumptions on which they were based. For purposes of its financial analyses and opinion, with Acies’ consent, Houlihan Lokey (i) did not perform any financial analyses to evaluate the value of Acies or to derive valuation references ranges for any shares of Acies for purposes of comparison with the Aggregate Closing Merger Consideration or otherwise, and (ii) assumed that the value of each share of New PLAYSTUDIOS common stock (including, without limitation, each share of New PLAYSTUDIOS Class A common stock and each share of New PLAYSTUDIOS Class B common stock was equal to the original issue price per Acies Class A ordinary share (which Acies advised Houlihan Lokey was $10.00 per share), notwithstanding the different voting rights and other non-financial terms of such shares that could impact their value. Houlihan Lokey relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of PLAYSTUDIOS or Acies since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Houlihan Lokey that would be material to its analyses or opinion, and that there was no information or any facts that would make any of the information reviewed by Houlihan Lokey incomplete or misleading. In addition, at Acies’ direction Houlihan Lokey assumed that, based on the stated value per share of Acies ordinary shares of $10.00 set forth in the Merger Agreement, the aggregate value of the Aggregate Closing Merger Consideration was equal to $1,041,000,000, less (i) the aggregate amount payable in the First Merger in respect of options to purchase PLAYSTUDIOS common stock, and (ii) the aggregate implied value of the warrants to purchase shares of New PLAYSTUDIOS common stock issued in the First Merger in exchange for warrants to purchase shares of PLAYSTUDIOS capital stock.
Houlihan Lokey relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Merger Agreement and all other related documents and instruments referred to therein were true and correct, (b) each party to the Merger Agreement and such other related documents and instruments would fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transactions would be satisfied without waiver thereof, and (d) Transactions would be consummated in a timely manner in accordance with the terms described in the Merger Agreement and such other related documents and instruments, without any amendments or modifications thereto. Houlihan Lokey also assumed, with Acies’ consent, that the First Merger and the Second Merger, taken together, would qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code. Houlihan Lokey relied upon and assumed, without independent verification, that (i) the Transactions would be consummated in a manner that complies in all respects with all applicable foreign, federal, state and local statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transactions would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would result in the disposition of any assets of PLAYSTUDIOS or Acies, or otherwise have an effect on the Transactions, PLAYSTUDIOS or Acies or any expected benefits of the Transactions that would be material to its analyses or opinion. In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the final form of the Merger Agreement would not differ in any respect from the draft of the Merger Agreement identified above.
Furthermore, in connection with its opinion, Houlihan Lokey was not requested to, and did not, make any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of Acies, PLAYSTUDIOS or any other party, nor was Houlihan Lokey provided with any such appraisal or evaluation. Houlihan Lokey did not estimate, and expressed no opinion regarding, the liquidation value of any entity or business. Houlihan Lokey did not undertake any independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Acies or PLAYSTUDIOS was or may have been a party or was or may have been subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which Acies or PLAYSTUDIOS was or may have been a party or was or may have been subject.
Houlihan Lokey’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Houlihan Lokey as of, the date of the opinion. As Acies was aware, the credit, financial and stock markets had been experiencing unusual volatility and Houlihan Lokey expressed no opinion or view as to any potential effects of such volatility on the Transactions, and its opinion did not purport to address potential developments in any such markets. Furthermore, as Acies was aware, there was significant uncertainty as to the potential direct and indirect business, financial, economic and market implications and consequences of the spread of the coronavirus and associated illnesses and the actions and measures that countries, central banks, international financing and funding organizations, stock markets, businesses and individuals may take to address the spread of the coronavirus and associated illnesses including, without limitation, those actions and measures pertaining to fiscal or monetary policies, legal and regulatory matters and the credit, financial and stock markets (collectively, the “Pandemic Effects”), and the Pandemic Effects could have a material impact on Houlihan Lokey’s analyses and opinion. Houlihan Lokey did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to its attention after the date of the opinion.

Houlihan Lokey was not requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Transactions, the securities, assets, businesses or operations of Acies, PLAYSTUDIOS or any other party, or any alternatives to the Transactions, (b) negotiate the terms of the Transactions, (c) advise the Acies Board of Directors, Acies or any other party with respect to alternatives to the Transactions, or (d) identify, introduce to the Acies Board of Directors, Acies or any other party, or screen for creditworthiness, any prospective investors, lenders or other participants in the Transaction. Houlihan Lokey did not express any opinion as to what the value of the New PLAYSTUDIOS Class A common stock or New PLAYSTUDIOS Class B common stock actually would be when issued in the Transactions pursuant to the Merger Agreement or the price or range of prices at which the ordinary shares or PLAYSTUDIOS capital stock may be purchased or sold, or otherwise be transferable, at any time.
Houlihan Lokey’s opinion was furnished for the use of the Acies board in its capacity as such in connection with its evaluation of the Transactions and may not be used for any other purpose without Houlihan Lokey’s prior written consent. Houlihan Lokey’s opinion was not intended to be, and does not constitute, a recommendation to the Acies board, Acies, any security holder or any other party as to how to act or vote or make any election with respect to any matter relating to the Transactions or otherwise, including, without limitation, whether holders of Acies Class A ordinary shares should redeem their shares or whether any party should participate in the PIPE Investment.
Houlihan Lokey was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Acies Board of Directors, Acies, its security holders or any other party to proceed with or effect Transactions, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Transactions or otherwise (other than the Aggregate Closing Merger Consideration to the extent expressly specified in the opinion), including, without limitation, the Earnout Shares, the Domestication, the PIPE Investment, the Second Merger, or the transactions contemplated by the Sponsor Support Agreement, (iii) the fairness of any portion or aspect of the Transactions to the holders of any class of securities, creditors or other constituencies of Acies, or to any other party, except if and only to the extent expressly set forth in the last sentence of the opinion, (iv) the relative merits of the Transactions as compared to any alternative business strategies or transactions that might have been available for Acies or any other party, (v) the fairness of any portion or aspect of the Transactions to any one class or group of Acies’ or any other party’s security holders or other constituents vis-à-vis any other class or group of Acies’ or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) the appropriate capital structure of Acies, whether Acies should be issuing debt or equity securities or a combination of both in the Transaction, or the form, structure or any aspect or terms of any debt or equity financing for the Transaction (including, without limitation, the PIPE Investment) or the likelihood of obtaining such financing, (vii) the allocation of the Aggregate Closing Merger Consideration, (viii) the acquisition by the Founder Group, as a result of the receipt by the Founder Group of shares of Acies Class B ordinary shares in the Transactions, of a controlling interest in Acies, (ix) whether or not Acies, PLAYSTUDIOS, their respective security holders or any other party is receiving or paying reasonably equivalent value in the Transactions, (x) the solvency, creditworthiness or fair value of Acies, PLAYSTUDIOS or any other participant in the Transactions, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (xi) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transactions, any class of such persons or any other party, relative to the Aggregate Closing Merger Consideration or otherwise. Furthermore, Houlihan Lokey did not express any opinion, counsel or interpretation regarding matters that require legal, regulatory, environmental, accounting, insurance, tax or other similar professional advice. Houlihan Lokey assumed that such opinions, counsel or interpretations had been or would be obtained from the appropriate professional sources. Furthermore, Houlihan Lokey relied, with the consent of the Acies board, on the assessments by the Acies board, Acies, PLAYSTUDIOS and their respective advisors, as to all legal, regulatory, environmental, accounting, insurance, tax and other similar matters with respect to Acies, PLAYSTUDIOS and the Transactions or otherwise.
In performing its analyses, Houlihan Lokey considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company, transaction or business used in Houlihan Lokey’s analyses for comparative purposes is identical to PLAYSTUDIOS or the proposed Business Combination and an evaluation of the results of those analyses is not entirely mathematical. The estimates contained in the Projections and the implied reference range values indicated by Houlihan Lokey’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of Acies or PLAYSTUDIOS. Much of the information used in, and accordingly the results of, Houlihan Lokey’s analyses are inherently subject to substantial uncertainty.
Houlihan Lokey’s opinion was only one of many factors considered by the Acies Board of Directors in evaluating the proposed Business Combination. Neither Houlihan Lokey’s opinion nor its analyses were determinative of the Aggregate Merger Consideration or of the views of the Acies Board of Directors or management with respect to the Transactions or the Merger Consideration. The type and amount of consideration payable in the Transactions were determined through negotiation between Acies and the PLAYSTUDIOS, and the decision to enter into the Merger Agreement was solely that of the Acies Board of Directors.
Financial Analyses
In preparing its opinion to the Acies Board of Directors, Houlihan Lokey performed a variety of analyses, including those described below. The summary of Houlihan Lokey’s analyses is not a complete description of the analyses underlying Houlihan Lokey’s opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither Houlihan Lokey’s opinion nor its underlying analyses is readily susceptible to summary description. Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. While the results of each analysis were taken into account in reaching Houlihan Lokey’s overall conclusion with respect to fairness, Houlihan Lokey did not make separate or quantifiable judgments regarding individual analyses. Accordingly, Houlihan Lokey believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors, without considering all analyses, methodologies and factors, could create a misleading or incomplete view of the processes underlying Houlihan Lokey’s analyses and opinion.
The following is a summary of the material financial analyses performed by Houlihan Lokey in connection with the preparation of its opinion and reviewed with the Acies Board of Directors on January 31, 2021. The order of the analyses does not represent relative importance or weight given to those analyses by Houlihan Lokey. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Houlihan Lokey’s analyses.
For purposes of its analyses, Houlihan Lokey reviewed a number of financial metrics, including:
•
Enterprise Value—generally, the value as of a specified date of the relevant company’s outstanding equity securities (taking into account outstanding options and other securities convertible, exercisable or exchangeable into or for equity securities of the company) plus the amount of its net debt (the amount of its outstanding indebtedness, non-convertible preferred stock, capital lease obligations and non-controlling interests less the amount of cash and cash equivalents on its balance sheet).

•
Adjusted EBITDA—generally, the amount of the relevant company’s earnings before interest, taxes, depreciation and amortization for a specified time period, adjusted for certain non-recurring items with stock-based compensation treated as a cash expense.

Unless the context indicates otherwise, enterprise values and equity values used in the selected companies analysis described below were calculated using the closing prices of the common stock of the selected companies listed below as of January 28, 2021, and transaction values for the selected transactions analysis described below were calculated on an enterprise value basis based on the value of the proposed consideration in the selected transactions. The estimates of the future financial performance of PLAYSTUDIOS relied upon for the financial analyses described below were based on the Projections, and estimates of the future financial performance of the selected companies listed below were based on publicly available research analyst estimates for those companies.
Implied Transaction Equity Value.   For purposes of its financial analyses, with Acies’ consent, Houlihan Lokey assumed that the value of each share of New PLAYSTUDIOS common stock to be issued in the First Merger was equal to the original issue price of the Acies Class A ordinary shares, which Acies advised Houlihan Lokey was $10.00 per share. In addition, for purposes of its financial analyses, Houlihan Lokey evaluated the Aggregate Closing Merger Consideration based on the implied transaction equity value of $1,041 million as directed by Acies and provided by the Merger Agreement (and based on the assumed value per share of New PLAYSTUDIOS common stock being equal to the stated value per share of Acies ordinary shares of $10.00 set forth in the Merger Agreement). The implied transaction equity value is comprised of the aggregate implied value of the Aggregate Closing Merger Consideration, the aggregate amount payable at closing for options to purchase PLAYSTUDIOS Common Stock, and the aggregate implied value of the warrants to purchase shares of New PLAYSTUDIOS Class A common stock issued in the First Merger in exchange for warrants to purchase shares of New PLAYSTUDIOS capital stock. The implied transaction equity value excludes the value of any Earnout Shares, as to which Houlihan Lokey, with Acies’ consent, expressed no view or opinion.
Selected Companies Analysis.   Houlihan Lokey reviewed certain financial data for selected companies with publicly traded equity securities, that Houlihan Lokey deemed relevant.
The financial data reviewed included:
•
Enterprise value as a multiple of estimated fiscal year 2021, or “FY 2021E,” revenue;

•
Enterprise value as a multiple of estimated fiscal year 2022, or “FY 2022E,” revenue; and

•
Enterprise value as a multiple of estimated FY 2022E Adjusted EBITDA.

The selected companies and corresponding financial data included the following:
Selected Company	Enterprise Value to Revenue		Enterprise Value to Adj. EBITDA
	FY 2021E	FY 2022E	FY 2022E
Social Casino Companies
Playtika Holding Corp.(1)	NA	NA	NA
SciPlay Corporation	3.68x	3.52x	11.0x
Skillz Inc.	NMF	22.03x	NMF
Casual Gaming Companies
Glu Mobile Inc.	2.19x	1.95x	11.1x
MAG Interactive AB	2.88x	2.60x	12.7x
Rovio Entertainment Oyj	1.39x	1.35x	8.9x
Stillfront Group AB	5.33x	4.76x	11.3x
Team17 Group PLC	11.57x	10.57x	27.9x
Zynga Inc.	4.14x	3.88x	15.9x

(1)
Applicable equity research and consensus estimates were not available for Playtika Holding Corp. as of the date of Houlihan Lokey’s opinion. Playtika Holding Corp.’s enterprise value as a multiple of revenue and adjusted EBITDA for the last twelve months were 6.1x and 17.1x, respectively.

“NA” refers to data not available.
“NMF” refers to not meaningful figure.
Taking into account the results of the selected companies analysis, Houlihan Lokey applied selected multiple ranges of 3.00x to 3.50x estimated FY 2021E revenue, 2.25x to 3.00x estimated FY 2022E revenue and 11.5x to 13.5x estimated FY 2022E Adjusted EBITDA to corresponding financial data for PLAYSTUDIOS. The selected companies analysis indicated implied total equity value reference ranges for PLAYSTUDIOS of $994.4 million to $1,158.4 million based on estimated FY 2021E revenue, $989.7 million to $1,316.1 million based on estimated FY 2022E revenue, and $979.3 million to $1,147.7 million based on estimated FY 2022E Adjusted EBITDA, in each case as compared to the implied total equity value for the Transaction of $1,041.0 million, excluding the Earnout Shares.
Selected Transactions Analysis.   Houlihan Lokey considered certain financial terms of certain transactions involving target companies that Houlihan Lokey deemed relevant. The financial data reviewed included transaction value as a multiple of revenue for the last twelve months, or “LTM Revenue.”
The selected transactions and corresponding financial data included the following:
Announced	Target	Acquiror	Transaction Value / LTM Revenue
Social Casino Transactions
9/2020	Skillz Inc	Flying Eagle Acquisition Corp.	24.28x
11/2017	Big Fish Games, Inc.	Aristocrat Technologies, Inc	2.16x
8/2017	Plarium Global Ltd.	Aristocrat Leisure Limited	2.49x
4/2017	Double Down Interactive, LLC	DoubleUGames Co., Ltd	NA
7/2016	Playtika Ltd.	Investor Group	6.07x
Casual Gaming Transactions
6/2020	Peak Oyun Yazilim ve Pazarlama AS	Zynga Inc.	3.08x
1/2020	Storm8, Inc.	Stillfront Group AB	2.51x
12/2018	Small Giant Games Oy	Zynga Inc.	9.28x
12/2017	Altigi GmbH	Stillfront Group AB	2.86x
2/2017	Social Point S.L.	Take-Two Invest Espana, S.L.	3.08x
1/2017	Outfit7 Investments Limited	Zhejiang Jinke Entertainment Culture Co., Ltd. (nka:Zhejiang Jinke Culture)	9.23x
7/2016	TinyCo, Inc.	SGN Games, Inc. (nka:Jam City, Inc.)	NA
6/2016	Supercell Oy	Tencent Holdings Limited	4.44x
2//2016	GameLoft SE	Vivendi SA	2.66x

“NA” refers to data not available.
Taking into account the results of the selected transactions analysis, Houlihan Lokey applied selected multiple ranges of 3.50x to 4.25x LTM revenue to PLAYSTUDIOS’ estimated FY 2020E revenue. The selected transactions analysis indicated any implied total equity value reference range for PLAYSTUDIOS of $954.7 million to $1,157.0 million, as compared to the implied total equity value for the Transactions of $1,041.0 million, excluding the Earnout Shares.
Other Matters
Houlihan Lokey was engaged by Acies to provide an opinion to the Acies Board of Directors as to as to the fairness, from a financial point of view, to Acies of the Aggregate Closing Merger Consideration to be issued and paid by Acies in the First Merger pursuant to the Merger Agreement. Houlihan Lokey engaged Houlihan Lokey based on Houlihan Lokey’s experience and reputation. Houlihan Lokey is regularly engaged to render financial opinions in connection with mergers, acquisitions, divestitures, leveraged buyouts, and for other purposes. Pursuant to its engagement by Acies, Houlihan Lokey will be entitled to an aggregate fee of $400,000 for its services, of which $150,000 became payable upon the delivery of Houlihan Lokey’s opinion and the balance of which is contingent upon the completion of the First Merger. Acies has also agreed to reimburse Houlihan Lokey for certain expenses and to indemnify Houlihan Lokey, its affiliates and certain related parties against certain liabilities and expenses, including certain liabilities under the federal securities laws, arising out of or related to Houlihan Lokey’s engagement.
In the ordinary course of business, certain of Houlihan Lokey’s employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, Acies, PLAYSTUDIOS or any other party that may be involved in the Transactions and their respective affiliates or security holders or any currency or commodity that may be involved in the Transactions.
Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to Acies, the Sponsor, PLAYSTUDIOS, other participants in the Transactions, or certain of their respective affiliates or security holders in the future, for which Houlihan Lokey and such affiliates may receive compensation. Furthermore, in connection with bankruptcies, restructurings, distressed situations and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, Acies, the Sponsor, PLAYSTUDIOS, other participants in the Transactions or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.
Projected Financial Information
PLAYSTUDIOS provided Acies with certain financial projections for each of the years in the three-year period ending December 31, 2022. PLAYSTUDIOS does not, as a matter of general practice, publicly disclose long-term forecasts or internal projections of their future performance, revenue, financial condition or other results. The PLAYSTUDIOS forecasts were prepared solely for internal use by Acies and not with a view toward public disclosure, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The financial projections were prepared in good faith by PLAYSTUDIOS management based on estimates and assumptions they believed were reasonable with respect to the expected future financial performance of PLAYSTUDIOS at the time the financial projections were prepared and the financial projections speak only as of that time.
The financial projections were developed by PLAYSTUDIOS’ management and considered various material assumptions, including, but not limited to, the following:
•
PLAYSTUDIOS’ games will continue to be available on the current third-party platforms (Apple App Store, Google Play Store, Amazon Appstore and Facebook), and that current platform fees remain unchanged;

•
no material acquisitions or divestures will occur;

•
demand for social casino mobile games will continue to grow in line with recent years;

•
revenue per game will grow based on historical performance and available information regarding market trends, including with respect to offerings by competitors;

•
a new game, Kingdom Boss, which began development in 2020, will launch as expected in the second half of 2021;

•
PLAYSTUDIOS Adjusted EBITDA is expected to be lower in 2021 due to the impact of significant development and user acquisition expenses related to the launch of new games; these significant expenses are not forecasted to continue into 2022 as the new games reach scale and achieve normalized performance levels, and no other games are expected to undergo comparable development expenses in 2022; and

•
other general business and market assumptions, including the historical performance of PLAYSTUDIOS, economic and market growth consistent with recent years and other future prospects of PLAYSTUDIOS.

The inclusion of financial projections in this proxy statement/prospectus should not be regarded as an indication that Acies, our board of directors, or their respective affiliates, advisors or other representatives considered, or now considers, such financial projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination Proposal. The financial projections are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus, including investors or holders, are cautioned not to place undue reliance on this information. You are cautioned not to rely on the projections in making a decision regarding the transaction, as the projections may be materially different than actual results. New PLAYSTUDIOS will not refer back to the financial projections in its future periodic reports filed under the Exchange Act.
The financial projections should not be viewed as public guidance. Furthermore, the financial projections do not take into account any circumstances or events occurring after the date on which the financial projections were finalized, which was November 13, 2020. The financial projections reflect numerous estimates and assumptions with respect to general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to PLAYSTUDIOS’ business, all of which are difficult to predict and many of which are beyond PLAYSTUDIOS’ and Acies’ control. The financial projections are forward-looking statements that are inherently subject to significant uncertainties and contingencies, many of which are beyond PLAYSTUDIOS’ control. The various risks and uncertainties include those set forth in the “Risk Factors,” “PLAYSTUDIOS’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Note Regarding Forward-Looking Statements” sections of this proxy statement/prospectus, respectively. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. Since the financial projections cover multiple years, such information by its nature becomes less reliable with each successive year. These financial projections are subjective in many respects and, thus, are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments.
The financial projections have not been audited. None of PLAYSTUDIOS’ independent registered accounting firm, Acies’ independent registered accounting firm or any other independent accountants, have compiled, examined or performed any procedures with respect to the financial projections included below, nor have they expressed any opinion or any other form of assurance on such information or their achievability, and they assume no responsibility for, and disclaim any association with, the financial projections. Nonetheless, a summary of the financial projections is provided in this proxy statement/prospectus because they were made available to Acies and our board of directors in connection with their review of the proposed transaction.
PLAYSTUDIOS has not warranted the accuracy, reliability, appropriateness or completeness of the financial projections to anyone, including Acies. Neither PLAYSTUDIOS nor any of its representatives has made or makes any representations to any person regarding the ultimate performance of PLAYSTUDIOS relative to the financial projections. The financial projections are not included in this proxy statement/prospectus in order to induce any Acies shareholders to vote in favor of any of the proposals at the Extraordinary General Meeting.
You are encouraged to review the financial statements of PLAYSTUDIOS included in this proxy statement/prospectus, as well as the financial information in the sections entitled “PLAYSTUDIOS Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/prospectus, and to not rely on any single financial measure.
The key elements of the projections provided by management of PLAYSTUDIOS to Acies are summarized in the table below:
(US$ in millions)	2020E(2)	2021E(3)	2022E(4)
Revenue	$269.8	$328.0	$435.2
Cost of Sales	91.2	102.2	128.4

(US$ in millions)	2020E(2)	2021E(3)	2022E(4)
User Acquisition	50.1	94.3	103.4
All other expenses	96.0	109.7	113.5
Adjusted EBITDA(1)	32.4	21.8	89.9

(1)
Adjusted EBITDA is defined as net income before interest, income taxes, depreciation and amortization, restructuring and related costs (consisting primarily of severance and other restructuring related costs), stock-based compensation expense, and other income and expense items (including special infrequent items, foreign currency gains and losses, and other non-cash items) and adjusting for the impact of costs capitalized for internal-use software projects.

(2)
2020E represents approximate estimated results for the 2020 fiscal year.

(3)
2021E represents approximate estimated results for the 2021 fiscal year.

(4)
2022E represents approximate estimated results for the 2022 fiscal year.

EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS A SUMMARY OF THE FINANCIAL PROJECTIONS FOR PLAYSTUDIOS, ACIES UNDERTAKES NO OBLIGATIONS AND EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FINANCIAL PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE.
Satisfaction of 80% Test
It is a requirement under the Nasdaq listing requirements that any business acquired by Acies have a fair market value equal to at least 80% of the balance of the funds in the Trust Account at the time of the execution of a definitive agreement for an initial business combination. Based on the financial analysis of PLAYSTUDIOS generally used to approve the transaction, the Acies Board of Directors determined that this requirement was met. The Acies Board of Directors determined that the consideration being paid in the Business Combination, which amount was negotiated at arms-length, were fair to and in the best interests of Acies and its shareholders and appropriately reflected PLAYSTUDIOS’ value. In reaching this determination, Acies Board of Directors concluded that it was appropriate to base such valuation in part on qualitative factors, such as management strength and depth, competitive positioning, customer relationships, and technical skills, as well as quantitative factors, such as its potential for future growth in revenue and profits. Acies Board of Directors believes that the financial skills and background of its members qualify it to conclude that the acquisition of PLAYSTUDIOS met this requirement.
Interests of Acies’ Directors and Executive Officers in the Business Combination
When you consider the recommendation of Acies Board of Directors in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor and Acies’ directors and executive officers have interests in such proposal that are different from, or in addition to, those of Acies shareholders and warrant holders generally. These interests include, among other things, the interests listed below:
•
Prior to Acies’ IPO, the Sponsor purchased 8,625,000 Acies Class B ordinary shares for an aggregate purchase price of $25,000, or approximately $0.003 per share, and subsequently the Sponsor cancelled an aggregate of 2,875,000 Sponsor Shares, thereby reducing the aggregate number of Sponsor Shares held by our sponsor to 5,750,000 for approximately $0.004 per share. As a result of the underwriters’ election to partially exercise their over-allotment option on November 9, 2020, 368,750 Sponsor Shares were forfeited, resulting in an aggregate of 5,381,250 Sponsor Shares issued and outstanding. Simultaneously with the closing of the IPO, the Sponsor purchased 4,333,333 private placement warrants at a price of $1.50 per private placement warrant. Subsequently, on November 9, 2020, in connection with the underwriters’ election to partially exercise their over-allotment option, the

Company sold an additional 203,334 Private Placement Warrants to the Sponsor, at a price of $1.50 per Private Placement Warrant, resulting in an aggregate of 4,536,667 private placement warrants issued and outstanding. If Acies does not consummate a Business Combination by October 22, 2022, (or if such date is extended at a duly called extraordinary general meeting, such later date), it would cease all operations except for the purpose of winding up, redeeming all of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and its Board, dissolving and liquidating, subject in each case to its obligations under the Cayman Islands Companies Act to provide for claims of creditors and the requirements of other applicable law. In such event, the 5,381,250 Acies Class B ordinary shares owned by the Sponsor would be worthless because following the redemption of the public shares, Acies would likely have few, if any, net assets and because the Sponsor and Acies’ directors and officers have agreed to waive their respective rights to liquidating distributions from the Trust Account in respect of any Acies Class A ordinary shares and Acies Class B ordinary shares held by it or them, as applicable, if Acies fails to complete a Business Combination within the required period. The 4,531,250 shares of New PLAYSTUDIOS common stock that the Sponsor will hold following the Mergers (including after giving effect to the Domestication), if unrestricted and freely tradable, would have had aggregate market value of $49,481,250 based upon the closing price of $10.92 per share of public share on Nasdaq on February 12, 2021, the most recent closing price. Given such shares of New PLAYSTUDIOS common stock will be subject to certain restrictions, including those described above, Acies believes such shares have less value. Additionally, in such event, the private placement warrants purchased by the Sponsor, will also expire worthless. The 5,381,250 shares of New PLAYSTUDIOS common stock into which the 5,381,250 Acies Class B ordinary shares collectively held by the Sponsor, will automatically convert in connection with the Mergers (including after giving effect to the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of $58,763,250 million based upon the closing price of $10.92 per public share on Nasdaq on February 12, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. However, given that such shares of New PLAYSTUDIOS common stock will be subject to certain restrictions, including those described above, Acies believes such shares have less value.
•
Acies’ existing directors and officers will be eligible for continued indemnification and continued coverage under a directors’ and officers’ liability insurance policy after the Mergers and pursuant to the Merger Agreement. James Murren, a current director of Acies, is expected to be a director of New PLAYSTUDIOS after the consummation of the Business Combination. As such, in the future, Mr. Murren will receive any cash fees, stock options, stock awards or other remuneration that the New PLAYSTUDIOS Board of Directors determines to pay to him.

•
The Sponsor (including its representatives and affiliates) and Acies’ directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to Acies. The Sponsor and Acies’ directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to Acies completing its initial business combination. Moreover, certain of Acies’ directors and officers have time and attention requirements for investment funds of which affiliates of the Sponsor are the investment managers. Acies’ directors and officers also may become aware of business opportunities which may be appropriate for presentation to Acies, and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in Acies’ favor and such potential business opportunities may be presented to other entities prior to their presentation to Acies, subject to applicable fiduciary duties under Cayman Islands Companies Act. Acies’ Cayman Constitutional Documents provide that Acies renounces its interest in any corporate opportunity offered to any director or officer of Acies unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of Acies and it is an opportunity that Acies is able to complete on a reasonable basis.

•
Acies’ existing directors and officers will be eligible for continued indemnification and continued coverage under Acies’ directors’ and officers’ liability insurance after the Mergers and pursuant to the Merger Agreement.

•
In the event that Acies fails to consummate a business combination within the prescribed time frame (pursuant to the Cayman Constitutional Documents), or upon the exercise of a redemption right in connection with the Business Combination, Acies will be required to provide for payment of claims of creditors that were not waived that may be brought against Acies within the 10 years following such redemption. In order to protect the amounts held in Acies’ Trust Account, the Sponsor has agreed that it will be liable to Acies if and to the extent any claims by a third-party (other than Acies’ independent auditors) for services rendered or products sold to Acies, or a prospective target business with which Acies has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case, net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third-party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the indemnity of the underwriters of Acies’ IPO against certain liabilities, including liabilities under the Securities Act.

•
Following consummation of the Business Combination, the Sponsor, Acies’ officers and directors and their respective affiliates would be entitled to reimbursement for certain out-of-pocket expenses related to identifying, investigating and consummating an initial Business Combination or repayment of loans, if any, and on such terms as to be determined by Acies from time to time, made by the Sponsor or any of Acies’ officers or directors to finance transaction costs in connection with an intended initial Business Combination. However, if Acies fails to consummate a Business Combination within the required period, Sponsor and Acies’ officers and directors and their respective affiliates will not have any claim against the Trust Account for reimbursement.

•
In order to finance transaction costs in connection with Acies’ initial Business Combination (including any amounts which are currently outstanding), the Sponsor or an affiliate of the Sponsor, or certain of Acies’ officers and directors may, but are not obligated to, loan funds to Acies as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes that would each become due and payable in full, without interest, upon completion of Acies’ initial Business Combination. In the event that Acies does not complete its initial Business Combination within the prescribed time frame, Acies may use a portion of its working capital held outside of its Trust Account to repay any Working Capital Loans made to Acies, but no proceeds held in the Trust Account would be used to repay such Working Capital Loans, and the applicable related party lender or lenders may not be able to recover the value it or they have loaned to Acies pursuant to such Working Capital Loans.

•
Pursuant to the Registration Rights Agreement, the Sponsor will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the shares of New PLAYSTUDIOS common stock and warrants held by such parties following the consummation of the Business Combination.

The Sponsor has agreed to vote in favor of the Business Combination, regardless of how our public shareholders vote. Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial Business Combination, the Sponsor and each officer and director of Acies have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement. As of the date of this proxy statement/prospectus, the Sponsor (including Acies’ independent directors) owns 20% of the issued and outstanding ordinary shares.
At any time at or prior to the Business Combination, subject to applicable securities laws (including with respect to material nonpublic information), the Sponsor, the existing stockholders of PLAYSTUDIOS or our or their respective directors, officers, advisors or respective affiliates may (i) purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or elect to redeem, or indicate an intention to redeem, public shares, (ii) execute agreements to purchase such shares from such investors in the future, or (iii) enter into transactions with such investors and others to provide them with incentives to acquire public shares, vote their public shares in favor of the Condition Precedent Proposals or not redeem their public shares. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of Acies’ shares, is no longer the beneficial owner thereof and, therefore, agrees not to exercise its redemption rights. In the event that the Sponsor, the existing stockholders of PLAYSTUDIOS or our or their respective directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (a) satisfaction of the requirement that holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the Extraordinary General Meeting, vote in favor of the Business Combination Proposal, the Organizational Documents Proposals (excluding Organizational Document Proposal D and the Director Election Proposal), the Merger Issuance Proposal, the PIPE Issuance Proposal, the Incentive Plan Proposal, the ESPP Proposal, the Auditor Ratification Proposal and the Adjournment Proposal, (b) satisfaction of the requirement that holders of at least two-thirds of the ordinary shares, represented in person or by proxy and entitled to vote at the Extraordinary General Meeting, vote in favor of the Domestication Proposal and the Organizational Documents Proposal D, (c) satisfaction of the Minimum Cash Condition, (d) otherwise limiting the number of public shares electing to redeem and (e) Acies’ net tangible assets (as determined in accordance with Rule 3a51(g)(1) of the Exchange Act) being at least $5,000,001.
Entering into any such arrangements may have a depressive effect on our common stock (e.g., by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Business Combination). If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the Extraordinary General Meeting and would likely increase the chances that such proposals would be approved. Acies will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the Extraordinary General Meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
The existence of financial and personal interests of one or more of Acies’ directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Acies and its shareholders, and what he, she or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Acies’ officers have interests in the Business Combination that may conflict with your interests as a shareholder.
Expected Accounting Treatment of the Business Combination
The Business Combination will be accounted for as a reverse recapitalization, in accordance with GAAP. Under this method of accounting, Acies will be treated as the “acquired” company for accounting purposes and the Business Combination will be treated as the equivalent of PLAYSTUDIOS issuing stock for the net assets of Acies, accompanied by a recapitalization. The net assets of Acies will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of PLAYSTUDIOS.
PLAYSTUDIOS has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances under both the no and maximum redemption scenarios:
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PLAYSTUDIOS’ existing stockholders will have over 80% of the voting interest in the post-combination company;

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The largest individual minority stockholder of the post-combination company is an existing stockholder of PLAYSTUDIOS;

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The board of directors of the post-combination company will be comprised of the chief executive officer of PLAYSTUDIOS, one director designated by Acies, and five additional directors to be determined by PLAYSTUDIOS before the closing of the Business Combination;

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PLAYSTUDIOS’ management will hold executive management roles (including the Chief Executive Officer and Chief Financial Officer, among others) for the post-combination company and be responsible for the day-to-day operations;

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PLAYSTUDIOS has significantly more revenue-generating activities, which are expected to comprise all of the activities conducted by the post-combination company; and

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the objective of the Business Combination is to create an operating public company, with management continuing to use PLAYSTUDIOS’ platform and assets to grow the business under the name of PLAYSTUDIOS, Inc.

Regulatory Matters
Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain transactions may not be consummated unless information has been furnished to the Antitrust Division and the FTC, and certain waiting period requirements have been satisfied. The Business Combination is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the two filings of the required Notification and Report Forms with the Antitrust Division and the FTC, or until early termination is granted. On or about February 17, 2021, Acies and PLAYSTUDIOS will file the required forms under the HSR Act with respect to the Business Combination with the Antitrust Division and the FTC and requested early termination.
At any time before or after consummation of the Business Combination (or the transactions contemplated by the Merger Agreement), notwithstanding termination of the respective waiting periods under the HSR Act, the applicable competition authorities in the U.S. or any other applicable jurisdiction could take such action under applicable antitrust laws as, such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination (or the transactions contemplated by the Merger Agreement, as applicable), conditionally approving the Business Combination (or the transactions contemplated by the Merger Agreement, as applicable) upon divestiture of assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. Acies cannot assure you that the Antitrust Division, the FTC, any state attorney general or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, Acies cannot assure you as to its result.
None of Acies nor PLAYSTUDIOS is aware of any material regulatory approvals or actions that are required for completion of the Business Combination, other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.
Litigation Relating to the Business Combination
On March 2, 2021, a lawsuit was filed in the Superior Court of California, Los Angeles County, by a purported Acies shareholder in connection with the Business Combination: McCart v. Acies Acquisition Corp., et al. (Sup. Ct. L.A. County) (the “Complaint”). The Complaint names Acies and members of Acies’ board of directors as defendants. The Complaint alleges breaches of fiduciary duties against members of Acies’ board of directors and aiding and abetting the board of directors’ breaches of fiduciary duties against Acies. The Complaint also alleges that the registration statement of which this proxy statement/prospectus forms a part is materially deficient and omits and/or misrepresents material information including, among other things, certain financial information, details regarding Acies’ financial advisors, and other information relating to the background of the Business Combination. The Complaint generally seeks to enjoin the Business Combination or in the event that it is consummated, recover damages.
Another purported Acies shareholder sent a demand letter on February 19, 2021 (the “Demand”), making similar allegations as those made in the Complaint and demanding additional disclosure regarding the Business Combination.
Acies intends to defend these lawsuits; however, Acies cannot predict with certainty the ultimate resolution of any proceedings that may be brought in connection with these allegations.

Vote Required for Approval
The approval of the Business Combination Proposal requires an ordinary resolution under the Cayman Islands Companies Act, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary General Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting.
The Business Combination Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not obtained the Business Combination Proposal will have no effect, even if approved by holders of ordinary shares.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that the Company’s entry into the Agreement and Plan of Merger Agreement, dated as of February 1, 2021 (the “Merger Agreement”), by and among Acies, Catalyst Merger Sub I, Inc. (“First Merger Sub”), a Delaware corporation and subsidiary of Acies, Catalyst Merger Sub II, LLC (“Second Merger Sub”) and PlayStudios, Inc. (“PLAYSTUDIOS”), a Delaware corporation, (a copy of which is attached to the proxy statement/prospectus as Annex A), pursuant to which, among other things, following the Domestication of Acies to Delaware as described below, following the Domestication of Acies to Delaware as described below, the merger of First Merger Sub with and into PLAYSTUDIOS (the “First Merger”) with PLAYSTUDIOS surviving the merger as a wholly owned subsidiary of Acies (PLAYSTUDIOS, in its capacity as the surviving corporation of the First Merger, is referred to as the “Surviving Corporation”), and immediately following the First Merger, and as part of an integrated transaction with the First Merger, the Surviving Corporation will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Second Merger Sub being the surviving entity of the Second Merger (Second Merger Sub, in its capacity as the surviving entity of the Second Merger, the “Surviving Entity”), in accordance with the terms and subject to the conditions of the Merger Agreement, be approved, ratified and confirmed in all respects.”
Recommendation of Acies Board of Directors
THE ACIES BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE ACIES SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.
The existence of financial and personal interests of one or more of Acies’ directors may result in a conflict of interest on the part of such director (s) between what he, she or they may believe is in the best interests of Acies and its shareholders and what he, she or they may believe is best for himself or themselves in determining to recommend that shareholders, vote for the proposals. In addition, Acies’ officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “Business Combination Proposal—Interests of Acies’ Directors and Executive Officers in the Business Combination” for further discussion of these considerations.

DOMESTICATION PROPOSAL
Overview
As discussed in this proxy statement/prospectus, if the Business Combination Proposal is approved, then Acies is asking its shareholders to approve by special resolution the Domestication Proposal. Under the Merger Agreement, the approval of the Domestication Proposal is also a condition to the consummation of the Mergers. If, however, the Domestication Proposal is approved, but the Business Combination Proposal is not approved, then neither the Domestication nor the Mergers will be consummated.
As a condition to closing the Business Combination pursuant to the terms of the Merger Agreement, the Acies Board of Directors has approved a change of Acies’ jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. In accordance with Acies’ Plan of Domestication (included as an exhibit to the registration statement of which this proxy statement/prospectus is a part), to effect the Domestication, Acies will file a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which Acies will be domesticated and continue as a Delaware corporation.
As a result of and upon the effective time of the Domestication, (1) each of the then issued and outstanding Acies Class A ordinary shares, will convert automatically, on a one-for-one basis, into a share of New PLAYSTUDIOS Class A common stock, (2) each of the then issued and outstanding Acies Class B ordinary shares will convert automatically, on a one-for-one basis, into a share of New PLAYSTUDIOS Class A common stock, after giving effect to the forfeiture of certain Acies Class B ordinary shares held by the Sponsor pursuant to the Sponsor Support Agreement, (3) each then issued and outstanding warrant of Acies will convert automatically, on a one-for-one basis, into a New PLAYSTUDIOS warrant, pursuant to the Warrant Agreement, after giving effect to the forfeiture of certain warrants held by the Sponsor pursuant to the Sponsor Support Agreement, and (4) each of the then issued and outstanding Acies units that have not been previously separated into the underlying Acies Class A ordinary shares and one-third of an Acies warrant upon the request of the holder thereof will be cancelled and will entitle the holder thereof to one share of New PLAYSTUDIOS Class A common stock and one-third of a New PLAYSTUDIOS warrant, provided that no fractional New PLAYSTUDIOS warrants will be issued upon separation of the Acies units.
The Domestication Proposal, if approved, will authorize a change of Acies’ jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while Acies is currently governed by the Cayman Islands Companies Act, upon the Domestication, New PLAYSTUDIOS will be governed by the DGCL. We encourage shareholders to carefully consult the information set out below under “Comparison of Corporate Governance and Shareholder Rights.” Additionally, we note that if the Domestication Proposal is approved, then Acies will also ask its shareholders to approve the Organizational Documents Proposals (discussed below), which, if approved, will replace Acies’ current memorandum and articles of association under the Cayman Islands Companies Act with a new certificate of incorporation and bylaws of New PLAYSTUDIOS under the DGCL. The Proposed Organizational Documents differ in certain material respects from the Cayman Constitutional Documents, and we encourage shareholders to carefully consult the information set out below under “Organizational Documents Proposals,” the Cayman Constitutional Documents of Acies, attached hereto as Annex H and the Proposed Organizational Documents of New PLAYSTUDIOS, attached hereto as Annex I and Annex J.
Reasons for the Domestication
Our board of directors believes that there are significant advantages to us that will arise as a result of a change of our domicile to Delaware. Further, our board of directors believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation.
The Acies Board of Directors believes that there are several reasons why a reincorporation in Delaware is in the best interests of Acies and its shareholders. As explained in more detail below, these reasons can be summarized as follows:
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Prominence, Predictability, and Flexibility of Delaware Law.   For many years, Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as ours.
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Well-Established Principles of Corporate Governance.   There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a company’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. We believe such clarity would be advantageous to New PLAYSTUDIOS, its board of directors and management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations, and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for New PLAYSTUDIOS’ stockholders from possible abuses by directors and officers.

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Increased Ability to Attract and Retain Qualified Directors.   Reincorporation from the Cayman Islands to Delaware is attractive to directors, officers, and stockholders alike. New PLAYSTUDIOS’ incorporation in Delaware may make New PLAYSTUDIOS more attractive to future candidates for our board of directors, because many such candidates are already familiar with Delaware corporate law from their past business experience. To date, we have not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws—especially those relating to director indemnification (as discussed below)—draw such qualified candidates to Delaware corporations. Our board of directors, therefore, believes that providing the benefits afforded directors by Delaware law will enable New PLAYSTUDIOS to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for our stockholders from possible abuses by directors and officers.

The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both Cayman and Delaware law permit a corporation to include a provision in its governing documents to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, we believe that, in general, Delaware law is more developed and provides more guidance than Cayman law on matters regarding a company’s ability to limit director liability. As a result, we believe that the corporate environment afforded by Delaware will enable the surviving corporation to compete more effectively with other public companies in attracting and retaining new directors.
Expected Accounting Treatment of the Domestication
There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of the Company as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of New PLAYSTUDIOS immediately following the Domestication will be the same as those of Acies immediately prior to the Domestication.

Vote Required for Approval
The approval of the Domestication Proposal requires a special resolution under the Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary General Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting.
The Domestication Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not obtained the Domestication Proposal will have no effect, even if approved by holders of ordinary shares.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as a special resolution, that the Company be de-registered in the Cayman Islands pursuant to Article 47 of the Amended and Restated Articles of Association of the Company (as amended) and be registered by way of continuation as a corporation in the State of Delaware.”
Recommendation of the Acies Board of Directors
THE ACIES BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ACIES
SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DOMESTICATION PROPOSAL.
The existence of financial and personal interests of one or more of Acies’ directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Acies and its shareholders, and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Acies’ officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “Business Combination Proposal—Interests of Acies’ Directors and Executive Officers in the Business Combination” for further discussion of these considerations.

ORGANIZATIONAL DOCUMENTS PROPOSALS
If the Domestication Proposal is approved and the Business Combination is to be consummated, Acies will replace the current Amended and Restated Memorandum and Articles of Association of Acies under the Cayman Islands Companies Act (the “Existing Memorandum”) and the current articles of association of Acies (as may be amended from time to time) (the “Existing Articles” and, together with the Existing Memorandum, the “Cayman Constitutional Documents”), in each case, under the Cayman Islands Companies Act, with a proposed new certificate of incorporation (the “Proposed Certificate of Incorporation”) and proposed new bylaws (the “Proposed Bylaws” and, together with the Proposed Certificate of Incorporation, the “Proposed Organizational Documents”) of New PLAYSTUDIOS, in each case, under the DGCL.
If the Business Combination Proposal and the Domestication Proposal are approved, Acies will ask its shareholders to approve by special resolution four separate proposals (collectively, the “Organizational Documents Proposals”) in connection with the replacement of the Cayman Constitutional Documents, under the Cayman Islands Companies Act, with the Proposed Organizational Documents, under the DGCL. The Organizational Documents Proposals are conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not obtained, the Organizational Documents Proposals will have no effect, even if approved by holders of ordinary shares.
The Acies Board of Directors has unanimously approved each of the Organizational Documents Proposals and believes such proposals are necessary to adequately address the needs of New PLAYSTUDIOS after the Business Combination. Approval of each of the Organizational Documents Proposals is a condition to the consummation of the Business Combination. A brief summary of each of the Organizational Documents Proposals is set forth below. These summaries are qualified in their entirety by reference to the complete text of the Proposed Organizational Documents.
The Proposed Organizational Documents differ materially from the Cayman Constitutional Documents. The following table sets forth a summary of the principal changes proposed between the Existing Memorandum and the Existing Articles and the Proposed Certificate of Incorporation and Proposed Bylaws for New PLAYSTUDIOS. This summary is qualified by reference to the complete text of the Cayman Constitutional Documents of Acies, attached to this proxy statement/prospectus as Annex H, the complete text of the Proposed Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex I, and the complete text of the Proposed Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex J. All shareholders are encouraged to read each of the Proposed Organizational Documents in its entirety for a more complete description of its terms. Additionally, as the Cayman Constitutional Documents are governed by the Cayman Islands Companies Act and the Proposed Organizational Documents will be governed by the DGCL, we encourage shareholders to carefully consult the information set out under the “Comparison of Corporate Governance and Shareholder Rights” section of this proxy statement/prospectus.
	The Cayman Constitutional Documents	The Proposed Organizational Documents
Authorized Shares (Organizational Documents Proposal A)	The Cayman Constitutional Documents authorize 555,000,000 shares, consisting of 500,000,000 Acies Class A ordinary shares, 50,000,000 Acies Class B ordinary shares and 5,000,000 preferred shares.	The Proposed Organizational Documents authorize 2,125,000,000 shares, consisting of 2,000,000,000 shares of New PLAYSTUDIOS Class A common stock, 25,000,000 shares of New PLAYSTUDIOS Class B common stock and 100,000,000 shares of New PLAYSTUDIOS preferred stock. Holders of New PLAYSTUDIOS Class A common stock will be entitled to cast one vote per Class A share, while holders of New PLAYSTUDIOS Class B

	The Cayman Constitutional Documents	The Proposed Organizational Documents
common stock will be entitled to cast 20 votes per share of New PLAYSTUDIOS Class B common stock. Except as otherwise provided by applicable law or the Proposed Certificate of Incorporation, holders of all classes of New PLAYSTUDIOS common stock vote together as a single class.
	See paragraph 5 of the Existing Memorandum.	See Article Fourth, subsection 1 of the Proposed Certificate of Incorporation.
Authorize the Board of Directors to Issue Preferred Stock Without Stockholder Consent (Organizational Documents Proposal B)	The Cayman Constitutional Documents authorize the issuance of 5,000,000 preferred shares with such designation, rights and preferences as may be determined from time to time by Acies Board of Directors. Accordingly, Acies Board of Directors is empowered under the Cayman Constitutional Documents, without shareholder approval, to issue preferred shares with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares (except to the extent it may affect the ability of Acies to carry out a conversion of Acies Class B ordinary shares on the Closing Date, as contemplated by the Existing Articles).	The Proposed Organizational Documents authorize the Board to issue all or any shares of preferred stock in one or more series and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as the New PLAYSTUDIOS Board of Directors may determine.
	See paragraph 5 of the Existing Memorandum and Articles 3 and 17 of the Existing Articles.	See Article Fourth, subsection 2 of the Proposed Certificate of Incorporation.
Declassified Board (Organizational Documents Proposal C)	The Cayman Constitutional Documents provide that Acies Board of Directors shall be composed of three classes.	The Proposed Organizational Document does not provide for a classified board of directors, and thus all directors will be elected each year for one-year terms.
	See Article 27 of the Existing Articles.	See Article Sixth, subsection 3 of the Proposed Certificate of Incorporation.
Corporate Name (Organizational Documents Proposal D)	The Cayman Constitutional Documents provide that the name of the company is “Acies Acquisition Corp.”	The Proposed Organizational Documents provide that the name of the corporation will be PLAYSTUDIOS, Inc.

	The Cayman Constitutional Documents	The Proposed Organizational Documents
	See paragraph 1 of the Existing Memorandum.	See Article First of the Proposed Certificate of Incorporation.
Perpetual Existence (Organizational Documents Proposal D)	The Cayman Constitutional Documents provide that if Acies does not consummate a Business Combination (as defined in the Cayman Constitutional Documents) October 22, 2022, Acies will cease all operations except for the purposes of winding up and will redeem the public shares and liquidate Acies’ Trust Account.	The Proposed Organizational Documents do not include any provisions relating to New PLAYSTUDIOS’ ongoing existence; the default under the DGCL will make New PLAYSTUDIOS’ existence perpetual.
	See Article 49 of the Cayman Constitutional Documents.	Default rule under the DGCL.
Exclusive Forum (Organizational Documents Proposal D)	The Cayman Constitutional Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.	The Proposed Organizational Documents adopt Delaware as the exclusive forum for certain stockholder litigation and the federal district courts of the United States of America the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.
See Article Tenth of the Proposed Certificate of Incorporation.
Provisions Related to Status as Blank Check Company (Organizational Documents Proposal D)	The Cayman Constitutional Documents include various provisions related to Acies’ status as a blank check company prior to the consummation of a Business Combination.	The Proposed Organizational Documents do not include such provisions related to Acies’ status as a blank check company, which no longer will apply upon consummation of the Merger, as Acies will cease to be a blank check company at such time.
See Article 49 of the Cayman Constitutional Documents.
Resolution
The full text of the resolution to be passed in connection with the replacement of the Cayman Constitutional Documents with the Proposed Organizational Documents is as follows:
“RESOLVED, as ordinary resolutions, save for the Organizational Documents Proposal D which requires a special resolution, that the Cayman Constitutional Documents currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the Proposed Certificate of Incorporation and Proposed Bylaws (copies of which are attached to the proxy statement/prospectus as Annex I and Annex J, respectively), with such principal changes as described in Organizational Documents Proposals A-D.”

ORGANIZATIONAL DOCUMENTS PROPOSAL A—APPROVAL OF AUTHORIZATION OF CHANGE TO AUTHORIZED SHARE CAPITAL, AS SET FORTH IN THE PROPOSED ORGANIZATIONAL DOCUMENTS
Overview
Organizational Documents Proposal A—to authorize by ordinary resolution the change in the authorized share capital of Acies from 500,000,000 Acies Class A ordinary shares and 50,000,000 Acies Class B ordinary shares to 2,000,000,000 shares of New PLAYSTUDIOS Class A common stock, 25,000,000 shares of New PLAYSTUDIOS Class B common stock and 100,000,000 shares of New PLAYSTUDIOS preferred stock (this proposal is referred to herein as “Organizational Documents Proposal A”).
As of the date of this proxy statement/prospectus, there are (i) 21,525,000 Acies Class A ordinary shares issued and outstanding, (ii) 5,381,250 Acies Class B ordinary shares issued and outstanding, and (iii) no Acies preferred shares issued and outstanding. In addition, as of the date of this proxy statement/prospectus, there is an aggregate of 7,175,000 public warrants and 4,536,667 private placement warrants of Acies, in each case, issued and outstanding. Each whole warrant entitles the holder thereof to purchase one Acies Class A ordinary share and, following the Domestication, will entitle the holder thereof to purchase one share of New PLAYSTUDIOS common stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination), the Acies fully diluted share capital would be 38,617,917. Subject to the terms and conditions of the Warrant Agreement, the Acies warrants will be exercisable after giving effect to the Mergers for one share of New PLAYSTUDIOS common stock at an exercise price of $11.50 per share. No Acies warrants are exercisable until 30 days after the Closing.
Pursuant to the Merger Agreement, New PLAYSTUDIOS will issue        shares of New PLAYSTUDIOS common stock to PLAYSTUDIOS stockholders and, pursuant to the PIPE Investment, New PLAYSTUDIOS will issue 25,000,000 shares of New PLAYSTUDIOS common stock to the PIPE Investors.
In order to ensure that New PLAYSTUDIOS has sufficient authorized capital for future issuances, Acies Board of Directors has approved, subject to stockholder approval, that the Proposed Organizational Documents of New PLAYSTUDIOS change the authorized capital stock of Acies from (i) 500,000,000 Class A ordinary shares, 50,000,000 Acies Class B ordinary shares and 5,000,000 Acies preferred shares to (ii) 2,000,000,000 shares of New PLAYSTUDIOS Class A common stock, 25,000,000 shares of New PLAYSTUDIOS Class B common stock and 100,000,000 shares of New PLAYSTUDIOS preferred stock.
This summary is qualified by reference to the complete text of the Proposed Organizational Documents of New PLAYSTUDIOS, copies of which are attached to this proxy statement/prospectus as Annex I and Annex J. All stockholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.
Reasons for the Amendments
The principal purpose of this proposal is to provide for an authorized capital structure of New PLAYSTUDIOS that will enable it to continue as an operating company governed by the DGCL. Our board of directors believes that it is important for us to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support our growth and to provide flexibility for future corporate needs. The authorized capital structure will also provide for two classes of New PLAYSTUDIOS common stock, Class A common stock and Class B common stock. Holders of New PLAYSTUDIOS Class A common stock will be entitled to cast one vote per Class A share, while holders of New PLAYSTUDIOS Class B common stock will be entitled to cast 20 votes per share of New PLAYSTUDIOS Class B common stock. As a result, it is expected that Mr. Pascal and his affiliated entities will hold over 70% of the outstanding voting power of New PLAYSTUDIOS immediately following the closing of the Business Combination.
Vote Required for Approval
The approval of Organizational Documents Proposal A requires an ordinary resolution under the Cayman Islands Companies Act, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary General Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting.
Organizational Documents Proposal A is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not obtained, the Organizational Documents Proposal A will have no effect, even if approved by holders of ordinary shares.
Recommendation of the Acies Board of Directors
THE ACIES BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ACIES SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL A.
The existence of financial and personal interests of one or more of Acies’ directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Acies and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Acies’ officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “Business Combination Proposal—Interests of Acies’ Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ORGANIZATIONAL DOCUMENTS PROPOSAL B—APPROVAL OF PROPOSAL REGARDING ISSUANCE OF PREFERRED STOCK OF NEW PLAYSTUDIOS AT THE BOARD OF DIRECTORS’ SOLE DISCRETION, AS SET FORTH IN THE PROPOSED ORGANIZATIONAL DOCUMENTS
Overview
Organizational Documents Proposal B—to authorize the New PLAYSTUDIOS Board of Directors to issue any or all shares of New PLAYSTUDIOS preferred stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New PLAYSTUDIOS Board of Directors and as may be permitted by the DGCL.
Assuming the Business Combination Proposal and the Domestication Proposal are approved, our shareholders are also being asked to approve Organizational Documents Proposal B, which is, in the judgment of our board of directors, necessary to adequately address the needs of New PLAYSTUDIOS after the Business Combination.
If Organizational Documents Proposal A is approved, the number of authorized shares of preferred stock of New PLAYSTUDIOS will be 100,000,000 shares. Approval of this Organizational Documents Proposal B will allow for issuance of any or all of these shares of preferred stock from time to time at the discretion of the board of directors, as may be permitted by the DGCL, and without further stockholder action. The shares of preferred stock would be issuable for any proper corporate purpose, including, among other things, future acquisitions, capital raising transactions consisting of equity or convertible debt, stock dividends or issuances under current and any future stock incentive plans, pursuant to which we may provide equity incentives to employees, officers and directors, and in certain instances may be used as an anti-takeover defense.
This summary is qualified by reference to the complete text of the Proposed Organizational Documents of New PLAYSTUDIOS, copies of which are attached to this proxy statement/prospectus as Annex I and Annex J. All stockholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.
Reasons for the Amendments
Our board of directors believes that these additional shares will provide us with needed flexibility to issue shares in the future in a timely manner and under circumstances we consider favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.
Authorized but unissued preferred stock may enable the board of directors to render it more difficult or to discourage an attempt to obtain control of New PLAYSTUDIOS and thereby protect continuity of or entrench its management, which may adversely affect the market price of New PLAYSTUDIOS and its securities. If, in the due exercise of its fiduciary obligations, for example, the board of directors was to determine that a takeover proposal was not in the best interests of New PLAYSTUDIOS, such preferred stock could be issued by the board of directors without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the board of directors, by effecting an acquisition that might complicate or preclude the takeover or otherwise. Allowing New PLAYSTUDIOS’ Board of directors to issue the authorized preferred stock on its own volition will enable New PLAYSTUDIOS to have the flexibility to issue such preferred stock in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. New PLAYSTUDIOS currently has no such plans, proposals or arrangements, written or otherwise, to issue any of the additional authorized stock for such purposes.
Vote Required for Approval
The approval of Organizational Documents Proposal B requires an ordinary resolution under the Cayman Islands Companies Act, being the affirmative vote of holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary General Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting.
Organizational Documents Proposal B is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not obtained, the Organizational Documents Proposal B will have no effect, even if approved by holders of ordinary shares.
Recommendation of the Acies Board of Directors
THE ACIES BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ACIES SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL B.
The existence of financial and personal interests of one or more of Acies’ directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Acies and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Acies’ officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “Business Combination Proposal—Interests of Acies’ Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ORGANIZATIONAL DOCUMENTS PROPOSAL C—APPROVAL OF PROPOSAL REGARDING
THE DECLASSIFICATION OF THE NEW PLAYSTUDIOS BOARD OF DIRECTORS
Overview
Organizational Documents Proposal C—to provide that the New PLAYSTUDIOS Board of Directors be declassified with all directors being elected each year for one-year terms.
Assuming the Business Combination Proposal and the Domestication Proposal are approved, our shareholders are also being asked to approve Organizational Documents Proposal C, which is, in the judgment of our board of directors, necessary to adequately address the needs of New PLAYSTUDIOS after the Business Combination.
Subject to any limitations imposed by applicable law and subject to the special rights of the holders of any series of preferred stock to elect directors, any vacancy occurring in New PLAYSTUDIOS for any reason, and any newly created directorship resulting from any increase in the authorized number of directors, will, unless (a) the New PLAYSTUDIOS Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders or (b) as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and not by the stockholders.
This summary is qualified by reference to the complete text of the Proposed Organizational Documents of New PLAYSTUDIOS, copies of which are attached to this proxy statement/prospectus as Annex I and Annex J. All stockholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.
Reasons for the Amendments
The Acies Board of Directors recognizes that corporate governance standards have continued to evolve in recent years, resulting in a majority of Fortune 500 companies having implemented annual director elections. Furthermore, a classified board structure may appear to reduce director accountability to stockholders since this structure does not permit stockholders to express a view on each director’s performance by means of an annual vote. The Acies Board of Directors also recognizes that many institutional investors and commentators now believe that the election of directors is the primary means for stockholders to influence corporate governance policies and to hold the board and management accountable for implementing those policies. Although the our board believes that declassifying the New PLAYSTUDIOS Board of Directors is in the best interests of New PLAYSTUDIOS stockholders, the Acies Board of Directors is aware that there may be disadvantages to a declassified board structure. For example, a classified board structure may provide increased board continuity and stability and encourages directors to focus on the long-term productivity of a company. Additionally, classified boards may provide additional protections against unwanted, and potentially unfair and abusive, takeover attempts and proxy contests, as they make it more difficult for a substantial stockholder to gain control of a board of directors without the cooperation or approval of incumbent directors. However, after considering the foregoing, the Acies Board of Directors believes that the declassification of the New PLAYSTUDIOS Board of Directors under this proposal is in the best interests of New PLAYSTUDIOS stockholders.
Vote Required for Approval
The approval of Organizational Documents Proposal C requires an ordinary resolution under the Cayman Islands Companies Act, being the affirmative vote of holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary General Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting.
Organizational Documents Proposal C is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not obtained, the Organizational Documents Proposal C will have no effect, even if approved by holders of ordinary shares.

Recommendation of the Acies Board of Directors
THE ACIES BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ACIES SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL C.
The existence of financial and personal interests of one or more of Acies’ directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Acies and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Acies’ officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “Business Combination Proposal—Interests of Acies’ Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ORGANIZATIONAL DOCUMENTS PROPOSAL D—APPROVAL OF OTHER CHANGES IN CONNECTION WITH ADOPTION OF THE PROPOSED ORGANIZATIONAL DOCUMENTS
Overview
Organizational Documents Proposal D—to authorize all other changes in connection with the replacement of the Cayman Constitutional Documents with the Proposed Certificate of Incorporation and Proposed Bylaws in connection with the consummation of the Business Combination (copies of which are attached to this proxy statement/prospectus as Annex I and Annex J, respectively), including, among other things, (i) changing the corporate name from “Acies Acquisition Corp.” to “PLAYSTUDIOS, Inc.” (ii) making New PLAYSTUDIOS’ corporate existence perpetual, (iii) adopting Delaware as the exclusive forum for certain stockholder litigation and the federal district courts of the United States of America the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, and (iv) removing certain provisions related to Acies’ status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which Acies Board of Directors believes is necessary to adequately address the needs of New PLAYSTUDIOS after the Business Combination.
Assuming the Business Combination Proposal and the Domestication Proposal are approved, our shareholders are also being asked to approve Organizational Documents Proposal D, which is, in the judgment of our board of directors, necessary to adequately address the needs of New PLAYSTUDIOS after the Business Combination.
The Proposed Organizational Documents stipulate that the Court of Chancery for the State of Delaware (the “Court of Chancery”) be the sole and exclusive forum (or, in the event that the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) for any stockholder (including a beneficial owner) to bring (i) any derivative action, suit or proceeding brought on New PLAYSTUDIOS’ behalf, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of New PLAYSTUDIOS to New PLAYSTUDIOS or New PLAYSTUDIOS’ stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Proposed Certificate of Incorporation or the Proposed Bylaws (as either may be amended from time to time), (iv) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery or (v) any action, suit or proceeding asserting a claim against New PLAYSTUDIOS or any current or former director, officer or stockholder governed by the internal affairs doctrine. Notwithstanding the foregoing, the Proposed Certificate of Incorporation will provide that the exclusive forum provision will not apply to suits brought to enforce a duty or liability created by the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Similarly, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. The Proposed Organizational Documents also provide that, unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.
The Proposed Organizational Documents will not contain provisions related to a blank check company (including those related to operation of the Trust Account, winding up of Acies’ operations should Acies not complete a Business Combination by a specified date and other such blank check-specific provisions as are present in the Cayman Constitutional Documents) because following the consummation of the Mergers, New PLAYSTUDIOS will not be a blank check company.
Approval of each of the Organizational Documents Proposals, assuming approval of each of the other Condition Precedent Proposals, will result, upon the Domestication, in the wholesale replacement of the Cayman Constitutional Documents with New PLAYSTUDIOS’ Proposed Organizational Documents. While certain material changes between the Cayman Constitutional Documents and the Proposed Organizational Documents have been unbundled into distinct organizational documents proposals or otherwise identified in this Organizational Documents Proposal D, there are other differences between the Cayman Constitutional Documents and Proposed Organizational Documents (arising from, among other things, differences between the Cayman Islands Companies Act and the DGCL and the typical form of organizational documents under each such body of law) that will be approved (subject to the approval of the aforementioned related proposals and consummation of the Business Combination) if our shareholders approve this Organizational Documents Proposal D. Accordingly, we encourage shareholders to carefully review the terms of the Proposed Organizational Documents of New PLAYSTUDIOS, attached hereto as Annex I and Annex J, as well as the information provided in the “Comparison of Corporate Governance and Shareholder Rights” and “Description of New PLAYSTUDIOS Securities” sections of this proxy statement/prospectus.
Reasons for the Amendments
Corporate Name
Our board of directors believes that changing the post-business combination corporate name from “Acies Acquisition Corp.” to “PlayStudios Inc.” is desirable to reflect the Business Combination with PLAYSTUDIOS and to clearly identify New PLAYSTUDIOS as the publicly traded entity.
Perpetual Existence
Our board of directors believes that making New PLAYSTUDIOS’ corporate existence perpetual is desirable to reflect the Business Combination. Additionally, perpetual existence is the usual period of existence for public corporations, and our board of directors believes that it is the most appropriate period for New PLAYSTUDIOS following the Business Combination.
Exclusive Forum
Adopting Delaware as the exclusive forum for certain stockholder litigation is intended to assist New PLAYSTUDIOS in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims. Our board of directors believes that the Delaware courts are best suited to address disputes involving such matters given that after the Domestication, New PLAYSTUDIOS will be incorporated in Delaware. Delaware law generally applies to such matters and the Delaware courts have a reputation for expertise in corporate law matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes, which help provide relatively quick decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides stockholders and the post-combination company with more predictability regarding the outcome of intra-corporate disputes. In the event the Court of Chancery does not have jurisdiction, the other state courts located in Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions; provided that these exclusive forum provisions will not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act, or to any claim for which the federal courts have exclusive jurisdiction. The Proposed Organizational Documents also provide that, unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.
In addition, this amendment would promote judicial fairness and avoid conflicting results, as well as make the post-combination company’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery.
Provisions Related to Status as Blank Check Company
The elimination of certain provisions related to Acies’ status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, the Proposed Organizational Documents do not include the requirement to dissolve New PLAYSTUDIOS and allows it to continue as a corporate entity with perpetual existence following consummation of the Business

Combination. Perpetual existence is the usual period of existence for public corporations, and Acies Board of Directors believes it is the most appropriate period for New PLAYSTUDIOS following the Business Combination. In addition, certain other provisions in Acies’ current certificate require that proceeds from Acies’ initial public offering be held in the Trust Account until a business combination or liquidation of Acies has occurred. These provisions cease to apply once the Business Combination is consummated and are, therefore, not included in the Proposed Organizational Documents.
Vote Required for Approval
The approval of Organizational Documents Proposal D requires a special resolution under the Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary General Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting.
Organizational Documents Proposal D is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not obtained the Organizational Documents Proposal D will have no effect, even if approved by holders of ordinary shares.
Recommendation of the Acies Board of Directors
THE ACIES BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ACIES SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL D.
The existence of financial and personal interests of one or more of Acies’ directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Acies and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Acies’ officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “Business Combination Proposal—Interests of Acies’ Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

DIRECTOR ELECTION PROPOSAL
Overview
The Director Election Proposal—Assuming the Business Combination Proposal, the Domestication Proposal and each of the Organizational Documents Proposals are approved, Acies’ shareholders are also being asked to approve by ordinary resolution the Director Election Proposal to consider and vote upon a proposal to approve by ordinary resolution, to elect six directors who, upon consummation of the Business Combination, will be the directors of New PLAYSTUDIOS.
Nominees
As contemplated by the Merger Agreement, the New PLAYSTUDIOS Board of Directors following consummation of the transaction will consist of six directors:
1.
Andrew Pascal, the Chief Executive Officer of PLAYSTUDIOS;

2.
James Murren, a director designated by Acies, who qualifies as “independent” under applicable SEC and Exchange rules and who has been accepted by PLAYSTUDIOS; and

3.
Four directors designated by PLAYSTUDIOS who will initially be William (Bill) J. Hornbuckle, Joe Horowitz, Jason Krikorian and Judy K. Mencher, and will thereafter be designated, nominated and elected as contemplated by the Proposed Organizational Documents.

Accordingly, our board of directors has nominated each of Mr. Pascal, Mr. Murren, Mr. Hornbuckle, Mr. Horowitz, Mr. Krikorian and Ms. Mencher to serve as our directors upon the consummation of the Business Combination, with Mr. Pascal to serve as the Chairperson of the board of directors, in each case, in accordance with the terms and subject to the conditions of the Proposed Organizational Documents. For more information on the experience of each of these director nominees, please see the section titled “Management of New PLAYSTUDIOS Following the Business Combination” of this proxy statement/prospectus.
Vote Required for Approval
The approval of the Director Election Proposal requires an ordinary resolution under the Cayman Islands Companies Act, being the affirmative vote of a majority of the holders of the Acies Class B ordinary shares, which under the terms of the Cayman Constitutional Documents and being the only ones entitled to vote on the election of directors to our board of directors. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting.
The Director Election Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not obtained, the Director Election Proposal will have no effect, even if approved by holders of ordinary shares.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that the persons named below be elected to serve on the New PLAYSTUDIOS Board of Directors upon the consummation of the Business Combination.”
Name of Director
Andrew Pascal
William (Bill) J. Hornbuckle
Joe Horowitz
Jason Krikorian
Judy K. Mencher
James Murren

Recommendation of the Acies Board of Directors
THE ACIES BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ACIES SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DIRECTOR ELECTION PROPOSAL.
The existence of financial and personal interests of one or more of Acies’ directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Acies and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Acies’ officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “Business Combination Proposal—Interests of Acies’ Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

MERGER ISSUANCE PROPOSAL
Overview
The Merger Issuance Proposal—to consider and vote upon a proposal to approve by ordinary resolution, assuming the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposals, the Director Election Proposal and the PIPE Issuance Proposal are approved, for the purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, the issuance of shares of New PLAYSTUDIOS common stock to the PLAYSTUDIOS stockholders pursuant to the Merger Agreement (the “Merger Issuance Proposal”).
Assuming the Business Combination Proposal, the Domestication Proposal, each of the Organizational Documents Proposals, the Director Election Proposal and the PIPE Issuance Proposal are approved, Acies’ shareholders are also being asked to approve, by ordinary resolution, the Merger Issuance Proposal.
Reasons for the Approval for Purposes of Nasdaq Listing Rule 5635
Pursuant to Nasdaq Listing Rule 5635, shareholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions if: (i) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or of securities convertible into or exercisable for common stock or (ii) the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or of securities. Additionally, under Nasdaq Listing Rule 5635, shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the registrant. Upon the consummation of the Mergers, Acies expects to issue up to 104,100,000 shares of New PLAYSTUDIOS common stock at Closing plus up to 15,000,000 earnout shares of New PLAYSTUDIOS common stock, subject to the satisfaction of the trading price conditions, in connection with the Business Combination. For further details, see “Business Combination Proposal—The Merger Agreement—Effects of the Merger Agreement—Aggregate Merger Consideration.”
Accordingly, the aggregate number of shares of New PLAYSTUDIOS common stock that Acies will issue in connection with the Business Combination to the PLAYSTUDIOS stockholders will exceed 20% of both the voting power and the shares of New PLAYSTUDIOS common stock outstanding before such issuance and may result in a change of control of the registrant under Nasdaq Listing Rule 5635, and for these reasons, Acies is seeking the approval of Acies shareholders for the issuance of shares of New PLAYSTUDIOS common stock in connection with the Business Combination.
In the event that this proposal is not approved by Acies shareholders, the Business Combination cannot be consummated. In the event that this proposal is approved by Acies shareholders, but the Merger Agreement is terminated (without the Business Combination being consummated) prior to the issuance of shares of New PLAYSTUDIOS common stock pursuant to the Merger Agreement, such shares of New PLAYSTUDIOS common stock will not be issued.
Vote Required for Approval
The approval of the Merger Issuance Proposal requires an ordinary resolution under the Cayman Islands Companies Act, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary General Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting.
The Merger Issuance Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not obtained, the Merger Issuance Proposal will have no effect, even if approved by holders of ordinary shares.

Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that, for the purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, the Company’s adoption of the Merger Issuance Proposal and any form award agreements thereunder, be approved, ratified and confirmed in all respects.”
Recommendation of Acies Board of Directors
THE ACIES BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE ACIES SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE MERGER ISSUANCE PROPOSAL.
The existence of financial and personal interests of one or more of Acies’ directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Acies and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Acies’ officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “Business Combination Proposal—Interests of Acies’ Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

PIPE ISSUANCE PROPOSAL
Overview
The PIPE Issuance Proposal—to consider and vote upon a proposal to approve by ordinary resolution, assuming the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposals, the Director Election Proposal and the Merger Issuance Proposal are approved, for the purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, the issuance of shares of New PLAYSTUDIOS common stock to the PIPE Investors in connection with the PIPE Investment (the “PIPE Issuance Proposal”).
Assuming the Business Combination Proposal, the Domestication Proposal, each of the Organizational Documents Proposals, the Director Election Proposal and the Merger Issuance Proposal are approved, Acies’ shareholders are also being asked to approve, by ordinary resolution, the PIPE Issuance Proposal.
Reasons for the Approval for Purposes of Nasdaq Listing Rule 5635
Pursuant to Nasdaq Listing Rule 5635, shareholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions if: (i) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or of securities convertible into or exercisable for common stock or (ii) the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or of securities. Additionally, under Nasdaq Listing Rule 5635, shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the registrant. Upon the consummation of the Mergers, Acies expects to issue an estimated 25,000,000 shares of New PLAYSTUDIOS common stock in connection with the PIPE Investment. For further details, see “Business Combination Proposal—The Merger Agreement—Effects of the Merger Agreement—Aggregate Merger Consideration.”
Accordingly, the aggregate number of shares of New PLAYSTUDIOS common stock that Acies will issue in connection with the PIPE Investment may exceed 20% of both the voting power and the shares of New PLAYSTUDIOS common stock outstanding before such issuance and may result in a change of control of the registrant under Nasdaq Listing Rule 5635, and for these reasons, Acies is seeking the approval of Acies shareholders for the issuance of shares of New PLAYSTUDIOS common stock in connection with the PIPE Investment.
Additionally, pursuant to Nasdaq Listing Rule 5635, shareholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions, to (1) a director, officer or substantial security holder of the company (each a “Related Party”), (2) a subsidiary, affiliate or other closely related person of a Related Party or (3) any company or entity in which a Related Party has a substantial direct or indirect interest, in each case, if the number of shares of common stock to be issued, or if the number of shares of common stock into which the securities may be convertible or exercisable, exceeds either 1% of the number of shares of common stock or 1% of the voting power outstanding before the issuance.
The aggregate number of shares of New PLAYSTUDIOS common stock that Acies will issue to a Related Party in the PIPE Investment may exceed 1% of the shares of New PLAYSTUDIOS common stock outstanding before such issuance, and for this reason, Acies is seeking the approval of Acies shareholders for the issuance of shares of New PLAYSTUDIOS common stock pursuant in connection with the PIPE Investment.
In the event that this proposal is not approved by Acies shareholders, the Business Combination cannot be consummated. In the event that this proposal is approved by Acies shareholders, but the Merger Agreement is terminated (without the Business Combination being consummated) prior to the issuance of shares of New PLAYSTUDIOS common stock pursuant to the PIPE Investment, such shares of New PLAYSTUDIOS common stock will not be issued.

Vote Required for Approval
The approval of the PIPE Issuance Proposal requires an ordinary resolution under the Cayman Islands Companies Act, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary General Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting.
The PIPE Issuance Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not obtained, the PIPE Issuance Proposal will have no effect, even if approved by holders of ordinary shares.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that, for the purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, the Company’s adoption of the PIPE Issuance Proposal and any form award agreements thereunder, be approved, ratified and confirmed in all respects.”
Recommendation of Acies Board of Directors
THE ACIES BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE ACIES SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE PIPE ISSUANCE PROPOSAL.
The existence of financial and personal interests of one or more of Acies’ directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Acies and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Acies’ officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “Business Combination Proposal — Interests of Acies’ Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

INCENTIVE PLAN PROPOSAL
Overview
Acies is asking its shareholders to approve by ordinary resolution and adopt the New PLAYSTUDIOS 2021 Equity Incentive Plan (the “Incentive Plan”) and the material terms thereunder. The Acies Board of Directors approved the Incentive Plan, prior to the Acies Extraordinary General Meeting, subject to shareholder approval at the Acies Extraordinary General Meeting. The Incentive Plan became effective as of the date it was adopted by the Acies Board of Directors, subject to approval from the Acies shareholders.
The Incentive Plan is described in more detail below. A copy of the Incentive Plan is attached to this proxy statement/prospectus as Annex F.
Summary of the Incentive Plan
Purpose
The purpose of the Incentive Plan is to motivate and reward employees and other individuals to perform at the highest level and contribute significantly to New PLAYSTUDIOS’ success, thereby furthering the best interests of New PLAYSTUDIOS’ stockholders.
Shares Available
Subject to adjustment, the Incentive Plan permits New PLAYSTUDIOS to make awards of a number of shares of New PLAYSTUDIOS Class A common stock (including in respect of incentive stock options) equal to 10% of (i) the number of issued and outstanding shares of New PLAYSTUDIOS common stock, plus (ii) the maximum number of shares of New PLAYSTUDIOS common stock underlying any outstanding New PLAYSTUDIOS warrants, converted PLAYSTUDIOS Options, and any other securities convertible into or exercisable or exchangeable for shares of New PLAYSTUDIOS common stock, plus (iii) the maximum number of issuable Earnout Shares, in each case as determined immediately following the Closing (“New PLAYSTUDIOS Fully Diluted Shares”). Additionally, the number of shares of New PLAYSTUDIOS Class A common stock reserved for issuance under the Incentive Plan will increase automatically on the first day of each fiscal year following the effective date of the Incentive Plan, by the lesser of (i) 5% of outstanding shares of New PLAYSTUDIOS Class A common stock and New PLAYSTUDIOS Class B common stock on the last business day of the immediately preceding fiscal year and (ii) such smaller number of shares as determined by the New PLAYSTUDIOS Board of Directors. If any award issued under the Incentive Plan (or any award under PLAYSTUDIOS’ 2011 Omnibus Stock Incentive Plan) is cancelled, forfeited, or terminates or expires unexercised, the shares in respect of such award may again be issued as shares of New PLAYSTUDIOS Class A common stock under the Incentive Plan. In the event of a dividend or other distribution (other than an ordinary dividend or distribution), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, separation, rights offering, split-up, spin-off, combination, repurchase or exchange of common stock or other securities, issuance of warrants or other rights to purchase common stock or other securities, issuance of common stock pursuant to the anti-dilution provisions of any securities, or other similar event, the Plan Administrator (as defined below) shall adjust equitably any or all of (i) the number and type of shares which thereafter may be made the subject of awards, (ii) the number and type of shares subject to outstanding awards and (iii) the grant, purchase, exercise or hurdle price of awards or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding award.
Administration
New PLAYSTUDIOS’ compensation committee, unless another committee or subcommittee is designated by the New PLAYSTUDIOS Board of Directors (in either event, the “Plan Administrator”), will administer the Incentive Plan and determine the following items:
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select the participants to whom awards may be granted;

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determine the type or types of awards to be granted under the Incentive Plan;

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determine the number of shares to be covered by awards;

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determine the terms and conditions of any award;

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determine whether, to what extent and under what circumstances awards may be settled or exercised in cash, shares, other awards, other property, net settlement, or any combination thereof, or canceled, forfeited or suspended, and the method or methods by which awards may be settled, exercised, canceled, forfeited or suspended;

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approve the form of award agreements, amend or modify outstanding awards or award agreements;

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correct any defect, supply any omission and reconcile any inconsistency in the Incentive Plan or any award, in the manner and to the extent it will deem desirable to carry the Incentive Plan into effect;

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construe and interpret the terms of the Incentive Plan, any award agreement and any agreement related to any award;

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take any action that is treated as a repricing under generally accepted accounting principles; and

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make any other determination and take any other action that it deems necessary or desirable to administer the Incentive Plan.

To the extent not inconsistent with applicable law, the Plan Administrator may delegate to one or more of our officers some or all of the authority under the Incentive Plan, including the authority to grant all types of awards authorized under the Incentive Plan.
Eligibility
Generally, all of New PLAYSTUDIOS’ employees and all employees of New PLAYSTUDIOS’ subsidiaries, New PLAYSTUDIOS’ Board of Directors and certain other individuals who perform services for New PLAYSTUDIOS or any of New PLAYSTUDIOS’ subsidiaries will be eligible to receive awards. As of December 31, 2020, there were approximately 390 employees eligible to receive awards under the Incentive Plan. Our current intent is for participation in the Incentive Plan to be broad-based in nature. The basis for participation in the Incentive Plan is the Plan Administrator’s decision, in its sole discretion, that an award to an eligible participant will further the Incentive Plan’s purpose.
Forms of Awards
Awards under the Incentive Plan may include one or more of the following types: (i) stock options (both nonqualified and incentive stock options), (ii) stock appreciation rights, or SARs, (iii) restricted stock awards, (iv) restricted stock unit awards, or RSUs, (v) performance awards, (vi) other cash-based awards and (vii) other stock-based awards. Such awards may be for partial-year, annual or multi-year periods.
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Stock Options.   Options are rights to purchase a specified number of shares of the New PLAYSTUDIOS Class A common stock at a price fixed by the Plan Administrator, but not less than fair market value on the date of grant. Options generally expire no later than ten years after the date of grant. Options will become exercisable at such time and in such installments as our Plan Administrator will determine. Options intended to be incentive stock options under Section 422 of the Internal Revenue Code may not be granted to any person who is not an employee of New PLAYSTUDIOS or any parent or subsidiary, as defined in Section 424 of the Internal Revenue Code. All incentive stock options must be granted within ten years of the date the Incentive Plan is approved by the Plan Administrator.

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SARs.   A SAR entitles the holder to receive, upon exercise, an amount equal to any positive difference between the fair market value of one share of New PLAYSTUDIOS Class A common stock on the date the SAR is exercised and the exercise price, multiplied by the number of shares of New PLAYSTUDIOS Class A common stock with respect to which the SAR is exercised. The Plan Administrator will have the authority to determine whether the amount to be paid upon exercise of a SAR will be paid in cash, Class A common stock or a combination of cash and Class A common stock.

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Restricted Stock.   Restricted stock awards provide for a specified number of shares of New PLAYSTUDIOS Class A common stock subject to a restriction against transfer during a period of time or until performance measures are satisfied, as established by the Plan Administrator. Unless otherwise set forth in the agreement relating to a restricted stock award, the holder has all rights as a stockholder, including voting rights, the right to receive dividends and the right to participate in any capital adjustment applicable to all holders of common stock; provided, however, that the Plan Administrator may determine that distributions with respect to shares of New PLAYSTUDIOS Class A common stock will be deposited with us and will be subject to the same restrictions as the shares of New PLAYSTUDIOS Class A common stock with respect to which such distribution was made.

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RSUs.   An RSU is a right to receive a specified number of shares of New PLAYSTUDIOS Class A common stock (or the fair market value thereof in cash, or any combination of New PLAYSTUDIOS Class A common stock and cash, as determined by the Plan Administrator), subject to the expiration of a specified restriction period and/or the achievement of any performance measures selected by the Plan Administrator, consistent with the terms of the Incentive Plan. The RSU agreement will specify whether the award recipient is entitled to receive dividend equivalents with respect to the number of shares of New PLAYSTUDIOS Class A common stock subject to the award. Prior to the settlement of an RSU in New PLAYSTUDIOS Class A common stock, the award recipient will have no rights as a stockholder of New PLAYSTUDIOS with respect to New PLAYSTUDIOS Class A common stock subject to the award.

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Performance Awards.   Performance awards are awards whose final value or amount, if any, is determined by the degree to which specified performance measures have been achieved during a performance period set by the Plan Administrator. Performance periods can be partial-year, annual or multi-year periods, as determined by the Plan Administrator. Performance measures that may be used include one or more of the following: the attainment by a share of New PLAYSTUDIOS Class A common stock of a specified value within or for a specified period of time, earnings per share, earnings before interest expense and taxes, return to shareholders (including dividends), return on equity, earnings, commissions and fees, cash flow or cost reduction goals, operating profit, pretax return on total capital, economic value added or any combination of the foregoing. Such criteria and objectives may relate to results obtained by the individual, New PLAYSTUDIOS or a subsidiary, or any business unit or division thereof, or may relate to results obtained relative to a specific industry or a specific index. Payment may be made in the form of cash, common stock, restricted stock, RSUs, other awards, or a combination thereof, as specified by the Plan Administrator.

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Other Cash-Based Awards.   Annual incentive awards are generally cash awards based on the degree to which certain of any or all of a combination of individual, team, department, division, subsidiary, group or corporate performance objectives are met or not met. The Plan Administrator may establish the terms and provisions, including performance objectives, for any annual incentive award. The Plan Administrator may also grant any shorter- or longer-term cash-based award.

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Other Stock-Based Awards.   The Plan Administrator has the discretion to grant other types of awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares or factors that may influence the value of shares.

An award agreement may contain additional terms and restrictions, including vesting conditions, not inconsistent with the terms of the Incentive Plan, as the Plan Administrator may determine.
Director Pay Cap
Subject to the adjustment provision of the Incentive Plan, an individual who is a non-employee director may not receive in any fiscal year awards under the Incentive Plan or cash compensation which relate to more than $750,000 in the aggregate, increased to $1,000,000 for a non-employee director’s initial year of service.
Termination of Service and Change of Control
The Plan Administrator will determine the effect of a termination of employment or service on outstanding awards, including whether the awards will vest, become exercisable, settle, be paid or be forfeited. In the event of a change of control, except as otherwise provided in the applicable award agreement, the Plan Administrator may provide for:
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continuation or assumption of outstanding awards under the Incentive Plan by us (if we are the surviving corporation) or by the surviving corporation or its parent;

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substitution or replacement of outstanding awards by the surviving corporation or its parent with cash, securities, rights or other property with substantially the same terms and value as such outstanding awards;

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acceleration of the vesting (including the lapse of any restriction) and exercisability of outstanding awards upon (i) the individual’s involuntary termination of service (including termination by us without cause or by the individual for good reason) within a specified period following such change of control or (ii) the failure of the surviving corporation or its parent to continue or assume such outstanding awards;

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determination of the level of attainment of the applicable performance condition or conditions in the case of a performance award;

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cancellation of outstanding awards under the Incentive Plan in exchange for a payment of cash, securities, rights and/or other property equal to the value of such outstanding award; and

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cancellation of outstanding awards under the Incentive Plan without payment of any consideration, to the extent such awards are not vested as of immediately prior to the change of control.

In the event the Plan Administrator fails to take one or more of the foregoing actions with respect to an outstanding award, such award will accelerate in full (but with the level of attainment of any performance conditions determined by the Plan Administrator) and be cancelled in exchange for a payment on terms substantially consistent with those set forth in the second to last bullet above.
Amendment and Termination
The New PLAYSTUDIOS Board of Directors may amend, alter, suspend, discontinue or terminate the Incentive Plan. The Plan Administrator may also amend the Incentive Plan or create sub-plans. However, subject to the adjustment and change of control provisions of the Incentive Plan, any such action that would materially adversely affect the rights of a holder of an outstanding award may not be taken without the holder’s consent, except to the extent that such action is taken to cause the Incentive Plan to comply with applicable law, stock market or exchange rules and regulations, or accounting or tax rules and regulations, to impose any “clawback” or recoupment provisions on any outstanding awards in accordance with the Incentive Plan, or to comply with Section 409A of the Internal Revenue Code.
Material U.S. Federal Income Tax Consequences
The following is a general summary under current law of the principal United States federal income tax consequences related to awards under the Incentive Plan. This summary addresses the general federal income tax principles that apply and is provided only for general information. Some types of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.
Non-Qualified Stock Options.
A participant receiving non-qualified stock options (“NSOs”) should not recognize taxable income upon grant. Generally, the participant should recognize ordinary income at the time of exercise in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price paid for the shares. The participant’s basis in the shares for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our Class A common stock on the date the participant exercises such option. Any subsequent gain or loss will be taxable as a long-term or short-term capital gain or loss depending on how long the shares are held. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the participant recognizes as ordinary income.

Incentive Stock Options
A participant receiving incentive stock options (“ISOs”) should not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant should not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares of our Class A common stock received over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If shares acquired upon exercise of an ISO are held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfy the ISO requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the shares will be treated as a capital gain or loss, and we will not be entitled to any deduction. If the holding period requirements are not met, the ISO will be treated as one that does not meet the requirements of the Internal Revenue Code for ISOs and the participant will recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price, but not more than the excess of the fair market value of the shares on the date the ISO is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss. We or our subsidiaries or affiliates generally are not entitled to a federal income tax deduction upon either the exercise of an ISO or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares.
Other Awards
The current federal income tax consequences of other awards authorized under the Incentive Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as NSOs; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through a Section 83(b) election); RSUs and other stock-based awards or cash-based-awards are generally subject to tax at the time of payment. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the participant recognizes ordinary income.
Section 409A of the Internal Revenue Code
Certain types of awards under the Incentive Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Internal Revenue Code. Unless certain requirements set forth in Section 409A of the Internal Revenue Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest, penalties and additional state taxes). To the extent applicable, the Incentive Plan and awards granted under the Incentive Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Internal Revenue Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Internal Revenue Code. To the extent determined necessary or appropriate by the Plan Administrator, the Incentive Plan and applicable award agreements may be amended to further comply with Section 409A of the Internal Revenue Code or to exempt the applicable awards from Section 409A of the Internal Revenue Code.
Registration with the SEC
If our shareholders approve the Incentive Plan, New PLAYSTUDIOS plans to file with the SEC, as soon as reasonably practicable after such approval, a registration statement on Form S-8 relating to the shares available for issuance under the Incentive Plan.
New Plan Benefits
A new plan benefits table for the Incentive Plan and the benefits or amounts that would have been received by or allocated to participants for the last completed fiscal year under the Incentive Plan if the Incentive Plan was then in effect, as described in the federal proxy rules, are not provided because all awards made under the Incentive Plan will be made at the Plan Administrator’s discretion, subject to the terms of the Incentive Plan. Therefore, the benefits and amounts that will be received or allocated under the Incentive Plan are not determinable at this time.
Equity Compensation Plan Information
We did not maintain, or have any securities authorized for issuance under, any equity compensation plans as of December 31, 2020.
Vote Required for Approval
The approval of the Incentive Plan Proposal requires an ordinary resolution under the Cayman Islands Companies Act, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary General Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting.
The Incentive Plan Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not obtained, the Incentive Plan Proposal will have no effect, even if approved by holders of ordinary shares.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that the Company’s adoption of the New PLAYSTUDIOS 2021 Equity Incentive Plan and any form award agreements thereunder, be approved, ratified and confirmed in all respects.”
Recommendation of Acies Board of Directors
THE ACIES BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE ACIES SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE PLAN PROPOSAL.
The existence of financial and personal interests of one or more of Acies’ directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Acies and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Acies’ officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “Business Combination Proposal—Interests of Acies’ Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ESPP PROPOSAL
Overview
Acies is asking its shareholders to approve, by ordinary resolution, and adopt the New PLAYSTUDIOS 2021 Employee Stock Purchase Plan (the “ESPP”) and the material terms thereunder. The Acies Board of Directors approved the ESPP, prior to the Extraordinary General Meeting, subject to shareholder approval at the Acies Extraordinary General Meeting. The ESPP became effective as of the date it was adopted by the Acies Board of Directors, subject to approval from the Acies shareholders.
The ESPP is described in more detail below. A copy of the ESPP is attached to this proxy statement/prospectus as Annex G.
Summary of the ESPP
Purpose
The purpose of the ESPP is to provide employees with an opportunity to acquire a proprietary interest in New PLAYSTUDIOS through the purchase of New PLAYSTUDIOS Class A common stock.
Shares Available
Subject to adjustment, a total number of shares of New PLAYSTUDIOS Class A common stock equal to 2% of the number of New PLAYSTUDIOS Fully Diluted Shares (the “Initial ESPP Pool”) have been authorized for issuance under the ESPP. Additionally, the number of shares of New PLAYSTUDIOS Class A common stock reserved for issuance under the ESPP will increase automatically on the first day of each fiscal year following the effective date of the ESPP Plan, by the lesser of (i) 1% of the outstanding shares of New PLAYSTUDIOS Class A common stock and New PLAYSTUDIOS Class B common stock on the last business day of the immediately preceding fiscal year and (ii) such smaller number of shares as determined by New PLAYSTUDIOS Board of Directors; provided, that the maximum number of shares that may be issued under the ESPP in any event will be equal to ten times the Initial ESPP Pool, subject to adjustment in the event of a dividend or other distribution (whether in the form of cash, common stock, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of common stock or other securities of us, or other similar event.
Administration
New PLAYSTUDIOS Board of Directors or a committee or subcommittee designated by New PLAYSTUDIOS Board of Directors (in either event, the “ESPP Administrator”) will administer the ESPP.
Eligibility
New PLAYSTUDIOS’ employees, including executive officers, or employees of New PLAYSTUDIOS’ subsidiaries must be customarily employed with New PLAYSTUDIOS or one of New PLAYSTUDIOS’ affiliates for more than 20 hours per week and more than five months per calendar year in order to participate in the ESPP. An employee may not be granted options to purchase shares under the ESPP if such employee (a) immediately after the grant would own stock possessing 5% or more of the total combined voting power or value of our Class A common stock or (b) holds rights to purchase stock under the ESPP that would accrue at a rate that exceeds $25,000 of the fair market value of New PLAYSTUDIOS stock for each calendar year that the options remain outstanding. As of December 31, 2020, there were approximately 390 employees eligible to participate in the ESPP. New PLAYSTUDIOS’ current intent is for participation in the ESPP to be broad-based in nature.
Offerings
Each offering will have one or more purchase dates on which shares of New PLAYSTUDIOS Class A common stock will be purchased for the employees who are participating in the offering. The ESPP

Administrator, in its discretion, will determine the terms of offerings under the ESPP. The ESPP permits participating employees to purchase shares of New PLAYSTUDIOS Class A common stock through payroll deductions in an amount equal to at least 1% of the employee’s compensation. The purchase price of the shares of New PLAYSTUDIOS Class A common stock will be not less than the lesser of (i) 85% (or such greater percentage as designated by the ESPP Administrator) of the fair market value of New PLAYSTUDIOS Class A common stock on the date of purchase or (ii) 85% (or such greater percentage as designated by the ESPP Administrator) of the fair market value of New PLAYSTUDIOS Class A common stock on the first day of the offering period. The maximum number of shares that participants may purchase during an offering shall be a number equal to 50% of the Initial ESPP Pool (as such number may be adjusted from time to time as described above under “—Shares Available”).
Adjustments
In the event of a specified corporate transaction, such as a merger or acquisition of stock or property, a successor corporation may assume or substitute each outstanding option under the ESPP. If the successor corporation does not assume or substitute the outstanding options, the offering in progress will be shortened and a new exercise date will be set. Employees’ options will be exercised on the new exercise date and such options will terminate immediately thereafter. Notwithstanding the foregoing, in the event of a specified corporate transaction, the ESPP Administrator may elect to terminate all outstanding offerings.
Section 423 Status
The ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code, provided that the ESPP Administrator may adopt sub-plans applicable to particular subsidiaries or locations which may be designed to be outside the scope of Section 423 of the Internal Revenue Code (including with respect to the eligibility requirements that would otherwise apply under the ESPP). The ESPP will remain in effect for ten years following the effective date of the ESPP unless terminated earlier by the ESPP Administrator in accordance with the terms of the ESPP.
Amendment and Termination
Our ESPP Administrator has the authority to amend, suspend or terminate the ESPP at any time and for any reason.
Material U.S. Federal Income Tax Consequences
The following is a general summary under current law of the principal United States federal income tax consequences related to the purchase of shares under the ESPP. This summary is not intended as tax advice to participants, who should consult their own tax advisors.
The ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Section 423 of the Internal Revenue Code. Under the applicable Internal Revenue Code provisions, no income will be taxable to a participant until the sale or other disposition of the shares purchased under the ESPP. This means that an eligible employee will not recognize taxable income on the date the employee is granted an option under the ESPP. In addition, the employee will not recognize taxable income upon the purchase of shares. Upon such sale or disposition, the participant generally will be subject to tax in an amount that depends upon the length of time such shares are held by the participant prior to disposing of them. If the shares are sold or disposed of more than two years from the date of grant and more than one year from the date of purchase, or if the participant dies while holding the shares, the participant (or his or her estate) will recognize ordinary income measured as the lesser of (i) the excess of the fair market value of the shares at the time of such sale or disposition (or death) over the purchase price or (ii) an amount equal to the applicable discount from the fair market value of the shares as of the date of grant. Any additional gain will be treated as long-term capital gain. If the shares are held for the holding periods described above but are sold for a price that is less than the purchase price, there is no ordinary income and the participating employee has a long-term capital loss for the difference between the sale price and the purchase price.

If the shares are sold or otherwise disposed of before the expiration of the holding periods described above, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price and the Company will be entitled to a tax deduction for compensation expense in the amount of ordinary income recognized by the employee. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares were held following the date they were purchased by the participant prior to disposing of them. If the shares are sold or otherwise disposed of before the expiration of the holding periods described above but are sold for a price that is less than the purchase price, the participant will recognize ordinary income equal to the excess of the fair market value of the shares on the date of purchase over the purchase price (and the Company will be entitled to a corresponding deduction), but the participant generally will be able to report a capital loss equal to the difference between the sales price of the shares and the fair market value of the shares on the date of purchase.
Registration with the SEC
If our shareholders approve the ESPP, New PLAYSTUDIOS plans to file with the SEC, as soon as reasonably practicable after such approval, a registration statement on Form S-8 relating to the shares available for issuance under the ESPP.
New Plan Benefits
A new plan benefits table for the ESPP and the benefits or amounts that would have been received by or allocated to participants for the last completed fiscal year under the ESPP if the ESPP was then in effect, as described in the federal proxy rules, are not provided because participation in the ESPP is voluntary. Therefore, the benefits and amounts that will be received or allocated under the ESPP are not determinable at this time.
Equity Compensation Plan Information
We did not maintain, or have any securities authorized for issuance under, any equity compensation plans as of December 31, 2020.
Vote Required for Approval
The approval of the ESPP Proposal requires an ordinary resolution under the Cayman Islands Companies Act, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary General Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting.
The ESPP Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not obtained, the ESPP Proposal will have no effect, even if approved by holders of ordinary shares.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that the Company’s adoption of the New PlayStudios 2021 Employee Stock Purchase Plan and any form award agreements thereunder, be approved, ratified and confirmed in all respects.”
Recommendation of Acies Board of Directors
THE ACIES BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE ACIES SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ESPP PROPOSAL.

AUDITOR RATIFICATION PROPOSAL
Overview
Acies is asking its shareholders to ratify the audit committee’s selection of Marcum as our independent registered public accounting firm for the fiscal year ending December 31, 2021. The audit committee is directly responsible for appointing Acies’ independent registered public accounting firm. The audit committee is not bound by the outcome of this vote. However, if the shareholders do not ratify the selection of Marcum as our independent registered public accounting firm for the fiscal year ending December 31, 2021, our audit committee may reconsider the selection of Marcum as our independent registered public accounting firm.
Marcum has audited our financial statements for the period from August 14, 2020 through December 31, 2020. A representative of Marcum is expected to be present by telephone or videoconference at the Extraordinary General Meeting. The representative will have an opportunity to make a statement if he or she desires to do so and will be available to answer appropriate questions from shareholders. The following is a summary of fees paid or to be paid to Marcum for services rendered.
Audit Fees
During the period from August 14, 2020 (inception) through December 31, 2020, fees for our independent registered public accounting firm were approximately $48,410 for the services they performed in connection with our initial public offering and the audit of our financial statements included in this proxy statement/prospectus.
Audit-Related Fees
During the period from August 14, 2020 through December 31, 2020, our independent registered public accounting firm did not render assurance and related services related to the performance of the audit or review of financial statements.
Tax Fees
During period from August 14, 2020 through December 31, 2020, our independent registered public accounting firm did not render services to us for tax compliance, tax advice and tax planning.
All Other Fees
During the period from August 14, 2020 through December 31, 2020, there were no fees billed for products and services provided by our independent registered public accounting firm other than those set forth above.
Our audit committee has determined that the services provided by Marcum are compatible with maintaining the independence of Marcum as our independent registered public accounting firm.
Pre-Approval Policy
Under Acies’ audit committee charter, the audit committee is required to pre-approve all auditing services and permissible non-audit services, including related fees and terms, to be performed for us by our independent auditor, subject to the de minimis exceptions for non-audit services described under the Exchange Act which are approved by the audit committee prior to the completion of the audit. The audit committee pre-approved all audit services, compliance and planning services performed for Acies by Marcum during the period from August 14, 2020 through December 31, 2020.
Vote Required for Approval
The approval of the Auditor Ratification Proposal requires an ordinary resolution under the Cayman Islands Companies Act, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary General Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting.
The Auditor Ratification Proposal is not conditioned upon any other proposal.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that the appointment of Marcum LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2021 be ratified, approved and confirmed in all respects.”
Recommendation of Acies Board of Directors
THE ACIES BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE ACIES SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE AUDITOR RATIFICATION PROPOSAL.

ADJOURNMENT PROPOSAL
The Adjournment Proposal allows the Acies Board of Directors to submit a proposal to approve, by ordinary resolution, the adjournment of the Extraordinary General Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event, based on the tabulated votes, there are not sufficient votes at the time of the Extraordinary General Meeting to approve the Condition Precedent Proposals. The purpose of the Adjournment Proposal is to permit further solicitation of proxies and votes and to provide additional time for the Sponsor and New PLAYSTUDIOS and their respective stockholders to make purchases of ordinary shares or other arrangements that would increase the likelihood of obtaining a favorable vote on the proposals to be put to the Extraordinary General Meeting. See “Business Combination Proposal—Interests of Acies’ Directors and Executive Officers in the Business Combination.”
Consequences if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is presented to the Extraordinary General Meeting and is not approved by the shareholders, Acies Board of Directors may not be able to adjourn the Extraordinary General Meeting to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the Extraordinary General Meeting to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.
Vote Required for Approval
The approval of the Adjournment Proposal requires an ordinary resolution under the Cayman Islands Companies Act, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary General Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting.
The Adjournment Proposal is not conditioned upon any other proposal.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that the adjournment of the Extraordinary General Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the Extraordinary General Meeting be approved.”
Recommendation of the Acies Board of Directors
THE ACIES BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ACIES SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.
The existence of financial and personal interests of one or more of Acies’ directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Acies and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Acies’ officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “Business Combination Proposal—Interests of Acies’ Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR HOLDERS OF ACIES SECURITIES
The following discussion is a summary of certain U.S. federal income tax considerations (i) for U.S. Holders and Non-U.S. Holders of Acies Class A ordinary shares and Acies warrants (each, an “Acies Security”) of the Domestication and (ii) for Holders of Acies Class A ordinary shares that elect to have the New PLAYSTUDIOS common stock they receive in connection with the Domestication redeemed for cash if the Business Combination is completed. This section applies only to Holders that hold their Acies Securities as “capital assets” for U.S. federal income tax purposes (generally, property held for investment). For purposes of this discussion, because the components of an Acies unit are generally separable at the option of the Holder, the Holder of an Acies unit generally should be treated, for U.S. federal income tax purposes, as the owner of the underlying Acies Class A ordinary share and Acies warrant components of the Acies unit. Accordingly, the separation of an Acies unit into the Acies Class A ordinary share and the one-third of one Acies warrant underlying the Acies unit generally should not be a taxable event for U.S. federal income tax purposes. This position is not free from doubt, and no assurance can be given that the Internal Revenue Service (“IRS”) would not assert, or that a court would not sustain, a contrary position. Holders of Acies Securities are urged to consult their tax advisors concerning the U.S. federal, state, local and any non-U.S. tax consequences of the transactions contemplated by the Domestication and the Business Combination (including any redemption of the New PLAYSTUDIOS common stock) with respect to any Acies Class A ordinary shares and Acies warrants held through Acies units (including alternative characterizations of Acies units).
This discussion is limited to U.S. federal income tax considerations and does not address estate or any gift tax considerations or considerations arising under the tax laws of any state, local or non-U.S. jurisdiction. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply if you are subject to special rules under U.S. federal income tax law that apply to certain types of investors, such as:
•
financial institutions or financial services entities;

•
broker-dealers;

•
taxpayers that are subject to the mark-to-market accounting rules with respect to the Acies Securities;

•
tax-exempt entities;

•
governments or agencies or instrumentalities thereof;

•
insurance companies;

•
regulated investment companies or real estate investment trusts;

•
entities or arrangements treated as partnerships for U.S. federal income tax purposes;

•
U.S. expatriates or former long-term residents of the United States;

•
persons that actually or constructively own five percent or more (by vote or value) of Acies Class A ordinary shares (except as specifically provided below);

•
the Sponsor or its affiliates, officers or directors;

•
persons that acquired their Acies Securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•
persons that hold their Acies Securities as part of a straddle, constructive sale, hedging, wash sale, conversion or other integrated or similar transaction;

•
U.S. Holders whose functional currency is not the U.S. dollar; or

•
“specified foreign corporations” (including “controlled foreign corporations”), “passive foreign investment companies” or corporations that accumulate earnings to avoid U.S. federal income tax.

If any entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Acies Securities, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding any Acies Securities and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences to them of the Domestication and the exercise of redemption rights with respect to their Acies Class A ordinary shares.
This discussion is based on the Internal Revenue Code, proposed, temporary and final Treasury Regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein.
We have not sought, and do not intend to, seek any rulings from the IRS as to any U.S. federal income tax considerations described herein. There can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.
THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE DOMESTICATION AND EXERCISE OF REDEMPTION RIGHTS WITH RESPECT TO THE ACIES CLASS A ORDINARY SHARES. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE DOMESTICATION AND THE BUSINESS COMBINATION, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL NON-INCOME, STATE AND LOCAL AND NON-U.S. TAX LAWS.
U.S. HOLDERS
Tax Effects of the Domestication to U.S. Holders
Generally
The U.S. federal income tax consequences of the Domestication will depend primarily upon whether the domestication qualifies as a “reorganization” within the meaning of Section 368 of the Internal Revenue Code.
Under Section 368(a)(1)(F) of the Internal Revenue Code, a reorganization is a “mere change in identity, form, or place of organization of one corporation, however effected” (an “F Reorganization”). Pursuant to the Domestication, Acies will change its jurisdiction of incorporation from the Cayman Islands to Delaware, and, in connection with the Closing, will change its name to “PLAYSTUDIOS, Inc.”
Acies intends for the Domestication to qualify as an F Reorganization. Acies has not requested, and does not intend to request, a ruling from the IRS as to the U.S. federal income tax consequences of the Domestication. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. Accordingly, each U.S. Holder of Acies Securities is urged to consult its tax advisor with respect to the particular tax consequence of the Domestication to such U.S. Holder.
Assuming the Domestication qualifies as an F Reorganization, U.S. Holders of Acies Securities generally should not recognize gain or loss for U.S. federal income tax purposes on the Domestication, except as provided below under the sections entitled “—Effects of Section 367 to U.S. Holders of Acies Class A Ordinary Shares” and “—PFIC Considerations,” and the Domestication should be treated for U.S. federal income tax purposes as if Acies (i) transferred all of its assets and liabilities to New PLAYSTUDIOS in exchange for all of the outstanding common stock and warrants of New PLAYSTUDIOS; and (ii) then distributed the common stock and warrants of New PLAYSTUDIOS to the holders of securities of Acies in liquidation of Acies. The taxable year of Acies will be deemed to end on the date of the Domestication.
Subject to the discussion below under the section entitled “—PFIC Considerations,” if the Domestication fails to qualify as an F Reorganization, a U.S. Holder of Acies Securities generally would recognize gain or loss with respect to its Acies Securities in an amount equal to the difference, if any, between the fair market value of the corresponding common stock and warrants of New PLAYSTUDIOS received in the Domestication and the U.S. Holder’s adjusted tax basis in its Acies Securities surrendered.

Because the Domestication will occur prior to the redemption of U.S. Holders that exercise redemption rights with respect to Acies Class A ordinary shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of the Domestication. All U.S. Holders considering exercising redemption rights with respect to Acies Class A ordinary shares are urged to consult with their tax advisors with respect to the potential tax consequences to them of the Domestication and exercise of redemption rights.
Following the Domestication, a U.S. Holder generally would be required to include in gross income as U.S. source dividend income the amount of any distribution of cash or other property paid on the New PLAYSTUDIOS common stock to the extent the distribution is paid out of New PLAYSTUDIOS’ current or accumulated earnings and profits (as determined under U.S. federal income tax principles). U.S. Holders are urged to consult with their tax advisors regarding this and any other tax considerations of owning stock and warrants of a U.S. corporation, i.e., New PLAYSTUDIOS, rather than a non-U.S. corporation following the Domestication.
Basis and Holding Period Considerations
Assuming the Domestication qualifies as an F Reorganization, subject to the discussion below under the section entitled “—PFIC Considerations”: (i) the tax basis of a share of New PLAYSTUDIOS common stock or New PLAYSTUDIOS warrant received by a U.S. Holder in the Domestication will equal the U.S. Holder’s tax basis in the Acies Class A ordinary share or Acies warrant surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder as a result of Section 367 of the Internal Revenue Code (as discussed below) and (ii) the holding period for a share of New PLAYSTUDIOS common stock or a New PLAYSTUDIOS warrant received by a U.S. Holder will include such U.S. Holder’s holding period for the Acies Class A ordinary share or Acies warrant surrendered in exchange therefor.
If the Domestication fails to qualify as an F Reorganization, the U.S. Holder’s basis in the common stock and warrants of New PLAYSTUDIOS would be equal to the fair market value of such common stock and warrants of New PLAYSTUDIOS on the date of the Domestication, and such U.S. Holder’s holding period for such common stock and warrants of New PLAYSTUDIOS would begin on the day following the date of the Domestication. Shareholders who hold different blocks of Acies Securities (generally, shares of Acies Securities purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them, and the discussion above does not specifically address all of the consequences to U.S. Holders who hold different blocks of Acies Securities.
Effects of Section 367 to U.S. Holders of Acies Class A Ordinary Shares
Section 367 of the Internal Revenue Code applies to certain transactions involving foreign corporations, including a domestication of a foreign corporation in a transaction that qualifies as an F Reorganization. Subject to the discussion below under the section entitled “—PFIC Considerations,” Section 367 of the Internal Revenue Code imposes U.S. federal income tax on certain U.S. persons in connection with transactions that would otherwise be tax-deferred. Section 367(b) of the Internal Revenue Code will generally apply to U.S. Holders on the date of the Domestication. Because the Domestication will occur prior to the redemption of U.S. Holders that exercise redemption rights with respect to their Acies Class A ordinary shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of Section 367 of the Internal Revenue Code and the PFIC rules, as discussed below under the section entitled “—PFIC Considerations,” as a result of the Domestication.
U.S. Holders Who Own 10 Percent or More (By Vote or Value) of Acies Ordinary Shares
Subject to the discussion below under the section entitled “—PFIC Considerations,” a U.S. Holder who beneficially owns (actually or constructively) 10% or more of the total combined voting power of all classes of Acies ordinary shares entitled to vote or 10% or more of the total value of all classes of Acies ordinary shares (a “10% U.S. Shareholder”) on the date of the Domestication must include in income as a dividend deemed paid by Acies the “all earnings and profits amount” attributable to the Acies Class A ordinary shares it directly owns within the meaning of Treasury Regulations under Section 367 of the Internal Revenue Code. A U.S. Holder’s ownership of Acies warrants will be taken into account in determining whether such

U.S. Holder is a 10% U.S. Shareholder. Complex attribution rules apply in determining whether a U.S. Holder is a 10% U.S. Shareholder and all U.S. Holders are urged to consult their tax advisors with respect to these attribution rules.
A 10% U.S. Shareholder’s “all earnings and profits amount” with respect to its Acies Class A ordinary shares is the net positive earnings and profits of Acies (as determined under Treasury Regulations under Section 367 of the Internal Revenue Code) attributable to such Acies Class A ordinary shares (as determined under Treasury Regulations under Section 367 of the Internal Revenue Code) but without regard to any gain that would be realized on a sale or exchange of such Acies Class A ordinary shares. Treasury Regulations under Section 367 of the Internal Revenue Code provide that the “all earnings and profits amount” attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Internal Revenue Code. In general, Section 1248 of the Internal Revenue Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a block of stock (as defined in Treasury Regulations under Section 1248 of the Internal Revenue Code) in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.
Acies does not expect to have significant, if any, cumulative net earnings and profits on the date of the Domestication. If Acies’ cumulative net earnings and profits through the date of the Domestication is less than or equal to zero, then a 10% U.S. Shareholder should not be required to include in gross income an “all earnings and profits amount” with respect to its Acies Class A ordinary shares. However, the determination of earnings and profits is a complex determination and may be impacted by numerous factors. It is possible that the amount of Acies’ cumulative net earnings and profits could be positive through the date of the Domestication, in which case a 10% U.S. Shareholder would be required to include its “all earnings and profits amount” in income as a deemed dividend deemed paid by Acies under Treasury Regulations under Section 367 as a result of the Domestication.
U.S. Holders Who Own Less Than 10% (By Vote or Value) of Acies Ordinary Shares
Subject to the discussion below under the section entitled “—PFIC Considerations,” a U.S. Holder whose Acies Class A ordinary shares have a fair market value of $50,000 or more and who, on the date of the Domestication, is not a 10% U.S. Shareholder generally will recognize gain (but not loss) with respect to its Acies Class A ordinary shares in the Domestication or, in the alternative, may elect to recognize the “all earnings and profits” amount attributable to such U.S. Holder’s Acies Class A ordinary shares as described below.
Subject to the discussion below under the section entitled “—PFIC Considerations,” unless a U.S. Holder makes the “all earnings and profits election” as described below, such U.S. Holder generally must recognize gain (but not loss) with respect to Acies Class A ordinary shares in an amount equal to the excess of the fair market value of New PLAYSTUDIOS common stock received in the Domestication over the U.S. Holder’s adjusted tax basis in the Acies Class A ordinary shares deemed surrendered in exchange therefor. Subject to the discussion below under the caption heading “—PFIC Considerations,” such gain should be capital gain, and should be long term capital gain if the U.S. Holder has held the Acies Class A ordinary shares for longer than one year. Long term capital gains of non-corporate taxpayers are generally subject to tax at preferential rates under current law. U.S. Holders who hold different blocks of Acies Class A ordinary shares (generally, Acies Class A ordinary shares purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.
In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income as a deemed dividend paid by Acies the “all earnings and profits amount” attributable to its Acies Class A ordinary shares under Section 367(b) of the Internal Revenue Code. There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:
(1)
a statement that the Domestication is a Section 367(b) exchange (within the meaning of the applicable Treasury Regulations);

(2)
a complete description of the Domestication;

(3)
a description of any stock, securities or other consideration transferred or received in the Domestication;

(4)
a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;

(5)
a statement that the U.S. Holder is making the election that includes (A) a copy of the information that the U.S. Holder received from Acies establishing and substantiating the U.S. Holder’s “all earnings and profits amount” with respect to the U.S. Holder’s Acies Class A ordinary shares and (B) a representation that the U.S. Holder has notified Acies (or New PLAYSTUDIOS) that the U.S. Holder is making the election; and

(6)
certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Internal Revenue Code or the Treasury Regulations.

In addition, the election must be attached by an electing U.S. Holder to such U.S. Holder’s timely filed U.S. federal income tax return for the year including the Domestication, and the U.S. Holder must send notice of making the election to Acies or New PLAYSTUDIOS no later than the date such tax return is filed. In connection with this election, Acies may in its discretion provide each U.S. Holder eligible to make such an election with information regarding Acies’ earnings and profits upon written request but there can be no assurance in this regard.
Acies does not expect to have significant, if any, cumulative earnings and profits through the date of the Domestication and if that proves to be the case, U.S. Holders who make this election are not expected to have a significant income inclusion under Section 367(b) of the Internal Revenue Code, provided that the U.S. Holder properly executes the election and complies with the applicable notice requirements. However, as noted above, if it were determined that Acies had positive earnings and profits through the date of the Domestication, a U.S. Holder that makes the election described herein could have an “all earnings and profits amount” with respect to its Acies Class A ordinary shares, and thus could be required to include that amount in income as a deemed dividend deemed paid by Acies under applicable Treasury Regulations as a result of the Domestication.
EACH U.S. HOLDER IS URGED TO CONSULT ITS TAX ADVISOR REGARDING THE CONSEQUENCES TO IT OF MAKING AN ELECTION TO INCLUDE IN INCOME THE “ALL EARNINGS AND PROFITS AMOUNT” ATTRIBUTABLE TO ITS ACIES CLASS A ORDINARY SHARES UNDER SECTION 367(b) OF THE CODE AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO SUCH AN ELECTION.
A U.S. Holder who is not a 10% U.S. Shareholder and whose Acies Class A ordinary shares have a fair market value of less than $50,000 on the date of the Domestication generally should not be required to recognize any gain or loss or include any part of the “all earnings and profits amount” in income under Section 367 of the Internal Revenue Code in connection with the Domestication. However, such U.S. Holder may be subject to taxation under the PFIC rules as discussed below under the section entitled “—PFIC Considerations.”
Tax Consequences for U.S. Holders of Acies Warrants
Assuming the Domestication qualifies as an F Reorganization, subject to the considerations described under the section entitled “—Effects of Section 367 to U.S. Holders of Acies Class A Ordinary Shares—a . U.S. Holders Who Own 10 Percent or More (By Vote or Value) of Acies Ordinary Shares” above relating to a U.S. Holder’s ownership of Acies warrants being taken into account in determining whether such U.S. Holder is a 10% U.S. Shareholder for purposes of Section 367(b) of the Internal Revenue Code, and the considerations described below under the section entitled “—PFIC Considerations” relating to the PFIC rules, a U.S. Holder of Acies warrants generally should not be subject to U.S. federal income tax with respect to the exchange of their Acies warrants for New PLAYSTUDIOS warrants in the Domestication.
Following the Domestication, holders of New PLAYSTUDIOS warrants will hold warrants to acquire equity interests in New PLAYSTUDIOS. The terms of each warrant provide for an adjustment to the number of shares of New PLAYSTUDIOS Class A common stock for which the warrant may be exercised or to the exercise price of the warrant in certain events. An adjustment which has the effect of preventing dilution is generally not a taxable event. Nevertheless, a U.S. Holder of New PLAYSTUDIOS warrants may be treated as receiving a constructive distribution from New PLAYSTUDIOS if, for example, the adjustment increases the holder’s proportionate interest in New PLAYSTUDIOS’ assets or earnings and profits (e.g., through an increase in the number of shares of New PLAYSTUDIOS Class A common stock that would be obtained upon exercise or through a decrease in the exercise price of the warrants), including as a result of a distribution of cash or other property to the holders of shares of our Class A common stock which is taxable to such holders of such shares as a distribution. Any constructive distribution received by a U.S. Holder would be subject to tax in the same manner as if such U.S. Holder received a cash distribution from us equal to the fair market value of such increased interest. Generally, a U.S. Holder’s adjusted tax basis in its warrant would be increased to the extent any such constructive distribution is treated as a dividend.
ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE EFFECT OF SECTION 367 OF THE CODE TO THEIR PARTICULAR CIRCUMSTANCES.
PFIC Considerations
Regardless of whether the Domestication qualifies as an F Reorganization (and, if the Domestication qualifies as an F Reorganization, in addition to the discussion under the section entitled “—Effects of Section 367 to U.S. Holders of Acies Class A Ordinary Shares” above), the Domestication could be a taxable event to U.S. Holders under the passive foreign investment company (“PFIC”) provisions of the Internal Revenue Code if Acies is considered a PFIC.
Definition of a PFIC
A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (generally determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. The determination of whether a foreign corporation is a PFIC is made annually. Pursuant to a “startup exception,” a foreign corporation will not be a PFIC for the first taxable year the foreign corporation has gross income (the “startup year”) if (1) no predecessor of the foreign corporation was a PFIC; (2) the foreign corporation satisfies the IRS that it will not be a PFIC for either of the first two taxable years following the startup year; and (3) the foreign corporation is not in fact a PFIC for either of those years.
PFIC Status of Acies
Based upon the composition of its income and assets, and upon a review of its financial statements, Acies believes that it likely will not be eligible for the startup exception and therefore likely has been a PFIC since its first taxable year and will likely be considered a PFIC for the taxable year which ends as a result of the Domestication.
Effects of PFIC Rules on the Domestication
Even if the Domestication qualifies as an F Reorganization, Section 1291(f) of the Internal Revenue Code requires that, to the extent provided in Treasury Regulations, a U.S. person who disposes of stock of a PFIC (including for this purpose exchanging warrants of a PFIC for newly issued warrants in connection with a domestication transaction) recognizes gain notwithstanding any other provision of the Internal Revenue Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Internal Revenue Code. However, proposed Treasury Regulations under Section 1291(f) of the Internal Revenue Code have been promulgated with a retroactive effective date. If finalized in their current form, those proposed Treasury Regulations would require gain recognition to U.S. Holders of Acies Class A ordinary shares and Acies warrants as a result of the Domestication if:

1.
Acies were classified as a PFIC at any time during such U.S. Holder’s holding period in such Acies Class A ordinary shares or Acies warrants; and

2.
the U.S. Holder had not timely made (a) a QEF Election (as defined below) for the first taxable year in which the U.S. Holder owned such Acies Class A ordinary shares or in which Acies was a PFIC, whichever is later (or a QEF Election along with a purging election), or (b) an MTM Election (as defined below) with respect to such Acies Class A ordinary shares. Currently, applicable Treasury Regulations provide that neither a QEF Election nor an MTM Election can be made with respect to warrants.

The tax on any such recognized gain would be imposed based on a complex set of computational rules designed to offset the tax deferral with respect to the undistributed earnings of Acies. Under these rules:
•
the U.S. Holder’s gain will be allocated ratably over the U.S. Holder’s holding period for such U.S. Holder’s Acies Class A ordinary shares or Acies warrants;

•
the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which Acies was a PFIC, will be taxed as ordinary income;

•
the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in such U.S. Holder’s holding period would be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•
an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year (described in the third bullet above) of such U.S. Holder.

In addition, the proposed Treasury Regulations provide coordinating rules with Section 367(b) of the Internal Revenue Code, whereby, if the gain recognition rule of the proposed Treasury Regulations applied to a disposition of PFIC stock that results from a transfer with respect to which Section 367(b) of the Internal Revenue Code requires the U.S. Holder to recognize gain or include an amount in income as a deemed dividend deemed paid by Acies, the gain realized on the transfer is taxable as an excess distribution under these rules, and the excess, if any, of the amount to be included in income under Section 367(b) of the Internal Revenue Code over the gain realized under these rules is taxable as provided under Section 367(b) of the Internal Revenue Code. See the discussion above under the section entitled “—Effects of Section 367 to U.S. Holders of Acies Class A Ordinary Shares.”
It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Internal Revenue Code may be adopted or how any such final Treasury Regulations would apply. Therefore, U.S. Holders of Acies Class A ordinary shares that have not made a timely and effective QEF Election (or a QEF Election along with a purging election) or an MTM Election (each as defined below) may, pursuant to the proposed Treasury Regulations, be subject to taxation under the PFIC rules on the Domestication with respect to their Acies Class A ordinary shares and Acies warrants under the PFIC rules in the manner set forth above. A U.S. Holder that made a timely and effective QEF Election (or a QEF Election along with a purging election) or an MTM Election with respect to its Acies Class A ordinary shares is referred to herein as an “Electing Shareholder” and a U.S. Holder that is not an Electing Shareholder is referred to herein as a “Non-Electing Shareholder.”
The application of the PFIC rules to U.S. Holders of Acies warrants is unclear. A proposed Treasury Regulation issued under the PFIC rules generally treats an “option” (which would include an Acies warrant) to acquire the stock of a PFIC as stock of the PFIC, while a final Treasury Regulation issued under the PFIC rules provides that the QEF Election does not apply to options and no MTM Election (as defined below) is currently available with respect to options. Therefore, it is possible that the proposed Treasury Regulations if finalized in their current form would apply to cause gain recognition on the exchange of Acies warrants for New PLAYSTUDIOS warrants pursuant to the Domestication.
Any gain recognized by a Non-Electing Shareholder of Acies Class A ordinary shares or a U.S. Holder of Acies warrants as a result of the Domestication pursuant to the PFIC rules would be taxable income to such U.S. Holder, taxed under the PFIC rules in the manner set forth above, with no corresponding receipt of cash.

As noted above, the Domestication could be a taxable event under the PFIC rules regardless of whether the Domestication qualifies as an F Reorganization if Acies is considered a PFIC. If the Domestication fails to qualify as an F Reorganization, absent a QEF Election (or a QEF Election along with a purging election) or an MTM Election, a U.S. Holder would be taxed under the PFIC rules in the manner set forth above.
ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE EFFECTS OF THE PFIC RULES ON THE DOMESTICATION, INCLUDING THE IMPACT OF ANY PROPOSED OR FINAL TREASURY REGULATIONS.
QEF Election and Mark-to-Market Election
The impact of the PFIC rules on a U.S. Holder of Acies Class A ordinary shares will depend on whether the U.S. Holder has made a timely and effective election to treat Acies as a “qualified electing fund” under Section 1295 of the Internal Revenue Code for the taxable year that is the first year in the U.S. Holder’s holding period of Acies Class A ordinary shares during which Acies qualified as a PFIC (a “QEF Election”) or, if in a later taxable year, the U.S. Holder made a QEF Election along with a purging election. A purging election creates a deemed sale of the U.S. Holder’s Acies Class A ordinary shares at their then fair market value and requires the U.S. Holder to recognize gain pursuant to the purging election subject to the special PFIC tax and interest charge rules described above. As a result of any such purging election, the U.S. Holder would increase the adjusted tax basis in its Acies Class A ordinary shares by the amount of the gain recognized and, solely for purposes of the PFIC rules, would have a new holding period in its Acies Class A ordinary shares. U.S. Holders are urged to consult their tax advisors as to the application of the rules governing purging elections to their particular circumstances.
A U.S. Holder’s ability to make a timely and effective QEF Election (or a QEF Election along with a purging election) with respect to Acies is contingent upon, among other things, the provision by Acies of a “PFIC Annual Information Statement” to such U.S. Holder. Acies will endeavor to provide PFIC Annual Information Statements, upon written request, to U.S. Holders of Acies Class A ordinary shares with respect to each taxable year for which Acies determines it is a PFIC. There is no assurance, however, that Acies will timely provide such information. As discussed further above, a U.S. Holder is not able to make a QEF Election with respect to Acies warrants under applicable final Treasury Regulations. An Electing Shareholder generally would not be subject to the adverse PFIC rules discussed above with respect to its Acies Class A ordinary shares. As a result, such an Electing Shareholder generally should not recognize gain or loss as a result of the Domestication except to the extent described under “—Effects of Section 367 to U.S. Holders of Acies Class A Ordinary Shares” and subject to the discussion above under “—Tax Effects of the Domestication to U.S. Holders,” but rather would include annually in gross income its pro rata share of the ordinary earnings and net capital gain of Acies, whether or not such amounts are actually distributed.
The impact of the PFIC rules on a U.S. Holder of Acies Class A ordinary shares may also depend on whether the U.S. Holder has made a mark-to-market election under Section 1296 of the Internal Revenue Code. U.S. Holders who hold (actually or constructively) stock of a foreign corporation that is classified as a PFIC may annually elect to mark such stock to its market value if such stock is “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the SEC, including the Nasdaq (an “MTM Election”). No assurance can be given that the Acies Class A ordinary shares are considered to be marketable stock for purposes of the MTM Election or whether the other requirements of this election are satisfied. If such an election is available and has been made, such U.S. Holders generally will not be subject to the special taxation rules of Section 1291 of the Internal Revenue Code discussed herein with respect their Acies Class A ordinary shares in connection with the Domestication. Instead, in general, the U.S. Holder will include as ordinary income each year the excess, if any, of the fair market value of its Acies Class A ordinary shares at the end of its taxable year over its adjusted tax basis in its Acies Class A ordinary shares. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted tax basis in its Acies Class A ordinary shares over the fair market value of its Acies Class A ordinary shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the MTM Election). The U.S. Holder’s basis in its Acies Class A ordinary shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its Acies Class A ordinary shares will be treated as ordinary income. However, if the MTM Election is not made by a U.S. Holder with respect to the first taxable year of its holding period for the PFIC stock, then the Section 1291 rules discussed above will apply to certain dispositions of, distributions on and other amounts taxable with respect to Acies Class A ordinary shares, including in connection with the Domestication. An MTM Election is not available with respect to warrants, including the Acies warrants.
THE RULES DEALING WITH PFICS ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE, INCLUDING THE APPLICATION OF THE RULES ADDRESSING OVERLAPS IN THE PFIC RULES AND THE SECTION 367(b) RULES AND THE RULES RELATING TO CONTROLLED FOREIGN CORPORATIONS. ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE CONSEQUENCES TO THEM OF THE PFIC RULES, INCLUDING, WITHOUT LIMITATION, WHETHER A QEF ELECTION (OR A QEF ELECTION ALONG WITH A PURGING ELECTION), AN MTM ELECTION OR ANY OTHER ELECTION IS AVAILABLE, WHETHER AND HOW ANY OVERLAP RULES APPLY, THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION OR OVERLAP RULE AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.
Tax Effects to U.S. Holders of Exercising Redemption Rights
Generally
The U.S. federal income tax consequences to a U.S. Holder of Acies Class A ordinary shares (which will be exchanged for New PLAYSTUDIOS common stock in the Domestication) that exercises its redemption rights with respect to its Acies Class A ordinary shares to receive cash in exchange for all or a portion of its New PLAYSTUDIOS common stock received in the Domestication will depend on whether the redemption qualifies as a sale of shares of New PLAYSTUDIOS common stock under Section 302 of the Internal Revenue Code. If the redemption qualifies as a sale of shares of New PLAYSTUDIOS common stock by a U.S. Holder, the tax consequences to such U.S. Holder are as described below under the section entitled “—Taxation of Redemption Treated as a Sale of New PLAYSTUDIOS Common Stock.” If the redemption does not qualify as a sale of shares of New PLAYSTUDIOS common stock, a U.S. Holder will be treated as receiving a corporate distribution with the tax consequences to such U.S. Holder as described below under the section entitled “—Taxation of Redemption Treated as a Distribution.”
Whether a redemption of shares of New PLAYSTUDIOS common stock qualifies for sale treatment will depend largely on the total number of shares of New PLAYSTUDIOS stock treated as held by the redeeming U.S. Holder before and after the redemption (including any stock constructively owned by the U.S. Holder as a result of owning New PLAYSTUDIOS warrants and any New PLAYSTUDIOS stock that a U.S. Holder would directly or indirectly acquire pursuant to the Business Combination or the PIPE Investment) relative to all of the New PLAYSTUDIOS stock outstanding both before and after the redemption. The redemption of New PLAYSTUDIOS common stock generally will be treated as a sale of New PLAYSTUDIOS common stock (rather than as a corporate distribution) if the redemption (1) is “substantially disproportionate” with respect to the U.S. Holder, (2) results in a “complete termination” of the U.S. Holder’s interest in New PLAYSTUDIOS or (3) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.
In determining whether any of the foregoing tests result in a redemption qualifying for sale treatment, a U.S. Holder takes into account not only shares of New PLAYSTUDIOS stock actually owned by the U.S. Holder, but also shares of New PLAYSTUDIOS stock that are constructively owned by it under certain attribution rules set forth in the Internal Revenue Code. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock that the holder has a right to acquire by exercise of an option, which would generally include New PLAYSTUDIOS common stock which could be acquired pursuant to the exercise of New PLAYSTUDIOS warrants. Moreover, any New PLAYSTUDIOS stock that a U.S. Holder directly or constructively acquires pursuant to the Business Combination or the PIPE Investment generally should be included in determining the U.S. federal income tax treatment of the redemption.

In order to meet the substantially disproportionate test, the percentage of New PLAYSTUDIOS’ outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of shares of New PLAYSTUDIOS common stock must, among other requirements, be less than eighty percent (80%) of the percentage of New PLAYSTUDIOS’ outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption (taking into account both redemptions by other holders of New PLAYSTUDIOS common stock and the New PLAYSTUDIOS common stock to be issued pursuant to the Business Combination or the PIPE Investment). There will be a complete termination of a U.S. Holder’s interest if either (1) all of the shares of New PLAYSTUDIOS stock actually and constructively owned by the U.S. Holder are redeemed or (2) all of the shares of New PLAYSTUDIOS stock actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other shares of New PLAYSTUDIOS stock (including any stock constructively owned by the U.S. Holder as a result of owning New PLAYSTUDIOS warrants). The redemption of New PLAYSTUDIOS common stock will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in New PLAYSTUDIOS. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in New PLAYSTUDIOS will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation where such stockholder exercises no control over corporate affairs may constitute such a “meaningful reduction.”
If none of the foregoing tests is satisfied, then the redemption of shares of New PLAYSTUDIOS common stock will be treated as a corporate distribution to the redeemed U.S. Holder and the tax effects to such a U.S. Holder will be as described below under the section entitled “—Taxation of Redemption Treated as a Distribution.” After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed New PLAYSTUDIOS common stock will be added to the U.S. Holder’s adjusted tax basis in its remaining New PLAYSTUDIOS stock, or, if it has none, to the U.S. Holder’s adjusted tax basis in its New PLAYSTUDIOS warrants or possibly in other New PLAYSTUDIOS stock constructively owned by it.
Taxation of Redemption Treated as a Distribution
If the redemption of a U.S. Holder’s shares of New PLAYSTUDIOS common stock is treated as a corporate distribution, as discussed above under the section entitled “—Generally,” the amount of cash received in the redemption generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from New PLAYSTUDIOS’ current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of New PLAYSTUDIOS’ current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its shares of New PLAYSTUDIOS common stock. Any remaining excess will be treated as gain realized on the sale of New PLAYSTUDIOS common stock and will be treated as described below under the section entitled “—Taxation of Redemption Treated as a Sale of New PLAYSTUDIOS Common Stock.”
Taxation of Redemption Treated as a Sale of New PLAYSTUDIOS Common Stock
If the redemption of a U.S. Holder’s shares of New PLAYSTUDIOS common stock is treated as a sale, as discussed above under the section entitled “—Generally,” a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received in the redemption and the U.S. Holder’s adjusted tax basis in the shares of New PLAYSTUDIOS common stock redeemed. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the New PLAYSTUDIOS common stock so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders generally will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.
U.S. Holders who hold different blocks of New PLAYSTUDIOS common stock (including as a result of holding different blocks of Acies Class A ordinary shares purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

Because the Domestication will occur prior to the redemption of U.S. Holders that exercise redemption rights, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of Section 367 of the Internal Revenue Code and the PFIC rules as a result of the Domestication (discussed further above).
ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF A REDEMPTION OF ALL OR A PORTION OF THEIR NEW PLAYSTUDIOS COMMON STOCK PURSUANT TO AN EXERCISE OF REDEMPTION RIGHTS.
Information Reporting and Backup Withholding
Payments of cash to a U.S. Holder as a result of the redemption of New PLAYSTUDIOS common stock may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.
Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability, and the U.S. Holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.
NON-U.S. HOLDERS
Effects of the Domestication to Non-U.S. Holders
The Domestication is not expected to result in any U.S. federal income tax consequences to Non-U.S. Holders of Acies Securities.
The following describes U.S. federal income tax considerations relating to the ownership and disposition of New PLAYSTUDIOS common stock and New PLAYSTUDIOS warrants by a Non-U.S. Holder after the Domestication.
Distributions
In general, any distributions (including constructive distributions, but not including certain distributions of New PLAYSTUDIOS stock or rights to acquire New PLAYSTUDIOS stock) made to a Non-U.S. Holder of shares of New PLAYSTUDIOS common stock, to the extent paid out of New PLAYSTUDIOS’ current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the U.S., New PLAYSTUDIOS will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). In the case of any constructive dividend, it is possible that this tax would be withheld from any amount owed to a Non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from warrants or other property subsequently paid or credited to such Non-U.S. Holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its shares of New PLAYSTUDIOS common stock and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the New PLAYSTUDIOS common stock, which will be treated as described under “—Sale, Taxable Exchange or Other Taxable Disposition of New PLAYSTUDIOS Common Stock and Warrants” below.
The withholding tax generally does not apply to dividends paid to a Non-U.S. Holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the U.S. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. Holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable treaty rate).
The terms of each New PLAYSTUDIOS warrant provides for an adjustment to the number of shares of New PLAYSTUDIOS Class A common stock for which the warrant may be exercised or to the exercise price of the warrant in certain events. An adjustment which has the effect of preventing dilution is generally not a taxable event. Nevertheless, a Non-U.S. Holder of New PLAYSTUDIOS warrants may be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of New PLAYSTUDIOS Class A common stock that would be obtained upon exercise or through a decrease in the exercise price of the warrants), including as a result of a distribution of cash or other property to the holders of shares of New PLAYSTUDIOS Class A common stock which is taxable to such holders of such shares as a distribution. Any constructive distribution received by a Non-U.S. Holder would be subject to tax in the same manner as if such Non-U.S. Holder received a cash distribution from New PLAYSTUDIOS equal to the fair market value of such increased interest. It is possible that any withholding tax on such a constructive distribution might be satisfied by us or the applicable withholding agent from other distributions to the Non-U.S. Holder, or from proceeds subsequently paid or credited to such holder. Generally, a Non-U.S. Holder’s adjusted tax basis in its warrant would be increased to the extent any such constructive distribution is treated as a dividend.
Sale, Taxable Exchange or Other Taxable Disposition of New PLAYSTUDIOS Common Stock and Warrants
A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of its New PLAYSTUDIOS common stock or New PLAYSTUDIOS warrants (including an expiration or redemption of the New PLAYSTUDIOS warrants, or a redemption of New PLAYSTUDIOS common stock that is treated as a sale or exchange as described under “—Effects to Non-U.S. Holders of Exercising Redemption Rights”), unless:
1.
the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the U.S. (and, under certain income tax treaties, is attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder);

2.
such Non-U.S. Holder is an individual who was present in the U.S. for 183 days or more in the taxable year of such disposition and certain other requirements are met;

3.
New PLAYSTUDIOS is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of redemption or the period that the Non-U.S. Holder held New PLAYSTUDIOS common stock and, in the case where shares of New PLAYSTUDIOS common stock are regularly traded on an established securities market, the Non-U.S. Holder has owned, directly or constructively, more than five percent (5%) of New PLAYSTUDIOS common stock at any time within the shorter of the five-year period preceding the redemption or such Non-U.S. Holder’s holding period for the shares of New PLAYSTUDIOS common stock. There can be no assurance that New PLAYSTUDIOS common stock is or has been treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. Holder were a U.S. resident. Any gains described in the first bullet point above of a corporate Non-U.S. Holder may also be subject to an additional “branch profits tax” at a thirty percent (30%) rate (or a lower applicable income tax treaty rate). If the second bullet point applies to a Non-U.S. Holder, such Non-U.S. Holder will be subject to U.S. tax on such Non-U.S. Holder’s net capital gain for such year (including any gain realized in connection with the redemption) at a tax rate of thirty percent (30%).
If the third bullet point above applies to a Non-U.S. Holder, gain recognized by such holder will be subject to tax at generally applicable U.S. federal income tax rates. In addition, New PLAYSTUDIOS may be required to withhold U.S. federal income tax at a rate of fifteen percent (15%) of the amount realized upon such redemption. It is not expected that New PLAYSTUDIOS would be a United States real property holding corporation after the Domestication or immediately after the Business Combination is completed. However, such determination is factual in nature and subject to change and no assurance can be provided as to whether New PLAYSTUDIOS would be treated as a United States real property holding corporation in any future year.
Tax Effects to Non-U.S. Holders of Exercising Redemption Rights
The U.S. federal income tax consequences to a Non-U.S. Holder of Acies Class A ordinary shares that exercises its redemption rights to receive cash from the trust account in exchange for all or a portion of its New PLAYSTUDIOS common stock received in the Domestication will depend on whether the redemption qualifies as a sale of the New PLAYSTUDIOS common stock redeemed, as described above under “U.S. Holders—Tax Effects to U.S. Holders of Exercising Redemption Rights—Generally.” If such a redemption qualifies as a sale of New PLAYSTUDIOS common stock, the U.S. federal income tax consequences to the Non-U.S. Holder will be as described above under “—Sale, Taxable Exchange or Other Taxable Disposition of New PLAYSTUDIOS Common Stock and Warrants.” If such a redemption does not qualify as a sale of New PLAYSTUDIOS common stock, the Non-U.S. Holder will be treated as receiving a corporate distribution, the U.S. federal income tax consequences of which are described above under “—Distributions.”
Because it may not be certain at the time a Non-U.S. Holder is redeemed whether such Non-U.S. Holder’s redemption will be treated as a sale of shares or a corporate distribution, and because such determination will depend in part on a Non-U.S. Holder’s particular circumstances, the applicable withholding agent may not be able to determine whether (or to what extent) a Non-U.S. Holder is treated as receiving a dividend for U.S. federal income tax purposes. Therefore, the applicable withholding agent may withhold tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gross amount of any consideration paid to a Non-U.S. Holder in redemption of such Non-U.S. Holder’s New PLAYSTUDIOS common stock, unless (i) the applicable withholding agent has established special procedures allowing Non-U.S. Holders to certify that they are exempt from such withholding tax and (ii) such Non-U.S. Holders are able to certify that they meet the requirements of such exemption (e.g., because such Non-U.S. Holders are not treated as receiving a dividend under the Section 302 tests described above under the section entitled “U.S. Holders—Tax Effects to U.S. Holders of Exercising Redemption Rights—Generally”). However, there can be no assurance that any applicable withholding agent will establish such special certification procedures. If an applicable withholding agent withholds excess amounts from the amount payable to a Non-U.S. Holder, such Non-U.S. Holder generally may obtain a refund of any such excess amounts by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances and any applicable procedures or certification requirements.
Information Reporting Requirements and Backup Withholding
Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of New PLAYSTUDIOS common stock and New PLAYSTUDIOS warrants. A Non-U.S. Holder may have to comply with certification procedures to establish that it is not a U.S. person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against such Non-U.S. Holder’s U.S. federal income tax liability and may entitle such Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.
Foreign Account Tax Compliance Act
Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends (including constructive dividends) on New PLAYSTUDIOS common stock and New PLAYSTUDIOS warrants to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified by the delivery of a properly completed IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. Holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Thirty percent withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends beginning on January 1, 2019, but on December 13, 2018, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Such proposed regulations also delayed withholding on certain other payments received from other foreign financial institutions that are allocable, as provided for under final Treasury Regulations, to payments of U.S.-source dividends, and other fixed or determinable annual or periodic income. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. Non-U.S. Holders should consult their tax advisors regarding the effects of FATCA on their ownership and disposition of New PLAYSTUDIOS common stock and warrants.

U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR HOLDERS OF PLAYSTUDIOS
CAPITAL STOCK
The following discussion is a summary of certain U.S. federal income tax considerations for U.S. Holders and Non-U.S. Holders of PLAYSTUDIOS capital stock that exchange, pursuant to the Mergers, their PLAYSTUDIOS capital stock for (i) New PLAYSTUDIOS Class A common stock, or a combination of cash and New PLAYSTUDIOS Class A common stock, and (ii) a contingent right to receive Earnout Shares (an “Earnout Right”). This section applies only to Holders that hold their PLAYSTUDIOS capital stock as “capital assets” for U.S. federal income tax purposes (generally, property held for investment). Holders of PLAYSTUDIOS capital stock are urged to consult their tax advisors concerning the U.S. federal, state, local and any non-U.S. tax consequences of the Mergers.
This discussion is limited to U.S. federal income tax considerations and does not address estate or any gift tax considerations or considerations arising under the tax laws of any state, local or non-U.S. jurisdiction. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply if you are subject to special rules under U.S. federal income tax law that apply to certain types of investors, such as:
•
financial institutions or financial services entities;

•
broker-dealers;

•
taxpayers that are subject to the mark-to-market accounting rules with respect to securities;

•
tax-exempt entities;

•
governments or agencies or instrumentalities thereof;

•
insurance companies;

•
regulated investment companies or real estate investment trusts;

•
entities or arrangements treated as partnerships for U.S. federal income tax purposes;

•
U.S. expatriates or former long-term residents of the United States;

•
persons who are required to recognize income or gain with respect to the Mergers no later than such income or gain is required to be reported on an applicable financial statement under Section 451(b) of the Internal Revenue Code;

•
persons that actually or constructively own five percent or more (by vote or value) of the outstanding PLAYSTUDIOS capital stock;

•
the Sponsor or its affiliates, officers or directors;

•
persons that acquired their PLAYSTUDIOS capital stock pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•
persons that hold their PLAYSTUDIOS capital stock as part of a straddle, constructive sale, hedging, wash sale, conversion or other integrated or similar transaction;

•
U.S. Holders whose functional currency is not the U.S. dollar; or

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“specified foreign corporations” (including“controlled foreign corporations”), “passive foreign investment companies” or corporations that accumulate earnings to avoid U.S. federal income tax.

If any entity or arrangement treated as a partnership for U.S. federal income tax purposes holds PLAYSTUDIOS capital stock, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding any PLAYSTUDIOS capital stock and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences to them of the Mergers.
This discussion is based on the Internal Revenue Code, proposed, temporary and final Treasury Regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein.
PLAYSTUDIOS and Acies have not sought, and do not intend to, seek any rulings from the IRS as to any U.S. federal income tax considerations described herein. There can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.
THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE MERGERS. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGERS, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL NON-INCOME, STATE AND LOCAL AND NON-U.S. TAX LAWS.
General Tax Treatment of the Mergers
The U.S. federal income tax consequences of the Mergers will depend on whether the Mergers, taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. For U.S. federal income tax purposes, the Mergers are intended to so qualify. The obligation of each of PLAYSTUDIOS and New PLAYSTUDIOS to complete the Mergers, however, is not conditioned upon the receipt by either PLAYSTUDIOS or New PLAYSTUDIOS of a tax opinion from its counsel, or any other counsel, on the qualification of the Mergers as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. No assurance can be given that the IRS will not challenge the treatment of the Mergers as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code or that a court would not sustain such a challenge. If the IRS were to successfully challenge the status of the Mergers as a“reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, U.S. Holders of PLAYSTUDIOS capital stock could be subject to U.S. federal income tax with respect to the total value of the merger consideration (including the New PLAYSTUDIOS common stock) they receive in the Mergers.
The U.S. federal income tax consequences of the Mergers to a particular Holder of PLAYSTUDIOS capital stock will depend on whether the Holder receives, in addition to an Earnout Right, shares of New PLAYSTUDIOS common stock or a combination of cash and shares of New PLAYSTUDIOS common stock in exchange for the Holder' s shares of PLAYSTUDIOS capital stock. The terms of the Merger Agreement permit a Holder of PLAYSTUDIOS capital stock to make an election to receive New PLAYSTUDIOS common stock or a combination of cash and New PLAYSTUDIOS common stock. The U.S. federal income tax consequences to a Holder will not be fully ascertainable until the amount of cash and shares of New PLAYSTUDIOS Class A common stock the Holder will receive in the Mergers, as a result of the Holder’s elections, is determined. A Holder of PLAYSTUDIOS capital stock who acquired different blocks of PLAYSTUDIOS capital stock at different times and at different prices generally must apply the rules described in the following sections separately to each identifiable block of shares of PLAYSTUDIOS capital stock. A Holder of PLAYSTUDIOS capital stock who holds PLAYSTUDIOS capital stock with differing bases or holding periods should consult the Holder’s tax advisor with regard to the tax consequences of making the elections described above.
Except as otherwise specified, the following discussion assumes that the Mergers qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.
Tax Consequences of the Mergers to U.S. Holders of PLAYSTUDIOS Capital Stock
Tax Consequences if the Mergers Qualify as a Reorganization
Exchange of Shares of PLAYSTUDIOS Capital Stock Solely for Shares of New PLAYSTUDIOS Common Stock and the Earnout Right
A U.S. Holder who receives solely shares of New PLAYSTUDIOS common stock and the Earnout Right in exchange for shares of PLAYSTUDIOS capital stock in the Mergers will not recognize gain or loss for U.S. federal income tax purposes as a result of such exchange. A U.S. Holder’s aggregate tax basis in the New PLAYSTUDIOS common stock received in exchange for the PLAYSTUDIOS capital stock surrendered (other than shares of New PLAYSTUDIOS common stock treated as imputed interest, as described below) will equal the U.S. Holder’s aggregate adjusted tax basis in the shares of PLAYSTUDIOS capital stock exchanged therefor. For this purpose, IRS guidance indicates that the maximum number of shares of New PLAYSTUDIOS common stock issuable under the Earnout Right generally should be treated as having been received by the U.S. Holder at the time of the Mergers and that adjustments to the U.S. Holder’s tax basis in shares of New PLAYSTUDIOS common stock actually received should be made if the maximum number of shares of New PLAYSTUDIOS common stock issuable under the Earnout Right ultimately are not issued. Except to the extent of New PLAYSTUDIOS common stock received under the Earnout Right and treated as imputed interest (as described below), a U.S. Holder’s holding period in the New PLAYSTUDIOS common stock received will include the holding period for the Holder’s shares of PLAYSTUDIOS capital stock surrendered in exchange therefor. A portion of the Earnout Shares (if any) actually received by a U.S. Holder will be characterized as ordinary interest income for U.S. federal income tax purposes. A U.S. Holder’s tax basis in that portion of the Earnout Shares would be equal to the fair market value thereof on the date of receipt, and the U.S. Holder’s holding period for those Earnout Shares would begin on the day following the date of receipt.
Exchange of Shares of PLAYSTUDIOS Capital Stock for a Combination of Cash, Shares of New PLAYSTUDIOS Common Stock and the Earnout Right
A U.S. Holder of PLAYSTUDIOS capital stock who exchanges shares of PLAYSTUDIOS capital stock for a combination of cash, New PLAYSTUDIOS common stock and the Earnout Right generally will recognize gain, if any, (but not loss) equal to the lesser of (i) the excess, if any, of the amount of cash plus the fair market value, at the time of the Mergers, of the New PLAYSTUDIOS common stock received in exchange for such shares of PLAYSTUDIOS capital stock, over such U.S. Holder' s tax basis in the shares of PLAYSTUDIOS capital stock exchanged therefor and (ii) the amount of cash received by such Holder in exchange for such shares of PLAYSTUDIOS capital stock. It is unclear how, for this purpose, shares of New PLAYSTUDIOS common stock issuable under the Earnout Right would be taken into account. Any gain recognized with respect to the exchange generally will be capital gain and generally will be long-term capital gain if the U.S. Holder’s holding period for the shares of PLAYSTUDIOS capital stock exceeds one year at the time of the Mergers. Such U.S. Holder' s aggregate tax basis in the New PLAYSTUDIOS common stock (other than shares of New PLAYSTUDIOS common stock treated as imputed interest, as described above) received by such U.S. Holder will generally equal such U.S. Holder' s aggregate tax basis in the shares of PLAYSTUDIOS capital stock exchanged therefor, increased by the amount of taxable gain, if any, recognized by such U.S. Holder in respect of such shares of PLAYSTUDIOS capital stock, and decreased by the amount of cash received by such U.S. Holder in exchange for such shares of PLAYSTUDIOS capital stock. For this purpose, IRS guidance indicates that the maximum number of shares of New PLAYSTUDIOS common stock issuable under the Earnout Right generally should be treated as having been received by the U.S. Holder at the time of the Mergers and that adjustments to the U.S. Holder’s tax basis in shares of New PLAYSTUDIOS common stock actually received should be made if the maximum number of shares of New PLAYSTUDIOS common stock issuable under the Earnout Right ultimately are not issued. Except to the extent of New PLAYSTUDIOS common stock received under the Earnout Right and treated as imputed interest (as described above), a U.S. Holder’s holding period in the New PLAYSTUDIOS common stock received will include the holding period for the Holder’s shares of PLAYSTUDIOS capital stock surrendered in exchange therefor. A U.S. Holder’s tax basis in the portion of any Earnout Shares characterized as ordinary interest income for U.S. federal income tax purposes would be equal to the fair market value thereof on the date of receipt, and the U.S. Holder’s holding period for those Earnout Shares would begin on the day following the date of receipt.
Recharacterization as a Dividend
Notwithstanding the foregoing, it is possible that a U.S. Holder may be required to treat any gain recognized with respect to the exchange as a dividend to the extent of such U.S. Holder’s ratable share of the undistributed accumulated earnings and profits of PLAYSTUDIOS if such U.S. Holder’s percentage ownership in New PLAYSTUDIOS (including New PLAYSTUDIOS stock that the U.S. Holder is deemed to own under certain attribution rules) after the Mergers is not meaningfully reduced from what the U.S. Holder’s percentage ownership would have been if the U.S. Holder had received solely shares of New PLAYSTUDIOS common stock rather than a combination of cash and New PLAYSTUDIOS common stock in the Mergers, which is referred to as a dividend equivalent transaction. Although the application of the tests for dividend equivalence to transactions such as the Mergers is uncertain, the IRS has indicated in a published revenue ruling that even a small reduction in the percentage interest of a stockholder whose relative stock interest in a publicly held corporation is minimal and who exercises no control over corporate affairs should constitute a “meaningful reduction.” Since the possibility of a dividend equivalent transaction depends primarily upon the particular circumstances of a U.S. Holder, including the application of certain constructive ownership rules, U.S. Holders of PLAYSTUDIOS capital stock should consult their tax advisors as to the possibility that all or a portion of any gain recognized with respect to the exchange will be treated as a dividend.
Tax Consequences if the Mergers Do Not Qualify as a Reorganization
If the Mergers do not qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, it is possible that the First Merger would constitute a transaction to which Section 351 of the Internal Revenue Code applies, although there is uncertainty in this regard. In that case, the U.S. federal income tax consequences of the Mergers to a U.S. Holder generally should be as described above in “—Tax Consequences if the Mergers Qualify as a Reorganization,” except that the extent to which a U.S. Holder would be treated as having received a dividend for U.S. federal income tax purposes as a result of the First Merger (i) would be determined by reference to the amount of cash received by a U.S. Holder in the First Merger, (ii) would be determined by reference to the reduction, if any, in the U.S. Holder’s direct and indirect proportionate interest in PLAYSTUDIOS as a result of the First Merger, and (iii) would be determined by reference to the current and accumulated earnings and profits of both PLAYSTUDIOS and New PLAYSTUDIOS, as determined for U.S. federal income tax purposes.
If the Mergers do not qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and the First Merger does not constitute a transaction to which Section 351 of the Internal Revenue Code applies, then a U.S. Holder would recognize gain or loss upon the exchange of the PLAYSTUDIOS capital stock for shares of New PLAYSTUDIOS common stock, or shares of New PLAYSTUDIOS common stock and cash, and an Earnout Right equal to the difference between the fair market value, at the time of the exchange, of the New PLAYSTUDIOS common stock and any cash received in the Mergers (plus, if the installment and “open transaction” methods of reporting, discussed below, do not apply, the fair market value of the Earnout Right) and such U.S. Holder's tax basis in the PLAYSTUDIOS capital stock surrendered in the Mergers. Such gain or loss generally would be capital gain or loss and generally would be long-term capital gain or loss if the PLAYSTUDIOS capital stock were held for more than one year at the time of the Mergers. In addition, the U.S. Holder's aggregate tax basis in the shares of New PLAYSTUDIOS common stock received in the Mergers would equal their fair market value at the time of the closing of the Mergers, and the U.S. Holder's holding period for such shares of New PLAYSTUDIOS common stock would commence the day after the closing of the Mergers. If the installment and “open transaction” methods of reporting described below do not apply, adjustments to the U.S. Holder’s income, gain or loss recognized in connection with the Mergers would be required in future taxable years to reflect (i) any imputed interest (as described below) and (ii) any difference between the fair market value of the Earnout Shares actually received by the U.S. Holder and the fair market value, as of the date of the Mergers, of the Earnout Right. In addition, the U.S. Holder’s tax basis in any Earnout Shares received in respect of the Earnout Right would equal their fair market value at the time they are received by the U.S. Holder, and the U.S. Holder’s holding period for such Earnout Shares would commence on the day after such receipt.
The U.S. federal income tax treatment of the Earnout Right if the Mergers were a fully taxable transaction to a U.S. Holder is uncertain. In such case, the exchange of PLAYSTUDIOS capital stock for an Earnout Right, in addition to shares of New PLAYSTUDIOS common stock, or shares of New PLAYSTUDIOS common stock and cash, could be characterized for U.S. federal income tax purposes as an installment sale or, instead, as an “open transaction”. If the installment method of reporting applied to such exchange and a U.S. Holder did not elect out of, and was not otherwise ineligible for, the installment method of reporting gain, or if such exchange were properly characterized as an “open transaction,” the Earnout Right would not be taxable to such U.S. Holder at the time of the Mergers. Instead, the recognition of any gain as a result of the receipt of the Earnout Shares would be deferred until the Earnout Shares (if any) were actually received. In addition, in all cases, a portion of the Earnout Shares (if any) actually received by a U.S. Holder would be characterized as ordinary interest income for U.S. federal income tax purposes.

Under the installment method, a U.S. Holder would defer the recovery of a portion of its tax basis in its PLAYSTUDIOS capital stock and the recognition of a portion of any gain realized in the Mergers until such times as such U.S. Holder actually received Earnout Shares. Complex rules apply to determine the manner of such deferral and could result in a U.S. Holder recovering a disproportionately small amount of the U.S. Holder’s tax basis in its PLAYSTUDIOS capital stock, and recognizing a disproportionately large amount of gain, in the year of the Mergers. To the extent the installment method resulted in the recognition of gain in excess of a U.S. Holder’s overall gain in connection with the Mergers, a U.S. Holder generally would be entitled to a capital loss in the year the Earnout Right is extinguished. In general, non-corporate U.S. Holders would not be permitted to carry back any such capital loss to offset any gains (including gains recognized under the installment method with respect to the exchange) in earlier years. In addition, in certain cases an annual interest charge would be imposed on the portion of a U.S. Holder’s tax liability that was deferred as a result of the application of the installment method. U.S. Holders should consult their own tax advisors regarding the potential application of the installment method to them if the Mergers do not qualify as a reorganization for U.S. federal income tax purposes and the advisability of electing out of the installment method in such case.
If the Mergers were properly characterized as an “open transaction” for U.S. federal income tax purposes, a U.S. Holder generally would recover all of the U.S. Holder’s tax basis in its PLAYSTUDIOS capital stock before recognizing any gain in connection with the Mergers but would not recognize any loss realized in connection with the Mergers until the taxable year in which the Earnout Right is extinguished. U.S. Holders should consult their own tax advisors regarding the potential treatment of the Mergers as an “open transaction” for U.S. federal income tax purposes and the consequences to them of such treatment.
Tax Consequences of the Mergers to Non-U.S. Holders of PLAYSTUDIOS Capital Stock
If the Mergers qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code or the First Merger constitutes a transaction to which Section 351 of the Internal Revenue Code applies, the U.S. federal income tax consequences of the Mergers to a Non-U.S. Holder of PLAYSTUDIOS capital stock will be the same as those described above for U.S. Holders of PLAYSTUDIOS capital stock, except that any cash received by the Non-U.S. Holder generally will be subject to withholding tax as a dividend at a 30% rate (or a reduced rate specified by an applicable income tax treaty), unless (i) the applicable withholding agent has established special procedures allowing Non-U.S. Holders to certify that they are exempt from such withholding tax and (ii) such Non-U.S. Holders are able to certify that they meet the requirements of such exemption (e.g., because such Non-U.S. Holders are not treated as receiving a dividend under the tests for dividend equivalence described above under the section entitled “U.S. Holders—Tax Consequences of the Mergers to U.S. Holders of PLAYSTUDIOS Capital Stock—Tax Consequences if the Mergers Qualify as a Reorganization—Recharacterization as a Dividend”). There can be no assurance that any applicable withholding agent will establish such special certification procedures, and Non-U.S. Holders should consult their own tax advisors regarding the application of the foregoing rules and any applicable procedures or certification requirements in light of their particular facts and circumstances.
If a Non-U.S. Holder has a dividend equivalence transaction as described above, in order to obtain a reduced rate of withholding, a Non-U.S. Holder will be required to provide an Internal Revenue Service Form W-8BEN or W-8BEN-E certifying its entitlement to benefits under a treaty. The withholding tax described above does not apply to a Non-U.S. Holder who provides a Form W-8ECI, certifying that the cash proceeds are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Instead, the effectively connected proceeds will be subject to regular U.S. income tax as if the Non-U.S. Holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A non-U.S. corporation receiving effectively connected proceeds may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate). A Non-U.S. Holder may be eligible to file for a refund with the Internal Revenue Service of taxes withheld from cash received in the Mergers if such Non-U.S. Holder (taking into account the constructive ownership rules explained above) does not have a dividend equivalence transaction, as described above. In such a case, or if the Mergers do not qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and the First Merger does not constitute a transaction to which Section 351 of the Internal Revenue Code applies, the Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain recognized with respect to the Non-U.S. Holder’s PLAYSTUDIOS capital stock, unless:

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the gain is “effectively connected” with a U.S. trade or business of such Non-U.S. Holder (and, if required by an applicable income tax treaty, is also attributable to a permanent establishment or a fixed base in the United States maintained by such Non-U.S. Holder), in which case the Non-U.S. Holder generally will be subject to tax on such gain in the same manner as a U.S. Holder and, if the Non-U.S. Holder is a foreign corporation, such corporation may be subject to branch profits tax at the rate of 30% (or such lower rate as may be specified by an applicable income tax treaty); or

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PLAYSTUDIOS is or has been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the Mergers or the period that the Non-U.S. Holder held PLAYSTUDIOS capital stock, in which case any gain recognized by such Non-U.S. Holder would be subject to tax at generally applicable U.S. federal income tax rates. PLAYSTUDIOS believes that it is not, and has not been at any time since its formation, a United States real property holding corporation.

FATCA
Under provisions of the Internal Revenue Code commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA,” withholding at a rate of 30% will generally be required on any amount of cash merger proceeds treated as a dividend for U.S. federal income tax purposes paid to a foreign entity (whether such entity is a beneficial owner or intermediary) unless (i) if the foreign entity is a “foreign financial institution,” the foreign entity undertakes certain due diligence, reporting, withholding, and certification obligations, (ii) if the foreign entity is not a “foreign financial institution,” the foreign entity identifies certain of its U.S. investors, or (iii) the foreign entity is otherwise exempt from FATCA. An intergovernmental agreement between the U.S. and an applicable foreign country, or future Treasury regulations or other guidance, may modify these requirements. No additional amounts will be paid to Holders in respect of any amounts withheld. Holders are encouraged to consult their tax advisors regarding the possible implications of this withholding tax on payments of cash to them in the Mergers.
Reporting Requirements
Each Holder of shares of PLAYSTUDIOS capital stock who receives shares of New PLAYSTUDIOS common stock in the Mergers is required to retain permanent records pertaining to the Mergers and make such records available to any authorized IRS officers and employees. Such records should specifically include information regarding the number, basis, and fair market value of the PLAYSTUDIOS capital stock exchanged and the number of shares of New PLAYSTUDIOS common stock received in exchange therefor. Additionally, Holders of PLAYSTUDIOS capital stock who owned immediately before the Mergers at least one percent (by vote or value) of the total outstanding stock of PLAYSTUDIOS are required to attach a statement to their U.S. federal income tax returns for the year in which the Mergers are consummated that contains the information listed in Treasury Regulation Section 1.368-3(b). Such statement must include the Holder’s tax basis in such Holder’s PLAYSTUDIOS capital stock surrendered in the Mergers, the fair market value of such stock, the date of the Mergers and the name and employer identification number of each of New PLAYSTUDIOS and PLAYSTUDIOS. Holders of shares of PLAYSTUDIOS capital stock are urged to consult with their tax advisors regarding the application of these rules.
Backup Withholding and Information Reporting
A Holder of shares of PLAYSTUDIOS capital stock may, under certain circumstances, be subject to information reporting and backup withholding (currently at a rate of 24% ) on any cash payments received in the Mergers, unless such Holder properly establishes an exemption or provides its correct tax identification number and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a payee’s U.S. federal income tax liability, if any, so long as such payee furnishes the required information to the IRS in a timely manner .

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Defined terms included below shall have the same meaning as terms defined and included elsewhere in this proxy statement.
Introduction
Acies is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Business Combination. The following unaudited pro forma condensed combined financial information presents the combination of the financial information of Acies and PLAYSTUDIOS, adjusted to give effect to the Business Combination and related transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”
Acies is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or other similar business combination with one or more businesses. Acies was incorporated in the Cayman Islands on August 14, 2020. On October 27, 2020, Acies consummated its initial public offering of 20,000,000 units at $10.00 per unit, generating gross proceeds of $200.0 million. Each unit consists of one Acies Class A ordinary share and one-third of one redeemable warrant (the “public warrants”). Simultaneously with the consummation of the initial public offering, Acies completed the sale of 4,333,333 private placement warrants (the “private placement warrants”) at a purchase price of $1.50 per warrant to the Sponsor, generating gross proceeds of $6.5 million. On November 9, 2020, Acies consummated the sale of an additional 1,525,000 units pursuant to the underwriters’ partial exercise of their over-allotment option at $10.00 per unit, and the sale of an additional 203,334 private placement warrants to the Sponsor at $1.50 per private placement warrant.
The proceeds from the IPO and the private placement with the Sponsor have been deposited in the Trust Account and invested in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”) having a maturity of 185 days or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. As of December 31, 2020, there was $215.3 million held in the Trust Account. Acies has 24 months from the closing of the initial public offering (by October 22, 2022) to complete a business combination.
PLAYSTUDIOS develops and operates online and mobile social games and leverages marketing relationships with various partners to provide players a unique social gaming experience while earning real-world rewards provided by the Company’s awards partners. PLAYSTUDIOS’ games are free-to-play and available via the Apple App Store, Google Play Store, Amazon Appstore and Facebook. PLAYSTUDIOS creates games based on its own original content as well as third-party licensed brands and generates revenue through the in-game sale of virtual currency and through advertising.
The unaudited pro forma condensed combined balance sheet as of December 31, 2020 combines the historical balance sheet of Acies and the historical balance sheet of PLAYSTUDIOS on a pro forma basis as if the Business Combination and related transactions, summarized below, had been consummated on December 31, 2020. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 combines the historical statements of operations of Acies and PLAYSTUDIOS for such periods on a pro forma basis as if the Business Combination and related transactions, summarized below, had been consummated on January 1, 2020, the beginning of the year presented:
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the impacts of the Business Combination, including the Domestication, the merger of Catalyst Merger Sub I, Inc., a wholly owned subsidiary of Acies, with and into PLAYSTUDIOS, with PLAYSTUDIOS surviving the merger as a wholly owned subsidiary of Acies; and the merger of Catalyst Merger Sub II, LLC, a wholly owned subsidiary of Acies, with and into PLAYSTUDIOS, with Catalyst Merger Sub II, LLC surviving the merger as a wholly owned subsidiary of Acies;

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the issuance of consideration to existing PLAYSTUDIOS stockholders and PLAYSTUDIOS warrant holders, consisting of shares of New PLAYSTUDIOS common stock, cash and the commitment to provide up to an additional 15.0 million shares of New PLAYSTUDIOS common stock if certain share price targets are met during the five-year period following the consummation of the Business Combination;
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the impacts of the Sponsor Support Agreement, including the immediate forfeiture of 850,000 Acies Class B ordinary shares held by the Sponsor (“Sponsor Shares”) and 715,000 private placement warrants, and an additional forfeiture of up to 807,188 Sponsor Shares in the event of the Maximum Redemption Scenario; and

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the impact of the Subscription Agreements, including the proceeds of $250 million from the issuance of 25,000,000 shares of New PLAYSTUDIOS common stock to investors.

The historical financial information of Acies was derived from the audited financial statements of Acies as of December 31, 2020 and for the period from August 14, 2020 (inception) through December 31, 2020, which are included elsewhere in this proxy statement/prospectus. The historical financial information of PLAYSTUDIOS was derived from the audited consolidated financial statements of PLAYSTUDIOS as of and for the year- ended December 31, 2020, which are included elsewhere in this proxy statement/prospectus. This information should be read together with the accompanying notes to the unaudited pro forma condensed combined financial statements, Acies’ and PLAYSTUDIOS’ audited financial statements and related notes, the sections titled “Acies’ Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “PLAYSTUDIOS’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.
The Business Combination will be accounted for as a reverse recapitalization, in accordance with GAAP. Under this method of accounting, Acies will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of PLAYSTUDIOS issuing stock for the net assets of Acies, accompanied by a recapitalization. The net assets of Acies will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of PLAYSTUDIOS.
PLAYSTUDIOS has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances under both the No and Maximum Redemption Scenarios.
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PLAYSTUDIOS’ existing stockholders will have over 80% of the voting interest in the post-combination company;

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The largest individual minority stockholder of the post-combination company is an existing stockholder of PLAYSTUDIOS;

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The board of directors of the post-combination company will be comprised of the chief executive officer of PLAYSTUDIOS, one director designated by Acies, and five additional directors to be determined by PLAYSTUDIOS before the closing of the Business Combination;

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PLAYSTUDIOS’ management will hold executive management roles (including the Chief Executive Officer and Chief Financial Officer, among others) for the post-combination company and be responsible for the day-to-day operations;

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PLAYSTUDIOS has significantly more revenue-generating activities, which are expected to comprise all of the activities conducted by the post-combination company; and

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the objective of the Business Combination is to create an operating public company, with management continuing to use PLAYSTUDIOS’ platform and assets to grow the business under the name of PLAYSTUDIOS, Inc.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption by the public stockholders of Acies Class A ordinary shares for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing of the Business Combination) in the Trust Account:
No Redemption Scenario:   This presentation assumes that no public stockholders of Acies exercise redemption rights with respect to their public shares for a pro rata share of the funds in the Trust Account.

This scenario assumes that there are 21,525,000 public shares outstanding upon the completion of the Business Combination. This scenario also assumes that all PLAYSTUDIOS stockholders make an election to receive cash consideration for the full 15% of their shares of PLAYSTUDIOS capital stock.
Maximum Redemption Scenario:   This presentation assumes that stockholders holding 21,525,000 shares of Acies Class A ordinary shares will exercise their redemption rights for their pro rata share of the funds in the Trust Account. The Merger Agreement provides that consummating the Business Combination is conditioned on having net tangible assets of at least $5,000,001. In addition, the Merger Agreement includes as a condition to closing the Business Combination that, at the Closing, Acies will have a minimum of $200 million in cash comprising (i) the cash held in the Trust Account after giving effect to Acies share redemptions, (ii) proceeds from the PIPE Investment, (iii) less certain filing fees incurred by Acies. As the proceeds from the PIPE Investment are expected to satisfy the minimum cash requirement, the total Trust Account balance of $215.3 million as of December 31, 2020 is reflected as being redeemed. Under this scenario, there is insufficient cash to pay any cash consideration to PLAYSTUDIOS stockholders.
Description of the Business Combination
The aggregate consideration to be paid to PLAYSTUDIOS stockholders in connection with the Business Combination (excluding any potential earn out consideration), is expected to be approximately $1,041 million, payable in the form of shares of New PLAYSTUDIOS common stock and cash. PLAYSTUDIOS stockholders and vested PLAYSTUDIOS option holders also have the contingent right to receive up to 15 million additional shares of New PLAYSTUDIOS common stock contingent upon achieving certain market share price milestones within a period of 5 years following the Business Combination.
The following summarizes the consideration in both the No Redemption and Maximum Redemption Scenarios:
(in dollars, except share data)	No Redemption Scenario	Maximum Redemption Scenario
Cash consideration(1)(3)	$144,071,380	$—
Shares transferred at closing(2)	81,640,446	96,047,584
Value per share	$10.00	$10.00
Share consideration	$816,404,460	$960,475,840
Total consideration	$960,475,840	$960,475,840
Shares of New PLAYSTUDIOS common stock underlying vested options(3)	8,052,416	8,052,416
Value per share	$10.00	$10.00
	$80,524,160	$80,524,160
Aggregate consideration	$1,041,000,000	$1,041,000,000

(1)
The Merger Agreement entitles PLAYSTUDIOS stockholders to make an election for cash consideration for up to 15% of their shares of PLAYSTUDIOS capital stock. Under the No Redemption Scenario, the available cash is expected to be sufficient for each PLAYSTUDIOS stockholder to elect the full 15%, and this scenario assumes all PLAYSTUDIOS stockholders elect the full 15%. Under the Maximum Redemption Scenario, there is insufficient available cash to pay any cash consideration to PLAYSTUDIOS stockholders.

(2)
Excludes shares of New PLAYSTUDIOS common stock underlying the PLAYSTUDIOS Options that are vested but unexercised as of the closing date of the Business Combination. As the shares do not represent legally outstanding shares of New PLAYSTUDIOS common stock at closing, they are excluded from the total consideration amount.

(3)
The Merger Agreement allows for a maximum cash consideration amount of $150 million. In the event that 2,508,554 PLAYSTUDIOS Options, equivalent to 592,862 shares of New PLAYSTUDIOS common stock on a net exercise basis, are exercised and elected for cash consideration under the No Redemption Scenario, the total cash consideration would increase to the maximum of $150 million. Additionally, the shares of New PLAYSTUDIOS common stock underlying vested options would be reduced to 7,459,554 shares.
Holders of PLAYSTUDIOS common stock will receive shares of New PLAYSTUDIOS common stock in an amount determined by application of the Exchange Ratio of approximately 0.2363, which is based on PLAYSTUDIOS’ implied price per share prior to the Business Combination. The following summarizes the pro forma New PLAYSTUDIOS shares outstanding under the two redemption scenarios:
	No Redemption Scenario			Maximum Redemption Scenario
(in dollars, except share data)	Shares	Ownership %	Voting Power %	Shares	Ownership %	Voting Power %
Acies public shareholders(1)	21,525,000	16.2%	4.9%	—	—	—
Sponsor(1)(2)	4,531,250	3.4%	0.8%	3,724,062	3.0%	0.6%
PLAYSTUDIOS stockholders (excluding Founder Group)(3)	65,282,016	49.2%	14.7%	76,802,373	61.5%	15.7%
Founder Group(3)	16,358,430	12.4%	74.0%	19,245,211	15.5%	78.6%
PIPE investment shareholders	25,000,000	18.8%	5.6%	25,000,000	20.0%	5.1%
Pro forma New PLAYSTUDIOS common stock at December 31, 2020	132,696,696	100%	100%	124,771,646	100%	100%

(1)
Excludes the shares of New PLAYSTUDIOS Class A common stock underlying Acies public and private placement warrants under both scenarios, as the warrants are not exercisable until 30 days after the close of the Business Combination or one year from the closing of the IPO.

(2)
Includes 900,000 shares of New PLAYSTUDIOS Class A common stock, held by the Sponsor under both scenarios that are subject to forfeiture if certain earnout conditions are not satisfied, as the shares are issued and outstanding as of the closing date of the Business Combination. The 900,000 shares do not have voting rights until the earnout conditions have been satisfied.

(3)
Excludes the shares of New PLAYSTUDIOS Class A and Class B common stock underlying the New PLAYSTUDIOS Options as well as any potential earn-out consideration, as they do not represent legally outstanding shares of New PLAYSTUDIOS common stock at Closing.

The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF DECEMBER 31, 2020
(in thousands)
	As of December 31, 2020	As of December 31, 2020		No Redemption Scenario			Maximum Redemption Scenario
	Acies Acquisition Corp. (Historical)	Playstudios, Inc. (Historical)	Reclassification Adjustments	Transaction Accounting Adjustments		Pro Forma Combined	Additional Transaction Accounting Adjustments		Pro Forma Combined
ASSETS
Current Assets:
Cash and cash equivalents	$1,062	$48,927	$—	$215,276	(C)	$293,622	$(215,276)	(O)	$222,417
				(7,534)	(D)		144,071	(P)
				(144,071)	(F)
				(20,000)	(H)
				(5,000)	(I)
				(2,500)	(J)
				250,000	(K)
				(26,591)	(L)
				(15,947)	(M)
Receivables	—	16,616	—			16,616			16,616
Prepaid expenses	—	2,429	676			3,105			3,105
Income tax receivable	—	6,959	—			6,959			6,959
Other current assets	—	2,854	—	(2,551)	(L)	303			303
Prepaid assets	676	—	(676)			—			—
Total current assets	1,738	77,785	—	241,082		320,605	(71,205)		249,400
Non-current Assets:
Security deposit	3	—	(3)			—			—
Cash and securities held in Trust Account	215,276	—		(215,276)	(C)	—			—
Property and equipment, net	—	6,201	—			6,201			6,201
Internal-use software, net	—	38,756	—			38,756			38,756
Goodwill	—	5,059	—			5,059			5,059
Intangibles, net	—	1,624	—			1,624			1,624
Deferred income taxes	—	3,109	—			3,109			3,109
Other long-term assets	—	1,927	3			1,930			1,930
Total non-current assets	215,279	56,676	—	(215,276)		56,679	—		56,679
Total Assets	$217,017	$134,461	$—	$25,806		$377,284	$(71,205)		$306,079

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF DECEMBER 31, 2020
(in thousands)
	As of December 31, 2020	As of December 31, 2020		No Redemption Scenario			Maximum Redemption Scenario
	Acies Acquisition Corp. (Historical)	Playstudios, Inc. (Historical)	Reclassification Adjustments	Transaction Accounting Adjustments		Pro Forma Combined	Additional Transaction Accounting Adjustments		Pro Forma Combined
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accrued expenses	$6	$—	$(6)	$—		$—			$—
Accounts payable	—	4,717	—	(64)	(L)	4,653			4,653
Accrued liabilities	—	29,089	6	(20,000)	(H)	8,628			8,628
				(467)	(L)
Total current liabilities	6	33,806	—	(20,531)		13,281	—		13,281
Non-current Liabilities:
Deferred underwriting fee payable	7,534	—	(7,534)			—			—
Minimum guarantee liability	—	300	—			300			300
Deferred income taxes	—	2,970	—			2,970			2,970
Other long-term liabilities	—	1,306	7,534	(7,534)	(D)	1,306			1,306
Total non-current liabilities	7,534	4,576	—	(7,534)		4,576	—		4,576
Total liabilities	7,540	38,382	—	(28,065)		17,857	—		17,857
COMMITMENTS AND CONTINGENCIES
Class A ordinary shares subject to possible redemption	204,477	—	—	(204,477)	(B)	—	—		—
Stockholders’ Equity:
Class A Ordinary shares	—	—	—	—	(B)	—	—		—
Class B Ordinary shares	1	—	—	(1)	(A)	—	—		—
Common stock	—	12	—	(2)	(F)	—	—		—
				(10)	(G)
Preferred stock		8	—	(1)	(F)	—	—		—
				(7)	(G)
Class A Common Stock	—	—	—	1	(A)	12	(2)	(O)	11
				2	(B)		1	(P)
				6	(G)
				3	(K)

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF DECEMBER 31, 2020
(in thousands)
	As of December 31, 2020	As of December 31, 2020		No Redemption Scenario			Maximum Redemption Scenario
	Acies Acquisition Corp. (Historical)	Playstudios, Inc. (Historical)	Reclassification Adjustments	Transaction Accounting Adjustments		Pro Forma Combined	Additional Transaction Accounting Adjustments		Pro Forma Combined
Class B Common Stock	—	—	—	2	(G)	2	—	(P)	2
Additional paid-in capital	$5,238	$71,776	$—	$204,475	(B)	$346,351	$(215,274)	(O)	$275,391
				(239)	(E)		144,070	(P)
				(144,068)	(F)
				9	(G)
				249,997	(K)
				(27,961)	(L)
				(14,415)	(M)
				1,539	(N)		244	(N)
Retained earnings (accumulated deficit)	(239)	23,802	—	239	(E)	12,581			12,337
				(5,000)	(I)
				(2,500)	(J)
				(650)	(L)
				(1,532)	(M)
				(1,539)	(N)		(244)	(N)
Accumulated other comprehensive income	—	481	—	—		481	—		481
Total stockholders’ equity (deficit)	5,000	96,079	—	258,348		359,427	(71,205)		288,222
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$217,017	$134,461	$—	$25,806		$377,284	$(71,205)		$306,079

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2020
(in thousands, except share and per share data)
				No Redemption Scenario			Maximum Redemption Scenario
	Acies Acquisition Corp (Historical)	Playstudios, Inc. (Historical)	Reclassification Adjustments	Transaction Accounting Adjustments		Pro Forma Combined	Additional Transaction Accounting Adjustments		Pro Forma Combined
Net revenues	$—	$269,882				$269,882			$269,882
Operating expenses:
Cost of revenue	—	91,469				91,469			91,469
Selling and marketing	—	57,124				57,124			57,124
General and administrative	—	16,960	265	5,000	(AA)	28,446			28,690
				2,500	(BB)
				650	(CC)
				1,532	(DD)
				1,539	(EE)		244	(EE)
Research and development	—	51,696				51,696			51,696
Depreciation and amortization	—	22,192				22,192			22,192
Restructuring expense	—	20,092				20,092			20,092
Formation and operational costs	265	—	(265)			—			—
Total operating costs and expenses	265	259,533	—	11,221		271,019	244		271,263
Income from operations	(265)	10,349	—	(11,221)		(1,137)	(244)		(1,381)
Other income (expense), net
Interest expense	—	(142)				(142)			(142)
Other income (expense), net	—	929				929			929
Interest income	22	—		(22)	(FF)	—			—
Unrealized gain (loss) on marketable securities held in Trust Account	4	—		(4)	(FF)	—			—
Total other income (expense), net	26	787	—	(26)		787	—		787
Income (loss) before income taxes	(239)	11,136	—	(11,247)		(350)	(244)		(594)
Provision for income taxes		1,671		2,619		4,290	57		4,347
Net income (loss)	$(239)	$12,807	$—	$(8,628)		$3,940	$(187)		$3,753
Class A Common Stock
Weighted average shares of common stock outstanding:
Basic						115,438,266			104,626,435
Diluted						124,342,357			113,530,526
Net income (loss) attributable to common stockholders per share:
Basic						$0.03			$0.03
Diluted						$0.03			$0.03
Class B Common Stock
Weighted average shares of common stock outstanding:
Basic						16,358,430			19,245,211
Diluted						17,841,775			20,728,556
Net income (loss) attributable to common stockholders per share:
Basic						$0.03			$0.03
Diluted						$0.03			$0.03

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
1.   Basis of Presentation
The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Acies will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of PLAYSTUDIOS issuing stock for the net assets of Acies, accompanied by a recapitalization. The net assets of Acies will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of PLAYSTUDIOS.
The unaudited pro forma condensed combined balance sheet as of December 31, 2020 assumes that the Business Combination occurred on December 31, 2020. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 present pro forma effects to the Business Combination as if it had been completed on January 1, 2020. These periods are presented on the basis of PLAYSTUDIOS as the accounting acquirer.
The unaudited pro forma condensed combined balance sheet as of December 31, 2020 has been prepared using, and should be read in conjunction with, the following:
•
Acies’ audited condensed balance sheet as of December 31, 2020 and the related notes, included elsewhere in this proxy statement; and

•
PLAYSTUDIOS’ audited consolidated balance sheet as of December 31, 2020 and the related notes, included elsewhere in this proxy statement.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 has been prepared using, and should be read in conjunction with, the following:
•
Acies’ audited condensed statement of operations for the period from August 14, 2020 (inception) to December 31, 2020 and the related notes, included elsewhere in this proxy statement; and

•
PLAYSTUDIOS’ audited consolidated statement of operations for the year ended December 31, 2020 and the related notes, included elsewhere in this proxy statement.

The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that Acies believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Acies believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of Acies and PLAYSTUDIOS.
2.   Accounting Policies
Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the post-combination company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

3.   Adjustments to Unaudited Pro Forma Condensed Combined Financial Information
The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.
The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or reasonably expected to occur (“Management’s Adjustments”). Acies has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information.
The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the post-combination company filed consolidated income tax returns during the periods presented.
The pro forma basic and diluted net income (loss) attributable to common stockholders per share presented in the unaudited pro forma condensed combined statements of operations are based upon the number of the post-combination company’s shares outstanding, assuming the Business Combination occurred on January 1, 2020.
Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet
The Transaction Accounting Adjustments included in the unaudited pro forma condensed combined balance sheet as of December 31, 2020 are as follows:
(A)
Reflects the forfeiture of 850,000 Sponsor Shares under the No Redemption Scenario and the conversion, on a one-for one basis, of the Sponsor Shares into New PLAYSTUDIOS Class A common stock upon the Domestication. The forfeiture of the 715,000 private placement warrants owned by the Sponsor does not result in a pro forma adjustment as it is a reclassification within the Additional Paid-In Capital line item. The forfeiture of 850,000 Sponsor Shares and 715,000 private placement warrants includes 522,843 Acies Class B Ordinary Shares and 449,129 private placement warrants that are currently owned by Andrew Pascal. Provided the Maximum Redemption Scenario occurs, an additional 807,188 Sponsor Shares will be forfeited.

(B)
Reflects the conversion of (i) 20,445,277 Acies Class A ordinary shares subject to possible redemption and are classified as temporary equity and (ii) 1,079,723 Acies Class A ordinary shares that are subject to possible redemption and are classified as stockholders’ equity to New PLAYSTUDIOS Class A common stock with a par value of $0.0001 and Additional Paid-In Capital, on a one-for-one basis upon the Domestication.

(C)
Reflects the reclassification of $215.3 million of cash and cash equivalents held in the Trust Account that become available to fund the Business Combination.

(D)
Reflects the settlement of $7.5 million of Acies’ deferred underwriting fees that become payable at closing of the Business Combination.

(E)
Reflects the reclassification of Acies historical accumulated deficit.

(F)
Reflects 35,727,911 shares of PLAYSTUDIOS common stock and 25,232,418 shares of PLAYSTUDIOS preferred stock exchanged for total cash consideration of $144.1 million to be paid to PLAYSTUDIOS stockholders under the No Redemption Scenario. The Merger Agreement entitles PLAYSTUDIOS stockholders to make an election for cash consideration for up to 15% of their shares of PLAYSTUDIOS capital stock. Under the No Redemption Scenario, the available cash is expected to be sufficient for each PLAYSTUDIOS stockholder to elect the full 15%, and this scenario assumes all PLAYSTUDIOS stockholders elect the full

15%. Under the Maximum Redemption Scenario, there is insufficient available cash to pay any cash consideration to PLAYSTUDIOS stockholders.
(G)
Represents the recapitalization of (i) 202,458,159 shares of PLAYSTUDIOS common stock and (ii) 142,983,705 shares of PLAYSTUDIOS preferred stock, which includes 5,620,443 shares resulting from the net settlement of warrants to purchase PLAYSTUDIOS preferred stock, into (a) 65,282,016 shares of New PLAYSTUDIOS Class A common stock and (b) 16,358,430 shares of New PLAYSTUDIOS Class B common stock under the No Redemption Scenario.

(H)
In April 2011, PLAYSTUDIOS entered into a joint marketing agreement with MGM Resorts International. In exchange for assistance with marketing campaigns and the exclusive right to utilize MGM’s intellectual property for the development of social gaming apps, PLAYSTUDIOS agreed to issue common stock representing 10% of their then-outstanding common stock and in lieu of royalty payments, PLAYSTUDIOS agreed to pay a profit share. In October 2020, PLAYSTUDIOS elected its right to terminate the profit share provision of the agreement for a one-time termination fee of $20.0 million, payable upon the consummation of the Business Combination. The pro forma adjustment reflects the payment at the close of the Business Combination and the release of $20 million in accrued liabilities as of December 31, 2020. Additionally, in connection with the Business Combination, MGM agreed to immediately reinvest the $20.0 million fee as part of the PIPE offering described in note (K).

(I)
Reflects the payment of a $5.0 million Transaction Bonus to the PLAYSTUDIOS management team contingent upon the closing of the Business Combination.

(J)
Reflects the payment of a $2.5 million Transaction Donation to a charity decided by the PLAYSTUDIOS management team contingent upon the closing of the Business Combination.

(K)
Reflects the proceeds of $250.0 million from the issuance and sale of 25,000,000 shares of New PLAYSTUDIOS Class A common stock at $10.00 per share as part of the PIPE offering pursuant to the terms of the Subscription Agreements.

(L)
Reflects the settlement of the total transaction costs estimated to be incurred by PLAYSTUDIOS of approximately $28.6 million, consisting of equity issuance costs of $28.0 million and $0.6 million transaction costs to be expensed as incurred. The unaudited pro forma condensed combined balance sheet reflects these costs as a reduction of cash of $26.6 million as $2.0 million has been paid as of the pro forma balance sheet date. The costs expensed through retained earnings are included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 as discussed in (CC) below.

(M)
Reflects the settlement of the total transaction costs estimated to be incurred by Acies of approximately $15.9 million, consisting of equity issuance costs of $14.4 million and $1.5 million in transaction costs to be expensed as incurred. The unaudited pro forma condensed combined balance sheet reflects these costs as a reduction of cash of $15.9 million as $0 million has been paid as of the pro forma balance sheet date. The costs expensed through retained earnings are included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 as discussed in (DD) below.

(N)
Represents the incremental fair value of New PLAYSTUDIOS Class B common stock related to the increased voting rights. New PLAYSTUDIOS Class B common stock, which was granted to the Founder Group, has the same economic rights as the New PLAYSTUDIOS Class A common stock, except the voting rights. New PLAYSTUDIOS Class B common stock carries 20 votes per share whereas New PLAYSTUDIOS Class A common stock carries one vote per share. Therefore, the incremental fair value of New PLAYSTUDIOS Class B common stock results in an estimated compensation charge at the time of exchange for approximately $1.5 million and $1.8 million under the No Redemption Scenario and Maximum Redemption Scenario, respectively.

(O)
Reflects the maximum redemption of 21,525,000 public shares for aggregate redemption payments of $215.3 million allocated to New PLAYSTUDIOS Class A common stock and Additional Paid-In Capital using par value $0.0001 per share and at a redemption price of $10.00 per share. The redemption price is calculated as $215.3 million in the Trust Account per the unaudited pro forma condensed combined balance sheet divided by 21,525,000 public shares subject to possible redemption.

(P)
Reflects a reversal of adjustment (F) to present the impact of decreased cash consideration and incremental share consideration under the Maximum Redemption Scenario. Under the Maximum Redemption Scenario, the total cash available to be paid for cash consideration is estimated to be $0. As a result, an adjustment is made to reverse $144.1 million of cash consideration recorded in adjustment (F) and recognize additional share issuance of 11,520,357 shares of New PLAYSTUDIOS Class A common stock and 2,886,781 shares of New PLAYSTUDIOS Class B common stock.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations
The Transaction Accounting Adjustments included in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 are as follows:
(AA)
Reflects the recognition of expense related to the Transaction Bonus, which is contingent on the closing of the Business Combination. This is a non-recurring item.

(BB)
Reflects the recognition of expense related to the Transaction Donation to a charity decided by the PLAYSTUDIOS management team. The Transaction Donation is contingent upon the closing of the Business Combination. This is a non-recurring item.

(CC)
Reflects the total estimated transaction costs for PLAYSTUDIOS in the statement of operations for the year ended December 31, 2020. No transaction costs were expensed in the historical PLAYSTUDIOS statement of operations for the year ended December 31, 2020. Transaction costs are reflected as if incurred on January 1, 2020, the date the Business Combination occurred for the purposes of the unaudited pro forma condensed combined statement of operations. This is a non-recurring item.

(DD)
Reflects the total estimated transaction costs for Acies in the statement of operations for the year ended December 31, 2020. No transaction costs were expensed in Acies’ historical statement of operations for the period from August 14, 2020 (inception) through December 31, 2020. Transaction costs are reflected as if incurred on January 1, 2020, the date the Business Combination occurred for the purposes of the unaudited pro forma condensed combined statement of operations. This is a non-recurring item.

(EE)
Reflects the recognition of the incremental compensation expense related to the incremental fair value of New PLAYSTUDIOS Class B common stock as described in adjustment (N) above. This is a non-recurring item.

(FF)
Represents the elimination of Acies’ investment income related to the marketable securities held in the Trust Account.

4.   Net income (loss) attributable to common stockholders per share
Represents the net income (loss) attributable to common stockholders per share calculated using the historical weighted average shares of common stock outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2020. As the Business Combination and related transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares of common stock outstanding for basic and diluted net income (loss) attributable to common stockholders per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire periods presented. If the maximum number of shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire periods.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption by Acies Class A ordinary shares for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the Trust Account for the year ended December 31, 2020:
	For the year ended December 31, 2020
(in thousands, except share and per share data)	No Redemption Scenario	Maximum Redemption Scenario
Pro forma net income attributable to common stockholders	$3,940	$3,753
Class A Common Stock
Weighted average shares of common stock outstanding – basic(1)	115,438,266	104,626,435
Dilutive options	8,904,091	8,904,091
Weighted average shares of common stock outstanding – diluted(1)(2)	124,342,357	113,530,526
Net income attributable to common stockholders per share – basic	$0.03	$0.03
Net income attributable to common stockholders per share – diluted	$0.03	$0.03
Class B Common Stock
Weighted average shares of common stock outstanding – basic	16,358,430	19,245,211
Dilutive options	1,483,345	1,483,345
Weighted average shares of common stock outstanding – diluted	17,841,775	20,728,556
Net income attributable to common stockholders per share – basic	$0.03	$0.03
Net income attributable to common stockholders per share – diluted	$0.03	$0.03

(1)
Excludes 900,000 shares of New PLAYSTUDIOS Class A common stock held by the Sponsor. These shares will be subject to certain vesting conditions based on the share price performance. In the event such performance targets are not met before the fifth anniversary of the closing of the Business Combination, the shares will be forfeited. While the shares are considered issued and outstanding as of the date of the Business Combination, the share are contingently returnable. Therefore, these shares are excluded from the weighted average shares of New PLAYSTUDIOS Class A common stock outstanding.

(2)
Excludes 7,175,000 and 3,821,667 public and private placement warrants, respectively, under the No Redemption and Maximum Redemption Scenarios. The public and private placement warrants are exercisable at $11.50 per share. As the warrants are deemed anti-dilutive, they are excluded from the calculation of earnings per shares under both scenarios.

COMPARATIVE SHARE INFORMATION
The following table sets forth summary historical comparative share information of Acies and PLAYSTUDIOS and unaudited pro forma condensed combined per share information after giving effect to the Business Combination, assuming two redemption scenarios as follows:
No Redemption Scenario:   This presentation assumes that no public shareholders of Acies exercise redemption rights with respect to their public shares for a pro rata share of the funds in the Trust Account. This scenario assumes that there are 21,525,000 public shares outstanding upon the completion of the Business Combination. This scenario also assumes that all PLAYSTUDIOS stockholders make an election to receive cash consideration for the full 15% of their shares of PLAYSTUDIOS capital stock.
Maximum Redemption Scenario:   This presentation assumes that stockholders holding 21,525,000 shares of Acies Class A ordinary shares will exercise their redemption rights for their pro rata share of the funds in the Trust Account. The Merger Agreement provides that consummating the Business Combination is conditioned on having net tangible assets of at least $5,000,001. In addition, the Merger Agreement includes as a condition to closing the Business Combination that, at the Closing, Acies will have a minimum of $200 million in cash comprising (i) the cash held in the Trust Account after giving effect to Acies share redemptions, (ii) proceeds from the PIPE Investment, (iii) less certain filing fees incurred by Acies. As the proceeds from the PIPE Investment are expected to satisfy the minimum cash requirement, the total Trust Account balance of $215.3 million as of December 31, 2020 is reflected as being redeemed. Under this scenario, there is insufficient available cash to pay any cash consideration to PLAYSTUDIOS stockholders.
The pro forma book value information reflects the Business Combination as if it had occurred on December 31, 2020. The weighted average shares of common stock outstanding and net income (loss) attributable to common stockholders per share reflect the Business Combination as if it had occurred on January 1, 2020.
This information is only a summary and should be read in conjunction with the historical financial statements of Acies and PLAYSTUDIOS and related notes included elsewhere in this proxy statement. The unaudited pro forma combined per share information of Acies and PLAYSTUDIOS is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus.
The unaudited pro forma combined net income (loss) attributable to common stockholders per share below does not purport to represent the results which would have occurred had the companies been combined during the periods presented, nor results for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of Acies and PLAYSTUDIOS would have been had the companies been combined during the periods presented.

			Pro Forma Combined		PLAYSTUDIOS Equivalent Pro Forma Per Share Data(2)
(in thousands, except share and per share data)	Acies (Historical)	Playstudios (Historical)	No Redemption Scenario	Maximum Redemption Scenario	No Redemption Scenario	Maximum Redemption Scenario
As of and for the year ended December 31, 2020
Net income (loss)	$(239)	$12,807	$3,940	$3,753
Total stockholders’ equity	$5,000	$96,079	$359,427	$288,222
Historical Stock
Weighted average shares of common stock outstanding – basic	5,744,947	236,118,856
Weighted average shares of common stock outstanding – diluted	5,744,947	283,067,558
Net income attributable to common stockholders per share – basic	$(0.05)	$0.03
Net income attributable to common stockholders per share – diluted	$(0.05)	$0.02
Total Stockholders' equity per share(1)	$0.87	$0.41
Class A Common Stock
Weighted average shares of common stock outstanding – basic			115,438,266	104,626,435	27,282,251	24,727,023
Weighted average shares of common stock outstanding – diluted			124,342,357	113,530,526	29,386,611	26,831,383
Net income attributable to common stockholders per share – basic			$0.03	$0.03	$0.01	$0.01
Net income attributable to common stockholders per share – diluted			$0.03	$0.03	$0.01	$0.01
Total Stockholders' equity per share(1)			$2.73	$2.33	$0.65	$0.55
Class B Common Stock
Weighted average shares of common stock outstanding – basic			16,358,430	19,245,211	3,866,091	4,548,342
Weighted average shares of common stock outstanding – diluted			17,841,775	20,728,556	4,216,659	4,898,910
Net income attributable to common stockholders per share – basic			$0.03	$0.03	$0.01	$0.01
Net income attributable to common stockholders per share – diluted			$0.03	$0.03	$0.01	$0.01
Total Stockholders' equity per share(1)			$2.73	$2.33	$0.65	$0.55

(1)
Total stockholders’ equity per share is equal to total equity divided by weighted average shares of common stock outstanding used for basic net income per share.

(2)
The equivalent pro forma basic and diluted per share data for PLAYSTUDIOS is calculated by multiplying the combined pro forma per share data by the 0.2363 Exchange Ratio. The weighted average shares outstanding includes PLAYSTUDIOS preferred stock, which will be converted into shares of PLAYSTUDIOS common stock immediately prior to the effective time of the Business Combination.

INFORMATION ABOUT ACIES
Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us” or “our” refer to Acies prior to the consummation of the Business Combination.
General
Acies is a blank check company incorporated on August 14, 2020 as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Although Acies is not limited to a particular industry or sector for purposes of consummating a business combination, Acies focuses on businesses in the live, location-based and mobile experiential entertainment industries. Specifically sectors that span live events, family entertainment, casino gaming, destination hospitality, sports, sports betting and iGaming, and social and casual mobile games. We are predominantly focused on the U.S. However, our search may expand to international markets. primarily located in the U.S. Acies has neither engaged in any operations nor generated any revenue to date. Based on Acies’ business activities, it is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.
On October 22, 2020, Acies consummated its initial public offering of its units, with each unit consisting of one Acies Class A ordinary share and one-third of one public warrant. Simultaneously with the closing of the initial public offering, Acies completed the private sale of 4,333,333 private placement warrants at a purchase price of $1.50 per private placement warrant, to the Sponsor generating gross proceeds to us of $6,500,000. On November 9, 2020, in connection with the underwriters’ election to partially exercise their over-allotment option, Acies consummated the sale of an additional 1,525,000 Acies units, at $10.00 per unit, generating gross proceeds of $15,250,000. Simultaneously with the partial exercise of the over-allotment option, Acies consummated the sale of an additional 203,334 private placement warrants, at $1.50 per private placement warrant, generating gross proceeds of $305,000. The private placement warrants are identical to the warrants sold as part of the units in Acies’ initial public offering except that, so long as they are held by the Sponsor or its permitted transferees: (i) they will not be redeemable by the Company, (ii) they (including the shares issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the Sponsor until 30 days after the completion of Acies’ initial business combination, (iii) they may be exercised by the holders on a cashless basis and (iv) they (including the shares issuable upon exercise of these warrants) are entitled to registration rights.
Following the closing of Acies’ initial public offering and the partial exercise of the underwriters’ over-allotment option, a total of $215.3 million ($10.00 per unit) of the net proceeds from its initial public offering and the sale of the private placement warrants was placed in the Trust Account. The proceeds held in the Trust Account may be invested by the trustee only in U.S. government treasury bills with a maturity of 185 days or less (“U.S. Treasury Bills”) or in money market funds investing solely in U.S. Treasury securities and meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended. As of November 9, 2020, funds in the Trust Account totaled $215.3 million and were in U.S. Treasury Bills. These funds will remain in the Trust Account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (i) the completion of a business combination (including the Closing), (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Cayman Constitutional Documents to modify the substance or timing of Acies’ obligation to redeem 100% of the public shares if it does not complete a business combination by October 22, 2022 and (iii) the redemption of all of the public shares if Acies is unable to complete a business combination by October 22, 2022 (or if such date is further extended at a duly called extraordinary general meeting, such later date), subject to applicable law.
Effecting Acies’ Initial Business Combination
Fair Market Value of Target Business
The rules of Nasdaq require that Acies’ Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for the payment of taxes and excluding the amount of any deferred underwriting discount held in trust). Acies Board of Directors determined that this test was met in connection with the proposed Business Combination.
Shareholder Approval of Business Combination
Acies is seeking stockholder approval of the Business Combination at the Extraordinary General Meeting, at which shareholders may elect to redeem their shares, regardless of if or how they vote in respect of the Business Combination Proposal, into their pro rata portion of the Trust Account, calculated as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the Trust Account and not previously released to us (net of taxes payable). Acies will consummate the Business Combination only if we have net tangible assets of at least $5,000,001 upon such consummation and the Condition Precedent Proposals are approved. Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
The Sponsor and each officer and director of Acies have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement, and waive their redemption rights in connection with the consummation of the Business Combination with respect to any ordinary shares held by them. The ordinary shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Sponsor (including Acies’ independent directors) owns 20% of the issued and outstanding ordinary shares.
At any time at or prior to the Business Combination, subject to applicable securities laws (including with respect to material nonpublic information)Acies’, the Sponsor, the existing stockholders of PLAYSTUDIOS or our or their respective directors, officers, advisors or respective affiliates may (i) purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or elect to redeem, or indicate an intention to redeem, public shares, (ii) execute agreements to purchase such shares from such investors in the future or (iii) enter into transactions with such investors and others to provide them with incentives to acquire public shares, vote their public shares in favor of the Condition Precedent Proposals or not redeem their public shares. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of Acies’ shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, the existing stockholders of PLAYSTUDIOS or our or their respective directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (A) satisfaction of the requirement that holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the Extraordinary General Meeting, vote in favor of the Business Combination Proposal, the Organizational Documents Proposals (excluding Organizational Documents Proposal D and the Director Election Proposal), the Merger Issuance Proposal, the PIPE Issuance Proposal, the Incentive Plan Proposal, the ESPP Proposal, the Auditor Ratification Proposal and the Adjournment Proposal, (B) satisfaction of the requirement that holders of at least two-thirds of the ordinary shares, represented in person or by proxy and entitled to vote at the Extraordinary General Meeting, vote in favor of the Domestication Proposal and Organizational Documents Proposal D (C) satisfaction of the Minimum Cash Condition, (D) otherwise limiting the number of public shares electing to redeem and (E) Acies’ net tangible assets (as determined in accordance with Rule 3a5 1(g)(1) of the Exchange Act) being at least $5,000,001.
Liquidation if No Business Combination
If Acies has not completed the Business Combination with New PLAYSTUDIOS by October 22, 2022 and has not completed another business combination by such date, in each case, as such date may be extended pursuant to Acies’ Cayman Constitutional Documents, Acies will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible, but not more than 10 business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $0.1 million of interest to pay dissolution expenses and which interest will be net of taxes payable), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Acies’ our remaining shareholders and our Board, dissolve and liquidate, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.
Sponsor has entered into a letter agreement with Acies, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to their Acies Class B ordinary shares if Acies fails to complete its business combination within the required time period. However, if Sponsor owns any public shares, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if Acies fails to complete its business combination within the allotted time period.
The Sponsor and Acies’ directors and officers have agreed, pursuant to a written agreement with Acies, that they will not propose any amendment to the Cayman Constitutional Documents (i) to modify the substance or timing of Acies’ obligation to allow for redemption in connection with Acies’ initial business combination or to redeem 100% of its public shares if it does not complete its business combination by October 22, 2022 or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless Acies provides its public shareholders with the opportunity to redeem their public shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest will be net of taxes payable), divided by the number of then outstanding public shares. However, Acies may not redeem its public shares in an amount that would cause our net tangible assets to be less than $5,000,001 following such redemptions.
Acies expects that all costs and expenses associated with implementing its plan of dissolution, as well as payments to any creditors, will be funded from amounts held outside the Trust Account, although it cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing Acies’ plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay taxes, Acies may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.
The proceeds deposited in the Trust Account could, however, become subject to the claims of Acies’ creditors, if any, which could have priority over the claims of Acies’ public shareholders. Acies cannot assure you that the actual per-share redemption amount received by public shareholders will not be substantially less than $10.00. See “Risk Factors—Risks Related to the Business Combination and Acies—If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price in our initial public offering)” and other risk factors contained herein. While Acies intend to pay such amounts, if any, Acies cannot assure you that Acies will have funds sufficient to pay or provide for all creditors’ claims.
Although Acies will seek to have all vendors, service providers (other than Acies’ independent auditors), prospective target businesses and other entities with which Acies does business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of Acies’ public shareholders, there is no guarantee that they will execute such agreements or, even if they execute such agreements, that they would be prevented from bringing claims against the Trust Account including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against Acies’ assets, including the funds held in the Trust Account. If any third-party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, Acies’ management will perform an analysis of the alternatives available to it and will enter into an agreement with a third-party that has not executed a waiver only if management believes that such third-party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where Acies may engage a third-party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where Acies is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. In the event that Acies fails to consummate a business combination within the prescribed time frame (pursuant to the Cayman Constitutional Documents), or upon the exercise of a redemption right in connection with Acies’ the Business Combination, Acies will be required to provide for payment of claims of creditors that were not waived that may be brought against Acies within the ten (10) years following redemption. In order to protect the amounts held in the Acies’ Trust Account, the Sponsor has agreed that it will be liable to Acies if and to the extent any claims by a third-party (other than Acies’ independent auditors) for services rendered or products sold to Acies, or a prospective target business with which Acies has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case, net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third-party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under Acies’ the indemnity of the underwriters of Acies’ IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third-party, then the Sponsor will not be responsible to the extent of any liability for such third-party claims. Acies has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and Acies believes that the Sponsor’s only assets are securities of Acies and, therefore, the Sponsor may not be able to satisfy those obligations. None of Acies’ other directors or officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
In the event that the proceeds in the Trust Account are reduced below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, Acies’ independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While Acies currently expects that Acies’ independent directors would take legal action on Acies’ behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that Acies’ independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, Acies cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be substantially less than $10.00 per share. See “Risk Factors—Risks Related to the Business Combination and Acies—If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price in our initial public offering)” and other risk factors contained herein.
Acies will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than Acies’ independent auditors), prospective target businesses and other entities with which Acies does business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. The Sponsor will also not be liable as to any claims under Acies’ indemnity of the underwriters of the initial public offering against certain liabilities, including liabilities under the Securities Act.
If Acies files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable insolvency law, and may be included in Acies’ insolvency estate and subject to the claims of third parties with priority over the claims of Acies’ shareholders. To the extent any insolvency claims deplete the Trust Account, Acies cannot assure you Acies will be able to return $10.00 per share to Acies’ public shareholders. Additionally, if Acies files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or insolvency laws as a voidable performance. As a result, a bankruptcy court could seek to recover some or all amounts received by Acies’ shareholders. Furthermore, Acies Board of Directors of directors may be viewed as having breached its fiduciary duty to Acies’ creditors or may have acted in bad faith, and thereby exposing itself and us to claims of punitive damages, by paying public shareholders from the Trust Account prior to addressing the claims of creditors. Acies cannot assure you that claims will not be brought against us for these reasons. See “Risk Factors—Risks Related to the Business Combination and Acies—If, after we distribute the proceeds in the Trust Account to our public shareholders, Acies files a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board of directors may be exposed to claims of punitive damages.”
Acies’ public shareholders will be entitled to receive funds from the Trust Account only upon the earliest to occur of: (i) Acies’ completion of an initial business combination, and then only in connection with those Acies Class A ordinary shares that such shareholder properly elected to redeem, subject to the limitations described herein (ii) the redemption of any public shares properly submitted in connection with a shareholder vote to amend the Cayman Constitutional Documents (A) to modify the substance or timing of Acies’ obligation to allow redemption in connection with Acies’ initial business combination or to redeem 100% of the public shares if Acies does not complete Acies’ initial business combination by October 22, 2022 or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity and (iii) the redemption of the public shares if Acies has not completed an initial business combination by October 22, 2022, subject to applicable law. In no other circumstances will a shareholder have any right or interest of any kind to or in the Trust Account. Holders of Acies warrants will not have any right to the proceeds held in the Trust Account with respect to the Acies warrants.
Facilities
Acies currently maintains its executive offices at 1219 Morningside Drive, Suite 110, Manhattan Beach, California 90266. Acies considers its current office space adequate for Acies’ current operations.
Upon consummation of the Business Combination, the principal executive offices of New PLAYSTUDIOS will be located at 10150 Covington Cross Drive, Las Vegas, NV 89144.
Employees
Acies currently has two executive officers. These individuals are not obligated to devote any specific number of hours to Acies’ matters but they intend to devote as much of their time as they deem necessary to Acies’ affairs until Acies has completed its initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for Acies’ initial business combination and the stage of the business combination process it is in. Acies does not intend to have any full time employees prior to the completion of its initial business combination.
Competition
If Acies succeeds in effecting the Business Combination, there will be, in all likelihood, significant competition from PLAYSTUDIOS’ competitors. Acies cannot assure you that, subsequent to the Business Combination, New PLAYSTUDIOS will have the resources or ability to compete effectively. Information regarding New PLAYSTUDIOS’ competition is set forth in the sections entitled “Information about PLAYSTUDIOS—Competition.”

Directors and Executive Officers
Acies’ current directors and officers are as follows:
Name	Age	Position
James J. Murren	59	Chairman
Daniel Fetters	42	Co-Chief Executive Officer
Edward King	46	Co-Chief Executive Officer
Christopher Grove	44	Director
Zach Leonsis	32	Director
Brisa Trinchero	41	Director
Andrew Zobler	59	Director
Sam Kennedy	47	Director
James Murren has served as Chairman of our board of directors since August 2020. Mr. Murren is also the Chair of the Nevada COVID-19 Response, Relief and Recovery Task Force. He was the chair of the Leadership Board of the University of Southern California’s Keck School of Medicine and has been a member of the Board of Trustees for Howard University since 2016. Mr. Murren first joined MGM Resorts International in 1998 as the Chief Financial Officer and served as the Chairman and CEO of MGM Resorts International from December 2008 to February 2020. He also served as Chairman of the American Gaming Association from 2014 to 2017, was on the Board of Trustees of the Brookings Institution from 2011 to 2018, served on the National Infrastructure Advisory Council from December 2013 to 2020, and served as a director of Delta Petroleum Corporation from February 2008 to November 2011. Mr. Murren co-founded the Nevada Cancer Institute, which was the official cancer institute for the state of Nevada until 2013, and served as a director from 2002 to 2012. Mr. Murren is also a founding contributor to Nevada’s first Fisher House, which provides housing for military and Veterans’ families, which was founded in February 2016. He also served as a member of the Business Roundtable, an association of CEOs of leading U.S. companies. Mr. Murren received his Bachelor of Arts from Trinity College. He is a CFA® charterholder. We believe Mr. Murren’s significant leadership experience makes him well qualified to serve as Chairman of our board of directors.
Daniel Fetters has served as our Co-Chief Executive Officer since August 2020. Previously, Mr. Fetters spent 20 years at Morgan Stanley from July 2000 to September 2020. Mr. Fetters served as a Managing Director in Morgan Stanley’s Mergers and Acquisition Group and became the Head of Western Region M&A in 2017, a position he held until his retirement in September 2020. Prior to his move to Los Angeles in 2005, Mr. Fetters spent five years with Morgan Stanley in New York focused on the Media & Communications sectors in both a financing and M&A capacity. Mr. Fetters received a B.S. in Business Administration from the Haas School of Business at the University of California, Berkeley.
Edward King has served as our Co-Chief Executive Officer since August 2020. Previously, Mr. King spent 20 years at Morgan Stanley, from March 2000 to September 2020, where, since January 2010, he served as Managing Director and Global Head of Gaming Investment Banking. In this capacity, Mr. King provided strategic and financial advice to clients on M&A and helped clients raise debt and equity capital in the public and private markets. Between July 1996 and February 2000, Mr. King was an investment banker at Lehman Brothers, working during this period in their London, Los Angeles and New York offices. Mr. King was a Board Member of the American Gaming Association from January 2014 to December 2015 and from January 2018 to December 2019. Mr. King has been a speaker at G2E, G2E Asia, International Association of Gaming Regulators, International Masters of Gaming Law, and International Association of Gaming Advisors conferences. Mr. King holds M.Phil, MA and BA degrees in economics from Cambridge University, England.
Chris Grove has served as our Executive Vice President of Acquisitions since August 2020. Mr. Grove has been a partner at Eilers & Krejcik Gaming since March 2017 and first joined them in December 2014, and is also on the board of FansUnite (FANS.CN). Mr. Grove also co-founded PlayUSA Media in January 2013, which was acquired by Catena Media in 2017. Following the acquisition, he also served as the

Acting Director for Catena Media’s U.S. division through the completion of the transaction in October 2019. Mr. Grove received his Bachelor of Science and Master of Science degrees from the Illinois State University.
Zach Leonsis joined our board upon the effectiveness of the registration statement for Acies’ initial public offering in October 2020. Mr. Leonsis has been the senior vice president of strategic initiatives for Monumental Sports & Entertainment since June 2017 and general manager of Monumental Sports Network since February 2016. Mr. Leonsis received his Bachelor of Arts from the University of Pennsylvania and his M.B.A. from Georgetown University. We believe Mr. Leonsis’ background makes him well qualified to serve as a director.
Brisa Trinchero joined our board upon the effectiveness of the registration statement for Acies’ initial public offering in October 2020. Ms. Trinchero is currently the Chief Executive Officer of Princess Grace Foundation-USA & Grace de Monaco LLC since April 2019 and also serves as a trustee of the Denver Center for the Performing Arts since July 2019 and as an advisor for the American Theater Wing since July 2020 and Selladoor Worldwide since July 2017. Previously, Ms. Trinchero served as the Director of Innovation at the John Gore Organization from September 2017 to March 2019 and as the Founder and Chief Executive Officer of ShooWin from September 2015 to December 2017. Ms. Trinchero received her Bachelor of Arts from Portland State University and her M.B.A. from the University of Portland. We believe Ms. Trinchero’s background makes her well qualified to serve as a director.
Andrew Zobler joined our board upon the effectiveness of the registration statement for Acies’ initial public offering in October 2020. Mr. Zobler has been the Founder & CEO of the Sydell Group, a hospitality company, since October 2005. Prior to founding Sydell Group, Mr. Zobler served as Partner and Chief Investment Officer of André Balazs Properties from January 2003 to October 2005, and as a Principal in the Managing Member of the real estate fund Lazard Freres Real Estate Investors, LLC from May 2000 to January 2003. He joined Lazard from Starwood Hotels & Resorts in 2000, where he served as the Senior Vice President of Acquisitions and Development from April 1998 to May 2000. Before joining Starwood, Mr. Zobler was a partner in the real estate group at the law firm of Greenberg Traurig, LLP in their New York office from January 1997 to April 1998 specializing in hotel transactions. Mr. Zobler received his Bachelor of Arts from SUNY Binghamton and his Juris Doctor degree from Brooklyn Law School. We believe Mr. Zobler’s background makes him well qualified to serve as a director.
Sam Kennedy joined our board upon the effectiveness of the registration statement for Acies’ initial public offering in October 2020. Mr. Kennedy has been the President and Chief Executive Officer of the Boston Red Sox since August 2015 and has been a member of the baseball club’s upper management hierarchy since March 2002. He also serves as the Chief Executive Officer of Fenway Sports Management, a sports marketing and sales agency that is a sister company to the Boston Red Sox under the Fenway Sports Group family. Mr. Kennedy also serves on the Beth Israel Deaconess Medical Center Trustee/Advisory Board since October 2016 and the Marketing Committee since September 2016, the Winsor School Board of Trustees since the 2018 academic year, the Dana-Farber’s Visiting Committee for Institute Initiatives since February 2016, the BASE’s Advisory Committee since October 2017, and the Camp Harbor View Board of Directors since July 2016. Mr. Kennedy received his Bachelor of Arts from Trinity College. We believe Mr. Kennedy’s background makes him well qualified to serve as a director.
Number, Terms of Office and Appointment of Directors and Officers
Acies Board of Directors consists of five members. Prior to our initial business combination, holders of Acies’ Sponsor Shares have the right to appoint all of our directors and remove members of the board of directors for any reason, and holders of Acies’ public shares do not have the right to vote on the appointment of directors during such time. These provisions of our Cayman Constitutional Documents may only be amended by a special resolution passed by a majority of at least two-thirds of our ordinary shares attending and voting in a general meeting. Each of Acies’ directors hold office for a three-year term. Subject to any other special rights applicable to the shareholders, any vacancies on Acies’ Board may be filled by the affirmative vote of a majority of the directors present and voting at the meeting of Acies Board of Directors or by a majority of the holders of Acies’ ordinary shares (or, prior to Acies’ initial business combination, holders of Acies’ Sponsor Shares).

Acies’ officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Acies’ Board is authorized to appoint persons to the offices set forth in the Cayman Constitutional Documents, as it deems appropriate. The Cayman Constitutional Documents provide that Acies’ officers may consist of a one or more chairman of the board, chief executive officer, president, chief financial officer, vice presidents, secretary, treasurer and such other offices as may be determined by the board of directors.
Director Independence
The rules of Nasdaq require that a majority of Acies’ Board be independent. An “independent director” is defined generally as a person that, in the opinion of the company’s board of directors, has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company).
Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act, and the listing standards of Nasdaq. In addition, members of Acies’ compensation committee and nominating and corporate governance committee must also satisfy the independence criteria set forth under the listing standards of Nasdaq.
Acies’ Board has determined that each of Mr. Leonsis, Ms. Trinchero, Mr. Zobler and Mr. Kennedy is an “independent director” under applicable SEC and Nasdaq rules.
Acies’ independent directors have regularly scheduled meetings at which only independent directors are present.
Executive Officer and Director Compensation
None of Acies’ directors or executive officers have received any cash compensation for services rendered to Acies. Commencing on October 23, 2020 through the earlier of the consummation of Acies’ initial business combination and Acies’ liquidation, Acies accrues an obligation to an affiliate of the Sponsor for a total of $10,000 per month for office space, secretarial and administrative support. The Sponsor, directors and executive officers, or any of their respective affiliates are reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Acies’ audit committee reviews on a quarterly basis all payments that were made by Acies to the Sponsor, directors, executive officers or Acies or any of their affiliates.
Acies is not party to any agreements with its directors or officers that provide for benefits upon termination of employment. The existence or terms of any such employment or consulting arrangements may influence Acies’ management’s motivation in identifying or selecting a target business and Acies does not believe that the ability of its management to remain with it after the consummation of its initial business combination should be a determining factor in its decision to proceed with any business combination.
Legal Proceedings
There is no material litigation, arbitration or governmental proceeding currently pending or to Acies’ knowledge, threatened against us or any members of Acies’ management team in their capacity as such.
Periodic Reporting and Audited Financial Statements
Acies has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, Acies’ annual reports contain financial statements audited and reported on by Acies’ independent registered public accounting firm. Acies has filed with the SEC its Annual Report on Form 10-K covering the year ended December 31, 2020.

ACIES’ MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
Unless the context otherwise requires, all references in this section to “we,” “us,” “our,” the “Company” or “Acies” refer to Acies prior to the consummation of the Business Combination. The following discussion and analysis of Acies’ financial condition and results of operations should be read in conjunction with Acies’ consolidated financial statements and notes to those statements included in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. Acies’ actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors. Please see “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus.
Overview
We are a blank check company incorporated on August 14, 2020 as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. We reviewed a number of opportunities to enter into a business combination with an operating business, and entered into the Merger Agreement on February 1, 2021. We intend to finance the Business Combination through shares of New PLAYSTUDIOS common stock issued to PLAYSTUDIOS stockholders and the PIPE Investors.
We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete the Business Combination will be successful.
The issuance of additional shares in a business combination:
•
may significantly dilute the equity interest of investors, which dilution would increase if the anti-dilution provisions in the Acies Class B ordinary shares resulted in the issuance of Acies Class A ordinary shares on a greater than one-to-one basis upon conversion of the Acies Class B ordinary shares;

•
may subordinate the rights of holders of ordinary shares if preferred shares are issued with rights senior to those afforded our ordinary shares;

•
could cause a change of control if a substantial number of our ordinary shares is issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present directors and officers;

•
may have the effect of delaying or preventing a change of control of us by diluting the share ownership or voting rights of a person seeking to obtain control of us;

•
may adversely affect prevailing market prices for our units, ordinary shares and/or warrants; and

•
may not result in adjustment to the exercise price of our warrants.

Similarly, if we issue debt securities or otherwise incur significant indebtedness, it could result in:
•
default and foreclosure on our assets if our operating revenues after an initial business combination are insufficient to repay our debt obligations;

•
acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

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our immediate payment of all principal and accrued interest, if any, if the debt is payable on demand;

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our inability to obtain necessary additional financing if the debt contains covenants restricting our ability to obtain such financing while the debt is outstanding;

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our inability to pay dividends on our ordinary shares;

•
using a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for dividends on our ordinary shares if declared, expenses, capital expenditures, acquisitions and other general corporate purposes;

•
limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;

•
increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and

•
limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, execution of our strategy and other purposes and other disadvantages compared to our competitors who have less debt.

We have incurred, and expect to incur, significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to raise capital or to complete a business combination will be successful.
Results of Operations
We have neither engaged in any operations nor generated any operating revenues to date. Our only activities from inception through December 31, 2020 were organizational activities, those necessary to prepare for the initial public offering, described below identifying a target and activities in connection with the Business Combination. We do not expect to generate any operating revenues until after the completion of the Business Combination. We expect to generate non-operating income in the form of interest income on marketable securities held after the initial public offering. We expect that we will incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with searching for, and completing, the Business Combination.
For the period from August 14, 2020 (inception) through December 31, 2020, we had a net loss of $238,958, which consisted of formation and operating costs offset by interest earned on marketable securities held in the Trust Account of $22,174 and an unrealized gain on marketable securities held in the Trust Account of $3,558.
Liquidity and Capital Resources
On October 27, 2020, we consummated the initial public offering of 20,000,000 Units, at a price of $10.00 per Unit, generating gross proceeds of $200,000,000. Simultaneously with the closing of the initial public offering, we consummated the sale of 4,333,333 private placement warrants to the Sponsor at a price of $1.50 per private placement warrant generating gross proceeds of $6,500,000.
On November 9, 2020, we issued an additional 1,525,000 Units for total gross proceeds of $15,250,000 in connection with the underwriters’ partial exercise of their over-allotment option. Simultaneously with the partial closing of the over-allotment option, we also consummated the sale of an additional 203,334 private placement warrants at $1.50 per private placement warrant, generating total proceeds of $305,000.
Following the initial public offering, the exercise of the over-allotment option in part, and the sale of the private placement warrants, a total of $215,250,000 was placed in the Trust Account. We incurred $12,363,821 in transaction costs, including $4,305,000 of underwriting fees, $7,533,750 of deferred underwriting fees and $525,071 of other costs.
For the period from August 14, 2020 (inception) through December 31, 2020, cash used in operating activities was $932,462. Net loss of $238,958 was impacted by interest earned on marketable securities held in the Trust Account of $22,174 and an unrealized gain on marketable securities of $3,558. Changes in operating assets and liabilities used $673,522 of cash from operating activities.
As of December 31, 2020, we had marketable securities held in the Trust Account of $215,275,732. We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account, which interest shall be net of taxes payable and excluding deferred underwriting commissions, to complete the Business Combination. We may withdraw interest from the Trust Account to pay taxes, if any. To the extent that our share capital or debt is used, in whole or in part, as consideration to complete the Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

As of December 31, 2020, we had cash of $1,061,717 held outside of the Trust Account. We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, structure, negotiate and complete the Business Combination.
In order to fund working capital deficiencies or finance transaction costs in connection with the Business Combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete the Business Combination, we may repay such loaned amounts out of the proceeds of the Trust Account released to us. In the event that the Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants, at a price of $1.50 per warrant, at the option of the lender. The warrants would be identical to the private placement warrants.
In the event the Business Combination does not close, we will need to raise additional capital through loans or additional investments from our Sponsor, stockholders, officers, directors, or third parties. Our officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet our working capital needs. Accordingly, we may not be able to obtain additional financing. If we are unable to raise additional capital, we may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. We cannot provide any assurance that new financing will be available to us on commercially acceptable terms, if at all. These conditions raise substantial doubt about our ability to continue as a going concern if the Business Combination is not consummated.
Off-Balance Sheet Financing Arrangements
We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of December 31, 2020. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.
Contractual Obligations
We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay the Sponsor a monthly fee of $10,000 for office space, secretarial and administrative support services provided to the Company. We began incurring these fees on October 22, 2020 and will continue to incur these fees monthly until the earlier of the completion of a Business Combination and the Company’s liquidation.
The underwriter is entitled to a deferred fee of $0.35 per Unit, or $7,533,750 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that we complete a Business Combination, subject to the terms of the underwriting agreement.
Critical Accounting Policies
The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Class A Ordinary Shares Subject to Redemption
We account for our Class A Ordinary Shares subject to possible conversion in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A Ordinary Shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable Ordinary Shares (including Ordinary Shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, Ordinary Shares are classified as shareholders’ equity. Our Class A Ordinary Shares feature certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, Class A Ordinary Shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of our balance sheet.
Net Loss Per Ordinary Share
We apply the two-class method in calculating earnings per share. Ordinary Shares subject to possible redemption,which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic net loss per Ordinary Share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. Our net income is adjusted for the portion of income that is attributable to Ordinary Shares subject to redemption, as these shares only participate in the earnings of the Trust Account and not our income or losses.
Recent Accounting Standards
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our condensed financial statements.
Quantitative and Qualitative Disclosures About Market Risk
Following the consummation of our initial public offering, the net proceeds of our initial public offering, including amounts in the trust account, have been invested in certain U.S. government securities with a maturity of 185 days or less or in certain money market funds that invest solely in U.S. treasuries. Due to the short-term nature of these investments, we believe there will be no associated material exposure to interest rate risk.
Controls and Procedures
Disclosure controls and procedures are controls and other procedures that are designed to ensure that information required to be disclosed in our reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed in our reports filed or submitted under the Exchange Act is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, to allow timely decisions regarding required disclosure.
Evaluation of Disclosure Controls and Procedures
Our management evaluated, with the participation of our current chief executive officer and chief financial officer (our “Certifying Officers”), the effectiveness of our disclosure controls and procedures as of December 31, 2020, pursuant to Rule 13a-15(b) under the Exchange Act. Based upon that evaluation, our Certifying Officers concluded that, as of December 31, 2020, our disclosure controls and procedures were effective.
We do not expect that our disclosure controls and procedures will prevent all errors and all instances of fraud. Disclosure controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the disclosure controls and procedures are met. Further, the design of disclosure controls and procedures must reflect the fact that there are resource constraints, and the benefits must be considered relative to their costs. Because of the inherent limitations in all disclosure controls and procedures, no evaluation of disclosure controls and procedures can provide absolute assurance that we have detected all our control deficiencies and instances of fraud, if any. The design of disclosure controls and procedures also is based partly on certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions.
Changes in Internal Control Over Financial Reporting
There were no changes in our internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that occurred during the period covered by this report that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

INFORMATION ABOUT PLAYSTUDIOS
Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us,” or “our” refer to the business of PLAYSTUDIOS, Inc. and its subsidiaries prior to the consummation of the Business Combination.
Business Description
For purposes of this section only, “PLAYSTUDIOS,” “the Company,” “we,” “us,” and “our” refer to PLAYSTUDIOS, Inc. and its subsidiaries, unless the context otherwise requires.
THE POWER OF PLAY
We are PLAYSTUDIOS and we build award-winning casual games that are among the most popular games available on iTunes and Google Play. Our games, which include myVEGAS Slots, myVEGAS Blackjack, my KONAMI Slots, POP! Slots, myVEGAS Bingo and the soon to be released Kingdom Boss, have been downloaded over 100 million times and were played by 4.3 million monthly active users for the year ended December 31, 2020. From social slots to casual and role-playing games (RPGs), each game has been thoughtfully crafted for the people who play it. As a result, we’ve been able to build a loyal and engaged community of players by virtue of our direct development efforts.
But we are not just a game company, because at the heart of every game we create is a powerful, one-of-a-kind loyalty program we call playAWARDS. It sets us apart from other leading game developers and it’s our key to building deep and lasting connections with millions of players. Every time players engage with one of our games, they begin earning valuable loyalty points and elevating their playAWARDS status. Once they have accumulated loyalty points, they can unlock a collection of real-world rewards and other benefits, that include, but are not limited to, vacations, invitations to special events, and access to our VIP services. Through our loyalty program, with a few swipes and a tap, players can be on their way to a complimentary meal, a show, or a weekend getaway, along with a chance to connect with other players who share their passion for our games.
Our curated collection of over 80 awards partners who represent more than 275 unique brands (as of December 31, 2020) includes MGM Resorts International, Wolfgang Puck, Royal Caribbean Cruise Lines, Cirque du Soleil, and House of Blues. The appeal of our loyalty program speaks for itself. Players have exchanged their loyalty points for over 10 million rewards with a retail value of nearly $500 million as of December 31, 2020.
Managing a loyalty program like playAWARDS requires a robust technology platform. That’s why we’ve created an intuitive collection of tools and services that allows our expansive network of global awards partners to make the most of their in-game promotional presence. With our platform, our awards partners can launch new rewards directly into our games and make changes to their existing ones. Then, in real time, they can see how players are responding to and engaging with their brands within our games.
Our awards partners recognize the value of showcasing their products and services within our games. The benefits, however, extend well beyond simple brand impressions, because each reward that a player acquires in our games translates to a potential customer for our awards partners. Extending these rewards to our players helps keep our awards partners top-of-mind in a way that’s entertaining and engaging, rather than transactional.
Our valuable loyalty program provides our players a whole new dimension to their gameplay experiences. We often hear player stories of unforgettable memories and personal connections that our players have made through our real-world rewards. And that is what makes PLAYSTUDIOS so much more than a game company.
From our portfolio of games, to our loyalty program, to our growing network of awards partners, we continue to demonstrate the true power of play, achieving an annual consolidated revenue growth rate of 22.5%, from $195.5 million for the year ended December 31, 2018 to $239.4 million for the year ended December 31, 2019. For the same periods, our net income increased from $2.8 million to $13.6 million and our Adjusted EBITDA increased from $37.3 million to $49.5 million.

For the year ended December 31, 2020, we generated consolidated revenue of $269.9 million compared to $239.4 million for the year ended December 31, 2019, reflecting year-to-year growth of 12.7%. For the same periods our net income decreased to $12.8 million from $13.6 million and our Adjusted EBITDA increased to $58.0 million from $49.5 million.
The Loyalty Lift
Successful games, just like most forms of creative content, move through a predictable lifecycle—from development and launch to maturity and late-stage contraction. At each stage, they are met with unique challenges, from driving discovery and amassing a community of engaged players, to retaining their players and converting non-paying players to payers. Our games are free-to-play, and we have primarily generated our revenue from the sale of virtual currency, which players can choose to purchase at any time to enhance their playing experience.
The key to any game’s success is the ability to hold onto its players long enough to realize their economic value. And therein lies the true benefit of our playAWARDS program. By incorporating loyalty mechanics into each of our games, we believe we have changed the profile of the typical game life cycle—scaling quickly, driving deeper engagement, and realizing greater life-time value from our players.

THE LOYALTY LIFT

Loyalty mechanics drive lasting engagement.

Incremental Impact of Loyalty Program
Deeper Engagement
Organic Lift
Cross-Promotion
Development
Launch
Growth
Maturity
Contraction

From the players’ perspective, our in-game rewards enrich their game play experience, offering them something very real in exchange for their engagement with our games. This engenders an important sense of reciprocity, which is a key element in designing captivating digital experiences.
From our perspective as a game developer, our loyalty program has a proven positive impact on our ability to engage, retain, and monetize our players. During the year ended December 31, 2019, for players who redeemed rewards versus players who never viewed our rewards store, month-over-month retention was approximately ten times greater, minutes per day played was three times greater, and monetization was four times greater.
Company and Product Awards
Our games have received broad recognition from a number of industry publications and analysts. These accolades include:
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App Annie Top 30 Publishers, 2020 and 2021

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“Best Marketing Campaign” award at the EGR North America Awards 2019

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“Most Innovative Social Slot Game” 2019 EKG Slot Awards in Las Vegas (my KONAMI Slots)

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“Best New Game” at the EGR Awards 2017 (POP! Slots)

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Highly Commended in the Social Operator category “Best Social Gaming Operator” at the iGaming North America Awards 2017

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“Best Social Slots Operator for 2016” eGaming Review

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“Best Social Gaming Operator of 2016” iGaming

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“Best of 2016” by two leading gaming industry groups, iGaming and eGaming Review

AWARD-WINNING GAMES

We've been recognized by leading industry publications and analysts.

Top Publisher Awards 2021
#LEVELUP

Top Publisher Awards 2020
#LEVELUP

BEST MARKETING CAMPAING
EGR AWARDS 2019

The EKG 777 Slot Awards Show
2019
MOST INNOVATIVE SOCIAL SLOT GAME

BEST NEW GAME
EGR AWARDS 2017

BEST SOCIAL SLOTS OPERATOR
EGR AWARDS 2016

BEST SOCIAL GAMING OPERATOR
iGaming North America AWARDS
2017

OUR LOYALTY PROGRAM
Our playAWARDS program is grounded in a proven model that provides our players with a rewarding entertainment experience and our awards partners with promotional access to a large and valuable audience. From our perspective as a game developer, our playAWARDS program affords us a key competitive advantage in our strategy to retain, engage, and ultimately monetize our players. The platform’s rules engine allows us to align our reward offerings with players’ preferences based upon certain qualifying criteria. For example, our upcoming RPG game will feature benefits that include sporting events, concerts, amusement parks, and other forms of live entertainment. We believe our differentiated playAWARDS program benefits our players, awards partners, and business for a number of reasons as described below.
We believe our unique playAWARDS program provides our players with a compelling and differentiated value proposition: “Play Free Games. Earn Real Rewards.”
Each of our games incorporate loyalty points that are earned by players as they engage with our games. Like miles in a frequent-flyer program, our players accumulate more loyalty points as they demonstrate their ongoing commitment to our games. These loyalty points can then be exchanged for a vast library of real-world rewards. Each of our games features an integrated rewards lobby, enabling our players to easily browse and acquire benefits from a curated collection of rewards. Loyalty points are aggregated across all of our games, allowing our players to accumulate loyalty points more rapidly by engaging with more of our games. This drives traffic across our entire portfolio of games.

It is our view that the playAWARDS program enriches the overall value proposition of our games. By complementing inherently great games with a compelling collection of rewards, we’ve been able to distinguish ourselves from our competition and drive market-leading metrics.
And it’s these results that have enabled us to expand our portfolio to over 80 awards partners who represent more than 275 brands as of December 31, 2020 across the United States, Canada, the UK, Europe, Australia, and Asia.
Our awards partners are able to reach new audiences and optimize marketing dollars through playAWARDS.
The playAWARDS program allows our awards partners to connect directly with a valuable mobile audience in a way that is engaging, entertaining, and cost effective. By integrating branded content and promotional offerings into our games, playAWARDS converts entertaining digital impressions into real world brand engagement. In the process of earning loyalty points and redeeming rewards, players make the journey from our world into the world of our awards partners. This activity helps them acquire new customers and reactivate ones that have lapsed. In addition, by extending restricted offers, our awards partners are able to shift customer demand from peak to off-peak periods, allowing them to optimize the utilization of their inventory.
Our awards partners are equipped with a robust toolkit to manage, monitor, and measure the performance of their rewards.
The playAWARDS platform provides a comprehensive suite of tools that enables participants in our loyalty program to optimize their participation. Our platform includes operating tools tailored to the needs of our game makers, customer service features for our support and VIP teams, and a dedicated console for our awards partners. All of these stakeholders are empowered to manage their activities in real time, drawing on player insights to optimize the impact and value they derive from the playAWARDS program.
We have amassed a global network of awards partners
As we have amassed a diverse collection of awards partners, the scale of our network has become a competitive edge that delivers benefits to both our players and awards partners. As of December 31, 2020, our catalogue of rewards includes offerings from over 80 partners who represent more than 275 entertainment, retail, travel, leisure, and gaming brands across 17 countries and four continents, and our players have used their loyalty points to acquire over 10 million rewards with a retail value of nearly $500 million as of December 31, 2020.
Our loyalty program extends the engagement and retention of our players and mitigates the impact of the “Creator’s Dilemma.”
The “Creator’s Dilemma” speaks to the unique challenges a game must overcome in each phase of its lifecycle. This dilemma highlights the complexities of standing out among hundreds of thousands of competing games, as well as the importance of driving deeper engagement and its relationship to monetization. We believe our playAWARDS program enhances the value of our games, and thereby lifts these key performance metrics. Whether it be early adoption, mid-term engagement, or long-term payer conversion, we believe our loyalty program enhances the trajectory and life cycle of our games.
We believe that the benefits of our loyalty program are best illustrated by our retention, engagement, and monetization metrics. In each of these key measures of performance, we see meaningful increases as players become aware of, and ultimately take advantage of the loyalty program. During the year ended December 31, 2019, for players who redeemed rewards versus those players who never viewed our rewards store, month over month retention was approximately ten times greater, minutes per day played was three times greater, and monetization was four times greater.

OUR LOYALTY PROGRAM WORKS

playAWARDS drives increased retention, engagement and monetization.

Retention

100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
Month over Month %
0 1 2 3 4 5 6 7 8 9 10 11 12
No Store Viewer
Store Viewer w/o Purchase
Purchase w/o Redemption
Redeemer

10X Retention lift for Redeemers vs No-Store Viewers

Engagement

140
120
100
80
60
40
20
0
Minutes per Day
Sessions per Day
6
5
4
3
2
1
0
No Store Viewer
Store Viewer w/o Purchase
Purchaser w/o Redemption
Redeemer

3X Engagement lift for Redeemers vs No-Store Viewers

Monetization

$200
$180
$160
$140
$120
$100
$80
$60
$40
$20
$0
Annual Spend
$44
$143
$171
No Store Viewer
Store Viewer w/o Purchase
Purchase w/o Redemption
Redeemer

4X Spending lift for Redeemers vs No-Store Viewers

Note: Numbers based on Calendar Year 2019 (pre-COVID)

We grow our network of players and awards partners through a “Virtuous Cycle.”
By leveraging our unique loyalty proposition, we grow our vibrant community of players. As our players engage with our games, they accumulate loyalty points that enrich their experience in the real world. As they consume their real-world rewards, they drive incremental business value for our awards partners, who more fully engage with our program and actively promote our games as a means of keeping their brands top-of-mind with target consumers. This drives players back to our games, where they can engage more deeply, accumulate more loyalty points, and repeat the cycle. The more players we drive to our awards partners, the more awards partners and rewards inventory we can attract. The more rewards we attract, the more we can offer to our players, making our loyalty proposition more compelling to an even broader audience.
OUR CORE STRENGTHS
We build engaging and beautifully executed games.
We are dedicated to building fun and beautiful games that feature a captivating complement of graphics, sounds, and visual effects. We undertake an extensive internal creative review process and comprehensive quality assurance testing before publishing any new game. We constantly monitor the performance of our games to improve the overall gameplay experience.
We have a proprietary loyalty platform with a global network of awards partners.
We have developed and scaled our proprietary loyalty platform to over 80 partners who represent more than 275 brands across 17 countries and four continents. We have amassed a global, diverse collection of awards partners across entertainment, retail, technology, travel, leisure, and gaming. Our scaled loyalty platform allows us to provide an engaging enhancement to the primary gaming experience of our 4.3 million monthly active users for the year ended December 31, 2020.
We believe the combination of our ten years of development investments, operational experience, integration of our loyalty platform within our awards partners’ marketing and operating practices, and the breadth of our corporate relationships are significant competitive advantages, and to replicate our systems would require competitors to invest substantial time and incur significant expense.
We are experts in live operations.
We have established “live operations” as a core competency throughout the company and have dedicated live operations teams within each of our game studios. Crafting great content is a necessary, but not sufficient requirement when it comes to building an enduring franchise. Games, and the teams that build and operate them, must cultivate the capacity to understand, anticipate and respond to player behaviors. This ability is often enabled by sophisticated tools and a disciplined process. When done well, the overall experience, level of difficulty, rate of progress, and breadth of features, can be fine-tuned to the expectations and desires of individual player cohorts. By delivering content, offers, and features to our players at the optimal times during their gameplay, we can drive paying player conversion, continued monetization, and long-term paying player retention.
We are committed to adding value to our player experience through rewards, service, and community.
We believe that focusing on the player experience is the key to driving player retention and opportunities for conversion to paying players. We have built a player management infrastructure that includes customer support, social media community engagement, VIP hosting for premium players, and real-world meetups and social events with our awards partners.
We focus on transparency and accountability, empowering our employees and management to drive the efficient use of capital.
We believe that achieving our potential is rooted in the alignment of our teams around our vision, product plans, organization design, and expected results. To achieve this goal, we’ve implemented a company architecture that promotes transparency, engagement, critical thinking, and shared learning. Fundamental to this structure is our studio model and rigorous planning exercise. Teams evaluate their market opportunities, assess what’s unique about their position, craft or refine their strategies, and translate them into plans that are actionable and measurable.
We have built an operating framework that consists of the tools, information systems, communication practices, and disciplines that enables each of our studios to function independently and optimize its performance. While this model encourages creativity, dynamism, and independence, it also ensures that our values as a company are deeply ingrained in all that we do. This model fosters our commitment to our employees and their growth, our uncompromising attention to innovation and the creative execution of our games, and our relentless focus on creating value for our stakeholders.
We have adopted certain organizational conventions to drive collaboration and shared learning. Our Council Framework consists of a collection of forums, each comprised of experts across our studios, that self-organize, meet, and advance an agenda that serves the interests of the broader business. Today we have over 10 active councils focused on areas such as Monetization, Data Science, Technology, Product Execution, User Acquisition, and the playMAKER Experience. These forums are designed to drive deeper connections among our key leaders and provide opportunities for emerging talent within our organizations to make a broader impact on our business.
Our founder-led management team includes industry-leading talent in the casino, leisure and entertainment industries as well as seasoned game developers and operators.
Our leadership team is a diverse collection of entrepreneurs, product leaders, technologists, game designers, data scientists, and loyalty marketers. In each case, they bring decades of experience, and a shared commitment to assembling teams and building products that are enduring. As a group, they’ve drawn upon their vast experience to design our operating framework, implement the tools to develop our talent, clarify our strategies, measure our performance, and optimize our decision making.
We rely on data-driven performance marketing capabilities to drive return on our ad spend.
There are certain functions or areas of responsibility that we’ve elected to centralize for every studio’s benefit. In the case of player acquisition, we leverage a centralized marketing team to achieve efficiencies across our portfolio of games. Our performance marketing capabilities focus on cost-effectively acquiring players. Our player acquisition strategy is centered on a payback period methodology, and we strategically balance spend between the acquisition of new players and the reactivation of lapsed players.

We demonstrate our culture of innovation through the work of playLABS.
playLABS is an internal group of game designers, engineers, and artists dedicated to the creation of cutting-edge games, features, and content. This group is also tasked with monitoring the competitive landscape for current and emerging trends, within our current category as well as adjacent genres that might hold crossover appeal or from which new features and functionality could be cross-appropriated.
OUR GROWTH OPPORTUNITIES
We have a collection of growth opportunities that fall into four distinct categories—Optimize, Expand, Acquire and Diversify. We will continue to optimize the performance of our existing portfolio of games, attracting, engaging, and monetizing more players. We also expect to expand our portfolio as we enter the RPG category with our Kingdom Boss product in 2021. In addition, we intend to broaden our focus and act on acquisition opportunities that will allow us to complement our existing franchises by integrating new products and players into our playAWARDS program. In parallel, we expect to diversify our business model as we introduce and scale advertising within each of our games. We also plan to introduce new playAWARDS features that will enable our players to transact directly with us, which we expect will improve our gross margins. Lastly, we’ll continue to evolve our playAWARDS platform and tools such that we can make them available to strategic partners and third parties under a SaaS model, or in our case, Loyalty-as-a-Service.
New Game Launches, Including myVEGAS Bingo and Kingdom Boss
Our strategy to date has been to expand our portfolio of games and game studios through in-house development, leveraging the talent and culture of our teams to develop innovative and award-winning games. We launched our myVEGAS Bingo game in March 2021 and intend to complete the development and launch of Kingdom Boss, our Idle RPG game, in the second half of 2021. These games represent an extension of our addressable market and growth opportunity.
We believe that the prospective audience for myVEGAS Bingo will overlap considerably with our existing player network. According to Sensor Tower Game Intelligence, the mobile Bingo category had revenues of $601 million, grew by nearly 54% year-over-year and had 53 million downloads for 2020.
With respect to the market opportunity for Kingdom Boss, the Squad RPG genre is among the fastest-growing gaming segments, with over 296 million downloads in 2020. According to Sensor Tower Game Intelligence, the total Squad RPG market size was $5.9 billion and it grew at a rate of 50% year-over-year. We intend to leverage our entry into this new category to attract both new awards partners and RPG players, expanding our reward offerings across sports, live entertainment, concerts, amusement and theme parks and other attractions. We believe this will further differentiate our game and enable us to attract, retain and monetize our players.
As we expand into these new genres, we expect to leverage loyalty mechanics and our player network to seed, and then grow, each new product. Historically, when we launched new games, we generally achieved over 150,000 retained daily active users within three weeks by cross-promoting to our existing player network.

EXPLOIT THE BINGO CATEGORY

Leverage our brands, player network, playAWARDS and creative execution

BINGO!

POWERUPS
GREAT HAND!

Casino Specific Power-ups

3D Strip Room Progression

Key Features

- Best-in-Class Core Game-Play
- Real Las Vegas Branded Bingo Rooms
- Casino-Specific Powerups
- Club & Group Social Bingo
- Collectibles
- Vanity Items and Badges
- Bonus Slot Games
- playAWARDS Loyalty Integration

playAWARDS Offerings

- Cruises
- Hotels & Resorts
- Concerts & Shows
- Restaurants
- Regional Attractions

EXPLOIT THE RPG CATEGORY

Leverage playAWARDS, partner integrations and creative execution

Upgradable Heroes

Idle Kingdom

Key Features

- AAA Western Fantasy
- Deep Roster of Heroes & Enemies
- Guilds & Competitions
- Narrative Campaigns with Epic Battles
- 3D Combat
- Social End-game
- Rich Replay
- playAWARDS Loyalty Integration

playAWARDS Offerings

- Amusement & Theme Parks
- Sports Events
- eSPORTS Events
- Concerts & Festivals
- Regional Attractions

Targeted Strategic Acquisitions
To date, while we have generally grown our business organically by assembling every team, building every product and acquiring every player ourselves, we continually seek, evaluate and pursue strategic transactions which we believe will enhance our business as further described below. Our intention is to apply the resources obtained from becoming a public company and accelerate our growth through strategic acquisitions. We believe prospective game companies will find us to be a more attractive acquiror, given the uniqueness of our playAWARDS program and our overall operating framework. Whether it be a young company with untapped potential or a mature business with an established portfolio of existing games, we intend to apply our experience, resources and proprietary assets to helping them achieve their full potential.

We believe our model, operating approach, team and scale will enable us to compete for the best of these acquisition opportunities.
Our prior, current and future acquisition strategy is to expand into new genres, acquire proven games and brands with franchise value, assimilate talented teams, scale our audience, leverage our playAWARDS platform to create value and improve operating performance. The genres and related games we are currently focused on are casual (match, bubble, word, card), niche (racing, sport), midcore (Idle RPG, card battler) and casino (poker, bingo).
Consistent with our past practice of seeking, evaluating and pursuing strategic acquisitions, we are currently in various stages of discussions with several potential acquisition targets. The types of acquisition opportunities we are currently evaluating and pursuing fall into categories that we internally define based on the state of product maturity, audience size and related key performance indicators, access to resources, growth potential, revenues, margins and other factors. The acquisition targets we are currently evaluating and pursuing range in size from development stage to more than $300 million in revenue with DAUs of less than 50,000 to more than 5,000,000. We expect that we would issue a combination of our cash and stock to such acquisition targets or their respective equity holders in connection such acquisitions.
None of our current discussions with acquisition targets have advanced to binding definitive agreements and we cannot make any assurances that any such discussions will advance to binding definitive agreements. In addition, even if we enter into binding definitive agreements with acquisition targets, one or more of such acquisitions may not close, and even if one or more of such acquisitions close, we may not achieve the benefits we expect to achieve.
Ad Monetization
Nearly all of our revenue is derived from in-game purchases. We have recently introduced ad monetization mechanics as a limited pilot program within two of our games. We intend to qualify the potential of in-game advertising as a new source of revenue and expect to exploit the opportunity further later in the year. We believe there is untapped revenue potential, through ads, from players that are deeply engaged in our loyalty program but who have not made in-game purchases.
Direct Purchase
In 2020, we developed and trialed a new collection of web-based VIP features. The service was extended to select players, who were invited to engage with us through a customized player portal. Each portal is tailored to the player, with a curated collection of unique benefits, rewards, and real-world events. The player is also able to review his or her status and currency balances across all playAWARDS-enabled games, and should the player choose, the player can purchase virtual items from within the portal. It’s important to highlight that these players are given preferential access to unique rewards, along with virtual currency packages that are not available within the game. The VIP Player Portal remains available to a limited group of players as we continue to test its use and acceptance before making it available to a larger number of players.
Continued Conversion of Non-Paying Players into Paying Players
We believe we can generate revenue growth by converting more non-paying players into payers. We have increased the average daily conversion rate of non-payers to payers from 2.0% for the year ended December 31, 2019 to 2.3% for the year ended December 31, 2020. We continually assess the data about our players to develop insights that we can use to improve conversion. We also engage regularly with our players at community events and other occasions associated with their reward redemptions. These opportunities enable us to glean additional insights from our players that inform our ongoing product refinements. We intend to continue to explore new strategies to improve our conversion of non-paying players into paying players, including continued game enhancements, player outreach, live operations offerings, and data-driven player management strategies.
Increasing the Monetization of Our Paying Players
We believe we can generate revenue through increasing the monetization of our paying players. Each of our products has a rich roadmap of live events and new features focused on deepening the engagement among our existing paying players. From exclusive in-game VIP events and bespoke hosting services, to tailored pricing on store bundles and premium real-world rewards, we continue to expand the value we deliver to our players, which we believe will translate to increased levels of purchases by our players.
Growing Our Player Base
During the year ended December 31, 2020, we averaged 1,459,000 daily active users, a decrease of 10.8% from the same period in the prior year. We believe this decrease is a result of COVID-19 and its impact on our rewards offering. As hotels, cruise-lines, restaurants, and concerts were closed or canceled, we saw erosion in the level of engagement of our players. We believe this illustrates the power of our playAWARDS program, in that the absence of it resulted in a decline in our active players—the first in nearly five years. We believe that as we move past COVID-19 and restore the value of our rewards offerings, our player network will increase. In addition, it is our view that our awards partners will leverage our program and player network to reinvigorate their businesses as they emerge from COVID-19. To accomplish this, we believe our awards partners will expand the variety and amount of rewards inventory, making the value proposition of our program more compelling for existing and new players.
Given the dynamics described above, the upcoming launch of our new games, and the anticipated acquisition of existing products, we believe we can grow our player base. And as we do, we intend to fully leverage the mechanics of our loyalty program to drive the cross-promotion and adoption of other games in our portfolio.
Loyalty-as-a-Service
Our playAWARDS program provides value to our awards partners while increasing player engagement and retention within our games. As we introduce new games and explore potential acquisition opportunities, we will integrate our loyalty program in order to drive value and benefit from our increased scale. We will continue to enhance our playAWARDS program by updating the platform and tools, optimizing the redemption funnel and growing our collection of awards partners. Our robust platform and knowledge can be leveraged and applied to other products and services as well. We also plan to explore additional opportunities for monetizing our technology, tools, and operating expertise by offering to other game publishers a tightly integrated, full-featured, loyalty-as-a-service solution.
PLAYSTUDIOS OVERVIEW
A Journey of a Thousand Smiles
At a San Francisco game conference in 2011, a chance encounter between a pair of accomplished entrepreneurs, Andrew Pascal and Paul Mathews, and a resourceful gaming veteran, Monty Kerr, led to the shared recognition of a unique opportunity. Facebook’s emerging social games space was heating up, offering both the promise of rapid growth and the challenge of stiff competition. Inspired by the opportunity, Andrew, Paul, and Monty believed that they had discovered a novel point of entry. They would leverage a powerful customer engagement practice common to many other industries but not yet applied to consumer gaming—a loyalty program. Thus, our founding team—rounded out by additional members Katie Bolich, Chad Hansing, and Nicholas Koenig—entered the social gaming market with exclusive licenses to a collection of iconic casino resort brands and a company-defining value proposition: play free games, get real rewards.
In July 2011, having formalized our relationship with MGM Resorts and closed our initial round of funding, we opened our first offices in Las Vegas, Nevada, Burlingame, California, and Austin, Texas. Our presence in each of these markets allowed us to quickly assemble our core team and begin the work of developing our first Facebook game, myVEGAS.
In 2012, shortly after the successful launch of myVEGAS, we observed early signals that the center of gravity for casual gaming was about to shift to mobile platforms. We quickly broadened our focus and in November 2013 we launched myVEGAS Slots for iOS and Android.
In May 2015 we expanded our global reach, opening a new office in Hong Kong—PLAYSTUDIOS ASIA—helmed by John Lin, currently our Chief Operating Officer.

In August 2016, we acquired Scene 53, an Israel-based technology company led by Yonatan Maor and a tight-knit group of innovative co-founders. They were developing immersive, multi-user, virtual environments and we leveraged their real-time social engine as the foundation for our next game, a communal casino experience called POP! Slots that featured player-to-player interactions and shared game outcomes.
Between July 2012 and August 2016, we had launched five games: myVEGAS on Facebook, myVEGAS Mobile Slots, myVEGAS Blackjack, my KONAMI Slots, and POP! Slots.
As we added titles to our game portfolio and grew our network of players, we continued to improve upon our playAWARDS program, introducing new awards partners and extending our footprint to more destinations in the U.S., Canada, UK, Europe, Australia, and Asia.
We continued to make significant investments in our playAWARDS program, including a major update to its underlying technology, released in October 2019. We believe our loyalty program will become an increasingly valuable tool for current and future awards partners seeking creative ways to engage with their target audience.
Our Company Values
Values are not what you say. Values are who you are. At best, they are the product of self-discovery, not belabored wordsmithing. At PLAYSTUDIOS, the essence of who we are is expressed in three simple truths: PLAY better together, PLAY to win, and the game is for the PLAYer.
The founders of our company and the principals of our Tel Aviv and Hong Kong game studios have long histories together, and the importance of those relationships sets the tone for a company that places its highest premium on trust, mutual respect, and genuine regard for one another—even when we disagree. While clichés about close-knit cultures abound, we believe that in our case the metaphor of a company as family truly does apply. We recognize that building and growing a successful business requires a tremendous commitment of time and energy. Taking that journey with people you care about makes it all the better, whether shouldering a setback or sharing a success.
This leads us to our second value, PLAY to win. We all want an opportunity to do great work and to see the direct impact we have on the success of our company. And while there are many ways to measure success, for us, it’s all about the quality of what we create—about thoughtful design and attentive execution. To this end, we spend a good deal of time working through details that most people will never notice, but that do make a difference. The result is that our games have become known for their innovative features, distinctive look and feel, and level of quality that has become a hallmark of PLAYSTUDIOS.
The closeness of our teams and the quality of our content come together in our conviction that everything we create is for our players. Unlike a retail or a hospitality business, most game companies don’t have the luxury of daily encounters with their player base. While it is standard practice to continually evolve games based on a rich set of performance analytics, the importance of face-to-face player feedback cannot be overstated. Thanks to our real-world rewards and loyalty program, and an active calendar of community events, we have regular opportunities to socialize with our players in ways that other game companies cannot. Here again, our playAWARDS program affords us a distinct competitive advantage.
OUR GAMES
myVEGAS Facebook
In July 2012, we launched myVEGAS on Facebook. With the exclusive digital rights to many of the iconic casino resorts on Las Vegas Boulevard, our game provided players with the opportunity to build their own virtual Las Vegas Strip while enjoying free-to-play slots and table games inspired by their favorite desert destinations. Incorporating well established Las Vegas brands into our first title provided an air of authenticity to our games, our storylines, and even our social mechanics. We also debuted our one-of-a-kind loyalty program that allowed players to earn free meals, show tickets, hotel rooms, and more from a curated collection of awards partners, including: ARIA, Bellagio, CircusCircus, MGM Grand, Mandalay Bay, The Mirage, Monte Carlo (now Park MGM), New York-New York, Luxor, and Excalibur.

myVEGAS Slots

As myVEGAS was being favorably received on Facebook, the market was shifting from desktop to mobile. We followed suit and quickly went to work on our first mobile game, leveraging our existing content and lessons we learned on the social platform. In November 2013, myVEGAS Slots was launched on iTunes and Google Play. Similar to its predecessor, myVEGAS Slots also featured an extensive collection of real-world rewards—a first for the mobile platforms. Within weeks of its launch, myVEGAS, had attracted more than 250,000 players, validating our compelling proposition. It was clear that playing for fun while earning real-world benefits was resonating with out target audience.

myVEGAS Blackjack

Having established the myVEGAS brand and proven the value of real-world rewards, we elected to leverage both in a new, albeit adjacent category. In November 2014, we released myVEGAS Blackjack for iOS and Android devices. The game offers players traditional Blackjack rules and game mechanics with a host of social gaming features such as collectables, challenges, and leaderboards, along with distinct “rooms” that provide the look and feel of familiar Las Vegas casinos. Central to the game experience is our loyalty program, which shares a common, linked currency across all of the other myVEGAS games. Blackjack quickly became a favorite among our network of players, amassing over 200,000 daily active users within weeks of its launch.

my KONAMI Slots

Recognizing the growing popularity of real-world casino content in free-to-play mobile gaming, we entered into a strategic partnership with KONAMI Gaming. The relationship gave us access to the vast collection of casino-proven slot content. In January 2016, we introduced my KONAMI Slots, coupled with our unique loyalty program. The game quickly scaled to over 150,000 daily active players. Today, its audience has more than doubled as it continues to showcase KONAMI’s newest and hottest slot machines like China Mystery, Lotus Land, Lion Festival, Masked Ball Nights, and more.

POP! Slots

With our position established as a leading developer of casual slot games, we set out to create a product that would more fully exploit the inherently social aspects of mobile gaming. POP! Slots was released in August 2016 and introduced players to an entirely new, immersive world in which they roamed a virtual strip, entered their favorite casinos, then spun the reels alongside others with whom they were teamed-up, or pitted against. With real-time audio chat and emojis, players could connect with one another as they conquered the Wall of Kahn, broke the bank at Bellagio, or topped the chart in Win Zone. The games proved to be highly engaging, and the communal nature of the experience set it apart from everything else in its genre. Similar to the rest of the PLAYSTUDIOS portfolio, POP! Slots incorporated our loyalty points and real-world rewards into the game, and extended our loyalty program to an even broader audience of players and awards partners.

myVEGAS Bingo

While continuing to nurture and grow our core game franchises, we elected to enter the dynamic and rapidly growing casual bingo category. According to Sensor Tower Game Intelligence, the mobile Bingo category had revenues of $601 million, grew by nearly 54% year-over-year and had 53 million downloads for 2020. As we enter into the bingo genre, we are applying our proven approach—carefully crafting a game that’s intuitive to play, feature rich, and beautifully executed. We believe players will respond to the integration of real casino brands, innovative power-ups, group social features, collectables, and leaderboards. Similar to all of the other PLAYSTUDIOS games, myVEGAS Bingo will offer its players the opportunity to earn real-world rewards. The game has recently completed its technical validation and is in beta release in select markets. We launched myVEGAS Bingo in March 2021.

Kingdom Boss (Coming Soon)

We expect to launch our first idle RPG game, Kingdom Boss, in the second half of 2021, moving beyond casino-style content and into another rapidly expanding game category. With respect to the market opportunity for Kingdom Boss, according to Sensor Tower Game Intelligence, the Squad RPG genre is among the fastest-growing gaming segments, with over 296 million downloads in 2020, a market size of $5.9 billion and year-over-year market growth of 50%. Players of Kingdom Boss will be immersed in an epic role-playing game as they build their empire, forge alliances, command an army of epic heroes, and rescue their subjects from the shadowlands of exiled kingdoms. While we firmly believe in the strong appeal of the core game experience, Kingdom Boss will enjoy additional lift from our loyalty program and a new collection of real-world benefits that will be carefully tailored to this new audience.

Integration of Loyalty Program and cross promotion into myVEGAS Bingo and Kingdom Boss
In the decade since launching our first game with integrated loyalty mechanics, we’ve worked to abstract the technologies, tools, and operating practices that were central to this unique value proposition.

Our aim was to transform our loyalty construct into a free-standing and full-featured program that could be more efficiently integrated into future game releases. Our playAWARDS initiative, and the dedicated team that leads it, is focused on further establishing it as the gaming industry’s gold standard. As we now look to accelerate our growth through new product introductions and strategic acquisitions, playAWARDS will serve as a catalyst, driving deeper engagement among newly acquired audiences.
As highlighted above, playAWARDS will feature prominently in our upcoming game launches. In the case of myVEGAS Bingo, we integrated the program under the consumer-facing myVIP brand and actively promote it to our existing network of players. We believe this will attract a sizable collection of qualified and highly valued players for this game, as was the case in our past game launches. In each prior case, these early adopters have proven to be the ‘golden’ cohorts of players, driving sustained levels of performance and growth.
We expect to turn our attention to the massive RPG market in 2021, as we launch Kingdom Boss with the category’s only real-world loyalty program. Soon players of the fastest growing game genre will be able to play for free and earn for real.
THE MARKET
We are focused on serving players within the global gaming market, which grew 19.6% in 2020 to $174.9 billion, compared to 2019, and encompassed 2.8 billion players across the globe, according to Newzoo. Additionally, within the global gaming market, Smartphone Games represented a $74.9 billion market growing at 29% year-over-year growth rate in 2020, according to Newzoo. 2020 was another landmark year for the industry, adding approximately 140 million players, according to Newzoo, as people worldwide increasingly looked to games as a form of entertainment, continuing the strong growth trajectory of the industry. We are fortunate to operate in the high growth mobile arena, and believe that there is meaningful room for expansion, especially as mobile and 5G penetration increases globally, and existing players continue to deepen their relationship with mobile content.
We believe that our prior learnings within the social casino genre will prove advantageous as we extend into the adjacent categories of casual and mid-core games. Our proven ability to frequently refresh in-game content, overcome repetitive game mechanics with nuanced design, and craft compelling features that convert players to payers address a key set of challenges that are common to much of the gaming landscape.
We now see tremendous growth opportunities as we apply our game-making, operational, and monetization sensibilities to new genres. We believe this can significantly broaden our prospective audience and afford us new opportunities to grow our overall network of players.

A NEXT-LEVEL OPPORTUNITY

We're applying our proven model to complementary genres.

CASINO
$5.5 Billion

BRAIN & PUZZLE
$8.3 Billion

ADVENTURE & SIM
$12.4 Billion

ARCADE & ACTION
$15.0 Billion

RPG & STRATEGY
$30.3 Billion

Source: App Annie, 2020 Worldwide data for all supported devices

The global games market is projected to grow to $217.9 billion in 2023 with 3.07 billion players according to NewZoo. Given the growth trajectory of gaming as a whole, as well as the diversification of our portfolio, we believe that we are well situated to capitalize on the continued expansion of the overall market.
COMPETITION
As a developer of mobile games, we compete with other game makers and other forms of entertainment content. Our primary competitors include Activision Blizzard (the parent company of King Digital), Electronic Arts (EA Mobile), Epic Games, Glu Mobile, Jam City, Machine Zone, Netmarble (the parent company of Kabam), NetEase (NetEase Games), Niantic, Peak Games, Supercell, Take-Two Interactive Software, Vivendi (the parent company of Gameloft) and others. Our market is continually evolving as new developers and new games become part of our rapidly growing, mobile gaming ecosystem. We compete on the basis of a number of factors, including quality of player experience, breadth and depth of gameplay, ability to create or license compelling content, brand awareness and reputation and access to distribution channels.
We believe we are well positioned as a gaming company with a robust loyalty program. It is our view that our investments in the quality of our games, coupled with the unique value proposition of playAWARDS, will continue to distinguish our products and drive our growth.
We believe the value of our playAWARDS model is tied to the breadth of rewards we make available to our players. Our ability to keep the program fresh and relevant is rooted in the value we deliver to our awards partners. As we continue to demonstrate the productivity and impact of our games as a user acquisition, reactivation and inventory management solution, our awards partners can increase their engagement, optimizing their rewards and the overall merchandising of the program. Driving demonstrable results is key to retaining our existing awards partners and attracting new ones. We expect to continue to demonstrate the value of our program, and in doing so, further build upon our substantial collection of awards partners and rewards.
We believe that we can compete favorably in our market. Successful execution of our strategy depends on our ability to attract and retain players, expand the market for our games, convert non-paying players into payers, attract and retain awards partners and offer unique and compelling experiences to players. In some cases, we compete against gaming operators who could expand their product lines to include games that could directly compete with ours. See “Risk Factors—Our industry is very competitive. If consumers prefer our competitors’ games over our own, our operating results could suffer.”
INTELLECTUAL PROPERTY
We have 54 registered U.S. trademarks, more than 30 pending applications for trademarks, 14 issued U.S. patents, and 12 pending U.S. patent applications as of December 31, 2020. We create most of the intellectual property we use in our games, but we also license or otherwise receive rights to third-party intellectual property for use in our games. For example, we use licensed intellectual property from MGM Resorts International, Konami Gaming, Ainsworth Gaming Technology, NBCUniversal and Shaquille O’Neal among others, as creative assets in our games. These licenses typically limit our use of intellectual property to specific uses and for specific time periods and include other contractual obligations with which we must comply. Certain intellectual property rights may be licensed to us on a non-exclusive basis, and accordingly, the owners of such intellectual property are free to license such rights to third parties, including our competitors, on terms that may be superior to those offered to us, which could place us at a competitive disadvantage. Competition for these licenses is intense, and often results in one or more of advances, minimum payment guarantees and royalties that we must pay to the licensor, which decreases our profitability. Additionally, in the future, we may identify third-party intellectual property we may need to license in order to engage in our business, including to develop or commercialize new games; however, such licenses may not be available to us on acceptable terms or at all. We expect to continue to use a mix of originally created and licensed content in our games. See “Risk Factors—Our ability to acquire and maintain licenses to intellectual property may affect our revenue and profitability. Competition for these licenses may make them more expensive and increase our costs.”

GOVERNMENT REGULATION
We are subject to a variety of laws in the U.S. and abroad that affect our business, including state and federal laws regarding consumer protection, electronic marketing, data protection and privacy, competition, taxation, intellectual property, export and national security, which are continuously evolving and developing. The scope and interpretation of the laws that are or may be applicable to us are often uncertain and may be conflicting, particularly laws outside the U.S. There is a risk that existing or future laws may be interpreted in a manner that is not consistent with our current practices and could have an adverse effect on our business. It is also likely that as our business grows and evolves and our games are played in a greater number of countries, we will become subject to laws and regulations in additional jurisdictions or other jurisdictions may claim that we are required to comply with their laws and regulations.
There are ongoing academic, political and regulatory discussions in the U.S., Europe, Australia and other jurisdictions regarding whether social casino games should be subject to a higher level or different type of regulation than other social games to protect consumers, in particular minors and persons susceptible to addiction to social casino games, and, if so, what this regulation should include. For example, a court has recently determined that a class-action plaintiff was able to state a claim that an online social casino game operated by Big Fish Games, Inc. violated a specific anti-gambling law in Washington State. That case was settled in 2020 for $155 million. If new social casino regulations are imposed, or other regulations are interpreted to apply to our social casino games, certain, or all, of our social casino-themed games may become subject to those regulations and expose us to civil and criminal penalties if we do not comply. In addition, the increased attention focused upon liability issues as a result of lawsuits and legislative proposals could harm our reputation or otherwise impact the growth of our business. Any costs incurred as a result of this potential liability could harm our business, financial condition or results of operations.
It is possible that a number of laws and regulations may be adopted or construed to apply to us in the U.S. and elsewhere that could restrict the online and mobile gaming industries, including player privacy, advertising, taxation, content suitability, copyright, distribution and antitrust. Furthermore, the growth and development of electronic commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on companies such as ours conducting business through the Internet and mobile devices. We anticipate that scrutiny and regulation of our industry will increase, and we will be required to devote legal and other resources to address such regulation. For example, existing laws or new laws regarding the marketing of in-game purchases, labeling of free-to-play games, regulation of currency, banking institutions, unclaimed property or money transmission may be interpreted to cover our games and the purchase of virtual currency within our games. If that were to occur, we may be required to seek licenses, authorizations or approvals from relevant regulators, the granting of which may be dependent on us meeting certain capital and other requirements and we may be subject to additional regulation and oversight, all of which could significantly increase our operating costs. Changes in current laws or regulations or the imposition of new laws and regulations in the U.S. or elsewhere regarding these activities may impede the growth of social game services and impair our business, financial condition or results of operations.
We are a member of the ISGA, which promotes best practices in gaming
The International Social Games Association or ISGA is the worldwide representative body of the social games industry, a thriving segment of the entertainment and digital economies. Its mission is to educate and inform the public, policy makers and regulators on what the industry does, how it works and the value it generates for both the digital economy and people that play social games. The ISGA’s “Best Practice Principles” offer guidance to the industry on consumer protection, accountability and transparency, while its research program provides insight for its key stakeholders. We are a member of the ISGA and our co-founder and Executive Vice President, Paul Mathews, is the current Chairman of the ISGA. We are committed to ISGA’s Best Practice Principles, including transparency in our game mechanics, functionality, and in-game purchase process, striving to adhere to data privacy and protection law, and providing customer support.
Data Privacy and Security
We receive, store and process personal information, including personal information of our players and other player data. We respect the data privacy rights of our players and strive to comply with all applicable data privacy laws. However, there are numerous federal, state and local laws around the world regarding data privacy and the storing, sharing, use, processing, disclosure and protection of personal information, and current laws and regulations are inconsistent across jurisdictions leading to a patchwork of data privacy laws that are difficult to fully interpret and adhere to. Some of these laws and regulations authorize the governing agencies to investigate companies under their jurisdiction to ensure compliance, and to impose fines and other measures against companies who are not in compliance. The applicability of these laws and regulations to us, and their scope and interpretation, are constantly evolving, often uncertain, and may conflict between jurisdictions.
For example, in the U.S. we are subject to the California Consumer Privacy Act, which was enacted by the State of California and effective on January 1, 2020, and establishes additional data privacy rights for California residents, with corresponding obligations on businesses relating to transparency, deletion rights, and opting-out of the selling of personal information, and grants a private right of action for individuals in the event of certain security breaches. Similar laws relating to data privacy and security have been proposed in other states and at the federal level, and, if passed, such laws may have potentially conflicting requirements.
In Europe, we are subject to the General Data Protection Regulation 2016/679 or GDPR, a regulation on data protection and data privacy applicable to companies processing personal data of users in the European Union (EU) and the European Economic Area that became effective May 25, 2018. The GDPR is wide-ranging in scope and imposes strict obligations and restrictions on the ability to collect, use, retain, protect, disclose, transfer and otherwise process personal information (including restrictions on cross-border transfers of personal information), with substantial monetary penalties for violations. The GDPR also provides that EU member states may enact their own additional laws and regulations in relation to certain data processing activities. Recent legal developments in the EU have created complexity and uncertainty regarding transfers of personal information from the EU to “third countries,” especially the U.S. For example, last year, the Court of Justice of the EU invalidated the EU-U.S. Privacy Shield Framework (a mechanism for the transfer of personal information from the EU to the U.S. and made clear that reliance on standard contractual clauses (an alternative mechanism for the transfer of personal information outside of the EU) alone may not be sufficient in all circumstances. In addition, after the United Kingdom, or UK, left the EU, the UK enacted the UK GDPR, which, together with the amended UK Data Protection Act of 2018, retains the GDPR in UK national law, but also creates complexity and uncertainty regarding transfers of personal information between the UK and the EU, which could further limit our ability to use and share personal data and require localized changes to our operating model.
We are also subject to data protection and data privacy laws in other jurisdictions, such as the Lei Geral de Proteção de Dados or LGPD, a data privacy act enacted by Brazil that became effective September 18, 2020, which created new privacy rights for individuals and include monetary penalties for non-compliance. We are further subject to consumer protection laws, such as general truth in advertising and unfair trade practices that prohibit making false statements about, or otherwise failing to disclose, how we use our players’ data, as well as federal and state data breach notification laws.
The scope of data privacy laws and regulations worldwide continues to evolve, and we anticipate that the number of data privacy laws and the scope of individual data privacy and protection rights will increase, and we will continue to evaluate tools and methods to help us comply with existing and new laws and regulations.
We require new players who play our games for the first time to accept our privacy policy and terms of service. In our privacy policy, we disclose to our players what data we collect and how we use it. We also provide our players with an online submission form to exercise certain rights with respect to their personal data. We strive to comply with our privacy policy and respond to requests from our players to exercise such rights. However, it is possible that these obligations may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules and regulations to which we are subject.
See “Risk Factors—We are subject to laws and regulations concerning data privacy, information security, data protection and consumer protection, and these laws and regulations are continually evolving. Our actual or perceived failure to comply with these laws and regulations could harm our business.”

HUMAN CAPITAL
We had 390 employees in five studios in three countries as of December 31, 2020.
Diversity
Determined to lead by example, we are making good on our pledge to advocate for racial justice and address inequality in our industry and our communities—beginning with an examination of our own practices and policies.
We have partnered with corporate diversity consultancy, OpenAccess, to review our current diversity and inclusion initiatives and make recommendations that will allow us to strengthen our internal culture. This will be part of a broader effort aimed at fostering long-term structural change through awareness, training, and engagement.
OpenAccess, which works with companies to foster inclusion and diversity as a competitive advantage, has begun its process with an audit of our diversity, equity, and inclusion beliefs and practices. A company-wide survey and select one-on-one interviews have been conducted, and a comprehensive review of our hiring practices, recruitment strategies, and policies and procedures will follow, ensuring that they are aligned with our commitment to this important area.
Our partnership with OpenAccess was formed in the wake of our statement following the death of George Floyd. Upon completing an initial assessment, OpenAccess will assist us in advancing our long-term strategy to enhance our culture and ensure that everyone is valued, respected, and possesses a sense of belonging.
We are signatories to the Invest in Parents Pledge
We signed the #InvestInParents Pledge as a further expression of our commitment to support working parents during the COVID-19 crisis and beyond. The Invest in Parents Pledge is a movement initiated by working family advocates and family-forward organizations committed to supporting, protecting and investing in working parents—especially during this period of uncertainty. Employers and individuals who sign the Invest in Parents Pledge commit to advocating for and supporting working parents to help them participate, remain and thrive in the workforce.
FACILITIES
Our principal business operations are located in Las Vegas, Nevada. We lease space in Burlingame, California, Austin, Texas, Tel-Aviv, Israel and Hong Kong for our game development and operation functions. We believe our facilities are adequate and suitable for our current needs and that should it be needed, suitable additional or alternative space will be available to accommodate our operations.
LEGAL PROCEEDINGS
From time to time, we are a party to litigation and subject to claims incident to the ordinary course of business. Although the results of litigation and claims cannot be predicted with certainty, we currently believe that the final outcome of these matters will not have a material adverse effect on our business. Regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

PLAYSTUDIOS MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis provide information that PLAYSTUDIOS believes is relevant to an assessment and understanding of PLAYSTUDIOS’ consolidated results of operations and financial condition. The discussion should be read together with “Selected Historical Consolidated Financial and Operating Data of PLAYSTUDIOS,” “Unaudited Pro Forma Condensed Consolidated Financial Information,” and the historical audited and unaudited consolidated financial statements and the related respective notes thereto, included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements reflecting current expectations that involve risks and uncertainties. PLAYSTUDIOS’ actual results may differ materially from those anticipated in these forward-looking statements due to various factors, including those set forth under “Risk Factors” and elsewhere in this proxy statement/prospectus. Unless the context otherwise requires, references in this “PLAYSTUDIOS Management’s Discussion and Analysis of Financial Condition and Results of Operations” section to “we,” “us,” “our,” “PLAYSTUDIOS” and “the Company” refer to the business and operations of PLAYSTUDIOS, Inc. and its consolidated subsidiaries prior to the Business Combination and to New PLAYSTUDIOS and its consolidated subsidiaries, following the consummation of the Business Combination.
Overview
We are a developer and publisher of free-to-play casual games for mobile and social platforms that are powered by a differentiated playAWARDS loyalty platform. We have developed some of the most innovative and successful free-to-play social casino games in the world, including the award-winning POP! Slots, myVEGAS Slots, my KONAMI Slots and myVEGAS Blackjack. Our games are based on original content, real-world slot game content, as well as third-party licensed brands and are downloadable and playable for free on multiple social and mobile-based platforms, including the Apple App Store, Google Play Store, Amazon Appstore and Facebook.
Each of our games is powered by our proprietary playAWARDS program and incorporates loyalty points that are earned by players as they engage with our games. These loyalty points can be exchanged for real-world rewards from over 80 awards partners representing more than 275 hospitality, entertainment, and leisure brands across 17 countries and four continents. The rewards are provided by our collection of awards partners, all of whom provide their rewards from their collection of consumer brands at no cost to us as part of their overall marketing. We have developed a robust suite of tools for our playAWARDS platform that enable our awards partners to manage their rewards in real time, measure the value of our players’ engagement, and gain insight into the effectiveness and return on investment through the playAWARDS program. Through our self-service platform, awards partners can launch new offers, make changes to existing offers, and in real time see how players are engaging with their brands. The platform tools also provide awards partners the ability to measure the retail value of the rewards being redeemed by our players and estimate the additional benefits they are receiving from the patronage of our players at their establishments.
Included in our playAWARDS program is our player development and hosting program that includes an in-game framework, a VIP player portal, a dedicated concierge/host program and both in-game and in-person, invitation-only special events that provides an enhanced experience for our players, designed to drive increased player engagement and retention, and therefore extend each game’s life-cycle and monetization opportunity.
We have primarily generated our revenue from the sale of virtual currency, which players can choose to purchase at any time to enhance their playing experience. Once purchased, our virtual currency cannot be withdrawn from the game, transferred from one game to another or from one player to another, or be redeemed for monetary value. Players who install our games receive free virtual currency upon the initial launch of the game, and they may also collect virtual currency free of charge at periodic intervals or through targeted marketing promotions. Players may exhaust the free virtual currency and may choose to purchase additional virtual currency. Additionally, players can send free “gifts” of virtual currency to their friends on Facebook. Our revenue from virtual currency has been generated worldwide, but is largely concentrated in North America, with $228.6 million, or 84.7% and $17.3 million, or 6.4% of total revenue for the year ended December 31, 2020 being generated from the U.S. and Canada, respectively, compared with $193.1 million and $160.8 million, or 80.7% and 82.3%, and $14.3 million and $12.1 million, or 6.0% and 6.2%, of total revenue for the years ended December 31, 2019 and 2018 from the U.S. and Canada, respectively. We also generate revenue from in-game advertising. Advertisements can be in the form of an impression, click-throughs, banner ads or offers, where players are rewarded with virtual currency or loyalty points for watching a short video. In 2020, 0.6% of our total revenue was generated from advertising, compared with 0.2% in 2019 and 0.2% in 2018.
History and Key Milestones
Since our founding in 2011, we have developed fun, high-quality, free-to-play mobile games, all supported by playAWARDS, our proprietary loyalty program, which includes concierge/host programs and special events as described further below.
Our first game, myVEGAS Slots, was launched on Facebook in 2012 along with the playAWARDS platform. In 2013, we expanded myVEGAS Slots to iOS and Android platforms, and we launched myVEGAS Blackjack in 2014. We signed a license agreement with Konami Gaming, Inc. in 2014, in order to use certain of their intellectual property in our myVEGAS Slots games.
In 2015, we expanded internationally with the opening of our Hong Kong studio, and expanded our partnership with Konami Gaming, Inc. to build a new game, my KONAMI Slots, that launched in early 2016. In 2016, we also acquired Scene53, an Israeli company that we had previously engaged to co-develop a new and innovative free-to-play social casino slot game. The game—the award-winning POP! Slots—launched shortly after the acquisition.
Each new game integrated our loyalty program at launch, and thereby expanded the suite of games that players could play to earn loyalty points and subsequent real-world rewards. We have grown our network of awards partners to over 80, representing more than 275 brands in 17 countries across 4 continents as of December 31, 2020. Our players’ responses have been positive, as they have exchanged loyalty points for more than 10 million rewards since inception through December 31, 2020.

A HISTORY OF GROWTH

We've scaled revenues year-over-year.

Company Founded
myVEGAS Facebook Launched with Loyalty Program
myVEGAS Slots iOS and Android Launched
myVEGAS Blackjack Launched
my KONAMI Slots Launched, Hong Kong Studio Opened
Scene53, an Israel-Based Company Acquired, POP! Slots Launched
myVIP Program Expanded
myVEGAS Bingo and Kingdom Boss Development Initiated
$300
$250
$200
$150
$100
$50
$-
Annual Revenue ($mm)
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020

2011
MGM Marketing Agreement

2013
1 million DAU

2015
$100 million Annual Revenue

2017
5 million Cumulative Rewards Purchased

2020
4.3 million MAU
115 million Cumulative installs
10+ million Cumulative Rewards Purchased

For a discussion of our key metrics “DAU” and “MAU,” see “—Key Performance Indicators and Non-GAAP Measures,” below.
In 2020, we entered into development agreements with Boss Fight Entertainment for two new games which we expect will diversify our portfolio beyond the social casino genre—myVEGAS Bingo (a more casual form of social casino game), and Kingdom Boss, an idle role-playing game (“RPG”).

Our combination of a high-quality, diverse game portfolio and robust playAWARDS loyalty program has created an engaged player base. It has been our goal, from the launch of our first game, to bridge the gap between the virtual world of mobile and desktop game play and the real world. In addition to allowing players to use earned loyalty points to purchase real-world rewards, our concierge/host program establishes direct communication between our live hosts and our players to enhance the in-game and reward redemption experience. We further bring fun into the real world by hosting in-person and invitation-only events where our players get to know their host and each other, as well as enjoy a variety of parties and activities. We believe that our concierge/host program and related special events create a personal touch that enables us to establish long lasting relationships with our players.
Impact of COVID-19
The ongoing COVID-19 pandemic and resulting social distancing, shelter-in-place, quarantine and similar governmental orders put in place around the world have caused widespread disruption in global economies, productivity and financial markets and have materially altered the way in which we conduct our day-to-day business. We have followed guidance by the U.S., Israel, Hong Kong and other applicable foreign and local governments to protect our employees and operations during the pandemic and have implemented a remote environment for our business. We cannot predict the potential impacts of the COVID-19 pandemic or the distribution of vaccines on our business or operations, but we will continue to actively monitor the related issues and may take further actions that alter our business operations, including as may be required by federal, state, local or foreign authorities or that we determine are in the best interests of our employees, players, partners and stockholders.
In addition to the potential direct impacts to our business, the global economy has been, and is likely to continue to be, significantly weakened as a result of the actions taken in response to COVID-19, and future government intervention remains uncertain. A weakened global economy may impact our players and their purchasing decisions within our games, in particular as a result of the limitations associated with redeeming real-world rewards due to government-mandated or other restrictions on travel and other activities and limitations on our players’ discretionary spending, consumer activity during the pandemic and its impact on advertising investments, and the ability of our business partners, including our awards partners, to navigate this complex social health and economic environment, any of which could result in disruption to our business and results of our operations.
The duration and extent of the impact from the COVID-19 pandemic depends on future developments that cannot be accurately predicted at this time, such as the severity and transmission rate of the virus, the existence of any additional waves of the COVID-19 pandemic, the extent and effectiveness of containment actions, progress towards widespread rapid testing, effective treatment alternatives and the success and timing of vaccination efforts, and the impact of these and other factors on our employees, players and business partners. If we are not able to respond to and manage the impact of such events effectively, our business may be harmed.
See “Risk Factors” for more information related to COVID-19.
The Business Combination
On February 1, 2021, Acies, First Merger Sub and Second Merger Sub entered into the Merger Agreement with PLAYSTUDIOS. The Merger Agreement provides for, among other things, following the Domestication of Acies to Delaware as described below, the merger of First Merger Sub with and into PLAYSTUDIOS, with PLAYSTUDIOS surviving the merger as a wholly owned subsidiary of Acies, and immediately following the First Merger, and as part of an integrated transaction with the First Merger, the Surviving Corporation will merge with and into Second Merger Sub, with Second Merger Sub being the surviving entity of the Second Merger, in each case, in accordance with the terms and subject to the conditions of the Merger Agreement.
Upon Closing, the combined operating company will be named PLAYSTUDIOS INC. and the New PLAYSTUDIOS Class A common stock and the Public Warrants will continue to be listed on Nasdaq and trade under the ticker symbols “MYPS” and “MYPSW,” respectively.

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Acies will be treated as the “acquired” company for accounting purposes and the Business Combination will be treated as the equivalent of PLAYSTUDIOS issuing stock for the net assets of Acies, accompanied by a recapitalization. The net assets of Acies will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of PLAYSTUDIOS. The most significant changes in New PLAYSTUDIOS’ future reported financial position and results are expected to be an estimated net increase in cash (as compared to our consolidated balance sheet at December 31, 2020) of between approximately $173.5 million, assuming maximum redemptions by Acies shareholders while satisfying the minimum cash condition of $200 million being available for use by New PLAYSTUDIOS after Closing and $244.7 million, assuming no redemptions by Acies shareholders. Each redemption scenario includes approximately $250 million in proceeds from the PIPE Financing to be consummated substantially simultaneously with the closing of the Business Combination, offset by additional transaction costs for the Business Combination. The total estimated transaction costs for the Business Combination are approximately $44.5 million. In addition, deferred underwriter fees related to Acies’ initial public offering of $7.5 million will be paid at the close of the Business Combination. See “Unaudited Pro Forma Combined Financial Information.” New PLAYSTUDIOS’ cash on hand after giving effect to these transactions will be used for general corporate purposes, including investments in sales and marketing efforts, advancement of research and development efforts, general and administrative matters, and capital expenditures. New PLAYSTUDIOS may also use the proceeds for the acquisition of, or investment in, technologies, solutions, or businesses that complement its business.
Public Company Costs
Subsequent to the Business Combination, New PLAYSTUDIOS is expected to continue as an SEC-registered and Nasdaq-listed company. We expect to hire additional staff and implement new processes and procedures to address public company requirements. We also expect to incur substantial additional expenses for, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external costs for investor relations, accounting, audit, legal and other functions.
Key Factors Affecting Our Performance
There are a number of factors that affect the performance of our business, and the comparability of our results from period to period, including:
•
Third-Party Platform Agreements—We derive a significant portion of our revenue from in-game purchases of virtual currency that are processed by platform providers such as the Apple App Store, Google Store and Amazon Appstore and on Facebook. The platform providers charge us a transaction fee to process payments from our players for their purchase of in-game virtual currency. These platform fees are generally set at 30% of the in-game purchase. Each platform provider has broad discretion to set its platform fees and to change and interpret its terms of service and other policies with respect to us and other developers in its sole discretion, and those changes may be unfavorable to us.

•
Player Acquisition—Establishing and maintaining a loyal network of players and paying players is vital for our success. As such, we spend a significant amount on advertising and other forms of player acquisition, such as traditional marketing and advertising, email and push notifications, and cross promoting between our games in order to grow our player base. These expenditures are generally related to new content launches, game enhancements and ongoing programs to drive new player acquisition and the reactivation of lapsed player engagement. Our player acquisition strategy is centered on a payback period methodology, and we strive to optimize spend between the acquisition of new players and the reactivation of inactive players.

•
Player Monetization—Our revenue has been primarily driven through the sale of virtual currency. Paying players purchase virtual currency in our games because of the perceived value, which is dependent on the relative ease of obtaining equivalent virtual currency by simply playing our game. The perceived value of our virtual currency can be impacted by various actions that we take in the games including offering discounts for virtual currency or giving away virtual currency in promotions. Managing game economies is difficult and relies on our assumptions and judgment.

If we fail to manage our virtual economies properly or fail to promptly and successfully respond to any such disruption, our reputation may suffer and our players may be less likely to play our games and to purchase virtual currency from us in the future, which would cause our business, financial condition and results of operations to suffer.
•
Investment in Game Development and our playAWARDS platform—In order to maintain interest from existing players and add new players and achieve our desired revenue growth, we must continually improve the content, offers, and features in our existing games, the release of new games, and the features of the playAWARDS platform. As a result, we invest a significant amount of our technological and creative resources to ensure that we support an appropriate cadence of innovative content that our players will find appealing. These expenditures generally occur in advance of the release of new content or the launch of a new game, and the resulting revenue may not exceed the development costs, or the game or feature may be abandoned in its entirety.

•
Real-World Rewards—We currently offer real-world rewards relating to, among other things, dining, live entertainment shows and hotel rooms, and we plan to continue to expand and diversify our rewards loyalty program in order to maintain and enhance the perceived value offering to our players. Our players’ willingness to make in-game purchases is directly impacted by our ability to provide desirable rewards. The real-world rewards we offer to our players are provided at no cost to us by our awards partners, and there is no obligation for us to pay or otherwise compensate either our awards partners or players for any player redemptions under our awards partner agreements.

Key Performance Indicators and Non-GAAP Measures
We manage our business by regularly reviewing several key operating metrics to track historical performance, identify trends in player activity, and set strategic goals for the future. Our key performance metrics are impacted by several factors that could cause them to fluctuate on a quarterly basis, such as platform providers’ policies, seasonality, player connectivity, and the addition of new content to games. We believe these measures are useful to investors for the same reasons. In addition, we also present certain non-GAAP performance measures. These performance measures are presented as supplemental disclosure and should not be considered superior to or as a substitute for the consolidated financial statements prepared under U.S. GAAP. The non-GAAP measures presented in this proxy statement/prospectus should be read together with the audited and unaudited consolidated financial statements and the respective related notes thereto included elsewhere in this proxy statement/prospectus. The key performance indicators and non-GAAP measures presented in this proxy statement/prospectus may differ from similarly titled measures presented by other companies and are not a substitute for financial statements prepared in accordance with U.S. GAAP.
Key Performance Indicators
Daily Active Users (“DAU”)
DAU is defined as the number of individuals who played a game on a particular day. We track DAU by the player ID, which is assigned for each game installed by an individual. As such, an individual who plays two different games on the same day is counted as two DAU while an individual who plays the same game on two different devices is counted as one DAU. Average DAU is calculated as the average of the DAU for each day during the period presented. We use DAU as a measure of audience engagement to help us understand the size of the active player base engaged with our games on a daily basis.
Monthly Active Users (“MAU”)
MAU is defined as the number of individuals who played a game in a particular month. As with DAU, an individual who plays two different games in the same month is counted as two MAU while an individual who plays the same game on two different devices is counted as one MAU. Average MAU is calculated as the average of MAU for each calendar month during the period presented. We use MAU as a measure of audience engagement to help us understand the size of the active player base engaged with our games on a monthly basis.

Average Daily Revenue Per DAU (“ARPDAU”)
ARPDAU is defined for a given period as the average daily revenue per average DAU, and is calculated as game and advertising revenue for the period, divided by the number of days in the period, divided by the average DAU during the period. We use ARPDAU as a measure of overall monetization of our players.
Daily Paying Users (“DPU”)
DPU is defined as the number of individuals who made a purchase in a mobile game during a particular day. As with DAU and MAU, we track DPU based on account activity. As such, an individual who makes a purchase on two different games in a particular day is counted as two DPU while an individual who makes purchases in the same game on two different devices is counted as one DPU. Average DPU is calculated as the average of the DPU for each day during the period presented. We use DPU to understand the size of our active player base that makes in-game purchases. This focus directs our strategic goals in setting player acquisition and pricing strategy.
Daily Payer Conversion
Daily Payer Conversion is defined as DPU as a percentage of DAU on a particular day. Average Daily Payer Conversion is calculated as the average DPU divided by average DAU for a given period. We use Daily Payer Conversion to understand the monetization of our active players.
Non-GAAP Measures
Adjusted EBITDA (“AEBITDA”) and AEBITDA Margin
Adjusted EBITDA, or AEBITDA, as used herein, is a non-GAAP financial performance measure that is presented as a supplemental disclosure and is reconciled to net income as the most directly comparable GAAP measure. We define AEBITDA as net income before interest, income taxes, depreciation and amortization, restructuring and related costs (consisting primarily of severance and other restructuring related costs), stock-based compensation expense, and other income and expense items (including special infrequent items, foreign currency gains and losses, and other non-cash items). We also use AEBITDA margin, another non-GAAP measure, which we calculate as the percentage of AEBITDA to revenue. The AEBITDA margin is presented as a supplemental disclosure and is reconciled to net income margin as the most directly comparable GAAP measure.
We use AEBITDA and AEBITDA margin to monitor and evaluate the performance of our business operations, facilitate internal comparisons of our operating performance, and to analyze and evaluate decisions regarding future budgets and initiatives. We believe that both measures are useful because they provide investors with information regarding our operating performance that is used by our management in its reporting and planning processes. Adjusted EBITDA and Adjusted EBITDA Margin as calculated herein may not be comparable to similarly titled measures and disclosures reported by other companies.
Reconciliations of AEBITDA to Net Income
The following table sets forth the reconciliation of AEBITDA and AEBITDA margin to net income and net income margin, the most directly comparable GAAP measures (in thousands, except percentages).
	Year Ended December 31,
	2020	2019	2018
Net income	12,807	13,614	2,822
Depreciation & amortization	22,192	25,154	16,246
Income tax (benefit) expense	(1,671)	3,975	2,964
Stock-based compensation expense	3,519	5,884	10,902
Special infrequent(1)	1,427	—	—
Restructuring expense(3)	20,092	1,234	2,316

	Year Ended December 31,
	2020	2019	2018
Other(2)	(392)	(340)	2,081
AEBITDA	57,974	49,521	37,331
GAAP revenue	269,882	239,421	195,499
Margin as a % of revenue
Net income margin	4.7%	5.7%	1.4%
AEBITDA margin	21.5%	20.7%	19.1%

(1)
Amounts reported during the year ended December 31, 2020 represent charitable donations made by us related to the COVID-19 pandemic.

(2)
Amounts reported in “Other” include interest expense, interest income, foreign currency gains/losses, and non-cash gains/losses on the disposal of assets.

(3)
Amounts reported during the year ended December 31, 2020 include $20.0 million resulting from the termination of the profit share provision of the MGM Marketing Agreement as further discussed in Note 4—Related-Party Transactions to our consolidated financial statements included elsewhere in this proxy statement/prospectus. Amounts reported during the year ended December 31, 2019 consist of severance-related costs. Amounts reported during the year ended December 31, 2018 consist of a termination fee paid to a third-party game developer in connection with the cancellation of the development.

Key Components of Results of Operations
Revenue
We have primarily generated our revenue from the sale of virtual currency, which players can choose to purchase at any time to enhance their playing experience. Revenue from the sale of virtual currency is generated on mobile and web platforms. Other revenue typically represents advertising revenue, which is currently an insignificant portion of our total revenue. In 2019 and 2018, we generated $7.3 million and $1.3 million of revenue, respectively, associated with a game development agreement with King.com Limited and King.com (US), LLC (the “King Agreement”), which was terminated in June 2019. See Note 4—Related-Party Transactions and Note 9—Revenue from Contracts with Customers to the consolidated financial statements included elsewhere in this proxy statement/prospectus for more information regarding the termination of this agreement.
Operating Expenses
Operating expenses primarily consist of cost of revenue, research and development expenses, selling and marketing expenses, general and administrative expenses, and depreciation and amortization.
Cost of revenue (excluding depreciation and amortization)
Cost of revenue consists primarily of payment processing fees paid to platform providers such as Apple, Google, Amazon and Facebook, which represented approximately 30% of revenue for the year ended December 31, 2020, royalties payable to third parties for licensed games, and hosting and data center costs related to operating our games. Cost of revenue represents the direct expenses incurred to generate revenue from our online and mobile social gaming applications and are recorded as incurred. We expect cost of revenue to increase in the foreseeable future as our revenue increases.
Research and development
Research and development expenses consist of payroll and related personnel costs, stock-based compensation expense, consulting fees and related overhead incurred in relation to game development and live operations. We expect research and development expenses to continue to grow in absolute terms as we increase our headcount to improve the content, offers, and features in our existing games, the release of new games, and the features of the playAWARDS platform. In particular, we expect to incur significant development costs associated with the expected launch of myVEGAS Bingo in the first quarter of 2021 and Kingdom Boss in the second half of 2021.
Selling and marketing
Selling and marketing expenses consist of player acquisition costs, advertising and marketing costs and related overhead, including salaries and wages, stock-based compensation expense, facilities and other expenses associated with our selling and marketing activities. In general, selling and marketing expenses fluctuate as a percentage of revenue depending on the timing and effectiveness of our marketing efforts. However, we expect selling and marketing expenses to increase both in amount and percentage of revenue for the foreseeable future as we incur additional expenses associated with the expected launch of myVEGAS Bingo in the first quarter of 2021 and Kingdom Boss in the second half of 2021.
General and administrative
General and administrative expenses primarily consist of salaries, benefits and stock-based compensation expense to our executives, finance, information technology, human resources and other administrative employees. General and administrative expenses also include outside consulting, legal and accounting services, facilities and other costs not allocated to other departments. We expect general and administrative expenses to increase for the foreseeable future as we incur additional expenses associated with being a public company and continue to grow our business.
Depreciation and amortization
Depreciation and amortization expenses are primarily comprised of the amortization of capitalized game development costs. We expect depreciation and amortization expense to increase with the launch of new games.
Restructuring expense
Restructuring expenses primarily consist of severance-related costs incurred in connection with our restructuring efforts as well as costs incurred to terminate a contract that is not a capital lease. During the year ended December 31, 2020, restructuring expenses increased significantly as a result of the termination of the profit share provision of the MGM Marketing Agreement. Therefore, we separately presented the termination expense and the severance-related expenses incurred during the year ended December 31, 2020 and the comparative periods within “Restructuring expense” in our consolidated statement of operations. We expect restructuring expenses to decrease in 2021.

Results of Operations
Comparison of the Years Ended December 31, 2020, 2019 and 2018
Summarized Consolidated Results of Operations
The following table summarizes our consolidated results of operations for each applicable period (in thousands, except percentages):
	Year Ended December 31,			$ Change		% Change
	2020	2019	2018	2020 vs. 2019	2019 vs. 2018	2020 vs. 2019	2019 vs. 2018
Net revenue:
Virtual currency	268,137	231,726	193,849	36,411	37,877	15.7%	19.5%
Advertising	1,745	383	356	1,362	27	355.6%	7.6%
Other	—	7,312	1,294	(7,312)	6,018	-100.0%	465.1%
Total net revenue	269,882	239,421	195,499	30,461	43,922	12.7%	22.5%
Operating expenses	259,533	222,284	189,202	37,249	33,082	16.8%	17.5%
Operating income	10,349	17,137	6,297	(6,788)	10,840	-39.6%	172.1%
Interest expense	(142)	(264)	(284)	122	20	-46.2%	-7.0%
Other income (expense), net	929	716	(227)	213	943	29.7%	-415.4%
Provision benefit (expense) for income taxes	1,671	(3,975)	(2,964)	5,646	(1,011)	-142.0%	34.1%
Net income	12,807	13,614	2,822	(807)	10,792	-5.9%	382.4%
AEBITDA	57,974	49,521	37,331	8,453	12,190	17.1%	32.7%
Margin as a % of revenue
Operating margin	3.8%	7.2%	3.2%	-3.4pp	4.0pp	-47.2%	125.0%
Net income margin	4.7%	5.7%	1.4%	-1.0pp	4.3pp	-17.5%	307.1%
AEBITDA margin	21.5%	20.7%	19.1%	0.8pp	1.6pp	3.9%	8.4%
pp = percentage points
Revenue and Key Performance Indicators
The following table summarizes our key performance indicators for each applicable period (in thousands, except percentages and ARPDAU):
	Year Ended December 31,			Change		% Change
	2020	2019	2018	2020 vs. 2019	2019 vs. 2018	2020 vs. 2019	2019 vs. 2018
Average DAU	1,459	1,635	1,614	(176)	21	-10.8%	1.3%
Average MAU	4,251	4,813	4,502	(562)	311	-11.7%	6.9%
Average DPU	33	33	22	—	11	0.0%	50.0%
Average Daily Payer Conversion	2.3%	2.0%	1.4%	0.3pp	0.6pp	15.0%	42.9%
ARPDAU (in dollars)	$0.51	$0.39	$0.33	$0.12	$0.06	30.8%	18.2%
pp = percentage points
Year Ended December 31, 2020 Compared to Year Ended December 31, 2019. Total net revenue increased by $30.5 million, or 12.7%, during the year ended December 31, 2020 compared to the year ended December 31, 2019. The increase in net revenue from a $36.4 million increase in the sale of virtual currency and $1.3 million increase in advertising revenue was partially offset by $7.3 million decrease in game development service revenue, due to the termination of the King Agreement in June 2019.
The increase in sale of virtual currency was driven by the increased spending per player as shown in the year-over-year increase in ARPDAU. We believe this increase was due, in part, to shelter-in-place mandates issued in response to the COVID-19 pandemic. The increase in player spending was partially offset by a decline in DAU and MAU during the year ended December 31, 2020 compared to the year ended December 31, 2019. The decrease in players reflects the impact of the COVID-19 pandemic on the travel and tourism industries and the reduced availability of rewards offered in our reward programs. This decrease has reinforced our belief that our players place a significant value on the real-world rewards made available through our playAWARDS platform. We believe that the attractiveness of our rewards program will improve as the impacts of COVID-19 decrease and tourism resumes.
While DAU and MAU indicate the overall size of our player base, our primary focus is on expanding and maintaining the population of DPU. Our daily conversion rate increased 0.3 percentage points to 2.3% during the year ended December 31, 2020 from 2.0% during the year ended December 31, 2019.
Year Ended December 31, 2019 Compared to Year Ended December 31, 2018. Total net revenue increased by $43.9 million, or 22.5%, during the year ended December 31, 2019 compared to the year ended December 31, 2018. The increase was due to a $37.9 million increase in the sale of virtual currency and $6.0 million increase in game development service revenue pursuant to the King Agreement.
Average DAU and average MAU increased by 1.3% and 6.9% year-over-year between 2019 and 2018, respectively, which also contributed to the increase in revenue. Additionally, the increase in revenue from sale of virtual currency from these games was partially due to our continued development of game events and features and continued focus on optimizing the playing experience and customizing pricing strategies based on player behavior to improve Daily Payer Conversion. Due in part to these efforts, we experienced a 50% increase in DPU, a 42.9% increase in Daily Payer Conversion to 2.0%, and a 18.2% increase in ARPDAU from the year ended December 31, 2018 to the year ended December 31, 2019.
Operating Expenses
The following table summarizes our consolidated operating expenses for each applicable period (in thousands, except percentages):
	Year Ended December 31,			$ Change		% Change		% of Revenue
	2020	2019	2018	2020 vs. 2019	2019 vs. 2018	2020 vs. 2019	2019 vs. 2018	2020	2019	2018
Operating expenses:
Cost of revenue	91,469	80,267	66,784	11,202	13,483	14.0%	20.2%	33.9%	33.5%	34.2%
Selling and marketing	57,124	59,931	54,068	(2,807)	5,863	-4.7%	10.8%	21.2%	25.0%	27.7%
General and administrative	16,960	16,712	19,620	248	(2,908)	1.5%	-14.8%	6.3%	7.0%	10.0%
Research and development	51,696	38,986	30,168	12,710	8,818	32.6%	29.2%	19.2%	16.3%	15.4%
Depreciation and amortization	22,192	25,154	16,246	(2,962)	8,908	-11.8%	54.8%	8.2%	10.5%	8.3%
Restructuring expense	20,092	1,234	2,316	18,858	(1,082)	1528.2%	-46.7%	7.4%	0.5%	1.2%
Total operating expenses	259,533	222,284	189,202	37,249	33,082	16.8%	17.5%	96.2%	92.8%	96.8%
Cost of Revenue
Year Ended December 31, 2020 Compared to Year Ended December 31, 2019. Cost of revenue increased by $11.2 million, or 14.0%, during the year ended December 31, 2020 compared to the year ended December 31, 2019. The increase was due in part to a $10.9 million increase in payment processing fees, which represents a 15.7% increase year over year. The increase is consistent with the increase in revenue from the sale of virtual currency, which grew by the same amount. The overall increase was also due to the recognition of $0.3 million in non-recurring profit share expense in 2020 resulting from our Marketing Agreement with MGM. This was partially offset by a $0.9 million decrease in costs related to licensed games. As a percentage of revenue, cost of revenue increased slightly from 33.5% for the year ended December 31,

2019 to 33.9% for the year ended December 31, 2020. The increase reflects the increase in revenue from virtual currency sales as a percentage of total net revenue during the year ended December 31, 2020. The change was driven by the $7.3 million decrease in research and development service revenue due to the cancellation of King Agreement in 2019.
Year Ended December 31, 2019 Compared to Year Ended December 31, 2018. Cost of revenue increased by $13.5 million, or 20.2%, during the year ended December 31, 2019 compared to the year ended December 31, 2018. The increase was due in part to a $11.4 million increase in payment processing fees, which represents a 19.5% increase year over year. The increase is consistent with the increase in revenue from the sale of virtual currency, which grew by the same amount. The overall increase was also due to a $1.7 million increase in royalties expenses resulting from our royalty-based games. As a percentage of revenue, cost of revenue decreased slightly from 34.2% for the year ended December 31, 2018 to 33.5% for the year ended December 31, 2019.
Selling and Marketing
Year Ended December 31, 2020 Compared to Year Ended December 31, 2019. Selling and marketing expenses decreased by $2.8 million, or 4.7%, from the year ended December 31, 2019 to the year ended December 31, 2020. The decrease was due to a $4.5 million decrease in total player acquisition spend, offset by a $2.1 million increase in spending on marketing expenses, such as traditional advertising TV and radio advertisement campaigns, as well as related overhead. As a percentage of revenue, selling and marketing expenses decreased from 25.0% for the year ended December 31, 2019 to 21.2% for the year ended December 31, 2020, which reflects the effectiveness of our player acquisition and pricing strategy. We expect selling and marketing expense to increase in 2021 as we launch the myVEGAS Bingo and Kingdom Boss games that are currently in development.
Year Ended December 31, 2019 Compared to Year Ended December 31, 2018. Selling and marketing expenses increased by $5.9 million, or 10.8%, from the year ended December 31, 2018 to the year ended December 31, 2019. The increase was driven by a $6.0 million increase in player acquisition costs. As a percentage of revenue, selling and marketing expenses decreased from 27.7% for the year ended December 31, 2018 to 25.0% for the year ended December 31, 2019, which reflects improved effectiveness of our player acquisition and pricing strategy.
General and Administrative
Year Ended December 31, 2020 Compared to Year Ended December 31, 2019. General and administrative expenses increased by $0.2 million, or 1.5%, from the year ended December 31, 2019 to the year ended December 31, 2020. The overall increase was due to a $1.8 million increase in charitable donations related to COVID-19 and a $0.3 million increase in payroll for general and administrative staff. The overall increase was partially offset by a decrease in outside services of $0.8 million as well as a decrease in expenses related to travel of $1.1 million. As a percentage of revenue, general and administrative expenses decreased from 7.0% for the year ended December 31, 2019 to 6.3% for the year ended December 31, 2020. We expect general and administrative expenses to increase substantially as a public company. In addition, we expect to incur expenses for an additional $5.0 million as an incremental bonus to the PLAYSTUDIOS management team and $2.5 million as a donation to a charity selected by the PLAYSTUDIOS management team, both of which are contingent upon closing of the Business Combination.
Year Ended December 31, 2019 Compared to Year Ended December 31, 2018. General and administrative expenses decreased by $2.9 million, or 14.8%, from the year ended December 31, 2018 to the year ended December 31, 2019. The overall decrease was due in part to a $6.4 million year-over-year reduction in stock-based compensation expenses, partially offset by $1.2 million increases in payroll, $1.1 million increase in travel and related, and $0.8 million increase in outside services expenses related to the expansion of our non-U.S. studios. General and administrative expenses as a percentage of revenue decreased from 10% for the year ended December 31, 2018 to 7.0% for the year ended December 31, 2019.
Research and Development
Year Ended December 31, 2020 Compared to Year Ended December 31, 2019. Research and development expenses increased by $12.7 million, or 32.6%, from the year ended December 31, 2019 to the year ended

December 31, 2020. The increase was due to the development of the new games myVEGAS Bingo and Kingdom Boss of $4.6 million as well as to increases in payroll and outside services of $12.1 million related to increased development cadence for new games. The overall increase was partially offset by a $2.5 million reduction in stock-based compensation expense. Research and development as a percentage of revenue increased from 16.3% for the year ended December 31, 2019 to 19.2% for the year ended December 31, 2020.
Year Ended December 31, 2019 Compared to Year Ended December 31, 2018. Research and development expenses increased $8.8 million, or 29.2%, from the year ended December 31, 2018 to the year ended December 31, 2019. The increase was partially due to a $5.4 million increase in expenses for payroll and outside service consultants, a $1.7 million increase is stock-based compensation expense and a $0.7 million increase in related facilities expense. We continually invest in research and development towards enhanced game features which drive future revenue. Research and development as a percentage of revenue increased from 15.4% for the year ended December 31, 2018 to 16.3% for the year ended December 31, 2019.
Depreciation and Amortization
Year Ended December 31, 2020 Compared to Year Ended December 31, 2019. Depreciation and amortization expenses decreased by $3.0 million, or 11.8%, from the year ended December 31, 2019 to the year ended December 31, 2020. The decrease was due to $2.4 million decrease in capitalized software amortization and $0.7 million decrease in intangible asset amortization, offset by $0.2 million increase in depreciation expense of property and equipment. The decrease in capitalized software amortization was due to accelerated amortization recognized in 2019 as a result of the termination of the King Agreement. For further discussion of the accelerated amortization recorded in 2019, refer to Note 6—Internal-Use Software, Net in our consolidated financial statements included elsewhere in this proxy statement/prospectus. Depreciation and amortization expense as a percentage of revenue decreased from 10.5% for the year ended December 31, 2019 to 8.2% for the year ended December 31, 2020.
Year Ended December 31, 2019 Compared to Year Ended December 31, 2018. Depreciation and amortization expenses increased by $8.9 million, or 54.8%, for the year ended December 31, 2018 to the year ended December 31, 2019. This increase is due to a $8.0 million increase in capitalized software amortization, a $0.2 million increase in intangible asset amortization and a $0.7 million increase in depreciation expense of property and equipment. The increase in capitalized software amortization was due to the accelerated amortization recognized in 2019 as a result of the termination of the King Agreement. The termination of the agreement resulted in a net increase of $5.3 million in amortization expense. Depreciation and amortization expense as a percentage of revenue increased from 8.3% for the year ended December 31, 2018 to 10.5% for the year ended December 31, 2019.
Restructuring expense
Year Ended December 31, 2020 Compared to Year Ended December 31, 2019. Restructuring expense increased by $18.9 million from the year ended December 31, 2019 to the year ended December 31, 2020. The increase is due to the recognition of a one-time expense of $20.0 million resulting from the termination of the profit share provision of the MGM Marketing Agreement, partially offset by a $1.1 million decrease in severance costs due to higher severance payments recognized in 2019. Restructuring expense as a percentage of revenue increased from 0.5% for the year ended December 31, 2019 to 7.4% for the year ended December 31, 2020.
Year Ended December 31, 2019 Compared to Year Ended December 31, 2018. Restructuring expense decreased by $1.1 million, or 46.7%, from the year ended December 31, 2018 to the year ended December 31, 2019. The decrease was due to the recognition of a termination expense of $2.0 million recorded in 2018 in relation to the cancellation of the game development with a third-party game developer. The overall decrease was partially offset by an increase in severance costs of $0.9 million resulting from the transfer of a portion of our workforce from our U.S. location to Hong Kong. Restructuring expense as a percentage of revenue decreased from 1.2% for the year ended December 31, 2018 to 0.5% for the year ended December 31, 2019.

Other income (expense), net
Year Ended December 31, 2020 Compared to Year Ended December 31, 2019. Other income (expense), net, increased by $0.2 million from the year ended December 31, 2019 to the year ended December 31, 2020. The increase is due to a $0.2 million increase in foreign exchange gains recognized from intercompany transactions with our Israeli subsidiary.
Year Ended December 31, 2019 Compared to Year Ended December 31, 2018. Other income (expense), net, increased by $0.9 million from the year ended December 31, 2018 to the year ended December 31, 2019. The increase was due to increased foreign exchange gains recognized from intercompany transactions with our Israeli subsidiary of $0.5 million as well as increased interest income of $0.3 million from a new bank account opened by the Company.
Provision for income taxes
Year Ended December 31, 2020 Compared to Year Ended December 31, 2019. Provision for income taxes resulted in a tax benefit of $1.7 million for the year ended December 31, 2020, compared to a tax expense of $4.0 million for the year ended December 31, 2019. Our effective tax rate was (15.0%) for the year ended December 31, 2020, compared to our statutory tax rate of 21%. Our effective tax rate for the year was reduced by 19.2% for the recognition of stock-based compensation expense and the other benefits from the exercise of Israeli non-qualified stock options. Effective January 1, 2020, our Israel subsidiary made a check-the-box election to be treated as a disregarded entity for U.S. federal income tax purposes. Prior to January 1, 2020, benefits from the exercise of Israeli non-qualified stock options were not deductible. The effective tax rate was further reduced by 9.1% for foreign tax credits generated from the payment of foreign income taxes by our Israel and Hong Kong subsidiaries. The Company also elected to fully utilize our remaining federal R&D tax credit carryforward, resulting in a favorable 11.5% reduction to our effective tax rate. Other effects of the check-the-box election resulted in a favorable 6.2% reduction to our effective tax rate. The overall change in our effective tax rate was negatively impacted by 9.0% for the recognition of a valuation allowance due to the uncertainty of future foreign source taxable income and our ability to utilize the foreign tax credit. Discussion of the recognition of our valuation allowance is further discussed in Note 11 to our consolidated financial statements included elsewhere in this proxy statement/prospectus.
Year Ended December 31, 2019 Compared to Year Ended December 31, 2018. Provision for income taxes resulted in a tax expense of $4.0 million for the year ended December 31, 2019, compared to $3.0 million for the year ended December 31, 2018. Our effective tax rate was 22.6% for the year ended December 31, 2019, compared to our statutory tax rate of 21%. Our effective tax rate for the year increased by 7.5% due to non-deductible stock-based compensation expense associated with incentive stock options as well as further increased by 5.6% for state/province income taxes. The Company elected to utilize a portion of our federal R&D tax credit carryforward, resulting in a favorable 5.9% reduction to our effective tax rate. The overall change in our effective tax rate was positively impacted by 6.5% reduction due to our foreign tax provision. Discussion of the recognition of our income taxes is further discussed in Note 11 to our consolidated financial statements included elsewhere in this proxy statement/prospectus.
Liquidity and Capital Resources
As of December 31, 2020, we had cash and cash equivalents of $48.9 million, which consisted of cash on hand and money market mutual funds. Historically, we have funded our operations, including capital expenditures, primarily through cash flow from operating activities. We believe that our existing cash and cash equivalents, the cash generated from operations, the borrowing capacity under our revolving credit facility, and the cash we expect to obtain as a result of the Business Combination and related PIPE Financing will be sufficient to fund our operations and capital expenditures for the foreseeable future. However, we intend to continue to make significant investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop new games and features or enhance our existing games, improve our operating infrastructure, or acquire complementary businesses, personnel and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional funds or we may decide to do so opportunistically.

Debt
On March 27, 2020 we entered into an agreement for a revolving credit facility (the “Revolver”) with Silicon Valley Bank for up to $35.0 million. The Revolver bears interest at a variable rate at our option of either (i) the Prime Rate (as defined in the agreement for the Revolver) minus a margin ranging from 0.25% to 0.75% or (ii) LIBOR plus a margin ranging from 2.25% to 2.75%. The Revolver is secured by our assets, including our intellectual property, and matures on September 27, 2022. The Revolver includes customary reporting requirements, conditions precedent to borrowing and affirmative, negative and financial covenants, including minimum liquidity and interest coverage ratios, as well as a maximum total leverage ratio. Borrowings under the Revolver may be borrowed, repaid and re-borrowed, and are available for working capital, general corporate purposes and permitted acquisitions. Up to $3.0 million of the Revolver may be used for letters of credit. As of December 31, 2020, we have not made any drawdowns on the Revolver.
Cash Flows
The following tables present a summary of our cash flows for the periods indicated (in thousands):
	Year Ended December 31,
	2020	2019	2018
Net cash provided by operating activities	48,400	36,088	36,728
Net cash used in investing activities	(27,002)	(25,292)	(24,409)
Net cash used in financing activities	(3,635)	(7,348)	(4,133)
Effect of exchange rate on cash and cash equivalent	142	(26)	(343)
Increase in cash and cash equivalents	17,905	3,422	7,843
Operating Activities
Year Ended December 31, 2020 Compared to Year Ended December 31, 2019. Operating activities provided $48.4 million of net cash as compared to $36.1 million in 2019. While net income decreased by $1.0 million during the year ended December 31, 2020, operating cash flows increased by $12.3 million during the period. This was due to the one-time expense of $20.0 million from the termination of the profit share provision of the MGM Marketing Agreement that had no impact on operating cash flows during the period, as it was not paid as of December 31, 2020. The increase in cash provided from operating activities was primarily due to this favorable change in accrued liabilities. The impact of the more favorable changes was partially offset by the $6.0 million decrease in deferred income tax expense.
Year Ended December 31, 2019 Compared to Year Ended December 31, 2018. Operating activities provided $36.1 million of net cash in 2019 as compared to $36.7 million in 2018. While net income increased by $10.8 million during the year ended December 31, 2019, operating cash flows decreased by $0.6 million during the period due to $5.0 million decrease in stock-based compensation expense and less favorable changes in operating assets and liabilities, including $5.4 million in accounts payable and accrued liabilities, $1.4 million in accounts receivable, $8.3 million in deferred revenue resulting from the cancellation of the King Agreement and the corresponding realization of deferred revenue. The impact of the less favorable changes was partially offset by the $9.0 million increase in depreciation and amortization.
Investing Activities
Our investing activities are composed of cash used for game development and purchase of property and equipment.
Year Ended December 31, 2020 Compared to Year Ended December 31, 2019. During the year ended December 31, 2020, investing activities used $27.0 million of net cash as compared to $25.3 million during the year ended December 31, 2019. Capitalized cost of development games increased by $4.2 million, reflecting the development of our upcoming games, myVEGAS Bingo and Kingdom Boss, while property and equipment purchases declined by $2.5 million between periods, as the 2019 period reflected one-time leasehold improvements and purchases related to an increase in workforce.

Year Ended December 31, 2019 Compared to Year Ended December 31, 2018. During the year ended December 31, 2019, investing activities used $25.3 million of net cash as compared to $24.4 million during the year ended December 31, 2018. The slight increase was driven a $0.7 increase in spending on our leasehold improvements at our Israeli and Hong Kong offices as well as new office and computer equipment to support the increase in our workforce.
Financing Activities
Our cash flow from financing activities consists of proceeds from the exercise of stock options, payments made for stock repurchases and repayment of debt.
Year Ended December 31, 2020 Compared to Year Ended December 31, 2019. During the year ended December 31, 2020, financing activities used $3.6 million of net cash as compared to $7.4 million during the year ended December 31, 2019. This decrease is due to a $3.6 million decrease in cash payments for repurchases of our common stock compared to the year ended December 31, 2019.
Year Ended December 31, 2019 Compared to Year Ended December 31, 2018. During the year ended December 31, 2019, financing activities used $7.3 million of net cash as compared to $4.1 million during the year ended December 31, 2018. The increase in cash outflows is due to a $4.8 million increase in repurchases of our common stock compared to the year ended December 31, 2018. The 2018 period also reflected a $2.0 million financing cash outflow resulting from our purchase of the noncontrolling interest in one of our subsidiaries. See Note 13—Stockholders’ Equity to our consolidated financial statements included elsewhere in this proxy statement/prospectus.
Contractual Obligations
The following table is a summary of our contractual obligations as of December 31, 2020 (in thousands):
	Payments due by Period
(in thousands)	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Operating lease obligations(1)	9,477	4,667	4,810	—	—
Minimum guaranteed obligations(2)	400	200	200	—	—
Total contractual obligations	9,877	4,867	5,010	—	—

(1)
We have entered into lease contracts for both office space and office equipment and have classified these leases as operating leases. Our portfolio of leases expires at various dates through 2024, with certain leases containing renewal option periods of two to five years at the end of the current lease terms.

(2)
We have entered into long-term license agreements with third parties in which we are obligated to pay a minimum guaranteed amount of royalties in exchange for the use of the third party’s brands or other intellectual property. We may be obligated to pay royalty fees in excess of the minimum guaranteed royalty amounts where actual revenue for such games exceeds certain amounts.

Critical Accounting Policies and Estimates
The preparation of consolidated financial statements in conformity with U.S. GAAP requires us to make estimates and assumptions that affect the reported amounts in the consolidated financial statements and notes thereto. We develop our estimates and assumptions based on historical information and other data available that are believed to be reasonable under the facts and circumstances. Actual results may differ materially from the estimates. Our significant accounting policies are described in Note 2 to our consolidated financial statements included elsewhere in this proxy statement/prospectus. We believe the estimates and assumptions involved in the following accounting policies have the greatest potential impact on our consolidated financial statements.
Revenue Recognition
As noted in Note 3—Recently Issued Accounting Pronouncements in the consolidated financial statements included elsewhere in this proxy statement/prospectus, we adopted ASC 606 on January 1, 2019 using the modified retrospective method. We derive revenue from the sale of virtual currency and from the sale of advertising within our games.
Virtual Currency
Players may purchase virtual currency through accepted payment methods offered by the respective platform. Once a purchase is completed, the virtual currency is deposited into the player’s account and is not separately identifiable from previously purchased virtual currency obtained by the player for free. Once obtained, virtual currency (either free or purchased) cannot be redeemed for cash nor exchanged for anything other than game play. When virtual currency is consumed in the games, the player could “win” and would be awarded additional virtual currency or could “lose” and lose the future use of that virtual currency.
Determining our performance obligation with respect to the sale of our virtual currency requires significant judgment which could substantially affect the timing and amount of revenue recognition. We have concluded that we have a single performance obligation to display and provide access to the purchased virtual currency within the game whenever the player accesses the game until the virtual currency is consumed. Payment is required at the time of purchase and the transaction price is fixed. The transaction price, which is the amount paid for the virtual currency by the player is allocated entirely to this single performance obligation. As the player does not receive any additional benefit from the games, nor is the player entitled to any additional rights once the player’s virtual currency is substantially consumed, we have concluded that the virtual currency represents consumable goods.
Determining the timing of the satisfaction of our performance obligation with respect to the sale of our virtual currency also requires significant estimation since we are unable to distinguish between the consumption of purchased or free virtual currency. We utilize the elapsed output method to measure our progress that our performance obligation has been satisfied. Specifically, we estimate the amount of outstanding purchased virtual currency at each reporting date based on player behavior. Based on the analysis of historical player behavior, players who purchase virtual currency generally do not purchase additional virtual currency if their existing virtual currency balances have not been substantially consumed. As we can track the duration between purchases of virtual currency for individual players, we are able to reliably estimate the period in which virtual currency is consumed. Based upon an analysis of players’ historical play behavior, the timing difference between when virtual currency is purchased by a player and when those virtual currency are consumed in gameplay is relatively short. We recognize revenue from in-game purchases of virtual currency over the estimated average period between when the virtual currency is purchased and consumed. If applicable, we record the unconsumed virtual currency in “Deferred revenue” and record within “Prepaid expenses” the prepaid platform fees associated with this deferred revenue.
We continue to gather detailed player behavior and assess this data in relation to our revenue recognition policy. To the extent player behavior changes, we reassess our estimates and assumptions used for revenue recognition prospectively on the basis that such changes are caused by new factors indicating a change in player behavior patterns.
Advertising Revenue
We have contractual relationships with various advertising service providers for advertisements within our games. Advertisements can be in the form of an impression, click-throughs, banner ads or offers. Offers are advertisements where the players are rewarded with virtual currency for watching a short video. We have determined the advertising service provider to be our customer and displaying the advertisements within our games is identified as a single performance obligation. Revenue from advertisements and offers are recognized at a point in time when the advertisements are displayed, or when the player has completed the offer as the advertiser simultaneously receives and consumes the benefits provided from these services. The price can be determined by the applicable evidence of the arrangement, which may include a master contract or a third-party statement of activity.
The transaction price is generally the product of the advertising units delivered (e.g. impressions, videos viewed) and the contractually agreed upon price per advertising unit. Further, the price per advertising unit can also be based on revenue share percentages stated in the contract. The number of advertising units delivered is determined at the end of each month so there is no uncertainty about the transaction price. Payment terms are stipulated as a specific number of days subsequent to end of the month, ranging from 45 to 60 days.
Principal Agent Considerations
Our games are played on various social and mobile third-party platforms for which such third parties collect monies from our players and remit net proceeds after deducting platform fees. Under the applicable accounting guidance, the amount of revenues recognized may be presented gross or net of the platform fees charged by the third-party platforms, which may result in materially different revenue amounts under different conclusions. We are primarily responsible for providing access to the virtual currency, have control over the content and functionality of games before they are accessed by players, and have the discretion to establish the pricing for the virtual currency. Therefore, we are the principal, and therefore, revenue is reported before the deduction of platform fees. As such, platform fees are recorded as a component of “Cost of revenue” in the accompanying consolidated financial statements included elsewhere in this proxy statement/prospectus. We report our advertising revenue net of amounts retained by advertising service providers.
Internal-use software
We continually invest in the development of our gaming applications, of which certain costs may be capitalized. Determining the start and end of the capitalization period requires significant judgment which may affect the amount of costs capitalized or expensed in a given period. Under the applicable guidance for internal-use software, capitalization begins when management determines that the software project has entered the application development stage. This stage begins when management has approved and committed resources to the software project, determined it is probable that the project will be completed and that the software will function as intended. Capitalized costs include consulting fees, payroll and payroll-related costs, and stock-based compensation for employees who devote time to our game development projects. Capitalization ceases when the software is substantially complete and ready for its intended use.
Qualified costs incurred after the launch of the game are capitalized to the extent it is probable that the enhancement will result in added functionality that did not exist before. Costs that cannot be separated between maintenance and minor upgrades and enhancements to internal-use software are expensed as incurred.
Capitalized internal-use software development costs are amortized on a straight-line basis over a three-year estimated useful life. We believe that a straight-line basis for amortization best represents the pattern through which we derive value from internal-use software. We evaluate the useful lives of these assets and test for impairment whenever events or changes in circumstances occur that could impact the recoverability of these assets.
Stock-based compensation
We recognize compensation expense for all stock-based payment awards granted to employees and directors based on estimated fair value of the awards on the date of grant in accordance with ASC 718, Compensation—Stock Compensation. As of December 31, 2020, the outstanding stock-based payment awards are comprised of stock option awards. We use the Black-Scholes option-pricing model (“Black-Scholes model”) as our valuation method for stock option awards. The Black-Scholes model requires the following assumptions: (i) expected volatility of our common stock, which is based on our peer group in our industry; (ii) expected life of the option award, which we elected to calculate using the simplified method; (iii) expected dividend yield; and (iv) the risk-free interest rate, which is based on the U.S. Treasury yield curve in effect at the time of grant.
The fair value of all stock-based compensation is either capitalized and amortized in accordance with our internal-use software accounting policy or recognized as an expense on a straight-line basis over the full vesting period of the awards for time-based stock awards and on an accelerated attribution method for performance-based stock awards. Stock-based compensation expense is recorded net of forfeitures as they occur.

Valuation of PLAYSTUDIOS preferred and common stock
In the absence of an active public trading market for our common stock, we estimated the value of our common stock in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. Valuations were determined with the assistance of a third-party valuation firm.
In determining the enterprise value of PLAYSTUDIOS, Inc., we utilized a weighted combination of the income approach through the discounted cash flow method and the market approach through the use of the comparable transaction method and guideline public company method. Additionally, in determining the value of our common stock, we utilized a hybrid of the Probability-Weighted Expected Return Method (“PWERM”) and Option Pricing Method (“OPM”) to allocate the enterprise value to outstanding common stock, preferred stock, preferred warrants, and equity awards. For each potential scenario, the expected future value was then discounted to a present value using an appropriate risk-adjusted discount rate. We then applied a discount for lack of marketability in order to reflect the lack of a recognized market for a closely held interest. Each scenario was provided with a probability of outcome based on a good faith estimation. Finally, the value of our common stock was determined by aggregating the probability-weighted value of each outcome.
The assumptions and factors used in these methods are inherently complex and subjective, requiring us to make best estimates given the available information. Accordingly, if actual outcomes for specific assumptions and factors are different than previously estimated, the valuation of our common stock may be materially different than previously determined, resulting in our stock-based compensation expense being materially different. The factors considered by management and the third-party valuation firm included the following:
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voluntary redemptions of shares by management stockholders electing to redeem such shares;

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exercises of options by third-party investors to purchase shares of common stock;

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recent initial public offerings in the social and mobile games industry;

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other independent third-party valuations;

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possible exit strategies; and

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both historical and forecasted financial statements.

At each grant date, we further considered various intervening events that have taken place both within the Company and the broader market which may have a significant impact on the fair value of our common stock. Factors considered include the current market conditions, our financial position and forecasted operating results, recent market valuations of competitors deemed comparable to us, impacts of the COVID-19 pandemic, and the likelihood of achieving a liquidity event, such as a sale of PLAYSTUDIOS or an initial public offering of our common stock.
Following the Business Combination, the value of New PLAYSTUDIOS Class A common stock used for our stock-based compensation expense will be based on the quoted market price on The Nasdaq Capital Market.
Income taxes
We account for income taxes in accordance with ASC 740, Income Taxes, which requires companies to recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been included in their consolidated financial statements or tax returns. Under ASC 740, we determine deferred tax assets and liabilities based on the temporary difference between the consolidated financial statements and tax bases of assets and liabilities using the enacted tax rates in effect for the year in which we expect the differences to be recovered or settled. We establish valuation allowances when necessary, based on the weight of the available positive and negative evidence, to reduce deferred tax assets to the amount that is more likely than not to be realized.
We account for uncertain tax positions in accordance with ASC 740, which requires companies to adjust their consolidated financial statements to reflect only those tax positions that are more likely than not to be sustained upon examination by taxing authorities based on the technical merits of the issue. ASC 740 prescribes a comprehensive model for the consolidated financial statement recognition, measurement, presentation, and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. We recognize interest and penalties related to unrecognized tax benefits in the provision for income taxes.
Our effective tax rate may differ from the federal statutory rate for any given period due to various factors including, but not limited to the foreign rate differential, federal and state research and development credits, nondeductible stock-based compensation and state tax true-ups.
Recently Issued Accounting Pronouncements
Recently issued accounting pronouncements are described in Note 3 of our consolidated financial statements included elsewhere in this proxy statement/prospectus.
Emerging Growth Company Accounting Election
Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. Acies Acquisition Corp. is an “emerging growth company” as defined in Section 2(a) of the Securities Act, and has irrevocably elected to take advantage of the benefits of this extended transition period, which means that when an accounting standard is issued or revised and has different application dates for public or private companies, Acies Acquisition Corp. or, following the consummation of the Business Combination, New PLAYSTUDIOS, for so long as we remain an emerging growth company, may adopt the new or revised standard only at the time private companies are required or permitted to adopt the new or revised standard.
Following the consummation of the Business Combination, we expect to remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of the Acies Acquisition Corp. IPO (which occurred on October 22, 2020), (b) in which we have total annual revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of that fiscal year’s second fiscal quarter and our net sales for the year exceed $100 million; and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the preceding, rolling three-year period.
Quantitative and Qualitative Disclosures About Market Risk
We are exposed to foreign currency exchange translation effects and are indirectly exposed to foreign currency transaction risks. Our foreign currency translation exposure results from the translation of the balances of our subsidiaries whose functional currency is not the U.S. dollar into U.S. dollars. Historically, our translation exposure has been to the New Israeli Shekel, and has not been material over the fiscal periods presented in this proxy statement/prospectus, because our Israeli subsidiary does not generate revenue and its costs have accounted for a relatively small portion of our total operating costs. For example, the operating costs of our Israeli subsidiary accounted for approximately 9.7% of our consolidated operating costs for the year ended December 31, 2020.
Our indirect foreign currency transaction exposure results mainly from the sale of our virtual currency to players outside of the U.S., and mainly to players in Canada, the United Kingdom and Australia, which accounted for 6.4%, 1.8% and 1.2% of our total revenue during the year ended December 31, 2020, respectively. While players outside of the U.S. make purchases in currencies other than the U.S. dollar, we are paid by platform providers and record revenue in U.S. dollars pursuant to the terms of the relevant contracts. While we have the ability to change the foreign currency pricing of our virtual currency, sudden and significant changes in the exchange rates of the Canadian and Australian dollars and Pound Sterling to the U.S. dollar could have a material impact on our results of operations. We do not hedge our foreign currency exposure but may do so in the future.

MANAGEMENT OF NEW PLAYSTUDIOS FOLLOWING THE BUSINESS COMBINATION
The following sets forth certain information, as of January 31, 2021, concerning the persons who are expected to serve as directors and executive officers of New PLAYSTUDIOS following the consummation of the Business Combination and assuming the election of the nominees at the Extraordinary General Meeting as set forth in “Director Election Proposal.”
Name	Age	Position
Executive Officers
Andrew Pascal	55	Co-Founder, Chairman and Chief Executive Officer
Paul Mathews	56	Co-Founder & Executive Vice President
Scott Peterson	54	Vice President, Chief Financial Officer
Joel Agena	58	Vice President, Legal Counsel
Katie Bolich	52	Co-Founder & Head of Product
Non-Employee Directors
William (Bill) J. Hornbuckle	63	Director
Joe Horowitz(2)(3)	69	Director
Jason Krikorian(1)(3)	49	Director
Judy K. Mencher(1)(2)	64	Director
James Murren(1)	59	Director

(1)
Member of the New PLAYSTUDIOS audit committee, effective upon the consummation of the Business Combination.

(2)
Member of the New PLAYSTUDIOS compensation committee, effective upon the consummation of the Business Combination.

(3)
Member of the New PLAYSTUDIOS nominating and corporate governance committee, effective upon the consummation of the Business Combination.

Executive Officers
Andrew Pascal.   Upon consummation of the Business Combination, Mr. Pascal will serve as Chairman of the New PLAYSTUDIOS Board of Directors. Andrew Pascal serves as a Co-Founder, Chairman, and Chief Executive Officer of PLAYSTUDIOS, which he co-founded in 2011. Prior to co-founding PLAYSTUDIOS, Mr. Pascal served as Senior Vice President of Product Marketing and Development at Wynn Las Vegas, a luxury casino resort property owned by Wynn Resorts, Ltd., beginning in 2003 during the project’s development phase, before ascending to the roles of President and Chief Operating Officer in 2005. Throughout Mr. Pascal’s tenure, Wynn Las Vegas garnered multiple awards from the world’s leading hospitality guides. In 2008, Mr. Pascal led the development and launch of Wynn Las Vegas’ sister property, Encore Las Vegas. From 2001 to 2003, Mr. Pascal served as President and Chief Executive Officer of WagerWorks, Inc., a company he founded as a casino solutions and content supplier for many of the world’s largest gaming and media brands. Following Mr. Pascal’s departure, WagerWorks was acquired by International Game Technology. Mr. Pascal holds a Bachelor of Arts in Economics from the University of Colorado, Boulder. Mr. Pascal is qualified to serve on the New PLAYSTUDIOS Board of Directors based on his substantial business experience, leadership and management experience as the CEO of PLAYSTUDIOS and previously as a founder of, and executive director at, other software companies.
Paul Mathews.   Paul Mathews is a Co-Founder and Executive Vice President of PLAYSTUDIOS, and is responsible for PLAYSTUDIOS’ government affairs, compliance, platform and business relations efforts. Mr. Mathews is a founder of the International Social Games Association and has served as its Chairman since its inception. Prior to co-founding PLAYSTUDIOS in 2011, Mr. Mathews served as an internet gaming consultant for Fertitta Interactive/Ultimate Fighting Championship and Wynn Las Vegas. Mr. Mathews was also a long-serving member of Nevada’s Gaming Policy Committee. Appointed to the role by then-Governor Brian Sandoval in 2011, Mr. Mathews advised the governor’s office on gaming policy and the evolution of the industry in Nevada and beyond. A graduate of the University of Nevada, Reno, Mr. Mathews holds a Bachelor of Science in Business Administration.
Scott Peterson.   Scott Peterson has served as the Chief Financial Officer of PLAYSTUDIOS since June 2017. Mr. Peterson is a seasoned finance executive with expertise in accounting, financial management, and compliance, and brings more than 20 years of senior level financial leadership of public and private companies. In 2005, he was named Vice President and Chief Financial Officer for Wynn Macau, and returned to Las Vegas as the Senior Vice President and Chief Financial Officer of Wynn Las Vegas in 2009. Mr. Peterson’s responsibilities encompassed all aspects of finance, accounting and both casino and hotel finance operations. He was also the principal finance and accounting officer responsible for casino and hotel compliance with Wynn’s internal controls, as well as state and federal requirements under the Sarbanes-Oxley Act and the Nevada Gaming Control Board. Mr. Peterson holds a Bachelor of Science in Accounting from the University of Southern California.
Joel Agena.   Joel Agena serves as VP Legal Counsel of PLAYSTUDIOS and is responsible for overseeing all of PLAYSTUDIOS’ legal affairs, including corporate governance, mergers and acquisitions, securities, finance and general business, and content licensing. Mr. Agena has more than 23 years of experience as a practicing attorney. He joined PLAYSTUDIOS in January 2019, after serving as PLAYSTUDIOS’ outside counsel since its inception in 2011. In 2001 he founded The Phoenix Law Group where his practice was focused on acting as outside general counsel for emerging growth companies. Mr. Agena received a Juris Doctorate degree from the University of Nebraska, College of Law in 1997 where he was a Member of the Law Review, Order of the Coif, and an Arthur E. Perry Scholar.
Katie Bolich.   Katie Bolich is a Co-Founder and Head of Product for PLAYSTUDIOS. Ms. Bolich leads PLAYSTUDIOS’ corporate product initiatives and team of game designers. A veteran gaming executive with more than 25 years of experience, Ms. Bolich has a passion for developing teams and partnerships that transform the industry. Prior to co-founding PLAYSTUDIOS in 2011, she served as Vice President of Licensing for online gaming company WagerWorks and successfully led the organization through its startup to its acquisition by International Game Technology in 2005. She remained with IGT for four years following the acquisition. Ms. Bolich is a graduate of Stanford University with a Bachelor of Arts in Anthropology. She has also served as a board member and Vice President of the Davis Art Center.
Non-Employee Directors
William (Bill) J. Hornbuckle.   Upon consummation of the Business Combination, Mr. Hornbuckle will serve as a member of the New PLAYSTUDIOS Board of Directors. Mr. Hornbuckle is currently the Chief Executive Officer and President of MGM Resorts International (NYSE: MGM), an S&P 500 global entertainment company featuring iconic hotels and casinos, meeting and conference spaces, live and theatrical entertainment experiences and an array of restaurant, nightlife and retail offerings across the globe. Mr. Hornbuckle served as President of MGM Resorts starting in 2012 and served as Chief Operating Officer from 2019 to December 2020. He led MGM Resorts’ domestic and international expansion efforts, including the development of resorts in National Harbor, MD, and Macau and of T-Mobile Arena in Las Vegas. More recently, Mr. Hornbuckle oversaw MGM Resorts’ expansion of entertainment and sports betting. Mr. Hornbuckle has been a member of MGM Resorts’ Board of Directors since July 2020 and has served on the Board of Directors of MGM China Holdings, a majority-owned subsidiary of MGM that operates resorts in Macau, since 2009 and as Chairman of the Board of Directors since March 2020. He has served as Chairman of the Board of Directors for CityCenter Holdings, LLC (a joint venture with Dubai World) since December 2018. Mr. Hornbuckle is a board member of T-Mobile Arena (a joint venture with AEG) since 2013 and of the Las Vegas Stadium Authority since 2016. Mr. Hornbuckle also serves on the Board of Trustees for Three Square Food Bank, is a Founder and member of the Board of Directors of GBank Financial Holdings Inc., the parent company of Bank of George, a local banking and financial services institution, and is President of the Fulfillment Fund. Previously, Mr. Hornbuckle served on the Board of Directors of MGM Growth Properties LLC from 2016 to March 2020. Mr. Hornbuckle holds a Bachelor of Science degree in Hotel Administration from the University of Nevada, Las Vegas. We believe Mr. Hornbuckle is qualified to serve on the New PLAYSTUDIOS Board of Directors due to his extensive management experience as a CEO and senior executive of a public company and his understanding of the entertainment and gaming industry.

Joe Horowitz.   Upon consummation of the Business Combination, Mr. Horowitz will serve as a member of the New PLAYSTUDIOS Board of Directors. Joe Horowitz has been the Managing General Partner of Icon Ventures, a leading Silicon Valley venture capital firm, since 2003. Mr. Horowitz was also a founder of Icon Ventures in 2003 and has overseen its growth from $100 million in assets under management to $1.1 billion. Joe’s venture capital experience also includes a 10-year tenure at U.S. Venture Partners, where the first deal that he worked on was the seed financing of Sun Microsystems. He was also Chairman and CEO of Geocast Network Systems, a broadband infrastructure company backed by Mayfield, Kleiner Perkins and Institutional Venture Partners. Current Icon Ventures portfolio companies that Joe is on the Board of or actively involved with include Area 1 Security, Global Worldwide, Synack, TuneIn and Volansi. He has also served on the board of the National Venture Capital Association and was previously a board member of the Western Association of Venture Capitalists. Joe holds a Bachelor of Arts in economics from Columbia University and a Master of Business Administration from the Wharton Graduate School of Business. We believe Mr. Horowitz is qualified to serve on the New PLAYSTUDIOS Board of Directors due to his experience as an investor, board member or executive officer of multiple technology companies and his understanding of the technology industry.
Jason Krikorian.   Upon consummation of the Business Combination, Mr. Krikorian will serve as a member of the New PLAYSTUDIOS Board of Directors. He has been a General Partner of DCM, an international venture capital firm, since 2010 as well as a member of the board of directors of Augmedix since June 2017 and Shift Technologies since September 2018. He also has experience as a board member of other private companies. Before joining DCM, Mr. Krikorian was a co-founder of Sling Media, Inc., a pioneering digital media company and creator of the Slingbox, where he led the establishment of partnerships with global MSOs and mobile operators, as well as the international expansion of the company. Prior to Sling Media, Mr. Krikorian was a Partner at id8 Group where he advised leading global brands on product and business strategy focusing on digital media and mobile device platforms. He also spent time at the Boston Consulting Group, where he advised Fortune 500 clients in the retail, automotive and utilities sectors. Mr. Krikorian holds a Bachelor of Arts in Psychology from the University of California, Berkeley and both a Master of Business Administration and Juris Doctorate from the University of Virginia. We believe Mr. Krikorian is qualified to serve on the New PLAYSTUDIOS Board of Directors due to his experience as an investor in the mobile device platforms space and his background and understanding of the Internet and digital media industries.
Judy K. Mencher.   Upon consummation of the Business Combination, Ms. Mencher will serve as a member of the New PLAYSTUDIOS Board of Directors. Ms. Mencher currently serves as a member of the board of directors of New Millennium Homes, a California homebuilder, since 1997 and Spiral Water Technologies, a New Jersey manufacturer of advanced water filtration systems, since November, 2018. Ms. Mencher is also the founder and Chief Executive Officer of Race Point Investors, LLC, a consultancy firm that specializes in advising various private equity funds and hedge funds on distressed investments and other matters, since March, 2018. Prior to joining Race Point Investors, LLC, Ms. Mencher served as Principal of DDJ Capital Management, a firm that specializes in high yield and distressed investing, with assets under management during her tenure of $1 billion to $3 billion from 1996 to 2006. Ms. Mencher holds a Bachelor of Arts in Economics from Tufts University and both a Juris Doctorate and Master of Business Administration from Boston University.We believe that Ms. Mencher is well qualified to serve on the New PLAYSTUDIOS Board of Directors due to her experience as a board member and in evaluating investments as well as her background in finance.
James Murren.   Upon consummation of the Business Combination, Ms. Mencher will serve as a member of the New PLAYSTUDIOS Board of Directors. Mr. Murren has served as Chairman of the Acies board of directors since August 2020. Mr. Murren is also the Chair of the Nevada COVID-19 Response, Relief and Recovery Task Force. He was the chair of the Leadership Board of the University of Southern California’s Keck School of Medicine and has been a member of the Board of Trustees for Howard University since 2016. Mr. Murren first joined MGM Resorts International in 1998 as the Chief Financial Officer and served as the Chairman and CEO of MGM Resorts International from December 2008 to February 2020. He also served as Chairman of the American Gaming Association from 2014 to 2017, was on the Board of Trustees of the Brookings Institution from 2011 to 2018, served on the National Infrastructure Advisory Council from December 2013 to 2020, and served as a director of Delta Petroleum Corporation from February 2008 to November 2011. Mr. Murren co-founded the Nevada Cancer Institute, which was the official cancer institute for the state of Nevada until 2013, and served as a director from 2002 to 2012. Mr. Murren is also a founding contributor to Nevada’s first Fisher House, which provides housing for military and Veterans’ families, which was founded in February 2016. He also served as a member of the Business Roundtable, an association of CEOs of leading U.S. companies. Mr. Murren received his Bachelor of Arts from Trinity College. He is a CFA® charterholder. We believe Mr. Murren is well qualified to serve as a board member due to his significant leadership experience.
Controlled Company Exemption
Upon consummation of the Business Combination, the Founder Group will collectively beneficially own more than 50% of the combined voting power for the election of directors. As a result, New PLAYSTUDIOS will be a “controlled company” within the meaning of the corporate governance standards of Nasdaq and may elect not to comply with certain corporate governance standards, including, but not limited to, the following requirements:
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that a majority of its board of directors consist of directors who qualify as “independent” as defined under the rules of Nasdaq;

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that it has a nominating and corporate governance committee and, if it has such a committee, that it is composed entirely of independent directors; and

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that it has a compensation committee and, if it has such a committee, that it is composed entirely of independent directors.

Immediately following the consummation of the Business Combination, New PLAYSTUDIOS may elect to utilize one or more of these exemptions for so long as it remains a “controlled company.” Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of these corporate governance requirements. In the event that New PLAYSTUDIOS ceases to be a “controlled company” and its shares continue to be listed on Nasdaq, New PLAYSTUDIOS will be required to comply with these provisions within the applicable transition periods. See “Risk Factors—Risks Related to the Business Combination and Acies—Following the Business Combination, New PLAYSTUDIOS will be a controlled company within the meaning of the Nasdaq rules, and, as a result, will qualify for, and we expect it to rely on, exemptions from certain corporate governance requirements that provide protection to stockholders of other companies. You will not have the same protections afforded to stockholders of companies that are subject to such requirements.”
Board of Directors
New PLAYSTUDIOS’ business and affairs will be organized under the direction of the New PLAYSTUDIOS Board of Directors. Acies anticipates that the New PLAYSTUDIOS Board of Directors will consist of six members upon the consummation of the Business Combination. Andrew Pascal will serve as Chairman of the New PLAYSTUDIOS Board of Directors. The primary responsibilities of the New PLAYSTUDIOS Board of Directors will be to provide oversight, strategic guidance, counseling and direction to New PLAYSTUDIOS’ management. The New PLAYSTUDIOS Board of Directors will meet on a regular basis and additionally, as required.
Director Independence
Upon the consummation of the Business Combination, the New PLAYSTUDIOS Board of Directors is expected to determine that each of the directors on the New PLAYSTUDIOS Board of Directors other than Andrew Pascal and Bill Hornbuckle will qualify as independent directors, as defined under the listing rules of The Nasdaq Stock Market LLC (the “Nasdaq listing rules”), and the New PLAYSTUDIOS Board of Directors will consist of a majority of “independent directors,” as defined under the rules of the SEC and Nasdaq listing rules relating to director independence requirements. In addition, New PLAYSTUDIOS will be subject to the rules of the SEC and Nasdaq relating to the membership, qualifications and operations of the audit committee, as discussed below.
Family Relationships
There are no family relationships among any of the individuals who shall serve as directors or executive officers of New PLAYSTUDIOS following the consummation of the Business Combination.

Role of Board in Risk Oversight
The New PLAYSTUDIOS Board of Directors will have extensive involvement in the oversight of risk management related to New PLAYSTUDIOS and its business and will accomplish this oversight through the regular reporting to the New PLAYSTUDIOS Board of Directors by the audit committee. The audit committee will represent the New PLAYSTUDIOS Board of Directors by periodically reviewing New PLAYSTUDIOS’ accounting, reporting and financial practices, including the integrity of its financial statements, the surveillance of administrative and financial controls and its compliance with legal and regulatory requirements. Through its regular meetings with management, including the finance, legal, internal audit and information technology functions, the audit committee will review and discuss all significant areas of New PLAYSTUDIOS’ business and summarize for the New PLAYSTUDIOS Board of Directors all areas of risk and the appropriate mitigating factors. In addition, the New PLAYSTUDIOS Board of Directors will receive periodic detailed operating performance reviews from management.
Committees of the Board of Directors
The New PLAYSTUDIOS Board of Directors has an audit committee, a compensation committee and a nominating and corporate governance committee, each of which will have the composition and responsibilities described below upon completion of the Business Combination. Members serve on these committees until their resignation or until otherwise determined by the New PLAYSTUDIOS Board of Directors.
Audit Committee
New PLAYSTUDIOS’ audit committee will consist of Jason Krikorian, Judy K. Mencher, and James Murren, each of whom is a non-employee member of the New PLAYSTUDIOS Board of Directors. James Murren is the chair of the audit committee. The New PLAYSTUDIOS Board of Directors has determined that each of the members of New PLAYSTUDIOS’ audit committee satisfies the requirements for independence and financial literacy under the rules and regulations of Nasdaq and the SEC. The New PLAYSTUDIOS Board of Directors has also determined that Judy K. Mencher qualifies as an “audit committee financial expert” as defined in the SEC rules and regulations and satisfies the financial sophistication requirements of Nasdaq. The audit committee is responsible for, among other things:
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selecting and hiring New PLAYSTUDIOS’ registered public accounting firm;

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evaluating the performance and independence of New PLAYSTUDIOS’ registered public accounting firm;

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approving the audit and pre-approving any non-audit services to be performed by New PLAYSTUDIOS’ registered public accounting firm;

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reviewing the integrity of New PLAYSTUDIOS’ financial statements and related disclosures and reviewing New PLAYSTUDIOS’ critical accounting policies and practices;

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reviewing the adequacy and effectiveness of New PLAYSTUDIOS’ internal control policies and procedures and New PLAYSTUDIOS’ disclosure controls and procedures;

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overseeing procedures for the treatment of complaints relating to accounting, internal accounting controls or audit matters;

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reviewing and discussing with management and the registered public accounting firm the results of the annual audit, New PLAYSTUDIOS’ quarterly financial statements and New PLAYSTUDIOS’ publicly filed reports;

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establishing procedures for employees to anonymously submit concerns about questionable accounting or audit matters;

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reviewing and approving in advance any proposed related-person transactions; and

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preparing the audit committee report that the SEC requires in New PLAYSTUDIOS’ annual proxy statement.

Compensation Committee
New PLAYSTUDIOS’ compensation committee will consist of Joe Horowitz and Judy K. Mencher, each of whom is a non-employee member of the New PLAYSTUDIOS Board of Directors. Judy K. Mencher is the chair of the compensation committee. The New PLAYSTUDIOS Board of Directors has determined that each member of the compensation committee meets the requirements for independence under the rules and regulations of Nasdaq and the SEC. The compensation committee is responsible for, among other things:
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determining, or recommending to the New PLAYSTUDIOS Board of Directors for determination, the compensation of New PLAYSTUDIOS’ executive officers, including the chief executive officer;

•
overseeing and setting compensation for the members of the New PLAYSTUDIOS Board of Directors;

•
administering New PLAYSTUDIOS’ equity compensation plans;

•
overseeing New PLAYSTUDIOS’ overall compensation policies and practices, compensation plans, and benefits programs; and

•
preparing the compensation committee report that the SEC will require in New PLAYSTUDIOS’ annual proxy statement.

Nominating and Corporate Governance Committee
New PLAYSTUDIOS’ nominating and corporate governance committee will consist of Joe Horowitz and Jason Krikorian, each of whom is a non-employee member of the New PLAYSTUDIOS Board of Directors. Jason Krikorian serves as the chair of the nominating and corporate governance committee. The New PLAYSTUDIOS Board of Directors has determined that each member of our nominating and corporate governance committee meets the requirements for independence under the rules and regulations of Nasdaq and the SEC. The nominating and corporate governance committee will be responsible for, among other things:
•
evaluating and making recommendations regarding the composition, organization and governance of the New PLAYSTUDIOS Board of Directors and its committees;

•
reviewing and making recommendations with regard to New PLAYSTUDIOS’ corporate governance guidelines and compliance with laws and regulations;

•
reviewing conflicts of interest of New PLAYSTUDIOS’ directors and corporate officers and proposed waivers of New PLAYSTUDIOS’ corporate governance guidelines and code of business conducts and ethics; and

•
evaluating the performance of the New PLAYSTUDIOS Board of Directors and its committees.

The audit, compensation, and nominating and corporate governance committees will each operate under a written charter to be effective prior to the completion of the Business Combination that satisfies the applicable rules and regulations of Nasdaq and the SEC.
New PLAYSTUDIOS intends to post the charters of its audit, compensation and nominating and corporate governance committees, and any amendments thereto that may be adopted from time to time, on New PLAYSTUDIOS’ website. Information on or that can be accessed through the New PLAYSTUDIOS’ website is not part of this proxy statement/prospectus. The New PLAYSTUDIOS Board of Directors may from time to time establish other committees.
Code of Business Conduct and Ethics
Prior to the completion of the Business Combination, New PLAYSTUDIOS will adopt a code of business conduct and ethics that will apply to all of New PLAYSTUDIOS’ employees, officers, and directors, including New PLAYSTUDIOS’ chief executive officer, chief financial officer, and other executive and senior financial officers. Upon the completion of the Business Combination, the full text of New PLAYSTUDIOS’ code of business conduct and ethics will be available on the investor relations page on

New PLAYSTUDIOS’ website. New PLAYSTUDIOS intends to post any amendment to its code of business conduct and ethics, and any waivers of its requirements, on New PLAYSTUDIOS’ website or in filings under the Exchange Act to the extent required by applicable rules or regulations or listing requirements of Nasdaq. Information on or that can be accessed through New PLAYSTUDIOS’ website is not part of this prospectus.
Compensation Committee Interlocks and Insider Participation
None of New PLAYSTUDIOS’ executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the New PLAYSTUDIOS Board of Directors.

EXECUTIVE COMPENSATION
Introduction
This section provides an overview of PLAYSTUDIOS’ executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below.
For the year ended December 31, 2020, PLAYSTUDIOS’ named executive officers (“Named Executive Officers” or “NEOs”) were:
•
Andrew Pascal, Chairman and Chief Executive Officer;

•
Scott Peterson, Vice President, Chief Financial Officer; and

•
Joel Agena, Vice President, Legal Counsel

The objective of PLAYSTUDIOS’ compensation program is to provide a total compensation package to each NEO that will enable PLAYSTUDIOS to attract, motivate and retain outstanding individuals, align the interests of PLAYSTUDIOS’ executive team with those of PLAYSTUDIOS’ equityholders, encourage individual and collective contributions to the successful execution of PLAYSTUDIOS’ short- and long-term business strategies and reward NEOs for performance. The board of directors of PLAYSTUDIOS has historically determined the compensation for the NEOs, with the CEO providing his recommendation regarding the compensation for the NEOs.
For the year ended December 31, 2020, the compensation program for the NEOs consisted of base salary and incentive compensation delivered in the form of an annual cash bonus, each as described below:
•
Base Salary.   Base salary is paid to attract and retain qualified talent and is set at a level that is commensurate with the NEO’s duties and authorities, contributions, prior experience and sustained performance.

•
Annual Cash Bonus.   Annual cash bonuses are paid to incentivize the NEOs to achieve PLAYSTUDIOS’ annual financial and operating performance metrics goals and are paid at the discretion of the board of directors of PLAYSTUDIOS.

Summary Compensation Table
The following table shows information concerning the annual compensation for services provided to PLAYSTUDIOS by the NEOs for the year ended December 31, 2020.
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	All Other Compensation ($)	Total ($)
Andrew Pascal, Chairman and CEO	2020	500,000	225,000	1,601	726,601
Scott Peterson, VP, CFO	2020	250,000	35,000	161	285,161
Joel Agena, VP Legal Counsel	2020	224,327	15,000	161	239,488

(1)
Reflects discretionary annual bonus payouts to the NEOs in respect of fiscal year 2020 performance.

Employee Benefits
PLAYSTUDIOS’ NEOs participate in the employee benefit programs available to PLAYSTUDIOS’ employees generally, including a tax-qualified 401(k) plan. PLAYSTUDIOS did not maintain any executive-specific benefit or perquisite programs in the year ended December 31, 2020.
Outstanding Equity Awards at 2020 Fiscal Year-End
The following table shows information regarding outstanding equity awards held by the NEOs as of December 31, 2020.

	Option Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Andrew Pascal	10/4/12	1,405,200	—	0.0325	10/4/22
	4/17/17	7,333,333	666,667	0.2350	4/17/27
Scott Peterson	6/29/17(2)	125,000	166,667	0.2350	4/1/27
	2/28/19(3)	31,250	260,417	0.3350	1/1/29
Joel Agena	12/22/15(4)	200,000	—	0.2100	9/1/25
	6/29/17(5)	358,333	41,667	0.2350	5/1/27
	2/28/19(3)	191,666	208,334	0.3350	1/1/29

(1)
The stock option awards were granted pursuant to PLAYSTUDIOS’ 2011 Omnibus Stock and Incentive Plan (the “PLAYSTUDIOS Option Plan”) and, except for Mr. Agena’s 2015 stock option grant, time-vest as follows: 25% on the first anniversary of the vesting commencement date, and 1/48 on a monthly basis thereafter.

(2)
The vesting commencement date is 4/1/17.

(3)
The vesting commencement date is 1/1/19.

(4)
27/48 of the option vested on the Grant Date and the remainder time-vests 1/48 on a monthly basis thereafter.

(5)
The vesting commencement date is 5/1/17.

Potential Payments Upon Termination or Change in Control
Pursuant to the stock option award agreements with Messrs. Pascal, Peterson and Agena under the PLAYSTUDIOS Option Plan, 50% of the stock options granted to them (or 100% of the then unvested stock options if more than 50% of the award is already vested) vest and become exercisable upon either (i) a “change in control” (as defined in the PLAYSTUDIOS Option Plan), (ii) an “involuntary termination” (as defined in the stock option award agreements) or (iii) for Mr. Pascal, his involuntary removal from the board of directors of PLAYSTUDIOS. We do not expect the Business Combination to constitute a change in control under the PLAYSTUDIOS Option Plan.
In addition, Mr. Agena is entitled to severance in an amount equal to six months of his then current base salary in the event of his termination by PLAYSTUDIOS without “cause” (as defined in his offer letter).
Employment Agreements
None of the NEOs have employment agreements with PLAYSTUDIOS with the exception of offer letters providing for at-will employment (and, in Mr. Agena’s case, eligibility to receive reimbursement of up to $1,000 per month for costs associated with office space and the severance protection described above under “Potential Payments Upon Termination or Change in Control”).
Post-Business Combination Company Executive Compensation
Following the Closing, New PLAYSTUDIOS intends to develop an executive compensation program that is designed to align compensation with New PLAYSTUDIOS’ business objectives and the creation of stockholder value, while enabling New PLAYSTUDIOS to attract, motivate and retain individuals who contribute to the long-term success of New PLAYSTUDIOS. Decisions on the executive compensation program will be made by the compensation committee of the New PLAYSTUDIOS’ Board of Directors.

PLAYSTUDIOS Option Plan
PLAYSTUDIOS maintains the PLAYSTUDIOS Option Plan, the purpose of which is to promote the success and enhance the value of PLAYSTUDIOS and its subsidiaries by linking the personal interests of participants to those of PLAYSTUDIOS’ equity holders by providing participants with an incentive for outstanding performance to generate superior returns to PLAYSTUDIOS’ equity holders. As described above, PLAYSTUDIOS has granted stock option awards to the NEOs, as well as other employees of PLAYSTUDIOS, under the PLAYSTUDIOS Option Plan.
As part of the Business Combination, the PLAYSTUDIOS Option Plan will be terminated other than with respect to stock option awards already outstanding under the PLAYSTUDIOS Option Plan that will be converted into stock option awards in respect of New PLAYSTUDIOS stock as a result of the Business Combination.
For a description of the material terms applicable to the NEOs’ PLAYSTUDIOS equity awards granted under the PLAYSTUDIOS Option Plan, see the sections above entitled “—Outstanding Equity Awards at 2020 Fiscal Year-End” and “Potential Payments Upon Termination or Change in Control.”
New PLAYSTUDIOS 2021 Equity Incentive Plan
The material terms of the New PLAYSTUDIOS 2021 Equity Incentive Plan (the “Incentive Plan”), as approved by the New PLAYSTUDIOS Board of Directors, are summarized below. A copy of the Incentive Plan is attached to this proxy statement/prospectus as Annex F.
Purpose
The purpose of the Incentive Plan is to motivate and reward employees and other individuals to perform at the highest level and contribute significantly to new PLAYSTUDIOS’ success, thereby furthering the best interests of New PLAYSTUDIOS’ stockholders.
Shares Available
Subject to adjustment, the Incentive Plan permits New PLAYSTUDIOS to make awards of a number of shares of New PLAYSTUDIOS Class A common stock (including in respect of incentive stock options) equal to 10% of New PLAYSTUDIOS Fully Diluted Shares. Additionally, the number of shares of New PLAYSTUDIOS Class A common stock reserved for issuance under the Incentive Plan will increase automatically on the first day of each fiscal year following the effective date of the Incentive Plan, by the lesser of (i) 5% of outstanding shares of New PLAYSTUDIOS Class A common stock and Class B common stock on the last business day of the immediately preceding fiscal year and (ii) such smaller number of shares as determined by New PLAYSTUDIOS Board of Directors. If any award issued under the Incentive Plan (or any award under the PLAYSTUDIOS Option Plan) is cancelled, forfeited, or terminates or expires unexercised, the shares in respect of such award may again be issued as shares of New PLAYSTUDIOS Class A common stock under the Incentive Plan. In the event of a dividend or other distribution (other than an ordinary dividend or distribution), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, separation, rights offering, split-up, spin-off, combination, repurchase or exchange of common stock or other securities, issuance of warrants or other rights to purchase common stock or other securities, issuance of common stock pursuant to the anti-dilution provisions of any securities, or other similar event, the Plan Administrator (as defined below) shall adjust equitably any or all of (i) the number and type of shares which thereafter may be made the subject of awards, (ii) the number and type of shares subject to outstanding awards and (iii) the grant, purchase, exercise or hurdle price of awards or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding award.
Administration
New PLAYSTUDIOS’ compensation committee, unless another committee or subcommittee is designated by the New PLAYSTUDIOS Board of Directors (in either event, the “Plan Administrator”), will administer the Incentive Plan and determine the following items:
•
select the participants to whom awards may be granted;

•
determine the type or types of awards to be granted under the Incentive Plan;

•
determine the number of shares to be covered by awards;

•
determine the terms and conditions of any award;

•
determine whether, to what extent and under what circumstances awards may be settled or exercised in cash, shares, other awards, other property, net settlement, or any combination thereof, or canceled, forfeited or suspended, and the method or methods by which awards may be settled, exercised, canceled, forfeited or suspended;

•
approve the form of award agreements, amend or modify outstanding awards or award agreements;

•
correct any defect, supply any omission and reconcile any inconsistency in the Incentive Plan or any award, in the manner and to the extent it will deem desirable to carry the Incentive Plan into effect;

•
construe and interpret the terms of the Incentive Plan, any award agreement and any agreement related to any award;

•
take any action that is treated as a repricing under generally accepted accounting principles; and

•
make any other determination and take any other action that it deems necessary or desirable to administer the Incentive Plan.

To the extent not inconsistent with applicable law, the Plan Administrator may delegate to one or more of New PLAYSTUDIOS’ officers some or all of the authority under the Incentive Plan, including the authority to grant all types of awards authorized under the Incentive Plan.
Eligibility
Generally, all of New PLAYSTUDIOS’ employees and all employees of New PLAYSTUDIOS’ subsidiaries, our board of directors and certain other individuals who perform services for New PLAYSTUDIOS or any of New PLAYSTUDIOS’ subsidiaries will be eligible to receive awards. The basis for participation in the Incentive Plan is the Plan Administrator’s decision, in its sole discretion, that an award to an eligible participant will further the Incentive Plan’s purpose.
Forms of Awards
Awards under the Incentive Plan may include one or more of the following types: (i) stock options (both nonqualified and incentive stock options), (ii) stock appreciation rights, or SARs, (iii) restricted stock awards, (iv) restricted stock unit awards, or RSUs, (v) performance awards, (vi) other cash-based awards and (vii) other stock-based awards. Such awards may be for partial-year, annual or multi-year periods.
•
Stock Options.   Options are rights to purchase a specified number of shares of New PLAYSTUDIOS Class A common stock at a price fixed by the Plan Administrator, but not less than fair market value on the date of grant. Options generally expire no later than ten years after the date of grant. Options will become exercisable at such time and in such installments as the Plan Administrator will determine. Options intended to be incentive stock options under Section 422 of the Internal Revenue Code may not be granted to any person who is not an employee of New PLAYSTUDIOS or any parent or subsidiary, as defined in Section 424 of the Internal Revenue Code. All incentive stock options must be granted within ten years of the date the Incentive Plan is approved by the Plan Administrator.

•
SARs.   A SAR entitles the holder to receive, upon exercise, an amount equal to any positive difference between the fair market value of one share of New PLAYSTUDIOS Class A common stock on the date the SAR is exercised and the exercise price, multiplied by the number of shares of New PLAYSTUDIOS Class A common stock with respect to which the SAR is exercised. The Plan Administrator will have the authority to determine whether the amount to be paid upon exercise of a SAR will be paid in cash, common stock or a combination of cash and common stock.

•
Restricted Stock.   Restricted stock awards provide for a specified number of shares of New PLAYSTUDIOS Class A common stock subject to a restriction against transfer during a period of time or until performance measures are satisfied, as established by the Plan Administrator. Unless otherwise set forth in the agreement relating to a restricted stock award, the holder has all rights as a stockholder, including voting rights, the right to receive dividends and the right to participate in any capital adjustment applicable to all holders of common stock; provided, however, that the Plan Administrator may determine that distributions with respect to shares of New PLAYSTUDIOS Class A common stock will be deposited with New PLAYSTUDIOS and will be subject to the same restrictions as the shares of New PLAYSTUDIOS Class A common stock with respect to which such distribution was made.
•
RSUs.   An RSU is a right to receive a specified number of shares of New PLAYSTUDIOS Class A common stock (or the fair market value thereof in cash, or any combination of New PLAYSTUDIOS Class A common stock and cash, as determined by the Plan Administrator), subject to the expiration of a specified restriction period and/or the achievement of any performance measures selected by the Plan Administrator, consistent with the terms of the Incentive Plan. The RSU agreement will specify whether the award recipient is entitled to receive dividend equivalents with respect to the number of shares of New PLAYSTUDIOS Class A common stock subject to the award. Prior to the settlement of a RSU in New PLAYSTUDIOS Class A common stock, the award recipient will have no rights as a stockholder of New PLAYSTUDIOS with respect to New PLAYSTUDIOS Class A common stock subject to the award.

•
Performance Awards.   Performance awards are awards whose final value or amount, if any, is determined by the degree to which specified performance measures have been achieved during a performance period set by the Plan Administrator. Performance periods can be partial-year, annual or multi-year periods, as determined by the Plan Administrator. Performance measures that may be used include one or more of the following: the attainment by a share of New PLAYSTUDIOS Class A common stock of a specified value within or for a specified period of time, earnings per share, earnings before interest expense and taxes, return to shareholders (including dividends), return on equity, earnings, commissions and fees, cash flow or cost reduction goals, operating profit, pretax return on total capital, economic value added or any combination of the foregoing. Such criteria and objectives may relate to results obtained by the individual, New PLAYSTUDIOS or a subsidiary, or any business unit or division thereof, or may relate to results obtained relative to a specific industry or a specific index. Payment may be made in the form of cash, common stock, restricted stock, RSUs, other awards, or a combination thereof, as specified by our Plan Administrator.

•
Other Cash-Based Awards.   Annual incentive awards are generally cash awards based on the degree to which certain of any or all of a combination of individual, team, department, division, subsidiary, group or corporate performance objectives are met or not met. The Plan Administrator may establish the terms and provisions, including performance objectives, for any annual incentive award. The Plan Administrator may also grant any shorter- or longer-term cash-based award.

•
Other Stock-Based Awards.   The Plan Administrator has the discretion to grant other types of awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares or factors that may influence the value of shares.

An award agreement may contain additional terms and restrictions, including vesting conditions, not inconsistent with the terms of the Incentive Plan, as the Plan Administrator may determine.
Director Pay Cap
Subject to the adjustment provision of the Incentive Plan, an individual who is a non-employee director may not receive in any fiscal year awards under the Incentive Plan or cash compensation which relate to more than $750,000 in the aggregate, increased to $1,000,000 for a non-employee director’s initial year of service.
Termination of Service and Change of Control
The Plan Administrator will determine the effect of a termination of employment or service on outstanding awards, including whether the awards will vest, become exercisable, settle, be paid or be forfeited. In the event of a change of control, except as otherwise provided in the applicable award agreement, the Plan Administrator may provide for:
•
continuation or assumption of outstanding awards under the Incentive Plan by New PLAYSTUDIOS (if we are the surviving corporation) or by the surviving corporation or its parent;

•
substitution or replacement of outstanding awards by the surviving corporation or its parent with cash, securities, rights or other property with substantially the same terms and value as such outstanding awards;

•
acceleration of the vesting (including the lapse of any restriction) and exercisability of outstanding awards upon (i) the individual’s involuntary termination of service (including our termination without cause or by the individual for good reason) within a specified period following such change of control or (ii) the failure of the surviving corporation or its parent to continue or assume such outstanding awards;

•
determination of the level of attainment of the applicable performance condition or conditions in the case of a performance award;

•
cancellation of outstanding awards under the Incentive Plan in exchange for a payment of cash, securities, rights and/or other property equal to the value of such outstanding award; and

•
cancellation of outstanding awards under the Incentive Plan without payment of any consideration, to the extent such awards are not vested as of immediately prior to the change of control.

In the event the Plan Administrator fails to take one or more of the foregoing actions with respect to an outstanding award, such award will accelerate in full (but with the level of attainment of any performance conditions determined by the Plan Administrator) and be cancelled in exchange for a payment on terms substantially consistent with those set forth in the second to last bullet above.
Amendment and Termination
New PLAYSTUDIOS Board of Directors may amend, alter, suspend, discontinue or terminate the Incentive Plan. The Plan Administrator may also amend the Incentive Plan or create sub-plans. However, subject to the adjustment and change of control provisions of the Incentive Plan, any such action that would materially adversely affect the rights of a holder of an outstanding award may not be taken without the holder’s consent, except to the extent that such action is taken to cause the Incentive Plan to comply with applicable law, stock market or exchange rules and regulations, or accounting or tax rules and regulations, to impose any “clawback” or recoupment provisions on any outstanding awards in accordance with the Incentive Plan, or to comply with Section 409A of the Internal Revenue Code.
New PLAYSTUDIOS Employee Stock Purchase Plan
The material terms of the New PLAYSTUDIOS 2021 Employee Stock Purchase Plan (the “ESPP”), as approved by the New PLAYSTUDIOS Board of Directors, are summarized below. A copy of the ESPP is attached to this proxy statement/prospectus as Annex G.
Purpose
The purpose of the ESPP is to provide employees with an opportunity to acquire a proprietary interest in New PLAYSTUDIOS through the purchase of New PLAYSTUDIOS Class A common stock.
Shares Available
Subject to adjustment, a total number of shares of New PLAYSTUDIOS Class A common stock equal to the Initial ESPP Pool have been authorized for issuance under the ESPP. Additionally, the number of shares of New PLAYSTUDIOS Class A common stock reserved for issuance under the ESPP will increase automatically on the first day of each fiscal year following the effective date of the ESPP Plan, by the lesser of (i) 1% of outstanding shares of New PLAYSTUDIOS Class A common stock and Class B common stock on the last business day of the immediately preceding fiscal year and (ii) such smaller number of shares as determined by New PLAYSTUDIOS Board of Directors; provided that the maximum number of shares that may be issued under the ESPP in any event will be equal to ten times the Initial ESPP Pool, subject to adjustment in the event of a dividend or other distribution (whether in the form of cash, common stock, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of common stock or other securities, or other similar event.
Administration
New PLAYSTUDIOS Board of Directors or a committee or subcommittee designated by New PLAYSTUDIOS Board of Directors (in either event, the “ESPP Administrator”) will administer the ESPP.
Eligibility
New PLAYSTUDIOS’ employees, including executive officers, or employees of New PLAYSTUDIOS’ subsidiaries must be customarily employed with New PLAYSTUDIOS or one of its affiliates for more than 20 hours per week and more than five months per calendar year in order to participate in the ESPP. An employee may not be granted options to purchase shares under the ESPP if such employee (a) immediately after the grant would own stock possessing 5% or more of the total combined voting power or value of New PLAYSTUDIOS Class A common stock or (b) holds rights to purchase stock under the ESPP that would accrue at a rate that exceeds $25,000 of the fair market value of New PLAYSTUDIOS stock for each calendar year that the options remain outstanding.
Offerings
Each offering will have one or more purchase dates on which shares of New PLAYSTUDIOS Class A common stock will be purchased for the employees who are participating in the offering. The ESPP Administrator, in its discretion, will determine the terms of offerings under the ESPP. The ESPP permits participating employees to purchase shares of New PLAYSTUDIOS Class A common stock through payroll deductions in an amount equal to at least 1% of the employee’s compensation. The purchase price of the shares of New PLAYSTUDIOS Class A common stock will be not less than the lesser of (i) 85% (or such greater percentage as designated by the ESPP Administrator) of the fair market value of New PLAYSTUDIOS Class A common stock on the date of purchase or (ii) 85% (or such greater percentage as designated by the ESPP Administrator) of the fair market value of New PLAYSTUDIOS Class A common stock on the first day of the offering period.
Adjustments
In the event of a specified corporate transaction, such as a merger or acquisition of stock or property, a successor corporation may assume or substitute each outstanding option under the ESPP. If the successor corporation does not assume or substitute the outstanding options, the offering in progress will be shortened and a new exercise date will be set. Employees’ options will be exercised on the new exercise date and such options will terminate immediately thereafter. Notwithstanding the foregoing, in the event of a specified corporate transaction, the ESPP Administrator may elect to terminate all outstanding offerings.
Section 423 Status
The ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code, provided that the ESPP Administrator may adopt sub-plans applicable to particular subsidiaries or locations which may be designed to be outside the scope of Section 423 of the Internal Revenue Code. The ESPP will remain in effect for ten years following the effective date of the ESPP unless terminated earlier by the ESPP Administrator in accordance with the terms of the ESPP.
Amendment and Termination
Our ESPP Administrator has the authority to amend, suspend or terminate the ESPP at any time and for any reason.

DIRECTOR COMPENSATION
Prior to the completion of the Business Compensation, no member of PLAYSTUDIOS’ board of directors received any compensation from PLAYSTUDIOS for service on the board of directors.
Following the completion of the Business Combination, New PLAYSTUDIOS’ compensation committee expects to implement an appropriate compensation program for members of the New PLAYSTUDIOS Board of Directors.

BENEFICIAL OWNERSHIP OF SECURITIES
The following table sets forth information regarding (i) the beneficial ownership of Acies ordinary shares as of December 31, 2020 and (ii) the expected beneficial ownership of shares of New PLAYSTUDIOS common stock immediately following consummation of the Business Combination (assuming a “no redemption” scenario and assuming a “redemption” scenario as described below) by:
•
each person who is known to be the beneficial owner of more than 5% of Acies ordinary shares;

•
each person who is expected to be the beneficial owner of more than 5% of shares of New PLAYSTUDIOS common stock post-Business Combination;

•
each of Acies’ current executive officers and directors;

•
each person who will become an executive officer or director of New PLAYSTUDIOS post-Business Combination; and

•
all executive officers and directors of Acies as a group pre-Business Combination, and all executive officers and directors of New PLAYSTUDIOS post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.
The beneficial ownership of Acies ordinary shares pre-Business Combination is based on 26,906,250 Acies ordinary shares issued and outstanding as of December 31, 2020, which includes an aggregate of 5,381,250 Acies Class B ordinary shares outstanding as of such date. The beneficial ownership of PLAYSTUDIOS capital stock pre-Business Combination is based on 400,481,750 shares of PLAYSTUDIOS capital stock (on an as-converted basis) issued and outstanding as of December 31, 2020.
The expected beneficial ownership of shares of New PLAYSTUDIOS common stock post-Business Combination assumes two scenarios:
(a)   a “no redemption” scenario where (i) no public shareholders of Acies exercise redemption rights with respect to their public shares for a pro rata share of the funds in the Trust Account, (ii) all PLAYSTUDIOS stockholders make an election to receive cash consideration for the full 15% of their shares of PLAYSTUDIOS capital stock, which would equal approximately $144.1 million, and (iii) New PLAYSTUDIOS issues 81,640,446 shares of New PLAYSTUDIOS common stock to PLAYSTUDIOS stockholders as stock consideration pursuant to the Merger Agreement; and
(b)   a “maximum redemption” scenario where (i) shareholders holding 21,525,000 shares of Acies Class A ordinary shares exercise their redemption rights for their pro rata share of the funds in the Trust Account and (ii) New PLAYSTUDIOS issues 96,047,584 shares of New PLAYSTUDIOS common stock to stockholders as stock consideration pursuant to the Merger Agreement. Under this scenario, there is insufficient cash to pay any cash consideration to PLAYSTUDIOS stockholders. See “Unaudited Pro Forma Condensed Combined Financial Information.”
The expected beneficial ownership of shares of New PLAYSTUDIOS common stock post-Business Combination also assumes (i) no issuance of any Earnout Securities; (ii) 25,000,000 shares of New PLAYSTUDIOS Class A common stock are issued in connection with the PIPE Financing immediately prior to the Closing and (iii) no record or beneficial ownership of any shares of New PLAYSTUDIOS common stock issuable upon exercise of public warrants or private placement warrants, as such securities are not exercisable or convertible within 60 days of December 31, 2020.
Based on the foregoing assumptions, we estimate that there would be 132,696,696 shares of New PLAYSTUDIOS common stock issued and outstanding immediately following the consummation of the Business Combination in the No Redemption Scenario consisting of 116,338,266 shares of New PLAYSTUDIOS Class A common stock and 16,358,430 shares of New PLAYSTUDIOS Class B common stock and 124,771,646 shares of New PLAYSTUDIOS common stock issued and outstanding immediately following the consummation of the Business Combination in the Maximum Redemption Scenario

consisting of 105,526,435 shares of New PLAYSTUDIOS Class A common stock and 19,245,211 shares of New PLAYSTUDIOS Class B common stock. If the actual facts are different from the foregoing assumptions, ownership figures in the combined company and the columns under Post-Business Combination in the table that follows will be different.
Unless otherwise indicated, Acies believes that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

	Pre-Business Combination				Post-Business Combination
	Acies		PLAYSTUDIOS		Assuming No Redemption					Assuming Maximum Redemption
Name and Address of Beneficial Owner(1)	Number of Ordinary Shares	% of Acies Ordinary Shares	Number of Shares of PLAY STUDIOS Capital Stock	% of PLAY STUDIOS Capital Stock	Number of Shares of New PLAY STUDIOS CLASS A Common Stock	% of New PLAY STUDIOS Class A Common Stock	Number of Shares of New PLAY STUDIOS CLASS B Common Stock	% of New PLAY STUDIOS Class B Common Stock	% of Total Voting Power	Number of Shares of New PLAY STUDIOS CLASS A Common Stock	% of New PLAY STUDIOS Class A Common Stock	Number of Shares of New PLAY STUDIOS CLASS B Common Stock	% of New PLAY STUDIOS Class B Common Stock	% of Total Voting Power
5% Holders of Acies
Acies Acquisition LLC (2)	5,381,250	20.0%	—	—	3,631,250(3)	3.2%	—	—	*	2,824,062(3)(4)	2.7%	—	—	*
Millennium Management LLC (5)	1,800,000	6.7%	—	—	1,800,000	1.6%	—	—	*	1,800,000	1.7%	—	—	*
5% Holders of New PLAYSTUDIOS
Activision Publishing, Inc.(6)	—	—	64,000,000	16.0%	12,856,694	11.2%	—	—	2.9%	15,125,522	14.5%	—	—	3.1%
MGM Resorts International (7)	—	—	62,852,292	15.7%	14,626,135(8)	12.7%	—	—	3.3%	16,854,277(8)	16.2%	—	—	3.4%
Directors and Executive Officers Pre-Business Combination
James Murren	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Daniel Fetters(2)	5,381,250	20.0%	—	—	3,631,250(3)	3.2%	—	—	*	2,824,062(3)(4)	2.7%	—	—	*
Edward King(2)	5,381,250	20.0%	—	—	3,631,250(3)	3.2%	—	—	*	2,824,062(3)(4)	2.7%	—	—	*
Christopher Grove	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Zach Leonsis	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Brisa Trinchero	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Andrew Zobler	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Sam Kennedy	—	—	—	—	—	—	—	—	—	—	—	—	—	—
All Acies directors and executive officers as a group (8 individuals)	5,381,250	20.0%	—	—	3,631,250(3)	3.2%	—	—	*	2,824,062(3)(4)	2.7%	—	—	*
Directors and Executive Officers Post-Business Combination
Andrew Pascal (9)	522,843	1.0%	90,503,338(10)	22.1%	18,502,441(11)	13.8%	18,502,441(12)	100.0%	76.3%	21,389,222(11)	17.0%	21,389,222(13)	100.0%	80.4%
Scott Peterson	—	—	1,829,166(14)	*	378,532(15)	*	—	—	*	432,298(16)	*	—	—	*
Joel Agena	—	—	799,999(17)	*	189,068(18)	*	—	—	*	189,068(18)	*	—	—	*
James Murren	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Bill Hornbuckle(19)	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Joe Horowitz	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Jason Krikorian	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Judy Mencher	—	—	—	—	—	—	—	—	—	—	—	—	—	—
All New PLAYSTUDIOS directors and executive officers as a group (8 individuals)	522,843	1.0%	93,132,503(20)	22.7%	19,070,041(21)	14.2%	18,502,441(12)	100.0%	76.3%	22,010,588(22)	17.5%	21,389,222(13)	100.0%	80.5%

*
Less than one percent

(1)
Unless otherwise noted, the business address of each of those listed in the table above pre-Business Combination is 1219 Morningside Drive, Suite 110, Manhattan Beach, CA 90266 and post-Business Combination is 10150 Covington Cross Drive, Las Vegas, NV 89144.

(2)
The shares reported above are held in the name of Acies Acquisition LLC. Acies Acquisition LLC is controlled by Daniel Fetters and Edward King, as the managing members. The shares reported above consist solely of Acies Class B ordinary shares. Such shares will automatically convert into shares of New PLAYSTUDIOS Class A common stock at the time of the Domestication.

(3)
In connection with the Business Combination, Acies Acquisition LLC will forfeit, for no consideration, 850,000 Acies Class B ordinary shares at the Domestication. The shares reported above also exclude 900,000 shares of New PLAYSTUDIOS Class A common stock that are subject to certain vesting conditions based on the trading price of New PLAYSTUDIOS Class A common stock. In the event such performance targets are not met before the fifth anniversary of the Closing, the shares will be forfeited. While the shares will be considered issued and outstanding as of the date of the Business Combination, the share are contingently returnable and Acies Acquisition LLC currently has neither voting nor dispositive power over such shares.

(4)
Up to an additional 807,188 shares of Acies Class B ordinary shares will be forfeited at the time of the Domestication, for no consideration, conditioned on certain redemptions of Acies Class A ordinary shares.

(5)
According to Schedule 13G/A, filed on January 15, 2021 by Integrated Core Strategies (US) LLC (“Integrated Core Strategies”), Riverview Group LLC (“Riverview Group”), ICS Opportunities, Ltd. (“ICS Opportunities”), Millennium International Management LP (“Millennium International Management”), Millennium Management LLC (“Millennium Management”), Millennium Group Management LLC (“Millennium Group Management”), and Israel A. Englander (“Mr. Englander”), the business address of such parties is 666 Fifth Avenue, New York, New York 10103. The shares reported above are held as follows: (i) Integrated Core Strategies beneficially owned 839,997 Class A ordinary shares and 225,003 Acies units; (ii) Riverview Group beneficially owned 600,000 Class A ordinary shares; and (iii) ICS Opportunities beneficially owned 135,000 Acies units. Millennium International Management LP, a Delaware limited partnership (“Millennium International Management”), is the investment manager to ICS Opportunities and may be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities. Millennium Management is the general partner of the managing member of Integrated Core Strategies and Riverview Group and may be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies and Riverview Group. Millennium Management is also the general partner of the 100% owner of ICS Opportunities and may also be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities. Millennium Group Management is the managing member of Millennium Management and may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies and Riverview Group. Millennium Group Management is also the general partner of Millennium International Management and may also be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities. The managing member of Millennium Group Management is a trust of which Mr. Englander currently serves as the sole voting trustee. Therefore, Mr. Englander may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies, Riverview Group and ICS Opportunities.

(6)
The address of Activision Publishing, Inc. is 3100 Ocean Park Boulevard, Santa Monica, CA 90405.

(7)
The address of MGM Resorts International is 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109.

(8)
Includes 2,000,000 shares of New PLAYSTUDIOS Class A common stock expected to be issued to MGM Resorts International in connection with the PIPE Financing.

(9)
In connection with the Business Combination, Mr. Pascal will forfeit, for no consideration, 522,843 Acies Class B ordinary shares and 449,129 Acies private placement warrants at the Closing.

(10)
Consists of (i) 81,431,472 shares of PLAYSTUDIOS capital stock held of record by the Founder Trust and (ii) 9,071,866 shares underlying options exercisable within 60 days of December 31, 2020.

(11)
Consists of shares of New PLAYSTUDIOS Class B common stock that may be converted into shares of New PLAYSTUDIOS Class A common stock at any time at the election of the holder thereof.

(12)
Consists of (i) 16,358,430 shares of New PLAYSTUDIOS Class B common stock held of record by the Founder Trust and (ii) 2,144,011 shares underlying options exercisable within 60 days of December 31, 2020.

(13)
Consists of (i) 19,245,211 shares of New PLAYSTUDIOS Class B common stock held of record by the Founder Trust and (ii) 2,144,011 shares underlying options exercisable within 60 days of December 31, 2020.

(14)
Consists of (i) 1,516,666 shares of PLAYSTUDIOS capital stock held of record by the Scott E Peterson Trust and (ii) 312,500 shares underlying options exercisable within 60 days of December 31, 2020.

(15)
Consists of (i) 304,677 shares of New PLAYSTUDIOS Class A common stock held of record by the Scott E Peterson Trust and (ii) 73,855 shares underlying options exercisable within 60 days of December 31, 2020.

(16)
Consists of (i) 358,443 shares of New PLAYSTUDIOS Class A common stock held of record by the Scott E Peterson Trust and (ii) 73,855 shares underlying options exercisable within 60 days of December 31, 2020.

(17)
Consists of 799,999 shares underlying options exercisable within 60 days of December 31, 2020.

(18)
Consists of 189,068 shares underlying options exercisable within 60 days of December 31, 2020.

(19)
Does not include any shares beneficially owned by MGM Resorts International, as to which Mr. Hornbuckle disclaims beneficial ownership.

(20)
Consists of (i) 82,948,138 shares of PLAYSTUDIOS capital stock and (ii) 10,184,365 shares underlying options exercisable within 60 days of December 31, 2020.

(21)
Consists of (i) 16,358,430 shares of New PLAYSTUDIOS Class B common stock that may be converted into shares of New PLAYSTUDIOS Class A common stock at any time at the election of the holder thereof, (ii) 304,677 shares of New PLAYSTUDIOS Class A common stock and (iii) 2,406,934 shares underlying options exercisable within 60 days of December 31, 2020.

(22)
Consists of (i) 19,245,211 shares of New PLAYSTUDIOS Class B common stock that may be converted into shares of New PLAYSTUDIOS Class A common stock at any time at the election of the holder thereof, (ii) 358,443 shares of New PLAYSTUDIOS Class A common stock and (iii) 2,406,934 shares underlying options exercisable within 60 days of December 31, 2020.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Sponsor
Sponsor Shares
On September 15, 2020, the Sponsor purchased 8,625,00 Sponsor Shares for an aggregate purchase price of $25,000, or approximately $0.003 per share. On October 20, 2020, the Sponsor cancelled an aggregate of 2,875,000 Sponsor Shares, and on November 9, 2020, forfeited an additional 368,750 Sponsor Shares as a result of the underwriters’ election to partially exercise their over-allotment option in connection with Acies’ IPO, such that an aggregate of 5,381,250 Sponsor Shares are currently issued and outstanding.
The Sponsor is controlled by Daniel Fetters and Edward King as managing members. Additionally, Andrew Pascal beneficially owns a 9.8% interest in the Sponsor. Mr. Pascal has agreed to forfeit his interests in the Sponsor and all of the associated Acies Class B ordinary shares and Acies Private placement warrants, contingent on the Closing.
These Sponsor Shares are identical to the Acies Class A ordinary shares included in the units sold in Acies’ IPO, except that (i) only the holders of the Sponsor Shares have the right to vote on the election of directors prior to the initial business combination (as defined in the Cayman Constitutional Documents), (ii) the Sponsor Shares are subject to certain transfer restrictions, (iii) the holders of the Sponsor Shares have agreed pursuant to a letter agreement to waive (x) their redemption rights with respect to the Sponsor Shares and public shares held by them in connection with the completion of a business combination, (y) their redemption rights with respect to any Sponsor Shares and public shares held by them in connection with a shareholder vote to amend the Cayman Constitutional Documents (A) to modify the substance or timing of Acies’ obligation to allow redemption in connection with its initial business combination or to redeem 100% of the public shares if Acies does not complete its initial business combination by October 22, 2022 or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity and (z) their rights to liquidating distributions from the Trust Account with respect to the Sponsor Shares if Acies fails to complete a business combination by October 22, 2022, (iv) the Sponsor Shares are automatically convertible into Acies Class A ordinary shares at the time of Acies’ initial business combination and (v) the Sponsor Shares are entitled to registration rights.
In connection with the Business Combination, upon the Domestication, 850,000 Sponsor Shares will be forfeited for no consideration. In addition, up to an additional 807,188 Sponsor Shares will be forfeited conditioned on certain redemptions of Acies Class A ordinary shares. The remaining Sponsor Shares will convert automatically, on a one-for-one basis, into shares of New PLAYSTUDIOS Class A common stock. For additional information, see “Domestication Proposal.”
Private Placement Warrants
Simultaneously with the consummation of the IPO of Acies, the Sponsor purchased 4,333,333 private placement warrants at a price of $1.50 per warrant, or $6,500,000 in the aggregate, in a private placement. Each private placement warrant entitles the holder to purchase one Acies Class A ordinary share for $11.50 per share. Additionally, on November 9, 2020, the Sponsor purchased an additional 203,334 private placement warrants, for total gross proceeds to Acies of $305,000. A portion of the proceeds from the sale of the private placement warrants was placed in the Trust Account. The private placement warrants may not be redeemed by Acies so long as they are held by the Sponsor or its permitted transferees. If the private placement warrants are held by holders other than the Sponsor or its permitted transferees, the private placement warrants will be redeemable by Acies and exercisable by the holders on the same basis as the warrants included in the units that were sold as part of the IPO of Acies. The Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis.
The private placement warrants are identical to the warrants included in the units sold in the IPO of Acies except that the private placement warrants: (i) are not redeemable by Acies, (ii) may be exercised for cash or on a cashless basis so long as they are held by the Sponsor or any of its permitted transferees and (iii) are entitled to registration rights (including the Acies Class A ordinary shares issuable upon exercise of the private placement warrants). Additionally, the purchasers have agreed not to transfer, assign or sell any of the private placement warrants, including the Acies Class A ordinary shares issuable upon exercise of the private placement warrants (except to certain permitted transferees), until 30 days after the completion of Acies’ initial business combination.
In connection with the Business Combination, upon the Domestication, each of the private placement warrants will convert automatically into a warrant to acquire one share of New PLAYSTUDIOS Class A common stock pursuant to the Warrant Agreement. For additional information, see “Domestication Proposal.”
In addition, in connection with Acies’ initial public offering and the partial exercise of the over-allotment option, Mr. Pascal became the beneficial holder of 522,843 Acies Class B ordinary shares and 449,129 Acies private placement warrants through his ownership of interests in the Sponsor. Mr. Pascal has agreed to forfeit his interests in the Sponsor and all of the associated Acies Class B ordinary shares and Acies private placement warrants, contingent on the Closing.
Registration Rights
The holders of the Sponsor Shares and private placement warrants (and any Acies Class A ordinary shares issuable upon conversion of the Sponsor Shares and upon the exercise of the private placement warrants) are entitled to registration rights pursuant to a registration rights agreement signed October 22, 2020, requiring Acies to register such securities for resale (in the case of the Sponsor Shares, only after conversion to Acies Class A ordinary shares). The holders of these securities are entitled to make up to three demands, excluding short form demands, that Acies register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of Acies’ initial business combination and rights to require Acies to register for resale such securities pursuant to Rule 415 under the Securities Act. Acies will bear the expenses incurred in connection with the filing of any such registration statements.
In connection with the Business Combination, the registration rights agreement will be amended and restated. For additional information, see “Business Combination Proposal—Related Agreements—Amended and Restated Registration Rights Agreement.”
MGM Investment
Concurrently with the execution of the Merger Agreement, Acies entered into a Subscription Agreement with MGM Resorts International (“MGM”), pursuant to which MGM subscribed for shares of New PLAYSTUDIOS Class A common stock in connection with the PIPE Investment. MGM is expected to fund $20,000,000 of the PIPE Investment, for which they will receive 2,000,000 shares of New PLAYSTUDIOS Class A common stock.
The MGM PIPE Investment will be consummated substantially concurrently with the closing of the Business Combination. For additional information, see “Business Combination Proposal—Approval of the Business Combination—Related Agreements—Subscription Agreements” and “—MGM Marketing Agreement” and “—MGM Letter of Commitment,” below.
Related Party Note and Advances
On September 4, 2020, Acies issued an unsecured promissory note to the Sponsor, pursuant to which Acies borrowed up to an aggregate principal amount of $300,000. The note was non-interest bearing and payable on the earlier of (i) December 31, 2020 or (ii) the completion of Acies’ IPO. The borrowings outstanding under the note in the amount of $278,631 were repaid subsequent to the closing of Acies’ IPO on October 29, 2020.
Prior to Acies’ initial business combination, Acies’ audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers, directors or Acies’ or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on Acies’ behalf, although no such reimbursements will be made from the proceeds of Acies’ IPO held in the Trust Account prior to the completion of Acies’ initial business combination.

Acies is not prohibited from pursuing a business combination with a company that is affiliated with the Sponsor or Acies’ officers or directors or making the acquisition through a joint venture or other form of shared ownership with the Sponsor or Acies’ officers or directors. In the event Acies seeks to complete a business combination with a target that is affiliated with the Sponsor or Acies’ officers or directors, Acies, or a committee of independent and disinterested directors, would obtain an opinion from an independent investment banking firm that is a member of FINRA or from an independent accounting firm, that such an initial business combination is fair to Acies from a financial point of view. Acies is not required to obtain such an opinion in any other context.
Administrative Services Agreement
Acies entered into an agreement whereby, commencing on October 22, 2020 through the earlier of the consummation of a business combination or Acies’ liquidation, Acies will pay an affiliate of the Sponsor a monthly fee of $10,000 for office space, administrative and support services. For the period from August 14, 2020 (inception) through December 31, 2020, Acies incurred and paid $20,000 of such fees.
PLAYSTUDIOS
Transaction with Co-Founder and Chief Executive Officer
In connection with the Merger Agreement, Andrew Pascal, Co-Founder, Chief Executive Officer and a member of the board of directors of PLAYSTUDIOS will receive New PLAYSTUDIOS Class B common stock. Shares of Class B common stock of PLAYSTUDIOS are entitled to twenty votes per share. As a result, immediately following the Business Combination, Mr. Pascal will own approximately 12.4% of the outstanding and issued capital stock of New PLAYSTUDIOS, but have approximately 74.0% of the voting power of the outstanding and issued capital stock of New PLAYSTUDIOS, assuming no redemptions.
MGM Marketing Agreement
PLAYSTUDIOS is party to a joint marketing agreement with MGM (as amended, the “MGM Marketing Agreement”). As consideration for the use of MGM’s intellectual property in certain of PLAYSTUDIOS’ social casino games, PLAYSTUDIOS issued 19,200,000 shares of its common stock representing 10% of its then outstanding common stock, and in lieu of royalty payments, PLAYSTUDIOS agreed to pay MGM a profit share of up to a mid- to high-single digit percentage of cumulative net operating income, as defined in the MGM Marketing Agreement.
On October 30, 2020, PLAYSTUDIOS and MGM agreed to amend the MGM Marketing Agreement (the “MGM Amendment”). Under the MGM Amendment, the MGM Marketing Agreement was amended to terminate the profit share provision. In exchange, PLAYSTUDIOS agreed to remit to MGM a one-time payment of $20.0 million, payable on the earliest to occur of (i) the PIPE Investment, (ii) the date that PLAYSTUDIOS waives MGM’s commitment to participate in the PIPE Investment (See “—MGM Letter of Commitment” below), or (iii) two years from the date of the MGM Amendment. As a result of the termination, PLAYSTUDIOS is no longer obligated to make profit share payments, but the other rights and obligations under the MGM Marketing Agreement continue in full force and effect.
MGM Letter of Commitment
Contemporaneously with the MGM Amendment, MGM delivered to PLAYSTUDIOS a Letter of Commitment pursuant to which it committed to participate in a PIPE transaction or other private placement of shares of PLAYSTUDIOS common stock for a minimum of $20.0 million. MGM may apply the amount PLAYSTUDIOS is obligated to pay MGM under the MGM Amendment to satisfy its commitment.
MGM Secondary Transaction
During 2018, PLAYSTUDIOS assisted in the organization of a transaction between MGM and employees of PLAYSTUDIOS wherein MGM purchased approximately 10.0 million shares of PLAYSTUDIOS common stock from employees for a total of approximately $10.0 million. In the transaction, MGM paid a premium above the fair value of the shares. The excess purchase price over the fair value of common stock was recorded as compensation expense, net of amounts capitalized, to PLAYSTUDIOS.
King Agreement
In April 2017, PLAYSTUDIOS entered into a game publishing and distribution agreement (the “King Agreement”) with King.com Limited and King.com (US), LLC (collectively, “King”) to develop a branded mobile application with games incorporating their branded intellectual property. King is a subsidiary of Activision Blizzard, Inc (“Activision”). Activision is a stockholder and an Activision senior executive serves on the board of directors of PLAYSTUDIOS. King was responsible for $1.3 million and $7.3 million in revenue for PLAYSTUDIOS in 2018 and 2019, respectively. In June 2019, the agreement terminated, and all of the associated deferred revenue was recorded as revenue for PLAYSTUDIOS during 2019. As of December 31, 2020 and 2019, Activision owned 64 million shares of PLAYSTUDIOS’ preferred stock.
Investor Rights Agreement
PLAYSTUDIOS entered into a second amended and restated investor rights agreement dated June 2, 2014, granting registration rights, preemptive rights and information rights, among other things, to certain holders of PLAYSTUDIOS’ preferred stock, including MGM, Activision, the Pascal Family Trust and the Paul D. and Julie A. Mathews Family Trust, among others. This agreement will terminate upon the Closing.
Right of First Refusal Agreement
PLAYSTUDIOS entered into a second amended and restated right of first refusal and co-sale agreement dated June 2, 2014 with certain holders of PLAYSTUDIOS’ preferred stock, pursuant to which such holders have a right of first refusal and co-sale in respect of certain sales of securities by certain of PLAYSTUDIOS, stockholders, including the Pascal Family Trust, the Paul D. and Julie A. Mathews Family Trust and MGM, among others. This agreement will terminate upon the Closing.
Voting Rights Agreement
PLAYSTUDIOS is a party to a second amended and restated voting agreement dated June 2, 2014 pursuant to which certain holders of PLAYSTUDIOS preferred stock have agreed to vote in a certain way on certain matters, including with respect to the election of directors of PLAYSTUDIOS. Upon the Closing, the Voting Rights Agreement will terminate and none of PLAYSTUDIOS’ stockholders will have any special rights regarding the election or designation of members of the New PLAYSTUDIOS Board of Directors.
Andrew Pascal—Family Relationships
Andrew Pascal’s brother, David Pascal, has served as PLAYSTUDIOS’ director of marketing since October 2012. David Pascal received approximately $0.2 million in salary, bonus and benefits in each of 2018, 2019 and 2020. These amounts include the fair value of 80,000 PLAYSTUDIOS Options and 1,000 PLAYSTUDIOS Options that were granted to David Pascal under the PLAYSTUDIOS Option Plan in 2018 and 2020, respectively.
Post-Business Combination Arrangements
In connection with the Business Combination, certain agreements were entered into or will be entered into pursuant to the Merger Agreement. The agreements described in this section, or forms of such agreements as they will be in effect substantially concurrently with the completion of the Business Combination, are filed as exhibits to the registration statement of which this proxy statement/prospectus forms a part, and the following descriptions are qualified by reference thereto. These agreements include:
•
the Sponsor Support Agreement;

•
Subscription Agreements; and

•
the Registration Rights Agreement.

For more information about these agreements, see the section titled “Business Combination Proposal—Related Agreements.”
Policies and Procedures for Related Person Transactions
Effective upon the consummation of the Business Combination, the New PLAYSTUDIOS Board of Directors will adopt a written related person transaction policy that will set forth the following policies and procedures for the review and approval or ratification of related person transactions. A “related person transaction” is a transaction, arrangement or relationship in which the post-combination company or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “related person” means:
•
any person who is, or at any time during the applicable period was, one of New PLAYSTUDIOS’ executive officers or directors;

•
any person who is known by the post-combination company to be the beneficial owner of more than 5% of New PLAYSTUDIOS voting stock;

•
any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, step-parent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of New PLAYSTUDIOS’ voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of New PLAYSTUDIOS’ voting stock; and

•
any firm, corporation or other entity in which any of the foregoing persons is a partner or principal, or in a similar position, or in which such person has a 10% or greater beneficial ownership interest.

New PLAYSTUDIOS will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its audit committee charter, the audit committee will have the responsibility to review related party transactions.

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS
Acies is an exempted company incorporated under the Cayman Islands Companies Act. The Cayman Islands Companies Act and Acies’ memorandum and articles of association govern the rights of its shareholders. The Cayman Islands Companies Act differs in some material respects from laws generally applicable to U.S. corporations and their stockholders. In addition, the memorandum and articles of association will differ in certain material respects from the Proposed Organizational Documents. As a result, when you become a stockholder of New PLAYSTUDIOS, your rights will differ in some regards as compared to when you were a shareholder of Acies. PLAYSTUDIOS is incorporated under the laws of the State of Delaware and the rights of PLAYSTUDIOS stockholders are governed by the laws of the State of Delaware, including the DGCL, the Proposed Certificate of Incorporation and the Proposed Bylaws. Thus, following the Business Combination, the rights of Acies shareholders who become New PLAYSTUDIOS stockholders in the Business Combination will continue to be governed by Delaware law but will no longer be governed by Acies’ memorandum and articles of association and instead will be governed by the New PLAYSTUDIOS Proposed Certificate of Incorporation and Proposed Bylaws.
Below is a summary chart outlining important similarities and differences in the corporate governance and shareholder/stockholder rights associated with each of Acies and New PLAYSTUDIOS according to applicable law or the organizational documents of Acies and New PLAYSTUDIOS.
The summary below is not intended to be complete or to provide a comprehensive discussion of each company’s governing documents, and is qualified by reference to the complete text of the Cayman Constitutional Documents of Acies, attached to this proxy statement/prospectus as Annex H, the complete text of the Proposed Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex I and the complete text of the Proposed Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex J. You should review each of the Proposed Organizational Documents, as well as the Delaware corporate law and corporate laws of the Cayman Islands, including the Cayman Islands Companies Act, to understand how these laws apply to New PLAYSTUDIOS and Acies, respectively.
	Cayman Islands	Delaware
Stockholder/Shareholder Approval of Business Combinations
Mergers require a special resolution, and any other authorization as may be specified in the relevant articles of association. Parties holding certain security interests in the constituent companies must also consent.
All mergers (other than parent/subsidiary mergers) require shareholder approval—there is no exception for smaller mergers.
Where a bidder has acquired 90% or more of the shares in a Cayman Islands company, it can compel the acquisition of the shares of the remaining shareholders and thereby become the sole shareholder.
A Cayman Islands company may also be acquired through a “scheme of arrangement” sanctioned by a Cayman Islands court and approved by a majority in number and 75% in value of shareholders in attendance and voting at a shareholders’ meeting.

Mergers generally require approval of a majority of all outstanding shares.
Mergers in which less than 20% of the acquirer’s stock is issued generally do not require acquirer stockholder approval.
Mergers in which one corporation owns 90% or more of a second corporation may be completed without the vote of the second corporation’s board of directors or stockholders.

	Cayman Islands	Delaware
Stockholder/Shareholder Votes for Routine Matters	Under the Cayman Islands Companies Act and Acies’ memorandum and articles of association law, routine corporate matters may be approved by an ordinary resolution (being a resolution passed by a simple majority of the shareholders as being entitled to do so).
Generally, approval of routine corporate matters that are put to a stockholder vote require the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter while directors are elected by a plurality of the votes cast.
Holders of New PLAYSTUDIOS Class A common stock will be entitled to cast one vote per share of New PLAYSTUDIOS Class A common stock, while holders of New PLAYSTUDIOS Class B common stock will be entitled to cast 20 votes per share of New PLAYSTUDIOS Class B common stock. Except as otherwise provided by applicable law or the Proposed Certificate of Incorporation, holders of all classes of New PLAYSTUDIOS common stock vote together as a single class.
Prior to the first date on which the issued and outstanding shares of New PLAYSTUDIOS Class B common stock represents less than a majority of the total voting power of the then outstanding shares of capital stock of New PLAYSTUDIOS that would be entitled to vote in the election of directors at an annual meeting of stockholders (the “Voting Threshold Date”), any action required or permitted to be taken at any annual or special meeting of New PLAYSTUDIOS stockholders, may be taken by written consent. From and after the Voting Threshold Date, any such action must be effected at an annual or special meeting of the stockholders and may not be effected by written consent.

	Cayman Islands	Delaware
Appraisal Rights	Minority shareholders that dissent from a merger are entitled to be paid the fair market value of their shares, which, if necessary, may ultimately be determined by the court.	Generally, a stockholder of a publicly traded corporation does not have appraisal rights in connection with a merger. Stockholders of a publicly traded corporation do, however, generally have appraisal rights in connection with a merger if they are required by the terms of a merger agreement to accept for their shares anything except: (a) shares or depository receipts of the corporation surviving or resulting from such merger; (b) shares of stock or depository receipts that will be either listed on a national securities exchange or held of record by more than 2,000 holders; or (c) cash in lieu of fractional shares or fractional depository receipts described in (a) and (b) above; or (d) any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depositary receipts described in (a), (b) and (c) above.
Inspection of Books and Records	Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.	Any stockholder may inspect the corporation’s books and records for a proper purpose during the usual hours for business.
Stockholder/Shareholder Lawsuits	In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company, but only in certain limited circumstances.	A stockholder may bring a derivative suit subject to procedural requirements (including adopting Delaware as the exclusive forum as per Organizational Documents Proposal D).

	Cayman Islands	Delaware
Election and Removal of Board of Directors
Cayman Islands law permits a corporation to classify its board of directors into any number of classes with staggered terms of office pursuant to the provisions of its Articles of Association so long as the board of directors is comprised of at least one director. The provisions of Acies Articles of Association provides for the classification of the Acies’ board of directors into three separate classes, designated Class I, Class II and Class III, with only one class of directors being elected in each year and each class serving a three-year term, except with respect to the election of Class I who are appointed for a term expiring at Acies’ first annual general meeting.
The Articles of Association of Acies provides that prior to the closing of a Business Combination, Acies may by ordinary resolution of the holders of the Acies Class B ordinary shares appoint any person to be a director of Acies or may by ordinary resolution of the holders of the Acies Class B ordinary shares remove any director. For the avoidance of doubt, prior to the closing of a Business Combination, holders of Acies Class A ordinary shares shall have no right to vote on the appointment or removal of any Acies director.

Delaware law permits a corporation to provide that all of the members of its board of directors will be elected each year for one-year terms.
There is no cumulative voting with respect to the election of directors.
Any director or the entire board may be removed from office with or without cause upon the affirmative vote of a majority of the voting power of the New PLAYSTUDIOS common stock, voting together as a single class.

Fiduciary Duties of Directors
A director owes fiduciary duties to a company, including to exercise loyalty, honesty and good faith to the company as a whole.
In addition to fiduciary duties, directors owe a duty of care, diligence and skill. Such duties are owed to the company but may be owed direct to creditors or shareholders in certain limited circumstances.
Directors must exercise a duty of care and duty of loyalty and good faith to a corporation and its stockholders.
Indemnification of Directors and Officers	A Cayman Islands company generally may indemnify its directors or officers except with regard to actual fraud or willful default.	A corporation is generally permitted to indemnify its directors and officers acting in good faith.

	Cayman Islands	Delaware
Limited Liability of Directors	Liability of directors may be limited, except with regard to their own actual fraud or willful default or willful neglect.	Permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.

DESCRIPTION OF NEW PLAYSTUDIOS SECURITIES
As a result of the Business Combination, Acies shareholders who receive shares of New PLAYSTUDIOS Class A common stock in the transaction will become New PLAYSTUDIOS stockholders. Your rights as New PLAYSTUDIOS stockholders will be governed by Delaware law and the Proposed Certificate of Incorporation and Proposed Bylaws. The following description of the material terms of New PLAYSTUDIOS’ securities reflects the anticipated state of affairs upon completion of the Business Combination.
In connection with the Domestication in connection with the Business Combination, Acies will adopt a new certificate of incorporation and bylaws. The following summary of certain provisions of New PLAYSTUDIOS securities does not purport to be complete and is subject to the Proposed Certificate of Incorporation, the Proposed Bylaws and the provisions of applicable law. Copies of the Proposed Certificate of Incorporation and the Proposed Bylaws are attached to this proxy statement/prospectus as Annex I and Annex J, respectively. You are encouraged to read the applicable provisions of Delaware law, the Proposed Certificate of Incorporation and the Proposed Bylaws in their entirety for a complete description of the rights and preferences of New PLAYSTUDIOS securities following the Business Combination.
General
Authorized Capitalization
Immediately following the completion of the Business Combination, New PLAYSTUDIOS’ authorized capital stock will consist of shares of capital stock, par value $0.0001 per share, of which:
•
2,000,000,000 shares are designated as Class A common stock;

•
25,000,000 shares are designated as Class B common stock; and

•
100,000,000 shares are designated as preferred stock.

New PLAYSTUDIOS Board of Directors will be authorized, without stockholder approval, except as required by the listing standards of Nasdaq, to issue additional shares of capital stock.
As of November 9, 2020, Acies had 21,525,000 Class A ordinary shares and 5,381,250 Class B ordinary shares outstanding, and no shares of preferred stock outstanding. Acies also has issued 11,711,667 warrants consisting of 7,175,000 public warrants and 4,536,667 private placement warrants and          Acies units. After giving effect to the Business Combination, New PLAYSTUDIOS will have approximately 116,338,266 shares of New PLAYSTUDIOS Class A common stock outstanding (assuming no redemptions) and approximately 16,358,430 shares of New PLAYSTUDIOS Class B common stock outstanding (assuming no redemptions).
Common Stock
Following the Business Combination, New PLAYSTUDIOS will have two classes of authorized common stock, New PLAYSTUDIOS Class A common stock and New PLAYSTUDIOS Class B common stock. The rights of the holders of New PLAYSTUDIOS Class A common stock and New PLAYSTUDIOS Class B common stock are identical, except with respect to voting and conversion.
Dividend Rights
Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of New PLAYSTUDIOS common stock are entitled to receive ratably any dividends declared by the New PLAYSTUDIOS Board of Directors out of assets legally available. See the section titled “Dividend Policy” for additional information.
Voting Rights
Shares of New PLAYSTUDIOS Class A common stock will be entitled to one vote per share. Shares of New PLAYSTUDIOS’ Class B common stock will be entitled to 20 votes per share. The holders of New PLAYSTUDIOS Class A common stock and New PLAYSTUDIOS Class B common stock will generally vote together as a single class on all matters submitted to a vote of stockholders unless otherwise required by Delaware law or the Proposed Certificate of Incorporation.
The Proposed Certificate of Incorporation provides that prior to the Final Conversion Date (as defined below), New PLAYSTUDIOS shall not, without the prior affirmative vote of the holders of at least a majority of the outstanding shares of New PLAYSTUDIOS Class B common stock, voting as a separate class, in addition to any other vote required by applicable law or the Proposed Certificate of Incorporation:
•
directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise, amend, repeal or adopt any provision of the Proposed Certificate of Incorporation inconsistent with, or otherwise alter, any provision of the Proposed Certificate of Incorporation that modifies the voting, conversion or other rights, powers, preferences, privileges or restrictions of the shares of New PLAYSTUDIOS Class B common stock;

•
reclassify any outstanding shares of New PLAYSTUDIOS Class A common stock into shares having (i) rights as to dividends or liquidation that are senior to the New PLAYSTUDIOS Class B common stock or (ii) the right to have more than one vote per share, except as required by law;

•
decrease or increase the number of authorized shares of New PLAYSTUDIOS Class B common stock or issue any shares of New PLAYSTUDIOS Class B common stock (other than shares of New PLAYSTUDIOS Class B common stock issued by New PLAYSTUDIOS upon Closing or pursuant to the exercise or conversion of options or warrants or settlements of other equity awards that, in each case, are outstanding as of the date of the Closing); or

•
authorize, or issue any shares of, any class or series of capital stock of New PLAYSTUDIOS having the right to more than one vote for each share thereof other than the New PLAYSTUDIOS Class B common stock.

Additionally, Delaware law could require either holders of New PLAYSTUDIOS Class A common stock or New PLAYSTUDIOS Class B common stock to vote separately as a single class in the following circumstances:
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if New PLAYSTUDIOS were to seek to amend the Proposed Certificate of Incorporation to increase or decrease the par value of a class of New PLAYSTUDIOS capital stock, then that class would be required to vote separately to approve the proposed amendment; and

•
if New PLAYSTUDIOS were to seek to amend the Proposed Certificate of Incorporation in a manner that alters or changes the powers, preferences, or special rights of a class of New PLAYSTUDIOS capital stock in a manner that affected its holders adversely, then that class would be required to vote separately to approve the proposed amendment.

Liquidation Rights
If New PLAYSTUDIOS is involved in a liquidation, dissolution or is wound up, holders of New PLAYSTUDIOS common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding shares of preferred stock. The Proposed Certificate of Incorporation provides that any merger or consolidation of New PLAYSTUDIOS with or into another entity must be approved by a majority of the outstanding shares of New PLAYSTUDIOS Class A common stock and New PLAYSTUDIOS Class B common stock, each voting separately as a class, unless (i) the shares of New PLAYSTUDIOS common stock are treated equally, identically and ratably, on a per share basis and (ii) such shares are converted on a pro rata basis into shares of the surviving entity or its parent in such transaction having substantially identical rights, powers and privileges to the shares of New PLAYSTUDIOS Class A common stock and New PLAYSTUDIOS Class B common stock, respectively, in effect immediately prior to such transaction. Holders of New PLAYSTUDIOS common stock have no preemptive or conversion rights or other subscription rights.
No Preemptive or Similar Rights
New PLAYSTUDIOS common stock is not entitled to preemptive rights, and there are no redemption or sinking fund provisions applicable to New PLAYSTUDIOS common stock.

Conversion Rights
Each share of New PLAYSTUDIOS Class B common stock will automatically convert into one share of New PLAYSTUDIOS Class A common stock on the Final Conversion Date, which is the earliest to occur of:
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the date specified by the holders of at least a majority the then outstanding shares of New PLAYSTUDIOS Class B common stock voting as a separate class;

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the date on which Andrew Pascal, the Pascal Family Trust and their respective permitted transferees collectively cease to beneficially own at least 20% of the number of shares of New PLAYSTUDIOS Class B common stock collectively held by such holders immediately following the Closing; and

•
the date that is nine months after the death or permanent and total disability of Andrew Pascal, provided that such date may be extended by a majority of the independent members of the New PLAYSTUDIOS Board of Directors to a date that is not longer than 18 months from the date of such death or disability, provided, however, that from the time of the death or permanent and total disability of Andrew Pascal, the voting power of such shares of New PLAYSTUDIOS Class B common stock shall only be exercised in accordance with an approved transition agreement or a person previously designated by Andrew Pascal and approved by a majority of the independent members of New PLAYSTUDIOS’ Board of Directors.

In addition, a holder’s shares of New PLAYSTUDIOS Class B common stock will automatically convert into shares of New PLAYSTUDIOS Class A common stock upon (i) the affirmative written election of such stockholder, or (ii) any sale, assignment, transfer, conveyance, hypothecation, or other transfer or disposition, directly or indirectly, of any shares of New PLAYSTUDIOS Class B common stock or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law (including by merger, consolidation, or otherwise), including, without limitation the transfer of a share of New PLAYSTUDIOS Class B common stock to a broker or other nominee or the transfer of, or entering into a binding agreement with respect to, voting control over such share by proxy or otherwise, other than certain permitted transfers set forth in the Proposed Certificate of Incorporation.
Lock-up Restrictions
Pursuant to the Proposed Bylaws, after the completion of the Business Combination, without the prior written consent of the New PLAYSTUDIOS Board of Directors in its sole discretion at any time, holders of any (i) shares of New PLAYSTUDIOS common stock issued as consideration pursuant to the Mergers, (ii) PLAYSTUDIOS Options or (iii) shares of New PLAYSTUDIOS common stock underlying the PLAYSTUDIOS Options, in each case, are contractually restricted from selling or transferring any of the securities described in clauses (i), (ii) or (iii) (collectively, the “PLAYSTUDIOS Lock-Up Securities”), and in each case, may not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of any such security, or enter into any hedging, swap or other agreement or transaction that transfers, in whole or in part, any of the economic consequences of ownership of any of the PLAYSTUDIOS Lock-Up Securities, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, until the date that is 12 months after the Closing (the “Lock-Up Period”).
Notwithstanding the foregoing, beginning on the date that is 180 days after the Closing, each holder of PLAYSTUDIOS Lock-Up Securities that is subject to these restrictions may freely transfer the lesser of (i) 5.00% of the PLAYSTUDIOS Lock-Up Securities held by such holder and (ii) 50,000 of the PLAYSTUDIOS Lock-Up Securities held by such holder (any PLAYSTUDIOS Options will be assumed as if exercised for cash for purposes of clause (i)).
In addition, PLAYSTUDIOS Lock-Up Securities may be transferred during the Lock-Up Period:
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by will, other testamentary document or intestacy;

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as a bona fide gift or gifts, including to charitable organizations or for bona fide estate planning purposes;

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to any trust for the direct or indirect benefit of the holder of such security or the immediate family of the holder of such security, or if such holder is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust;

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to a partnership, limited liability company or other entity of which the holder of such security and the immediate family of such holder are the legal and beneficial owner of all of the outstanding equity securities or similar interests;

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if the holder of such security is a corporation, partnership, limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act) of such holder, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with such holder or affiliates of such holder (including, for the avoidance of doubt, where such holder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership), or (B) as part of a distribution to members or shareholders of such holder;

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to a nominee or custodian of any person or entity to whom a transfer would be permissible under the first five bullets above;

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in the case of an individual, by operation of law, such as pursuant to a qualified domestic order, divorce settlement, divorce decree, separation agreement or related court order;

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from an employee or a director of, or a service provider to, New PLAYSTUDIOS or any of its subsidiaries upon the death, disability or termination of employment, in each case, of such person;

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pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction that is approved by the New PLAYSTUDIOS Board of Directors and made to all holders of shares of New PLAYSTUDIOS capital stock involving a change of control (as defined in the Proposed Bylaws) (including negotiating and entering into an agreement providing for any such transaction), provided that in the event that such tender offer, merger, consolidation or other similar transaction is not completed, such securities shall remain subject to these restrictions;

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to New PLAYSTUDIOS in connection with the exercise of any PLAYSTUDIOS option (including by way of “net” or “cashless” exercise) which would expire if not exercised during the period during which these restrictions are in effect, including for the payment of the related exercise price and for the purpose of satisfying any withholding taxes (including estimated taxes) due as a result of such exercise; or

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pursuant to transactions to satisfy any U.S. federal, state, or local income tax obligations of the holder of such securities (or its direct or indirect owners) arising from a change in the Internal Revenue Code or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the Merger Agreement was executed, and such change prevents such transaction from qualifying as a “reorganization” pursuant to Section 368 of the Internal Revenue Code (and such transaction does not qualify for similar tax-free treatment pursuant to any successor or other provision of the Internal Revenue Code or Regulations taking into account such changes);

provided, however, that (i) any shares of New PLAYSTUDIOS common stock received upon the exercise of PLAYSTUDIOS Options will remain subject to these restrictions; (ii) in the case of any transfer of PLAYSTUDIOS Lock-Up Securities pursuant to the first through seventh bullets, above, (w) such transfer shall not involve a disposition for value, (x) the PLAYSTUDIOS Lock-Up Securities shall remain subject to these restrictions, (y) any required public report or filing (including filings under Section 16(a) of the Exchange Act), shall disclose the nature of such transfer and that the PLAYSTUDIOS Lock-Up Securities remain subject to these restrictions and (z) there shall be no voluntary public disclosure or other announcement of such transfer; and (iii) a holder of PLAYSTUDIOS Lock-Up Securities may enter into a trading plan established in accordance with Rule 10b5-1 under the Exchange Act during the Lock-Up Period so long as no transfers are effected under such trading plan prior to the expiration of the Lock-Up Period.
Preferred Stock
Pursuant to the Proposed Certificate of Incorporation, the New PLAYSTUDIOS Board of Directors will have the authority, without further action by the stockholders, to issue from time to time shares of preferred stock in one or more series. The New PLAYSTUDIOS Board of Directors may designate the rights, preferences, privileges and restrictions of the New PLAYSTUDIOS preferred stock, including dividend rights, conversion rights, voting rights, redemption rights, liquidation preference, sinking fund terms, and the number of shares constituting any series or the designation of any series. There will be no shares of New PLAYSTUDIOS preferred stock outstanding immediately upon consummation of the Business Combination.
The issuance of New PLAYSTUDIOS preferred stock could have the effect of restricting dividends on the New PLAYSTUDIOS common stock, diluting the voting power of the New PLAYSTUDIOS common stock, impairing the liquidation rights of the New PLAYSTUDIOS common stock or delaying, deterring, or preventing a change in control. Such issuance could have the effect of decreasing the market price of the New PLAYSTUDIOS common stock. There are currently no plans to issue any shares of New PLAYSTUDIOS preferred stock.
Stock Options
At the Effective Time, each PLAYSTUDIOS Option that is outstanding and unexercised, whether or not then vested or exercisable, will be converted into an option to acquire shares of New PLAYSTUDIOS Class A common stock (other than in the case of Andrew Pascal, who will receive options exercisable for New PLAYSTUDIOS Class B common stock) with the same terms and conditions as applied to the PLAYSTUDIOS Option immediately prior to the Effective Time, provided that the number of shares underlying such New PLAYSTUDIOS Option will be determined by multiplying the number of shares of PLAYSTUDIOS common stock subject to such option immediately prior to the effective time, by the ratio determined by dividing the Per Share Merger Consideration Value by $10.00 (the product being the “option exchange ratio”) and the per share exercise price of such New PLAYSTUDIOS Option will be determined by dividing the per share exercise price immediately prior to the Closing by the option exchange ratio. As of December 31, 2020, PLAYSTUDIOS had outstanding options to purchase 77,640,000 shares of PLAYSTUDIOS common stock, with a weighted average exercise price of $0.20 per share.
Warrants
As of December 31, 2020, Acies has issued Acies warrants to purchase 11,711,667 Acies Class A ordinary shares, of which Acies warrants to purchase 4,536,667 Acies Class A ordinary shares are held by the Sponsor. At the time of the Domestication, after giving effect to the forfeiture of certain Acies warrants held by the Sponsor pursuant to the Sponsor Support Agreement, each Acies warrant that is outstanding will be automatically converted into a warrant to acquire New PLAYSTUDIOS Class A common stock on substantially the same terms and conditions as specified in the Acies warrant but with references to Acies Class A ordinary shares replaced with references to shares of New PLAYSTUDIOS Class A common stock and such other changes as reasonably necessary to give effect to the Domestication.
Anti-takeover Effects of the Proposed Certificate of Incorporation and the Proposed Bylaws
The Proposed Certificate of Incorporation and Proposed Bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of New PLAYSTUDIOS. These provisions and certain provisions of Delaware law, which are summarized below, could discourage takeovers, coercive or otherwise. These provisions are also designed, in part, to encourage persons seeking to acquire control of New PLAYSTUDIOS to negotiate first with the New PLAYSTUDIOS Board of Directors. The Acies Board of Directors believes that the benefits of increased protection of the potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire New PLAYSTUDIOS.
Issuance of Undesignated Preferred Stock
As discussed above in the section titled “—Preferred Stock,” the New PLAYSTUDIOS Board of Directors will have the ability to designate and issue preferred stock with voting or other rights or preferences that could deter hostile takeovers or delay changes in New PLAYSTUDIOS’ control or management.

Dual Class Stock
As described above, the Proposed Certificate of Incorporation provides for a dual class common stock structure which provides Andrew Pascal with the ability to control the outcome of matters requiring stockholder approval, even though he owns significantly less than a majority of the shares of outstanding New PLAYSTUDIOS common stock, including the election of directors and significant corporate transactions, such as a merger or other sale of New PLAYSTUDIOS or its assets.
Limits on Ability of Stockholders to Act by Written Consent or Call a Special Meeting
The Proposed Certificate of Incorporation provides that New PLAYSTUDIOS stockholders may not act by written consent after the first date on which the number of outstanding shares of New PLAYSTUDIOS Class B common stock represents less than a majority of the total voting power of the then outstanding shares of capital stock of New PLAYSTUDIOS that would then be entitled to vote in the election of directors at an annual meeting of the New PLAYSTUDIOS stockholders (such date, the “Voting Threshold Date”). Prior to the Voting Threshold Date, New PLAYSTUDIOS stockholders may act by written consent only if the action is first recommended or approved by the New PLAYSTUDIOS Board of Directors. This limit on the ability of stockholders to act by written consent may lengthen the amount of time required to take stockholder actions. As a result, the holders of a majority of New PLAYSTUDIOS common stock would not be able to amend the Proposed Bylaws or remove directors without holding a meeting of stockholders called in accordance with the Proposed Bylaws.
In addition, the Proposed Certificate of Incorporation provides that special meetings of the stockholders may be called only by the chairman of the board, the chief executive officer, or New PLAYSTUDIOS Board of Directors acting pursuant to a resolution adopted by a majority of New PLAYSTUDIOS Board of Directors. A stockholder may not call a special meeting, which may delay the ability of New PLAYSTUDIOS stockholders to force consideration of a proposal or for holders controlling a majority of New PLAYSTUDIOS capital stock to take any action, including the removal of directors.
Advance Requirements for Advance Notification of Stockholder Nominations and Proposals
The Proposed Bylaws will establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the New PLAYSTUDIOS Board of Directors or a committee thereof. These advance notice procedures may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed and may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempt to obtain control of New PLAYSTUDIOS.
Election and Removal of Directors
The Proposed Certificate of Incorporation and Proposed Bylaws contain provisions that establish specific procedures for appointing and removing members of the New PLAYSTUDIOS Board of Directors. Under the Proposed Certificate of Incorporation and Proposed Bylaws, vacancies and newly created directorships on New PLAYSTUDIOS Board of Directors may be filled only by a majority of the directors then serving on the New PLAYSTUDIOS Board of Directors. Under the Proposed Certificate of Incorporation and Proposed Bylaws, New PLAYSTUDIOS directors may be removed from office, with or without cause, by the affirmative vote of the holders of a majority of the total voting power of all outstanding securities of New PLAYSTUDIOS generally entitled to vote in the election of directors, voting together as a single class.
No Cumulative Voting
The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless the Proposed Certificate of Incorporation provides otherwise. The Proposed Certificate of Incorporation and Proposed Bylaws do not expressly provide for cumulative voting. Without cumulative voting, a minority stockholder may not be able to gain as many seats on the New PLAYSTUDIOS Board of Directors as the stockholder would be able to gain if cumulative voting were permitted. The absence of cumulative voting makes it more difficult for a minority stockholder to gain a seat on the New PLAYSTUDIOS Board of Directors to influence New PLAYSTUDIOS Board of Directors’ decision regarding a takeover.
Amendment of Certificate of Incorporation Provisions
Certain amendments to the Proposed Certificate of Incorporation will require the approval of two-thirds of the then outstanding voting power of New PLAYSTUDIOS capital stock.
Lock-Up Restrictions
As discussed above in the section titled “Lock-Up Restrictions,” without the prior written approval of the New PLAYSTUDIOS Board of Directors, holders of a substantial majority of New PLAYSTUDIOS capital stock will not be permitted to transfer their shares until the date that is 12 months after the Closing of the Mergers, subject to certain exceptions as detailed above.
Delaware Anti-Takeover Statute
New PLAYSTUDIOS will be subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:
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prior to the date of the transaction, New PLAYSTUDIOS Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

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upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
at or subsequent to the date of the transaction, the business combination is approved by New PLAYSTUDIOS Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. The Acies Board of Directors expects the existence of this provision to have an anti-takeover effect with respect to transactions New PLAYSTUDIOS Board of Directors does not approve in advance. The Acies Board of Directors also anticipates that Section 203 may discourage attempts that might result in a premium over the market price for the shares of New PLAYSTUDIOS common stock held by stockholders.
The provisions of Delaware law and the provisions of the Proposed Certificate of Incorporation and Proposed Bylaws could have the effect of discouraging others from attempting hostile takeovers and as a consequence, they might also inhibit temporary fluctuations in the market price of New PLAYSTUDIOS Class A common stock that often result from actual or rumored hostile takeover attempts. These provisions might also have the effect of preventing changes in New PLAYSTUDIOS’ management. It is also possible that these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests.
Exclusive Forum
The Proposed Certificate of Incorporation provides that the sole and exclusive forum for (1) any derivative action or proceeding brought on New PLAYSTUDIOS’ behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of New PLAYSTUDIOS’ directors, officers, or other employees to New PLAYSTUDIOS or its stockholders, (3) any action asserting a claim against New PLAYSTUDIOS or any director or officer of New PLAYSTUDIOS arising pursuant to any provision of the DGCL, (4) any action to interpret, apply, enforce, or determine the validity of the Proposed Certificate of Incorporation or Proposed Bylaws, or (5) any other action asserting a claim that is governed by the internal affairs doctrine shall be a state or federal court located within the State of Delaware, in all cases subject to the court having jurisdiction over indispensable parties named as defendants. However, this exclusive forum provision would not apply to suits brought to enforce a duty or liability created by the Securities Act or Exchange Act or any claim for which the federal district courts of the U.S. have exclusive jurisdiction.
In addition, the Proposed Certificate of Incorporation provides that, unless New PLAYSTUDIOS consents in writing to the selection of an alternative forum, the federal district courts of the U.S. will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, subject to and contingent upon a final adjudication in the State of Delaware of the enforceability of such exclusive forum provision.
Any person or entity purchasing or otherwise acquiring any interest in New PLAYSTUDIOS capital stock shall be deemed to have notice of and consented to these provisions and will not be deemed to have waived New PLAYSTUDIOS’ compliance with the federal securities laws and the regulations promulgated thereunder. Although the Acies Board of Directors believes these provisions benefit New PLAYSTUDIOS by providing increased consistency in the application of Delaware law or federal law for the specified types of actions and proceedings, these provisions may have the effect of discouraging lawsuits against New PLAYSTUDIOS or its directors and officers.
Limitations on Liability and Indemnification of Officers and Directors
The Proposed Certificate of Incorporation provides that New PLAYSTUDIOS will indemnify New PLAYSTUDIOS’ directors to the fullest extent authorized or permitted by applicable law. New PLAYSTUDIOS expects to enter into agreements to indemnify New PLAYSTUDIOS’ directors, executive officers and other employees as determined by the New PLAYSTUDIOS Board of Directors. Under the Proposed Bylaws, New PLAYSTUDIOS is required to indemnify each of New PLAYSTUDIOS’ directors and officers if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director or officer of New PLAYSTUDIOS or was serving at New PLAYSTUDIOS’ request as a director, officer, employee or agent for another entity. New PLAYSTUDIOS must indemnify New PLAYSTUDIOS’ officers and directors against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee in connection with such action, suit or proceeding if the indemnitee acted in good faith and in a manner the indemnitee reasonably believed to be in or not opposed to the best interests of New PLAYSTUDIOS, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the indemnitee’s conduct was unlawful. The Proposed Certificate of Incorporation also requires New PLAYSTUDIOS to advance expenses incurred by a director or officer in connection with such action, suit or proceeding to the maximum extent permitted under Delaware law. Any claims for indemnification by New PLAYSTUDIOS’ directors and officers may reduce New PLAYSTUDIOS’ available funds to satisfy successful third-party claims against New PLAYSTUDIOS and may reduce the amount of money available to New PLAYSTUDIOS.
Corporate Opportunities
Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. The Proposed Certificate of Incorporation will, to the extent permitted by Delaware law, renounce any interest or expectancy that New PLAYSTUDIOS has in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to a member of the New PLAYSTUDIOS Board of Directors who is not an employee, or any partner, member, director, stockholder, employee or agent of such member. Notwithstanding the foregoing, the Proposed Certificate of Incorporation to be in effect upon the Closing will not renounce any interest in a business opportunity that is expressly offered to a director solely in his or her capacity as a director of New PLAYSTUDIOS.
Transfer Agent
The transfer agent for New PLAYSTUDIOS common stock will be Continental Stock Transfer & Trust Company.

SECURITIES ACT RESTRICTIONS ON RESALE OF NEW PLAYSTUDIOS SECURITIES
Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted New PLAYSTUDIOS Class A common stock or New PLAYSTUDIOS warrants for at least six months would be entitled to sell their securities provided that, (i) such person is not deemed to have been an affiliate of New PLAYSTUDIOS at the time of, or at any time during the three months preceding, a sale and (ii) New PLAYSTUDIOS is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as New PLAYSTUDIOS was required to file reports) preceding the sale.
Persons who have beneficially owned restricted New PLAYSTUDIOS Class A common stock or New PLAYSTUDIOS warrants for at least six months but who are affiliates of New PLAYSTUDIOS at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•
1% of the total number of New PLAYSTUDIOS Class A common stock then outstanding; or

•
the average weekly reported trading volume of New PLAYSTUDIOS’ Class A common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of New PLAYSTUDIOS under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about New PLAYSTUDIOS.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•
the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•
the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•
at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, the Sponsor will be able to sell their Sponsor Shares and private placement warrants, as applicable, pursuant to Rule 144 without registration one year after Acies has completed Acies’ initial business combination.
Acies anticipates that following the consummation of the Business Combination, New PLAYSTUDIOS will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

STOCKHOLDER PROPOSALS AND NOMINATIONS
Stockholder Proposals
The Proposed Bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. The Proposed Bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in the notice of such meeting (or any supplement or amendment thereto) given by or at the direction of the New PLAYSTUDIOS Board of Directors, (ii) otherwise properly brought before such meeting by or at the direction of New PLAYSTUDIOS Board of Directors, or (iii) otherwise properly brought before such meeting by a stockholder who (a) (1) was a record owner of shares of New PLAYSTUDIOS both at the time of giving the notice and at the time of such meeting, (2) is entitled to vote at such meeting, and (3) has complied with notice procedures specified in the Proposed Bylaws in all applicable respects or (b) properly made such proposal in accordance with Rule 14a-8 under the Exchange Act. To be timely for New PLAYSTUDIOS’ annual meeting of stockholders, under the Proposed Bylaws generally, New PLAYSTUDIOS’ secretary must receive the written notice at New PLAYSTUDIOS’ principal executive offices:
not earlier than the 120th day; and
not later than the 150th day,
before the one-year anniversary of the preceding year’s annual meeting.
In the event that no annual meeting was held in the previous year or New PLAYSTUDIOS holds its annual meeting of stockholders more than 30 days before or more than 70 days after the one-year anniversary of a preceding year’s annual meeting, notice of a stockholder proposal must be not earlier than the 120th day prior to such annual meeting and no later than the later of (i) 70 days prior to the date of such annual meeting or (ii) the 10th day following the day on which public disclosure of the date of such annual meeting was first made.
We currently anticipate the 2022 annual meeting of stockholders of New PLAYSTUDIOS will be held no later than June 2022. Notice of a nomination or proposal must be delivered to New PLAYSTUDIOS no later than the 10th day following the day the public disclosure of the date of the 2022 annual meeting is first made. Nominations and proposals also must satisfy other requirements set forth in the Proposed Bylaws.
Under Rule 14a-8 of the Exchange Act, a stockholder proposal to be included in the proxy statement and proxy card for the 2022 annual general meeting pursuant to Rule 14a-8 must be received at New PLAYSTUDIOS’ principal office a reasonable time before New PLAYSTUDIOS begins to print and send its proxy materials and must comply with Rule 14a-8.
Stockholder Director Nominees
The Proposed Bylaws permit stockholders to nominate directors for election at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) of stockholders, subject to the provisions of the Proposed Certificate of Incorporation. To nominate a director, the stockholder must provide the information required by the Proposed Bylaws. In addition, the stockholder must give timely notice to New PLAYSTUDIOS’ secretary in accordance with the Proposed Bylaws, which, in general, require that the notice be received by New PLAYSTUDIOS’ secretary within the time periods described above under “—Stockholder Proposals” for stockholder proposals.

SHAREHOLDER COMMUNICATIONS
Shareholders and interested parties may communicate with the Acies Board of Directors, any committee chairperson or the non-management directors as a group by writing to the board, committee chairperson or non-management directors in care of Acies Acquisition Corp., 1219 Morningside Drive, Suite 110, Manhattan Beach, CA 90266. Following the Business Combination, such communications should be sent in care of PLAYSTUDIOS, Inc., 10150 Covington Cross Drive, Las Vegas, NV 89144. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS
Latham & Watkins LLP, Los Angeles, California, has passed upon the validity of the securities of New PLAYSTUDIOS offered by this proxy statement/prospectus and certain other legal matters related to this proxy statement/prospectus. Davis Polk & Wardwell LLP, New York, New York has passed upon certain U.S. federal income tax matters related to this proxy statement/prospectus.

EXPERTS
The financial statements of Acies Acquisition Corp. as of December 31, 2020 and for the period from August 14, 2020 (inception) through December 31, 2020 appearing in this proxy statement/prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of the company to continue as a going concern as described in Note 1 to the financial statements), appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The consolidated financial statements of PLAYSTUDIOS, Inc. as of December 31, 2020 and 2019, and for each of the three years in the period ended December 31,2020 included in this proxy statement/prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS
Pursuant to the rules of the SEC, Acies and the services it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of Acies’ annual report to shareholders and Acies’ proxy statement. Upon written or oral request, Acies will deliver a separate copy of the annual report to shareholders or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may likewise request that Acies deliver single copies of such documents in the future. Shareholders receiving multiple copies of such documents may request that Acies deliver single copies of such documents in the future. Shareholders may notify Acies of their requests by calling or writing Acies at its principal executive offices at 1219 Morningside Drive, Suite 110, Manhattan Beach, CA 90266 or (310) 545-9265.

ENFORCEABILITY OF CIVIL LIABILITY
Acies is a Cayman Islands exempted company. If Acies does not change its jurisdiction of incorporation from the Cayman Islands to Delaware by effecting the Domestication, you may have difficulty serving legal process within the United States upon Acies. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against Acies in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that the courts of the Cayman Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. However, Acies may be served with process in the U.S. with respect to actions against Acies arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of Acies’ securities by serving Acies’ U.S. agent irrevocably appointed for that purpose.

WHERE YOU CAN FIND MORE INFORMATION
Acies has filed a registration statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement. This proxy statement/ prospectus does not contain all of the information included in the registration statement. For further information pertaining to Acies and its securities, you should refer to the registration statement and to its exhibits.
Acies files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on Acies at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov. Those filings are also available free of charge to the public on, or accessible through, Acies’ corporate website under the heading “Documents,” at http:// www.aciesacq.com. Acies’ website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.
Whenever reference is made in this proxy statement/prospectus to any of Acies’ or PLAYSTUDIOS’ contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the annexes to the proxy statement/prospectus and the exhibits filed with the registration statement for copies of the actual contract, agreement or other document.
All information contained in this proxy statement/prospectus relating to Acies has been supplied by Acies, and all such information relating to PLAYSTUDIOS has been supplied by PLAYSTUDIOS, respectively. Information provided by one or another does not constitute any representation, estimate or projection of the other.
If you would like additional copies of this proxy statement/prospectus or any document incorporated by reference in this proxy statement/prospectus, or if you have questions about the Business Combination, you should contact via phone or in writing:
Acies Acquisition Corp.
1219 Morningside Drive, Suite 110
Manhattan Beach, CA 90266
(310) 545-9265
You may also obtain these documents by requesting them in writing or by telephone from Acies’ proxy solicitation agent at the following address and telephone number:
Morrow Sodali
Telephone: (800) 662-5200
banks and brokers can call collect at: (203) 658-9400
Email: ACAC.info@investor.morrowsodali.com
If you are a shareholder of Acies and would like to request documents, please do so by                  , 2021 to receive them before the Acies Extraordinary General Meeting. If you request any documents, they will be mailed to you by first class mail, or another equally prompt means.
Neither Acies nor PLAYSTUDIOS has authorized anyone to give any information or make any representation about the Business Combination or their companies that is different from, or in addition to, that contained in this proxy statement/prospectus. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

ACIES ACQUISITION CORP.
INDEX TO FINANCIAL STATEMENTS
PLAYSTUDIOS, INC.
INDEX TO FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and Board of Directors of
Acies Acquisition Corp.
Opinion on the Financial Statements
We have audited the accompanying balance sheet of Acies Acquisition Corp. (the “Company”) as of December 31, 2020, the related statement of operations, changes in shareholders’ equity and cash flows for the period from August 14, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from August 14, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company’s business plan is dependent on the completion of a Business Combination and the Company’s cash and working capital as of December 31, 2020 are not sufficient to complete its planned activities for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ Marcum LLP
Marcum LLP
We have served as the Company’s auditor since 2020.
New York, NY
March 25, 2021

ACIES ACQUISITION CORP.
BALANCE SHEET
DECEMBER 31, 2020
ASSETS
Current Assets
Cash	$1,061,717
Prepaid expenses	676,797
Total Current Assets	1,738,514
Security deposit	2,875
Cash and Marketable securities held in Trust Account	215,275,732
Total Assets	$217,017,121
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities – accrued expenses	$6,150
Deferred underwriting fee payable	7,533,750
Total Liabilities	7,539,900
Commitments
Class A Ordinary Shares subject to possible redemption 20,445,277 shares at redemption value	204,477,211
Shareholders’ Equity
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—
Class A Ordinary Shares, $0.0001 par value; 500,000,000 shares authorized; 1,079,723 shares issued and outstanding (excluding 20,445,277 shares subject to possible redemption)	108
Class B Ordinary Shares, $0.0001 par value; 50,000,000 shares authorized; 5,381,250 shares issued and outstanding	538
Additional paid-in capital	5,238,322
Accumulated deficit	(238,958)
Total Shareholders’ Equity	5,000,010
Total Liabilities and Shareholders’ Equity	$217,017,121
The accompanying notes are an integral part of these financial statements.

ACIES ACQUISITION CORP.
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM AUGUST 14, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
Formation and operating costs	$264,690
Loss from operations	(264,690)
Other income:
Interest income	22,174
Unrealized gain on marketable securities held in Trust Account	3,558
Other income	25,732
Net loss	$(238,958)
Basic and diluted weighted average shares outstanding, Common stock subject to possible redemption	20,172,634
Basic and diluted net income per share, Common stock subject to possible redemption	$0.00
Weighted average shares outstanding, basic and diluted	5,744,947
Basic and diluted net loss per common share	$(0.05)
The accompanying notes are an integral part of these financial statements.

ACIES ACQUISITION CORP.
STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY
FOR THE PERIOD FROM AUGUST 14, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount
Balance – August 14, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B Ordinary Shares to Sponsor	—	—	5,750,000	575	24,425	—	25,000
Sale of 21,525,000 Units, net of underwriting discounts and offering costs	21,525,000	2,153	—	—	202,884,026	—	202,886,179
Sale of 4,536,667 Private Placement Warrants	—	—	—	—	6,805,000	—	6,805,000
Forfeiture of Founder Shares	—	—	(368,750)	(37)	37	—	—
Class A Ordinary Shares subject to possible redemption	(20,445,277)	(2,045)	—	—	(204,475,166)	—	(204,477,211)
Net loss	—	—	—	—	—	(238,958)	(233,958)
Balance – December 31, 2020	1,079,723	$108	5,381,250	$538	$5,238,322	$(238,958)	$5,000,010
The accompanying notes are an integral part of these financial statements.

ACIES ACQUISITION CORP.
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM AUGUST 14, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
Cash Flows from Operating Activities:
Net loss	$(238,958)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(22,174)
Unrealized gain on marketable securities held in Trust Account	(3,558)
Changes in operating assets and liabilities:
Prepaid expenses	(676,797)
Security deposit	(2,875)
Accrued expenses	6,150
Net cash used in operating activities	(932,462)
Cash Flows from Investing Activities:
Investment of cash in Trust Account	(215,250,000)
Net cash used in investing activities	(215,250,000)
Cash Flows from Financing Activities:
Proceeds from issuance of Class B Ordinary Shares to Sponsor	25,000
Proceeds from sale of Units, net of underwriting discounts paid	210,945,000
Proceeds from advance – related party	2,621,369
Repayment of advance – related party	(2,621,369)
Proceeds from sale of Private Placement Warrants	6,805,000
Proceeds from promissory note – related party	278,631
Repayment of promissory note – related party	(278,631)
Payment of offering costs	(525,071)
Net cash provided by financing activities	217,249,929
Net Change in Cash	1,061,717
Cash – Beginning	—
Cash – Ending	$1,061,717
Non-Cash Investing and Financing Activities:
Initial classification of Class A Ordinary Shares subject to possible redemption	$204,669,590
Change in value of Class A Ordinary Shares subject to possible redemption	$(192,379)
Deferred underwriting fee payable	$7,533,750
The accompanying notes are an integral part of these financial statements.

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Acies Acquisition Corp. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on August 14, 2020. The Company was formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar Business Combination with one or more businesses (the “Business Combination”).
The Company has two subsidiaries, Catalyst Merger Sub I, Inc., a direct wholly owned subsidiary of the Company incorporated in Delaware on January 27, 2021 (“First Merger Sub”) and Catalyst Merger Sub II, LLC, a direct wholly owned subsidiary of the Company incorporated in Delaware on January 27, 2021 (“Second Merger Sub”) (see Note 9).
As of December 31, 2020, the Company had not yet commenced any operations. All activity for the period August 14, 2020 (inception) through December 31, 2020 relates to the Company’s formation and the Initial Public Offering (the “Initial Public Offering”), which is described below, identifying a target company for a Business Combination, activities in connection with the proposed acquisition of PlayStudios, Inc., a Delaware corporation (“PlayStudios”) (see Note 9).
The registration statement for the Company’s Initial Public Offering became effective on October 22, 2020. On October 27, 2020, the Company consummated the Initial Public Offering of 20,000,000 units (the “Units” and, with respect to the Class A Ordinary Shares included in the Units sold, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $200,000,000 which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 4,333,333 warrants (the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant in a private placement to Acies Acquisition, LLC, a Delaware limited liability company (the “Sponsor”), generating gross proceeds of $6,500,000, which is described in Note 4.
Following the closing of the Initial Public Offering on October 27, 2020, an amount of $200,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a Trust Account (the “Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting certain conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.
On November 9, 2020, the Company consummated the sale of an additional 1,525,000 Units, at $10.00 per Unit, and the sale of an additional 203,334 Private Placement Warrants, at $1.50 per Private Placement Warrant, generating total gross proceeds of $15,555,000. A total of $15,250,000 of the net proceeds was deposited into the Trust Account, bringing the aggregate proceeds held in the Trust Account to $215,250,000.
Transaction costs amounted to $12,363,821, consisting of $4,305,000 of underwriting fees, $7,533,750 of deferred underwriting fees and $525,071 of other offering costs.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward completing a Business Combination. The Company must complete its initial Business Combination with one or more target businesses that together have a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding any deferred underwriting commissions held in the Trust Account) at the time of the agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to effect a Business Combination successfully.

The Company will provide its holders of the outstanding Public Shares (the “public shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.
The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 either prior to or upon such consummation of a Business Combination and, if the Company seeks shareholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transaction is required by law, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each public shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or don’t vote at all.
Notwithstanding the above, if the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Memorandum and Articles of Association provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.
The Sponsor has agreed (a) to waive its redemption rights with respect to its Founder Shares and Public Shares held by it in connection with the completion of a Business Combination, (b) to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination by October 27, 2022 (or by January 27, 2023, if the Company has executed a letter of intent, agreement in principle or definitive agreement for a Business Combination by October 27, 2022) (the “Combination Period”) and (c) not to propose an amendment to the Amended and Restated Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity, unless the Company provides the public shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.
The Company will have until the end of the Combination Period to complete a Business Combination. If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.
The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).
In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per Public Share or (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay the Company’s taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent auditors), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Liquidity and Going Concern
As of December 31, 2020, the Company had $1,061,717 in its operating bank accounts, $215,275,732 in securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem its common stock in connection therewith and working capital of $1,732,364.
Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating the Business Combination.
If the Business Combination is not consummated, the Company will need to raise additional capital through loans or additional investments from its Sponsor, stockholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern through one year from the date of these financial statements if a Business Combination is not consummated. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2020.
Marketable Securities Held in Trust Account
At December 31, 2020, substantially all of the assets held in the Trust Account were held in U.S. Treasury Bills.
Class A Ordinary Shares Subject to Possible Redemption
The Company accounts for its Class A Ordinary Shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A Ordinary Shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable Ordinary Shares (including Ordinary Shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Ordinary Shares are classified as shareholders’ equity. The Company’s Class A Ordinary Shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, Class A Ordinary Shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.
Income Taxes
The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits, if any, as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The Company is considered an exempted Cayman Islands Company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.
Net Income (Loss) Per Share
Net income (loss) per share is computed by dividing net income by the weighted-average number of shares of common stock outstanding during the period. The Company has not considered the effect of the warrants sold in the Public Offering and Private Placement to purchase an aggregate of 11,711,667 shares in the calculation of diluted loss per share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.
The Company’s statement of operations includes a presentation of income (loss) per share for common shares subject to possible redemption in a manner similar to the two-class method of income (loss) per share. Net income (loss) per common share, basic and diluted, for Common stock subject to possible redemption is calculated by dividing the proportionate share of income or loss on marketable securities held by the Trust Account by the weighted average number of Common stock subject to possible redemption outstanding since original issuance.
Net loss per share, basic and diluted, for non-redeemable common stock is calculated by dividing the net income (loss), adjusted for income or loss on marketable securities attributable to Class A common stock subject to possible redemption, by the weighted average number of non-redeemable common stock outstanding for the period.
Non-redeemable common stock includes Founder Shares and non-redeemable Class A shares as these shares do not have any redemption features. Non-redeemable common stock participates in the income or loss on marketable securities based on Class A non-redeemable share’s proportionate interest.
The following table reflects the calculation of basic and diluted net income (loss) per common share (in dollars, except per share amounts):
For the Period from August 14, 2020 (Inception) through December 31, 2020
Common stock subject to possible redemption
Numerator: Earnings allocable to Common stock subject to possible redemption
Interest earned on marketable securities held in Trust Account	$21,061
Unrealized gain on marketable securities held in Trust Account	3,379
Net Income allocable to shares subject to redemption	$24,440
Denominator: Weighted Average Class A common stock subject to possible redemption
Basic and diluted weighted average shares outstanding	20,172,634
Basic and diluted net income per share	$0.00
Non-Redeemable Common Stock
Numerator: Net Loss minus Net Earnings
Net loss	$(238,958)
Less: Net income allocable to Class A common stock subject to possible redemption	24,440
Non-Redeemable Net Loss	$(263,398)
Denominator: Weighted Average Non-Redeemable Common Stock
Basic and diluted weighted average shares outstanding	5,744,947
Basic and diluted net loss per share	$(0.05)
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.
Recent Accounting Standards
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying financial statements.

NOTE 3. INITIAL PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 21,525,000 Units, at a purchase price of $10.00 per Unit, inclusive of 1,525,000 Units sold to the underwriters on November 9, 2020 upon the underwriters’ election to partially exercise their over-allotment option. Each Unit consists of one Class A Ordinary Share and one-third of one redeemable warrant (“Public Warrant”). Each Public Warrant entitles the holder to purchase one Class A Ordinary Share at an exercise price of $11.50 per whole share (see Note 7).
NOTE 4. PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 4,333,333 Private Placement Warrants at a price of $1.50 per Private Placement Warrant ($6,500,000 in the aggregate), each exercisable to purchase one Class A Ordinary Share at a price of $11.50 per share. On November 9, 2020, in connection with the underwriters’ election to partially exercise their over-allotment option, the Company sold an additional 203,334 Private Placement Warrants to the Sponsor, at a price of $1.50 per Private Placement Warrant, generating gross proceeds of $305,000. The proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.
NOTE 5. RELATED PARTY TRANSACTIONS
Founder Shares
On September 15, 2020, the Sponsor paid $25,000 in consideration for 8,625,000 Class B Ordinary Shares (the “Founder Shares”). On October 20, 2020, the Sponsor surrendered and the Company canceled 2,875,000 Class B Ordinary Shares resulting in 5,750,000 Class B Ordinary Shares outstanding. All share and per-share amounts have been retroactively restated to reflect the share cancellation. The Founder Shares included an aggregate of up to 750,000 shares subject to forfeiture by the Sponsor to the extent that the underwriter’s over-allotment was not exercised in full or in part, so that the Sponsor would collectively own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering. As a result of the underwriters’ election to partially exercise their over-allotment option on November 9, 2020, a total of 381,250 Founder Shares are no longer subject to forfeiture and 368,750 Founder Shares were forfeited, resulting in an aggregate of 5,381,250 Founder Shares issued and outstanding.
The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination; and (B) subsequent to a Business Combination, (x) if the closing price of the Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A Ordinary Shares for cash, securities or other property.
Administrative Support Agreement
The Company entered into an agreement, commencing on October 22, 2020, to pay the Sponsor a total of $10,000 per month for office space, secretarial and administrative support. Upon completion of the Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. For the period from August 14, 2020 (inception) through December 31, 2020, the Company incurred and paid $20,000 in fees for these services.

Due to Sponsor
The Sponsor advanced $2,621,369 to the Company in anticipation of the amount to be paid for the purchase of additional Private Placement Warrants in the event the underwriters’ exercised their over-allotment option. The advance was due on demand should the over-allotment option not be exercised by the underwriters. Subsequent to the Initial Public Offering, on October 29, 2020, the Company repaid $2,621,369.
Promissory Note  —  Related Party
On September 4, 2020, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). The Note was non-interest bearing and payable on the earlier of December 31, 2020 or the completion of the Initial Public Offering. The outstanding balance under the Note of $278,631 was repaid at the closing of the Initial Public Offering on October 27, 2020.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s directors and officers may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants.
NOTE 6. COMMITMENTS
Registration Rights
Pursuant to a registration rights agreement entered into on October 22, 2020, the holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of the Working Capital Loans (and any Class A Ordinary Shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights. The holders of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the Company’s completion of the Company’s initial Business Combination. However, the registration and shareholder rights agreement provides that we will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lockup period. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The Company granted the underwriter a 45-day option to purchase up to 3,000,000 additional Units to cover over-allotments at the Initial Public Offering price, less the underwriting discounts and commissions. On November 9, 2020, the underwriter’s partially exercised their over-allotment option to purchase an additional 1,525,000 Units, at a price of $10.00 per Unit, and forfeited the remaining option to purchase additional Units.

The underwriter is entitled to a deferred fee of $0.35 per Unit, or $7,533,750 in the aggregate. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
NOTE 7. SHAREHOLDERS’ EQUITY
Preferred Shares — The Company is authorized to issue 5,000,000 shares of $0.0001 par value preferred shares. At December 31, 2020, there were no preferred shares issued or outstanding.
Class A Ordinary Shares — The Company is authorized to issue up to 500,000,000 Class A Ordinary Shares, $0.0001 par value per share. Holders of the Company’s Ordinary Shares are entitled to one vote for each share. At December 31, 2020, there were 1,079,723 Class A Ordinary Shares issued and outstanding, excluding 20,445,277 Class A Ordinary Shares subject to possible redemption.
Class B Ordinary Shares — The Company is authorized to issue up to 50,000,000 Class B Ordinary Shares, $0.0001 par value per share. Holders of the Company’s Ordinary Shares are entitled to one vote for each share. At December 31, 2020, there were 5,381,250 Class B Ordinary Shares issued and outstanding.
Holders of Class A Ordinary Shares and Class B Ordinary Shares will vote together as a single class on all other matters submitted to a vote of shareholders, except as required by law.
The Class B Ordinary Shares will automatically convert into Class A Ordinary Shares at the time of a Business Combination or earlier at the option of the holders thereof at a ratio such that the number of Class A Ordinary Shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as converted basis, 20% of the sum of (i) the total number of Ordinary Shares issued and outstanding upon completion of the Initial Public Offering, plus (ii) the total number of Class A Ordinary Shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination, excluding any Class A Ordinary Shares or equity-linked securities exercisable for or convertible into Class A Ordinary Shares issued, deemed issued, or to be issued, to any seller in a Business Combination and any Private Placement Warrants issued to the Sponsor, its affiliates or any member of management team upon conversion of Working Capital Loans. In no event will the Class B Ordinary Shares convert into Class A Ordinary Shares at a rate of less than one-to-one.
Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the consummation of a Business Combination or (b) one year from the closing of the Initial Public Offering. The Public Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any Class A Ordinary Shares pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A Ordinary Shares issuable upon exercise of the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue Class A Ordinary Shares upon exercise of a warrant unless Class A Ordinary Shares issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.
The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of a Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A Ordinary Shares issuable upon exercise of the warrants, and it will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of a Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A Ordinary Shares until the warrants expire or are redeemed, as specified in the warrant agreement; provided that if the Company’s Class A Ordinary Shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elect, the Company will not be required to file or maintain in effect a registration statement, but the Company will use its commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the Class A Ordinary Shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use its commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of Warrants When the Price per Class A Ordinary Share Equals or Exceeds $18.00 — Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:
•
in whole and not in part;

•
at a price of $0.01 per Public Warrant;

•
upon a minimum of 30 days’ prior written notice of redemption to each warrant holder and

•
if, and only if, the closing price of the Class A Ordinary Shares equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like), for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
Redemption of Warrants When the Price per Class A Ordinary Share Equals or Exceeds $10.00 — Once the warrants become exercisable, the Company may redeem the outstanding warrants:
•
in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares based on the redemption date and the fair market value of the Class A Ordinary Shares; and

•
if, and only if, the closing price of the Class A Ordinary Shares equals or exceeds $10.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company send the notice of redemption to warrant holders.

The exercise price and number of Ordinary Shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of Ordinary Shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.
In addition, if (x) the Company issues additional Class A Ordinary Shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A Ordinary Share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of its Class A Ordinary Shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A Ordinary Shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
NOTE 8. FAIR VALUE MEASUREMENTS
The Company follows the guidance in ASC Topic 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:
Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:
Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:
Unobservable inputs based on the Company’s assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2020, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
Description	Level	December 31, 2020
Assets:
Cash and Marketable securities held in Trust Account	1	$215,275,732

NOTE 9. SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.
On February 1, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with First Merger Sub, Second Merger Sub and PlayStudios, relating to a proposed Business Combination transaction between the Company and PlayStudios (the “Transaction”).
Pursuant to the Merger Agreement, First Merger Sub will merge with and into PlayStudios, with PlayStudios surviving such merger as a wholly owned subsidiary of the Company and immediately following the First Merger, PlayStudios will merge with and into Second Merger Sub, with Second Merger Sub being the surviving entity of the Second Merger and a wholly owned subsidiary of the Company (the “Second Merger” and, together with the First Merger, the “Mergers”).
As a result of the Mergers, among other things, each outstanding share of common stock of PlayStudios (“PlayStudios Common Stock”) and each share of preferred stock of PlayStudios (“PlayStudios Preferred Stock”) issued and outstanding as of the effective time of the First Merger (the “Effective Time”) will be cancelled in exchange for the right to receive Cash Electing Share (as defined in the Merger Agreement) or New PlayStudios Class A Common Stock (as defined in the Merger Agreement).
The Transaction will be consummated subject to the deliverables and provisions as further described in the Merger Agreement.
On February 1, 2021, the Company entered into subscription agreements with certain investors (the “PIPE Investors”) pursuant to which the PIPE Investors have collectively subscribed for 25,000,000 shares of New PlayStudios Class A Common Stock for an aggregate purchase price equal to $250 million (the “PIPE Investment”). The PIPE Investment will be consummated substantially concurrently with the closing of the transactions contemplated by the Merger Agreement, subject to the terms and conditions contemplated by the Subscription Agreements.
The Subscription Agreements for the PIPE Investors provide for certain registration rights. In particular, New PlayStudios will be required to, as soon as practicable but no later than 30 calendar days following the closing of the Transaction, submit to or file with the SEC a registration statement registering the resale of such shares. Additionally, New PlayStudios will be required to use its commercially reasonable efforts to have the registration statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day following the filing date thereof, (ii) the 90th calendar day following the filing date thereof if the SEC notifies New PlayStudios that it will “review” the registration statement and (iii) the 10th business day after the date New PlayStudios is notified in writing by the SEC that the registration statement will not be “reviewed” or will not be subject to further review. New PlayStudios must use reasonable best efforts to keep the registration statement effective until the earliest of: (i) the date on which all of the shares covered by the registration statement have been sold, (ii) with respect to shares held by a particular subscriber, the date all shares held by such subscriber may be sold without restriction under Rule 144 and (iii) three years from the date of effectiveness of the registration statement.
In January 2021, the Company entered into an agreement with J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, LionTree Advisors LLC and Oppenheimer & Co. Inc. (collectively, the “Placement Agents”) whereby the Placement Agents will work on behalf of the Company to secure the Pipe Investment. The agreement specifies that the fee payable to the Placement Agents will be 3% of the total securities sold by the Company plus expenses and is payable upon successful placement of the securities.
In January 2021, the Company entered into two agreements with a vendor to perform due diligence, tax diligence and structuring services associated with the Merger Agreement. The agreements specify for a total payment of $400,000 in the event of a successful Business Combination, $120,000 in the event the Business Combination does not consummate and $280,000 in the event the Business Combination does not consummate but the Company receives a break-up fee.

In January 2021, the Company entered an agreement with a vendor for the delivery of an opinion as to whether or not the Merger Agreement is fair to the Company from a financial point of view. The agreements specifies for a payment of $400,000 plus expenses with $150,000 due upon execution of the agreement and the remainder due upon the successful closing of the Business Combination.
On February 1, 2021, the Company entered into a Sponsor Support Agreement, pursuant to which the Sponsor and each director of the Company agreed, among other things, (i) to vote in favor of the Merger Agreement and the transactions contemplated thereby, (ii) that 900,000 of the Company’s Class B Ordinary Shares held by the Sponsor shall become unvested and subject to forfeiture if certain earnout conditions described more fully in the Sponsor Support Agreement are not satisfied, (iii) to forfeit, for no consideration, 850,000 of the Company’s Class B Ordinary Shares held by the Sponsor and 715,000 of the Company’s Private Placement Warrants (as defined in the Sponsor Support Agreement), (iv) to forfeit additional of the Company’s Class B Ordinary Shares conditioned on certain redemptions of the Company’s Class A Ordinary Shares that are more fully set forth in the Sponsor Support Agreement and (v) not to transfer any of the Company’s Class B Ordinary Shares or the Company’s Private Placement Warrants (together, the “Sponsor Lockup Securities”) until the date that is 12 months after the Closing, except that on the date that is 180 days after the Closing, an amount of Sponsor Lockup Securities equal to the lesser of (A) 5% of the Sponsor Lockup Securities held by each holder of Sponsor Lockup Securities and (B) 50,000 Sponsor Lockup Securities held by each holder of Sponsor Lockup Securities, will no longer be subject to the transfer restrictions in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement.
On February 2, 2021, the Company entered into Voting and Support Agreements (the “Company Support Agreements”), by and among the Company, PlayStudios and certain stockholders of PlayStudios (the “Key Stockholders”). Under the Company Support Agreements, the Key Stockholders agreed, within forty-eight (48) hours following the SEC declaring effective the proxy statement/prospectus relating to the approval by the Company shareholders of the Business Combination, to execute and deliver a written consent with respect to the outstanding shares of PlayStudios Common Stock and PlayStudios Preferred Stock held by the Key Stockholders adopting the Merger Agreement and related transactions and approving the Business Combination. The shares of PlayStudios Common Stock and PlayStudios Preferred Stock that are owned by the Key Stockholders and subject to the Company Support Agreements represent (i) a majority of the outstanding voting power of PlayStudios Preferred Stock, voting as a separate class and (ii) a majority of the outstanding voting power of PlayStudios Common Stock and PlayStudios Preferred Stock (on an as converted basis), voting together as a single class.
On March 2, 2021, a lawsuit was filed in the Superior Court of California, Los Angeles County, by a purported Company stockholder in connection with the Business Combination: McCart v. Acies Acquisition Corp., et al., (Sup. Ct. L.A. County) (the “Complaint”). The Complaint names the Company and members of the Company’s Board of Directors as defendants. The Complaint alleges breaches of fiduciary duties against members of the Company’s Board of Directors and aiding and abetting the Company’s Board of Directors’ alleged breaches of fiduciary duties against the Company. The Complaint also alleges that the registration statement on Form S-4 filed by the Company containing the proxy statement / prospectus related to the Business Combination is materially deficient and omits and/or misrepresents material information including, among other things, certain financial information, certain details regarding the Company’s financial advisors, and other information relating to the background of the Business Combination. The Complaint generally seeks to enjoin the Business Combination or in the event that it is consummated, recover damages. Another purported Company stockholder sent a demand letter on February 19, 2021 (the “Demand”), making similar allegations to those made in the Complaint and demanding additional disclosure regarding the Business Combination. The Company believes the allegations made in the Complaint and Demand are without merit and intends to defend these lawsuits; however, the Company cannot predict with certainty the ultimate resolution of any proceedings that may be brought in connection with these allegations

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the shareholders and the Board of Directors of PlayStudios Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of PlayStudios, Inc. and subsidiaries (the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Deloitte & Touche LLP
Las Vegas, Nevada
March 26, 2021
We have served as the Company’s auditor since 2018.

PLAYSTUDIOS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)
	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$48,927	$31,022
Receivables	16,616	14,249
Prepaid expenses	2,429	2,341
Income tax receivable	6,959	2,057
Other current assets	2,854	383
Total current assets	77,785	50,052
Property and equipment, net	6,201	7,335
Internal-use software, net	38,756	30,994
Goodwill	5,059	5,059
Intangibles, net	1,624	2,322
Deferred income taxes	3,109	2,362
Other long-term assets	1,927	1,146
Total non-current assets	56,676	49,218
Total assets	$134,461	$99,270
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,717	$5,351
Accrued liabilities	29,089	6,517
Total current liabilities	33,806	11,868
Minimum guarantee liability	300	500
Deferred income taxes	2,970	5,791
Other long-term liabilities	1,306	798
Total non-current liabilities	4,576	7,089
Total liabilities	$38,382	$18,957
Commitments and contingencies (see Note 12)
Stockholders’ equity:
Preferred stock, $0.00005 par value (168,637,840 shares authorized, 162,595,680 shares issued and outstanding as of December 31, 2020 and 2019; aggregate liquidation preference of $33,750 as of December 31, 2020 and 2019)	8	8
Common stock, $0.00005 par value (506,000,000 shares authorized, 238,186,070 and 225,490,157 shares issued and outstanding as of December 31, 2020 and 2019)	12	11
Additional paid-in capital	71,776	66,661
Retained earnings	23,802	13,535
Accumulated other comprehensive income	481	98
Total stockholders’ equity	96,079	80,313
Total liabilities and stockholders’ equity	$134,461	$99,270
The accompanying notes are an integral part of these financial statements.

PLAYSTUDIOS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
	Year Ended December 31,
	2020	2019	2018
Net revenues	$269,882	$239,421	$195,499
Operating expenses:
Cost of revenue (1)	91,469	80,267	66,784
Selling and marketing	57,124	59,931	54,068
General and administrative	16,960	16,712	19,620
Research and development	51,696	38,986	30,168
Depreciation and amortization	22,192	25,154	16,246
Restructuring expense	20,092	1,234	2,316
Total operating costs and expenses	259,533	222,284	189,202
Income from operations	10,349	17,137	6,297
Other income (expense), net:
Interest expense	(142)	(264)	(284)
Other income (expense), net	929	716	(227)
Total other income (expense), net	787	452	(511)
Income before income taxes	11,136	17,589	5,786
Income tax benefit (expense)	1,671	(3,975)	(2,964)
Net income attributable to PlayStudios, Inc. (2)	$12,807	$13,614	$2,822
Net income attributable to common stockholders (3):
Basic	$5,985	$6,440	$3,367
Diluted	$6,420	$6,669	$3,477
Net income attributable to common stockholders per share:
Basic	$0.03	$0.03	$0.01
Diluted	$0.02	$0.03	$0.01
Weighted average shares of common stock outstanding:
Basic	236,118,856	234,070,277	229,409,649
Diluted	283,067,558	255,453,583	248,179,915

(1) Amounts exclude depreciation and amortization.
(2) As further discussed in Note 13, a related party held a noncontrolling interest in the Company’s subsidiary, PlayStudios International Limited (“International”). As International incurred losses prior to the Company’s purchase of the noncontrolling interest in 2018 and losses of International were not allocable to the noncontrolling interest, net and comprehensive losses of International were not allocated to the noncontrolling interest.
(3) Refer to Note 15 for determination of net come attributable to common stockholders versus participating preferred stockholders, including discussion of deemed contributions related to the redemption of preferred NCI and the associated impact on 2018 net income attributable to common stockholders.
The accompanying notes are an integral part of these financial statements.

PLAYSTUDIOS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands, except share and per share data)
	Year Ended December 31,
	2020	2019	2018
Net income attributable to PlayStudios, Inc. (1)	$12,807	$13,614	$2,822
Other comprehensive income/(loss):
Change in foreign currency translation adjustment (2)	383	179	(188)
Total other comprehensive income/(loss)	$383	179	(188)
Comprehensive income attributable to PlayStudios, Inc. (1)	$13,190	$13,793	$2,634

(1) As further discussed in Note 13, a related party held a noncontrolling interest in the Company’s subsidiary, International. As International incurred losses prior to the Company’s purchase of the noncontrolling interest in 2018 and losses of International were not allocable to the noncontrolling interest, net and comprehensive losses of International were not allocated to the noncontrolling interest.
(2) These amounts are presented gross of the effect of income taxes. The total change in foreign currency translation adjustment and the corresponding effect of income taxes are immaterial.
The accompanying notes are an integral part of these financial statements.

PLAYSTUDIOS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(in thousands)
	Preferred Stock (1)		Common Stock (1)		Additional Paid-In Capital	Other Comprehensive Income (loss)	Retained Earnings	Total PlayStudios, Inc. Stockholders’ Equity	Non controlling Interest	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance as of December 31, 2017	162,596	$8	223,122	$11	$40,254	$107	$4,679	$45,059	$8,000	$53,059
Net income	—	—	—	—	—	—	2,822	2,822		2,822
Exercise of stock options	—	—	5,362	—	550	—	—	550	—	550
Stock-based compensation expense	—	—	—	—	11,752	—	—	11,752	—	11,752
Repurchase and retirement of common stock	—	—	(2,130)	—	—	—	(1,404)	(1,404)	—	(1,404)
Other comprehensive income	—	—	—	—	—	(188)	—	(188)	—	(188)
Restricted stock awards	—	—	1,760	—	555	—	—	555	—	555
Purchase of noncontrolling interest	—	—	1,100	—	6,000	—	—	6,000	(8,000)	(2,000)
Balance as of December 31, 2018	162,596	$8	229,214	$11	$59,111	$(81)	$6,097	$65,146	$—	$65,146
Net income	—	—	—	—	—	—	13,614	13,614	—	13,614
Exercise of stock options	—	—	5,846	—	754	—	—	754	—	754
Stock-based compensation expense	—	—	—	—	6,796	—	—	6,796	—	6,796
Repurchase and retirement of common stock	—	—	(9,570)	—	—	—	(6,176)	(6,176)	—	(6,176)
Other comprehensive income	—	—	—	—	—	179	—	179	—	179
Balance as of December 31, 2019	162,596	$8	225,490	$11	$66,661	$98	$13,535	$80,313	$—	$80,313
Net income	—	—	—	—	—	—	12,807	12,807	—	12,807
Exercise of stock options	—	—	16,314	1	991	—	—	992	—	992
Stock-based compensation expense	—	—	—	—	4,124	—	—	4,124	—	4,124
Repurchase and retirement of common stock	—	—	(3,618)	—	—	—	(2,540)	(2,540)	—	(2,540)
Other comprehensive income	—	—	—	—	—	383	—	383	—	383
Balance as of December 31, 2020	162,596	$8	238,186	$12	$71,776	$481	$23,802	$96,079	$—	$96,079

(1) All share amounts have been retroactively restated to adjust for the two-for-one forward stock split effected on February 27, 2019.
The accompanying notes are an integral part of these financial statements.

PLAYSTUDIOS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
	Year Ended December 31,
	2020	2019	2018
Cash flows from operating activities:
Net income	$12,807	$13,614	$2,822
Adjustments:
Depreciation and amortization	22,192	25,154	16,246
Amortization of loan costs	—	59	35
Stock-based compensation expense	3,519	5,884	10,902
Deferred income tax expense	(3,568)	2,456	1,884
Loss on disposal of equipment	2	28	1,297
(Gain)/loss on foreign currency translation	(469)	(343)	503
Changes in operating assets and liabilities
Accounts receivable	(2,367)	(517)	893
Income tax receivable	(4,902)	(938)	(1,119)
Prepaid expenses and other current assets	(8)	(202)	(909)
Accounts payable & accrued liabilities	21,975	(1,591)	3,855
Deferred revenue	—	(7,379)	883
Other	(781)	(137)	(564)
Net cash provided by operating activities	48,400	36,088	36,728
Cash flows from investing activities:
Purchase of property and equipment	(1,847)	(4,296)	(3,569)
Additions to internal-use software	(25,155)	(20,996)	(20,844)
Other	—	—	4
Net cash used in investing activities	(27,002)	(25,292)	(24,409)
Cash flows from financing activities:
Proceeds from option exercises	992	754	550
Repurchases of common stock for retirement	(2,540)	(6,176)	(1,404)
Repayment of long-term debt	—	(1,926)	(1,279)
Purchase of noncontrolling interest	—	—	(2,000)
Payments for capitalized offering costs	(2,087)	—	—
Net cash used in financing activities	(3,635)	(7,348)	(4,133)
Foreign currency translation	142	(26)	(343)
Net increase in cash and cash equivalents	17,905	3,422	7,843
Cash and cash equivalents at beginning of period	31,022	27,600	19,757
Cash and cash equivalents at end of period	$48,927	$31,022	$27,600
Supplemental Cash Flow Data:
Interest paid	$53	$233	$259
Income taxes paid, net of refunds	7,015	2,046	2,145
Non-cash Investing and Financing Activities:
Capitalization of stock-based compensation	$605	$912	$1,405
Noncash additions to intangible assets related to license agreements	—	—	1,000
Purchases of property and equipment included in accrued liabilities	—	196	—
The accompanying notes are an integral part of these financial statements.

NOTE 1—BACKGROUND AND BASIS OF PRESENTATION
Organization and Description of Business
PlayStudios, Inc. (“the Company”) was incorporated in Delaware in March 2011. The Company develops and operates online and mobile social gaming applications (“games” or “game”) and leverages marketing relationships with various partners to provide players a unique social gaming experience while earning “real world” rewards provided by the Company’s rewards partners. The Company’s games are free-to-play and available via the Apple App Store, Google Play Store, Amazon Appstore and Facebook (collectively, “platforms” or “platform operators”). The Company creates games based on its own original content as well as third-party licensed brands. The Company generates revenue through the in-game sale of virtual currency and through advertising.
The Company has the following four foreign subsidiaries:
•
PlayStudios Asia Limited (“Asia”)

•
PlayStudios International Limited (“International”)

•
PlayStudios International Israel Limited (“Israel”)

•
PlayStudios Orion Labs Private Limited (“Orion”)

Unless the context indicates otherwise, all references herein to “PlayStudios,” the “Company,” “we,” “us,” and “our” are used to refer collectively to PlayStudios, Inc. and its subsidiaries.
Basis of Presentation and Consolidation
The accompanying consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The consolidated financial statements include the accounts of PlayStudios, Inc. and its owned subsidiaries. All intercompany balances and transactions have been eliminated upon consolidation. Certain reclassifications in these financial statements have been made to comply with US GAAP applicable to public companies and SEC Regulation S-X.
Use of Estimates
The preparation of consolidated financial statements in conformity with US GAAP requires us to make estimates and assumptions that affect the reported amounts in the consolidated financial statements and notes thereto. Significant estimates and assumptions reflected in the Company’s consolidated financial statements include the estimated consumption rate of virtual goods that is used in the determination of revenue recognition, useful lives of property and equipment and definite-lived intangible assets, the expensing and capitalization of research and development costs for internal-use software, assumptions used in accounting for income taxes, stock-based compensation, the associated valuation of the Company’s common stock and the evaluation of goodwill and long-lived assets for impairment. The Company believes the accounting estimates are appropriate and reasonably determined. Due to the inherent uncertainties in making these estimates, actual amounts could differ materially.
Segments
Operating segments are defined as components of an entity for which discrete financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The CODM, the Company’s Chief Executive Officer, reviews financial information on a consolidated basis for purposes of evaluating performance and allocating resources. As such, the Company has one operating and reportable segment.
NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Cash and Cash Equivalents
Cash and cash equivalents consist of cash on hand and highly liquid investments with an original maturity of three months or less from the date of purchase and are stated at the lower of cost or market value.

Financial instruments that potentially subject us to concentrations of credit risk consist of cash and cash equivalents and receivables. The Company maintains cash and cash equivalent balances at several banks. Cash accounts located in the United States are insured by the Federal Deposit Insurance Corporation (FDIC). Although balances may exceed amounts insured by the FDIC, the Company believes that it is not exposed to any significant credit risk related to its cash or cash equivalents and has not experienced any losses in such accounts.
Receivables and Allowance for Doubtful Accounts
The Company’s receivables consist primarily of amounts due from social and mobile game platform operators, including Apple, Google, Facebook and Amazon. Accounts receivable are typically noninterest bearing and are initially recorded at cost. The Company regularly reviews accounts receivable, considers current economic conditions and the financial positions of the Company’s platform operators. Accounts are written off when the Company deems the account to be uncollectible. Recoveries of accounts previously written off are recorded when received. The Company reserves an estimated amount for receivables that may not be collected to reduce receivables to their net carrying amount, which approximates fair value. Methodologies for estimating the allowance for doubtful accounts range from specific reserves to various percentages applied to aged receivables. Historical collection rates are considered in determining reserves.
Property and Equipment, net
The Company states property and equipment at cost net of accumulated depreciation. The Company capitalizes the costs of improvements that extend the life of the asset, while costs of repairs and maintenance are charged to expense as incurred. Gains or losses on the disposition of property and equipment are included in the determination of income.
Computer equipment, furniture and fixtures are depreciated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of the estimated useful life of the asset or the related lease, as follows:
Estimated Useful Life
Computer equipment	3 years
Purchased software	3 years
Furniture and fixtures	7 years
Leasehold improvements	Lesser of 10 years or remaining lease term
Property and equipment are reviewed for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable. Recoverability of these assets is measured by a comparison of the carrying amounts to the future undiscounted cash flows the assets are expected to generate. If property and equipment are considered to be impaired, the impairment to be recognized equals the amount by which the carrying value of the asset exceeds its fair market value. If the Company reduces the estimated useful life assumption for any asset, the remaining unamortized balance would be amortized or depreciated over the revised estimated useful life.
Internal-Use Software
The Company recognizes internal-use software development costs in accordance with Accounting Standards Codification (ASC) 350-40, Internal-Use Software. Capitalized costs include consulting fees, payroll and payroll-related costs and stock-based compensation for employees who devote time to the Company’s internal-use software projects. Capitalization begins when the preliminary project stage is complete and the Company commits resources to the software project and continues during the application development stage. Capitalization ceases when the software has been tested and is ready for its intended use. Qualified costs incurred during the post-implementation/post-operation stage of the Company’s software applications relating to upgrades and enhancements are capitalized to the extent it is probable that they will result in added functionality. Costs that cannot be separated between maintenance of, and minor upgrades and enhancements to, internal-use software are expensed as incurred. Capitalized internal-use software development costs are amortized on a straight-line basis over a three-year estimated useful life. The Company believes that a straight-line basis for amortization best represents the pattern through which the Company derives value from internal-use software. The Company evaluates the useful lives of these assets and test for impairment whenever events or changes in circumstances occur that could impact the recoverability of these assets.
Goodwill
In accordance with Accounting Standards Update (ASU) No. 2014-02, Intangibles—Goodwill and Other (Topic 350): Accounting for Goodwill, goodwill is recorded as the excess of the purchase price over acquisition-date fair value of identifiable tangible and intangible assets and liabilities. Goodwill is tested for impairment annually as of October 1st of each year, or when a triggering event occurs. If a triggering event occurs, qualitative factors are first assessed to determine whether a quantitative impairment test is required. Any impairment would be recognized for the difference between the fair value and the carrying amount limited to the carrying amount of goodwill. Impairment testing for goodwill is performed at the reporting unit level. The Company has identified a single reporting unit based on the Company’s management structure.
Intangible Assets
Intangible assets are classified into one of the two categories: (1) intangible assets with definite lives subject to amortization and (2) intangible assets with indefinite lives not subject to amortization.
For definite-lived intangible assets, amortization is recorded using the straight-line method, which materially approximates the pattern of the assets’ use. The Company continually evaluates whether events and circumstances have occurred that indicate the remaining estimated useful life of intangible assets may warrant revision or that the remaining balance may not be recoverable. These factors may include a significant deterioration of operating results, changes in business plans, or changes in anticipated cash flows. The estimated useful lives of the Company’s intangible assets are as follows:
Estimated Useful Life
Licenses	3 – 5 years
Trade names	5 years
When factors indicate that a definite-lived intangible asset should be evaluated for possible impairment, the Company reviews intangible assets to assess recoverability from future operations using undiscounted cash flows. If future undiscounted cash flows are less than the carrying value, an impairment is recognized in earnings to the extent that the carrying value exceeds fair value.
For indefinite-lived intangible assets, the Company conducts impairment tests annually or more frequently if events or changes in circumstances indicate that it is more likely than not that the fair value of an indefinite-lived asset is less than its carrying value, or when circumstances no longer continue to support an indefinite useful life. If a triggering event occurs, qualitative factors are first assessed to determine whether a quantitative impairment test is required. If a quantitative test is required, the fair value of the intangible is compared to the asset’s carrying amount. Any impairment would be recognized for the difference between the fair value and the carrying amount. The Company performs its annual impairment testing as of October 1 of each year.
Fair Value Measurements
The carrying amounts of the Company’s financial instruments, including accounts receivable, accounts payable and accrued liabilities, approximate fair value because of their short-term maturities.
According to ASC 820, Fair Value Measurements and Disclosures, fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date. The fair value hierarchy establishes three tiers, which prioritize the inputs used in measuring fair value as follows:

Level 1—Observable inputs, such as quoted prices in active markets for identical assets or liabilities;
Level 2—Inputs, other than quoted prices in active markets, that are observable either directly or indirectly; and
Level 3—Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.
Entities are permitted to choose to measure certain financial instruments and other items at fair value. The Company has not elected the fair value measurement option for any of the Company’s assets or liabilities that meet the criteria for this election.
License Agreements & Minimum Guarantees
The Company enters into long-term license agreements with third parties in which it is obligated to pay a minimum guaranteed amount of royalties, typically annually over the life of the contract. The Company accounts for the minimum guaranteed obligations within “Accrued liabilities” and “Other long-term liabilities” at the onset of the license arrangement and record a corresponding licensed asset within “Intangibles, net” in the accompanying Consolidated Balance Sheets. The licensed intangible assets related to the minimum guaranteed obligations are amortized over the term of the license agreement with the amortization expense recorded in “Depreciation and amortization” in the accompanying Consolidated Statements of Operations. The Company classifies minimum royalty payment obligations as current liabilities to the extent they are contractually due within the next 12 months. The long-term portion of the liability related to the minimum guaranteed obligations is reduced as royalty payments are made as required under the license agreement. The Company assesses the recoverability of license agreements whenever events arise or circumstances change that indicate the carrying value of the licensed asset may not be recoverable. Recoverability of the licensed asset and the amount of impairment, if any, are determined using the Company’s policy for intangible assets with finite useful lives.
Revenue Recognition
In May 2014, the Financial Accounting Standards Board (FASB) issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”). ASU 2014-09 combined with all subsequent amendments, which is collectively ASC 606, Revenue from Contracts with Customers, provides guidance outlining a single five-step comprehensive revenue model in accounting for revenue from contracts with customers which supersedes all existing revenue recognition guidance, including industry-specific guidance. ASU 2014-09 also required expanded disclosures relating to the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. On January 1, 2019, the Company adopted the new accounting standard and related amendments (collectively, the “new revenue accounting standard”) using the modified retrospective method.
The Company determines revenue recognition by:
•
identifying the contract, or contracts, with a customer;

•
identifying the performance obligations in each contract;

•
determining the transaction price;

•
allocating the transaction price to the performance obligations in each contract; and

•
recognizing revenue when, or as, the Company satisfies performance obligations by transferring the promised goods or services.

Virtual Currency
The Company develops and operates free-to-play games which are downloaded and played on social and mobile platforms. Players may collect virtual currency free of charge through the passage of time or through targeted marketing promotions. Additionally, players can send free “gifts” of virtual currency to their friends through interactions with certain social platforms. Players may also purchase additional virtual currency through accepted payment methods offered by the respective platform. Once a purchase is completed, the virtual currency is deposited into the player’s account and are not separately identifiable from previously purchased virtual currency obtained by the player for free. Once obtained, virtual currency (either free or purchased) cannot be redeemed for cash nor exchanged for anything other than game play. When virtual currency is consumed in the games, the player could “win” and would be awarded additional virtual currency or could “lose” and lose the future use of that virtual currency. As the player does not receive any additional benefit from the games, nor is the player entitled to any additional rights once the player’s virtual currency is substantially consumed, the Company has concluded that the virtual currency represents consumable goods.
Players can earn loyalty points through a variety of activities, including but not limited to playing the Company’s games, engaging with in-game advertising, engaging with marketing emails, and logging into the game. The loyalty points can be redeemed for rewards offered by the Company’s partners. There is no obligation for the Company to pay or otherwise compensate the Company’s rewards partners for any player redemptions under the Company’s partner agreements. In addition, both paying and non-paying players can earn loyalty points. Therefore, the loyalty points earned by players are marketing offers and do not provide players with material rights. Accordingly, the loyalty points do not require any allocation to the transaction price of virtual currency.
Additionally, certain of the Company’s games participate in an additional program which ranks players into different tiers based on tier points earned during a given time frame. Tier points can be earned through a variety of player engagement activities, including but not limited to logging into the games, achieving multi-day log-in streaks, collecting hourly bonuses, and purchasing virtual currency bundles. Depending on the tier, players are granted access to special benefits at the Company’s discretion. Similar to loyalty points that are redeemable into real-world rewards, the tier points are not awarded as a result of a contract with a customer since both paying and non-paying players can earn these tier points. As a result, the tier points earned by players do not provide players with material rights and do not require any allocation to the transaction price of virtual currency.
The Company has the performance obligation to display and provide access to the virtual currency purchased by the Company’s player within the game whenever the player accesses the game until the virtual currency is consumed. Payment is required at the time of purchase and the transaction price is fixed. The transaction price, which is the amount paid for the virtual currency by the player is allocated entirely to this single performance obligation.
As virtual currency represents consumable goods, the Company recognizes revenue as the virtual currency is consumed over the estimated consumption period. Since the Company is unable to distinguish between the consumption of purchased or free virtual currency, the Company must estimate the amount of outstanding purchased virtual currency at each reporting date based on player behavior. The Company has determined through a review of player behavior that players who purchase virtual currency generally are not purchasing additional virtual currency if their existing virtual currency balances have not been substantially consumed. As the Company can track the duration between purchases of virtual currency for individual players, the Company is able to reliably estimate the period over which virtual currency is consumed. Based upon an analysis of players’ historical play behavior, the timing difference between when virtual currency is purchased by a player and when those virtual currency are consumed in gameplay is relatively short, currently one to seven days with an average consumption period of approximately one day. The Company recognizes revenue from in-game purchases of virtual currency over this estimated average period between when the virtual currency is purchased and consumed. If applicable, the Company records the unconsumed virtual currency in “Deferred revenue” and record within “Prepaid expenses” the prepaid payment processing fees associated with this deferred revenue.
The Company continues to gather detailed player behavior and assess this data in relation to its revenue recognition policy. To the extent the player behavior changes, the Company reassesses its estimates and assumptions used for revenue recognition prospectively on the basis that such changes are caused by new factors indicating a change in player behavior patterns.
Advertising Revenue
The Company has contractual relationships with various advertising service providers for advertisements within the Company’s games. Advertisements can be in the form of an impression, click-throughs, banner ads or offers. Offers are advertisements where the players are rewarded with virtual currency for watching a short video. The Company has determined the advertising service provider to be its customer and displaying the advertisements within its games is identified as the single performance obligation. Revenue from advertisements and offers are recognized at a point in time when the advertisements are displayed, or when the player has completed the offer as the advertising network simultaneously receives and consumes the benefits provided from these services. The price can be determined by the applicable evidence of the arrangement, which may include a master contract or a third-party statement of activity.
The transaction price is generally the product of the advertising units delivered (e.g. impressions, videos viewed) and the contractually agreed upon price per advertising unit. Further, the price per advertising unit can also be based on revenue share percentages stated in the contract. The number of advertising units delivered is determined at the end of each month so there is no uncertainty about the transaction price. Payment terms are stipulated as a specific number of days subsequent to end of the month, ranging from 45 to 60 days.
Principal Agent Considerations
The Company’s games are played on various social and mobile third-party platforms for which such third parties collect monies from players and remit net proceeds after deducting payment processing fees. The Company is primarily responsible for providing access to the virtual currency, has control over the content and functionality of games before they are accessed by players, and has the discretion to establish the pricing for the virtual currency. Therefore, the Company concluded that it is the principal and as a result, revenues are reported gross of payment processing fees. Payment processing fees are recorded as a component of “Cost of revenue” in the accompanying Consolidated Statements of Operations. The Company reports its advertising revenue net of amounts retained by advertising service providers.
Cost of Revenue
Cost of revenue relate to direct expenses incurred to generate online and mobile social revenue and are recorded as incurred. The Company’s cost of revenue consists primarily of payment processing fees, hosting and data center costs related to operating its games, and royalties for licensed games. Payment processing fees consist of fees paid to third-party social and mobile platform operators. If applicable, other than the deferral of payment processing fees associated with deferred revenues, payment processing fees are expensed as incurred.
Research and Development
The Company incurs various direct costs in relation to the development of future social and mobile games along with costs to improve current social and mobile games. Research and development costs consist primarily of payroll and related personnel costs, stock-based compensation and consulting fees. The Company evaluates research and development costs incurred to determine whether the costs relate to the development of software and are, therefore, qualified to be capitalized under ASC 350-40, Internal-Use Software. All other research and development costs are expensed as incurred.
Advertising
Advertising expense was $49.3 million, $53.8 million and $48.3 million for the years ended December 31, 2020, 2019, and 2018, respectively. Advertising expense is included in “Selling and marketing” expenses in the Consolidated Statements of Operations.
Stock-Based Compensation
The Company recognizes compensation expense for all share-based payment awards made to employees and directors based on estimated fair values on the date of grant in accordance with ASC 718, Compensation—Stock Compensation. The Company uses the Black-Scholes option-pricing model (“Black-Scholes model”) as its valuation method for stock option awards. The Black-Scholes model requires the following assumptions: (i) expected volatility of its common stock, which is based on its industry peer group; (ii) expected life of the option award, which the Company elected to calculate using the simplified method; (iii) expected dividend yield; and (iv) the risk-free interest rate, which is based on the US Treasury yield curve in effect at the time of grant.
The fair value of all stock-based compensation is either capitalized and amortized in accordance with the Company’s internal-use software accounting policy or recognized as an expense on a straight-line basis over the full vesting period of the awards for time-based stock awards and on an accelerated attribution method for performance-based stock awards. Stock-based compensation expense is recorded net of forfeitures as they occur.
Foreign Currency Translation and Transactions
The functional currency of each of the Company’s wholly owned foreign subsidiaries is the applicable local currency. The translation of foreign currencies into US dollars is performed for assets and liabilities using current foreign currency exchange rates in effect at the consolidated balance sheet date and for revenue and expense accounts using average foreign currency exchange rates during the year. Capital accounts are translated at historical foreign currency exchange rates. Translation gains and losses are included in stockholders’ equity as a component of accumulated other comprehensive income (loss). Adjustments that arise from foreign currency exchange rate changes on transactions, primarily driven by intercompany transactions, denominated in a currency other than the functional currency are included in “Other expense, net” in the Consolidated Statements of Operations.
Income Taxes
The Company accounts for income taxes in accordance with ASC 740, Income Taxes, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in its consolidated financial statements or tax returns. Under ASC 740, the Company determines deferred tax assets and liabilities based on the temporary difference between the consolidated financial statements and tax bases of assets and liabilities using the enacted tax rates in effect for the year in which it expects the differences to be recovered or settled. The Company establishes valuation allowances when necessary, based on the weight of the available positive and negative evidence, to reduce deferred tax assets to the amount that is more likely than not to be realized.
The Company accounts for uncertain tax positions in accordance with ASC 740, which requires companies to adjust their consolidated financial statements to reflect only those tax positions that are more likely than not to be sustained upon examination by taxing authorities based on the technical merits of the issue. ASC 740 prescribes a comprehensive model for the consolidated financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. The Company recognizes interest and penalties related to unrecognized tax benefits in the provision for income taxes.
We have elected to account for the impact of the global intangible low-taxed income (GILTI) inclusion and base erosion anti-avoidance tax (BEAT) based on the period cost method.
Net Income Per Share
Net income per share (“EPS”) is calculated using the two-class method required for participating securities and multiple classes of common stock. The Company considers its preferred stock to be participating securities as the holders have the right to participate in dividends with the common stockholders on a pro-rata, as converted basis. Prior to any dividends or earnings distribution to the common stock, the holders of preferred stock have a right to preferential dividends. Thus, earnings are allocated to common stock and preferred stock on a pro rata, as converted basis following distribution of the preferential dividends to preferred stockholders. Since application of the if-converted method results in anti-dilution, the two-class method is applied to preferred stock in the diluted EPS calculation. The dilutive effect of warrants and stock options is computed using the treasury stock method. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive.
NOTE 3—RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS
In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842).   The amended guidance is intended to increase transparency and comparability among organizations by recognizing lease assets and liabilities in the consolidated balance sheet and disclosing key information about leasing arrangements. The adoption of this guidance is expected to result in a significant portion of the Company’s operating leases, where the Company is the lessee, to be recognized in the Company’s consolidated balance sheet. The guidance requires lessees and lessors to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. This guidance is effective for the Company for fiscal years beginning after December 15, 2021 and interim periods within fiscal year beginning after December 15, 2022 with earlier adoption permitted. The Company is currently evaluating the impact of adopting this guidance.
In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326).   The new guidance replaces the incurred loss impairment methodology in current guidance with a current expected credit loss model (“CECL”) that incorporates a broader range of reasonable and supportable information including the forward-looking information. This guidance is effective for the Company for fiscal year beginning after December 15, 2022, including interim periods within those fiscal years, with early adoption permitted. Application of the amendments is through a cumulative-effect adjustment to retained earnings as of the effective date. The Company is currently evaluating the impact of adopting this guidance.
In January 2017, the FASB issued ASU No. 2017-04, Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. This update simplifies the subsequent measurement of goodwill by eliminating Step 2 from the goodwill impairment test. Under the new amendment, an entity should perform its annual or interim goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An entity must recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value. The standard is effective for the Company for fiscal year beginning after December 15, 2022, with early adoption permitted. The Company is currently evaluating the impact of adopting this guidance.
In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740):   Simplifying the Accounting for Income Taxes. The new guidance removes certain exceptions for recognizing deferred taxes for investments, performing intraperiod allocation and calculating income taxes in interim periods. It also adds guidance to reduce complexity in certain areas, including recognizing deferred taxes for tax goodwill and allocating taxes to members of a consolidated group. This guidance is effective for the Company for fiscal years beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022, with early adoption permitted with simultaneous adoption of all provisions of the new standard. The Company is currently evaluating the impact of adopting this guidance.
In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848):   Facilitation of the Effects of Reference Rate Reform on Financial Reporting. This temporary guidance provides optional expedients and exceptions for applying US GAAP to contracts, hedging relationships and other transactions that reference London Interbank Offered Rate (“LIBOR”) or another reference rate expected to be discontinued. ASU 2020-04 is effective as of any date from the beginning of an interim period that includes or is subsequent to March 12, 2020 and may be applied prospectively through December 31, 2022. The Company is currently evaluating the impact of adopting this temporary guidance.
Recently Adopted Accounting Pronouncements
As described in the Company’s Revenue Recognition accounting policy in Note 2, the Company adopted ASC 606 effective January 1, 2019. The Company utilized the modified retrospective method upon adoption and as a result, the comparative information has not been restated and continues to be reported under legacy GAAP. The Company elected to apply the new revenue accounting standard only to contracts not completed as of the adoption date.
As part of the adoption of ASC 606, the Company elected the transition practical expedient of using a portfolio approach to our advertising contracts since they have similar characteristics and reasonably expect that application of the revenue recognition model to the portfolio would not differ materially from the application to the individual contracts or performance obligations in that portfolio.
The adoption of ASC 606 did not result in a change to the accounting for revenues; as such, no cumulative effect adjustment was recorded. Additionally, the adoption of ASC 606 had no impact on the Company’s cash flows from operations. See Note 9 for additional disclosures related to this standard.

In May 2017, the FASB issued ASU No. 2017-09, Compensation—Stock Compensation (Topic 718), Scope of Modification Accounting. This update clarifies when changes to the terms or conditions of a share-based payment award must be accounted for as modifications. The guidance is effective prospectively for fiscal years beginning after December 15, 2017, for nonpublic entities. The Company adopted this guidance on January 1, 2018 and it did not have a material impact on the Company’s consolidated financial statements.
In June 2018, the FASB issued Accounting Standards Update (ASU) No. 2018-07, Compensation—Stock Compensation (Topic 718): Improvements to Non-employee Share-Based Payment Accounting. This standard eliminates the separate guidance for stock compensation paid to non-employees and aligns it with the guidance for stock compensation paid to employees. This standard is effective for the Company for fiscal years beginning after December 15, 2019. The Company adopted this guidance prospectively on January 1, 2019 and it did not have a material impact on the Company’s consolidated financial statements.
In August 2018, the FASB issued ASU 2018-15, Customer’s Accounting for Implementation costs Incurred in a Cloud Computing Arrangement that is a Service Contract, that requires implementation costs incurred by customers in cloud computing arrangements to be deferred and recognized over the term of the arrangement, if those costs would be capitalized by the customer in a software licensing arrangement under the internal-use software guidance in ASC Topic 350, Intangibles—Goodwill and Other. This guidance is effective for the Company for fiscal years beginning after December 15, 2020, and interim periods within annual periods beginning after December 15, 2021. The Company early adopted this guidance prospectively on January 1, 2020, and it did not have a material impact on the Company’s consolidated financial statements.
NOTE 4—RELATED-PARTY TRANSACTIONS
The following table is a summary of balance sheet assets and liabilities from related parties (in thousands):
	December 31,
	2020	2019	Financial Statement Line Item
Marketing Agreement	$1,000	$1,000	Intangibles, net
Marketing Agreement	$20,000	$—	Accrued liabilities
The following table is a summary of revenues and expenses recognized from related parties (in thousands):
	Year Ended December 31,
	2020		2019	2018	Financial Statement Line Item
Marketing Agreement		$20,000	$—	$—	Restructuring expense
Marketing Agreement		$319	$—	$—	Cost of revenue
King Agreement	$		$7,312	$1,294	Net revenues
MGM Resorts International (“MGM”)
MGM is a stockholder and an MGM senior executive also serves on the Company’s board of directors. As of December 31, 2020 and 2019, MGM owns approximately 30.2 million shares of the Company’s common stock and 32.6 million shares of the Company’s outstanding preferred stock. As further described in Note 14, in January 2018, certain employees sold shares of the Company’s common stock to MGM in a secondary transaction.
Marketing Agreement
In April 2011, the Company entered into a joint marketing agreement with MGM (as amended, the “Marketing Agreement”) in exchange for assistance with marketing campaigns and the exclusive right to utilize MGM’s licensed marks and licensed copyrights for the development of certain of the Company’s social casino games. The initial term was for one year from the go-live date of the first such game in July 2012, with an automatic renewal provision for successive two-year terms based on the games meeting certain performance criteria. If the games do not achieve the specified performance criteria, the term will be automatically renewed for a one-year period and the right to utilize MGM’s licensed marks and copyrights will become non-exclusive. The non-exclusive term will be automatically renewed for successive one-year periods so long as the games meet certain other performance criteria. As consideration for the use of MGM’s intellectual property, the Company issued 19,200,000 shares of its common stock representing 10% of its then-outstanding common stock; and in lieu of royalty payments, the Company agreed to pay MGM a profit share of: (i) during the exclusive term, a mid- to high-single digit percentage of cumulative net operating income, as defined in the Marketing Agreement, and (ii) during the non-exclusive term, a low- to mid-single digit percentage of cumulative net operating income. As further described in Note 7, the Marketing Agreement was recorded as an indefinite-lived intangible asset.
On October 30, 2020, the Company and MGM agreed to amend the Marketing Agreement (the “MGM Amendment”), under which the Company and MGM agreed to terminate the profit share provision. In exchange, the Company agreed to remit to MGM a one-time payment of $20.0 million, payable on the earliest to occur of (i) the PIPE Investment, (ii) the date that the Company waives MGM’s commitment to participate in the PIPE Investment, or (iii) two years from the date of the MGM Amendment. In addition, MGM agreed to reinvest in the Company at a minimum amount of $20 million by participating in the PIPE Investment or a private placement of equity offering to third party investors for a minimum gross proceeds to the Company of $50 million. As a result of the termination, the Company is no longer obligated to make profit share payments, but the other rights and obligations under the Marketing Agreement continue in full force and effect.
In connection with the Marketing Agreement, the Company recorded $0.3 million in profit share expense during the year ended December 31, 2020. There was no profit share expense during the year ended December 31, 2019 and 2018. Of the $0.6 million profit share expense recognized during the nine months ended September 30, 2020, the Company and MGM agreed that $0.3 million represented a part of the $20 million one-time termination payment. Accordingly, the Company recognized $20.0 million, inclusive of $0.3 million which was reclassified from cost of revenue into “Restructuring expense” in the Consolidated Statements of Operations. The Company does not expect to incur additional expenses in relation to the termination of the profit share provision.
Rewards Agreement
In January 2016, the Company entered into a rewards agreement with MGM where at MGM’s discretion, the Company has the right to offer MGM rewards via its games. Players of the Company’s games can redeem their accumulated loyalty points for MGM rewards. There is no cost charged to the Company by MGM for the redemption of these rewards. In addition, the Company does not have any obligations associated with the rewards to the players or MGM. As such, the rewards agreement does not have any impact on the Company’s financial statements.
Activision Publishing, Inc. (“Activision”)
Activision is a stockholder and an Activision senior executive serves on the Company’s board of directors. As of December 31, 2020 and 2019, Activision owns 64 million shares of the Company’s outstanding preferred stock.
King Agreement
In April 2017, the Company entered into a game publishing and distribution agreement (the “King Agreement”) with King.com Limited and King.com (US), LLC (collectively, “King”) to develop a branded mobile application with games incorporating their branded intellectual property. In connection with the agreement, the Company had outstanding deferred revenue of $7.4 million as of December 31, 2018. In June 2019, the agreement terminated, and all of the associated deferred revenue was recorded as revenue during the year ended December 31, 2019, as further described in Note 9. Activision and King are both subsidiaries of Activision Blizzard, Inc. The Company also paid King for cross promotions of the Company’s games, which was immaterial for the years ended December 31, 2020, 2019 and 2018.

Resorts World Inc, Pte Ltd. (“Resorts World”)
In December 2015 and September 2016, International issued a total of 5,333,333 Series A preferred stock for $8 million to Resorts World. As further described in Note 13, in December 2018, the Company repurchased Resorts World’s interest in International. Resorts World is also a stockholder of the Company. As of December 31, 2020 and 2019, Resorts World owned 1.1 million shares of the Company’s common stock.
Resorts World is also a rewards partner of the Company. Similar to the rewards program with MGM, there is no cost charged to the Company by Resorts World for the redemption of these rewards. In addition, the Company does not have any obligations associated with the rewards to the players or Resorts World. As such, the rewards agreement does not have any impact to financial statements.
NOTE 5—PROPERTY AND EQUIPMENT, NET
Property and equipment, net consists of the following (in thousands):
	December 31,
	2020	2019
Computer equipment	$8,328	$7,176
Leasehold improvements	6,365	5,953
Furniture and fixtures	2,266	2,081
Construction in progress	90	14
Total property and equipment	17,049	15,224
Less: accumulated depreciation	(10,848)	(7,889)
Total property and equipment, net	$6,201	$7,335
The aggregate depreciation expense for property and equipment, net is reflected in “Depreciation and amortization” in the Consolidated Statements of Operations. During the years ended December 31, 2020, 2019 and 2018, depreciation expense was $2.8 million, $2.6 million and $1.9 million, respectively. No impairment charges or material write-offs were recorded for the years ended December 31, 2020, 2019 and 2018.
Property and equipment, net by region consists of the following (in thousands):
	December 31,
	2020	2019
United States	$2,098	$2,748
EMEA(1)	3,436	3,607
All other countries	667	980
Total property and equipment, net	$6,201	$7,335

(1)
Europe, Middle East and Africa (“EMEA”). Amounts primarily represent leasehold improvements of local office space and computer equipment.

NOTE 6—INTERNAL-USE SOFTWARE, NET
Internal-use software, net consists of the following (in thousands):
	December 31,
	2020	2019
Internal-use software	$103,041	$75,781
Less: accumulated amortization	(64,285)	(44,787)

	December 31,
	2020	2019
Total internal-use software, net	$38,756	$30,994

The Company capitalized internal-use software development costs of $25.8 million, $21.9 million and $22.2 million during the years ended December 31, 2020, 2019 and 2018, respectively. Total amortization expense associated with its capitalized internal-use software development costs for the years ended December 31, 2020, 2019 and 2018 was $18.7 million, $21.1 million and $13.1 million, respectively.
Due to the removal of Royal Charm Slots from all platforms as described in Note 9, the Company reevaluated the associated useful lives which resulted in accelerated amortization of $4.7 million for the year ended December 31, 2019. In 2018, the Company cancelled the development of a game which was written down to its carrying value of zero. As a result, the Company recognized a loss on disposal of $1.3 million which is included within “General and administrative” expenses in the Consolidated Statements of Operations for the year ended December 31, 2018. In connection with the cancellation and as further discussed in Note 8, the Company also accrued a termination fee of $2.0 million as of December 31, 2018. There were no write-offs or impairment charges recorded for the years ended December 31, 2020, 2019 and 2018.
The aggregate amortization expense for internal-use software, net is reflected in “Depreciation and amortization” in the Consolidated Statements of Operations.
NOTE 7—GOODWILL AND INTANGIBLE ASSETS
Goodwill
In 2016, the Company acquired the assets of Scene 53, Limited, an Israeli mobile games developer (the “Acquisition”) together with the employees of the company. The Acquisition was accounted for as a business combination. In connection with the Acquisition, the Company recognized $5.1 million in goodwill. The carrying value of the goodwill remained at $5.1 million as of December 31, 2020 and 2019. There were no business combinations for the years ended December 31, 2020, 2019 and 2018.
During the fourth quarter of fiscal 2020, 2019 and 2018 the Company performed its annual goodwill impairment test by performing a qualitative assessment for its single reporting unit. Based on the assessment, the Company concluded that it was more likely than not that the fair value of the reporting unit was greater than its carrying amount, and as a result, did not proceed to further impairment testing. There were no impairment charges for goodwill for the years ended December 31, 2020, 2019 and 2018.
Intangible Assets
The following table provides the gross carrying value and accumulated amortization for each major class of intangible asset other than goodwill (in thousands):
	December 31, 2020			December 31, 2019
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortizable intangible assets:
Licenses	$1,000	$(500)	$500	$3,500	$(2,550)	$950
Trade names	1,240	(1,116)	124	1,240	(868)	372
	2,240	(1,616)	624	4,740	(3,418)	1,322
Nonamortizable intangible assets:
Marketing Agreement with a related party	1,000	—	1,000	1,000	—	1,000
Total intangible assets	$3,240	$(1,616)	$1,624	$5,740	$(3,418)	$2,322
Intangible assets consist of trade names and long-term license agreements with various third parties as described in Note 2 to the consolidated financial statements. As further described in Note 4 to the consolidated financial statements, the MGM Marketing Agreement is an indefinite-lived intangible asset, which gives us the exclusive rights to feature MGM’s intellectual property in the Company’s games subject to automatic renewal provisions described in Note 4. The weighted-average period remaining until the next renewal is 0.54 years as of December 31, 2020. The Company is reasonably certain that it will renew the Marketing Agreement.
The aggregate amortization expense for amortizable intangible assets is reflected in “Depreciation and amortization” in the Consolidated Statements of Operations. During the years ended December 31, 2020, 2019 and 2018, amortization was $0.7 million, $1.4 million and $1.2 million, respectively. There were no impairment charges for intangible assets for the years ended December 31, 2020, 2019 and 2018.
As of December 31, 2020, the estimated annual amortization expense for the years ending December 31, 2021 through 2025 is as follows (in thousands):
Year Ending December 31,	Projected Amortization Expense
2021	$324
2022	200
2023	100
2024	—
2025	—
Total	$624
NOTE 8—ACCRUED LIABILITIES
Accrued liabilities consist of the following (in thousands):
	December 31,
	2020	2019
MGM Profit Share Buyout	$20,000	$—
Accrued payroll and vacation	4,860	2,915
Accrued royalties	100	1,389
Other accruals	2,657	1,013
Accrued advertising	534	297
Income taxes payable	655	707
Accrued property and equipment	283	196
Total accrued liabilities	$29,089	$6,517
Accrued Royalties
Accrued royalties are mostly composed of the short-term minimum guaranteed amount of royalties due to a long-term license agreement with a third party. Refer to Note 2—“License Agreements & Minimum Guarantees” and Note 12—“Minimum Guarantee Liability” for further details.
MGM Profit Share Buyout
As further described in Note 4 to consolidated financial statements, in October 2020, the Company and MGM agreed to amend the Marketing Agreement to terminate the profit share provision. In exchange, the Company agreed to remit to MGM a one-time payment of $20.0 million, payable on the earliest to occur of (i) the PIPE Investment, (ii) the date that the Company waives MGM’s commitment to participate in the PIPE Investment, or (iii) two years from the date of the MGM Amendment. As the Company expects the payment to occur within one year, the Company recorded an accrual for the one-time payment within accrued liabilities.

Other Accruals
Other accruals include various expenses for accrued accounts payable and deferred rent.
NOTE 9—REVENUE FROM CONTRACTS WITH CUSTOMERS
Disaggregation of Revenue
The following table summarizes the Company’s revenue disaggregated by type:
	Year Ended December 31,
	2020	2019	2018
Virtual currency (over time)(1)	$268,137	$231,726	$193,849
Advertising (point in time)	1,745	383	356
Other (over time)(2)	—	7,312	1,294
Total net revenue	$269,882	$239,421	$195,499

(1)
Virtual currency revenue is recognized over the estimated consumption period.

(2)
Amounts classified as Other primarily represent the release of deferred revenue under the King Agreement.

The following table summarizes the Company’s revenue disaggregated by geography:
	Year Ended December 31,
	2020	2019	2018
United States	$228,568	$200,418	$162,135
All other countries	41,314	39,003	33,364
Total net revenue	$269,882	$239,421	$195,499
Contract Balances
The following table provides information about receivables and contract liabilities from contracts with customers (in thousands):
	December 31,
	2020	2019
Contract receivables, included in Receivables	$16,616	$14,249
Receivables represent amounts due to the Company from social and mobile platform operators, including Apple, Google, Amazon and Facebook. Receivables are recorded when the right to consideration becomes unconditional. No allowance for doubtful accounts was considered necessary as of December 31, 2020 and 2019. Contract assets represent the Company’s ability to bill customers for performance obligations completed under a contract. As of December 31, 2020 and 2019, there were no contract assets recorded in the Company’s consolidated balance sheet. The deferred revenue balances related to the purchase of virtual currency was $0 as of December 31, 2020 and 2019.
Deferred Revenue
As part of the King Agreement referenced in Note 4 to consolidated financial statements, the Company received quarterly cash advances for development costs during 2017 and 2018 according to the initial development budget and subsequent updates to the budget as defined in the King Agreement. According to this agreement, once the game was published and operational, the Company would be reimbursed for its operating expenses and would earn a portion of the game’s operating profit. Therefore, the Company deferred all advances received until revenue was recognizable after the game launches. In June 2019, the Company executed a wind down agreement with King to remove the Royal Charm Slots branded game from all platforms in July 2019 which also terminated the original King Agreement. In July 2019, the Company remitted $67 thousand to King for the liquidation value of hardware previously acquired during development. Since the game launched in June 2018, the Company recognized $7.3 million and $1.3 million in revenue for the years ended December 31, 2019 and 2018, respectively.
Concentration of Credit Risk
As of December 31, 2020, Apple, Inc. and Google, Inc. accounted for 48.9% and 42.7% of the Company’s total receivables, respectively, while as of December 31, 2019, Apple, Inc. and Google, Inc. accounted for 46% and 43% of the Company’s total receivables, respectively. As of December 31, 2020 and 2019, the Company did not have any additional counterparties that exceeded 10% of the Company’s net accounts receivable.
NOTE 10—LONG-TERM DEBT
Private Venture Growth Capital Loans
On March 27, 2020, the Company entered into an agreement for a revolving credit facility (the “Revolver”) with Silicon Valley Bank (“SVB”). The Revolver is secured by the assets including intellectual property of the Company and matures on September 27, 2022. Borrowings under the Revolver may be borrowed, repaid and re-borrowed by the Company, and are available for working capital, general corporate purposes and permitted acquisitions. Up to $3.0 million of the Revolver may be used for letters of credit.
The Revolver bears interest at a variable rate at the Company’s option of either (i) the Prime Rate (as defined) minus a margin ranging from 0.25% to 0.75% or (ii) LIBOR plus a margin ranging from 2.25% to 2.75%. LIBOR will be subject to a floor of 0%, and the Prime Rate will be subject to a floor of 3.25%. The applicable margins for each rate are determined by reference to a pricing grid based on the Company’s Total Leverage Ratio.
The Revolver includes customary reporting requirements, conditions precedent to borrowing and affirmative, negative and financial covenants. Specific financial covenants include the following:
•
Minimum Liquidity of $7.5 million

•
Maximum Total Leverage Ratio of 2.25 to 1.00

•
Minimum Interest Coverage Ratio of 4.00 to 1.00

At issuance, the Company capitalized $0.2 million in debt issuance costs. As of December 31, 2020 the Company has not made any drawdowns on the Revolver.
NOTE 11—INCOME TAXES
As of December 31, 2020, unremitted earnings in foreign subsidiaries are indefinitely reinvested. Should these earnings be distributed in the future in the form of dividends or otherwise, the Company would be subject to withholding taxes payable to various jurisdictions. Due to the 2017 Tax Act, there is no U.S. federal tax on cash repatriation from foreign subsidiaries, but it could be subject to foreign withholding tax and U.S. state income taxes. Effective January 1, 2020, Israel made a check-the-box election to be treated as a disregarded entity for U.S. federal income tax purposes, resulting in discrete tax adjustments to the Company’s provision.
Income before income taxes by tax jurisdiction consisted of the following (in thousands):
	Year Ended December 31,
	2020	2019	2018
United States	$8,738	$11,164	$4,696
Foreign	2,398	6,425	1,090
Total	$11,136	$17,589	$5,786

Provision for current and deferred income taxes consist of the following (in thousands):
	Year Ended December 31,
	2020	2019	2018
Current tax expense:
Federal	$945	$241	$708
State	297	720	90
Foreign	791	665	259
	2,033	1,626	1,057
Deferred tax expense (benefit):
Federal	(3,045)	1,997	1,527
State	(748)	55	(322)
Foreign	89	297	702
	(3,704)	2,349	1,907
Income tax expense (benefit)	$(1,671)	$3,975	$2,964
The difference between the actual rate and the federal statutory rate was as follows:
	Year Ended December 31,
	2020	2019	2018
Statutory rate	21.0%	21.0%	21.0%
Foreign provision	(0.3)	(6.5)	10.2
State/province income tax	0.1	5.6	5.6
Stock compensation	(19.2)	7.5	40.1
Other effects of check-the-box election	(6.2)	0.2	—
Research credit	(11.5)	(5.9)	(24.1)
Adjustment to carrying value	(4.0)	(0.3)	(0.9)
Foreign tax credit	(9.1)	(0.7)	—
Valuation allowance	9.0	—	—
Foreign-derived intangible income deduction (FDII)	(2.7)	(1.1)	(3.4)
Non-deductible expenses-other	2.4	2.0	3.6
Foreign branch income	4.5	1.0	—
Other	1.0	(0.2)	(0.9)
Effective tax rate	(15.0)%	22.6%	51.2%
Deferred tax assets and liabilities consisted of the following (in thousands):
	December 31,
	2020	2019
Deferred tax assets:
Tax credits	$6,882	$3,856
Accrued liabilities	5,576	486
Stock compensation	1,457	365
Intangibles	—	40
Deferred rent	74	78
Other	276	234
Total gross deferred tax assets	14,265	5,059

	December 31,
	2020	2019
Less: Valuation allowance	(1,002)	—
Total deferred tax asset	13,263	5,059
Deferred tax liabilities:
Intangibles	185	—
Property and equipment	12,457	8,123
Prepaid taxes	482	365
Total deferred tax liabilities	13,124	8,488
Deferred tax asset (liability), net	$139	$(3,429)

The Company had $2.9 million of California research credit carryforwards as of December 31, 2020, which may be carried forward indefinitely to reduce future California income taxes payable. The Company also had $0.5 million of Texas research credit carryforwards as of December 31, 2020, which may be carried forward for 20 years and will expire starting in 2037.
As of December 31, 2020, the Company had a deferred tax asset recorded on the balance sheet of approximately $3.4 million related to foreign tax credits, of which $2.6 million are associated with future income from Asia and Israel. Foreign tax credits can be carried forward to offset future U.S. taxable income subject to certain limitations for a period of 10 years. Foreign tax credits of $0.8 million will expire in 2030. As of December 31, 2020, the Company had a valuation allowance related to the foreign tax credit deferred tax asset of $1.0 million, due to the uncertainty of future foreign source taxable income, primarily due to projected tax deductions associated with future exercises of non-qualified stock options. In making such determination, the Company considered all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, projected future foreign source income, tax planning strategies and recent financial operations. These assumptions required significant judgment about the forecasts of future taxable and foreign source income.
The following is a tabular reconciliation of the total amounts of deferred tax asset valuation allowance (in thousands):
	December 31,
	2020	2019
Balance at beginning of period	$—	$—
Charged to provision for income taxes	1,002	—
Other	—	—
Balance at end of period	$1,002	$—
The Company has analyzed filing positions in all of the federal, state and foreign jurisdictions where it is required to file income tax returns and for all open tax years. The Company believes that its income tax filing positions and deductions will be sustained upon audit and does not anticipate any adjustments that will result in a material change to its financial position. The Company’s policy for recording interest and penalties associated with audits and unrecognized tax benefits is to record such items as a component of income tax expense.
The Company is subject to taxation in the United States and various states and foreign jurisdictions. The Company is subject to examination for both U.S. federal and state tax returns for the years 2012 to present as a result of the Company’s net operating loss carryforwards, which were utilized in the 2016 and later tax years. In June 2020, the Company was notified by the Internal Revenue Service that the Company’s federal income tax return for the tax year ended December 31, 2017 is under examination. In late 2019, the Company was notified by the Israel Tax Authority that the Company’s Israel tax returns for the tax years ended December 31, 2016 through 2018 are under examination. The tax year 2019 remains open to examination under the statute of limitations by the Israel Tax Authority for Israel. The tax years starting from 2016 remain open to examination by the Hong Kong Inland Revenue Department for Asia.

NOTE 12—COMMITMENTS AND CONTINGENCIES
Minimum Guarantee Liability
The following are the Company’s total minimum guaranteed obligations as of the years ended (in thousands):
	December 31,
	2020	2019
Accrued royalties(1)	$100	$1,100
Minimum guarantee liability	300	500
Total minimum guarantee obligations	$400	$1,600
Weighted-average remaining term (in years)	2.50	3.53

(1)
Accrued royalties are included within the Accrued liabilities line item on the consolidated balance sheet.

The following are the Company’s remaining expected future payments of minimum guarantee obligations as of December 31, 2020 (in thousands):
Year Ending December 31,	Minimum Guarantee Obligations
2021	$200
2022	200
2023	—
2024	—
2025	—
Total	$400
Leases
The Company leases both office space and office equipment and classifies these leases as either operating or capital leases for accounting purposes based upon the terms and conditions of the individual lease agreements. As of December 31, 2020 and 2019, all leases were classified as operating leases and expire at various dates through 2024, with certain leases containing renewal option periods of two to five years at the end of the current lease terms.
The Company’s future minimum rental commitments as of December 31, 2020, are as follows (in thousands):
Year Ending December 31,	Minimum Rental Commitments
2021	$4,667
2022	3,221
2023	1,160
2024	430
2025	—
Total	$9,478
Certain lease agreements have rent escalation provisions over the lives of the leases. The Company recognizes rental expense based on a straight-line basis over the term of the leases. Rental expense was

$4.7 million, $4.3 million and $3.8 million for the years ended December 31, 2020, 2019 and 2018, respectively, which is included within “General and administrative” expenses in the Consolidated Statements of Operations.
Other
The Company is party to ordinary and routine litigation incidental to its business. On a case-by-case basis, the Company engages inside and outside counsel to assess the probability of potential liability resulting from such litigation. After making such assessments, the Company makes an accrual for the estimated loss only when the loss is reasonably probable and an amount can be reasonably estimated. The Company does not expect the outcome of any pending litigation to have a material effect on the Company’s Consolidated Balance Sheets, Consolidated Statements of Operations, or Consolidated Statements of Cash Flows.
NOTE 13—STOCKHOLDERS’ EQUITY
Forward Stock Split
The Company’s board of directors approved a two-for-one forward stock split of the Company’s outstanding preferred stock and common stock, which was effected on February 27, 2019. Upon the effectiveness of the forward stock split, each share of issued and outstanding preferred stock and common stock was split into two issued and outstanding shares of preferred stock and common stock, respectively, with the par value per share reduced by half. All share and per share amounts for preferred and common stock, including stock options and other equity instruments, have been retroactively restated in the accompanying consolidated financial statements and notes thereto for all periods presented to reflect the forward stock split.
Common Stock
As of December 31, 2020, the Company was authorized to issue 506,000,000 shares of common stock. The company had 238,186,070 and 225,490,157 shares of common stock issued and outstanding as of December 31, 2020 and 2019, respectively.
Subject to the prior rights of the holders of preferred stock, the holders of common stock are entitled to receive dividends out of the funds legally available at the times and in the amounts determined by the board of directors. Each holder of common stock is entitled to one vote for each share of common stock held. After the full preferential amounts due, the holders of all preferred stock have been paid or set aside, the remaining assets of the Company available for distribution to its stockholders, if any, are distributed to the holders of common stock ratably in proportion to the number of shares of common stock then held by each such holder. None of the Company’s common stock is entitled to preemptive rights and neither is subject to redemption. The Company’s common stock is not convertible into any other shares of the Company’s capital stock.
Stock Repurchases
As further discussed in Note 14, the Company exercised its right of first refusal to repurchase 3.6 million, 9.6 million and 2.1 million shares of the Company’s common stock during the years ended December 31, 2020, 2019 and 2018, respectively. All shares of common stock repurchased were immediately retired.
Preferred Stock
From July 2011 through June 2014, the Company raised approximately $33.7 million of capital contributions through three preferred stock financings in PlayStudios, Inc. The Company’s four classes of preferred stock are: Class A preferred stock, Class B preferred stock, Class C-1 preferred stock and Class C preferred stock (collectively, the “preferred stock”).

As of December 31, 2020 and 2019, the Company’s preferred stock consisted of:
Series	Shares Outstanding (In Thousands)	Liquidation Price Per Share	Conversion Price Per Share	Annual Noncumulative Dividend Rights Per Share
A	80,800	$0.06	$0.06	$0.01
B	41,348	0.21	0.21	0.02
C-1	13,556	0.27	0.27	0.02
C	26,892	0.61	0.61	0.05
Total	162,596
Voting Rights and Dividends
Each holder of preferred stock is entitled to a number of votes equal to the number of whole shares of common stock into which such holder’s shares are convertible as defined in the Company’s sixth amended and restated certificate of incorporation (the “certificate of incorporation”). The holders of outstanding preferred stock are entitled to receive defined dividends per share, when, if, and as declared by the board of directors. These rights are not cumulative, and no right accrues by reason of the fact that dividends on said shares are not declared in any period, nor any undeclared or unpaid dividend bears or accrues interest. After payment of such dividends, additional dividends or distributions are distributed to all holders of common stock and preferred stock in proportion to the number of shares of common stock that would be held on an “as converted” basis. Through December 31, 2020, no dividends have been declared or paid.
Liquidation
In the event of a liquidation event (as defined in the certificate of incorporation), the assets and funds of the Company available for distribution to stockholders in connection with such liquidation event are distributed as follows:
The holders of outstanding shares of Series B preferred stock, Series C preferred stock and Series C-1 preferred stock (the “First Liquidation Group”) shall be entitled to receive, on a pari passu basis, out of the assets of the Company available for distribution to its stockholders, before any payment is made in respect of the Company’s Series A preferred stock and common stock, their liquidation price per share, plus all declared and unpaid dividends thereon to the date fixed for such distribution. If the assets of the Company legally available for distribution are insufficient to permit the payment of the full preferential amounts to the First Liquidation Group, then the entire assets available for distribution to stockholders are distributed to the First Liquidation Group on a pro rata basis.
After the First Liquidation Group has been paid or set aside, the holders of outstanding shares of Series A preferred stock is entitled to receive their liquidation price per share, plus all declared and unpaid dividends thereon to the date fixed for such distribution before any payment is made in respect of the Company’s common stock. If the assets of the Company legally available for distribution after payment to the First Liquidation Group are insufficient to permit the payment of the full preferential amount, then the entire remaining assets after distribution to the First Liquidation Group are distributed to the holders of the Series A preferred stock, ratably in proportion to the full preferential amount they would have otherwise been entitled to receive.
Notwithstanding the above, for purposes of determining the amount each holder of preferred stock is entitled to receive with respect to a liquidation event, each such holder shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s shares of preferred stock into shares of common stock immediately prior to the liquidation event if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such shares of preferred stock into shares of common stock. If any such holder shall be deemed to have converted shares of preferred stock into common stock, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of preferred stock that have not converted (or have not been deemed to have converted) into shares of common stock.

Preemptive or Similar Rights
Preferred stockholders who are classified as a major investor (as defined in the Company’s second amended and restated investor rights agreement) are entitled to certain preemptive rights. A major investor is defined as any preferred stockholder with outstanding shares of registrable securities with an original aggregate paid purchase price of at least $500,000 and who is not deemed to be a competitor of the Company. Registrable securities means (a) the shares of common stock issuable or issued upon conversion of the preferred stock and (b) any other shares of common stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right, or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such shares. If the Company decides to issue additional shares of capital stock, options, warrants, convertible securities or rights to purchase capital stock of the Company (the “Additional Shares”), then the Company shall, in writing, inform each major investor of the proposed terms of such issuance and each major investor, subject to applicable federal and state securities laws, shall be entitled and may elect at the time of each such proposed issuance to purchase up to the portion of the Additional Shares offered equal to the product of (i) that percentage of the preferred stock then held by all major investors that is then held by such major investor immediately prior to the proposed issuance of Additional Shares, multiplied by (ii) the total amount of Additional Shares being sold by the Company. Preferred stock is not subject to redemption.
Conversion
The holders of the preferred stock shall have conversion rights as follows:
Right to Convert: Each share of preferred stock shall be convertible at the option of the holder thereof into a number of fully paid and nonassessable shares of common stock as is determined by dividing the liquidation preference by the conversion price for each series, respectively.
Automatic Conversion: Each share of preferred stock shall automatically be converted into fully paid and nonassessable shares of common stock, at the then-effective conversion rates upon the earlier of (i) the vote or written consent of holders of at least a majority of the voting power represented by the then-outstanding shares of preferred stock or (ii) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of common stock at an offering price of not less than $1.22 per share and with aggregate gross proceeds to the Company (prior to deduction of underwriters’ commissions and expenses) of not less than $25,000,000.
Warrants to Purchase Preferred Stock
As of December 31, 2020 and 2019, there was a total of 6 million outstanding warrants that were issued from 2011 to 2016 to purchase various classes of preferred stock. Each warrant can purchase one share of the respective class of preferred stock, which is, in turn, convertible to one share of common stock. The number of warrants outstanding and exercise price of each series are as follows:
Warrant Series	Warrants Outstanding (In Thousands)	Exercise Price
A	560	$0.06
B	2,563	0.21
C-1	2,302	0.27
C	617	0.61
Total	6,042
As of December 31, 2020 and 2019, Series A, C-1 and C warrants are exercisable at the option of the holder. Of the 2.6 million Series B warrants that are outstanding as of December 31, 2020, 1.3 million are exercisable as of December 31, 2020 and 2019, and the remainder are contingently exercisable only upon an event such as a change in control or an initial public offering (“IPO”). As of December 31, 2020 and 2019, the weighted-average exercise price of all warrants was approximately $0.26 per warrant. As of December 31,

2020, the weighted-average remaining contractual term of the warrants is 3.3 years. The aggregate intrinsic value was approximately $6.6 million and $2.6 million as of December 31, 2020 and 2019, respectively. There were no exercises during the years ended December 31, 2020, 2019 and 2018.
Change in Control
In the event of a change in control or an IPO, all Series A and B outstanding warrants will be automatically exercised, without any additional payments by the warrant holders, for a number of preferred shares of the Company’s securities, such number of shares being equal to the maximum number of shares issuable had the warrant holders elected to exercise the warrants immediately prior to the closing of such change in control or an IPO. Additionally, all Series C and C-1 outstanding warrants will be automatically exercised, without any additional payments by the warrant holders unless the net proceeds per share price for one share of preferred stock or IPO price of the company is greater than or equal to three times the exercise price of such warrants, in which case, the warrant holders would be required to pay the exercise price that would be otherwise payable upon a normal exercise of the warrants. Under the terms of the warrant agreements, an acquisition of the Company directly or indirectly by a blank check company, special purpose acquisition company or equivalent entity qualifies as an IPO.
Accumulated Other Comprehensive Income (Loss)
The following table shows a summary of changes in accumulated other comprehensive income (loss) from December 31, 2017 to December 31, 2020 (in thousands):
	Currency Translation Adjustment	Total Accumulated Other Comprehensive Income (Loss)
Balance as of December 31, 2018	$(81)	$(81)
Foreign currency translation gain	179	179
Balance as of December 31, 2019	$98	$98
Foreign currency translation gain	383	383
Balance as of December 31, 2020	$481	$481
Noncontrolling Interest
As described in Note 4, prior to December 3, 2018, Resorts World was entitled to 10.4% of voting power in International, based upon their equity contributions, resulting in a noncontrolling interest for the Company (“NCI”). In addition, Resorts World was entitled to an allocation of net and comprehensive income of International based on the preferred stock’s stated dividend and liquidation rights. Since International has incurred losses since its inception, net and comprehensive losses of International were not allocated to Resorts World’s noncontrolling interest. As a result, the noncontrolling interest balance was equal to its liquidation preference of $8 million immediately prior to the transaction described below.
On December 3, 2018, PlayStudios, Inc. purchased Resorts World’s entire interest in International for $2 million in cash and the issuance of 1.1 million shares of PlayStudios, Inc.’s common stock at $0.335 per share based on the most recent third-party valuation at the time of the transaction. The purchase was accounted for as an equity transaction in accordance with ASC 810, Consolidation. Accordingly, the noncontrolling interest in the consolidated subsidiary was reduced to zero, and the deemed contribution representing the excess carrying value of the noncontrolling interest over the fair value of the purchase price paid was recorded as additional paid-in capital.
NOTE 14—STOCK-BASED COMPENSATION
2011 Omnibus Stock and Incentive Plan (the “Plan”)
On July 13, 2011, the Company approved the 2011 Omnibus Stock and Incentive Plan (the “Plan”). Under this Plan, the board of directors or a committee appointed by the board of directors is authorized to provide stock-based compensation in the form of stock options, stock appreciation rights, restricted stock and other performance or value-based awards within parameters set forth in the Plan.
Through December 31, 2020, the board of directors approved an aggregate of 149,150,000 shares available for awards under the Plan, of which 5,705,118 shares are still available for award. If any shares previously granted are forfeited, canceled, exchanged, or surrendered or if an award otherwise terminates or expires without a distribution of shares, the shares of stock with respect to such award are again available for award under the Plan, provided that in the case of restricted stock or other award to which dividends have been paid or accrued, the number of shares with respect to such awards are not available, unless such dividends are forfeited, canceled, exchanged, or surrendered.
The following table summarizes stock-based compensation expense that the Company recorded in income from operations for the years shown (in thousands):
	Year Ended December 31,
	2020	2019	2018
Selling and marketing	$94	$85	$442
General and administrative	1,044	964	7,328
Research and development	2,381	4,835	3,132
Stock-based compensation expense	$3,519	$5,884	$10,902
Capitalized stock-based compensation	$605	$912	$1,405
The total income tax benefit recognized from stock-based compensation expense was $0.7 million, $0.1 million and $0.2 million during the year ended December 31, 2020, 2019 and 2018, respectively. In addition, the Company recognized an income tax benefit from the conversion of incentive stock options to non-qualified stock options in the amount of $0.1 million during the year ended December 31, 2019.
Stock Options
All of the options granted under the 2011 Omnibus Stock and Incentive Plan have time-based vesting periods vesting over a period of three to four years and a maximum term of 10 years from the grant date. Separate from the Plan, and in connection with the Acquisition mentioned in Note 7, a limited number of employees have been granted performance-based stock options. The Company awarded 4.2 million performance-based stock options in 2017. These options had vesting that was tied to the achievement of defined performance and profitability metrics. The performance-based stock options have a weighted-average grant-date fair value of $0.24 per share. The performance-based stock options fully vested in 2018. There were 3.6 million performance-based stock options outstanding as of December 31, 2019. During the year ended 2020, the majority of performance-based stock options were exercised, resulting in 53,820 options outstanding as of December 31, 2020.
The following is a summary of stock option activity for time-based and performance-based options for the year ended December 31, 2020 (in thousands, except weighted-average exercise price and remaining term):
	No. of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Term (in Years)	Aggregate Intrinsic Value
Outstanding – December 31, 2019	91,300	$0.16
Granted	7,080	0.40
Exercised	(16,314)	0.06
Forfeited	(3,255)	0.33
Expired	(1,171)	0.19
Outstanding – December 31, 2020	77,640	0.20	7.1	$88,615
Unvested – December 31, 2020	39,942	0.17	8.3	46,669
Exercisable – December 31, 2020	37,698	0.23	5.8	41,946
The following table presents the weighted-average assumptions used to estimate the fair value of the stock options granted in the Company’s consolidated financial statements:

	Year Ended December 31,
	2020	2019	2018
Expected term (in years)	5.96	5.93	5.99
Expected volatility	59.56%	70.00%	63.12%
Risk-free interest rate range	0.24% – 0.51%	1.54% – 2.59%	2.77% – 3.13%
Dividend yield	0%	0%	0%
Grant-date fair value	$0.60	$0.27	$0.19
As of December 31, 2020, there was approximately $10.5 million of total unrecognized compensation expense related to stock options to employees. As of December 31, 2020, this cost is expected to be recognized over a remaining average period of 2.4 years. The total intrinsic value of stock options exercised under the provisions of the Plan during the years ended December 31, 2020, 2019 and 2018 was $19.6 million, $1.2 million and $1.1 million, respectively.
The income tax benefit recognized from the exercise of non-qualified stock options was $13.4 million and $0.1 million during the year ended December 31, 2020 and 2019, respectively. The income tax benefit recognized from disqualifying dispositions of incentive stock options was $0.1 million and $0.3 million during the year ended December 31, 2019 and 2018, respectively.
Restricted Stock
In 2018, the Company recorded $555 thousand of stock-based compensation expense in conjunction with the issuance of 1.8 million shares of restricted stock which vested immediately. There were no shares of restricted stock issued in 2020 or 2019.
Repurchases and Sales of Company Stock
Separate from the issuance of awards under the 2011 Omnibus Stock and Incentive Plan, the Company recorded stock-based compensation expense, net of amounts capitalized, related to repurchases and sales of common stock in which the purchase price was in excess of the fair value of such shares.
Stock Repurchase
During 2020, 2019 and 2018, the Company exercised its right of first refusal to repurchase shares of the common stock from its employees. The excess purchase price over the fair value of the common stock was recorded as stock-based compensation expense, net of amounts capitalized.
Secondary Transactions
During 2018, the Company assisted in the organization of a transaction between an economic interest holder in the entity and employees of the entity wherein the economic interest holder purchased shares of outstanding stock from employees. In the transaction, the economic interest holder paid a premium above the fair value of the shares. The excess purchase price over the fair value of common stock was recorded as compensation expense, net of amounts capitalized.
The following table summarizes stock-based compensation expense related to stock repurchases and sales for the years ended December 31, 2020, 2019 and 2018 (in thousands).
	Year Ended December 31, 2020
	Shares	Expensed	Capitalized		Total
Stock repurchase through exercise of right of first refusal	25	$25		$—	$25
Total		$25	$		$25
	Year Ended December 31, 2019
	Shares	Expensed	Capitalized	Total
Stock repurchase through exercise of right of first refusal	9,570	$2,881	$119	$3,000
Total		$2,881	$119	3,000

	Year Ended December 31, 2018
	Shares	Expensed	Capitalized	Total
Secondary transaction between employees and MGM	10,050	$6,485	$349	$6,834
Secondary transaction between employees and existing investors	6,128	2,040	190	2,230
Stock repurchase through exercise of right of first refusal	2,130	707	148	855
Total		$9,232	$687	$9,919
NOTE 15—NET INCOME PER SHARE
Basic net income per share is computed by dividing net income attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period. Diluted net income per share is computed by dividing net income attributable to common stockholders by the weighted-average number of common stock outstanding, including the potential dilutive securities. For the calculation of diluted net income per share, net income attributable to common stockholders is adjusted to reflect the potential effect of dilutive securities.
The following table sets forth the computation of basic and diluted net income attributable to common stockholders per share (in thousands except share and per share data):
	Year Ended December 31,
	2020	2019	2018
Net income attributable to common stockholders – basic
Net income	$12,807	$13,614	$2,822
Deemed contribution related to redemption of preferred NCI(1)	—	—	5,632
Income allocated to participating preferred stock	(6,822)	(7,174)	(5,087)
Net income attributable to common stockholders – basic	$5,985	$6,440	$3,367
Net income attributable to common stockholders – diluted
Net income	$12,807	$13,614	$2,822
Deemed contribution related to redemption of preferred NCI(1)	—	—	5,632
Income allocated to participating preferred stock	(6,387)	(6,945)	(4,977)
Net income attributable to common stockholders – diluted	$6,420	$6,669	$3,477
Weighted average shares of common stock outstanding
Basic weighted average shares of common stock outstanding	236,118,856	234,070,277	229,409,649
Dilutive effect of weighted average Series A warrants	509,959	466,040	452,308
Dilutive effect of weighted average Series B warrants	930,400	579,050	469,189
Dilutive effect of weighted average Series C-1 warrants	1,413,452	633,290	389,348
Dilutive effect of weighted average Series C warrants	142,960	—	—
Dilutive effect of weighted average stock options	43,951,931	19,704,926	17,459,421
Dilutive weighted average shares of common stock outstanding	283,067,558	255,453,583	248,179,915
Net income attributable to common stockholders per share
Basic	$0.03	$0.03	$0.01
Diluted	$0.02	$0.03	$0.01

(1)
As further discussed in Note 13, the Company purchased Resort World’s noncontrolling interest in International on December 3, 2018. The excess carrying value of the redeemed preferred stock over the fair value of the purchase price paid was treated as a deemed contribution.

The following equity awards outstanding at the end of each period presented have been excluded from the computation of diluted net income per share of common stock for the periods presented due to their anti-dilutive effect:
	Year Ended December 31,
	2020	2019	2018
Series C warrants	—	617,192	617,192
Series B warrants(2)	1,231,872	1,231,872	1,231,872
Stock options	340,000	27,796,684	36,020,008

(2)
A portion of the Series B warrants were excluded from the diluted net income per share calculation because they are only exercisable upon a change in control or an IPO.

NOTE 16—EMPLOYEE BENEFIT PLAN
The Company offers a 401(k) retirement savings plan to eligible employees. Employee contributions are voluntary and made on a pretax basis subject to Internal Revenue Service limitations. The Company does not match any of the contributions made by its employees.
NOTE 17—SUBSEQUENT EVENTS
The Company evaluated subsequent events through March 26, 2021, the date the financial statements were available to be issued and determined the Company has the following material subsequent events:
On February 1, 2021, the Company entered into an Agreement and Plan of Merger (“Merger Agreement”) with Acies Acquisition Corp. (“Acies”), a special purpose acquisition company sponsored by an affiliate of Acies Acquisition LLC, Catalyst Merger Sub I, a Delaware corporation and a wholly-owned subsidiary of Acies (“Merger Sub I”), and Catalyst Merger Sub II, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Acies (“Merger Sub II”). Pursuant to the terms of the Merger Agreement, (i) Acies, a Cayman Islands exempted company, will domesticate as a Delaware corporation (“Domestication”), (ii) following the Domestication, the Company will merge with and into Merger Sub I, with the Company surviving the merger (“First Merger”) and (iii) following the First Merger, the Company will merge with and into Merger Sub II, with Merger Sub II surviving the merger (collectively, “Business Combination”). Upon completion of the Business Combination, Acies will be named PlayStudios, Inc. and adopt a corresponding ticker symbol.
On February 17, 2021, the Company provided $5 million in cash to Boss Fight Entertainment, Inc. (“Boss Fight”) in exchange for a Secured Promissory Note. Boss Fight is an independent game development studio that the Company had previously engaged with for the development of two games. The proceeds of this note are to be used primarily for Boss Fight’s development of another new game, as well as over-budget allocations related to the development of the existing two games. The note is secured by all intellectual property created, developed or acquired by Boss Fight in connection with the development of the new game. Interest will accrue on the principal amount of the note at a rate of 0.14% per annum. All unpaid principal and accrued interest will become due no later than December 31, 2023.

ANNEX A
AGREEMENT AND PLAN OF MERGER
dated as of February 1, 2021
by and among
PLAYSTUDIOS, INC.,
ACIES ACQUISITION CORP.,
CATALYST MERGER SUB I, INC.,
and
CATALYST MERGER SUB II, LLC

A-i

A-ii

A-iii

ANNEXES
Annex I—Earnout Shares
EXHIBITS
Exhibit A—Form of PubCo Charter
Exhibit B—Form of PubCo Bylaws
Exhibit C—Form of Surviving Entity A&R LLCA
Exhibit D—Form of PubCo Equity Incentive Plan
Exhibit E—Form of PubCo Employee Stock Purchase Plan
Exhibit F—Form of A&R Registration Rights Agreement
Exhibit G—Form of Support Agreement
Exhibit H—Form of FIRPTA Certificate

A-iv

AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger (this “Agreement”), dated as of February 1, 2021, is entered into by and among PlayStudios, Inc., a Delaware corporation (the “Company”), Acies Acquisition Corp., a Cayman Islands exempted company (prior to the Effective Time, “Acies” and, at and after the Effective Time, “PubCo”), Catalyst Merger Sub I, Inc., a Delaware corporation (“First Merger Sub”), and Catalyst Merger Sub II, LLC, a Delaware limited liability company (“Second Merger Sub”). Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Section 1.01 of this Agreement.
RECITALS
WHEREAS, the Company Board and the Acies Board have each approved and deemed it advisable and in the best interests of their stockholders and shareholders, respectively, to approve and adopt this Agreement;
WHEREAS, the respective governing bodies of First Merger Sub and Second Merger Sub have each approved and deemed it advisable and in the best interests of their sole stockholder and sole member, respectively, to approve and adopt this Agreement;
WHEREAS, prior to the Closing, upon the terms and subject to the conditions of this Agreement, Acies will domesticate as a Delaware corporation in accordance with the DGCL and the CICL (the “Domestication”);
WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL and DLLCA, immediately following the Domestication: (a) First Merger Sub will merge with and into the Company (the “First Merger”), with the Company surviving the First Merger as a wholly owned subsidiary of Acies (the Company, in its capacity as the surviving corporation of the First Merger, is referred to as the “Surviving Corporation”), and (b) immediately following the First Merger, and as part of an integrated transaction with the First Merger, the Surviving Corporation will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Second Merger Sub being the surviving entity of the Second Merger (Second Merger Sub, in its capacity as the surviving entity of the Second Merger, the “Surviving Entity”);
WHEREAS, in connection with the Mergers: (i) PubCo shall adopt an amended and restated certificate of incorporation substantially in the form set forth in Exhibit A (the “PubCo Charter”), to provide for, among other things, the implementation of a dual class structure so that the PubCo Class B Common Stock will have generally the same economic terms as PubCo Class A Common Stock, but will carry increased voting rights in the form of twenty (20) votes per share; (ii) PubCo shall adopt amended and restated bylaws, substantially in the form set forth in Exhibit B (the “PubCo Bylaws”); and (iii) the Surviving Entity shall adopt an amended and restated LLC agreement, substantially in the form set forth in Exhibit C (the “Surviving Entity A&R LLCA”);
WHEREAS, the Acies Board has approved the implementation of: (i) a 2021 Equity Incentive Plan, substantially in the form set forth on Exhibit D hereto (the “PubCo Equity Incentive Plan”), and (ii) a 2021 Employee Stock Purchase Plan, substantially in the form set forth on Exhibit E hereto (the “PubCo Employee Stock Purchase Plan”), in each case, effective as of the Closing;
WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Acies and Acies Acquisition LLC, a Delaware limited liability company (the “Sponsor”), are entering into that certain Sponsor Agreement (the “Sponsor Agreement”), whereby, among other things, the Sponsor has agreed: (i) to vote its Acies Class B Ordinary Shares in favor of the Transactions; (ii) to waive certain anti-dilution provisions contained in the Acies Organizational Document; and (iii) to forfeit certain of its Acies Class B Ordinary Shares and Acies Warrants for no consideration and subject certain of its shares of PubCo Class A Common Stock to vesting conditions;
WHEREAS, concurrently with the consummation of the Transactions, Acies will cause the Registration Rights Agreement to be amended and restated, substantially in the form set forth in Exhibit F (the “A&R Registration Rights Agreement”);

WHEREAS, concurrently with the execution and delivery of this Agreement, the PIPE Investors and Acies have entered into subscription agreements (the “Subscription Agreements”) pursuant to which the PIPE Investors have agreed to purchase an aggregate of 25,000,000 shares of PubCo Class A Common Stock at the Closing Stock Price immediately prior to the Effective Time (the “PIPE Financing” and the aggregate purchase price of such shares, the “PIPE Financing Amount”);
WHEREAS, pursuant to the Acies Organizational Document, Acies shall provide an opportunity to the Acies Shareholders to have their Acies Class A Ordinary Shares redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement, the Acies Organizational Document, the Trust Agreement, and the Proxy Statement in conjunction with obtaining approval from the Acies Shareholders of this Agreement and the Transactions (the “Offer”); and
WHEREAS, each of the Parties intends that, for U.S. federal income tax purposes, (i) this Agreement shall constitute a “plan of reorganization” within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended and the Treasury Regulations promulgated thereunder (the “Code”), and (ii) the Mergers, taken together, shall constitute a “reorganization” within the meaning of Section 368(a) of the Code to which Acies and the Company are parties as defined in Section 368(b) of the Code (the “Intended Tax Treatment”);
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, Acies, First Merger Sub, Second Merger Sub and the Company agree as follows:
ARTICLE 1
Certain Definitions
Section 1.01.   Definitions.
(a)   As used herein, the following terms shall have the following meanings:
“Acies Board” means the board of directors of Acies.
“Acies Class A Ordinary Shares” means the Class A ordinary shares of Acies, par value $0.0001 per share.
“Acies Class B Ordinary Shares” means the Class B ordinary shares of Acies, par value $0.0001 per share.
“Acies Disclosure Schedule” means that certain disclosure letter delivered by Acies, First Merger Sub and Second Merger Sub to the Company in connection with this Agreement.
“Acies Material Adverse Effect” means a material adverse effect on the ability of the Acies Parties to consummate the Transactions.
“Acies Ordinary Shares” means Acies Class A Ordinary Shares and Acies Class B Ordinary Shares.
“Acies Organizational Document” means the Amended and Restated Articles of Association of Acies, adopted on October 22, 2020.
“Acies Parties” means Acies, First Merger Sub and Second Merger Sub.
“Acies Share Redemptions” means any redemptions of Acies Class A Ordinary Shares in connection with the Offer.
“Acies Shareholder” means a holder of Acies Ordinary Shares.
“Acies Units” means the units of Acies issued in connection with its initial public offering, which such units are comprised of one share of Acies Class A Ordinary Shares and one-third of one Acies Warrant.
“Acies Warrants” means rights to acquire Acies Class A Ordinary Shares that were included in the Acies Units sold as part of Acies’ initial public offering or sold to the Sponsor in a private placement in connection with such initial public offering.

“Acquisition Proposal” means, other than the Transactions, any offer or proposal relating to, in a single transaction or a series of related transactions: (i) with respect to the Company Group, (A) any acquisition or purchase, direct or indirect, of (x) a portion of the business of the Company Group that comprises 25% or more of its combined net revenues or net income, taken as a whole, (y) 25% or more of the consolidated assets of the Company Group, taken as a whole, or (z) 25% or more of the Company Common Stock and the Company Preferred Stock (on an as converted basis) or 25% or more of the capital stock of a Subsidiary or Subsidiaries of the Company whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Company Group, taken as a whole or (B) a merger, consolidation, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving any member or members of the Company Group whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Company Group, taken as a whole; or (ii) with respect to Acies, a merger, consolidation, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction that would constitute a Business Combination with or involving Acies (or any Affiliate or Subsidiary of Acies) and any party other than the Company.
“Action” means any claim, action, suit, investigation, assessment, arbitration, or proceeding, in each case that is by or before any Governmental Authority.
“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.
“Aggregate Closing Consideration” means $1,041,000,000.
“Ancillary Agreements” means the Support Agreements, the Sponsor Agreement, the Subscription Agreements, the A&R Registration Rights Agreement and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.
“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010, and any rules or regulations promulgated thereunder or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).
“Antitrust Laws” means any federal, state, provincial, territorial and foreign statutes, rules, regulations, Governmental Orders, administrative and judicial doctrines and other applicable Laws that are designed or intended to prohibit, restrict or regulate foreign investment or actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
“Available Cash Consideration” means an amount of cash equal to the lesser of: (i) Available PubCo Cash minus the Closing Payments minus Minimum Cash; and (ii) $150,000,000 (for the avoidance of doubt, Available Cash Consideration may be equal to $0).
“Available PubCo Cash” means all cash of any of the Acies Parties as of 12:01 a.m. Pacific Time on the Closing Date, in each case, calculated in accordance with the accounting principles, policies, procedures, practices, applications and methodologies used in preparing the Acies Audited Financial Statements, including: (i) the funds remaining in the Trust Account following any Acies Share Redemptions in connection with the Offer and (ii) the net proceeds actually received by Acies in the PIPE Financing and shall be calculated net of any outstanding checks written or ACH transactions or wire transfers that have been issued but remain outstanding or uncleared (but inclusive, for the avoidance of doubt, of ACH and wire transfer fees) as of 12:01 a.m. Pacific Time on the Closing Date.
“Business Combination” has the meaning given to such term in the Acies Organizational Document.
“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in San Francisco, California or New York, New York are authorized or required by Law to close.
“CICL” means the Companies Law (2021 Revision) of the Cayman Islands.

“Closing Donation Amount” means the amount of charitable donations to be made in connection with the Transactions, as determined by the Company in an aggregate amount not to exceed $2,500,000.
“Closing Payments” means, without duplication, (i) the Outstanding Company Expenses; (ii) the Outstanding Acies Expenses; (iii) the Closing Transaction Bonus Amount; and (iv) the Closing Donation Amount.
“Closing Stock Price” means $10.00 per share.
“Closing Transaction Bonus Amount” means the amount of transaction bonuses to be awarded by the Company in connection with the Transactions as determined by the Chief Executive Officer of the Company in an aggregate amount not to exceed $5,000,000.
“Company Board” means the board of directors of the Company.
“Company Bylaws” means the Company’s Amended and Restated Bylaws.
“Company Capital Stock” means, collectively, the Company Common Stock and Company Preferred Stock.
“Company Certificate of Incorporation” means the Sixth Amended and Restated Certificate of Incorporation of the Company, as filed on February 27, 2019, as it may be amended, restated or otherwise modified from time to time.
“Company Common Stock” means the common stock of the Company, par value $0.00005 per share.
“Company Disclosure Schedule” means that certain disclosure letter delivered by the Company to Acies, First Merger Sub and Second Merger Sub in connection with this Agreement.
“Company Employee” means any employee of any member of the Company Group.
“Company Group” means the Company and its Subsidiaries.
“Company Intellectual Property” means any and all Intellectual Property owned or purported to be owned by any member of the Company Group.
“Company Investor Rights Agreement” means that certain Second Amended and Restated Investor Rights Agreement, dated as of June 2, 2014 and as it may be amended or modified from time to time, by and among the Company and the other parties thereto.
“Company Material Adverse Effect” means a material adverse effect on (a) the financial condition, business, assets or results of operations of the Company Group, taken as a whole, excluding any effect resulting from: (i) the taking by any member of the Company Group of any COVID-19 Actions; (ii) any change in applicable Laws, or regulatory policies or interpretations thereof or in accounting or reporting standards or principles or interpretations thereof; (iii) any change in interest rates or economic, financial, market or political conditions generally; (iv) any change generally affecting any of the industries or markets in which any member of the Company Group operates; (v) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster or act of God, any epidemic or pandemic (including the COVID-19 pandemic) and any other force majeure event; (vi) the announcement or the execution of this Agreement, the pendency or consummation of the Mergers or the performance of this Agreement (or the obligations hereunder), other than with respect to Section 4.04; (vii) the compliance with the express terms of this Agreement, other than pursuant to Section 6.01(a); or (viii) in and of itself, the failure of the Company Group, taken as a whole, to meet any projections, forecasts or budgets or estimates of revenues, earnings or other financial metrics for any period beginning on or after the date of this Agreement; except, in the case of each of clauses (i), (ii), (iii), (iv) or (v), to the extent that any such effect has a disproportionate adverse effect on the Company Group, taken as a whole, relative to the adverse effect on other companies operating in the social gaming industry or the other industries in which the Company Group materially engage; provided further that clause (viii) shall not preclude Acies from asserting that any facts or occurrences giving rise to or contributing to such effects that are not otherwise excluded from the definition of Company

Material Adverse Effect should be taken into account in determining whether a Company Material Adverse Effect would have reasonably been expected to occur, or (b) the ability of the Company to consummate the Transactions.
“Company Option” means each option to purchase shares of Company Common Stock granted under the Company Stock Plan or otherwise.
“Company Optionholder” means each holder of a Company Option.
“Company ROFR and Co-Sale Agreement” means that certain Second Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of June 2, 2014 and as it may be amended or modified from time to time, by and among the Company and the other parties thereto.
“Company Stock Plan” means the Company’s 2011 Omnibus Stock and Incentive Plan, as amended.
“Company Stockholder” means a holder of Company Capital Stock, immediately prior to the Effective Time.
“Company TSM Shares” means, without duplication, as of immediately before the Effective Time, the sum of: (i) the number of issued and outstanding shares of Company Common Stock (including, without duplication, the number of shares of Company Preferred Stock on an as-converted basis); (ii) the number of shares of Company Common Stock and Company Preferred Stock (on an as converted basis) issued or issuable upon the exercise of all vested Company Options (including after giving effect to any acceleration of any unvested Company Options in connection with the consummation of the Transactions); and (iii) the shares of Company Common Stock (including, without duplication, the number of shares of Company Preferred Stock on an as-converted to Company Common Stock basis) underlying the Company Warrants, in each case of clauses (ii) and (iii), determined on a net exercise basis. For purposes of determining the number of shares of Company Common Stock on a net exercise basis under clauses (ii) and (iii), the per-share value of the Company Common Stock shall be equal to the (A) the sum of (1) the Aggregate Closing Consideration plus (2) the aggregate exercise price of all vested Company Options and Company Warrants divided by (B) the Company TSM Shares determined as if the words “net exercise basis” were replaced with the words “cash exercise basis”.
“Company Voting Agreement” means the Second Amended and Restated Voting Agreement, dated as of June 2, 2014 and as it may be amended or otherwise modified from time to time, by and among the Company and the other parties thereto.
“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders (other than any Company Benefit Plans).
“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other epidemics, pandemics or disease outbreaks.
“COVID-19 Action” means any action taken or omitted to be taken after the date of this Agreement that is (i) consistent with the past practice of the Company in response to COVID-19 prior to the date of this Agreement and not prohibited by applicable Law, or (ii) reasonably determined to be necessary or prudent to be taken in response to COVID-19 or any of the measures described in the definition of “COVID-19 Measures,” including the establishment of any policy, procedure or protocol.
“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Governmental Order, Action, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security (CARES) Act.
“Derivative Securities” means, with respect to a Person, (i) securities of such Person convertible into or exchangeable for shares of capital stock or other voting securities of, or ownership interests in, such Person; (ii) subscriptions, warrants, calls, options, stock appreciation rights or other rights to acquire from such Person, or other obligation of such Person to issue, any capital stock or other voting securities of, or ownership interests in, such Person, or securities convertible into or exchangeable for capital stock or other voting securities of, or ownership interests in, such Person; or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or other equity or equity-linked incentives or awards or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, such Person.
“DGCL” means the General Corporation Law of the State of Delaware.
“DLLCA” means the Limited Liability Company Act of the State of Delaware.
“Environmental Laws” means any and all applicable Laws relating to pollution, protection of the environment (including natural resources) and human health and safety, or the use, storage, emission, disposal or release of or exposure to Hazardous Materials.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means, with respect to each member of the Company Group, any Person, trade or business (whether or not incorporated) that, together with such member of the Company Group, is required to be treated as a “single employer” under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(i) of ERISA.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Ratio” means the quotient obtained by dividing (a) the Per Share Merger Consideration Value by (b) the Closing Stock Price.
“Founder” means Andrew Pascal, in his capacity as a Company Stockholder.
“Founder Group” means the Founder, the Founder Trust and their respective controlled Affiliates.
“Founder Trust” means the Pascal Family Trust.
“Fraud” means actual and intentional common law fraud committed by a party hereto with respect to the making of the representations and warranties set forth in Article 4 or Article 5, as applicable. Under no circumstances shall “fraud” include any equitable fraud, constructive fraud, negligent misrepresentation, unfair dealings, or any other fraud or torts based on recklessness or negligence.
“GAAP” means United States generally accepted accounting principles, consistently applied.
“Games” means all Software used in connection with the “myVEGAS Bingo”, “myVEGAS Slots”, “POP! Slots”, “myKONAMI Slots”, “myVEGAS Blackjack” and “Kingdom Boss” game offerings.
“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation and the “Governing Documents” of an exempted company are its memorandum and articles of association.
“Governmental Authority” means any federal, state, provincial, municipal, local or non-U.S. government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, arbitrator, court or tribunal.
“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.
“Hazardous Material” means any material, substance or waste that is listed, regulated, or defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under applicable Environmental Laws, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable or explosive substances, mold, per- and polyfluoroalkyl substances or pesticides.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.
“Indebtedness” means, with respect to any Person, without duplication, any obligations (whether or not contingent) consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) amounts owing as deferred purchase price for property or services, including “earnout” payments, (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (d) contingent reimbursement obligations with respect to letters of credit, bankers’ acceptance or similar facilities (in each case, to the extent drawn), (e) payment obligations of a third party secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed, (f) obligations under capitalized leases, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) guarantees with respect to any amounts of a type described in clauses (a) through (g) above; and (i) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations; provided, however, that Indebtedness shall not include accounts payable to trade creditors and accrued expenses arising in the ordinary course of business.
“Intellectual Property” means (a) trademarks, service marks, trade names, trade dress, domain names, social media identifiers, brand names, logos and other source identifiers and all goodwill related thereto, (b) mask works, database rights and copyrights, (c) inventions (whether or not patentable), trade secrets, know-how, processes, procedures, source code and other confidential business information (collectively, “Trade Secrets”), (d) patents, patent applications and other patent rights including any divisionals, continuations, continuations-in-part, reissues and reexaminations thereof, (e) Software, (f) any registrations or applications for registration of any of the foregoing and (g) any other type of proprietary intellectual property rights.
“International Trade Laws” means all Laws relating to the import, export, re-export, deemed export, deemed re-export, or transfer of information, data, goods, and technology, including but not limited to the Export Administration Regulations administered by the United States Department of Commerce, the International Traffic in Arms Regulations administered by the United States Department of State, customs and import Laws administered by United States Customs and Border Protection, any other export or import controls administered by an agency of the United States government, the anti-boycott regulations administered by the United States Department of Commerce and the United States Department of the Treasury, and other Laws adopted by Governmental Authorities of other countries relating to the same subject matter as the United States Laws described above.
“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.
“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied by the Company or any of its Subsidiaries.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, easement, right of way, purchase option, right of first refusal, covenant, restriction, security interest, title defect, encroachment or other survey defect, or other lien or encumbrance of any kind, except for any restrictions arising under any applicable Securities Laws. Without limiting the generality of the foregoing, for purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.
“Minimum Cash” means $200,000,000.
“Nasdaq” means The Nasdaq Global Select Market, The Nasdaq Global Market or The Nasdaq Capital Market.

“Parties” means (i) with respect to this Agreement, the Company, Acies, First Merger Sub and Second Merger Sub (and their permitted successors and assigns), and (ii) with respect to any Ancillary Agreement, the parties named in the preamble thereto (and their permitted successors and assigns), and references herein to a “Party” or the “Parties” means any of them.
“Per Share Merger Consideration Value” means (a) the Aggregate Closing Consideration divided by (b) the Company TSM Shares.
“Per Share Stock Consideration” means (a) other than as provided in clause (b), with respect to any share of Company Common Stock (including on an as-converted basis with respect to any shares of Company Preferred Stock) issued and outstanding immediately prior to the Effective Time, a number of validly issued, fully paid and nonassessable shares of PubCo Class A Common Stock equal to the Exchange Ratio, and (b) with respect to any share of Company Common Stock (including on an as-converted basis with respect to any shares of Company Preferred Stock) owned by any member of the Founder Group, a number of validly issued, fully paid and nonassessable shares of PubCo Class B Common Stock equal to the Exchange Ratio.
“Permits” means all permits, licenses, certificates of authority, authorizations, approvals, registrations and other similar consents issued by or obtained from a Governmental Authority.
“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens (A) that arise in the ordinary course of business, (B) that relate to amounts not yet delinquent or (C) that are being contested in good faith through appropriate Actions, and either are not material or appropriate reserves for the amount being contested have been established in accordance with GAAP, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions to the extent appropriate reserves have been established in accordance with GAAP, (iv) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property, (v) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business, (vi) Liens that secure obligations that are reflected as liabilities on, or referred to in the notes to, the most recent balance sheet included in the Company Financial Statements, (vii) in the case of real property, whether or not leased, matters that would be disclosed by an accurate survey or inspection of any such real property which do not materially interfere with the current use or occupancy of such real property, (viii) requirements and restrictions of zoning, building and other applicable Laws and municipal by-laws, and development, site plan, subdivision or other agreements with municipalities, which do not materially interfere with the current use or occupancy, (ix) statutory Liens of landlords for amounts that (A) are not due and payable, (B) are being contested in good faith by appropriate proceedings and either are not material or appropriate reserves for the amount being contested have been established in accordance with GAAP or (C) may thereafter be paid without penalty and (x) Liens described on Section 1.01(A) of the Company Disclosure Schedule or incurred in connection with activities permitted under Section 6.01 hereof (including, for the avoidance of doubt, any refinancings of existing indebtedness of the Company).
“Person” means any individual, firm, corporation, partnership (limited or general), limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.
“Personal Information” means any information, in any form, that (a) identifies, or could be used, directly or indirectly, to identify, contact, or locate a natural Person, including name, address, telephone number, email address, payment card information, government-issued identifier, online identifier, device identifier, IP address, browsing history, search history, or other website, application or online activity or usage data, location data, or biometric data, and/or (b) is considered “personally identifiable information,” “personal information,” or “personal data” by one or more applicable Laws.
“PIPE Investor” means any Person that is a party to a Subscription Agreement.
“Pre-Closing Acies Qualified Expenses” means the cost of any filing (or similar) fees paid by Acies prior to the Effective Time in connection with seeking any governmental or regulatory approval pursuant to the performance of its obligations under Section 8.01 and Section 8.02.

“Privacy Laws” means all applicable Laws and binding industry guidance, in each case as amended, consolidated, re-enacted or replaced from time to time, governing the privacy, security, or Processing of Personal Information, data breach and notification, website and mobile application privacy policies and practices, Social Security number protection, Processing and security of payment card information, and email, text message, or telephone communications, including the Health Insurance Portability and Accountability Act, the Children’s Online Privacy Protection Act, the Telephone Consumer Protection Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act, the Federal Trade Commission Act, the California Consumer Privacy Act, the General Data Protection Regulation 2016/679 (GDPR) and any applicable national laws which implement the GDPR, the United Kingdom GDPR and UK Data Protection Act 2018, the e-Privacy Directive (Directive 2002/58/EC) and any applicable national laws which implement the e-Privacy Directive including in the United Kingdom, and, to the extent applicable, Payment Card Industry Data Security Standards.
“Privacy Policies” means each external or internal, past or present, policy, notice, and/or statement relating to Personal Information.
“Process” or “Processing” means any operation or set of operations which is performed on Personal Information, such as the use, collection, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination or combination of such Personal Information.
“PubCo Board” means the board of directors of PubCo.
“PubCo Class A Common Stock” means Class A common stock of PubCo, par value $0.0001 per share, entitling the holder of each such share to one (1) vote per share.
“PubCo Class B Common Stock” means Class B common stock of PubCo, par value $0.0001 per share, entitling the holder of each such share to twenty (20) votes per share.
“PubCo Common Stock” means, collectively, the PubCo Class A Common Stock and PubCo Class B Common Stock.
“PubCo Governing Documents” means the PubCo Charter and the PubCo Bylaws.
“Redeeming Shareholder” means an Acies Shareholder who demands that Acies redeem its Acies Class A Ordinary Shares for cash in connection with the Offer and in accordance with the Acies Organizational Document.
“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of October 22, 2020 (as it may be amended or modified from time to time), by and among the Acies, the Sponsor and the other parties thereto.
“Representatives” means, collectively, with respect to any Person, such Person’s Affiliates and the officers, directors, employees, agents or advisors, including any investment banker, broker, attorney, legal counsel, accountant, consultant or other authorized representative of such Person and its Affiliates.
“Requisite Company Stockholders” mean each of the holders of Company Capital Stock set forth on Section 6.02 of the Company Disclosure Schedule.
“Rewards Partners” means rewards partners of the Company Group that have contractual arrangements with the Company Group to offer rewards to end-users of the Company Group’s mobile gaming applications that can be redeemed with loyalty points issued by the Company Group.
“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws (at the time of this Agreement, the Crimea region, Cuba, Iran, North Korea and Syria).
“Sanctioned Person” means (i) any Person identified in any sanctions-related list of designated Persons maintained by (a) the United States Department of the Treasury’s Office of Foreign Assets Control, the United States Department of Commerce, Bureau of Industry and Security, or the United States Department of State; (b) Her Majesty’s Treasury of the United Kingdom; (c) any committee of the United Nations Security Council; or (d) the European Union; (ii) any Person located, organized, or resident in, organized in, or a Governmental Authority or government instrumentality of, any Sanctioned Country; and (iii) any Person directly or indirectly owned or controlled by, or acting for the benefit or on behalf of, a Person described in clause (i) or (ii), either individually or in the aggregate.
“Sanctions Laws” means those trade, economic and financial sanctions Laws administered, enacted or enforced from time to time by (i) the United States (including the Department of the Treasury’s Office of Foreign Assets Control), (ii) the European Union and enforced by its member states, (iii) the United Nations, or (iv) Her Majesty’s Treasury of the United Kingdom.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.
“Service Provider” means any employee (including any Company Employee), officer, director, manager, individual independent contractor or consultant of the Company Group.
“Software” means all computer software, applications, and programs, including software compilations, development tools, compilers, files, scripts, architecture, application programming interfaces, mobile applications, algorithms, user interfaces, menus, buttons, icons, and documentation related thereto or associated therewith as well as any foreign language versions, fixes, upgrades, updates, enhancements, new versions, previous versions, new releases and previous releases thereof, in each case, whether in source code, object code or human readable form.
“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a general or limited partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.
“Support Agreement” means a support agreement, substantially in the form of Exhibit G, providing for certain stockholders of the Company to, among other things, vote in favor of the adoption of this Agreement and support the consummation of the Transactions.
“Tax” means any federal, state, provincial, territorial, local, non-U.S. and other income, estimated unemployment, social security, alternative or add-on minimum, franchise, gross income, adjusted gross income or gross receipts, employment, withholding, payroll, ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, estimated, sales, use, or other tax or other like governmental fee or assessment, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto by a Governmental Authority, and including any liability of another person for any such amounts by operation of Law or as a transferee or successor.
“Tax Return” means any return, report, statement, refund, claim, declaration, information return, estimate or other document filed or required to be filed with a Governmental Authority respect to Taxes, including any schedule or attachment thereto and including any amendments thereof.
“Transaction Documents” means this Agreement and the Ancillary Agreements.
“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements, including the Mergers.
“Treasury Regulations” means the regulations promulgated under the Code.
“Willful Breach” means, with respect to any agreement, a party’s knowing and intentional material breach of any of its representations or warranties as set forth in such agreement, or such party’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of such agreement.
(b)   Each of the following terms is defined in the Section set forth opposite such term:
Term	Section
$12.50 Earnout Shares	Annex I
$12.50 Share Price Milestone	Annex I
$12.50 Share Price Milestone Date	Annex I
$15.00 Earnout Shares	Annex I
$15.00 Share Price Milestone	Annex I
$15.00 Share Price Milestone Date	Annex I
A&R Registration Rights Agreement	Preamble
Acies	Preamble
Acies Affiliate Agreement	5.23
Acies Anti-Dilution Provisions	2.01
Acies Benefit Plans	5.16
Acies Board Recommendation	5.03(b)
Acies Cure Period	10.01(d)(i)
Acies SEC Documents	5.07(a)
Acies Shareholder Approval	5.03(a)
Aggregate Cash Election Amount	3.05(a)(i)
Agreement	Preamble
Allocation Statement	3.09(b)
Cash Electing Share	3.05(a)(i)
Cash Election	3.05(a)(i)
Cash Fraction	3.05(a)(i)
Certificate of Merger	3.01(b)
Chosen Courts	11.10
Closing	3.01(a)
Closing Date	3.01(a)
Code	Preamble
Company	Preamble
Company Affiliate Agreement	4.12
Company Audited Financial Statements	4.07
Company Benefit Plan	4.17(a)
Company Cure Period	10.01(c)(ii)
Company D&O Insurance	8.06(b)
Company Designees	3.04(a)(ii)
Company Financial Statements	4.07(a)
Company Personal Information	4.16(b)
Company Preferred Stock	4.06(a)
Company Stock Certificates	3.06(c)
Company Stockholder Approval	4.03(a)
Company Stockholder Cash Consideration	3.05(a)

Term	Section
Company Stockholder Consideration	3.05(a)
Company Stockholder Stock Consideration	3.05(a)
Company Subsidiary Securities	4.02(d)
Company Unaudited Financial Statements	4.07(a)
Confidentiality Agreement	11.08
Converted Option	3.07(a)
Data Partners	4.16(b)
Dissenting Shares	3.14
Domestication Effective Time	2.01
Earnout Denominator	Annex I
Earnout Expiration Date	Annex I
Earnout Milestones	Annex I
Earnout Participant	Annex I
Earnout Pro Rata Portion	Annex I
Earnout Shares	Annex I
Earnout Strategic Transaction	Annex I
Effective Time	3.01(b)
Election Time	3.06(a)
End Date	10.01(b)
ERISA	4.17(a)
Exchange Agent	3.10(a)
First Merger	Preamble
First Merger Sub	Preamble
Form of Election	3.06(b)
Founder	Preamble
Funding Amount	3.10(a)
Interim Period	6.01
Key Employee	6.01(a)(xi)
JOBS Act	7.04(d)
Lease	4.13(c)
Letter of Transmittal	3.10(b)
Material Contracts	4.12(a)
Mergers	Preamble
Minimum Cash Condition	9.03(e)
Multiemployer Plan	4.17(e)
Offer	Preamble
Outstanding Acies Expenses	3.09(a)(iii)
Outstanding Company Expenses	3.09(a)
PIPE Financing	Preamble
PIPE Financing Amount	Preamble
Primary Capital Wire Amount	3.09(b)(ii)
Privacy Commitments	4.16(b)
Proposals	8.02(a)

Term	Section
Proxy Statement	8.02(a)
PubCo	Preamble
PubCo Bylaws	Preamble
PubCo Charter	Preamble
PubCo Class A Common Warrant	2.02(c)
PubCo Employee Stock Purchase Plan	Preamble
PubCo Equity Incentive Plan	Preamble
PubCo Fully Diluted Shares	8.08(a)
Registration Rights Agreement	Preamble
Registration Statement	8.02(a)
Second Certificate of Merger	3.01(c)
Second Effective Time	3.01(c)
Second Merger	Preamble
Second Merger Sub	Preamble
Security Incident	4.16(e)
Series A Preferred	4.06(a)
Series B Preferred	4.06(a)
Series C Preferred	4.06(a)
Series C-1 Preferred	4.06(a)
Shareholder Action	8.10
Sponsor	Preamble
Sponsor Agreement	Preamble
Stock Electing Share	3.05(a)(ii)
Stock Election	3.05(a)(ii)
Subscription Agreement	Preamble
Surviving Corporation	Preamble
Surviving Entity	Preamble
Surviving Provisions	10.02
Terminating Acies Breach	10.01(d)
Terminating Company Breach	10.01(c)(ii)
Trust Account	5.18(a)
Trust Agreement	5.18(a)
Trustee	5.18(a)
WARN Act	4.18(b)
Section 1.02.   Construction.
(a)   Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article,” “Section” “Schedule,” “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b)   When used herein, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of the Company’s or Acies’ business, as applicable (including, for the avoidance of doubt, in light of COVID-19).
(c)   Any reference in this Agreement to “PubCo” shall also mean Acies to the extent the matter relates to the pre-Closing period and any reference to “Acies” shall also mean “PubCo” to the extent the matter relates to the post-Closing period (including, for the purposes of this Section 1.02(c), the Effective Time).
(d)   Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.
(e)   Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.
(f)   The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any party.
(g)   Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day. Whenever this Agreement refers to a time, such time shall refer to Pacific Time.
(h)   All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
(i)   The phrases “delivered,” “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been (i) provided no later than one (1) Business Day prior to the date of this Agreement to the party to which such information or material is to be provided or furnished (A) in the virtual “data room” maintained on iDeals under the title “Project Catalyst VDR” or (B) by delivery to such party or its legal counsel via electronic mail or hard copy form, or (ii) with respect to Acies, publicly filed with the SEC by Acies on or no later than one (1) Business Day prior to the date hereof.
Section 1.03.   Knowledge.   As used herein, the phrase “to the knowledge of” shall mean the actual knowledge of:
(a)   in the case of the Company, those individuals named in Section 1.03 of the Company Disclosure Schedule; and
(b)   in the case of Acies or the Acies Parties, as applicable, those individuals named in Section 1.03 of the Acies Disclosure Schedule.
ARTICLE 2
The Domestication
Section 2.01.   The Domestication.   Prior to the Closing and the Effective Time, Acies shall cause the Domestication to become effective, including by:
(a)   filing with the Delaware Secretary of State a Certificate of Domestication with respect to the Domestication, together with the PubCo Charter, in each case, in accordance with the provisions thereof and applicable Law;
(b)   taking all actions necessary so that the PubCo Bylaws shall become the effective bylaws of PubCo;

(c)   completing, making and procuring all those filings required to be made with the Cayman Registrar in connection with the Domestication; and
(d)   obtaining a certificate of de-registration from the Cayman Registrar.
The Domestication shall become effective at the time when the Certificate of Domestication has been duly filed with the Secretary of State of the State of Delaware or at such later time (but prior to the Effective Time) as may be agreed by Acies and the Company in writing and specified in the Certificate of Domestication (the “Domestication Effective Time”). In connection with the Domestication, Sponsor shall waive the application of the anti-dilution provisions contained in Section 17.3 of the Acies Organization Document (the “Acies Anti-Dilution Provisions”) in the manner and on the terms contemplated by the Sponsor Agreement.
Section 2.02.   Effects of Domestication.   At the Domestication Effective Time, by virtue of the Domestication and without any action on the part of the Acies Parties or any holder of Acies Ordinary Shares or Acies Warrants:
(a)   each then issued and outstanding Acies Class A Ordinary Share will convert automatically, on a one-for-one basis, into one share of PubCo Class A Common Stock;
(b)   each then issued and outstanding Acies Class B Ordinary Share will convert automatically, on a one-for-one basis, into one share of PubCo Class A Common Stock after giving effect to the forfeiture of certain Acies Class B Ordinary Shares held by the Sponsor pursuant to the Sponsor Agreement; and
(c)   each then issued and outstanding Acies Warrant will convert automatically, on a one-for-one basis, into a warrant to acquire PubCo Class A Common Stock on substantially the same terms and conditions (including the same “Warrant Price” as specified in the Acies Warrant but with references to Acies Class A Ordinary Shares replaced with references to shares of PubCo Class A Common Stock and such other changes as reasonably necessary to give effect to the Domestication) (each, a “PubCo Class A Common Warrant”), after giving effect to the forfeiture of certain Acies Warrants held by the Sponsor pursuant to the Sponsor Agreement.
ARTICLE 3
The Mergers; Closing
Section 3.01.   The Mergers; Closing
(a)   The closing of the Mergers (the “Closing”) shall take place as soon as possible, but in any event no later than three (3) Business Days, after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the Party or Parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Acies and the Company may mutually agree. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”
(b)   At the Closing and immediately following the Domestication, the First Merger shall be consummated in accordance with this Agreement and the DGCL and evidenced by a certificate of merger between First Merger Sub and the Company (the “Certificate of Merger”), with the First Merger to be consummated immediately upon filing of the Certificate of Merger or at such later time as may be agreed by Acies and the Company in writing and specified in the Certificate of Merger (the “Effective Time”). At the Effective Time, First Merger Sub shall be merged with and into the Company. As a result of the First Merger, the separate corporate existence of First Merger Sub shall cease and the Company shall continue as the Surviving Corporation (and references herein to the Company for periods after the Effective Time until the Second Effective Time shall include the Surviving Corporation).
(c)   Immediately following the Effective Time, the Second Merger shall be consummated in accordance with this Agreement, the DGCL and the DLLCA and evidenced by a certificate of merger between Second Merger Sub and the Surviving Corporation (the “Second Certificate of Merger”), with the Second Merger to be consummated immediately upon filing of the Second Certificate of Merger or at such later time as may be agreed by Acies and the Company in writing and specified in the Second Certificate of Merger (the “Second Effective Time”). At the Second Effective Time, the Surviving Corporation shall be merged with and into the Second Merger Sub. As a result of the Second Merger, the separate corporate existence of the Surviving Corporation shall cease and the Second Merger Sub shall continue as the surviving entity of the Second Merger (and references herein to the Company or the Surviving Corporation for periods after the Second Effective Time shall include the Surviving Entity).
(d)   Acies shall cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement in connection with the Closing to be so delivered and shall cause the Trustee, at the Closing, to (i) pay as and when due all amounts payable for the Acies Share Redemptions and (ii) pay all amounts then available in the Trust Account in accordance with this Agreement and the Trust Agreement, including the transfer of funds which shall comprise a portion of the Primary Capital Wire Amount to PubCo from the Trust Account. Thereafter, the Trust Account shall terminate.
Section 3.02.   Effects of the Mergers.
(a)   At the Effective Time, the effect of the First Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and First Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and First Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.
(b)   At the Second Effective Time, the effect of the Second Merger shall be as provided in the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of the Surviving Corporation and Second Merger Sub shall vest in the Surviving Entity, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Surviving Corporation and Second Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Entity.
Section 3.03.   Organizational Documents of Acies, the Surviving Corporation and the Surviving Entity.
(a)   At the Effective Time by virtue of the Merger, the certificate of incorporation and bylaws of First Merger Sub, as in effect immediately prior to the Effective Time, shall be adopted as the certificate of incorporation and bylaws of the Surviving Corporation, until thereafter supplemented or amended in accordance with their terms and the DGCL.
(b)   At the Second Effective Time by virtue of the Second Merger, the certificate of formation of Second Merger Sub, as in effect immediately prior to the Second Effective Time, shall be the certificate of formation of the Surviving Entity until thereafter amended in accordance with its terms and as provided by the DLLCA and the Surviving Entity shall adopt the Surviving Entity A&R LLCA.
Section 3.04.   Directors and Officers; Certain Closing Actions.
(a)   Conditioned upon the occurrence of the Closing, subject to any limitation with respect to any specific individual imposed under applicable Laws and the listing requirements of Nasdaq, the Company and the Acies Parties shall take all necessary action to cause the PubCo Board as of immediately following the Closing to consist of up to seven (7) directors, of whom:
(i)   one (1) individual shall be the chief executive officer of the Company;
(ii)   one (1) individual shall be designated by the Sponsor, which individual shall (x) qualify as “independent” under applicable SEC and Nasdaq rules and regulations, and (y) be reasonably acceptable to the Company, no later than five (5) Business Days prior to the effectiveness of the Registration Statement; and
(iii)   up to five (5) individuals shall be designated by the Company no later than five (5) Business Days prior to the effectiveness of the Registration Statement (the “Company Designees”).

(b)   Upon each individual becoming a director of the PubCo Board, PubCo will enter into customary indemnification agreements reasonably satisfactory to the Company and each such director.
(c)   Conditioned upon the occurrence of the Closing, the Company and Acies shall take all actions necessary or appropriate (including securing resignations or removals, effective as of the Effective Time and making such appointments as are necessary) to cause the Persons determined by the Company and communicated in writing to Acies prior to the Closing Date to be the officers of PubCo and officers and managers of the Surviving Entity until the earlier of their resignation or removal or until their respective successors are duly appointed.
(d)   Prior to the Effective Time, First Merger Sub and Second Merger Sub shall each deliver to the Company an executed consent of its sole stockholder and sole member, respectively, approving this Agreement and the First Merger and the Second Merger, respectively.
(e)   Concurrently with the Closing:
(i)   PubCo shall adopt the PubCo Equity Incentive Plan and the PubCo Employee Stock Purchase Plan.
(ii)   Acies shall cause the Registration Rights Agreement to be amended and restated to be substantially in the form of the A&R Registration Rights Agreement. Acies shall have provided all Persons listed in Section 3.04(e) of the Company Disclosure Schedule a reasonable opportunity to become parties to the A&R Registration Rights Agreement before the Closing and will include them as parties if so requested by them.
Section 3.05.   Effect on Capital Stock. Subject to the provisions of this Agreement:
(a)   At the Effective Time (and, for the avoidance of doubt, following the consummation of the Domestication), by virtue of the First Merger and without any action on the part of any Company Stockholder, subject to and in consideration of the terms and conditions set forth herein, each share of Company Common Stock and each share of Company Preferred Stock that is issued and outstanding immediately prior to the Effective Time (other than the Dissenting Shares), shall be converted into the right to receive the following:
(i)   if the holder of such share makes a proper election to receive cash pursuant to Section 3.06 by the Election Time (a “Cash Election”) with respect to such share, which election has not been revoked pursuant to Section 3.06 (each such share, a “Cash Electing Share”), an amount in cash for such Cash Electing Share, without interest, equal to the Per Share Merger Consideration Value, except that if (x) the sum of the aggregate number of Dissenting Shares and the aggregate number of Cash Electing Shares multiplied by (y) the Per Share Merger Consideration Value (such product, the “Aggregate Cash Election Amount”), exceeds the Available Cash Consideration, then each Cash Electing Share shall be converted into the right to receive (A) an amount in cash, without interest, equal to the product of (1) the Per Share Merger Consideration Value and (2) a fraction, the numerator of which shall be the Available Cash Consideration and the denominator of which shall be the Aggregate Cash Election Amount (such fraction, the “Cash Fraction”) and (B) an amount of Per Share Stock Consideration multiplied by one minus the Cash Fraction; provided, that no Company Stockholder (taken together with its Affiliates) may make a Cash Election on more than fifteen percent (15%) of the shares of Company Capital Stock held by such Company Stockholder and its Affiliates;
(ii)   if the holder of such share makes a proper election to receive shares of PubCo Common Stock (a “Stock Election”) with respect to such share, which election has not been revoked pursuant to Section 3.06, or the holder of such share fails to make a Cash Election or Stock Election with respect to such share in accordance with the procedures set forth on Section 3.06 by the Election Time (each such share, a “Stock Electing Share”), the applicable Per Share Stock Consideration; and
(iii)   the contingent right to receive the applicable Earnout Pro Rata Portion of Earnout Shares (which may be zero (0)) following the Closing in accordance with Section 3.08 (the aggregate amounts of consideration allocated pursuant to this Section 3.05(a), collectively, the “Company

Stockholder Consideration,” the amount of cash thereof, the “Company Stockholder Cash Consideration” and the amount of shares of PubCo Common Stock thereof, excluding the Earnout Shares, the “Company Stockholder Stock Consideration”).
All of the shares of Company Common Stock converted into the right to receive consideration as described in this Section 3.05(a) shall no longer be outstanding and shall cease to exist, and each holder of Company Common Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive the applicable consideration described in this Section 3.05(a) into which such share of Company Common Stock shall have been converted into in the First Merger. All of the shares of Company Preferred Stock converted into the right to receive consideration described in this Section 3.05(a) shall no longer be outstanding and shall cease to exist, and each holder of Company Preferred Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive the applicable consideration described in this Section 3.05(a) into which such share of Company Preferred Stock shall have been converted into in the First Merger.
(b)   At the Effective Time, by virtue of the First Merger and without any action on the part of any holder thereof, each share of Company Capital Stock held in the treasury of the Company immediately prior to the Effective Time shall be cancelled and no payment or distribution shall be made with respect thereto;
(c)   At the Effective Time, by virtue of the First Merger and without any action on the part of any holder thereof, each share of capital stock of the First Merger Sub issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall thereupon be converted into and become an equal number of validly issued fully paid and non-assessable shares of common stock of the Surviving Corporation and all such shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation as of immediately following the Effective Time; and
(d)   At the Second Effective Time, by virtue of the Second Merger and without any action on the part of any holder thereof, each share of common stock of the Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall no longer be outstanding and shall thereupon be converted into and become an equal number of validly issued fully paid and non-assessable membership interests of the Surviving Entity and shall constitute the only outstanding equity of the Surviving Entity as of immediately following the Second Effective Time.
Section 3.06.   Consideration Election Procedure.
(a)   Each Company Stockholder entitled to receive the Company Stockholder Consideration shall be entitled to specify the number of such holder’s shares of Company Common Stock (including, without duplication, the shares of Company Common Stock into which any shares of Company Preferred Stock would convert and any shares of Company Common Stock issued in connection with the exercise of Company Options, provided such exercise occurred before the Election Time) with respect to which such holder makes a Cash Election or a Stock Election by complying with the procedures set forth in this Section 3.06 no later than 5:00 p.m. (Pacific time) on the tenth (10th) Business Day following the date on which the Form of Elections are first distributed to the Company Stockholders or such other date and time as the Company and Acies may mutually agree (the “Election Time”).
(b)   The Company shall or shall cause the Exchange Agent to distribute to each Company Stockholder (such Company Stockholders determined as of the record date for determining the Company Stockholders entitled to provide the Company Stockholder Approval via written consent pursuant to Section 6.02) a form of election (the “Form of Election”) with the Letter of Transmittal. Each Company Stockholder entitled to receive the Company Stockholder Consideration may use the Form of Election to make a Cash Election or a Stock Election. In the event that any Company Stockholder fails to make a Cash Election or a Stock Election with respect to any or all shares of Company Common Stock (including, without duplication, the shares of Company Common Stock into which any shares of Company Preferred Stock would convert) held or beneficially owned by such holder, then such holder shall be automatically deemed to have made a Stock Election with respect to those shares. The Company shall use its commercially reasonable efforts to make the Form of Election available to all persons who become Company Stockholders during the period between the record date for determining the Company Stockholders entitled to provide the Company Stockholder Approval via written consent and the Election Time, and who are entitled to receive the Company Stockholder Consideration.
(c)   Any applicable Company Stockholder’s election pursuant to the Form of Election will be deemed properly made only if the Company has received at its designated office by the Election Time a Form of Election duly, completely and validly executed and accompanied any documents required by the procedures set forth in the Form of Election, including, if the shares of Company Capital Stock to which such Form of Election relates are represented by certificates, all such certificates (the “Company Stock Certificates”). Acies and the Company shall publicly announce the Election Time upon the distribution of the Form of Elections to the registered holders of Company Capital Stock.
(d)   Any Cash Election or Stock Election is final and irrevocable, unless (i) otherwise consented to in writing by the Company, in consultation with Acies, or (ii) this Agreement is validly terminated in accordance with Article 10, in which case all Cash Elections and Stock Elections shall automatically be revoked concurrently with the termination of this Agreement. Without limiting the application of any other transfer restrictions that may otherwise exist, after a Cash Election or a Stock Election is validly made or deemed to be made with respect to any shares of Company Capital Stock, no further registration of transfers of such shares shall be made on the stock transfer books of the Company, unless and until such Cash Election or Stock Election is validly revoked in accordance with this Section 3.06.
(e)   The determination of the Company shall be final, conclusive and binding in the event of ambiguity or uncertainty as to whether or not a Cash Election or a Stock Election has been properly made or revoked pursuant to this Section 3.06. The Company shall also make all computations contemplated by Section 3.05(a)(iii), and this computation shall be final, conclusive and binding (other than in the case of manifest error). The Company may make any rules, subject to Acies’ prior written approval (such approval not to be unreasonably withheld, conditioned or delayed), as are consistent with this Section 3.06 for the implementation of Cash Elections and Stock Elections as shall be necessary or desirable to effect such elections in accordance with the terms of this Agreement.
Section 3.07.   Treatment of Company Options and Warrants.
(a)   Effective as of the Effective Time, each Company Option that is then outstanding and not exercised or terminated pursuant to its terms at or immediately prior to the Effective Time, whether or not vested or exercisable, shall be converted into a stock option to acquire shares of PubCo Class A Common Stock (a “Converted Class A Option”), or in the case of Company Options held by members of the Founder Group, shares of PubCo Class B Common Stock (a “Converted Class B Option” and, together with any Converted Class A Option, a “Converted Option”). Each such Converted Option shall continue to have, and shall be subject to, the same terms and conditions as applied to the underlying Company Option from which such Converted Option was converted immediately prior to the Effective Time (as adjusted pursuant to this Section 3.07(a) in accordance with the applicable Company Stock Plan and any award agreement). As of the Effective Time, each such Converted Option as so assumed and converted shall constitute an option to acquire (i) that number of shares of PubCo Class A Common Stock or PubCo Class B Common Stock (as applicable) determined by multiplying (A) the number of shares of Company Common Stock subject to such underlying Company Option immediately prior to the Effective Time by (B) the Exchange Ratio, which product shall be rounded down to the nearest whole number of shares, (ii) at an exercise price per share determined by dividing the exercise price per share of the underlying Company Option immediately prior to the Effective Time by the Exchange Ratio, which quotient shall be rounded up to the nearest whole cent. As of the Effective Time, all Company Options shall cease to be outstanding and each Company Optionholder shall cease to have any rights with respect to such Company Options, except with respect to the resulting Converted Options, as set forth in this Section 3.07(a). Notwithstanding anything in this Section 3.07(a) to the contrary, the exercise price and the number of shares of PubCo Class A Common Stock or PubCo Class B Common Stock, as applicable, subject to each Converted Option shall be determined in a manner consistent with the requirements of Section 409A of the Code, and, in the case of any Company Option that is intended to qualify as an incentive stock option within the meaning of Section 422 of the Code, consistent with the requirements of Section 424 of the Code.

(b)   Effective as of the Effective Time, each warrant to purchase shares of Company Capital Stock (each, a “Company Warrant”) that is issued and outstanding and not exercised or terminated pursuant to its terms at or immediately prior to the Effective Time, by virtue of the Mergers and without any action on the part of PubCo, the Company or the holder of any such Company Warrant, shall be canceled and each warrant holder shall be entitled to receive shares of Company Capital Stock in accordance with the terms of such Company Warrant.
(c)   Notwithstanding the foregoing, the conversions described in Section 3.07(a) will be subject to such modifications, if any, as are required to cause the conversion to be made in a manner consistent with the requirements of Treasury Regulation Section 1.409A-1(b)(5)(v)(D). Following the Effective Time, each Converted Option shall be subject to the Company Stock Plan and to the same terms and conditions, including, without limitation, any vesting conditions, as had applied to the corresponding Company Option as of immediately prior to the Effective Time, except for such terms rendered inoperative by reason of the Transactions, subject to such adjustments as reasonably determined by the PubCo Board to be necessary or appropriate to give effect to the conversion or the Transactions.
(d)   No later than immediately prior to the Closing, the Company shall take all actions, including obtaining appropriate resolutions of the Company Board and providing all notices, in each case, that are necessary to: (i) effectuate the transactions contemplated by this Section 3.07; and (ii) provide for the termination of the Company Stock Plan (other than with respect to Converted Options), effective as of the Closing of the Mergers, which notices, resolutions or otherwise shall be made available to Acies for its reasonable review and comment.
Section 3.08.   Earnout.   Subject to the terms of Annex I hereto, following the occurrence of an Earnout Milestone, PubCo will issue the Earnout Shares to each Earnout Participant in accordance such participant’s Earnout Pro Rata Portion. All Earnout Shares will be validly issued, fully paid and nonassessable and clear of all Liens other than any obligations under the PubCo Governing Documents or applicable Securities Law restrictions when issued. Notwithstanding the foregoing, the issuance of the Earnout Shares in respect of any vested Company Options will be subject to any withholding required pursuant to applicable Law pursuant to Section 3.11.
Section 3.09.   Consideration Calculation; Allocation Statement.
(a)   No later than 12 p.m. Pacific Time on the third (3rd) Business Day immediately preceding the Closing Date:
(i)   Acies shall provide to the Company its good faith calculation of Available PubCo Cash;
(ii)   the Company shall provide to Acies a written report setting forth a list of the fees, expenses and disbursements incurred by or on behalf of the Company in connection with the preparation, negotiation and execution of this Agreement, the other Transaction Documents and the consummation of the Transactions (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date, including: (i) the fees and disbursements of the financial advisors to the Company, including J.P. Morgan Securities LLC and LionTree Advisors LLC; (ii) the fees and disbursements of outside counsel to the Company incurred in connection with the Transactions, including Davis Polk & Wardwell LLP and DLA Piper LLP; and (iii) the fees and expenses of any other agents, advisors, accountants, auditors, tax advisors, consultants and experts employed by the Company in connection with the Transactions (collectively, the “Outstanding Company Expenses”);
(iii)   Acies shall provide to the Company a written report setting forth a list of (A) the fees, expenses and disbursements incurred by or on behalf of the Acies Parties in connection with Acies’ initial public offering (including any deferred underwriter fees), the preparation, negotiation and execution of this Agreement, the other Transaction Documents and the consummation of the Transactions (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately prior to the Closing Date, including: (i) the fees and disbursements of the financial advisors to the Acies Parties, including Morgan

Stanley & Co. LLC; (ii) the fees and disbursements of outside counsel to the Acies Parties incurred in connection with the Transactions, including Latham & Watkins LLP; and (iii) the fees and expenses of any other agents, advisors, accountants, auditors, tax advisors, consultants, and experts employed by the Acies Parties in connection with the Transactions, and (B) the amounts of any Indebtedness of Acies that will remain unpaid as of the close of business on the Business Day immediately prior to the Closing Date (collectively, the “Outstanding Acies Expenses”);
(iv)   the Company shall provide Acies with an allocation of the Closing Transaction Bonus Amount (to be determined by the Chief Executive Officer of the Company in his sole discretion) with applicable wire transfer instructions to process through the Company’s payroll; and
(v)   the Company shall provide Acies with an allocation of the Closing Donation Amount for charitable purposes to be determined by the Company (the Founder will be entitled to recommend the allocation of the Closing Donation Amount subject to approval by the Company) with applicable wire transfer instructions.
(b)   No later than 12 p.m. Pacific Time on the second (2nd) Business Day immediately preceding the Closing Date the Company shall deliver to Acies an allocation statement (the “Allocation Statement”) setting forth:
(i)   the Company’s good faith calculation of Available Cash Consideration, the Company Stockholder Cash Consideration and the Company Stockholder Stock Consideration;
(ii)   the Company’s determination of the amount of Available PubCo Cash to transfer by wire transfer of immediately available funds to the Company as primary capital (the “Primary Capital Wire Amount”) (such amount not to exceed Available PubCo Cash minus the Company Stockholder Cash Consideration minus the Closing Payments) and applicable wire transfer instructions; and
(iii)   with respect to each Company Stockholder and each Earnout Participant, (A) the name and mailing address and, if available, e-mail address, of each such Person as set forth in the Company’s records; (B) the aggregate amount of Company Stockholder Cash Consideration and Company Stockholder Stock Consideration payable or issuable to such Person; and (C) such Person’s Earnout Pro Rata Portion.
Acies and the Company will each provide the other Party, such Party’s accountants and other Representatives with a reasonable opportunity to review all amounts and information provided under this Section 3.09 and shall consider in good faith the reasonable comments thereto (or to any component thereof). Notwithstanding anything to the contrary in this Agreement, the Parties shall be entitled to rely on, without any obligation to investigate or verify the accuracy or correctness thereof, the Allocation Statement (including all determinations therein), and no Company Stockholder shall be entitled to any amount in excess of the amounts to be paid to such holder in accordance with this Agreement and the Allocation Statement.
Section 3.10.   Payments; Exchange Agent; Letters of Transmittal
(a)   On the Closing Date:
(i)   Acies shall deposit, or cause to be deposited, with an exchange agent (the “Exchange Agent”) as mutually agreed by Acies and the Company pursuant to an exchange agreement mutually agreed by Acies, the Company and the Exchange Agent: (A) evidence of shares of PubCo Common Stock sufficient to deliver the Company Stockholder Stock Consideration and (B) cash in an amount sufficient to pay the Company Stockholder Cash Consideration (collectively, the “Funding Amount”);
(ii)   Acies shall deposit, or cause to be deposited, with the Company, the Primary Capital Wire Amount; and
(iii)   Acies shall make, or cause the Exchange Agent to make, all Closing Payments.

(b)   Substantially concurrently with the distribution of the notice contemplated by Section 6.02(c), Acies shall or shall cause the Exchange Agent to distribute a letter of transmittal (the “Letter of Transmittal”) to each Company Stockholder at the address of such Company Stockholder provided by the Company, which shall (i) have customary representations and warranties as to title, authorization, execution and delivery; and (ii) include the Form of Election and which letter shall be in customary form and have such other provisions as the Company and Acies may mutually agree. Acies or the Exchange Agent, as applicable, will share any delivered Letters of Transmittal with the Company as promptly as reasonably practicable.
(c)   No Company Stockholder shall be entitled to receive any portion of the Company Stockholder Consideration unless such holder has delivered a duly executed and validly completed Letter of Transmittal. With respect to any Company Stockholder that delivers a Letter of Transmittal to Acies at or prior to the Effective Time, Acies shall instruct the Exchange Agent to pay such Company Stockholder the portion of the Company Stockholder Consideration to which such Company Stockholder is entitled at or promptly after the Closing. From and after the Effective Time, all Company Stockholders shall cease to have any rights other than the right to receive the portion of the Company Stockholder Consideration to which such Company Stockholder is entitled upon the delivery of a Letter of Transmittal, without interest.
(d)   From and after the Effective Time, there shall be no further registration of transfers of Company Capital Stock on the transfer books of the Surviving Entity. If, after the Effective Time, duly executed and validly completed Letters of Transmittal with respect to Company Capital Stock are presented to PubCo, the Surviving Entity or the Exchange Agent, they shall be exchanged for the Company Stockholder Consideration provided for and in accordance with the procedures set forth in this Article 3 (for the avoidance of doubt, all such shares of Company Capital Stock shall be deemed to be Stock Electing Shares), without interest. Promptly following the earlier of (i) the date on which the entire Funding Amount has been disbursed and (ii) the date which is six (6) months after the Second Effective Time, PubCo shall instruct the Exchange Agent to deliver to PubCo any remaining portion of the Funding Amount, any Letters of Transmittal, and the other documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, each Company Stockholder may look only to PubCo (subject to applicable abandoned property, escheat or other similar Laws), as general creditors thereof, for satisfaction of its claim for the Company Stockholder Consideration that such Company Stockholder may have the right to receive pursuant to this Article 3 without any interest thereon. PubCo shall not be liable to any Company Stockholder for any amounts paid to any Governmental Authority pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by Company Stockholders two years after the Second Effective Time (or such earlier date, immediately before such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by applicable Law, the property of PubCo free and clear of any claims or interest of any Person previously entitled thereto.
Section 3.11.   Withholding; Wage Payments; FIRPTA Certificate.
(a)   Each of the Company, the Acies Parties and each of their respective Affiliates and the Exchange Agent shall be entitled to deduct and withhold from any amounts otherwise deliverable or payable under this Agreement such amounts that any such Persons are required to deduct and withhold with respect to any of the deliveries and payments contemplated by this Agreement under the Code or any other applicable Law; provided that before making any deduction or withholding pursuant to this Section 3.11 other than with respect to compensatory payments made pursuant to this Agreement or withholding arising as a result of a failure to provide the certification described in Section 3.11(b) or from a failure to provide Tax forms or documentation requested in the Letter of Transmittal, Acies shall use commercially reasonably efforts to give the Company at least five days’ prior written notice of any anticipated deduction or withholding (together with any legal basis therefor) made from payments made by or at the direction of Acies to provide the Company with sufficient opportunity to provide any forms or other documentation from the applicable equity holders or take such other steps in order to avoid such deduction or withholding and shall reasonably consult and cooperate with the Company in good faith to attempt to reduce or eliminate any amounts that would otherwise be deducted or withheld pursuant to this Section 3.11 (provided, that in no event will any applicable withholding agent be prevented from making any withholding that is required by Law as a result of this Section 3.11(a)). To the extent that the Company, any Acies Parties or any of their respective Affiliates or the Exchange Agent withholds such amounts with respect to any Person and properly remits such withheld amounts to the applicable Governmental Authority when due, such withheld amounts shall be treated as having been paid to or on behalf of such Person for all purposes. In the case of any payment hereunder that constitutes “wages” payable to any current or former Company Employee in connection with the Mergers, the Parties shall cooperate to pay such amounts through the Surviving Entity’s payroll to facilitate applicable tax withholding and reporting requirements, and such amount shall be deposited in the payroll account of the applicable employing entity in a timely manner such that the funds will be available as of the time the amounts are required to be paid and paid to the employee (net of applicable tax withholding and deductions).
(b)   At or prior to the Closing, the Company shall deliver to Acies a properly executed certification that none of the shares of the Company Capital Stock, the Company Warrants and the Company Options are “U.S. real property interests” in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS (which shall be filed by Acies with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations and the form of certification that is attached as Exhibit H.
Section 3.12.   No Fractional Shares.   Notwithstanding anything in this Agreement to the contrary, no fractional shares of PubCo Common Stock shall be issued in the Transactions. All fractional shares of PubCo Common Stock that a Person would otherwise be entitled to receive under this Agreement shall be aggregated and, if a fractional share results from such aggregation, such Person shall be entitled to receive, in lieu thereof, an amount in cash, without interest, determined by multiplying the fraction of the applicable share of PubCo Common Stock to which such Person would otherwise have been entitled by (i) other than with respect to the Earnout Shares, the Closing Stock Price, or (ii) with respect to the Earnout Shares, the closing price of the PubCo Class A Common Stock on the last trading day immediately preceding the applicable issuance of the Earnout Shares.
Section 3.13.   Lost Certificates.   In the event any Company Stock Certificate has been lost, stolen or destroyed, upon the delivery of a duly, completely and validly executed Letter of Transmittal with respect to the shares formerly represented by such Company Stock Certificate, the making of an affidavit of that fact by the Person claiming such Company Stock Certificate to be lost, stolen or destroyed and, if required by Acies or the Exchange Agent, the provision by such Person of a customary indemnity against any claim that may be made against Acies or the Exchange Agent with respect to such Company Stock Certificate, Acies or the Exchange Agent shall issue or pay in exchange for such lost, stolen or destroyed Company Stock Certificate the Company Stockholder Consideration issuable or payable in respect thereof.
Section 3.14.   Dissenting Shares.   Notwithstanding anything in this Agreement to the contrary, shares of Company Capital Stock outstanding immediately prior to the Effective Time and owned by a holder who is entitled to demand and has properly demanded appraisal of such shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such shares, “Dissenting Shares”) shall not be converted into the right to receive the Company Stockholder Consideration, and shall instead represent the right to receive payment of the fair value of such Dissenting Shares in accordance with and to the extent provided by Section 262 of the DGCL. At the Effective Time, (a) all Dissenting Shares shall be cancelled, extinguished and cease to exist, and (b) the holders of Dissenting Shares shall be entitled only to such rights as may be granted to them under the DGCL. If any such holder fails to perfect or otherwise waives, withdraws or loses such holder’s right to appraisal under Section 262 of the DGCL or other applicable Law, then the right of such holder to be paid the fair value of such Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted, as of the Effective Time, into the right to receive the Company Stockholder Consideration (as if such share was subject to a Stock Election) upon the terms and conditions set forth in this Agreement. The Company shall give Acies prompt notice of any demands received by the Company for appraisal of shares of Company Capital Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares.

ARTICLE 4
Representations And Warranties of the Company
Subject to Section 11.14, except as set forth in the Company Disclosure Schedule, the Company represents and warrants to the Acies Parties as of the date of this Agreement and as of the Closing Date (except, with respect to such representations and warranties that by their terms speak specifically as of the date of this Agreement or another date, which shall be given as of such date), as follows:
Section 4.01.   Corporate Organization.
(a)   The Company has been duly incorporated, is validly existing and in good standing under the Laws of the State of Delaware and has the requisite power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted.
(b)   The Company is licensed or duly qualified and in good standing as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(c)   Each of the Company Certificate of Incorporation and Company Bylaws previously made available by the Company to Acies is a true, correct and complete copy and is in effect as of the date of this Agreement. The Company is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in such organizational documents.
Section 4.02.   Subsidiaries.
(a)   Each Subsidiary of the Company has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization, has all organizational powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.
(b)   Each Subsidiary of the Company is licensed or duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(c)   A complete list of each Subsidiary of the Company and its jurisdiction of incorporation, formation or organization, as applicable, and names of its equityholders and details of equity ownership, are set forth on Section 4.02 of the Company Disclosure Schedule. True, correct and complete copies of the Governing Documents of the Company’s Subsidiaries, in each case, as amended to the date of this Agreement, have been previously made available to Acies by or on behalf of the Company.
(d)   All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company (i) have been duly authorized and validly issued, are, to the extent applicable, fully paid and non-assessable, (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of each such Subsidiary, and (2) any other applicable Contracts governing the issuance of such securities, and (iii) are owned by the Company, directly or indirectly, free and clear of any Lien, and there are no issued, reserved for issuance or outstanding Derivative Securities of a Subsidiary of the Company (collectively, “Company Subsidiary Securities”). There are no outstanding obligations of any member of the Company Group to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.
Section 4.03.   Due Authorization.
(a)   The execution, delivery and performance by the Company of the Transaction Documents to which the Company is a party and the consummation by the Company of the Transactions are within the Company’s corporate powers and, except for the Company Stockholder Approval and the approvals described in Section 4.05, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative votes of: (i) holders of at least a majority of the voting power of the outstanding shares of Company Preferred Stock, voting as a separate class, and (ii) holders of at least a majority of the voting power of the outstanding shares of Company Capital Stock (on an as converted basis), voting together as a single class, are the only votes of the holders of the Company Capital Stock necessary to adopt and approve this Agreement and to consummate the Transactions, in each case, pursuant to the terms and subject to the conditions of the Company’s Governing Documents and applicable law (the “Company Stockholder Approval”).
(b)   At a meeting duly called and held, the Company Board (i) determined that this Agreement, the other Transaction Documents to which the Company is a party and the Transactions are fair to and in the best interests of the Company and the Company’s stockholders; (ii) approved, adopted and declared advisable this Agreement, the other Transaction Documents to which the Company is a party and the Transactions; and (iii) resolved, pursuant to Section 6.02, to recommend approval and adoption of this Agreement by its stockholders (such recommendation, the “Company Board Recommendation”).
(c)   This Agreement and the other Transaction Documents to which the Company is a party have been duly authorized, and have been or will be, duly and validly executed and delivered by the Company, as applicable, and, assuming due authorization and execution by each other party hereto and thereto, constitute, or will constitute, as applicable, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (such exceptions, the “Enforceability Exceptions”).
Section 4.04.   No Conflict.   The execution, delivery and performance of this Agreement and the other Transaction Documents to which the Company is a party and the consummation of the Transactions do not and will not (a) conflict with or violate any provision of, or result in the breach of, the Company Certificate of Incorporation or the Company Bylaws, (b) conflict with or result in any violation of any provision of any Law, Permit or Governmental Order applicable to the Company Group, or any of their respective properties or assets, (c) assuming compliance with the matters referred to in Section 4.03 and Section 4.05, require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which any member of the Company Group is entitled under any provision of any agreement or other instrument binding upon it or (d) result in the creation of any Lien upon any of the properties, equity interests or assets of the Company Group, except, in the case of clauses (b), (c) or (d) above, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
Section 4.05.   Governmental Authorization.   Assuming the accuracy of the representations and warranties of the Acies Parties contained in this Agreement, the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which the Company is a party and the consummation by the Company of the Transactions require no action by or in respect of, or filing with, any Governmental Authority other than for (a) compliance with any applicable requirements of the HSR Act and any other Antitrust Law, (b) compliance with any applicable requirements of the Securities Act, the Exchange Act, and any other applicable Securities Laws, including the filing and effectiveness of the Registration Statement, and (c) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company’s ability to perform or comply with on a timely basis any material obligation under this Agreement or the Transaction Documents or to consummate the Transactions.
Section 4.06.   Capitalization.
(a)   As of the date hereof, the authorized capital stock of the Company consists of: (i) 506,000,000 shares of Company Common Stock; and (ii) 168,637,840 shares of preferred stock, par value $0.00005 per share (the “Company Preferred Stock”), of which (A) 81,360,000 shares are designated as Series A Preferred Stock (the “Series A Preferred”); (B) 43,910,280 shares are designated as Series B Preferred Stock (the “Series B Preferred”); (C) 27,509,256 shares are designated as Series C Preferred Stock (the “Series C Preferred”); and (D) 15,858,304 shares are designated as Series C-1 Preferred Stock (the

“Series C-1 Preferred”). As of the date hereof, there are: (iii) 238,694,938 shares of Company Common Stock issued and outstanding; (iv) 80,800,000 shares of Series A Preferred issued and outstanding; (v) 41,347,680 shares of Series B Preferred issued and outstanding; (vi) 26,892,064 shares of Series C Preferred issued and outstanding; and (vii) 13,555,936 shares of Series C-1 Preferred issued and outstanding.
(b)   All of the issued and outstanding shares of Company Common Stock and Company Preferred Stock have been duly authorized and validly issued and are fully paid and nonassessable; (x) have been offered, sold and issued in compliance with applicable Law, including federal and state securities laws, and all requirements set forth in (1) the Governing Documents of the Company and (2) any other applicable Contracts governing the issuance of such securities; and (y) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound.
(c)   As of the date hereof, the Company has reserved 149,150,000 shares of Company Common Stock for issuance pursuant to the Company Stock Plan, of which 76,795,933 shares are subject to outstanding unexercised options and 6,040,327 shares remain available for future grant. Section 4.06(c) of the Company Disclosure Schedule sets forth a schedule of each outstanding Company Option, including (i) the name of the holder of such option, (ii) the number of shares of Company Common Stock subject to such option at grant, (iii) the exercise price of such option, (iv) the date of grant of such option, (v) the expiration date of such option, (vi) whether such option is a nonstatutory option or qualifies as an “incentive stock” option as defined in Section 422 of the Code, and (vii) whether early exercise is permitted with respect to such option. Each Company Option has been granted in compliance with Section 409A of the Code, as applicable. Each grant of a Company Option has been made in accordance with applicable Law and the terms of the Company Stock Plan.
(d)   Section 4.06(d) of the Company Disclosure Schedule sets forth a complete and correct list of each Company Warrant. All outstanding Company Warrants (i) have been duly authorized and validly issued and are fully paid and nonassessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities laws, and all requirements set forth in (1) the Governing Documents of the Company and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound.
(e)   As of the date hereof there are no issued, reserved for issuance, outstanding or promised Derivative Securities of the Company, and the Company has not granted any commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of the Company or the value of which is determined by reference to shares or other equity interests of the Company, and there are not agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any shares of capital stock of the Company, in each case, except for (x) the Company Options, (y) the Company Preferred Stock and (z) the Company Warrants. There are no shareholders agreements, voting trusts, registration rights agreements or other similar Contracts to which any member of the Company Group is a party other than the Support Agreements, Company Voting Agreement, Company ROFR and Co-Sale Agreement and Company Investor Rights Agreement. Other than as disclosed on Section 4.06(e) of the Company Disclosure Schedule, neither the Company nor any Subsidiary thereof has adopted, sponsored or maintained any incentive equity or equity-linked plan or program under which any Derivative Security is or has been at any time outstanding, other than the Company Stock Plan.

Section 4.07.   Financial Statements.
(a)   Attached as Section 4.07(a) of the Company Disclosure Schedule are the (i) audited consolidated balance sheets and statements of operations, comprehensive loss, stockholders’ equity and cash flows of the Company Group as of and for the years ended December 31, 2018 and 2019, together with the auditor’s reports thereon (the “Company Audited Financial Statements”), and (ii) the unaudited consolidated balance sheet of the Company as of September 30, 2020 and the unaudited consolidated statements of operations and comprehensive income of the Company for the nine (9) months ended September 30, 2020 (the “Company Unaudited Financial Statements” and, together with the Company Audited Financial Statements, the “Company Financial Statements”). The Company Financial Statements (i) fairly present, in all material respects, the consolidated financial position, results of operations, comprehensive income, changes in stockholders’ equity (with respect to the Company Audited Financial Statements only) and cash flows of the Company Group as of the dates and for the periods indicated in such Company Financial Statements in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of the Company Unaudited Financial Statements, subject to normal year-end audit adjustments and the absence of footnotes), (ii) were prepared from, and are in accordance in all material respects with, the books and records of the Company Group and (iii) when delivered by the Company for inclusion in the Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 8.02, will comply in all material respects with the applicable accounting requirements with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof.
(b)   Neither the Company (including any employee thereof) nor the Company’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.
Section 4.08.   Absence of Changes.
(a)   Since December 31, 2019, there has not been any change, development, condition, occurrence, event or effect relating to the Company that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a Company Material Adverse Effect.
(b)   Except in connection with the Transactions, from December 31, 2019 through and including the date of this Agreement, the Company has in all material respects, conducted its business and operated its properties in the ordinary course of business (including, for the avoidance of doubt, any COVID-19 Actions).
Section 4.09.   No Undisclosed Material Liabilities.   There is no liability, debt or obligation of, or claim or judgment against, the Company Group (whether director or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due) that would be required to be set forth or reserved for on a consolidated balance sheet of the Company and its Subsidiaries, prepared in accordance with GAAP consistently applied and in accordance with past practice, except for liabilities or obligations:
(a)   reflected or reserved for on the Company Financial Statements or disclosed in the notes thereto,
(b)   that have arisen since the date of the most recent balance sheet included in the Company Financial Statements in the ordinary course of business consistent with past practice of the Company Group,
(c)   arising under or related to this Agreement and/or the performance by the Company of its obligations hereunder (including, for the avoidance of doubt, any Outstanding Company Expenses), or
(d)   that would not, individually or in the aggregate, reasonably be expected to be material to the business of the Company Group, taken as a whole.

Section 4.10.   Litigation and Proceedings.   As of the date hereof, (a) there are no pending or, to the knowledge of the Company, threatened, Actions, investigations or other proceedings at law or in equity against any member of the Company Group or their respective properties or assets; and (b) there is no outstanding Governmental Orders imposed upon the Company Group; nor are any properties or assets of the Company Group’s respective business bound or subject to any Governmental Order, except, in each case, that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
Section 4.11.   Compliance with Laws.   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (a) each member of the Company Group is, and since December 31, 2017 has been, in compliance with all applicable Laws; and (b) no member of the Company Group has received any written notice from, or been charged by, any Governmental Authority of a violation of any applicable Law by the Company at any time since December 31, 2017.
Section 4.12.   Contracts; No Defaults.
(a)   Section 4.12(a) of the Company Disclosure Schedule contains a listing of all Contracts (other than purchase orders) described in clauses (i) through (xiv) below to which, as of the date of this Agreement, any member of the Company Group is a party or by which any of their assets are bound (together with all material amendments, waivers or other changes thereto) (all such Contracts required to be listed on Section 4.12(a) of the Company Disclosure Schedule collectively, the “Material Contracts”):
(i)   involving receipts to the Company Group or obligations of the Company Group in excess of $500,000 (contingent or otherwise) in any calendar year;
(ii)   Contracts (other than employment agreements, employee confidentiality and invention assignment agreements, equity or incentive equity documents and Governing Documents) between any member of the Company Group, on the one hand, and any Affiliate of any member of the Company Group (other than the Company or any of the Company’s Subsidiaries), the officers and managers (or equivalents) of any member of the Company Group, any employee of the Company Group or a member of the immediate family of the foregoing Persons, on the other hand (each, a “Company Affiliate Agreement”);
(iii)   involving any loans or advances by any member of the Company Group to any officer or director which are outstanding other than ordinary advances for travel expenses;
(iv)   between the Company or any of its Subsidiaries, on the one hand, and any of the Top Rewards Partners or Top Vendors, on the other hand;
(v)   each note, debenture, other evidence of Indebtedness, guarantee, loan, credit or financing agreement or instrument or other Contract for money borrowed by the Company or any of its Subsidiaries, in each case, with a principal amount in excess of $500,000;
(vi)   each Contract for the acquisition of any Person or any business unit thereof or for the disposition of any material assets of the Company or any of its Subsidiaries since December 31, 2018, in each case, involving payments in excess of $500,000 other than Contracts (A) in which the applicable acquisition or disposition has been consummated and there are not material obligations ongoing, (B) entered into in the ordinary course of business or (C) between the Company and its Subsidiaries;
(vii)   each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract that provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property that involves aggregate payments in excess of $500,000 in any calendar year;
(viii)   each Contract requiring capital expenditures by the Company Group after the date of this Agreement in an amount in excess of $500,000 in any calendar year;

(ix)   each Contract granting to any Person (other than the Company or its Subsidiaries) a right of first refusal, first offer or similar preferential right to purchase or acquire equity interest in the Company or any of the Company’s Subsidiaries;
(x)   each Contract granting any Person a material Lien on any of the properties or assets of the Company or any of the Company’s Subsidiaries;
(xi)   that materially restrict or affect the development, manufacture or distribution of the Company’s products or services;
(xii)   any Contract pursuant to which the Company or any Subsidiary (A) licenses or is granted rights from a third party under Intellectual Property that is material to the businesses of the Company Group, excluding click-wrap, shrink-wrap, off-the-shelf software licenses and any other software licenses that are commercially available on reasonable terms to the public generally, or (B) licenses or grants to a third party to any rights in or to use any material Company Intellectual Property (excluding non-exclusive licenses to customers and end users and non-exclusive licenses incidental to or implied by the purchase or license of goods or services from vendors and suppliers, in each case granted in the ordinary course of business);
(xiii)   any joint venture Contract, partnership agreement or similar Contract that is material to the business of the Company; or
(xiv)   any outstanding written commitment to enter into any Contract of the type described in subsection (i) through (xiii) of this Section 4.12(a).
(b)   True, correct and complete copies of the Material Contracts have been delivered to or made available to Acies or its Representatives. Except for any Material Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date and except as would not reasonably be expected to, individually or in the aggregate, be materially adverse to the Company Group, taken as a whole, (i) such Material Contracts are in full force and effect and represent the legal, valid and binding obligations of the Company and, to the knowledge of the Company, represent the legal, valid and binding obligations of the other parties thereto, and, to the knowledge of the Company, are enforceable by the Company to the extent a party thereto in accordance with their terms, subject to the Enforceability Exceptions, (ii) none of the Company or, to the knowledge of the Company, any other party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any Material Contract, (iii) during the last twelve (12) months, neither the Company nor any of its Subsidiaries has received any written notice of termination or material breach of or material default under any such Material Contract and (iv) to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Material Contract by the Company or its Subsidiaries or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both).
Section 4.13.   Real Property; Assets.
(a)   Neither the Company nor its Subsidiaries owns or has owned since December 31, 2017 any real property in fee simple.
(b)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company Group has good title to, or valid leasehold interests in, all property and assets reflected on the most recent unaudited balance sheet of the Company included in the Company Financial Statements, or acquired after such date, except as have been disposed of since such date in the ordinary course of business.
(c)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each lease, lease guarantee, sublease, license or agreement for the leasing, use or occupancy of or otherwise granting a right in and to the Leased Real Property (each, a “Lease”) is valid and in full force and effect, free and clear of all Liens (other than Permitted Liens) and (ii) no member of the Company Group, nor to the Company’s knowledge any other party to a Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Lease, and no member of the Company Group has received notice that it has breached, violated or defaulted under any Lease. Section 4.13(c) of the Company Disclosure Schedule sets forth a true, correct and complete list as of the date of this Agreement of all Leases, and none of such Leases have been modified in any material respect, except to the extent that such modifications have been disclosed by the copies delivered to Acies or its Representatives, prior to the date of this Agreement.
Section 4.14.   Environmental Matters.   Except as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the business of the Company Group, taken as a whole, each member of the Company Group:
(a)   is and, since December 31, 2017, has been in compliance with all Environmental Laws and not subject to, and has not received, any Governmental Order relating to any non-compliance with Environmental Laws by the Company or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials; and
(b)   has all environmental permits necessary for its operations to comply with all Environmental Laws and is in compliance with the terms of such permits.
Section 4.15.   Intellectual Property.
(a)   Section 4.15(a) of the Company Disclosure Schedule sets forth, as of the date hereof, a true and correct list of all registrations and applications for registration included in the Company Intellectual Property (the “Registered Intellectual Property”). All Registered Intellectual Property (excluding any pending applications included in the Registered Intellectual Property) is subsisting and, to the knowledge of the Company, valid and enforceable.
(b)   Except as disclosed in Section 4.15(b) of the Company Disclosure Schedule or as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company Group owns their right, title and interest in and to the Company Intellectual Property free and clear of all Liens (except Permitted Liens), and (ii) each member of the Company Group owns or has a valid right pursuant to a written Contract to use all Intellectual Property used in or necessary for the conduct of its respective businesses as currently conducted (it being understood that the foregoing is not a representation or warranty with respect to the non-infringement of third-party Intellectual Property).
(c)   Except as disclosed in Section 4.15(c) of the Company Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Company, the Company Group owns their right, title and interest in and to, or has the right to use, the Games free and clear of all Liens (except Permitted Liens).
(d)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) no Actions are pending or, to the knowledge of the Company, threatened against any member of the Company Group by any third party claiming infringement of Intellectual Property owned by such third party by any member of the Company Group or by the conduct of any member of the Company Group’s respective business, (ii) to the knowledge of the Company, no third party is currently infringing any Company Intellectual Property, and (iii) since December 31, 2017, the Company Group, its products and services and the conduct of the Company Group’s businesses have not infringed, misappropriated or otherwise violated the Intellectual Property of any third party.
(e)   The Company has undertaken commercially reasonable efforts to protect the confidentiality of any material Trade Secrets included in the Company Intellectual Property. The Company has not disclosed any material Trade Secrets included in the Company Intellectual Property to any other Person other than pursuant to written confidentiality obligations under which such other Person agrees to maintain the confidentiality of such Trade Secrets. Except as set forth on Section 4.15(e) of the Company Disclosure Schedule, no Person other than the Company and its Subsidiaries is in possession of, or has rights to possess, any source code for any material Software constituting Company Intellectual

Property other than Service Providers engaged to develop or maintain such Software who are bound by written agreements that obligates such employee or contractor to protect the confidentiality of such source code.
(f)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries have implemented policies whereby employees and contractors of the Company or the applicable Subsidiary who create or develop any Intellectual Property in the course of their employment or provision of services for the Company or the applicable Subsidiary are required to assign to the Company or the applicable Subsidiary all of such employee’s or contractor’s rights therein, and (ii) all such employees and contractors have executed valid written agreements pursuant to which such Persons have assigned to the Company or the applicable Subsidiary all of such employee’s or contractor’s rights in and to such Intellectual Property that did not vest automatically in the Company or the applicable Subsidiary by operation of law.
(g)   Except as would not materially adversely affect the Company Intellectual Property, no government funding and no facilities or other resources of any university, college, other educational institution or research center were used in the development of any Company Intellectual Property.
(h)   Except as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Company, the Company is in compliance with the terms and conditions of all licenses for “free software,” “open source software” or Software licensed under a similar licensing or distribution term (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Affero General Public License (AGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) and the Apache License) (“Open Source Materials”) used by the Company. To the knowledge of the Company, the Company has not used Open Source Materials in any manner that would subject material Software constituting Company Intellectual Property to be (i) disclosed or distributed in source code form, (ii) licensed for the purpose of making derivative works or (iii) redistributable at no charge (collectively, “Copyleft Terms”).
Section 4.16.   Data Privacy and Security.
(a)   For the avoidance of doubt, to the extent that Company Personal Information (defined below) is “personal information” under the California Consumer Privacy Act (“CCPA”), Company Personal Information is an asset that will be transferred as part of the Mergers, as contemplated by section 1798.140(t)(2)(D) of the CCPA.
(b)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, to the knowledge of the Company, the Company Group and, to the Company’s knowledge, all vendors, processors, or other third parties Processing or otherwise with access to Personal Information collected and/or Processed by or for any Company Group member (“Company Personal Information”, and such vendors, processors and other third parties collectively, “Data Partners”), comply and have since December 31, 2017 complied with (i) all Privacy Laws, (ii) all applicable Company Group Privacy Policies, and (iii) all applicable contractual commitments that the Company Group or such Data Partner has entered into with respect to the Processing of Company Personal Information (collectively, the “Privacy Commitments”). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since December 31, 2017, all Company Group Privacy Policies are and have at all times been accurate, consistent and complete and not misleading or deceptive (including by omission). Since December 31, 2017, except as would not be materially adverse to the Company Group, taken as a whole, the Company Group has not transferred or permitted the transfer of Personal Information originating in the European Economic Area or UK outside the European Economic Area or UK, except where such transfers have complied with the requirements of Privacy Laws and the Company Group Privacy Policies.
(c)   Except as would not be materially adverse to the Company Group, taken as a whole, the execution, delivery, and performance of this Agreement and the consummation of the Mergers do not and will not (i) conflict with or result in a violation or breach of any Privacy Commitments (ii) require the consent of or provision of notice to any Person concerning such Person’s Personal Information; or (iii) otherwise prohibit the transfer of Personal Information in the possession or control of the Company Group to Acies.
(d)   The Company Group routinely engages in due diligence of material Data Partners before allowing them to access, receive or Process Personal Information. Except as would not be materially adverse to the Company Group, taken as a whole, to the extent required by Privacy Commitments, the Company Group has and at all times since December 31, 2017 had agreements in place with all Data Partners which agreements materially comply with the requirements of Privacy Laws and require such persons to protect such Personal Information in a manner consistent with the Privacy Commitments.
(e)   Except as would not be materially adverse to the Company Group, taken as a whole, since May 1, 2018, the Company Group has maintained and required all Data Partners to implement and maintain commercially reasonable security measures, plans, procedures, policies, controls, and programs to (i) protect and maintain the security of any Personal Information which the Company Group processes and to protect such Personal Information against any accidental, unlawful or unauthorized access, use, loss, alteration, destruction, compromise, or other unauthorized disclosure of, or access to Personal Information owned, used, maintained, received, Processed or controlled by or on behalf of the Company Group (a “Security Incident”); (ii) identify and address internal and external risks to the privacy and security of Personal Information in their possession or control; (iii) implement, monitor, and maintain administrative, technical, and physical safeguards to protect such Personal Information and its software, systems, applications, and websites involved in the Processing of Personal Information; and (iv) provide prompt notification in compliance with Privacy Laws in the case of any Security Incident.
(f)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company Group has not, since December 31, 2017, experienced any Security Incidents. Since December 31, 2017, the Company Group has not (i) been required pursuant to any Privacy Commitment to notify customers, consumers, employees, Governmental Authority, or any other Person of any Security Incident, (ii) been notified it is the subject of any inquiry, investigation or enforcement action of any Governmental Authority with respect to compliance with any Privacy Law, or (iii) received any written notice, request, claim, complaint, correspondence, or other communication from any Governmental Authority or other Person relating to any Security Incident or violation of any Privacy Commitments.
Section 4.17.   Company Benefit Plans.
(a)   Section 4.17(a) of the Company Disclosure Schedule sets forth an accurate and complete list of each material Company Benefit Plan. For purposes of this Agreement, “Company Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and each other employment agreement with a Key Employee, individual consulting or other service agreement with a Key Employee, compensatory equity or equity-based, retirement, profit sharing, bonus, incentive, severance, separation, change in control, retention, deferred compensation, vacation, paid time off, medical, dental, life or disability, pension, fringe benefits or other compensatory or benefit plan, program, arrangement, policy or Contract, in each case, that is maintained, sponsored or contributed to (or required to be maintained, sponsored or contributed to) by any member of the Company Group or pursuant to which any member of the Company Group has or may have any obligations or material liabilities, whether fixed or contingent or direct or indirect.
(b)   The Company has made available to Acies (i) true and complete copies of each material Company Benefit Plan or accurate summaries thereof; (ii) the most recent IRS determination or opinion letter, if applicable; (iii) any summary plan description, if applicable; and (iv) any non-routine correspondence with any Governmental Authority dated within the past three years relating to any material Company Benefit Plan.
(c)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Company Benefit Plan has been administered in compliance with its terms and all applicable Laws, including ERISA and the Code; (ii) no member of the Company

Group has incurred any penalty or Tax (whether or not assessed) under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code and no circumstances or events have occurred that could result in the imposition of any such penalties or Taxes; and (iii) all contributions, premiums or other payments that are due under or with respect to any Company Benefit Plan have been paid on a timely basis.
(d)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (i) has received a favorable determination or opinion letter as to its qualification or (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. To the knowledge of the Company, no event has occurred that would reasonably be expected to result in the loss of the tax-qualified status of any such plans.
(e)   No Company Benefit Plan is, and neither the members of the Company Group nor any of their respective ERISA Affiliates has sponsored, maintained, contributed to or was required to contribute to, at any point during the six (6) year period prior to the date hereof, (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA or 4001(a)(3) of ERISA) (a “Multiemployer Plan”), (ii) a plan maintained by more than one employer (within the meaning of Section 413(c) of the Code), (iii) a single employer plan or other pension plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code, or (iv) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA). No Company Benefit Plan provides post-employment health insurance benefits other than as required under Section 4980B of the Code.
(f)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) there have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA; (ii) no breaches of fiduciary duty (as determined under ERISA) have occurred with respect to any Company Benefit Plan; and (iii) with respect to the Company Benefit Plans, no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Internal Revenue Service or other Governmental Authorities is pending or, to the knowledge of the Company, threatened.
(g)   Except as set forth in Section 4.17(g) of the Company Disclosure Schedule, neither the execution of this Agreement nor the consummation of the Transactions, alone or together with any other event, will not (i) result in a payment or benefit becoming due or payable, to any current or former Service Provider, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former Service Provider, (iii) result in the acceleration of the time of payment, vesting or funding of any benefit or compensation payable to any current or former Service Provider, (iv) result in the forgiveness in whole or in part of any outstanding loans made by the Company or other member of the Company Group to any current or former Service Provider or (v) limit the ability of the Company or other member of the Company Group to terminate any Company Benefit Plan.
(h)   No amount or benefit that could be, or has been, received by any current or former Service Provider who is or may become a “disqualified individual” within the meaning of Section 280G of the Code will result in an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the execution and delivery of this Agreement or the approval or consummation of the Transactions, either alone or together with any other event. No member of the Company Group has any obligation or commitment to pay, gross up or otherwise indemnify any employee, director or contractor or other Person for any tax, including any tax imposed under or by operation of Section 4999 of the Code, 409A of the Code or otherwise.
(i)   Without limiting the generality of the foregoing, with respect to each Company Benefit Plan that is subject to the Laws of a jurisdiction other than the United States (whether or not United States Law also applies) (a “Non-US Benefit Plan”): (i) all employer and employee contributions to each Non-US Benefit Plan required by Law or by the terms of such Non-US Benefit Plan have been timely made, or, if applicable, accrued in accordance with normal accounting practices; (ii) each Non-US Benefit

Plan required to be registered has been registered and has been maintained in good standing in all material respects with applicable regulatory authorities; and (iii) no Non-US Benefit Plan is a “defined benefit plan” (as defined in ERISA, whether or not subject to ERISA) or has any unfunded or underfunded liabilities, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
Section 4.18.   Labor Matters.
(a)   (i) No member of the Company Group is a party to or bound by any labor agreement, collective bargaining agreement, or any other labor-related agreements or arrangements with any labor union, labor organization or works council and no such agreements or arrangements are currently being negotiated by any member of the Company Group, (ii) no labor union or organization, works council or group of employees of the Company Group has made a pending or, to the knowledge of the Company, threatened written demand for recognition or certification and (iii) there are no representation or certification proceedings or petitions seeking a representation proceeding pending or, to the knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other applicable labor relations authority. Since December 31, 2017, there have been no actual or, to the knowledge of the Company, threatened unfair labor practice charges, labor grievances, labor arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other material labor disputes against or affecting the Company Group.
(b)   The Company has not incurred any material liability or obligation under the Worker Adjustment and Retraining Notification Act of 1988 or any similar state or local Law (collectively, the “WARN Act”) that remains unsatisfied.
(c)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company Group is, and since December 31, 2017, has been in compliance with all applicable Laws respecting labor, employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of Forms I-9 for all U.S. employees and the proper confirmation of employee visas), employment harassment, sexual harassment, discrimination or retaliation, whistleblowing, disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), employee trainings and notices, workers’ compensation, labor relations, employee leave issues, affirmative action and unemployment insurance.
(d)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company Group has no liability for (i) any delinquent wages, salaries, wage premiums, commissions, bonuses, fees, or other compensation to their current or former directors, officers, employees and independent contractors under applicable Law, Contract or Company policy; and/or (ii) any fines, Taxes, or other penalties for any failure to pay or delinquency in paying such compensation.
(e)   As of the date hereof, no Company Employee who will qualify as an “executive officer” of PubCo (as defined in Rule 3b-7 of the Exchange Act) has given written or, to the knowledge of the Company, oral notice to the Company of his or her intent to terminate his or her employment with the Company Group prior to the one year anniversary of the Closing.
(f)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since January 1, 2020, the Company Group has not (A) materially reduced the compensation or benefits of any Company Employee or otherwise reduced the working schedule of any Company Employee in each case for any reason relating to the COVID-19 pandemic, or (B) elected to defer any Taxes payable by the Company Group pursuant to Section 2302 of the CARES Act.

Section 4.19.   Taxes.
(a)   All material Tax Returns required by Law to be filed by or on behalf of any member of the Company Group have been duly and timely filed (after giving effect to any valid extensions of time in which to make such filings) and all such Tax Returns are true, complete and accurate in all material respects.
(b)   All material amounts of Taxes due and owing by any member of the Company Group have been timely paid. Since the date of the Company Unaudited Financial Statements, no member of the Company Group has incurred any material liability for Taxes outside the ordinary course of business (other than in connection with the transactions contemplated by this Agreement).
(c)   Each member of the Company Group has (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, shareholder or any other party, and (ii) remitted such amounts required to have been remitted to the appropriate Governmental Authority.
(d)   No member of the Company Group is currently engaged in any audit, administrative or judicial proceeding with a taxing authority with respect to material Taxes. No member of the Company Group has received any written notice from a taxing authority of a claim, assessment or proposed deficiency of an amount of material Taxes, other than any such deficiencies that have since been resolved and any amounts due in respect thereof have been paid. No written claim has been made by any Governmental Authority in a jurisdiction where any member of the Company Group does not file a Tax Return that such entity is or may be subject to material Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which claim has not been resolved and any amounts due in respect thereof have been paid. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes of any member of the Company Group, and no written request for any such waiver or extension is currently pending.
(e)   No member of the Company Group, and no predecessor thereof, has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) in the prior two years.
(f)   No member of the Company Group has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
(g)   Except with respect to deferred revenue or prepaid subscription revenues collected by the Company Group in the ordinary course of business, the Company Group will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made or required to be made prior to the Closing; (ii) ruling by, or written agreement with, a Governmental Authority (including any closing agreement pursuant to Section 7121 of the Code or any similar provision of Tax Law) issue or executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) prepaid amount received prior to the Closing; or (v) intercompany transaction or excess loss accounts described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) that existed prior to the Closing. No member of the Company Group has any unpaid liability in connection with Section 965 of the Code.
(h)   There are no Liens with respect to Taxes on any of the assets of any member of the Company Group, other than Permitted Liens described in clause (iii) of the definition of such term.
(i)   No member of the Company Group has any material liability for the Taxes of any other Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor, (iii) by contract or (iv) otherwise (except, in each case, for liabilities pursuant to commercial contracts the primary purpose of which are not Taxes).

(j)   No member of the Company Group is a party to or bound by, nor does it have any material obligation to, any Governmental Authority or other Person under any material Tax allocation, Tax sharing or Tax indemnification agreements (except, in each case, for any such agreements that are commercial contracts the primary purpose of which does not relate to Taxes).
(k)   Each member of the Company Group is not, and has not been at any time during the five (5) year period ending on the Closing Date, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.
(l)   Each member of the Company Group has complied in all material respects with laws relating to escheat and unclaimed property.
(m)   To the knowledge of the Company Group, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment.
Section 4.20.   Brokers’ Fees.   Except as described on Section 4.20 of the Company Disclosure Schedule (including the amounts owed with respect thereto), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by the Company, any of the Company’s Subsidiaries or any of their Affiliates for which Acies, the Company or any of the Company’s Subsidiaries has any obligation.
Section 4.21.   Rewards Partners and Vendors.
(a)   Section 4.21(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, the top ten (10) vendors based on the aggregate dollar value of the Company Group’s transaction volume with such counterparty during the trailing twelve months for the period ending December 31, 2020 (such group of Persons, the “Top Vendors”).
(b)   Section 4.21(b) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, the top ten (10) Rewards Partners based on aggregate retail value of rewards redeemed, during the trailing twelve months for the period ending December 31, 2020 (such group of Persons, the “Top Rewards Partners”).
(c)   Except as set forth on Section 4.21(c) of the Company Disclosure Schedule, none of the Top Vendors or Top Rewards Partners has, as of the date of this Agreement, notified the Company or any of the Company’s Subsidiaries in writing, or to the Company’s knowledge, verbally: (i) that it will, or, to the knowledge of the Company, has threatened to, terminate, cancel, materially limit or materially and adversely modify any of its existing business with the Company or any of the Company’s Subsidiaries (other than due to the expiration of an existing contractual arrangement), or (ii) to the knowledge of the Company, none of the Top Vendors or Top Rewards Partners is, as of the date of this agreement, otherwise involved in or threatening a material dispute against the Company or its Subsidiaries or their respective businesses.
Section 4.22.   Anti-Corruption Compliance.   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:
(a)   Since December 31, 2017, neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, employee or agent acting on behalf of the Company or any of the Company’s Subsidiaries, has offered or given anything of value to: (i) any official or employee of a Governmental Authority, any political party or official thereof, or any candidate for political office or (ii) any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority or candidate for political office, in each case in violation of the Anti-Bribery Laws.
(b)   To the knowledge of the Company, as of the date hereof, there are no current or pending internal investigations, third party investigations (including by any Governmental Authority), or internal or external audits that address any material allegations or information concerning possible material violations of the Anti-Bribery Laws related to the Company or any of the Company’s Subsidiaries.
Section 4.23.   Sanctions and International Trade Compliance.   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:
(a)   Since December 31, 2017, the Company and its Subsidiaries (i) are and have been in compliance in all material respects with all International Trade Laws and Sanctions Laws, and (ii) have obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any material filings with, any applicable Governmental Authority for the import, export, re-export, deemed export, deemed re-export, or transfer required under the International Trade Laws and Sanctions Laws (the “Export Approvals”). There are no pending or, to the knowledge of the Company, threatened, claims, complaints, charges, investigations, voluntary disclosures, Actions or proceedings against the Company or any of the Company’s Subsidiaries related to any International Trade Laws or Sanctions Laws or any Export Approval.
(b)   Neither the Company nor any of its Subsidiaries nor any of their respective directors or officers, or to the knowledge of the Company, employees or any of the Company’s or its Subsidiaries’ respective agents, representatives or other Persons acting on behalf of the Company or any of the Company’s Subsidiaries, (i) is, or has since December 31, 2017, been a Sanctioned Person or (ii) has transacted business directly or knowingly indirectly with any Sanctioned Person or in any Sanctioned Country in violation of Sanctions Laws.
Section 4.24.   Insurance.
(a)   Section 4.24 of the Company Disclosure Schedule contains a list of, as of the date hereof, all material policies or binders of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company or any of the Company’s Subsidiaries as of the date of this Agreement. True, correct and complete copies of such insurance policies as in effect as of the date hereof have previously been made available to Acies or its Representatives.
(b)   Except as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Company Group, taken as a whole:
(i)   all such insurance policies are in force and effect, all premiums due have been paid, and no notice of cancellation or termination has been received by the Company or any of the Company’s Subsidiaries with respect to any such policy; and
(ii)   no insurer has denied or disputed coverage of any material claim under an insurance policy since December 31, 2019.
Section 4.25.   Permits.   Except as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Company Group, taken as a whole:
(a)   The Company and its Subsidiaries have obtained all of the Permits reasonably required to permit the Company and its Subsidiaries to acquire, originate, own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted.
(b)   Each Permit held by the Company or any of the Company’s Subsidiaries is valid, binding and in full force and effect,
(c)   Neither the Company nor any of its Subsidiaries (i) is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any Permit to which it is a party, (ii) is or has been the subject of any pending or threatened Action by a Governmental Authority seeking the revocation, suspension, termination, modification, or impairment of any Permit; or (iii) has received any notice that any Governmental Authority that has issued any Permit intends to cancel, terminate, or not renew any such

Permit, except to the extent such Permit may be amended, replaced, or reissued as a result of and as necessary to reflect the Transactions, or as otherwise disclosed in Section 4.04 of the Company Disclosure Schedule.
Section 4.26.   Registration Statement.   None of the information relating to the Company Group supplied by the Company, or by any other Person acting on behalf of the Company, in writing specifically for inclusion or incorporation by reference in the Registration Statement will, as of the time the Registration Statement (or any amendment or supplement thereto) is first mailed to Acies Shareholders, at the time the Registration Statement becomes effective under the Securities Act or at the time of the Acies EGM, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, notwithstanding the foregoing provisions of this Section 4.26, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Registration Statement that were not supplied by or on behalf of the Company for use therein. The Registration Statement, insofar as it relates to information supplied by or on behalf of the Company related to the Company Group for inclusion therein, will comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder.
Section 4.27.   Independent Investigation; No Additional Representations and Warranties. The Company acknowledges and agrees:
(a)   the Company and its Affiliates and their respective Representatives have conducted their own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Acies Parties, and acknowledge that they have been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Acies Parties for such purpose;
(b)   the Company is relying only on that independent investigation and the express representations and warranties set forth in Article 5 (including the related portions of the Acies Disclosure Schedule), and not on any other representation or statement made by the Acies Parties nor any of their Affiliates or any of their respective directors, officers, employees, stockholders, partners, members, agents or Representatives, and that none of such Persons is making or has made any representation or warranty whatsoever, express or implied, other than those expressly given by the Acies Parties in Article 5, including without limitation any other implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Acies Parties; and
(c)   except as expressly set forth in Article 5, the Acies Parties make no representation or warranty with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Acies Parties or the future business, operations or affairs of the Acies Parties heretofore or hereafter delivered to or made available to the Company or its respective Representatives or Affiliates.
ARTICLE 5
Representations And Warranties of the Acies Parties
Subject to Section 11.14, except as set forth (x) in the Acies Disclosure Schedule or (y) any publicly available Acies SEC Document made available to the Company, the Acies Parties represent and warrant to the Company as of the date of this Agreement and as of the Closing Date (except, with respect to such representations and warranties that by their terms speak specifically as of the date of this Agreement or another date, which shall be given as of such date), as follows:
Section 5.01.   Corporate Organization.
(a)   Acies has been duly organized and is validly existing as an exempted company in good standing under the Laws of the Cayman Islands and has the requisite power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. The Acies Organizational Document previously made available by Acies to the Company is a true, correct and complete copy and is in effect as of the date of this Agreement. Acies is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in the Acies Organizational Document.
(b)   Acies is licensed or duly qualified and in good standing as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, except as would not reasonably be expected to have, individually or in the aggregate, an Acies Material Adverse Effect.
Section 5.02.   Merger Subs.
(a)   First Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. Second Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and preform its obligations hereunder.
(b)   Each of First Merger Sub and Second Merger Sub was formed for the sole purpose of entering into this Agreement and consummating the Transactions and, from the time of its formation, has taken no action and engaged in no business activities, in each case, other than actions incidental to entering into this Agreement and consummating the Transactions. All of the outstanding capital stock or other voting securities of, or ownership interests in, First Merger Sub and Second Merger Sub, is directly owned by Acies, free and clear of any Lien, and there are no issued, reserved for issuance or outstanding Derivative Securities of either First Merger Sub or Second Merger Sub.
(c)   Other than the First Merger Sub and Second Merger Sub, Acies has no other Subsidiaries or any equity or other interests in any other Person. Neither First Merger Sub nor Second Merger Sub has any Subsidiaries or any equity or other interests in any other Person.
Section 5.03.   Due Authorization.
(a)   The execution, delivery and performance by the Acies Parties of the Transaction Documents to which they are parties and the consummation by the Acies Parties of the Transactions are within the Acies Parties’ corporate powers and, except for the Acies Shareholder Approval and the approvals described in Section 5.05, have been duly authorized by all necessary corporate action on the part of the Acies Parties. The affirmative vote of the holders of at least two-thirds of the votes cast at a general meeting of Acies (or such lesser standard as may be applicable to a specific Proposal), in person or represented by proxy and entitled to vote thereon, is the only vote of the holders of Acies’ capital stock necessary to adopt and approve this Agreement and to consummate the Transactions (the “Acies Shareholder Approval”). The Sponsor holds sufficient Acies Class B Ordinary Shares and has the necessary authority to waive application of the Acies Anti-Dilution Provisions in the manner and on the terms contemplated by the Sponsor Agreement (and without the need for the consent or waiver of any other Person to be solicited or obtained).
(b)   At a meeting duly called and held, the Acies Board (i) determined that this Agreement, the other Transaction Documents to which the Acies Parties are parties and the Transactions are fair to and in the best interests of Acies’ shareholders; (ii) approved, adopted and declared advisable this Agreement, the other Transaction Documents to which the Acies Parties are parties and the Transactions; (iii) resolved to recommend approval and adoption of this Agreement by its shareholders (such recommendation, the “Acies Board Recommendation”); (iv) determined that the fair market value of the Company is equal to at least 80% of the amount held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned); and (v) approved the Transactions as a Business Combination.
(c)   Each of the directors of First Merger Sub and the managers of Second Merger Sub (i) determined that this Agreement, the other Transaction Documents to which the Acies Parties are parties and the Transactions are fair to and in the best interests of the sole stockholder or sole member, as applicable; and (ii) approved, adopted and declared advisable this Agreement, the other Transaction

Documents to which the Acies Parties are parties and the Transactions, subject to Acies obtaining the Acies Shareholder Approval.
(d)   This Agreement and the other Transaction Documents to which the Acies Parties are parties have been duly authorized, and have been or will be, duly and validly executed and delivered by the Acies Parties, as applicable, and, assuming due authorization and execution by each other party hereto and thereto, constitute, or will constitute, as applicable, a legal, valid and binding obligation of the Acies Parties, enforceable against them in accordance with its terms, subject to the Enforceability Exceptions.
Section 5.04.   No Conflict.   The execution, delivery and performance of this Agreement and the other Transaction Documents to which the Acies Parties are parties by each of the Acies Parties and the consummation of the Transactions do not and will not (a) conflict with or violate any provision of, or result in the breach of, the Acies Organizational Document, the certificate of incorporation or bylaws of First Merger Sub or the certificate of formation and limited liability company agreement or any other organizational documents of Second Merger Sub, (b) conflict with or result in any violation of any provision of any Law, Permit or Governmental Order applicable to the Acies Parties or any of their respective properties or assets, (c) assuming compliance with the matters referred to in Section 5.03 and Section 5.05 require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which any of the Acies Parties is entitled under any provision of any agreement or other instrument binding upon it or (d) result in the creation of any Lien upon any of the properties, equity interests or assets of the Acies Parties, except, in the case of clauses (b), (c) or (d) above, except as would not, individually or in the aggregate, reasonably be expected to have an Acies Material Adverse Effect.
Section 5.05.   Governmental Authorization.   Assuming the accuracy of the representations and warranties of the Company contained in this Agreement, the execution, delivery and performance by the Acies Parties of this Agreement and the other Transaction Documents to which the Acies Parties are parties and the consummation by the Acies Parties of the Transactions require no action by or in respect of, or filing with, any Governmental Authority other than for (a) compliance with any applicable requirements of the HSR Act and any other Antitrust Law, (b) compliance with any applicable requirements of the Securities Act, the Exchange Act, and any other applicable Securities Laws, including the filing and effectiveness of the Registration Statement, and (c) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, an Acies Material Adverse Effect.
Section 5.06.   Capitalization.
(a)   As of the date hereof, the authorized share capital of Acies consists of (i) 5,000,000 preferred shares, par value of $0.0001 per share, and (ii) 550,000,000 Acies Ordinary Shares, par value of $0.0001 per share, consisting of 500,000,000 shares of authorized Acies Class A Ordinary Shares, and 50,000,000 shares of authorized Acies Class B Ordinary Shares. Each Acies Warrant entitles the holder thereof to purchase one Acies Class A Ordinary Share at an exercise price of $11.50 per share on the terms and conditions set forth in the applicable Acies Warrant Agreements.
(b)   As of the date hereof, there are: (i) no preferred shares of Acies issued or outstanding; (ii) 21,525,000 Acies Class A Ordinary Shares issued and outstanding; and (iii) 5,381,250 Acies Class B Ordinary Shares issued and outstanding. All of the issued and outstanding Acies Ordinary Shares have been duly authorized and validly issued and are fully paid and nonassessable.
(c)   As of the date hereof there are no issued, reserved for issuance or outstanding Derivative Securities of Acies, except for the Acies Warrants. Acies has issued Acies Warrants to purchase 11,711,667 Acies Class A Ordinary Shares, of which Acies Warrants to purchase 4,536,667 Acies Class A Ordinary Shares are held by the Sponsor.
(d)   Each Acies SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e)   There are no shareholders agreements, voting trusts, registration rights agreements or other similar Contracts to which the Acies Parties are parties other than the Sponsor Agreement and the Registration Rights Agreement.
(f)   The authorized share capital of First Merger Sub consists of 100 shares of common stock, par value $0.0001 per share, of which 100 shares are issued and outstanding and beneficially held (and held of record) solely by Acies. The authorized ownership interests of Second Merger Sub consist of 1,000 membership units held solely by Acies.
Section 5.07.   SEC Filings and the Sarbanes-Oxley Act.
(a)   Acies has filed with or furnished to the SEC, and made available to the Company if not publicly available through EDGAR, all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by Acies since September 22, 2020 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Acies SEC Documents”).
(b)   Each Acies SEC Document, as they have been amended since the time of their filing, complied and, as of the Closing Date, each Acies SEC Document will have complied, as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be.
(c)   As of its filing date (or, if amended or superseded by a filing prior to the Closing Date, on the date of such filing), each Acies SEC Document filed pursuant to the Exchange Act did not contain, and as of the Closing Date each Acies SEC Document will not have contained, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
(d)   There are no outstanding loans or other extensions of credit made by Acies to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acies. Acies has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act. Except as not required in reliance on exemptions from various reporting requirements by virtue of Acies’ status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, Acies has established and maintains systems of internal accounting controls that are designed to provide reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for assets of Acies. Acies maintains books and records in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of Acies in all material respects.
(e)   As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the Acies SEC Documents. To the knowledge of Acies, none of the Acies SEC Documents filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.
(f)   Since October 27, 2020, Acies has complied in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.
Section 5.08.   Acies Financial Statements.
(a)   The audited condensed financial statements and unaudited condensed interim financial statements of Acies included or incorporated by reference in the Acies SEC Documents (collectively, the “Acies Financial Statements”) fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto or as disclosed in the Acies SEC Documents), the financial position of Acies as of the dates thereof and its results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments and the absence of footnotes in the case of any unaudited interim financial statements).
(b)   Neither Acies (including any employee thereof) nor Acies’ independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acies, (ii) any fraud, whether or not material, that involves Acies’ management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acies or (iii) any claim or allegation regarding any of the foregoing.
Section 5.09.   Absence of Changes.
(a)   Since August 14, 2020, there has not been any change, development, condition, occurrence, event or effect relating to the Acies Parties that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, an Acies Material Adverse Effect.
(b)   Except in connection with the Transactions, from Acies’ inception through and including the date of this Agreement, each of the Acies Parties has in all material respects, conducted its business and operated its properties in the ordinary course of business (including, for the avoidance of doubt, any COVID-19 Actions).
Section 5.10.   No Undisclosed Material Liabilities.   There is no liability, debt or obligation against Acies that would be required to be set forth or reserved for on a balance sheet of Acies prepared in accordance with GAAP consistently applied and in accordance with past practice, except for liabilities or obligations (a) reflected or reserved for on the Acies Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Acies Financial Statements in the ordinary course of business, (c) disclosed in the Acies Disclosure Schedule, (d) arising under or related to this Agreement and/or the performance by Acies of its obligations hereunder (including, for the avoidance of doubt, any Outstanding Acies Expenses), or (e) that would not, individually or in the aggregate, reasonably be expected to have an Acies Material Adverse Effect.
Section 5.11.   Litigation and Proceedings.   As of the date hereof, there are no pending or, to the knowledge of the Acies Parties, threatened, Actions or investigations against the Acies Parties that would, individually or in the aggregate, reasonably be expected to have an Acies Material Adverse Effect.
Section 5.12.   Compliance with Laws.   Except as would not, individually or in the aggregate, reasonably be expected to have an Acies Material Adverse Effect: (a) the Acies Parties are, and since their inception have been, in compliance with all applicable Laws; and (b) the Acies Parties have not received any written notice from any Governmental Authority of a violation of any applicable Law by any of the Acies Parties at any time since their respective inceptions.
Section 5.13.   Contracts; No Defaults.
(a)   Section 5.13 of the Acies Disclosure Schedule contains a listing of all Contracts including every “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (other than this Agreement and the other Transaction Documents) to which, as of the date of this Agreement, any of the Acies Parties is a party or by which any of their respective assets are bound.
(b)   True, correct and complete copies of the Contracts listed on Section 5.13 of the Acies Disclosure Schedule have been delivered to or made available to the Company or its Representatives. Each Contract of a type required to be listed on Section 5.13 of the Acies Disclosure Schedule, that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date and except as would not reasonably be expected to, individually or in the aggregate, have an Acies Material Adverse Effect, (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of the Acies Parties and, to the knowledge of the Acies Parties, represent the legal, valid and binding obligations of the other parties thereto, and, to the knowledge of the Acies Parties, are enforceable by the Acies Parties to the extent a party thereto in accordance with their terms, subject to the Enforceability Exceptions, and (ii) none of the Acies Parties or, to the knowledge of the Acies Parties, any other party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Contract.
Section 5.14.   Title to Property.   None of the Acies Parties (a) owns or leases any real or personal property or (b) is a party to any agreement or option to purchase any real property, personal property or other material interest therein.

Section 5.15.   Business Activities
(a)   Since inception, none of the Acies Parties has conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Acies Organizational Document or as otherwise contemplated by this Agreement or the Transaction Documents and the Transactions, there is no agreement, commitment or Governmental Order binding upon Acies or to which Acies is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of the Acies Parties or any acquisition of property by the Acies Parties or the conduct of business by the Acies Parties as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have an Acies Material Adverse Effect.
(b)   None of the Acies Parties owns or has a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for the Transaction Documents, Acies has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.
(c)   Section 5.15(c) of the Acies Disclosure Schedule lists all Contracts between the Acies Parties and any other Person that requires payments by the Acies Parties to such Person other than this Agreement and the agreements expressly contemplated hereby. All Contracts listed on Section 5.15(c) of the Acies Disclosure Schedule can be cancelled by the Acies Parties for any reason without penalty to the Acies Parties. Except for this Agreement and the agreements expressly contemplated hereby, or as set forth on Section 5.15(c) of the Acies Disclosure Schedule, Acies is not party to any Contract with any other Person that would require payments by Acies in excess of $50,000 monthly, $150,000 in the aggregate annually with respect to any individual Contract or more than $250,000 in the aggregate annually when taken together with all other Contracts (other than this Agreement and the agreements expressly contemplated hereby).
(d)   There is no liability, debt or obligation against any of the Acies Parties except for liabilities and obligations (i) reflected or reserved for on Acies’ condensed balance sheet for the quarterly period ended September 30, 2020 or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to Acies) or (ii) that have arisen since the date of Acies’ condensed balance sheet for the quarterly period ended September 30, 2020 in the ordinary course of the operation of business of the Acies Parties (other than any such liabilities as are not and would not be, in the aggregate, material to the Acies Parties, taken as a whole).
(e)   Since its inception, neither First Merger Sub nor Second Merger Sub has conducted any business activities other than activities directed toward the accomplishment of the Mergers. Except as set forth in First Merger Sub’s and Second Merger Sub’s respective organizational documents, there are no agreements, commitments, or Governmental Orders binding upon either First Merger Sub or Second Merger Sub or to which either First Merger Sub or Second Merger Sub is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of either First Merger Sub or Second Merger Sub or any acquisition of property by either First Merger Sub or Second Merger Sub or the conduct of business by either First Merger Sub or Second Merger Sub as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of either First Merger Sub or Second Merger Sub to enter into and perform its obligations under this Agreement.
Section 5.16.   Employee Benefit Plans.   Except with regard to the PubCo Equity Incentive Plan or the PubCo Employee Stock Purchase Plan or as otherwise contemplated by this Agreement, each as contemplated hereunder, as of immediately prior to the Effective Time, (i) none of Acies, First Merger Sub or Second Merger Sub has any paid officers, directors or employees or maintains, contributes to or has any obligation or liability, or could reasonably be expected to have any obligation or liability, under, any “employee benefit plan” as defined in Section 3(3) of ERISA or any other plan, policy, program, arrangement or agreement providing compensation or benefits to any current or former director, officer, employee, independent contractor or other service provider of Acies, First Merger Sub or Second Merger Sub (respectively), including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements (collectively, the “Acies Benefit Plans”) and (ii) neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in combination with another event) will (a) result in any compensatory payment or benefit becoming due to any shareholder, director, officer or employee of Acies, First Merger Sub or Second Merger Sub, (b) result in the acceleration, vesting or creation of any rights of any shareholder, director, officer or employee of Acies, First Merger Sub or Second Merger Sub to payments or benefits or increases in any existing payments or benefits, (c) result in any amount or benefit to any current or former employee, officer, director or other individual service provider of Acies, First Merger Sub or Second Merger Sub that, together with any other amount or benefit, could reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code), or (d) result in any loan forgiveness for any shareholder, director, officer or employee of Acies, First Merger Sub or Second Merger Sub.
Section 5.17.   Taxes.
(a)   All material Tax Returns required by Law to be filed by Acies have been duly and timely filed (after giving effect to any valid extensions of time in which to make such filings) and all such Tax Returns are true, complete and accurate in all material respects.
(b)   All material amounts of Taxes due and owing on any Tax Returns of Acies and all other amounts of Taxes owed by Acies have been timely paid. Since the date of the most recent Acies Financial Statements, Acies has not incurred any material liability for Taxes outside the ordinary course of business (other than in connection with the transactions contemplated by this Agreement).
(c)   Acies has (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, shareholder or any other party, and (ii) remitted such amounts required to have been remitted to the appropriate Governmental Authority.
(d)   Acies is not currently engaged in any audit, administrative or judicial proceeding with a taxing authority with respect to material Taxes. Acies has not received any written notice from a taxing authority of a claim, assessment or proposed deficiency of a material amount of Taxes, other than any such deficiencies that have since been resolved and any amounts due in respect thereof have been paid. No written claim has been made by any Governmental Authority in a jurisdiction where Acies does not file a Tax Return that such entity is or may be subject to material Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which claim has not been resolved and any amounts due in respect thereof have been paid. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes of Acies, and no written request for any such waiver or extension is currently pending.
(e)   Acies, and any predecessor thereof, has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) in the prior two years.
(f)   Acies has not been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
(g)   Except with respect to deferred revenue or prepaid subscription revenues collected by Acies in the ordinary course of business, Acies will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made or required to be made prior to the Closing; (ii) ruling by, or written agreement with, a Governmental Authority (including any closing agreement pursuant to Section 7121 of the Code or any similar provision of Tax Law) issue or executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) prepaid amount received prior to the Closing; or (v) intercompany transaction or excess loss accounts described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) that existed prior to the Closing. Acies does not have any unpaid liability pursuant to Section 965 of the Code.
(h)   There are no Liens with respect to Taxes on any of the assets of Acies, other than Permitted Liens described in clause (iii) of the definition of such term.
(i)   Acies has no material liability for the Taxes of any other Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor, (iii) by contract or (iv) otherwise (except, in each case, for liabilities pursuant to commercial contracts the primary purpose of which are not Taxes).
(j)   Acies is not a party to or bound by, nor does it have any material obligation to, any Governmental Authority or other Person under any material Tax allocation, Tax sharing or Tax indemnification agreements (except, in each case, for any such agreements that are commercial contracts the primary purpose of which does not relate to Taxes).
(k)   Acies is not, and has not been at any time during the five (5) year period ending on the Closing Date, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.
(l)   Acies has complied in all material respects with laws relating to escheat and unclaimed property.
(m)   To the knowledge of Acies, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment.
(n)   For U.S. federal income tax purposes, Second Merger Sub has been and will be since formation disregarded as an entity (within the meaning of Section 301.7701-3 of the Treasury Regulations) separate from Acies.
Section 5.18.   Financial Ability; Trust Account.
(a)   Set forth on Section 5.18 of the Acies Disclosure Schedule is a true and accurate record, as of the date identified therein, of the balance invested in a trust account (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated October 22, 2020, by and between Acies and the Trustee (the “Trust Agreement”). The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Acies and, to the knowledge of Acies, the Trustee, enforceable in accordance with its terms, subject to the Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the knowledge of Acies, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and there are no agreements, Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the Acies SEC Documents to be inaccurate or (ii) entitle any Person (other than any Acies Shareholder who is a Redeeming Shareholder) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except to pay Taxes, payments with respect to Acies Share Redemptions or in accordance with the Trust Agreement, Acies Organizational Document and Acies’ final prospectus dated October 22, 2020.
(b)   Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. Acies has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. There are no Actions pending or, to the knowledge of Acies, threatened with respect to the Trust Account. Acies has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). As of the Effective Time, the obligations of Acies to dissolve or liquidate pursuant to the Acies Organizational Document shall terminate, and, as of the Effective Time, Acies shall have no obligation whatsoever pursuant to the Acies Organizational Document to dissolve and liquidate the assets of Acies by reason of the consummation of the Transactions. To the knowledge of Acies, following the Effective Time, no Acies Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such Acies Shareholder is a Redeeming Shareholder.
(c)   As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, Acies has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acies on the Closing Date.
(d)   As of the date hereof, Acies does not have any Indebtedness.
Section 5.19.   Brokers’ Fees.   Except as described on Section 5.19 of the Acies Disclosure Schedule (including the amounts owed with respect thereto), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission (including any deferred underwriting commission) in connection with the Transactions (including the PIPE Financing), in each case, including based upon arrangements made by the Acies Parties or any of their respective Affiliates, including the Sponsor.
Section 5.20.   Registration Statement.   As of the time the Registration Statement becomes effective under the Securities Act, the Registration Statement (together with any amendments or supplements thereto) will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the Acies Parties make no representations or warranties as to the information contained in or omitted from the Registration Statement in reliance upon and in conformity with information furnished in writing to the Acies Parties by or on behalf of the Company specifically for inclusion in the Registration Statement.
Section 5.21.   Nasdaq Stock Market Quotation.   The Acies Units, the Acies Warrants and the issued and outstanding Acies Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbols “ACAU” (with respect to the Acies Units), “ACAC” (with respect to the Acies Class A Ordinary Shares) and “ACACW” (with respect to the Acies Warrants). Acies is in compliance in all material respects with the rules of Nasdaq and there is no action or proceeding pending or, to the knowledge of Acies, threatened against Acies by Nasdaq, the Financial Industry Regulatory Authority or the SEC with respect to any intention by such entity to deregister the Acies Units, the Acies Class A Ordinary Shares or the Acies Warrants or terminate the listing of such on Nasdaq. None of Acies or its Affiliates has taken any action in an attempt to terminate the registration of the Acies Units, the Acies Class A Ordinary Shares or the Acies Warrants under the Exchange Act except as contemplated by this Agreement.
Section 5.22.   Investment Company Act.   None of the Acies Parties is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
Section 5.23.   Affiliate Agreements.   None of the Acies Parties is a party to any transaction, agreement, arrangement or understanding with any (a) present or former executive officer or director of any Acies Party, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of any Acies Party or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 under the Exchange Act) of any of the foregoing (each of the foregoing, an “Acies Affiliate Agreement”).
Section 5.24.   Sponsor Agreement.   Acies has delivered to the Company a true, correct and complete copy of the Sponsor Agreement. The Sponsor Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Acies. The Sponsor Agreement is a legal, valid and binding obligation of Acies and, to the knowledge of Acies, each other party thereto and neither the execution or delivery by any party thereto of, nor the performance of any party’s obligations under, the Sponsor Agreement violates any provision of, or results in the breach of or default under, or requires any filing, registration or qualification under, any applicable Law. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acies under any term or condition of the Sponsor Agreement.
Section 5.25.   PIPE Financing.
(a)   The Acies Parties have delivered to the Company true, correct and complete copies of each of the PIPE Subscription Agreements entered into by the Acies Parties with the applicable PIPE Investors named therein, pursuant to which the PIPE Investors have committed to provide the PIPE Financing. To the knowledge of the Acies Parties, with respect to each PIPE Investor, the PIPE Subscription Agreement with such PIPE Investor is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by the Acies Parties.
(b)   Each Subscription Agreement is a legal, valid and binding obligation of the Acies Parties and, to the knowledge of the Acies Parties, each PIPE Investor, and none of the execution, delivery or performance of obligations under such Subscription Agreement by the Acies Parties or, to the knowledge of the Acies Parties, each PIPE Investor, violates any Laws. There are no other agreements, side letters, or arrangements between the Acies Parties and any PIPE Investor relating to any Subscription Agreement that could affect the obligation of such PIPE Investors to contribute to Acies the applicable portion of the PIPE Financing Amount set forth in the PIPE Subscription Agreement of such PIPE Investors, and, as of the date hereof, none of the Acies Parties knows of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the PIPE Financing Amount not being available to the Acies Parties, on the Closing Date.
(c)   No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of the Acies Parties under any material term or condition of any Subscription Agreement.
Section 5.26.   Independent Investigation; No Additional Representations and Warranties.   Each of the Acies Parties acknowledges and agrees:
(a)   The Acies Parties and their Affiliates and their respective Representatives have conducted their own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company Group, and acknowledge that they have been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company Group for such purpose;
(b)   the Acies Parties are relying only on that independent investigation and the express representations and warranties set forth in Article 4 (including the related portions of the Company Disclosure Schedule), and not on any other representation or statement made by the Company nor any of its Affiliates or any of their respective directors, officers, employees, stockholders, partners, members, agents or Representatives, and that none of such Persons is making or has made any representation or warranty whatsoever, express or implied, other than those expressly given by the Company in Article 4, including without limitation any other implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company Group; and
(c)   except as expressly set forth in Article 4, the Company makes no representation or warranty with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of any member of the

Company Group or the future business, operations or affairs of any member of the Company Group heretofore or hereafter delivered to or made available to the Acies Parties or their respective Representatives or Affiliates.
ARTICLE 6
Covenants of the Company
Section 6.01.   Conduct of the Company during the Interim Period.
(a)   From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms (the “Interim Period”), except as set forth on Section 6.01 of the Company Disclosure Schedule, as required by applicable Law or any Governmental Authority, as expressly contemplated by this Agreement or with the prior written consent of Acies (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each other member of the Company Group to, use commercially reasonable efforts to conduct its business in the ordinary course consistent with past practice and use its commercially reasonable efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and employees; provided that the members of the Company may take any reasonable COVID-19 Action either in light of COVID-19 Measures adopted after the date of this Agreement or otherwise reasonably necessary to protect the health and safety of their employees. Without limiting the generality of the foregoing, except as set forth on Section 6.01 of the Company Disclosure Schedule, as required by applicable Law (including any COVID-19 Measures), or any Governmental Authority, as expressly contemplated by this Agreement or with the prior written consent of Acies (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, nor shall it permit any other member of the Company Group to:
(i)   change or amend the Company Certificate of Incorporation or the Company Bylaws;
(ii)   fail to maintain its existence, adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;
(iii)   split, combine, reclassify or otherwise amend any terms of any shares of its or any of its Subsidiaries’ capital stock or equity interests (other than transactions (1) solely among the Company and one or more of its wholly owned Subsidiaries or (2) solely among the Company’s wholly owned Subsidiaries);
(iv)   declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its or any of its Subsidiary’s capital stock or equity interests or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any capital stock or equity interest of the Company or its Subsidiaries, other than (x) dividends or distributions by any of its wholly owned Subsidiaries to the Company or another wholly owned Subsidiary or (y) the acquisition by the Company of any shares of capital stock or equity interests of the Company pursuant to the Company’s exercise of its rights of first refusal under those certain stock purchase agreements with the Founder and certain other Company Stockholders, the Company Stock Plan and the Company ROFR and Co-Sale Agreement;
(v)   (A) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any capital stock or other voting securities or ownership interests of any member of the Company Group or any Derivative Securities of any member of the Company Group, other than the issuance of (x) any shares of Company Capital Stock upon the exercise of Company Options or Company Warrants, in each case, outstanding on the date of this Agreement in accordance with their terms as in effect as of the date of this Agreement or (y) any Company Subsidiary Securities to any member of the Company Group or (B) amend any term of any Company Option, any Company Warrant or any Company Subsidiary Security;
(vi)   acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material amount of assets, securities, properties, interests or businesses or enter into any strategic joint ventures, partnerships or alliances with any other Person, other than

(x) pursuant to existing contracts or commitments as of the date of this Agreement or (y) in the ordinary course of business consistent with past practice;
(vii)   sell, assign, license, abandon, cancel, let lapse, dispose, convey, lease or otherwise transfer its or its Subsidiaries’ material assets (including any material Intellectual Property), properties, interests or businesses, other than in the ordinary course of business consistent with past practice;
(viii)   disclose any material Trade Secrets constituting Company Intellectual Property to any Person (other than pursuant to a written agreement sufficient to protect the confidentiality thereof) or subject any material Software constituting Company Intellectual Property to Copyleft Terms;
(ix)   other than in connection with actions permitted by Section 6.01(a)(v) with respect to any non-Service Providers, make any material loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business consistent with past practice;
(x)   incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness of over $2,000,000 in the aggregate, other than (x) any Indebtedness incurred in the ordinary course of business consistent with past practice or (y) incurred between the Company and any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries;
(xi)   except in the ordinary course of business or as required by the terms of any existing Company Benefit Plan as in effect on the date hereof, (A) with respect to any Service Provider whose target annual cash compensation exceeds $250,000 (a “Key Employee”), (1) grant or increase (or promise to grant or increase) any bonuses, change in control payments, retention, equity or equity-based rights, severance or termination pay (or amend any existing arrangement providing for the foregoing), (2) enter into any employment, consulting, deferred compensation or other similar agreement (or amend any such existing agreement), or (3) increase the amount of compensation or benefits (other than general health or welfare benefits) payable or to become payable to any Service Provider; (B) take any action to accelerate the timing of any payments or benefits, or the funding of any payments or benefits payable or to become payable to any current or former Service Provider; or (C) establish, adopt, enter into, or materially amend any Company Benefit Plan (or any plan or arrangement that would be a Company Benefit Plan if in effect on the date of this Agreement);
(xii)   (A) negotiate, modify, extend, or enter into any collective bargaining agreement or similar labor union or employee representative organization contract or (B) recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any Company Employee;
(xiii)   change the Company’s methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the Exchange Act or in connection with the Transactions, as agreed to by its independent public accountants;
(xiv)   enter into, renew or amend in any material respect, any Company Affiliate Agreement (or any Contract, that if existing on the date hereof, would have constituted an Company Affiliate Agreement);
(xv)   make, revoke or change any material Tax election except in a manner consistent with the past practices of the Company Group that will not have any adverse and material impact on the Company Group, adopt or change any material Tax accounting method or period, file any amendment to a material Tax Return, enter into any agreement with a Governmental Authority with respect to a material amount of Taxes or settle or compromise any examination, audit, claim or other Action with a Governmental Authority of or relating to any material Taxes, enter into any material Tax sharing or similar arrangement outside the ordinary course of business, or consent to the extension of the statute of limitations applicable to any material Tax claim or assessment;

(xvi)   take any action, or knowingly fail to take any action, which action or failure to act could reasonably be expected to prevent or impede the Mergers from qualifying for the Intended Tax Treatment;
(xvii)   waive, release, settle, compromise or otherwise resolve any investigation, claim, Action, litigation or other legal proceedings, except in the ordinary course of business or where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $2,000,000 in the aggregate;
(xviii)   make or commit to make capital expenditures other than in an amount not in excess of the amount set forth on Section 6.01(a)(xviii) of the Company Disclosure Schedule, in the aggregate;
(xix)   (A) limit the right of the Company or any of the Company’s Subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (B) grant any exclusive or similar rights to any Person, in each case, except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole;
(xx)   (A) grant to, or agree to grant to, any Person rights to any Company Intellectual Property that is material to the Company and its Subsidiaries, other than in the ordinary course of business consistent with past practice, or (B) dispose of, abandon or permit to lapse any rights to any Company Intellectual Property that is material to the Company and its Subsidiaries except for the expiration of registered Company Intellectual Property in accordance with the applicable statutory term (or in the case of domain names, applicable registration period) or in the reasonable exercise of the Company’s or any of its Subsidiaries’ business judgment as to the costs and benefits of maintaining the item;
(xxi)   terminate without replacement or amend in a manner materially detrimental to the Company and its Subsidiaries, taken as a whole, any material insurance policy insuring the business of the Company or any of the Company’s Subsidiaries; or
(xxii)   agree, resolve or commit to do any of the foregoing.
(b)   Notwithstanding the foregoing, nothing in this Section 6.01 shall be interpreted to prohibit any member of the Company Group from complying with their respective Governing Documents as of the date of this Agreement.
Section 6.02.   Company Stockholder Approval.
(a)   Promptly following the date of this Agreement, the Company shall use commercially reasonable efforts to obtain from Company Stockholders holding at least the number of shares of Company Capital Stock required to constitute the Company Stockholder Approval duly executed and delivered Support Agreements within twenty-four (24) hours after the date of this Agreement.
(b)   As promptly as reasonably practicable after the Registration Statement becomes effective, the Company shall:
(i)   recommend approval and adoption of this Agreement and the Transactions consistent with the Company Board Recommendation;
(ii)   (A) use commercially reasonable efforts to solicit approval of this Agreement and the Transactions in the form of an irrevocable written consent (the “Written Consent”) of each of the Requisite Company Stockholders (pursuant to the Support Agreement) and any other Company Stockholders as the Company may determine in its reasonable discretion or (B) in the event the Company is not able to obtain the Written Consent, the Company shall duly convene a meeting of the stockholders of the Company for the purpose of voting solely upon the adoption of the Transaction Documents and the Transactions.

(c)   If the Company Stockholder Approval is obtained, then as promptly as reasonably practicable following the receipt of the required written consents, the Company will prepare and deliver (or cause to be delivered through the Exchange Agent or otherwise) to its stockholders who have not consented the notice required by Sections 228(e) and 262 of the DGCL.
Section 6.03.   No Acies Ordinary Shares Transactions.   From and after the date of this Agreement until the Effective Time, except as otherwise contemplated by this Agreement, including the Domestication, the Company shall not engage in any transactions involving the securities of Acies without the prior consent of Acies if the Company possesses material nonpublic information of Acies.
Section 6.04.   No Claim Against the Trust Account.   The Company acknowledges that Acies is a special purpose acquisition company with the power and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving the Company and one or more businesses or assets, and the Company and Representatives of the Company have read Acies’ final prospectus, dated October 22, 2020, and other Acies SEC Documents, the Acies Organizational Document, and the Trust Agreement and the Company and such Representatives understand that Acies has established the Trust Account described therein for the benefit of Acies’ public shareholders and that disbursements from the Trust Account are available only in the limited circumstances set forth therein. The Company further acknowledges and agrees that Acies’ sole assets consist of the cash proceeds of Acies’ initial public offering and private placements of its securities, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of its public shareholders. The Company further acknowledges that, if the Transactions are not consummated by January 27, 2023, or such later date as approved by the shareholders of Acies to complete a Business Combination, Acies will be obligated to return to its shareholders the amounts being held in the Trust Account. Accordingly, the Company (on behalf of itself and its Affiliates) hereby irrevocably waives any right, title, interest or past, present or future claim of any kind against, and any right to access, the Trust Account, any trustee of the Trust Account and Acies to collect from the Trust Account any monies that may be owed to them by Acies or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever; provided, however, that nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim solely against Acies or for legal relief against assets held outside the Trust Account (including from and after the consummation of a Business Combination other than as contemplated by this Agreement) or for specific performance, injunctive or other equitable relief in connection with the consummation of the Transactions so long as such claim would not affect Acies’ ability to fulfill its obligation to effectuate the Acies Share Redemptions. This Section 6.04 shall survive the termination of this Agreement for any reason.
ARTICLE 7
Covenants of the Acies Parties
Section 7.01.   Conduct of the Acies Parties During the Interim Period.
(a)   During the Interim Period, each of the Acies Parties shall use commercially reasonable efforts to conduct its business in the ordinary course and use its commercially reasonable efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and employees. Without limiting the generality of the foregoing, except as set forth on Section 7.01 of the Acies Disclosure Schedule, as required by applicable Law or any Governmental Authority (including any COVID-19 Measures), as expressly contemplated by this Agreement or with the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), none of the Acies Parties shall:
(i)   change or amend the Trust Agreement, the Acies Organizational Document or the organizational documents of First Merger Sub or Second Merger Sub, except as contemplated by the Proposals;
(ii)   fail to maintain its existence, adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, except as contemplated by the Transactions;
(iii)   split, combine or reclassify any shares of its capital stock;

(iv)   declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any capital stock of Acies, other than the redemption of any Acies Class A Ordinary Shares required by the Offer;
(v)   (A) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any capital stock or other voting securities or ownership interests of any of the Acies Parties or any Derivative Securities of any of the Acies Parties, other than (x) the issuance of any Acies Ordinary Shares upon the exercise of any Acies Warrants, (y) the issuance of the Company Stockholder Consideration or (z) pursuant to the Subscription Agreements existing as of the date hereof; or (B) amend any term of any Acies Warrants, other than pursuant to the Sponsor Agreement;
(vi)   acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material amount of assets, securities, properties, interests or businesses or enter into any strategic joint ventures, partnerships or alliances with any other Person other than (x) pursuant to existing contracts or commitments or (y) in the ordinary course of business;
(vii)   sell, lease or otherwise transfer a material amount of its assets, properties, interests or businesses, other than (x) pursuant to existing contracts or commitments or (y) in the ordinary course of business;
(viii)   other than in connection with actions permitted by Section 7.01(a)(vi), make any material loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business or between any of Acies, First Merger Sub and Second Merger Sub;
(ix)   incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness, other than (x) fees and expenses for professional services incurred in support of the Transaction, (y) any Indebtedness incurred in the ordinary course of business or (z) incurred between any of Acies, First Merger Sub and Second Merger Sub;
(x)   other than actions taken in furtherance of the adoption and/or implementation of the PubCo Equity Incentive Plan and/or the PubCo Employee Stock Purchase Plan, enter into any compensatory arrangement, collective bargaining agreement or retirement, deferred compensation, or equity plan or arrangement or hire any employees or engage any independent contractors;
(xi)   change Acies’ methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the Exchange Act or in connection with the Transactions, as agreed to by its independent public accountants;
(xii)   settle, or offer or propose to settle, (A) any material litigation, investigation, arbitration, proceeding or other claim involving or against any Acies Party, (B) any stockholder litigation or dispute against Acies or any of its officers or directors or (C) any litigation, arbitration, proceeding or dispute that relates to the Transactions;
(xiii)   enter into, renew or amend in any material respect, any Acies Affiliate Agreement (or any Contract, that if existing on the date hereof, would have constituted an Acies Affiliate Agreement);
(xiv)   make, revoke or change any material Tax election except in a manner that will not have any adverse and material impact on Acies, adopt or change any material Tax accounting method or period, file any amendment to a material Tax Return, enter into any agreement with a Governmental Authority with respect to a material amount of Taxes or settle or compromise any examination, audit, claim or other Action with a Governmental Authority of or relating to any material Taxes, enter into any material Tax sharing or similar arrangement outside the ordinary course of business, or consent to the extension of the statute of limitations applicable to any material Tax claim or assessment;

(xv)   take any action, or knowingly fail to take any action, which action or failure to act could reasonably be expected to prevent or impede the Mergers from qualifying for the Intended Tax Treatment; or
(xvi)   agree, resolve or commit to do any of the foregoing.
(b)   Notwithstanding the foregoing, nothing in this Section 7.01 shall be interpreted to prohibit: (i) Acies taking any action reasonably necessary to implement the Domestication, (ii) Acies or its Representatives from taking any action reasonably necessary to consummate the PIPE Financing; or (iii) any Acies Party from complying with its respective governing documents and with all other agreements or Contracts to which an Acies Party may be a party as of the date of this Agreement.
Section 7.02.   PIPE Financing.
(a)   Subject to the terms hereof, Acies shall, and shall cause its Affiliates to, use its commercially reasonable efforts to comply with its obligations, and enforce its rights, under the Subscription Agreements. Acies shall give the Company prompt notice of any breach by any party to the Subscription Agreements of which Acies has become aware or any termination (or alleged or purported termination) of the Subscription Agreements. Acies shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to obtain the proceeds of the PIPE Financing and, unless otherwise approved in writing by the Company (which approval shall not be unreasonably withheld, conditioned or delayed), shall not permit any termination, amendment or modification to, or any waiver of any material provision or remedy under, the Subscription Agreements entered into at or prior to the date hereof.
Section 7.03.   Acies Shareholder Approval.
(a)   Acies shall use commercially reasonable efforts to, in compliance with applicable Law, (i) establish the record date for, duly call, give notice of, convene and hold an extraordinary general meeting of the Acies Shareholders (the “Acies EGM”) in accordance with the CICL, (ii) cause the Proxy Statement to be disseminated to Acies’ shareholders after the Registration Statement becomes effective and (iii) solicit proxies from the holders of Acies Class A Ordinary Shares to vote in favor of each of the Proposals. Acies shall include the unqualified Acies Board Recommendation in the Proxy Statement. The Acies Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Acies Board Recommendation.
(b)   Notwithstanding anything to the contrary contained in this Agreement, once the Acies EGM has been called and noticed, Acies will not postpone or adjourn the Acies EGM without the consent of the Company, other than:
(i)   to solicit additional proxies for the purpose of obtaining the Acies Shareholder Approval, in which event Acies may postpone or adjourn the meeting for up to ten (10) Business Days;
(ii)   for the absence of a quorum, in which event Acies may postpone or adjourn the meeting up to two (2) times for up to ten (10) Business Days each time; or
(iii)   one (1) time, to allow reasonable additional time for the filing and distribution of any supplemental or amended disclosure that Acies has determined in good faith, after consultation with its outside legal advisors, is necessary under applicable Law, and for such supplemental or amended disclosure to be disseminated to and reviewed by the holders of Acies Shareholders prior to the Acies EGM.
Section 7.04.   Other Interim Period Obligations of the Acies Parties.   During the Interim Period, Acies shall use reasonable best efforts:
(a)   to ensure Acies remains listed as a public company on, and for the Acies Class A Ordinary Shares to be listed on, Nasdaq;

(b)   to cause the PubCo Class A Common Stock to be issued in connection with the Transactions (including the Earnout Shares) to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Closing Date;
(c)   to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws; and
(d)   to take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) and to qualify, at the Effective Time, as a “controlled” company under the rules of Nasdaq.
ARTICLE 8
Joint Covenants
Section 8.01.   Commercially Reasonable Efforts.
(a)   Subject to the terms and conditions herein provided, each Party shall use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate and make effective as promptly as practicable the transactions contemplated hereby (including (x) the satisfaction, but not waiver, of the closing conditions set forth in Article 9, (y) obtaining consents of all Governmental Authorities and the expiration or termination of all applicable waiting periods under applicable Antitrust Laws necessary to consummate the transactions contemplated hereby and (z) obtaining approval for listing the PubCo Class A Common Stock issued pursuant to this Agreement on Nasdaq). All the costs incurred in connection with obtaining such consents of all Governmental Authorities, such expiration or termination of all applicable waiting periods under applicable Antitrust Laws, including HSR Act filing fees and any filing fees in connection with any other Antitrust Law, shall be paid 100% by Acies. Each Party shall make or cause to be made (and not withdraw) an appropriate filing, if necessary, pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable, and no later than ten (10) Business Days after the date hereof. The Parties shall request early termination of the waiting period in any filings submitted under the HSR Act and shall use commercially reasonable efforts to supply as promptly as practicable to the appropriate Governmental Authorities additional information and documentary material that may be requested pursuant to the HSR Act or any other Antitrust Law.
(b)   Each Party shall cooperate in connection with (i) any investigation of the transactions contemplated hereby or litigation by, or negotiations with, any Governmental Authority or other Person relating to the transactions contemplated hereby or regulatory filings under applicable Law and (ii) obtaining approval for listing the PubCo Class A Common Stock issued pursuant to this Agreement on Nasdaq.
(c)   Each Party shall, in connection with this Agreement and the transactions contemplated hereby, to the extent permitted by applicable Law: (i) promptly notify the other Parties of, and if in writing, furnish the other Parties with copies of (or, in the case of oral communications, advise the other Parties of) any material substantive communications from or with any Governmental Authority or Nasdaq concerning the Transactions, (ii) cooperate in connection with any proposed substantive written or oral communication with any Governmental Authority or Nasdaq and permit the other Parties to review and discuss in advance, and consider in good faith the view of the other Parties in connection with, any proposed substantive written or oral communication with any Governmental Authority or Nasdaq concerning the Transactions, (iii) not participate in any substantive meeting or have any substantive communication with any Governmental Authority or Nasdaq concerning the Transactions unless it has given the other Parties a reasonable opportunity to consult with it in advance and, to the extent permitted by such Governmental Authority or Nasdaq, gives the other Parties or their outside counsel the opportunity to attend and participate therein, (iv) furnish such other Parties’ outside legal counsel with copies of all filings and communications between it and any such Governmental Authority or Nasdaq concerning the Transactions and (v) furnish such other Parties’ outside legal counsel with such necessary information and reasonable assistance as such other Parties’ outside legal counsel may reasonably request in connection with its preparation of necessary submissions of information to any such Governmental Authority or Nasdaq concerning the Transactions; provided, that materials required to be provided pursuant to this Section 8.01 may be restricted to outside legal counsel and may be redacted (A) as necessary to comply with contractual arrangements, and (B) to remove references to privileged information.
Section 8.02.   Preparation of Registration Statement
(a)   As promptly as practicable following the date hereof, the Company and Acies shall jointly prepare, and Acies shall file, a registration statement on Form S-4 (the “Registration Statement”) in connection with the registration under the Securities Act of the PubCo Common Stock to be issued under this Agreement (including the Earnout Shares), which Registration Statement will also contain a proxy statement for the purpose of soliciting proxies from Acies Shareholders to approve the proposals set forth below at the Acies EGM of the holders of Acies Class A Ordinary Shares:
(i)   approval of the Transactions;
(ii)   approval of the Domestication;
(iii)   approval of the PubCo Charter and PubCo Bylaws;
(iv)   approval of the issuance of PubCo Common Stock in connection with the Transactions (including pursuant to the consummation of the Subscription Agreements, the PubCo Class B Common Stock and the Earnout Shares) in accordance with this Agreement, in each case to the extent required by the Nasdaq listing rules;
(v)   the adoption of the PubCo Equity Incentive Plan;
(vi)   the adoption of the PubCo Employee Stock Purchase Plan; and
(vii)   approval of any other proposals reasonably necessary or appropriate to consummate the Transactions (collectively, the “Proposals” and the proxy statement containing the Proposals, the “Proxy Statement”).
Without the prior written consent of the Company, the Proposals shall be the only matters (other than procedural matters) which Acies shall propose to be acted on by Acies’ shareholders at the Acies EGM.
(b)   Each of Acies and the Company shall use commercially reasonable efforts to cooperate, and cause their respective Subsidiaries, as applicable, to reasonably cooperate, with each other and their respective representatives in the preparation of the Proxy Statement and the Registration Statement, to cause the Registration Statement and the Proxy Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Transactions. Acies shall provide the Company with copies of any written comments and shall inform the Company of any oral comments that Acies receives from the SEC or its staff with respect to the Registration Statement promptly after the receipt of such comments and shall give the Company a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff. Each of Acies and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably conditioned, withheld or delayed), any response to such comments with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto. Each of Acies and the Company shall use commercially reasonable efforts to ensure that none of the information related to it or any of its Affiliates, supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement will, at the date it is first mailed to the Acies Shareholders and at the time of the Acies EGM, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If Acies or the Company becomes aware that any information contained in the Registration Statement shall have become false or misleading in any material respect or that the Registration Statement is required to be amended in order to comply with applicable Law, then (i) such party shall promptly inform the other party and (ii) Acies, on the one hand, and the Company, on the other hand, shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed) an amendment or supplement to the Registration Statement. Acies and the Company shall use commercially reasonable efforts to cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and, to the extent required by Law, the Proxy Statement to be disseminated to the Acies Shareholders.
(c)   Each of Acies and the Company shall use commercially reasonable efforts to promptly furnish to the other Party all information concerning itself, its Subsidiaries, officers, directors, managers, members and stockholders, as applicable, and such other matters, in each case, as may be reasonably necessary in connection with and for inclusion in the Proxy Statement, the Registration Statement or any other statement, filing, notice or application made by or on behalf of Acies or the Company or their respective Subsidiaries, as applicable, to the SEC or Nasdaq in connection with the Transactions (including any amendment or supplement to the Proxy Statement or the Registration Statement). To the extent not prohibited by Law, Acies will advise the Company, reasonably promptly after Acies receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the PubCo Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement, the Registration Statement or other document filed with the SEC in connection with the Transactions for additional information.
(d)   Without limiting the generality of Section 8.02(c), the Company shall use commercially reasonable efforts to promptly furnish to Acies for inclusion in the Proxy Statement and the Registration Statement: (i) audited consolidated financial statements of the Company and its Subsidiaries as of and for the years ended December 31, 2018 and 2019 and, for inclusion in any filing of the Proxy Statement and the Registration Statement made after February 16, 2021, the year ended December 31, 2020, prepared in accordance with, and comply with in all material respects, GAAP, Regulation S-X and other applicable accounting requirements and with the rules and regulation of the SEC, the Exchange Act and the Securities Act applicable to a registrant and audited by the Company’s independent auditor in accordance with PCAOB auditing standards; (ii) unaudited condensed consolidated financial statements of the Company and its Subsidiaries as of and for the nine months ended September 30, 2020 and September 30, 2019 prepared in accordance with, and comply with in all material respects, GAAP, Regulation S-X and other applicable accounting requirements and with the rules and regulation of the SEC, the Exchange Act and the Securities Act applicable to a registrant and reviewed by the Company’s independent auditor in accordance with PCAOB Auditing Standard 4105; (iii) other financial statements, reports and information with respect to the Company and its Subsidiaries that may be required to be included in the Registration Statement and Proxy Statement under the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant and (iv) auditor’s reports and consents to use such financial statements and reports in the Registration Statement.
(e)   Acies shall use commercially reasonable efforts to obtain all necessary state Securities Law or “blue sky” permits and approvals required to carry out the Transactions, and the Company shall promptly furnish all information concerning the Company Group and any of their respective members or stockholders as may be reasonably requested in connection with any such action.
Section 8.03.   Inspection.   Subject to applicable Law, each of the Company and Acies shall afford to the other and its respective Representatives reasonable access during normal business hours and with reasonable advance notice during the period from the date of this Agreement until the earlier of the Closing and the date, if any, on which this Agreement is terminated to all of its and its Subsidiaries’ properties, books, Contracts, commitments, personnel and records and, during such period, and shall furnish promptly to the other, consistent with its legal obligations, all information concerning itself and its Subsidiaries’ business, properties and personnel as the other or any of its Representatives may reasonably request for the purposes of this Agreement or post-Closing integration planning; provided that any such access may be restricted or modified in connection with any COVID-19 Actions or COVID-19 Measures; provided, further, that such person may restrict the foregoing access to the extent that any applicable Law or any Contract to which it is a party requires it to restrict access to any properties or information or in order to maintain the attorney-client privilege; provided, further, that in any such case, the applicable Parties shall cooperate in good faith to seek to provide for access in a manner that does not violate any such Law or Contract or attorney-client privilege. Each of the Parties shall hold, and shall cause its Representatives to hold, all information received from the other party, directly or indirectly, pursuant to this Section 8.03 in confidence in accordance with and otherwise subject to the Confidentiality Agreement. No investigation pursuant to this Section 8.03 or information provided, made available or delivered pursuant to this Agreement will affect or be deemed to modify any of the representations or warranties of the Parties contained in this Agreement or the conditions hereunder to the obligations of the Parties.
Section 8.04.   Confidentiality; Publicity.
(a)   Acies acknowledges that the information being provided to it in connection with this Agreement, including Section 8.03, and the consummation of the Transactions is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference.
(b)   None of Acies, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the Transactions, or any matter related to the foregoing, without first obtaining the prior consent of the Company or Acies, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Law or the rules of any national securities exchange), in which case Acies or the Company, as applicable, shall use their commercially reasonable efforts to coordinate such announcement or communication with the other party, prior to announcement or issuance and allow the other party a reasonable opportunity to comment thereon (which shall be considered by Acies or the Company, as applicable, in good faith); provided, however, that, subject to this Section 8.04, the foregoing shall not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any third-party consent; provided, further, that no party shall be required to obtain consent pursuant to this Section 8.04(b) to the extent any proposed release or statement is substantially equivalent to the information that has been made public without breach of the obligation under this Section 8.04(b).
(c)   Without limiting the generality of Section 8.04(b):
(i)   Acies and the Company shall mutually agree upon and issue a joint press release announcing the effectiveness of this Agreement as of the date of this Agreement or no later than the following Business Day.
(ii)   Acies and the Company shall cooperate in good faith with respect to the prompt preparation of, and Acies shall file with the SEC, as promptly as practicable after the effective date of this Agreement (but in any event within four (4) Business Days thereafter), a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement.
(iii)   Prior to the Closing, Acies and the Company shall mutually agree upon and prepare a joint press release announcing the consummation of the Transactions. Concurrently with or promptly after the Closing, Acies and the Company shall issue such press release.
(iv)   Acies and the Company shall cooperate in good faith with respect to the preparation of a Form 8-K announcing the Closing, together with, or incorporating by reference, the required pro forma financial statements and the historical financial statements prepared by the Company and its accountants and the other information required to be included therein. Concurrently with the Closing, or as soon as practicable (but in any event within four (4) Business Days) thereafter, PubCo shall file the Closing 8-K with the SEC.
Section 8.05.   Support of Transaction.   Without limiting any covenant contained in Article 6 or Article 7, Acies and the Company shall each, and each shall cause its Subsidiaries to:

(a)   use reasonable best efforts to obtain any material consents and approvals of third parties that any of Acies, the Company or their respective Affiliates are required to obtain in order to consummate the Transactions, and
(b)   take such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article 9 or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable. Notwithstanding anything to the contrary contained herein, no action taken by the Company under this Section 8.05 will constitute a breach of Section 6.01.
Section 8.06.   Indemnification and Insurance.
(a)   From and after the Effective Time, PubCo and the Surviving Entity shall indemnify and hold harmless each present and former director or officer of the Company Group (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of the Company being acquired under this Agreement), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any actual or threatened Action or other action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time or relating to the enforcement by any such Person of his or her rights under this Section 8.06, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that any member of the Company Group would have been permitted under applicable Law and its certificate of incorporation, bylaws or other organizational documents in effect on the date of this Agreement to indemnify such Person, and shall advance expenses (including reasonable attorneys’ fees and expenses) of any such Person as incurred to the fullest extent permitted under applicable Law (including, without limitation, in connection with any action, suit or proceeding brought by any such Person to enforce his or her rights under this Section 8.06). Without limiting the foregoing, PubCo shall, and shall cause the Surviving Entity and its Subsidiaries to, (i) maintain for a period of not less than six (6) years from the Effective Time provisions in the Surviving Entity A&R LLCA concerning the indemnification and exoneration (including provisions relating to expense advancement) of the Surviving Entity’s and its Subsidiaries’ officers and directors that are no less favorable to those Persons than the provisions in effect as of the date hereof and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. PubCo shall assume, and be liable for, and shall cause the Surviving Entity and their respective Subsidiaries to honor, each of the covenants in this Section 8.06.
(b)   Prior to the Effective Time, the Company shall or, if the Company is unable to, PubCo shall cause the Surviving Entity as of the Second Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, the “Company D&O Insurance”), in each case for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to Company D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies. If the Company or the Surviving Entity for any reason fail to obtain such “tail” insurance policies as of the Second Effective Time, the Surviving Entity shall continue to maintain in effect, for a period of at least six years from and after the Second Effective Time, the Company D&O Insurance in place as of the date hereof with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to Company D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as of the date hereof, or the Surviving Entity shall purchase from the Company’s current insurance carrier or from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to Company D&O Insurance comparable D&O insurance for such six-year period with terms, conditions, retentions and limits of liability that are no less favorable than as provided in the Company’s existing policies as of the date hereof; provided that in no event shall Acies,

PubCo or the Surviving Entity be required to expend for such policies pursuant to this Section 8.06(b) an annual premium amount in excess of 300% of the amount per annum the Company paid its last full fiscal year; provided further that if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Entity shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.
(c)   Prior to the Closing, Acies and the Company shall reasonably cooperate in order to obtain directors’ and officers’ liability insurance for PubCo that shall be effective as of Closing and will cover those Persons who will be the directors and officers of PubCo and its Subsidiaries at and after the Closing on terms not less favorable than the better of (A) the terms of the current directors’ and officers’ liability insurance in place for the Company’s directors and officers and (B) the terms of a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on Nasdaq which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business and revenues) as PubCo and its Subsidiaries (including the Surviving Entity).
(d)   Notwithstanding anything contained in this Agreement to the contrary, this Section 8.06 shall survive the consummation of the Mergers indefinitely and shall be binding, jointly and severally, on PubCo and the Surviving Entity and all successors and assigns of PubCo and the Surviving Entity. In the event that PubCo, the Surviving Entity or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person or effects any division transaction, then, and in each such case, PubCo and the Surviving Entity shall ensure that proper provision shall be made so that the successors and assigns of PubCo or the Surviving Entity, as the case may be, shall succeed to the obligations set forth in this Section 8.06. The obligations of PubCo and the Surviving Entity under this Section 8.06 shall not be terminated or modified in such a manner as to materially and adversely affect any present and former director or officer of any member of the Company Group, or other person that may be a director or officer of any member of the Company Group prior to the Effective Time, to whom this Section 8.06 applies without the consent of the affected Person. The rights of each Person entitled to indemnification or advancement hereunder shall be in addition to, and not in limitation of, any other rights such Person may have under the Company Certificate of Incorporation, the Company Bylaws, any other indemnification arrangement, any applicable law, rule or regulation or otherwise. The provisions of this Section 8.06 are expressly intended to benefit, and are enforceable by, each Person entitled to indemnification or advancement hereunder and their respective successors, heirs and representatives, each of whom is an intended third-party beneficiary of this Section 8.06.
Section 8.07.   Tax Matters.
(a)   Transfer Taxes.   Notwithstanding anything to the contrary contained herein, Acies shall pay all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred by Acies Parties or the Company Group in connection with the Transactions. Acies shall, at its own expense, file all necessary Tax Returns with respect to all such Taxes, and, if required by applicable Law, the Company will join (or cause its Affiliates to join) in the execution of any such Tax Returns.
(b)   Tax Treatment.   Acies, First Merger Sub, Second Merger Sub and the Company intend that, for U.S. federal income tax purposes, (i) the Domestication be treated as a reorganization within the meaning of Section 368(a)(1)(F) of the Code and that this Agreement be adopted as a “plan of reorganization” for purposes of Section 368 of the Code and the Treasury Regulations promulgated thereunder and (ii) the Mergers, taken together, will constitute an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code to which Acies and the Company are parties as provided in Section 368(b) of the Code, and that this Agreement be, and hereby is, adopted as a “plan of reorganization” for the purposes of Sections 354, 361 and 368 of the Code and Treasury Regulations Section 1.368-2(g). The parties shall cooperate with each other and their respective counsel to document and support the Tax treatment of the Transactions in a manner consistent with this Section 8.07(b), including by providing factual support letters.

(c)   Each of Acies and the Company shall (and shall cause its respective Subsidiaries and Affiliates to) use its reasonable best efforts (i) to cause the Mergers, taken together as an integrated transaction, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, with respect to which each of Acies and the Company will be a “party to the reorganization” within the meaning of Section 368(b) of the Code and (ii) not to take or cause to be taken any action reasonably likely to cause, or fail to take or agree not to take any action if the failure to take such action could reasonably be expected to prevent the Mergers, taken together, from qualifying as a “reorganization” under Section 368(a) of the Code.
(d)   Acies (and, for the avoidance of doubt, PubCo) will, and will cause its Affiliates, to the fullest extent permitted by law, to file its income Tax Returns in a manner consistent with the tax treatment described in Section 8.07(b).
Section 8.08.   Employee Matters.
(a)   Unless otherwise agreed in writing by the Company and Acies, the PubCo Equity Incentive Plan will include an initial available pool of a number of shares of PubCo Common Stock issuable pursuant to awards thereunder of not less than 10% of the sum of (i) the aggregate number of outstanding shares of PubCo Common Stock and any other shares of capital stock of PubCo plus (ii) the maximum number of shares underlying any Converted Options, the PubCo Class A Common Warrants and any other Derivative Securities of PubCo (assuming in each case that cash is paid for the exercise thereof) plus (iii) the Earnout Shares (the “PubCo Fully Diluted Shares”), in each case of these clauses (i), (i) and (iii) as of immediately following Closing. The PubCo Equity Incentive Plan will also provide for an annual, automatic increase to the foregoing share limit, as set forth in the PubCo Equity Incentive Plan.
(b)   Unless otherwise agreed in writing by the Company and Acies, the PubCo Employee Stock Purchase Plan will include an initial available pool of a number of shares of PubCo Class A Common Stock issuable pursuant to awards thereunder of not less than two percent (2%) of the PubCo Fully Diluted Shares as of immediately following Closing. The PubCo Employee Stock Purchase Plan will also provide for an annual, automatic increase to the foregoing share limit, as set forth in the PubCo Employee Stock Purchase Plan.
Section 8.09.   Section 16 Matters.   Prior to the Closing, the Company Board or the Acies Board, or an appropriate committee thereof, as applicable, shall adopt a resolution consistent with the interpretive guidance of the SEC relating to Rule 16b-3(d) under the Exchange Act, such that the disposition of shares of the Company Capital Stock or acquisition of the PubCo Common Stock, as applicable, pursuant to this Agreement and the Transactions by any individual who is expected to become a “covered person” of PubCo for purposes of Section 16 of the Exchange Act shall be exempt acquisitions or dispositions.
Section 8.10.   Shareholder Litigation.   Acies shall notify the Company promptly in connection with any filing of, or to the knowledge of Acies, threat to file in writing, an Action related to this Agreement or the Transactions by any of its shareholders or holders of any Acies Warrants against any of the Acies Parties or against any of their respective directors or officers prior to the Closing (any such action, a “Shareholder Action”). Acies shall keep the Company reasonably apprised of the defense, settlement, prosecution or other developments with respect to any such Shareholder Action. Acies shall give the Company the opportunity to participate in, subject to a customary joint defense agreement, but not control the defense of any such litigation, to give due consideration to the Company’s advice with respect to such litigation and to not settle any such litigation without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed; provided that, for the avoidance of doubt, Acies shall bear all of its costs of investigation and all of its defense and attorneys’ and other professionals’ fees related to such Shareholder Action.
Section 8.11.   Notices of Certain Events.   During the Interim Period, each of the Company and Acies shall promptly notify the other of:
(a)   any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;

(b)   any notice or other communication from any Governmental Authority in connection with the Transactions; and
(c)   any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting any member of the Company Group or any Acies Party, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the Transactions.
provided that the delivery of any notice pursuant to this Section 8.11 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.
Section 8.12.   Exclusivity.
(a)   During the Interim Period, none of the Acies Parties, on the one hand, or the Company and its Subsidiaries, on the other hand, will, nor will they authorize or permit their respective Representatives to, directly or indirectly:
(i)   take any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, provide information to or commence due diligence with respect to, any Person concerning, relating to or which is intended or would reasonably be expected to lead to, an Acquisition Proposal;
(ii)   in the case of Acies, fail to include the Acies Board Recommendation in (or remove from) the Registration Statement and the Proxy Statement; or
(iii)   withhold, withdraw, qualify, amend or modify (or publicly propose or announce any intention or desire to withhold, withdraw, qualify, amend or modify), in a manner adverse to the other Party, in case of the Company, the Company Board Recommendation, and in the case of Acies, the Acies Board Recommendation.
(b)   Each of the Company and the Acies Parties, shall promptly, and in any event within one (1) Business Day of the date of this Agreement:
(i)   terminate access of any third Person (other than the Company or the Acies Parties and/or any of their respective Affiliates or Representatives) to any data room (virtual or actual) containing any confidential information with respect to the Company or Acies;
(ii)   immediately cease and cause to be terminated, and shall cause their and their respective Subsidiaries’ Representatives to immediately cease and cause to be terminated, all existing activities, discussions, negotiations and communications, if any, with any Persons with respect to, or which is reasonably likely to give rise to or result in, any Acquisition Proposal; and
(iii)   shall promptly request the return or destruction of any confidential information provided to any Person in connection with a prospective Acquisition Proposal (subject in each case to the terms of any applicable confidentiality agreement) and, in connection therewith, shall, if the applicable confidentiality or non-disclosure agreement so allows, request that all such Persons provide prompt written certification of the return or destruction of all such information.
(c)   Promptly upon receipt of an unsolicited Acquisition Proposal, each of the Acies Parties and the Company shall notify the other Party thereof, which notice shall include a written summary of the material terms of such unsolicited proposal. Notwithstanding the foregoing, the Parties may respond to any unsolicited Acquisition Proposal only by indicating that such Party has entered into a binding definitive agreement with respect to a business combination and is unable to provide any information related to such Party or any of its Subsidiaries or entertain any proposals or offers or engage in any negotiations or discussions concerning an Acquisition Proposal.
Section 8.13.   Further Assurances.   Each party shall, on the request of any other Party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the Transactions.

ARTICLE 9
Conditions to the Mergers
Section 9.01.   Conditions to Obligations of All Parties.   The obligations of the Company and Acies to consummate, or cause to be consummated, the Mergers are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by the Company and Acies:
(a)   HSR Act.   The applicable waiting period(s) under the HSR Act in respect of the Transactions shall have expired or been terminated.
(b)   No Prohibition.   There shall not have been enacted or promulgated any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Transactions.
(c)   Offer Completion.   The Offer shall have been completed in accordance with the terms hereof, the Acies Organizational Document and the Proxy Statement.
(d)   Net Tangible Assets.   Acies shall not have redeemed Acies Class A Ordinary Shares in the Offer in an amount that would cause Acies to have less than $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).
(e)   Acies Shareholder Approval.   The Acies Shareholder Approval shall have been obtained.
(f)   Company Stockholder Approval.   The Company Stockholder Approval shall have been obtained.
(g)   Effectiveness of Registration Statement.   The Registration Statement shall have become effective in accordance with the Securities Act, no stop order shall have been issued by the SEC with respect to the Registration Statement and no Action seeking such stop order shall have been threatened or initiated by the SEC and not withdrawn.
(h)   Listing.   The shares of PubCo Class A Common Stock to be issued in connection with the Transactions (including the Earnout Shares) shall have been approved for listing on Nasdaq, subject only to official notice of issuance thereof.
Section 9.02.   Additional Conditions to Obligations of Acies.   The obligations of Acies to consummate, or cause to be consummated, the Mergers are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acies:
(a)   Representations and Warranties.
(i)   Each of the representations and warranties of the Company contained in Sections 4.01(a), 4.02(a), 4.02(d), 4.03, and 4.06 in each case shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the date hereof and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).
(ii)   The representations and warranties of the Company contained in Section 4.08(a) shall be true and correct in all respects as of the date hereof and as of the Closing Date.
(iii)   Each of the representations and warranties of the Company contained in this Agreement (other than the representations and warranties of the Company described in Section 9.02(a)(i) and (ii)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) as of the date hereof and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Company Material Adverse Effect.

(b)   Agreements and Covenants.   Each of the covenants of the Company to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.
(c)   Officer’s Certificate.   The Company shall have delivered to Acies a certificate signed by an officer of the Company, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.02(a) and Section 9.02(b) have been fulfilled.
Section 9.03.   Additional Conditions to the Obligations of the Company.   The obligation of the Company to consummate the Mergers is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:
(a)   Representations and Warranties.
(i)   Each of the representations and warranties of the Acies Parties contained in the first sentence of Section 5.01(a) and Sections 5.02(b), 5.03, 5.06, 5.17(m) and 5.19, in each case shall be true and correct (without giving any effect to any limitation as to “materiality” or “Acies Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the date hereof and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).
(ii)   The representations and warranties of the Acies Parties contained in Section 5.09(a) shall be true and correct in all respects as of the date hereof and as of the Closing Date.
(iii)   Each of the representations and warranties of the Acies Parties contained in this Agreement (other than the representations and warranties of the Acies Parties described in Section 9.03(a)(i) and (ii)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Acies Material Adverse Effect” or any similar limitation set forth therein) as of the date hereof and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, an Acies Material Adverse Effect.
(b)   Agreements and Covenants.   Each of the covenants of Acies to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.
(c)   Officer’s Certificate.   The Acies Parties shall have delivered to the Company a certificate signed by an officer of Acies, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.03(a) and Section 9.03(b) have been fulfilled.
(d)   Sponsor Agreement.   The transactions contemplated by the Sponsor Agreement to occur at or prior to the Closing shall have been consummated in accordance with the terms of the Sponsor Agreement.
(e)   Minimum Cash.   Available PubCo Cash shall be equal to or greater than Minimum Cash minus the amount of any Pre-Closing Acies Qualified Expenses (the “Minimum Cash Condition”).
ARTICLE 10
Termination/Effectiveness
Section 10.01.   Termination.   This Agreement may be terminated and the Transactions abandoned (notwithstanding any approval of this Agreement by the stockholders of the Company or shareholders of Acies) at any time prior to the Effective Time:
(a)   by mutual written agreement of the Company and Acies;
(b)   by either the Company or Acies if:

(i)   the Closing has not occurred on or before August 15, 2021 (such applicable date, the “End Date”); provided that the right to terminate this Agreement under this Section 10.01(b)(i) shall not be available to a party if the failure of such party to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before the End Date;
(ii)   the consummation of the Transactions is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or applicable Law;
(iii)   the Acies Shareholder Approval is not obtained at the Acies EGM (subject to any adjournment or recess of the meeting);
(c)   by Acies, if:
(i)   the Support Agreements pursuant to Section 6.02(a) are not delivered to Acies within twenty-four (24) hours after the date of this Agreement;
(ii)   there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 9.02(a) or Section 9.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company, then, for a period of up to 30 days (or any shorter period of the time that remains between the date Acies provides written notice of such violation or breach and the End Date) after receipt by the Company of notice from Acies of such breach, but only as long as the Company continues to use its commercially reasonable efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period; provided that at the time of delivering a termination notice under this Section 10.01(c)(ii), Acies shall not be in material breach of any of its obligations under this Agreement;
(iii)   if the Company Stockholder Approval is not obtained within forty-eight (48) hours of the time the Registration Statement becomes effective;
(d)   by the Company, if:
(i)   there is any breach of any representation, warranty, covenant or agreement on the part of the Acies Parties set forth in this Agreement, such that the conditions specified in Section 9.03(a) or Section 9.03(b) would not be satisfied at the Closing or the Sponsor breaches the Sponsor Agreement (each, a “Terminating Acies Breach”), except that, if any such Terminating Acies Breach is curable by the Acies Parties or the Sponsor, as applicable, through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the End Date) after receipt by Acies of notice from the Company of such breach, but only as long as the Acies Parties or the Sponsor, as applicable, continue to exercise such commercially reasonable efforts to cure such Terminating Acies Breach (the “Acies Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acies Breach is not cured within the Acies Cure Period; provided that at the time of delivering a termination notice under this Section 10.01(d)(i), the Company shall not be in material breach of any of its obligations under this Agreement.
The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party.
Section 10.02.   Effect of Termination.   Except as otherwise set forth in this Section 10.02, in the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors, employees or stockholders, other than liability of any party hereto for any Willful Breach of this Agreement by such party occurring prior to such termination that resulted in the termination of this Agreement subject to Section 11.12. The provisions of Sections 6.04, 8.04, this Section 10.02 and Article 11

(collectively, the “Surviving Provisions”), any other Section or Article of this Agreement referenced in the Surviving Provisions, which are required to survive in order to give appropriate effect to the Surviving Provisions, and the Confidentiality Agreement shall in each case survive any termination of this Agreement. A failure by the Acies Parties to close in accordance with this Agreement when they are obligated to do so shall be deemed to be a Willful Breach of this Agreement.
ARTICLE 11
Miscellaneous
Section 11.01.   Amendments and Waivers.
(a)   Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that after the Company Stockholder Approval has been obtained there shall be no amendment or waiver that would require the further approval of the Company Stockholders under the DGCL without such approval having first been obtained.
(b)   No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.
Section 11.02.   Notices.   All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours for the recipient (and otherwise as of the immediately following Business Day), addressed as follows:
(a)   If to Acies, First Merger Sub or Second Merger Sub, to:
Acies Acquisition Corp.
1219 Morningside Drive, Suite 110
Manhattan Beach, CA 90266
Attention: Daniel Fetters
          Edward King
Email:   dan.fetters@aciesacq.com
              edward.king@aciesacq.com
with a copy (which shall not constitute notice) to:
Latham & Watkins LLP
10250 Constellation Blvd., Suite 1100
Los Angeles, CA 90067
Attention: Steven B. Stokdyk
Email: steven.stokdyk@lw.com
(b)   If to the Company, to:
PlayStudios, Inc.
10150 Covington Cross Drive
Las Vegas, NV 89144
Attention: Joel J. Agena, VP Legal Counsel
Email: joel@playstudios.com

with a copy (which shall not constitute notice) to:
Davis Polk & Wardwell LLP
1600 El Camino Real
Menlo Park, CA 94025
Attention: Alan F. Denenberg
            Lee Hochbaum
Email:   alan.denenberg@davispolk.com
              lee.hochbaum@davispolk.com
or to such other address or addresses as the Parties may from time to time designate in writing.
Section 11.03.   Assignment.   No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 11.03 shall be null and void, ab initio.
Section 11.04.   Rights of Third Parties.   Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing:
(a)   in the event the Closing occurs, the present and former officers and directors of the Company and Acies (and their successors, heirs and Representatives) are intended third-party beneficiaries of, and may enforce, Section 8.05;
(b)   the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and Representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and Representatives), are intended third-party beneficiaries of, and may enforce, Section 11.12; and
(c)   in the event the Closing occurs, the Earnout Participants are intended third-party beneficiaries of, and may enforce, Section 3.08 (and Annex I hereto) by action of Earnout Participants who would receive at least 20% of the aggregate Earnout Shares potentially issuable hereunder (assuming full achievement of the Earnout Milestones).
Section 11.05.   Expenses.   Except as otherwise provided herein (including Sections 3.10, 8.01, 8.06 and 8.07(a)), each party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.
Section 11.06.   Governing Law.   This Agreement, the Transactions and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.
Section 11.07.   Captions; Counterparts.   The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be signed in counterparts (which may include counterparts delivered by any standard form of telecommunication), each of which shall be an original and all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
Section 11.08.   Entire Agreement.   This Agreement (together with the Schedules, Annexes and Exhibits to this Agreement), the Ancillary Agreements and that certain Confidentiality Agreement, dated October 27, 2020, between Acies and the Company (the “Confidentiality Agreement”), constitute the entire agreement among the Parties relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between the Parties except as expressly set forth or referenced in this Agreement and the Confidentiality Agreement.
Section 11.09.   Severability.   If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.
Section 11.10.   Jurisdiction; WAIVER OF TRIAL BY JURY.   Any Action based upon, arising out of or related to this Agreement, the other Transaction Documents or the Transactions, shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City (the “Chosen Courts”), so long as one of such courts shall have subject matter jurisdiction over such Action. Any cause of action arising out of this Agreement or the Transactions shall be deemed to have arisen from a transaction of business in the State of New York. Each of the Parties irrevocably submits to the exclusive jurisdiction of the Chosen Courts in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in the Chosen Courts, and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.10. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS.
Section 11.11.   Enforcement.   The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (a) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.01, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the Transactions and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.11 shall not be required to provide any bond or other security in connection with any such injunction.
Section 11.12.   Non-Recourse.   This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the Parties, and then only with respect to the specific obligations set forth herein or in the other Transaction Documents with respect to such Party. Except to the extent a Party to this Agreement or the other Transaction Documents and then only to the extent of the specific obligations undertaken by such Party in this Agreement or in the applicable Ancillary Agreement, (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or Representative or Affiliate of any Party to this Agreement or any other Transaction Documents, and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or Representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acies, First Merger Sub or Second Merger Sub under this Agreement or any other Transaction Document of or for any claim based on, arising out of, or related to this Agreement or the Transactions.
Section 11.13.   Nonsurvival of Representations, Warranties and Covenants.   None of the representations, warranties, covenants and agreements in this Agreement or in any instrument, document or certificate delivered pursuant to this Agreement shall survive the Effective Time, except for (a) those covenants and agreements contained herein and therein which by their terms expressly apply in whole or in part after the Effective Time and then only to such extent until such covenants and agreements have been fully performed (including, for the avoidance of doubt, those included in Annex I) and (b) any claim based upon Fraud.
Section 11.14. Disclosure Schedule References and SEC Report References.
(a)   The Schedules, Annexes and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules, Annexes and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Certain information set forth in the Schedules is included solely for informational purposes.
(b)   The Parties agree that each section or subsection of the Company Disclosure Schedule or the Acies Disclosure Schedule, as applicable, shall be deemed to be an exception to and to qualify (or, as applicable, a disclosure for purposes of), the corresponding section or subsection of this Agreement, irrespective of whether or not any particular section or subsection of this Agreement specifically refers to the Company Disclosure Schedule or the Acies Disclosure Schedule, as applicable. The Parties further agree that disclosure of any item, matter or event in any particular section or subsection of either the Company Disclosure Schedule or the Acies Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection of the Company Disclosure Schedule or the Acies Disclosure Schedule, as applicable, to which the relevance of such disclosure would be reasonably apparent on its face to a reasonable person without any independent knowledge regarding the matter(s) so disclosed, notwithstanding the omission of a cross-reference to such other section or subsections.
(c)   The Parties agree that in no event shall any disclosure (other than statements of historical fact) contained in any part of any Acies SEC Document entitled “Risk Factors,” “Forward-Looking Statements,” “Cautionary Note Regarding Forward-Looking Statements,” “Special Note Regarding Forward Looking Statements” or containing a description or explanation of “Forward-Looking Statements” or any other disclosures in any Acies SEC Document that are cautionary, predictive or forward-looking in nature be deemed to be an exception to (or a disclosure for purposes of) any representations and warranties of any party contained in this Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.
ACIES ACQUISITION CORP.
By:
/s/ Edward King

Name: Edward King
Title:   Co-Chief Executive Officer
By:
/s/ Daniel Fetters

Name: Daniel Fetters
Title: Co-Chief Executive Officer

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.
CATALYST MERGER SUB I, INC.
By:
/s/ Edward King

Name: Edward King
Title: President

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.
CATALYST MERGER SUB II, LLC
By: Acies Acquisition Corp.
Its: Sole Member
By:
/s/ Edward King

Name: Edward King
Title: Co-Chief Executive Officer
By:
/s/ Daniel Fetters

Name: Edward King
Title: Co-Chief Executive Officer

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.
PLAYSTUDIOS, INC.
By:
/s/ Andrew S. Pascal

Name: Andrew S. Pascal
Title: Chairman and CEO

Annex I
Earnout Shares
This Annex I sets forth the terms for the calculation of the number (if any) of Earnout Shares to be issued. Terms used but not defined in this Annex I shall have the meanings given to such terms in the Agreement to which this Annex I is a part.
1.
12.50 Share Price Milestone.   If the closing share price of PubCo Class A Common Stock equals or exceeds $12.50 per share for any 20 trading days within any consecutive 30-trading day period commencing on or after the 150th day after the Closing Date and ending on or prior to the five (5)-year anniversary of the Closing Date (the first occurrence of the foregoing is referred to herein as the “$12.50 Share Price Milestone,” and the date on which the first occurrence of the foregoing occurs is referred to as the “$12.50 Share Price Milestone Date”), then PubCo shall issue, as promptly as reasonably practicable following the $12.50 Share Price Milestone Date, to each Earnout Participant a number of shares of PubCo Class A Common Stock (or, if such participant is a member of the Founder Group, PubCo Class B Common Stock) equal to such participant’s Earnout Pro Rata Portion of 7,500,000 shares of PubCo Common Stock (such shares being referred to as the “$12.50 Earnout Shares”).

2.
$15.00 Share Price Milestone.   If the closing share price of PubCo Class A Common Stock equals or exceeds $15.00 per share for any 20 trading days within any consecutive 30-trading day period commencing on or after the 150th day after the Closing Date and ending on or prior to the five (5)-year anniversary of the Closing Date (the first occurrence of the foregoing is referred to herein as the “$15.00 Share Price Milestone” and together with the $12.50 Share Price Milestone, the “Earnout Milestones,” and the date on which the first occurrence of the $15.00 Share Price Milestone occurs is referred to as the “$15.00 Share Price Milestone Date”), then PubCo shall issue, as promptly as reasonably practicable following the $15.00 Share Price Milestone Date, to each Earnout Participant, a number of shares of PubCo Class A Common Stock (or, if such participant is a member of the Founder Group, PubCo Class B Common Stock) equal to such participant’s Earnout Pro Rata Portion of 7,500,000 shares of PubCo Common Stock (such shares being referred to as the “$15.00 Earnout Shares” and, together with the $12.50 Earnout Shares, the “Earnout Shares”).

3.
For the avoidance of doubt, if the condition for the $15.00 Share Price Milestone is achieved, the Earnout Shares to be earned in connection with such Earnout Milestone shall be cumulative with the Earnout Shares earned in connection with the achievement of the $12.50 Share Price Milestone; provided that, for avoidance of doubt, Earnout Shares in respect of each Earnout Milestone will be issued and earned only once.

4.
Upon the five (5)-year anniversary of the Closing Date, subject to extension as provided in Section 5 below, (the “Earnout Expiration Date”):

(a)
if the $12.50 Share Price Milestone has not been achieved, none of the $12.50 Earnout Shares shall be issued and the contingent right to receive the $12.50 Earnout Shares shall be forfeited for no consideration; and

(b)
if the $15.00 Share Price Milestone has not been achieved, none of the $15.00 Earnout Shares shall be issued and the contingent right to receive the $15.00 Earnout Shares shall be forfeited for no consideration.

5.
In the event that after the Closing and prior to the five (5)-year anniversary of the Closing Date, there is an Earnout Strategic Transaction (or a definitive agreement providing for an Earnout Strategic Transaction has been entered into prior to the five (5)-year anniversary of the Closing Date and such Earnout Strategic Transaction is ultimately consummated, even if such consummation occurs after the five (5)-year anniversary of the Closing Date), then if the per share value of the consideration to be received by the holders of the PubCo Class A Common Stock in such Earnout Strategic Transaction equals or exceeds $12.50 per share and the $12.50 Share Price Milestone has not been previously achieved, then the $12.50 Share Price Milestone shall be deemed to have been achieved and if the per share value of the consideration to be received by the holders of the PubCo Class A Common Stock in such Earnout Strategic Transaction equals or exceeds $15.00 per share and the $15.00 Share Price Milestone has not been previously achieved, then the $15.00 Share Price Milestone shall be deemed to have been achieved; provided, that if the consideration to be received by the holders of the PubCo Class A Common Stock in such Earnout Strategic Transaction includes non-cash consideration, the value of such consideration shall be determined in good faith by the PubCo Board; provided, further that such Earnout Shares that are not deemed earned as of the consummation of such Earnout Strategic Transaction shall be cancelled for no consideration. In the event either the $12.50 Share Price Milestone or $15.00 Share Price Milestone would be deemed to be achieved pursuant to this Section 5, the Earnout Shares shall be issued or deemed to be issued immediately prior to the consummation of the Earnout Strategic Transaction and such Earnout Shares shall receive the same consideration per share as the PubCo Class A Common Stock or PubCo Class B Common Stock, as applicable.
6.
If PubCo shall, at any time or from time to time, after the date hereof effect a subdivision, stock split, stock dividend, reorganization, combination, recapitalization or similar transaction affecting the outstanding shares of PubCo Common Stock, the number of Earnout Shares issuable pursuant to, and the stock price targets set forth in this Annex I, shall be equitably adjusted for such subdivision, stock split, stock dividend, reorganization, combination, recapitalization or similar transaction. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision, stock split, stock dividend, reorganization, combination, recapitalization or similar transaction becomes effective.

7.
The following terms shall have the following meanings:

“Earnout Participant” means each holder of Company Capital Stock (including, for the avoidance of doubt, holders of Company Capital Stock issued upon the automatic exercise of Company Warrants) or vested Company Options, in each case, as of immediately prior to the Effective Time with an Earnout Pro Rata Portion in excess of zero (0).
“Earnout Pro Rata Portion” means, with respect to
(a)
each holder of outstanding shares of Company Capital Stock as of immediately prior to the Effective Time, a fraction expressed as a percentage equal to (i) the amount of Company Stockholder Stock Consideration that such holder would be eligible to receive if such holder made a Stock Election for all of such holder’s shares of Company Capital Stock divided by (ii) the sum of (x) the amount of Company Stockholder Stock Consideration that all holders of Company Capital Stock as of immediately prior to the Effective Time would be eligible to receive if all such holders made a Stock Election for all of such holders’ shares of Company Capital Stock; plus (y) the total number of shares of PubCo Common Stock issued or issuable upon the exercise of the vested Converted Options as of immediately following the Effective Time; (this clause (ii), the “Earnout Denominator”); and

(b)
each holder of vested Converted Options as of immediately following the Effective Time, a fraction expressed as a percentage equal to (i) the number of shares of PubCo Common Stock issued or issuable upon exercise of such holder’s Converted Options as of immediately following the Effective Time, divided by (ii) the Earnout Denominator, in each case with such adjustments to give effect to rounding as the Company may determine in its sole discretion;
provided, however, in no event shall the aggregate Earnout Pro Rata Portion exceed 100%.
“Earnout Strategic Transaction” means the occurrence in a single transaction or as a result of a series of related transactions, of a merger, consolidation, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction with respect to PubCo and its Subsidiaries, taken as a whole, whereby all or substantially all of the holders of the outstanding shares of PubCo Class A Common Stock have such shares converted, exchanged or otherwise replaced with the right to receive cash, securities or other property.
8.
The Earnout Shares are an integral part of the Company Stockholder Consideration. Notwithstanding anything to the contrary in this Annex I or the Agreement to which this Annex I is a part, before the Earnout Shares are issued in connection with an Earnout Milestone or in connection with an Earnout Strategic Transaction, the contingent right to receive the Earnout Shares:

(a)
does not provide the holders of such contingent right any rights of the holders of PubCo Common Stock, including no right to vote and no right to receive dividends;

(b)
does not bear interest in any form;

(c)
is not a “security” and is not assignable or transferable, except by operation of law, will or intestacy; and

(d)
is not represented by any form of certificate or instrument.

ANNEX B
SPONSOR AGREEMENT
This Agreement (this “Agreement”), dated as of February 1, 2021, is entered into by and among Acies Acquisition LLC, a Delaware limited liability company (the “Sponsor”), Acies Acquisition Corp., a Cayman Islands exempted company (which shall domesticate as a Delaware corporation prior to the Closing) (“Acies”) and PlayStudios, Inc. (the “Company”).
RECITALS
WHEREAS, concurrently herewith, Acies, the Company, Catalyst Merger Sub I, Inc. (“First Merger Sub”) and Catalyst Merger Sub II, LLC (“Second Merger Sub”) are entering into an Agreement and Plan of Merger (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”; capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement), pursuant to which (and subject to the terms and conditions set forth therein) First Merger Sub will merge with and into the Company, with the Company surviving the merger (the “First Merger”), and immediately following the First Merger, the surviving corporation of the First Merger will merge with and into the Second Merger Sub, with the Second Merger Sub surviving the merger (the “Second Merger” and, together with the First Merger, the “Mergers”);
WHEREAS, the Sponsor is currently the record owner of 5,381,250 outstanding Sponsor Shares and 4,536,667 outstanding Acies Private Placement Warrants (the Sponsor Shares and Acies Private Placement Warrants owned by the Sponsor, together with any additional Acies Ordinary Shares or Sponsor Shares (or any securities convertible into or exercisable or exchangeable for Acies Ordinary Shares) in which the Sponsor acquires record or beneficial ownership after the date hereof until the Effective Time, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, the “Covered Shares”).
WHEREAS, as a condition and inducement to the willingness of Acies and the Company to enter into the Merger Agreement, Acies, the Company and the Sponsor are entering into this Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Sponsor, the Company and Acies agree as follows:
1.   Agreement to Vote.   Subject to the earlier termination of this Agreement in accordance with Section 22, the Sponsor, solely in its capacity as a stockholder of Acies, irrevocably and unconditionally agrees that, at the Acies EGM, at any other meeting of the stockholders of Acies (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) and in connection with any written consent of the stockholders of Acies, the Sponsor shall, and shall cause any other holder of record of any of the Sponsor’s Covered Shares to:
(a)   when such meeting is held, appear at such meeting or otherwise cause the Sponsor’s Covered Shares to be counted as present thereat for the purpose of establishing a quorum;
(b)   vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Sponsor’s Covered Shares owned as of the record date for such meeting (or the date that any written consent is executed by the Sponsor) in favor of each Proposal and any other matters necessary or reasonably requested by the Company for consummation of the Mergers and the other transactions contemplated by the Merger Agreement; and
(c)   vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Sponsor’s Covered Shares against any Acies Business Combination Proposal (as defined below) and any other action that would: (i) impede, interfere with, delay, postpone or adversely affect the Mergers or any of the other transactions contemplated by the Merger Agreement; (ii) result in a breach of any covenant, representation or warranty or other obligation or agreement of Acies under the Merger Agreement or any Ancillary Agreement; (iii) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Sponsor contained in this Agreement; or (iv) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Acies, other than, in each case, pursuant to the Proposals.
Sponsor also agrees that it shall not commit or agree to take any action inconsistent with the foregoing. The obligations of the Sponsor specified in this Section 1 shall apply whether or not the Mergers or any action described above is recommended by the Acies Board or the Acies Board previously recommended the Mergers but changed such recommendation.
2.   No Inconsistent Agreements.   The Sponsor hereby covenants and agrees that the Sponsor shall not, at any time prior to the Termination Date, (i) enter into any voting agreement or voting trust with respect to any of the Sponsor’s Covered Shares that is inconsistent with the Sponsor’s obligations pursuant to this Agreement, (ii) grant a proxy or power of attorney with respect to any of the Covered Shares that is inconsistent with the Sponsor’s obligations pursuant to this Agreement, or (iii) enter into any agreement or undertaking that is otherwise inconsistent with, or would adversely affect, interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.
3.   Representations and Warranties of the Sponsor.   The Sponsor hereby represents and warrants to the Company as follows:
(a)   The Sponsor is the only record and a beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good, valid and marketable title to, the Covered Shares, free and clear of Liens other than as created by this Agreement or the Acies Organizational Document. As of the date hereof, other than the Covered Shares, the Sponsor does not own beneficially or of record any shares of capital stock of Acies (or any rights, options, warrants to acquire, or any debt, loans or other securities convertible into or exercisable or exchange able for, shares of capital stock of Acies) or any interest therein.
(b)   The Sponsor (i) except as provided in this Agreement, has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein, in each case, with respect to the Covered Shares, (ii) has not entered into any voting agreement or voting trust with respect to any of the Covered Shares that is inconsistent with the Sponsor’s obligations pursuant to this Agreement, (iii) has not granted a proxy or power of attorney with respect to any of the Sponsor’s Covered Shares that is inconsistent with the Sponsor’s obligations pursuant to this Agreement and (iv) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would adversely affect, interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.
(c)   The Sponsor (i) is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the jurisdiction of its organization, and (ii) has all requisite limited liability company or other power and authority and has taken all limited liability company or other action necessary in order to, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Sponsor and constitutes a valid and binding agreement of the Sponsor enforceable against the Sponsor in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
(d)   Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by the Sponsor from, or to be given by the Sponsor to, or be made by the Sponsor with, any Governmental Authority in connection with the execution, delivery and performance by the Sponsor of this Agreement, the consummation of the transactions contemplated hereby or the Mergers and the other transactions contemplated by the Merger Agreement.

(e)   The execution, delivery and performance of this Agreement by the Sponsor does not, and the consummation of the transactions contemplated hereby or the Mergers and the other transactions contemplated by the Merger Agreement will not, constitute or result in (i) a breach or violation of, or a default under, the limited liability company agreement or similar governing documents of the Sponsor, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under or the creation of a Lien on any of the properties, rights or assets of the Sponsor pursuant to any Contract binding upon the Sponsor or, assuming (solely with respect to performance of this Agreement and the transactions contemplated hereby) compliance with the matters referred to in Section 3(d), under any applicable Law to which the Sponsor is subject or (iii) any change in the rights or obligations of any party under any Contract legally binding upon the Sponsor, except, in the case of clause (ii) or (iii) directly above, as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the Sponsor’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby, the consummation of the Mergers or the other transactions contemplated by the Merger Agreement.
(f)   As of the date of this Agreement, there is no action, proceeding or investigation pending against the Sponsor or, to the knowledge of the Sponsor, threatened against the Sponsor that questions the beneficial or record ownership of the Covered Shares, the validity of this Agreement or the performance by the Sponsor of its obligations under this Agreement.
(g)   Neither the Sponsor nor any of its Affiliates has ever been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked.
(h)   Other than as set forth on Schedule 1 attached hereto, neither the Sponsor nor any Affiliate of the Sponsor, nor any director or officer of the Sponsor or Acies, shall receive (or be entitled to receive) from Acies, PubCo or the Company any finder’s fee, reimbursement, consulting fee, monies or consideration in the form of equity in respect of any repayment of a loan or other compensation prior to, or in connection with, any services rendered in order to effectuate the consummation of Acies’ initial Business Combination (regardless of the type of transaction that it is, but including, for the avoidance of doubt, the Mergers).
(i)   Except as described on Section 5.19 of the Acies Disclosure Schedule, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission (including any deferred underwriting commission) in connection with the Transactions (including the PIPE Financing) or as a result of the Closing based upon arrangements made by Sponsor, for which Acies or any of its Affiliates may become liable.
(j)   Other than as set forth on Schedule 3 attached hereto (any agreement set forth thereon, a “Sponsor Affiliate Agreement”), none of the Sponsor or, to the knowledge of such Sponsor, any Affiliate of Sponsor or any other Person in which Sponsor has a direct or indirect legal, contractual or beneficial ownership of 5% or greater is party to, or has any rights with respect to or arising from, any agreement with Acies or its Subsidiaries.
(k)   Sponsor holds sufficient Acies Class B Ordinary Shares and has the necessary authority to waive application of the Acies Anti-Dilution Provisions pursuant to Section 4(d).
(l)   The Sponsor understands and acknowledges that the Company and Acies are entering into the Merger Agreement in reliance upon the Sponsor’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of the Sponsor contained herein.
4.   Certain Covenants of the Sponsor.   The Sponsor hereby covenants and agrees as follows:
(a)   No Solicitation.   From the date hereof until the Termination Date, the Sponsor agrees not to, directly or indirectly:
(i)
take any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, provide information to or commence due diligence with respect to, any Person concerning, relating to or which is intended or would reasonably be expected to lead to, a Business Combination proposal other than with the Company, its stockholders and their respective Affiliates and Representatives, in each case, in their capacity as such (such Business Combination proposal other than with the Company, its stockholders and their respective Affiliates and Representatives, an “Acies Business Combination Proposal”),
(ii)
participate in any discussions or negotiations regarding, or furnish or receive to or from any Person (other than First Merger Sub, the Second Merger Sub, the Company, the Company’s Affiliates and their respective Representatives) any nonpublic information relating to Acies and its Subsidiaries, in connection with any Acies Business Combination Proposal,

(iii)
approve or recommend, or make any public statement approving or recommending, an Acies Business Combination Proposal,

(iv)
enter into any letter of intent, merger agreement or other similar agreement providing for an Acies Business Combination Proposal,

(v)
make, or in any manner participate in a “solicitation” (as such term is used in the rules of the SEC) of proxies or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of Acies Ordinary Shares or Covered Shares intending to facilitate any Acies Business Combination Proposal or cause any holder of Acies Ordinary Shares or Covered Shares not to vote to adopt the Merger Agreement and approve the Mergers or any of the other transactions contemplated thereby,

(vi)
become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of Acies that takes any action in support of an Acies Business Combination Proposal or

(vii)
otherwise resolve or agree to do any of the foregoing.

The Sponsor shall promptly (and in any event within 48 hours of the date of this Agreement) notify the Company after receipt by the Sponsor of any Acies Business Combination Proposal, any inquiry or proposal that would reasonably be expected to lead to an Acies Business Combination Proposal or any inquiry or request for nonpublic information relating to Acies and its Subsidiaries by any Person who has made or would reasonably be expected to make an Acies Business Combination Proposal. Thereafter, the Sponsor shall keep the Company reasonably informed, on a prompt basis (and in any event within 48 hours), regarding any material changes to the status and material terms of any such proposal or offer. Notwithstanding the foregoing, the Sponsor may respond to any such inquiry or proposal only by indicating that Sponsor is unable to provide any information or entertain any proposals or offers or engage in any negotiations or discussions. The Sponsor agrees that, following the date hereof, it and its Representatives shall cease and cause to be terminated any existing activities, solicitations, discussions or negotiations by the Sponsor or its Representatives with any parties conducted heretofore with respect to any Acies Business Combination Proposal. Notwithstanding anything in this Agreement to the contrary, (x) the Sponsor shall not be responsible for the actions of Acies or the Acies Board (or any committee thereof), any Subsidiary of Acies, or any officers, directors (in their capacity as such), employees and professional advisors of any of the foregoing (the “Acies Related Parties”), including with respect to any of the matters contemplated by this Section 4(a), (y) the Sponsor makes no representations or warranties with respect to the actions of any of Acies Related Parties, and (z) any breach by Acies of its obligations under Section 8.12 of the Merger Agreement shall not be considered a breach of this Section 4(a) (it being understood for the avoidance of doubt that the Sponsor shall remain responsible for any breach by it or its Representatives (other than any such Representative that is a Acies Related Party) of this Section 4(a)).
(b)   Merger Agreement Compliance.   Sponsor shall be bound by and comply with Section 8.04 (Confidentiality; Publicity)) of the Merger Agreement (and any relevant definitions contained therein) as if Sponsor was an original signatory to the Merger Agreement (in the same manner as Acies) with respect to such provisions.

(c)   Support of the Mergers.   From the date hereof until the Termination Date, the Sponsor shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary to consummate the Mergers and the other transactions contemplated by the Merger Agreement on the terms and subject to the conditions set forth therein and shall not take any action that would reasonably be expected to materially delay or prevent the satisfaction of any of the conditions to the Mergers set forth in Article 9 of the Merger Agreement.
(d)   Waiver of Anti-Dilution Protections.   The Sponsor hereby irrevocably and unconditionally (but subject to the consummation of the Mergers):
(i)
agrees that pursuant to Article 17.2 of the Acies Organizational Document, the Sponsor Shares held by it shall convert into Acies Class A Ordinary Shares at the Initial Conversion Ratio (as such term is defined in the Acies Organizational Document) (as adjusted to account for any subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalization of the outstanding Acies Class A Ordinary Shares); and

(ii)
waives for itself, its successors and assigns any adjustment to the Initial Conversion Ratio to which it would otherwise be entitled pursuant to Article 17.3 of the Acies Organizational Document or otherwise.

The Sponsor further agrees not to redeem any Sponsor Shares, any Acies Class A Ordinary Shares received upon the conversion of such Sponsor Shares or any other Covered Shares.
(e)   Pre-Closing Transfer Restrictions.   From the date hereof until the Termination Date, the Sponsor hereby agrees not to, directly or indirectly, (i) Transfer any of the Sponsor’s Covered Shares or (ii) take any action that would make any representation or warranty of the Sponsor contained herein untrue or incorrect or have the effect of preventing or disabling the Sponsor from performing its obligations under this Agreement; provided, however, that nothing herein shall prohibit a Transfer or forfeiture that is or has been agreed upon by the Company in writing (including pursuant to the terms of this Agreement and the Merger Agreement).
(f)   Post-Closing Transfer Restrictions.   Sponsor shall not Transfer any Lockup Securities during the Lockup Period without the prior written consent of the PubCo Board (subject to the determination of the Board of Directors in its sole discretion at any time) (the restrictions set forth in this Section 4(f), the “Lockup”); provided Sponsor (together with any Permitted Transferee of Sponsor, a “Lockup Holder”) may Transfer Lockup Securities:
(i)
by will, other testamentary document or intestacy;

(ii)
as a bona fide gift or gifts, including to charitable organizations or for bona fide estate planning purposes;

(iii)
to any trust for the direct or indirect benefit of the Lockup Holder or the immediate family of the Lockup Holder, or if the Lockup Holder is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust;

(iv)
to a partnership, limited liability company or other entity of which such Lockup Holder and the immediate family of such Lockup Holder are the legal and beneficial owner of all of the outstanding equity securities or similar interests;

(v)
if the Lockup Holder is a corporation, partnership, limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of such Lockup Holder, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with such Lockup Holder or affiliates of such Lockup Holder (including, for the avoidance of doubt, where such Lockup Holder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership), or (B) as part of a distribution to members or shareholders of such Lockup Holder;
(vi)
to a nominee or custodian of any person or entity to whom a Transfer would be permissible under clauses (i) through (v) above;

(vii)
in the case of an individual, by operation of law, such as pursuant to a qualified domestic order, divorce settlement, divorce decree, separation agreement or related court order;

(viii)
from an employee or a director of, or a service provider to, PubCo or any of its subsidiaries upon the death, disability or termination of employment, in each case, of such person;

(ix)
pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction that is approved by the PubCo Board and made to all holders of shares of PubCo’s capital stock involving a Change of Control (as defined below) (including negotiating and entering into an agreement providing for any such transaction), provided that in the event that such tender offer, merger, consolidation or other similar transaction is not completed, the Lockup Holder’s Lockup Securities shall remain subject to the Lockup; or

(x)
pursuant to transactions to satisfy any U.S. federal, state, or local income tax obligations of the Lockup Holder (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the Merger Agreement was executed, and such change prevents such transaction from qualifying as a “reorganization” pursuant to Section 368 of the Code (and such transaction does not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes);

provided that:
(x)   in the case of any Transfer of Lockup Securities pursuant to clauses (i) through (vii), (1) such Transfer shall not involve a disposition for value; (2) the transferee shall execute and deliver to the Company a letter agreement providing for the same restrictions on the transferred Lockup Securities as the Lockup; (3) any required public report or filing (including filings under Section 16(a) of the Exchange Act), shall disclose the nature of such Transfer and that the Lockup Securities remain subject to the Lockup; and (4) there shall be no voluntary public disclosure or other announcement of such Transfer;
(y)   a Lockup Holder may enter into a trading plan established in accordance with Rule 10b5-1 under the Exchange Act during the Lockup Period so long as no Transfers are effected under such trading plan prior to the expiration of the Lockup Period; and
(z) the Lockup shall not apply to the transactions contemplated by Sections 4(f) or 5, except if any Unvested Shares become vested before the expiration of the Lockup Period, such vested shares shall be deemed to be Lockup Securities.
(g)   Sponsor Forfeiture.   Prior to the Domestication Effective Time (but subject to the Closing), Acies and the Sponsor hereby agree to take all necessary actions to forfeit and cause to be cancelled for no consideration 850,000 Sponsor Shares and 715,000 Acies Private Placement Warrants. In addition to the foregoing, following the expiration of the redemption offer made by Acies to all holders of Public Shares and prior to the Domestication Effective Time, the Acies and Sponsor hereby agree to take all necessary actions to forfeit and cause to be cancelled for no consideration, as applicable:
(i)
in the event that 25% or more of the Public Shares are redeemed by the holders thereof, 403,594 Sponsor Shares (the “First Redemption Trigger Forfeited Shares”);

(ii)
in the event that 50% or more of the Public Shares are redeemed by the holders thereof, (A) the First Redemption Triggered Forfeited Shares plus (B) 403,594 Sponsor Shares (the “Second Redemption Trigger Forfeited Shares”); and

(iii)
in the event that more than 25% but less than 50% of the Public Shares are redeemed by the holders thereof, (A) the First Redemption Trigger Forfeited Shares plus (B) a proportional amount of the Second Redemption Trigger Forfeited Shares up to the full amount of such shares if 50% or more of the Public Shares are redeemed.

(h)   Each of Acies and the Sponsor shall comply with, and fully perform all of its respective obligations, covenants and agreements set forth in, that certain Letter Agreement, dated as of October 22, 2020, by and among the Sponsor and Acies (the “Letter Agreement”).
(i)   From the date hereof until the Effective Time, neither Sponsor nor Acies shall modify or amend any Sponsor Affiliate Agreement without the prior written consent of the Company; provided that Acies and the Sponsor may amend that certain Registration Rights Agreement, dated October 22, 2020 (the “Registration Rights Agreement”), between the Company and Acies in the manner contemplated by the Merger Agreement without the prior written consent of the Company.
(j)   Sponsor shall not convert any working capital loans it may make to Acies or any of its subsidiaries into any rights, options or warrants to purchase Acies Ordinary Shares or any shares of capital stock of PubCo or any other securities convertible into or exercisable or exchangeable for Acies Ordinary Shares or shares of capital stock of PubCo.
(k)   Acies Copy. The Sponsor hereby authorizes Acies to maintain a copy of this Agreement at either the executive office or the registered office of Acies.
5.   Vesting. Acies, the Company and Sponsor agree that, as of immediately prior to (but subject to) the Closing, 900,000 of the Sponsor Shares held by Sponsor as of immediately prior to the Closing shall become unvested (the “Unvested Shares”) and shall be subject to the vesting and forfeiture provisions set forth on Schedule 2 attached hereto. For the avoidance of doubt, Sponsor Shares owned by Sponsor (or its Affiliates) as of the Closing other than the Unvested Shares shall not be subject to this Section 5 (and shall not be subject to forfeiture) at the Closing. Sponsor shall not Transfer any of the Unvested Shares, shall not have any economic or other rights as a stockholder with respect to Unvested Shares, shall not be entitled to vote any Unvested Shares and shall not be entitled to receive dividends or distributions on any of the Unvested Shares except for any stock dividends or other adjustments (as contemplated by Section 8), in each case until any such Unvested Shares become vested in accordance with Schedule 2, subject to Section 4(f).
6.   Further Assurances.
(a)   From time to time, at the Company’s request and without further consideration, the Sponsor shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the transactions contemplated by this Agreement, the Merger Agreement and any Ancillary Agreement to which Sponsor is a party. The Sponsor further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any action or claim, derivative or otherwise, relating to the negotiation, execution or delivery of this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby against (i) Acies, Acies’ Affiliates or Acies’ directors or officers, (ii) the Company, the Company’s Affiliates or the Company’s officers or directors or (iii) any of their respective successors and assigns.
(b)   Following the Effective Time, Acies will use commercially reasonable efforts to cooperate to provide the pre-Closing equityholders of Acies information that is reasonably required to (i) determine the amount that is required to be taken into income in connection with Treasury Regulations Section 1.367(b)-3 as a result of the Domestication; (ii) make the election contemplated by Treasury Regulations Section 1.367-3(b)-3(c)(3); and (iii) make a timely and valid election as contemplated by Section 1295 of the Code (and the Treasury Regulations promulgated thereunder) with respect to Acies for each year that Acies is considered a passive foreign investment company (including through provision of the Annual Information Statement described in Treasury Regulations Section 1.1295-1(g)).
7.   Disclosure.   The Sponsor hereby authorizes the Company and Acies to publish and disclose in any announcement or disclosure required by the SEC the Sponsor’s identity and ownership of the Covered Shares and the nature of the Sponsor’s obligations under this Agreement; provided, that prior to any such publication or disclosure the Company and Acies have provided the Sponsor with an opportunity to review and comment upon such announcement or disclosure, which comments the Company and Acies will consider in good faith.
8.   Changes in Capital Stock.   In the event of a stock split, stock dividend or distribution, or any change in the Company’s capital stock by reason of any split-up, stock split, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, equitable adjustment shall be made to the provisions of this Agreement (including with respect to the nature and number of equity interests covered by the terms “Covered Shares,” “Sponsor Shares,” “Unvested Shares,” “Acies Private Placement Warrants” and the shares subject to forfeiture under Section 4(f)) as may be required so that the intended rights, privileges, duties and obligations hereunder shall be given full effect.
9.   Amendment and Modification.   This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by the Sponsor and the Company.
10.   Waiver.   No failure or delay by any party hereto exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the parties hereto hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.
11.   Notices.   All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by email (with confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express, to the parties hereto at the following addresses (or at such other address for a party as shall be specified by like notice made pursuant to this Section 11):
if to Acies after the Closing or to the Company, to it at:
10150 Covington Cross Drive
Las Vegas, NV 89144
Attn: Joel J. Agena, VP Legal Counsel
Email: joel@playstudios.com
with a copy (which shall not constitute notice) to:
Davis Polk & Wardwell LLP
1600 El Camino Real
Menlo Park, CA 94025
Attn:   Alan F. Denenberg
Lee Hochbaum
Email: alan.denenberg@davispolk.com
lee.hochbaum@davispolk.com
if to Acies prior to the Closing or to the Sponsor, to it at:
1219 Morningside Drive, Suite 110
Manhattan Beach, CA 90266
Attention: Daniel Fetters; Edward King
Email: dan.fetters@aciesacq.com; edward.king@aciesacq.com
with a copy (which shall not constitute notice) to:
Latham & Watkins LLP
10250 Constellation Blvd., Suite 1100
Los Angeles, CA 90067
Attn: Steven B. Stokdyk
Email: steven.stokdyk@lw.com

12.   No Ownership Interest.   Until the Closing, nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares of the Sponsor. Until the Closing, all rights, ownership and economic benefits of and relating to the Covered Shares of the Sponsor shall remain vested in and belong to the Sponsor.
13.   Entire Agreement.   This Agreement and the Merger Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof and thereof.
14.   No Third-Party Beneficiaries.   The Sponsor hereby agrees that its representations, warranties and covenants set forth herein are solely for the benefit of the Company in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, and the parties hereto hereby further agree that this Agreement may only be enforced against, and any Action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the Persons expressly named as parties hereto; provided, that Acies shall be an express third party beneficiary with respect to Section 3 and Section 4 hereof.
15.   Governing Law and Venue; Service of Process; Waiver of Jury Trial.
(a)   This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to conflicts of laws principles or rules to the extent such principles or rules are not mandatorily applicable and would require or permit the application of the Law of any jurisdiction other than the State of New York.
(b)   In addition, each of the parties (i) consents to submit itself, and hereby submits itself, to the personal jurisdiction of the United States District Court for the Southern District of New York or, if such court does not have subject matter jurisdiction, any state or federal court sitting in New York City having subject matter jurisdiction (the “Chosen Courts”), in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Chosen Courts, and (iv) consents to service of process being made through the notice procedures set forth in Section 11.
(c)   EACH OF THE PARTIES HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
16.   Assignment; Successors.   Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto in whole or in part (whether by operation of Law or otherwise) without the prior written consent of the other party, and any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.
17.   Enforcement.   The rights and remedies of the parties shall be cumulative with and not exclusive of any other remedy conferred hereby. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, including the Sponsor’s obligations to vote its Covered Shares as provided in this Agreement, in the United States District Court for the Southern District of New York or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any state or federal court located in the State of New York, without proof of actual damages or otherwise (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity.
18.   Severability.   If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the transactions contemplated hereby, taken as a whole, are not affected in a manner materially adverse to any party hereto. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
19.   Counterparts.   This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, it being understood that each party need not sign the same counterpart. This Agreement shall become effective when each party shall have received a counterpart hereof signed by all of the other parties. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
20.   Interpretation and Construction.   The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. References to Sections are to Sections of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The definitions contained in this Agreement are applicable to the masculine as well as to the feminine and neuter genders of such term. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute and to any rules or regulations promulgated thereunder. References to any person include the successors and permitted assigns of that person. References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
21.   Defined Terms.   As used herein:
(a)   “Acies Private Placement Warrants” shall mean rights to acquire Acies Class A Ordinary Shares that were included in the Acies Units sold to the Sponsor in a private placement in connection with Acies’ initial public offering.
(b)   “Change of Control” means the transfer to or acquisition by (whether by tender offer, merger, consolidation, division or other similar transaction), in one transaction or a series of related transactions, a person or entity or group of affiliated persons or entities (other than an underwriter pursuant to an offering), of PubCo’s voting securities if, after such transfer or acquisition, such person, entity or group of affiliated persons or entities would beneficially own (as defined in Rule 13d-3 promulgated under the Exchange Act) more than 50% of the outstanding voting securities of PubCo.
(c)   “immediate family” means any relationship by blood, current or former marriage or adoption, not more remote than first cousin;
(d)   “Lockup Period” means the period beginning on the closing date of the Mergers and ending at 11:59 pm Eastern Time on the earlier of: (i) for the lesser of (A) 5.00% of the Lockup Securities held by each Lockup Holder or (B) 50,000 of the Lockup Securities held by each Lockup Holder, in each case, that is 180 days after the Closing Date; and (ii) otherwise, the date that is 12 months after the

Closing Date; provided that, for the avoidance of doubt, the Lockup Period for any Lockup Securities that has not ended on the date that is 12 months after the Closing Date shall end on such date.
(e)   “Lockup Securities” means the Covered Shares (including the Acies Private Placement Warrants and any shares underlying the Acies Private Placement Warrants).
(f)   “Permitted Transferees” means, prior to the expiration of the Lockup Period, any person or entity to whom such Lockup Holder is permitted to Transfer any Lockup Securities pursuant to clauses (i) through (vii) of Section 4(f).
(g)   “Public Shares” means the Acies Class A Ordinary Shares that were sold by Acies in connection with its initial public offering (which, for the avoidance of doubt, were initially part of units and excludes the Sponsor Shares).
(h)   “Sponsor Shares” shall mean the shares held by Sponsor of Acies Class B Ordinary Shares, par value $0.0001 per share, and the shares of PubCo Common Stock issuable upon conversion of such shares in connection with the Closing.
(i)   “Transfer” means any direct or indirect (i) offer, pledge, sale, contract to sell, sale of any option or contract to purchase, purchase of any option or contract to sell, grant of any option, right or warrant to purchase, lending, or other transfer or disposition of any Lockup Securities; (ii) entry into any hedging, swap or other agreement or transaction that transfers, in whole or in part, any of the economic consequences of ownership of the Lockup Securities, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise; or (iii) any voluntary public disclosure of any action contemplated in the foregoing clauses (i) and (ii).
22.   Termination. This Agreement shall terminate upon the earliest to occur of:
(a)   the Effective Time;
(b)   the termination of the Merger Agreement in accordance with its terms;
(c)   the time this Agreement is terminated upon the mutual written agreement of the Company and the Sponsor (the earliest such date under clause (a), (b) and (c) being referred to herein as the “Termination Date”);
(d)   provided, that if this Agreement is terminated at the Effective Time, (i) the provisions set forth in Sections 6(b) and Sections 8 through 20 and this Section 22 (and any defined terms, exhibits or schedules referenced thereby) shall survive the termination of this Agreement; (ii) the provisions set forth in Section 4(f) (and any defined terms, exhibits or schedules referenced thereby) shall survive the termination of this Agreement until the latest to occur of (A) the termination of the Letter Agreement and (B) the end of the Lockup Period; and (iii) the provisions set forth in Section 5 (and any defined terms, exhibits or schedules referenced thereby) shall survive the termination of this Agreement until the later to occur of (A) the achievement of the $15.00 Share Price Milestone or (B) the Earnout Expiration Date upon which, in the case of clause (B), any Unvested Shares will be forfeited for no consideration; provided further, that no party hereto shall be relieved from any liability to the other party hereto resulting from a Willful Breach (as defined in the Merger Agreement).
[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.
ACIES ACQUISITION LLC

By:	/s/ Daniel Fetters Name: Daniel Fetters Title: Managing Member
By:	/s/ Edward King Name: Edward King Title: Managing Member

ACIES ACQUISITION CORP.

By:	/s/ Daniel Fetters Name: Daniel Fetters Title: Co-Chief Executive Officer
By:	/s/ Edward King Name: Edward King Title: Co-Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.
PLAYSTUDIOS, INC.

By:	/s/ Andrew S. Pascal Name: Andrew S. Pascal Title: Chairman and CEO

Schedule 1
1.
Andrew Pascal, in his capacity as the Chief Executive Officer of the Company, may receive a transaction bonus in connection with and contingent upon the Closing.

Schedule 2
This Schedule 2 sets forth the terms for the vesting of Unvested Shares. Terms used but not defined in this Schedule 2 shall have the meanings given to such terms in the Merger Agreement.
1.
12.50 Share Price Milestone. 450,000 Unvested Shares shall vest (and shall not be subject to forfeiture) upon the occurrence of the $12.50 Share Price Milestone (such shares being referred to as the “$12.50 Sponsor Shares”).

2.
$15.00 Share Price Milestone. 450,000 Unvested Shares (and shall not be subject to forfeiture) upon the occurrence of the $15.00 Share Price Milestone (such shares being referred to as the “$15.00 Sponsor Shares”).

3.
For the avoidance of doubt, if the condition for the $15.00 Share Price Milestone is achieved, the Unvested Shares to vest in connection with such Earnout Milestone shall be cumulative with the Unvested Shares to vest in connection with the achievement of the $12.50 Share Price Milestone.

4.
Upon the Earnout Expiration Date (subject to extension pursuant to Section 5 below):

(a)
if the $12.50 Share Price Milestone has not been achieved, none of the $12.50 Sponsor Shares shall vest and all such $12.50 Sponsor Shares shall be forfeited for no consideration; and

(b)
if the $15.00 Share Price Milestone has not been achieved, none of the $15.00 Sponsor Shares shall vest and all such $15.00 Sponsor Shares shall be forfeited for no consideration.

5.
In the event that after the Closing and prior to the five (5)-year anniversary of the Closing Date, there is an Earnout Strategic Transaction (or a definitive agreement providing for an Earnout Strategic Transaction has been entered into prior to the five (5)-year anniversary of the Closing Date and such Earnout Strategic Transaction is ultimately consummated, even if such consummation occurs after the five (5)-year anniversary of the Closing Date), then if the per share value of the consideration to be received by the holders of the PubCo Class A Common Stock in such Earnout Strategic Transaction equals or exceeds $12.50 per share and the $12.50 Share Price Milestone has not been previously achieved, then the $12.50 Share Price Milestone shall be deemed to have been achieved and if the per share value of the consideration to be received by the holders of the PubCo Class A Common Stock in such Earnout Strategic Transaction equals or exceeds $15.00 per share and the $15.00 Share Price Milestone has not been previously achieved, then the $15.00 Share Price Milestone shall be deemed to have been achieved; provided, that if the consideration to be received by the holders of the PubCo Class A Common Stock in such Earnout Strategic Transaction includes non-cash consideration, the value of such consideration shall be determined in good faith by the PubCo Board; provided, further that such Unvested Shares that are not deemed vested as of the consummation of such Earnout Strategic Transaction shall be deemed forfeited and shall be cancelled by PubCo for no consideration. In the event either the $12.50 Share Price Milestone or $15.00 Share Price Milestone would be deemed to be achieved pursuant to this Section 5, the $12.50 Sponsor Shares and/or the $15.00 Sponsor Shares, as applicable, shall vest immediately prior to the consummation of the Earnout Strategic Transaction and such $12.50 Sponsor Shares and/or $15.00 Sponsor Shares, as applicable, shall receive the same consideration per share as the PubCo Class A Common Stock.

6.
If PubCo shall, at any time or from time to time, after the date hereof effect a subdivision, stock split, stock dividend, reorganization, combination, recapitalization or similar transaction affecting the outstanding shares of PubCo Common Stock, equitable adjustment shall be made to the provisions of this Agreement as may be required for such subdivision, stock split, stock dividend, reorganization, combination, recapitalization or similar transaction. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision, stock split, stock dividend, reorganization, combination, recapitalization or similar transaction becomes effective.

Schedule 3
Sponsor Affiliate Agreements
1.
Registration Rights Agreement, dated as of October 22, 2020, by and among Acies, the Sponsor and the other parties thereto.

2.
Private Placement Warrants Purchase Agreement, dated as of October 22, 2020, by and between Acies and the Sponsor.

3.
Promissory Note, dated as of September 4, 2020, by and between Acies and the Sponsor.

4.
Securities Subscription Agreement, dated as of September 4, 2020, by and between Acies and the Sponsor.

5.
Letter Agreement, dated as of October 22, 2020, by and between Acies and the Sponsor.

6.
Letter Agreement, dated as of October 22, 2020, by and among Acies, the Sponsor and each of the officers and directors of Acies.

ANNEX C
VOTING AND SUPPORT AGREEMENT
This VOTING AND SUPPORT AGREEMENT (this “Agreement”) is being executed and delivered as of February 2, 2021, by and among the Person named on the signature page hereto (the “Stockholder”), Acies Acquisition Corp., a Cayman Islands exempted company (together with its successors, including the resulting Delaware corporation after the consummation of its domestication to the State of Delaware, “Acies”), and PlayStudios, Inc., a Delaware corporation (together with its successors, the “Company”). For purposes of this Agreement, Acies the Company and the Stockholder are each a “Party” and collectively the “Parties.” Each capitalized term used and not otherwise defined herein has the meaning ascribed to such term in the Merger Agreement (as defined below).
R E C I T A L S
WHEREAS, pursuant to and subject to the terms and conditions of that certain Agreement and Plan of Merger, dated as of February 1, 2021 (the “Merger Agreement”), by and among the Company, Acies, First Merger Sub and Second Merger Sub, among other matters, the Company will enter into a business combination with Acies, First Merger Sub and Second Merger Sub;
WHEREAS, as of the date hereof, the Stockholder is the record and beneficial owner of the shares of Company Capital Stock and Company Options set forth next to the Stockholder’s name on the signature pages hereto (such shares, together with any additional shares of Company Capital Stock in which the Stockholder acquires record and beneficial ownership after the date hereof, including by purchase or upon exercise or conversion of any securities convertible into or exercisable or exchangeable for shares of Company Capital Stock, including, for the avoidance of doubt, Company Options, the “Subject Shares”); and
WHEREAS, the Stockholder is entering into this Agreement in order to induce Acies and the Company to enter into the Merger Agreement and consummate the transactions contemplated thereby, pursuant to which the Stockholder will directly or indirectly receive a material benefit.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Stockholder hereby covenants and agrees as follows:
Section 1.   Voting.
(a)   The Stockholder agrees to take all actions necessary or advisable to execute and deliver the Company Stockholder Approval to the Company as promptly as practicable, and in any event within forty-eight (48) hours following the date that Acies receives and notifies the Stockholder and the Company of Acies’ receipt of, SEC approval and effectiveness of the Registration Statement or Proxy Statement.
(b)   From the date of this Agreement until the date on which this Agreement is terminated in accordance with its terms (the “Voting Period”), at each meeting of the Company Stockholders, and in each written consent or resolutions of any of the Company Stockholders in which the Stockholder is entitled to vote or consent, the Stockholder hereby unconditionally and irrevocably agrees to be present for such meeting and vote (in person or by proxy), or consent to any action by written consent or resolution with respect to, as applicable, the Subject Shares and any other equity interests of the Company over which the Stockholder has voting power (i) in favor of, and to adopt, the Merger Agreement, the Ancillary Agreements and the Transactions , (ii) in favor of the other matters set forth in the Merger Agreement to the extent required for the Company to carry out its obligations thereunder, and (iii) in opposition to: (A) any Acquisition Proposal and any and all other proposals (x) that could reasonably be expected to delay or impair the ability of the Company to consummate the transactions contemplated by the Merger Agreement or any Ancillary Agreement or (y) which are in competition with or materially inconsistent with the Merger Agreement or any Ancillary Agreement or (B) any other action or proposal involving the Company or any of its Subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect in any material respect the transactions contemplated by the Merger Agreement or any Ancillary Agreement

or would reasonably be expected to result in any of the conditions to the Company’s obligations under the Merger Agreement not being fulfilled.
(c)   The Stockholder agrees not to deposit, and to cause its Affiliates not to deposit, any Subject Shares in a voting trust or subject any Subject Shares to any arrangement or agreement with respect to the voting of such Subject Shares, unless specifically requested to do so by the Company and Acies in connection with the Merger Agreement, the Ancillary Agreements or the transactions contemplated thereby.
(d)   The Stockholder agrees, except as contemplated by the Merger Agreement or any Ancillary Agreement, not to make, or in any manner participate in, directly or indirectly, a “solicitation” of “proxies” or consents (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any equity interests of the Company in connection with any vote or other action with respect to transactions contemplated by the Merger Agreement or any Ancillary Agreement, other than to recommend that the Company Stockholders vote in favor of the adoption of the Merger Agreement, the Ancillary Agreements and the transactions contemplated thereby (and any actions required in furtherance thereof and otherwise as expressly provided in this Section 1).
(e)   The Stockholder agrees (i) to refrain from exercising any dissenters’ rights or rights of appraisal under applicable Law at any time with respect to the Merger Agreement, the Ancillary Agreements and the transactions contemplated thereby and (ii) not to commence or participate in any claim, derivative or otherwise, against the Company, Acies or any of their respective Affiliates relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Mergers, including any claim (A) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (B) alleging a breach of any fiduciary duty of the Board of Directors of the Company in connection with this Agreement, the Merger Agreement or the Mergers.
(f)   The Stockholder agrees that during the Voting Period it shall not, and shall cause its Affiliates not to, without Acies’ and the Company’s prior written consent, (i) make or attempt to make any transfer or pledge , or grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement or the Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Subject Shares(ii) grant any proxies or powers of attorney with respect to any or all of the Subject Shares, (iii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Shares, (iv) publicly announce any intention to effect any transaction specified in clause (i), (ii) or (iii) or (v) take any action with the intent to prevent, impede, interfere with or adversely affect the Stockholder’s ability to perform its obligations under this Section 1. The Company hereby agrees to reasonably cooperate with Acies in enforcing the transfer restrictions set forth in this Section 1.
(g)   In the event of any equity dividend or distribution, or any change in the equity interests of the Company by reason of any equity dividend or distribution, equity split, recapitalization, combination, conversion, exchange of equity interests or the like, the term “Subject Shares” shall be deemed to refer to and include the Subject Shares as well as all such equity dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged or which are received in such transaction.
(h)   During the Voting Period, the Stockholder agrees to provide to Acies, the Company and their respective Representatives any information regarding the Stockholder or the Subject Shares that is reasonably requested by Acies, the Company or their respective Representatives and required in order for the Company and Acies to comply with Sections 8.02 and 8.04 of the Merger Agreement. To the extent required by applicable Law, the Stockholder hereby authorizes the Company and Acies to publish and disclose in any announcement or disclosure required by the SEC, Nasdaq or the Registration Statement (including all documents and schedules filed with the SEC in connection with the foregoing), the Stockholder’s identity and ownership of the Subject Shares and the nature of the Stockholder’s commitments and agreements under this Agreement, the Merger Agreement and any other Ancillary Agreements; provided that such disclosure is made in compliance with the provisions of the Merger Agreement.
Section 2.   Further Assurances.   The Stockholder agrees to execute and deliver, or cause to be executed and delivered, all further documents and instruments as Acies may reasonably request to consummate and make effective the transactions contemplated by this Agreement. Without limiting the foregoing, the Stockholder agrees that it shall, and shall cause its Affiliates to, (i) file or supply, or cause to be filed or supplied, in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, all notifications and filings (or, if required by the relevant Governmental Authorities, drafts thereof) required to be filed or supplied pursuant to applicable Antitrust Laws or other regulatory Laws as promptly as practicable after the date hereof (and all such filings shall not be withdrawn or otherwise rescinded without the prior written consent of Acies) and (ii) use its reasonable best efforts to provide, or cause to be provided, any information requested by Governmental Authorities in connection therewith.
Section 3.   Binding Effect of Merger Agreement.   The Stockholder hereby acknowledges that it has read the Merger Agreement and has had the opportunity to consult with its tax and legal advisors. The Stockholder shall be bound by and comply with Sections 8.04 (Confidentiality; Publicity) and 8.12 (Exclusivity) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if (a) such Stockholder was an original signatory to the Merger Agreement with respect to such provisions, and (b) each reference to the “Company” contained in Section 8.12 of the Merger Agreement (other than Section 8.12(a)(iii) or Section 8.12(b)(i) or for purposes of the definition of Acquisition Proposal) also referred to each such Company Stockholder.
Section 4.   Consent to Disclosure.   The Stockholder hereby consents to the publication and disclosure in the Proxy Statement and Registration Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by Acies or the Company to any Governmental Authority or to securityholders of Acies) of the Stockholder’s identity and beneficial ownership of Subject Shares and the nature of the Stockholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by Acies or the Company, a copy of this Agreement; provided, that prior to any such publication or disclosure, the Company and Acies have provided the Stockholder with an opportunity to review and comment upon such announcement or disclosure, which comments the Company and Acies will consider in good faith. The Stockholder will promptly provide any information reasonably requested by Acies or the Company for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC).
Section 5.   Stockholder Representations and Warranties.   The Stockholder represents and warrants to Acies and the Company as follows.
(a)   Organization.   If the Stockholder is not an individual, it is duly organized, validly existing and in good standing (where applicable) under the laws of the jurisdiction in which it is incorporated, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within the Stockholder’s corporate or organizational powers and have been duly authorized by all necessary corporate or organizational action on the part of the Stockholder. If the Stockholder is an individual, the Stockholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder.
(b)   Ownership of Subject Shares.   The Stockholder is the only record and beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of, and has good and valid title to, all of the Stockholder’s Subject Shares (including those set forth on the Stockholder’s signature page hereto), free and clear of any Lien, or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Shares), except (i) transfer restrictions under the Securities Act of 1933, (ii) prior to the Closing, the Company Certificate of Incorporation, the Company Investor Rights Agreement, the Company ROFR and Co-Sale Agreement and the Company Voting Agreement and (iii) this Agreement. The Stockholder’s Subject Shares set forth on the signature pages hereto are the only securities of the Company owned of record or beneficially by the Stockholder or the Stockholder’s Affiliates, family members or trusts for the benefit of the Stockholder or any of the Stockholder’s family members on the date of this Agreement. The Stockholder has the sole right to transfer and direct the voting of the Stockholder’s Subject Shares and, other than the Company Voting Agreement, none of the Stockholder’s Subject Shares are subject to any proxy, voting trust or other agreement, arrangement or restriction with respect to the voting of such Subject Shares, except as expressly provided herein for the benefit of Acies.
(c)   Authority.   This Agreement has been duly executed and delivered by the Stockholder and, assuming the due authorization, execution and delivery hereof by the other Parties hereto and that this Agreement constitutes a legally valid and binding agreement of such Parties, this Agreement constitutes a legally valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with the terms hereof (subject only to the effect, if any, of (i) applicable bankruptcy and other similar applicable Law affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies). If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the Stockholder.
(d)   Non-Contravention.   The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of its, his or her obligations hereunder will not, (i) result in a violation of applicable Law, (ii) if the Stockholder is not an individual, conflict with or result in a violation of the governing documents of the Stockholder, (iii) require any consent or approval that has not been given or other action (including notice of payment or any filing with any Governmental Authority) that has not been taken by any Person (including under any Contract binding upon the Stockholder or the Stockholder’s Subject Shares), or (iv) result in the creation or imposition of any Lien on the Stockholder’s Subject Shares, except in the case of clauses (i) and (iii), as would not reasonably be expected, individually or in the aggregate, to have a material adverse effect upon such Stockholder’s ability to perform its obligations hereunder, under the Merger Agreement or any Ancillary Agreement or to consummate the transactions contemplated hereby or thereby. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which the Stockholder is a trustee whose consent is required for either the execution and delivery of this Agreement or the consummation by the Stockholder of the transactions contemplated by this Agreement that has not been obtained.
(e)   Trusts.   If the Stockholder is the beneficial owner of any Subject Shares held in trust, no consent of any beneficiary of such trust is required in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby or by the Merger Agreement.
Section 6.   Finders Fees.   No investment banker, broker, finder or other intermediary is entitled to a fee or commission in respect of this Agreement based upon any arrangement or agreement made by or on behalf of Stockholder.
Section 7.   No Ownership Interest.   Nothing contained in this Agreement shall be deemed to vest in Acies or any of its Subsidiaries any direct or indirect ownership or incidence of ownership of or with respect to the Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the Stockholder, and neither Acies nor any of its Subsidiaries shall have any authority to direct the Stockholder in the voting or disposition of any of the Subject Shares, except as otherwise provided herein.
Section 8.   Remedies.   The Stockholder acknowledges and agrees that the rights of each party contemplated by this Agreement are unique. Accordingly, the Stockholder agrees that a remedy at law for any breach of this Agreement would be inadequate and that the Company and Acies in addition to any other remedies available, shall be entitled to obtain preliminary and permanent injunctive relief to secure specific performance of such covenants and to prevent a breach or contemplated breach of this Agreement without the necessity of proving actual damage or posting a bond or other security. The Stockholder will be responsible for any breach or violation of this Agreement by its Representatives. The occurrence of the Closing will not relieve the Stockholder of any obligation or liability arising from any breach by the Stockholder of this Agreement prior to the Closing.

Section 9.   Severability.   Each provision of this Agreement is separable from every other provision of this Agreement. If any provision of this Agreement is found or held to be invalid, illegal or unenforceable, in whole or in part, by a court of competent jurisdiction, then (i) such provision will be deemed amended to conform to applicable laws so as to be valid, legal and enforceable to the fullest possible extent, (ii) the invalidity, illegality or unenforceability of such provision will not affect the validity, legality or enforceability of such provision under any other circumstances or in any other jurisdiction, and (iii) the invalidity, illegality or unenforceability of such provision will not affect the validity, legality or enforceability of the remainder of such provision or the validity, legality or enforceability of any other provision of this Agreement. Without limiting the foregoing, if any covenant of the Stockholder in this Agreement is held to be unreasonable, arbitrary, or against public policy, such covenant shall be considered to be divisible with respect to scope, time and geographic area, and such lesser scope, time or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, shall be effective, binding and enforceable against the Stockholder.
Section 10.   Governing Law; Jurisdiction; Waiver of Trial by Jury.   Sections 11.06 and 11.10 of the Merger Agreement are incorporated herein by reference, mutatis mutandis.
Section 11.   Waiver.   No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Any extension or waiver in favor of the Stockholder of any provision hereto shall be valid only if set forth in an instrument in writing signed by Acies and the Company; and provided, that any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
Section 12.   Captions; Counterparts.   The provisions of Section 11.07 of the Merger Agreement are hereby incorporated herein by reference, mutatis mutandis.
Section 13.   Successors and Assigns.   The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided that, except in connection with a transfer of Subject Shares by the Stockholder as described in Section 1(f) herein, no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other Party, except that the Company, Acies or any of their respective Subsidiaries may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of its Affiliates at any time and (ii) after the Effective Time, to any Person; provided that no such transfer or assignment shall relieve such party of its obligations hereunder or enlarge, alter or change any obligation of any other Party.
Section 14.   Trusts.   If applicable, for purposes of this Agreement, the Stockholder with respect to any Subject Shares held in trust shall be deemed to be the relevant trust and/or the trustees thereof acting in their capacities as such trustees, in each case as the context may require, including for purposes of such trustees’ representations and warranties as to the proper organization of the trust, their power and authority as trustees and the non-contravention of the trust’s governing instruments.
Section 15.   Amendments.   This Agreement may only be amended or modified by an instrument in writing signed by each of the Stockholder, Acies and the Company.
Section 16.   Notices.   All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service, or (d) when delivered by email or other electronic transmission, addressed as follows:

(i) If to Acies, to:
Acies Acquisition Corp.
1219 Morningside Drive, Suite 110
Manhattan Beach, CA 90266
Attention: Daniel Fetters
Edward King
Email: dan.fetters@aciesacq.com
edward.king@aciesacq.com
with a copy (which shall not constitute notice) to:
Latham & Watkins LLP
10250 Constellation Blvd., Suite 1100
Los Angeles, CA 90067
Attention: Steven B. Stokdyk
Email: steven.stokdyk@lw.com
(ii) If to the Company, to:
PlayStudios, Inc.
10150 Covington Cross Drive
Las Vegas, NV 89144
Attention: Joel J. Agena, VP Legal Counsel
Email: joel@playstudios.com
with a copy (which shall not constitute notice) to:
Davis Polk & Wardwell LLP
1600 El Camino Real
Menlo Park, CA 94025
Attention: Alan F. Denenberg
Lee Hochbaum
Email: alan.denenberg@davispolk.com
lee.hochbaum@davispolk.com
(iii) If to the Stockholder, to the address set forth on the signature page hereto.
Section 17.   Effectiveness; Termination.   This Agreement shall become effective as of the date hereof and shall automatically terminate (without the requirement of any action by any party hereto) and be of no further force or effect upon the earliest to occur of (a) the Effective Time, (b) the date on which the Merger Agreement is terminated in accordance with its terms prior to the Effective Time, (c) the mutual written consent of Acies, the Company and the Stockholder and (d) the time of any modification, amendment or waiver of the Merger Agreement without Stockholder’s prior written consent that (i) decreases or changes the form of the Company Stockholder Consideration in a manner adverse to the Stockholder, (ii) imposes additional conditions to the obligations of the parties to the Merger Agreement to consummate the transactions contemplated thereby in a manner that materially adversely affects the Stockholder, (iii) modifies the conditions of the obligations of the parties to the Merger Agreement to consummate the transactions contemplated thereby in a manner that materially adversely affects the Stockholder or (iv) extends or otherwise changes the End Date in a manner other than as required or permitted by the Merger Agreement. Nothing in this Section 17 shall relieve any Party from liability for any intentional breach of this Agreement by such Party prior to the termination of this Agreement.
Section 18.   Expenses.   All costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.
Section 19.   Capacity as a Stockholder.   Notwithstanding anything herein to the contrary, the Stockholder is signing this Agreement solely in the Stockholder’s capacity as a stockholder of the Company, and not in any other capacity and this Agreement shall not limit or otherwise affect the actions of the Stockholder or any Affiliate, employee or designee of the Stockholder or any of their respective Affiliates in his or her capacity, if applicable, as an officer or director of the Company or any other Person.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each Party has duly executed this Agreement as of the date first written above.
ACIES
ACIES ACQUISITION CORP.
By:
	Name:	Edward King
	Title:	Co-Chief Executive Officer
By:
	Name:	Daniel Fetters
	Title:	Co-Chief Executive Officer
[Signature Page to Voting and Support Agreement]

IN WITNESS WHEREOF, each Party has duly executed this Agreement as of the date first written above.
COMPANY
PLAYSTUDIOS, INC.
By:
	Name:	Andrew S. Pascal
	Title:	Chairman and CEO
[Signature Page to Voting and Support Agreement]

IN WITNESS WHEREOF, each Party has duly executed this Agreement as of the date first written above.
STOCKHOLDER:
Printed Name:
Signature:
By (if an entity):
Title (if an entity):
Email:
Mailing Address:

Number of shares of:
Common Stock:
Series A Preferred Stock:
Series B Preferred Stock:
Series C Preferred Stock:
Series C-1 Preferred Stock:
Number of:
Options to acquire Common Stock:
[Signature Page to Voting and Support Agreement]

ANNEX D
SUBSCRIPTION AGREEMENT
This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into on February 1, 2021, by and between Acies Acquisition Corp., a Cayman Islands exempted company (the “Company”), and the undersigned subscriber (“Subscriber”).
WHEREAS, concurrently with the execution of this Subscription Agreement, the Company is entering into an Agreement and Plan of Merger with PlayStudios, Inc., a Delaware corporation (the “PlayStudios”), Catalyst Merger Sub I, Inc., a Delaware limited liability company and wholly-owned subsidiary of the Company, and Catalyst Merger Sub II, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (such agreement as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement” and the transactions contemplated by the Merger Agreement, the “Transaction”);
WHEREAS, prior to the closing of the Transaction (and as more fully described in the Merger Agreement), the Company will domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware and Part XII of the Cayman Islands Companies Act (the “Domestication”);
WHEREAS, in connection with the Transaction, the Company is seeking commitments from interested investors to purchase, following the Domestication and prior to the consummation of the Transaction, shares of the Company’s Class A common stock, par value $0.0001 per share, as such shares will exist as common stock following the Domestication (the “Class A Shares”), in a private placement for a purchase price of $10.00 per share (the “Per Share Price” and the aggregate of such Per Share Price for all Subscribed Shares (as defined below) being referred to herein as the “Purchase Price”);
WHEREAS, Subscriber desires to subscribe for and purchase from the Company, immediately prior to the consummation of the Transaction, a number of Class A Shares as set forth on the signature page hereto (the “Subscribed Shares”) and the Company desires to issue and sell to Subscriber the Subscribed Shares in consideration of the payment of the Purchase Price by or on behalf of Subscriber to the Company; and
WHEREAS, concurrently with the execution of this Subscription Agreement, the Company is entering into subscription agreements (the “Other Subscription Agreements” and togeher with the Subscription Agreement, the “Subscription Agreements”) with certain other investors (the “Other Subscribers” and together with Subscriber, the “Subscribers”), which are on substantially the same terms as the terms of this Subscription Agreement, pursuant to which such investors have agreed to purchase on the closing date of the Transaction (the “Closing Date”), inclusive of the Subscribed Shares, an aggregate amount of up to 25,000,000 Class A Shares at the Per Share Price.
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
1.   Subscription.   Subject to the terms and conditions hereof, at the Closing (as defined below), Subscriber hereby subscribes for and agrees to purchase, and the Company hereby agrees to issue and sell to Subscriber, upon the payment of the Purchase Price, the Subscribed Shares (such subscription and issuance, the “Subscription”). Subscriber acknowledges and agrees that, as a result of the Domestication, the Subscribed Shares that will be issued pursuant hereto will be shares of Class A common stock in a Delaware corporation (and not shares in a Cayman Islands exempted company).
2.   Closing.
(a)   The consummation of the Subscription contemplated hereby (the “Closing”) is contingent upon the substantially concurrent consummation of the Transaction and shall occur on the Closing Date immediately prior to the consummation of the Transaction.
(b)   At least five (5) Business Days (as defined below) before the anticipated Closing Date, the Company shall deliver written notice to Subscriber (the “Closing Notice”) specifying: (i) the anticipated

Closing Date and (ii) the wire instructions for delivery of the Purchase Price to the Company. No later than two (2) Business Days after receiving the Closing Notice, Subscriber shall deliver to the Company such information as is reasonably requested in the Closing Notice in order for the Company to issue the Subscribed Shares to Subscriber. Subscriber shall deliver to the Company on the Closing Date, the Purchase Price in U.S. dollars in immediately available funds via wire transfer to the account specified in the Closing Notice, and shall use commercially reasonable efforts to deliver the Purchase Price on or prior to 10:00 a.m. (Eastern Time) (or as soon as practicable after the Company or its transfer agent provides a written record evidencing the issuance to Subscriber of the Subscribed Shares on and as of the Closing Date) on the Closing Date.
(c)   On or prior to the Closing Date and prior to the release of the Purchase Price by Subscriber, the Company shall deliver to Subscriber: (i) the Subscribed Shares, against payment of the Purchase Price, and cause the Subscribed Shares to be registered in book entry form, free and clear of any liens or other restrictions (other than those arising under this Subscription Agreement or state or federal securities laws), in the name of Subscriber (or its nominee in accordance with its delivery instructions) or to a custodian designated by Subscriber, as applicable, on the Company’s share register and provide to Subscriber evidence of such issuance from the Company’s transfer agent, and (ii) a written record from the Company or its transfer agent evidencing the issuance to Subscriber of the Subscribed Shares on and as of the Closing Date.
(d)   In the event that the consummation of the Transaction does not occur within three (3) Business Days after the anticipated Closing Date specified in the Closing Notice, the Company shall promptly (but in no event later than two (2) Business Days after the anticipated Closing Date specified in the Closing Notice) return the funds so delivered by Subscriber to the Company by wire transfer in immediately available funds to the account specified by Subscriber; and any book-entries for the Subscribed Shares shall be deemed repurchased and cancelled; provided, however, that unless this Subscription Agreement has been terminated pursuant to Section 7 below, such return of funds shall not terminate this Subscription Agreement or relieve Subscriber of its obligation to redeliver funds to the Company on the new Closing Date following the Company redelivering to Subscriber a new Closing Notice and to purchase the Shares at the Closing. For the purposes of this Subscription Agreement, “Business Day” means any day other than a Saturday, Sunday or a day on which either the Federal Reserve Bank of New York or governmental authorities in the Cayman Islands (for so long as the Company remains domiciled in Cayman Islands) are authorized or required by law to close.
(e)   The Closing shall be subject to the satisfaction or valid waiver by the Company, on the one hand, or Subscriber, on the other, of the conditions that, on the Closing Date:
(i)   no suspension of the qualification of the Subscribed Shares for offering or sale or trading in any jurisdiction, or initiation or threatening of any proceedings for any of such purposes, shall have occurred;
(ii)   all conditions precedent to the closing of the Transaction set forth in Article 9 of the Merger Agreement (other than those conditions which, by their nature, are to be satisfied at the Closing) shall have been satisfied or waived, and the closing of the Transaction shall be scheduled to occur substantially concurrently with or immediately following the Closing;
(iii)   no governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby; and no such governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such restraint or prohibition; and
(iv)   the Subscribed Shares shall be qualified for listing on The Nasdaq Stock Market (“Nasdaq”).
(f)   The obligation of the Company to consummate the Closing shall be subject to the satisfaction or valid waiver by the Company of the additional conditions that, on the Closing Date:
(i)   all representations and warranties of Subscriber contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect (as defined below), which representations and warranties shall be true in all respects) at and as of the Closing Date; and
(ii)   Subscriber shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing.
(g)   The obligation of Subscriber to consummate the Closing shall be subject to the satisfaction or valid waiver by Subscriber of the additional conditions that, on the Closing Date:
(i)   all representations and warranties of the Company contained in this Subscription Agreement shall be true and correct in all material respects (other than (x) representations and warranties that are qualified as to materiality or Company Material Adverse Effect (as defined below) and (y) the representations and warranties of the Company in Section 3(o), which representations and warranties shall be true in all respects) at and as of the Closing Date;
(ii)   the Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing; and
(iii)   except to the extent consented in writing by the Subscriber, no amendment, modification or waiver of the Merger Agreement shall have occurred that materially and adversely affects the economics of the Subscribed Shares that Subscriber is acquiring pursuant to this Subscription Agreement.
(h)   Prior to or at the Closing, Subscriber shall deliver to the Company a duly completed and executed Internal Revenue Service Form W-9 or appropriate Form W-8.
(i)   At and from the Closing, the Company and Subscriber shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the Subscription as contemplated in this Subscription Agreement.
3.   Company Representations and Warranties.   The Company represents and warrants to Subscriber that:
(a)   The Company (i) is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands (to the extent such concept exists in such jurisdiction) and, as of the Closing Date, following the Domestication, the Company will be duly incorporated, validly existing as a corporation and in good standing under the laws of the State of Delaware, (ii) has the requisite power and authority to own, lease and operate its properties, to carry on its business as it is now being conducted and to enter into and perform its obligations under this Subscription Agreement, and (iii) is duly licensed or qualified to conduct its business and, if applicable, is in good standing under the laws of each jurisdiction (other than its jurisdiction of incorporation) in which the conduct of its business or the ownership of its properties or assets requires such license or qualification, except, with respect to the foregoing clause (iii), where the failure to be in good standing would not reasonably be expected to have a Company Material Adverse Effect or have a material adverse effect on the Company’s ability to consummate the transactions contemplated hereby, including the issuance and sale of the Subscribed Shares. For purposes of this Subscription Agreement, a “Company Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to the Company and its subsidiaries, taken together as a whole (on a consolidated basis), that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the business, financial condition, stockholders equity or results of operations of the Company and its subsidiaries, taken together as a whole (on a consolidated basis).
(b)   As of the Closing Date, the Subscribed Shares will be duly authorized and, when issued and delivered to Subscriber against full payment therefor in accordance with the terms of this Subscription Agreement, will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under the Company’s organizational documents (as in effect at such time of issuance) or the laws of its jurisdiction of incorporation. As of the date hereof, except pursuant to, or as contemplated by, (i) the Other Subscription Agreements, (ii) the outstanding Company warrants or (iii) the Merger Agreement (including the exhibits and schedules thereto), there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Company any Class A Ordinary Shares or other equity interests in the Company (collectively, “Equity Interests”) or securities convertible into or exchangeable or exercisable for Equity Interests. As of the date hereof, with the exception of the aforementioned wholly-owned merger subsidiaries, the Company has no subsidiaries and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no shareholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any Equity Interests, other than as contemplated by the Merger Agreement. There are no securities or instruments issued by the Company or to which the Company is a party containing anti-dilution or similar provisions that will be triggered, by (i) the issuance of the Subscribed Shares or the shares to be issued pursuant to any Other Subscription Agreement, (ii) the Domestication or (iii) the Transaction, except in each case for such anti-dilution or similar provisions the application of which has been effectively waived. Except as disclosed in the SEC Reports, as of the date hereof, the Company had no outstanding indebtedness.
(c)   This Subscription Agreement has been duly authorized, executed and delivered by the Company, and assuming the due authorization, execution and delivery of the same by Subscriber, this Subscription Agreement shall constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited or otherwise affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws relating to or affecting the rights of creditors generally and by the availability of equitable remedies.
(d)   The execution and delivery of this Subscription Agreement, the issuance and sale of the Subscribed Shares and the compliance by the Company with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject; (ii) the organizational documents of the Company; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Company Material Adverse Effect or have a material adverse effect on the Company’s ability to consummate the transactions contemplated hereby, including the issuance and sale of the Subscribed Shares.
(e)   The Company is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the organizational documents of the Company, (ii) any loan or credit agreement, guarantee, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which, as of the date of this Subscription Agreement, the Company is a party or by which the Company’s properties or assets are bound or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency, taxing authority or regulatory body, domestic or foreign, having jurisdiction over the Company or any of its properties, except, in the case of clauses (ii) and (iii), for defaults or violations that have not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.
(f)   As of the date of this Subscription Agreement, the authorized share capital of the Company consists of (i) 5,000,000 shares of preferred stock, with a par value of $0.0001 per share, and (ii) 550,000,000 ordinary shares with a par value of $0.0001 per share, consisting of 500,000,000 Class A Ordinary Shares, and 50,000,000 Class B ordinary shares.
(g)   Assuming the accuracy of the representations and warranties of Subscriber set forth in Section 4 of this Subscription Agreement, the Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization (including Nasdaq) or other person in connection with the execution, delivery and performance of this Subscription Agreement (including, without limitation, the issuance of the Subscribed Shares), other than (i) filings required by applicable state securities laws, (ii) the filing of the Registration Statement pursuant to Section 5 below, (iii) the filing of a

Notice of Exempt Offering of Securities on Form D with the United States Securities and Exchange Commission (“Commission”) under Regulation D under the Securities Act of 1933, as amended (the “Securities Act”), if applicable, (iv) those required by Nasdaq, including with respect to obtaining stockholder approval of the Transaction, (v) those required to consummate the Transaction as provided under the Merger Agreement, (vi) the filing of notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable, and (vii) the failure of which to obtain would not be reasonably likely to have a Company Material Adverse Effect or have a material adverse effect on the Company’s ability to consummate the transactions contemplated hereby, including the issuance and sale of the Subscribed Shares.
(h)   As of their respective dates, all reports (the “SEC Reports”) required to be filed by the Company with the Commission since its initial registration statement of the Company’s Class A ordinary shares, $0.0001 par value (the “Class A Ordinary Shares”) and until the date hereof under Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder (the “Exchange Act”), complied in all material respects with the requirements of the Exchange Act and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. There are no material outstanding or unresolved comments in comment letters from the Commission staff with respect to any of the SEC Reports.
(i)   As of the date hereof, the issued and outstanding Class A Shares are registered pursuant to Section 12(b) of the Exchange Act, and are listed for trading on Nasdaq under the symbol “ACAC”. There is no suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company by Nasdaq or the Commission with respect to any intention by such entity to deregister the Class A Shares or prohibit or terminate the listing of the Class A Shares on Nasdaq. The Company has taken no action that is designed to terminate the registration of the Class A Shares under the Exchange Act or the listing of the Class A Shares on Nasdaq. Following the Domestication, the Class A Shares are expected to be registered under the Exchange Act and listed for trading on Nasdaq.
(j)   The Company is in compliance with all applicable laws, except where such non-compliance would not be reasonably likely to have a Company Material Adverse Effect.
(k)   Except for such matters as have not had and would not be reasonably likely to have a Company Material Adverse Effect or have a material adverse effect on the Company’s ability to consummate the transactions contemplated hereby, including the issuance and sale of the Subscribed Shares, as of the date hereof, there is no (i) suit, action, proceeding or arbitration before a governmental authority or arbitrator pending, or, to the knowledge of the Company, threatened in writing against the Company or (ii) judgment, decree, injunction, ruling or order of any governmental authority or arbitrator outstanding against the Company.
(l)   Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 4 below, no registration under the Securities Act is required for the offer and sale of the Subscribed Shares by the Company to Subscriber.
(m)   Neither the Company nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Subscribed Shares.
(n)   The Company is not under any obligation to pay any broker’s fee or commission in connection with the sale of the Subscribed Shares other than to the Placement Agents (as defined below).
(o)   Other than the Other Subscription Agreements, the Company has not entered into any side letter or similar agreement with any Other Subscribers in connection with Other Subscription Agreements, other than such Other Subscription Agreements that include (i) any rights or benefits granted to an Other Subscriber in connection with such Other Subscriber’s compliance with any law, regulation or policy specifically applicable to such Other Subscriber or in connection with the taxable status of an Other Subscriber, (ii) any rights or benefits which are personal to an Other Subscriber based solely on its place of organization or headquarters, organizational form of, or other particular restrictions applicable to, such Other Subscriber or (iii) other terms with respect to the purchase of the Subscribed Shares that are no more favorable in any material respect to such Other Subscriber thereunder than the terms of this Subscription Agreement.
(p)   The Company is not, and immediately after receipt of payment for the Subscribed Shares will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
4.   Subscriber Representations and Warranties.   Subscriber represents and warrants to the Company that:
(a)   Subscriber (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation or incorporation, and (ii) has the requisite power and authority to enter into and perform its obligations under this Subscription Agreement.
(b)   This Subscription Agreement has been duly authorized, executed and delivered by Subscriber, and assuming the due authorization, execution and delivery of the same by the Company, this Subscription Agreement shall constitute the valid and legally binding obligation of Subscriber, enforceable against Subscriber in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.
(c)   The execution and delivery of this Subscription Agreement, the purchase of the Subscribed Shares and the compliance by Subscriber with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber is a party or by which Subscriber is bound or to which any of the property or assets of Subscriber is subject; (ii) the organizational documents of Subscriber; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Subscriber Material Adverse Effect. For purposes of this Subscription Agreement, a “Subscriber Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to Subscriber that would reasonably be expected to have a material adverse effect on Subscriber’s ability to consummate the transactions contemplated hereby, including the purchase of the Subscribed Shares.
(d)   Subscriber (i) is (x) a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) satisfying the applicable requirements set forth on Annex A hereto, and accordingly, understands that the offering meets the exemptions from filing under FINRA Rule 5123(b)(1)(C) or (J); (ii) is acquiring the Subscribed Shares only for its own account and not for the account of others, or if Subscriber is subscribing for the Subscribed Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a qualified institutional buyer and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Subscribed Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or the securities laws of any other jurisdiction (and has provided the Company with the requested information on Annex A following the signature page hereto). Subscriber is not an entity formed for the specific purpose of acquiring the Subscribed Shares. Subscriber has determined based on its own independent review and such professional advice as it deems appropriate that its purchase of the Subscribed Shares and participation in the Subscription (i) are fully consistent with its financial needs, objectives and condition, (ii) comply and are fully consistent with all investment policies, guidelines and other restrictions applicable to it, (iii) have been duly authorized and approved by all necessary action, and (iv) do not and will not violate or constitute a default under its charter, by-laws or other constituent document or under any law, rule, regulation, agreement or other obligation by which it is bound.
(e)   Subscriber understands that the Subscribed Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Subscribed Shares have not been registered under the Securities Act. Subscriber understands that the Subscribed Shares may not be resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Company or a subsidiary thereof, or (ii) pursuant to an applicable exemption from the registration requirements of the Securities Act, and, in each of cases (i) and (ii), in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any book entry positions representing the Shares shall contain a restrictive legend (the “Restricted Legend”) to such effect. Subscriber acknowledges and agrees that the Subscribed Shares will be subject to these securities law transfer restrictions and, as a result of these transfer restrictions, Subscriber may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Subscribed Shares and may be required to bear the financial risk of an investment in the Subscribed Shares for an indefinite period of time. Subscriber acknowledges and agrees that the Subscribed Shares will not immediately be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act, and that the provisions of Rule 144(i) will apply to the Subscribed Shares. Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, transfer, pledge or other disposition of any of the Subscribed Shares.
(f)   In making its decision to purchase the Subscribed Shares, Subscriber has relied solely upon independent investigation made by Subscriber. Subscriber acknowledges and agrees that Subscriber has received such information as Subscriber deems necessary in order to make an investment decision with respect to the Subscribed Shares, including with respect to the Company and the Transaction (including PlayStudios and its subsidiaries (collectively, the “PlayStudios Companies”)). Subscriber acknowledges that LionTree Advisors LLC and J.P. Morgan are acting as financial advisors to PlayStudios in connection with the Transaction and are entitled to receive fees from PlayStudios upon the consummation of the Transaction. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have (i) had the full opportunity to ask such questions, receive such answers and obtain such information as Subscriber and such undersigned’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Subscribed Shares and (ii) conducted and completed independent due diligence with respect to the Subscription and the Subscribed Shares. Based on such information as Subscriber has deemed appropriate and without reliance upon any of J.P. Morgan Securities LLC, LionTree Advisors LLC, Morgan Stanley & Co. LLC and Oppenheimer & Co. Inc., each acting as placement agent to the Company (each, a “Placement Agent” and, collectively, the “Placement Agents”), the Company, the PlayStudios Companies, any of their respective affiliates or any of such person’s or its affiliates’ control persons, officers, directors, employees or other representatives, legal counsel, financial advisors, accountants or agents (collectively, “Representatives”), Subscriber has independently made its own analysis and decision to enter into the Subscription, and has not relied on any statements or other information provided by any of the Placement Agents, the Company, the PlayStudios Companies or their respective Representatives (collectively, the “Covered Persons”), with respect to the Company, the PlayStudios Companies or the Subscribed Shares, except for the representations, warranties and agreements of the Company set forth herein. In addition, except for the representations, warranties and agreements of the Company set forth herein, Subscriber is relying exclusively on its own sources of information, investment analysis and due diligence (including professional advice it deems appropriate) with respect to the Subscription, the Subscribed Shares and the business, condition (financial and otherwise), management, operations, properties and prospects of the Company and the PlayStudios Companies, including but not limited to all business, legal, regulatory, accounting, credit and tax matters.
(g)   Subscriber hereby acknowledges and agrees that:
(i)   no disclosure or offering document has been prepared in connection with the offer and sale of the Subscribed Shares by any Covered Person, and no Covered Person has made or will make any representation or warranty (except for the representations and warranties of the Company set forth herein), whether express or implied, of any kind or character and has not provided any advice or recommendation in connection with the Subscription,

(ii)   each of the Placement Agents is acting solely as the Company’s placement agent in connection with the Subscription with respect to Subscriber, is not acting as an underwriter, a financial advisor or in any other capacity with respect to Subscriber and is not and shall not be construed as a fiduciary for Subscriber,
(iii)   no Placement Agent will have any responsibility with respect to (A) any representations, warranties or agreements made by any person or entity under or in connection with the Subscription or any of the documents furnished pursuant thereto or in connection therewith, or the execution, legality, validity or enforceability (with respect to any person) of any thereof, or (B) the business, affairs, financial condition, operations, properties or prospects of, or any other matter concerning the Company, the PlayStudios Companies or the Subscription,
(iv)   no Placement Agent shall have any liability or obligation (including without limitation, for or with respect to any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements incurred by Subscriber), whether in contract, tort or otherwise, to Subscriber, or to any person claiming through Subscriber, in respect of the Subscription and
(v)   no Placement Agent or its respective directors, officers, employees, representatives and controlling persons have made any independent investigation with respect to the Company or the Subscribed Shares or the accuracy, completeness or adequacy of any information supplied to Subscriber by the Company.
(h)   Subscriber became aware of this offering of the Subscribed Shares solely by means of direct contact between Subscriber and the Company or by means of contact from the Placement Agents and the Subscribed Shares were offered to Subscriber solely by direct contact between Subscriber and the Company. Subscriber did not become aware of this offering of the Subscribed Shares, nor were the Subscribed Shares offered to Subscriber, by any other means. Subscriber acknowledges that the Company represents and warrants that the Subscribed Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. Subscriber acknowledges that Subscriber shall be responsible for any of Subscriber’s tax liabilities that may arise as a result of the transactions contemplated by this Subscription Agreement, and that neither the Company nor PlayStudios has provided any tax advice or any other representation or guarantee regarding the tax consequences of the transactions contemplated by the Subscription Agreement.
(i)   Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Subscribed Shares. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Subscribed Shares, and Subscriber has had an opportunity to seek, and has sought, such accounting, legal, business and tax advice as Subscriber has considered necessary to make an informed investment decision.
(j)   Subscriber has adequately analyzed and fully considered the risks of an investment in the Subscribed Shares and determined that the Subscribed Shares are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Company. Subscriber acknowledges specifically that a possibility of total loss exists. Subscriber has exercised independent judgment in evaluating its participation in the Subscription, and accordingly, Subscriber understands that the offering meets (i) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (ii) the institutional customer exemption under FINRA Rule 2111(b).
(k)   Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Subscribed Shares or made any findings or determination as to the fairness of this investment.
(l)   Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that Subscriber is permitted to do so under applicable law. Subscriber represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001 and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Subscriber also represents that, to the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. Subscriber further represents and warrants that, to the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Subscribed Shares were legally derived.
(m)   Subscriber does not have, as of the date hereof, any “put equivalent position” as such term is defined in Rule 16a-1 under the Exchange Act, any “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, and any type of direct or indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and or other short sale positions, whether through a broker dealer or otherwise, with respect to the securities of the Company (collectively, “Short Sales”). Notwithstanding the foregoing, in the case (i) other entities under common management with Subscriber that have no knowledge of this Subscription Agreement or of Subscriber’s participation in the Transaction (including Subscriber’s affiliates) or (ii) Subscriber is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Subscriber’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Subscriber’s assets, then, in each case, the foregoing representation shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Subscribed Shares covered by this Agreement.
(n)   If Subscriber is an employee benefit plan that is subject to Title I of ERISA, a plan, an individual retirement account or other arrangement that is subject to section 4975 of the Code or an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a non-U.S. plan (as described in section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Internal Revenue Code of 1986, as amended, or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transaction provisions of ERISA or section 4975 of the Code, Subscriber represents and warrants that neither the Company, nor any of its respective affiliates (the “Transaction Parties”) has acted as the Plan’s fiduciary, or has been relied on for advice, with respect to its decision to acquire and hold the Subscribed Shares, and none of the Transaction Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Subscribed Shares.
(o)   At the Closing, Subscriber will have sufficient funds to pay the Purchase Price pursuant to Section 2(b) above.
(p)   Subscriber acknowledges its obligations under applicable securities laws with respect to the treatment of non-public information relating to the Company.
(q)   Subscriber agrees that, notwithstanding Section 9(j) below, the Placement Agents and, after the Closing, the PlayStudios Companies may rely upon the representations and warranties made by Subscriber to the Company in this Subscription Agreement.
5.   Registration of Subscribed Shares.
(a)   The Company agrees that, within thirty (30) calendar days following the Closing Date (the “Filing Date”), the Company will file with the Commission (at the Company’s sole cost and expense) a registration statement registering the resale of the Subscribed Shares (the “Registration Statement”), and the Company shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable thereafter, but in any event no later than the earlier of (i) sixty (60) calendar days after the Filing Date thereof (or, in the event the Commission notifies the Company that it will “review” the

Registration Statement, the ninetieth (90th) calendar day following the Filing Date thereof) and (ii) ten (10) Business Days after the date the Company is notified in writing by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Date”). The Company will provide a draft of the Registration Statement to Subscriber for review at least two (2) Business Days in advance of the filing of the Registration Statement. Notwithstanding the foregoing, if the Commission prevents the Company from including any or all of the shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 under the Securities Act for the resale of the Subscribed Shares by the applicable stockholders or otherwise, such Registration Statement shall register for resale such number of Subscribed Shares which is equal to the maximum number of Subscribed Shares as is permitted to be registered by the Commission. In such event, the number of Subscribed Shares to be registered for each selling stockholder named in the Registration Statement shall be reduced pro rata among all such selling stockholders and as promptly as practicable after being permitted to register additional Subscribed Shares under Rule 415 under the Securities Act, the Company shall amend the Registration Statement or file a new Registration Statement to register such additional Subscribed Shares and cause such amendment or Registration Statement to become effective as promptly as practicable. For purposes of clarification, any failure by the Company to file the Registration Statement by the Filing Date or to effect such Registration Statement by the Effectiveness Date shall not otherwise relieve the Company of its obligations to file or effect the Registration Statement as set forth above in this Section 5(a).
(b)   The Company agrees that, except for such times as the Company is permitted hereunder to suspend the effectiveness or use of the prospectus forming part of a Registration Statement, the Company will use reasonable best efforts to cause such Registration Statement, or another shelf registration statement that includes the Subscribed Shares, to remain effective with respect to Subscriber until the earlier of (i) three (3) years from the effective date of the Registration Statement, (ii) the date on which all of the Subscribed Shares shall have been sold, or (iii) the first date on which Subscriber can sell all of its Subscribed Shares (or shares received in exchange therefor) under Rule 144 under the Securities Act without limitation as to the manner of sale or the amount of such securities that may be sold and without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable). For as long as the Registration Statement shall remain effective pursuant to the immediately preceding sentence, the Company will use commercially reasonable efforts to file all reports, and provide all customary and reasonable cooperation, necessary to enable Subscriber to resell the Subscribed Shares pursuant to the Registration Statement, qualify the Subscribed Shares for listing on the applicable stock exchange on which the Company’s Class A Shares are then listed, and update or amend the Registration Statement as necessary to include the Subscribed Shares.
(c)   Subscriber agrees to disclose its beneficial ownership, as determined in accordance with Rule 13d-3 under the Exchange Act, of Subscribed Shares to the Company (or its successor) upon request to assist the Company in making the determination described above. The Company’s obligations to include the Subscribed Shares in the Registration Statement are contingent upon Subscriber furnishing in writing to the Company such information regarding Subscriber, the securities of the Company held by Subscriber and the intended method of disposition of the Subscribed Shares as shall be reasonably requested by the Company to effect the registration of the Subscribed Shares, and Subscriber shall execute such documents in connection with such registration as the Company may reasonably request that are customary for a selling stockholder in similar situations; provided that Subscriber shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Subscribed Shares.
(d)   Subscriber agrees the Company shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement during any customary blackout or similar period or as permitted hereunder. In the case of the registration effected by the Company pursuant to this Subscription Agreement, the Company shall, upon reasonable request, inform Subscriber as to the status of such registration. In no event shall Subscriber be identified as a statutory underwriter in the Registration Statement unless requested by the Commission. If the Commission requests that Subscriber be identified as a statutory underwriter in the Registration Statement, Subscriber will have an opportunity to withdraw from the Registration Statement. Subscriber shall not be entitled to use the Registration Statement for an underwritten offering of Subscribed Shares. Notwithstanding anything to the contrary contained herein, the Company may delay or postpone filing of such Registration Statement, and from time to time require Subscriber not to sell under the

Registration Statement or suspend the use or effectiveness of any such Registration Statement, if it determines that in order for the registration statement to not contain a material misstatement or omission, an amendment thereto would be needed to include information that would at that time not otherwise be required in a current, quarterly, or annual report under the Exchange Act, or the Company’s CEO, CFO or General Counsel believes such filing or use could materially affect a bona fide business or financing transaction of the Company or would require premature disclosure of information that could materially adversely affect the Company (each such circumstance, a “Suspension Event”); provided, however, that (x) the Company shall not so delay filing or so suspend the use of the Registration Statement for a period of more than sixty (60) consecutive calendar days or more than two (2) occasions, or more than one hundred and twenty (120) total calendar days, in each case during any three hundred sixty (360)-day period and (y) the Company shall use commercially reasonable efforts to make such registration statement available for the sale by the undersigned of such securities as soon as practicable thereafter.
(e)   At its expense, the Company shall advise Subscriber within two (2) Business Days: (i) of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose; (ii) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Subscribed Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and (iii) subject to the provisions in this Subscription Agreement, of the occurrence of a Suspension Event or any other event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading. Notwithstanding anything to the contrary set forth herein, the Company shall not, when so advising Subscriber of such events, provide Subscriber with any material, non-public information regarding the Company other than to the extent that providing notice to Subscriber of the occurrence of such events would constitute material, non-public information regarding the Company. At its expense, the Company shall use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable, and upon the occurrence of any event contemplated above (other than a permitted Suspension Event), the Company shall use its commercially reasonable efforts to, as soon as reasonably practicable, prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Subscribed Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.
(f)   Upon receipt of written notice from the Company of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus), not misleading, the undersigned agrees that (1) it will immediately discontinue offers and sales of the Subscribed Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until the undersigned receives copies of a supplemental or amended prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales, and (2) it will maintain the confidentiality of any information included in such written notice delivered by the Company unless otherwise required by law, subpoena or regulatory request or requirement. If so directed by the Company, the undersigned will deliver to the Company or, in the undersigned’s sole discretion, destroy all copies of the prospectus covering the Subscribed Shares in the undersigned’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Subscribed Shares shall not apply (x) to the extent the undersigned is required to retain a copy of such prospectus (A) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (B) in accordance with a bona fide pre-existing document retention policy or (y) to copies stored electronically on archival servers as a result of automatic data back-up.

(g)   For purposes of this Section 5, “Subscribed Shares” shall mean, as of any date of determination, the Subscribed Shares (as defined in the recitals to this Subscription Agreement) and any other equity security issued or issuable with respect to the Subscribed Shares by way of share split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event, and “Subscriber” shall include any affiliate of the undersigned Subscriber to which the rights under this Section 5 shall have been duly assigned.
(h)   The Company shall indemnify and hold harmless Subscriber (to the extent a seller under the Registration Statement), its officers, directors and agents, trustees, partners, members, managers, stockholders, affiliates, employees, investment advisors and each person who controls Subscriber (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including reasonable and documented attorneys’ fees) and expenses (collectively, “Losses”), as incurred, that arise out of or are based upon any untrue or alleged untrue statement of a material fact contained in the Registration Statement (or incorporated by reference therein), any prospectus included in the Registration Statement or any form of prospectus or preliminary prospectus, or in any amendment or supplement thereto, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, or any form of prospectus or preliminary prospectus, or any amendment or supplement thereto, in light of the circumstances under which they were made) not misleading, except to the extent, that such Losses arise out of, or are based upon, any untrue statements, alleged untrue statements, omissions or alleged omissions were made in reliance upon and in conformity with any information regarding Subscriber furnished in writing to the Company by Subscriber expressly for use therein.
(i)   Subscriber shall indemnify and hold harmless the Company, its directors, officers, agents and employees, and each person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), to the fullest extent permitted by applicable law, from and against all Losses, as incurred, that arise out of or are based upon any untrue or alleged untrue statement of a material fact contained in the Registration Statement (or incorporated by reference therein), any prospectus included in the Registration Statement any form of prospectus or preliminary prospectus, or in any amendment or supplement thereto, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, or any form of prospectus or preliminary prospectus, or any amendment or supplement thereto, in light of the circumstances under which they were made) not misleading, but only to the extent that such Losses arise out of, or are based upon, any untrue statements, alleged untrue statements, omissions or alleged omissions were made in reliance upon and in conformity with any information regarding Subscriber furnished in writing to the Company by Subscriber expressly for use therein. In no event shall the liability of Subscriber be greater in amount than the dollar amount of the net proceeds received by Subscriber upon the sale of the Subscribed Shares giving rise to such indemnification obligation. Subscriber shall notify the Company promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 5 of which Subscriber is aware.
(j)   Any person or entity entitled to indemnification herein shall (A) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (B) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
(k)   If the indemnification provided under this Section 5 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in this Section 5, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 5(k) from any person who was not guilty of such fraudulent misrepresentation. Each indemnifying party’s obligation to make a contribution pursuant to this Section 5(k) shall be individual, not joint and several, and in no event shall the liability of any Subscriber hereunder be greater in amount than the dollar amount of the net proceeds received by such Subscriber upon the sale of the Subscribed Shares giving rise to such indemnification obligation.
6.   Other Covenants.
(a)   With a view to making available to Subscriber the benefits of Rule 144 promulgated under the Securities Act or any other similar rule or regulation of the Commission that may at any time permit Subscriber to sell securities of the Company to the public without registration, the Company agrees, until Subscriber no longer holds Subscribed Shares, to use commercially reasonable efforts to:
(i)   make and keep public information available, as those terms are understood and defined in Rule 144;
(ii)   file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act so long as the Company remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144; and
(iii)   furnish to Subscriber so long as it owns Subscribed Shares, as promptly as practicable upon request, (x) a written statement by the Company, if true, that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, and (y) such other information as may be reasonably requested to permit Subscriber to sell such securities pursuant to Rule 144 without registration.
(b)   If requested by Subscriber, the Company shall use its commercially reasonable efforts to cause the removal of the Restricted Legend from:
(i)   any Subscribed Shares being sold by Subscriber under the Registration Statement so long as the Registration Statement is effective and no stop order or Suspension Event is in effect;
(ii)   any Subscribed Shares being sold by Subscriber under Rule 144 so long as such sale complies with Rule 144 in all respects (and Subscriber certifies to the Company of such compliance) and the Company is in compliance with the current public information required by Rule 144(c)(1) and with Rule 144(i)(2), if applicable; or
(iii)   all of Subscriber’s Subscribed Shares so long as all of its Subscribed Shares may be sold by Subscriber under Rule 144 without any volume and manner of sale restrictions (and Subscriber certifies to the Company accordingly) without the requirement for the Company to be in compliance with the current public information required by Rule 144(c)(1), and the Company is in compliance with Rule 144(i)(2), if applicable.
To the extent required by the Company’s transfer agent, the Company shall use commercially reasonable efforts to cause its legal counsel to deliver a customary opinion within two Business Days of the delivery of all reasonably necessary representations and other documentation from Subscriber as reasonably requested by the Company, its counsel or the transfer agent by Subscriber to the Company’ transfer agent to the effect that the removal of the Restricted Legend in such circumstances may be effected under the Securities Act.
(c)   Subscriber hereby agrees that, from the date of this Subscription Agreement, none of Subscriber, its controlled affiliates, or any person or entity acting on behalf of Subscriber or any of its controlled affiliates or pursuant to any understanding with Subscriber or any of its controlled affiliates will engage in any Short Sales with respect to securities of the Company prior to the Closing. Notwithstanding the foregoing, (i) nothing herein shall prohibit other entities under common management with Subscriber that have no knowledge of this Subscription Agreement or of Subscriber’s participation in the Transaction (including Subscriber controlled affiliates and/or affiliates) from entering into any Short Sales and (ii) in the case of a Subscriber that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Subscriber’s assets and the portfolio managers have no knowledge of the investment decisions made by the portfolio managers managing other portions of such Subscriber’s assets, this Section 6(c) shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Purchase Price covered by this Subscription Agreement.
7.   Termination.   This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (a) such date and time as the Merger Agreement is terminated in accordance with its terms, (b) upon the mutual written agreement of the Company and Subscriber to terminate this Subscription Agreement, (c) the event that any conditions contained in Section 2 herein are not satisfied on or prior to the Closing and, as a result thereof, the Subscription and the other transactions contemplated by this Subscription Agreement are not or will not be consummated at the Closing; or (d) August 16, 2021 if the Closing has not occurred by such date; provided, however, that nothing herein will relieve any party hereto from liability for any willful breach hereof prior to the time of termination, and each party hereto will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The Company shall notify Subscriber of the termination of the Merger Agreement promptly after the termination thereof. For the avoidance of doubt, if this Subscription Agreement terminates following the delivery by Subscriber of the Purchase Price, the Company shall promptly (but not later than two (2) Business Days thereafter) return the Purchase Price to Subscriber, whether or not the closing of the Transaction shall have occurred.
8.   Trust Account Waiver.   Subscriber hereby acknowledges that the Company has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Company’s public stockholders and certain other parties (including the underwriters of the IPO). For and in consideration of the Company entering into this Subscription Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Subscriber hereby (i) agrees that it does not now, and shall not at any time hereafter, have any right, title, interest or claim of any kind in or to any assets held in the Trust Account, and shall not make any claim against the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to this Subscription Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”), (ii) irrevocably waives any Released Claims that it may have against the Trust Account now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Company, and (iii) will not seek recourse against the Trust Account for any reason whatsoever; provided however, that nothing in this Section 8 shall (a) be deemed to limit any Subscriber’s right to distributions from the Trust Account by virtue of Subscriber’s record of beneficial ownership of Class A Ordinary Shares, (b) be deemed to limit subscriber’s right to exercise any redemption rights with respect to Class A Ordinary Shares owned by Subscriber, (c) serve to limit or prohibit Subscriber’s right to pursue a claim against the Company for legal relief against assets held outside the Trust Account, for specific performance or other equitable relief, or (d) serve to limit or prohibit any claims that Subscriber may have in the future against the Company’s assets or funds that are not held in the Trust Account.
9.   Miscellaneous.
(a)   All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) when sent by electronic mail, on the date of transmission to such recipient, (iii) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (iv) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and, in each case, addressed to the intended recipient at its address specified on the signature page hereof or to such electronic mail address or address as subsequently modified by written notice given in accordance with this Section 9(a).
(b)   Subscriber acknowledges that the Company will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, Subscriber agrees to promptly notify the Company if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of Subscriber set forth herein are no longer accurate in all material respects (unless qualified by materiality or “material adverse effect,” in which case no longer accurate in all respects). The Company acknowledges that Subscriber and others will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, the Company agrees to promptly notify Subscriber if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of the Company set forth herein are no longer accurate in all material respects (unless qualified by materiality or “material adverse effect,” in which cause no longer accurate in all respects).
(c)   Each of the Company and Subscriber is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.
(d)   Each of the Company and Subscriber shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.
(e)   The Company shall be responsible for the fees of its transfer agent, stamp taxes and all of DTC’s fees associated with the issuance of the Subscribed Shares.
(f)   Neither this Subscription Agreement nor any rights that may accrue to Subscriber hereunder (other than the Subscribed Shares acquired hereunder, if any) may be transferred or assigned. Neither this Subscription Agreement nor any rights that may accrue to the Company hereunder may be transferred or assigned (provided, that, for the avoidance of doubt, the Company may transfer the Subscription Agreement and its rights hereunder in connection with the consummation of the Transaction). Notwithstanding the foregoing, Subscriber may assign its rights and obligations under this Subscription Agreement without the Company’s prior written consent to one or more of its affiliates or to any fund or account managed by the same investment adviser as Subscriber, or by an affiliate of such investment adviser, or, with the Company’s prior written consent, to another person; provided that no such assignment shall relieve Subscriber of its obligations hereunder if any such assignee fails to perform such obligations; provided further that in the case of any such assignment, the assignee shall be deemed to make the representations and warranties of Subscriber provided for herein to the extent of such assignment.
(g)   All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.
(h)   The Company may request from Subscriber such additional information as the Company may deem reasonably necessary to evaluate the eligibility of Subscriber to acquire the Subscribed Shares, and Subscriber shall provide such information as may be reasonably requested, to the extent readily available and to the extent consistent with its internal policies and procedures; provided that the Company expressly agrees to keep any such information provided by Subscriber confidential, unless otherwise required by law, subpoena or regulatory request or requirement.
(i)   This Subscription Agreement may not be amended, modified, waived or terminated except by an instrument in writing, signed by the party against whom enforcement of such modification, waiver, or termination is sought.
(j)   This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties hereto, with respect to the subject matter hereof.
(k)   Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.
(l)   If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.
(m)   This Subscription Agreement may be executed and delivered in one or more counterparts and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., .pdf or www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.
(n)   This Subscription Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person; provided, however, that (the Placement Agents are intended third party beneficiaries of the representations and warranties of the Company in Section 3 and of Subscriber in Section 4, in each case only to the extent such representations and warranties are applicable to the Placement Agents.
(o)   The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.
(p)   This Subscription Agreement shall be governed by, and construed in accordance with, the laws of the state of New York, without regard to the principles of conflicts of laws that would otherwise require the application of the law of any other state.
(q)   EACH PARTY HERETO HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY PARTY HERETO AGAINST ANY OTHER PARTY HERETO OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES HERETO AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES HERETO FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS SUBSCRIPTION AGREEMENT

OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS SUBSCRIPTION AGREEMENT.
(r)   THE PARTIES HERETO AGREE THAT ALL DISPUTES, LEGAL ACTIONS, SUITS AND PROCEEDINGS ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT MUST BE BROUGHT EXCLUSIVELY IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR ANY NEW YORK STATE COURT SITTING IN NEW YORK CITY, NEW YORK, AND ANY APPELLATE COURT THEREFROM (COLLECTIVELY THE “DESIGNATED COURTS”). EACH PARTY HERETO HEREBY CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE DESIGNATED COURTS. NO LEGAL ACTION, SUIT OR PROCEEDING WITH RESPECT TO THIS SUBSCRIPTION AGREEMENT MAY BE BROUGHT IN ANY OTHER FORUM. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL CLAIMS OF IMMUNITY FROM JURISDICTION AND ANY OBJECTION WHICH SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING IN ANY DESIGNATED COURT, INCLUDING ANY RIGHT TO OBJECT ON THE BASIS THAT ANY DISPUTE, ACTION, SUIT OR PROCEEDING BROUGHT IN THE DESIGNATED COURTS HAS BEEN BROUGHT IN AN IMPROPER OR INCONVENIENT FORUM OR VENUE. EACH OF THE PARTIES HERETO ALSO AGREES THAT DELIVERY OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT TO A PARTY HEREOF IN COMPLIANCE WITH SECTION 9(A) ABOVE SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING IN A DESIGNATED COURT WITH RESPECT TO ANY MATTERS TO WHICH THE PARTIES HERETO HAVE SUBMITTED TO JURISDICTION AS SET FORTH ABOVE.
(s)   The Company has disclosed to Subscriber certain non-public information regarding the Transaction, including the material terms of the transactions contemplated hereby (and by the Other Subscription Agreements), and Subscriber acknowledges its agreement to treat such information confidentially until such time as all such “material non-public information” (within the meaning of applicable securities laws) is either publicly disclosed by the Company (including as contemplated by the following sentence) or deemed by the Company to be no longer relevant. In accordance therewith, the Company shall, by 9:00 a.m., New York City time, on the first (1st) Business Day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the Commission a Current Report on Form 8-K disclosing, to the extent not previously publicly disclosed, such material non-public information unless the Company determines, in compliance with applicable laws and regulations, that any of such information is no longer material. Notwithstanding anything in this Subscription Agreement to the contrary, the Company shall not publicly disclose the name of Subscriber, its investment adviser or any of their respective affiliates, or include the name of Subscriber, its investment adviser or any of their respective affiliates in any press release or in any filing with the Commission or any regulatory agency or trading market, without the prior written consent (including by e-mail) of Subscriber, except as required by the federal securities laws, rules or regulations and to the extent such disclosure is required by other laws, rules or regulations, at the request of the staff of the Commission or regulatory agency or under Nasdaq regulations, in which case the Company shall provide Subscriber with prior written notice (including by e-mail) of such permitted disclosure, and shall reasonably consult with Subscriber regarding such disclosure.
(t)   The obligations of Subscriber under this Subscription Agreement are several and not joint with the obligations of any Other Subscriber or any other investor under the Other Subscription Agreements, and Subscriber shall not be responsible in any way for the performance of the obligations of any Other Subscriber under this Subscription Agreement or any other investor under the Other Subscription Agreements. Nothing contained herein or in any Other Subscription Agreement, and no action taken by Subscriber or investor pursuant hereto or thereto, shall be deemed to constitute Subscriber and other investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that Subscriber and other investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Subscription Agreement and the Other Subscription Agreements. Subscriber acknowledges that no Other Subscriber has acted as agent for Subscriber in connection with making its investment hereunder and no Other Subscriber will be acting as agent of Subscriber in connection with monitoring its investment in the Subscribed Shares or enforcing its rights under this Subscription Agreement. Subscriber shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Subscription Agreement, and it shall not be necessary for any Other Subscriber or investor to be joined as an additional party in any proceeding for such purpose.
(u)   Subscriber understands and agrees that Subscriber is purchasing the Subscribed Shares directly from the Company. Subscriber further acknowledges that there have not been, and Subscriber hereby agrees that it is not relying on, any representations, warranties, covenants or agreements made to Subscriber by the Company, the PlayStudios Companies, any other party to the Transaction, any of the foregoing person’s Representatives or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of the Company set forth in this Subscription Agreement. Subscriber acknowledges that certain information provided by the Company was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections.
10.   Notices.   All notices and other communications among the parties shall be made in the manner provided in Section 9(a) above.
If to Subscriber, to the address provided on Subscriber’s signature page hereto.
If to the Company, to:
Acies Acquisition Corp.
1219 Morningside Drive, Suite 110
Manhattan Beach, CA 90266
Attention:
Dan Fetters
Edward King

Email:
Dan.Fetters@aciesacq.com
Edward.King@aciesacq.com

with copies to (which shall not constitute notice), to:
Latham & Watkins LLP
10250 Constellation Blvd. Suite 1100
Los Angeles, CA 90067
Attention:
Steven B. Stokdyk

Email:
steven.stokdyk@lw.com

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.
[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, each of the Company and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date first set forth above.

Acies Acquisition Corp.
By:

Name:
Title:

Signature Page to PIPE Subscription Agreement

IN WITNESS WHEREOF, each of the Company and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date first set forth above.

SUBSCRIBER
Print Name:

By:

Name:
Title:
Address for Notices:

Name in which shares are to be registered:

Number of Subscribed Shares subscribed for:
Price Per Subscribed Share:		$10.00
Aggregate Purchase Price:	$
You must pay the Purchase Price by wire transfer of United States dollars in immediately available funds to the account of the Company specified by the Company in the Closing Notice.
Signature Page to PIPE Subscription Agreement

ANNEX A
ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER
This Annex A should be completed and signed by Subscriber
and constitutes a part of the Subscription Agreement.
A.
QUALIFIED INSTITUTIONAL BUYER STATUS (Please check the box, if applicable)

☐
Subscriber is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act).

B.
ACCREDITED INVESTOR STATUS (Please check the box)

☐
Subscriber is an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) or an entity in which all of the equity holders are accredited investors, and has marked and initialed the appropriate box below indicating the provision under which it qualifies as an “accredited investor.”

C.
AFFILIATE STATUS
(Please check the applicable box)

SUBSCRIBER:
☐
is:

☐
is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Company or acting on behalf of an affiliate of the Company.
Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an “accredited investor.”
☐
Any bank, registered broker or dealer, SEC or state registered investment adviser, exempt reporting adviser, insurance company, registered investment company, insurance company, business development company, small business investment company or rural business investment company;

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Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

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Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5,000,000;

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Any corporation, similar business trust, partnership, limited liability company or any organization described in Section 501(c)(3) of the Internal Revenue Code, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

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Any director, executive officer, or general partner of the Company;

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Any natural person whose individual net worth, or joint net worth with that person’s spouse or spousal equivalent, at the time of his or her purchase exceeds $1,000,000. For purposes of calculating a natural person’s net worth: (a) the person’s primary residence shall not be included as an asset; (b) indebtedness that is secured by the person’s primary residence up to the estimated fair market value of the primary residence shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of calculation exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability); and (c) indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the residence shall be included as a liability;
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Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse or spousal equivalent in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year.

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Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person;

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Any natural person who is a “knowledgeable employee” as defined under the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder;

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Any “family office” as defined under the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder (the “Investment Advisers Act”), which was not formed for the purpose of investing in the Company, has assets under management in excess of $5,000,000 and whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment; or

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Any “family client,” as defined under the Investment Advisers Act, of a family office, whose prospective investment in the Company is directed by such family office, and such family office is one (i) with assets under management in excess of $5,000,000, (ii) that was not formed for the specific purpose of investing in the Company, and (iii) whose prospective investment in the Company is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of such prospective investment; or

☐
Any entity in which all of the equity owners are accredited investors meeting one or more of the above tests or one of the following tests.

[Specify which tests:]

SUBSCRIBER
Print Name:

By:

Name:
Title:

ANNEX E
FORM OF AMENDED AND RESTATED
REGISTRATION RIGHTS AGREEMENT
THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of          , 2021, is made and entered into by and among PLAYSTUDIOS, Inc., a Delaware corporation (the “Company”) (formerly known as Acies Acquisition Corp., a Cayman Islands exempted company limited by shares prior to its domestication as a Delaware corporation), certain equityholders of PlayStudios Inc., a Delaware corporation (“PlayStudios”), set forth in Schedule 1 hereto (such equityholders, the “PlayStudios Holders”), Acies Acquisition LLC, a Delaware limited liability company (the “Sponsor”), and the undersigned parties listed on the signature page hereto under “Holders” (each such party, together with the Sponsor and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, a “Holder” and collectively the “Holders”).
RECITALS
WHEREAS, the Company has entered into that certain Agreement and Plan of Merger, dated as of February 1, 2021, (as it may be amended or supplemented from time to time, the “Merger Agreement”), by and among the Company, Catalyst Merger Sub I, Inc., a Delaware corporation, Catalyst Merger Sub II, LLC, a Delaware limited liability company and PlayStudios;
WHEREAS, the Company and the Sponsor are party to that certain Registration Rights Agreement, dated as of October 22, 2020 (the “Original RRA”);
WHEREAS, PlayStudios and the PlayStudios Holders are party to that certain Second Amended and Restated Investor Rights Agreement, dated as of June 2, 2014, as amended by the Amendment to the Second Amended and Restated Investor Rights Agreement, dated as of July 1, 2015 (the “PlayStudios IRA”);
WHEREAS, on the date hereof, pursuant to the Merger Agreement, the PlayStudios Holders received shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”) and/or Class B common stock, par value $0.0001 per share (“Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), of the Company;
WHEREAS, on the date hereof, certain other investors (collectively, the “PIPE Investors”) purchased an aggregate of 25,000,000 shares of Class A Common Stock (the “PIPE Shares”) in a transaction exempt from registration under the Securities Act pursuant to the respective Subscription Agreements, each dated as of February 1, 2021, entered into by and between the Company and each of the PIPE Investors (each, a “Subscription Agreement” and, collectively, the “Subscription Agreements”);
WHEREAS, pursuant to Section 6.8 of the Original RRA, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the Holders (as defined in the Original RRA) of at least a majority-in-interest of the Registrable Securities (as defined in the Original RRA) at the time in question, and the Sponsor is a Holder in the aggregate of at least a majority-in-interest of the Registrable Securities as of the date hereof; and
WHEREAS, pursuant to Section 5.3 of the PlayStudios IRA, the PlayStudios IRA may be amended or waived only with the written consent of PlayStudios and the Majority Holders (as defined in the PlayStudios IRA) and, in the case of Sections 4.1, 4.2 or 4.3 of the PlayStudios IRA, the Required Major Investors (as defined in the PlayStudios IRA), and the PlayStudios Holders are Majority Holders and Required Major Investors, as applicable; and
WHEREAS, the Company and the Sponsor desire to amend and restate the Original RRA in its entirety, and PlayStudios and the PlayStudios Holders desire to terminate the PlayStudios IRA in its entirety, and enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS
1.1   Definitions.   The terms defined in this ARTICLE I shall, for all purposes of this Agreement, have the respective meanings set forth below:
“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or the Chief Financial Officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.
“Agreement” shall have the meaning given in the Preamble hereto.
“Board” shall mean the Board of Directors of the Company.
“Block Trade” shall have the meaning given in Section 2.4.1.
“Business Combination” shall mean any merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses, involving the Company.
“Class A Common Stock” shall have the meaning given in the Recitals hereto.
“Class B Common Stock” shall have the meaning given in the Recitals hereto.
“Closing” shall have the meaning given in the Merger Agreement.
“Closing Date” shall have the meaning given in the Merger Agreement.
“Commission” shall mean the Securities and Exchange Commission.
“Common Stock” shall have the meaning given in the Recitals hereto.
“Company” shall have the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.
“Company Bylaws” means the bylaws of the Company (as they may be amended, restated or otherwise modified from time to time).
“Competing Registration Rights” shall have the meaning given in Section 5.7.
“Demanding Holder” shall have the meaning given in Section 2.1.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.
“Excluded Registration” shall mean a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option, stock purchase, equity incentive or other benefit or similar plan, (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan, (v) a Block Trade, (vi) any Other Coordinated Offering or (vii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities.
“Form S-1” shall have the meaning given in Section 2.1.
“Form S-3” shall have the meaning given in Section 2.1.

“Holder Information” shall have the meaning given in Section 4.1.2.
“Holders” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.
“Joinder” shall have the meaning given in Section 5.9.
“Maximum Number of Securities” shall have the meaning given in Section 2.1.5.
“Merger Agreement” shall have the meaning given in the Recitals hereto.
“Minimum Takedown Threshold” shall have the meaning given in Section 2.1.3.
“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.
“Original RRA” shall have the meaning given in the Recitals hereto.
“Permitted Transferee” shall mean one or more affiliates or any direct or indirect partners, members or equity holders of a Holder.
“Piggyback Registration” shall have the meaning given in Section 2.2.
“PIPE Shares” shall have the meaning given in the Recitals hereto.
“PIPE Investors” shall have the meaning given in the Preamble hereto.
“PlayStudios Holders” shall have the meaning given in the Preamble hereto.
“Private Placement Warrants” shall mean rights to acquires Class A ordinary shares of the Company, par value $0.0001 per share, that were sold to the Sponsor in a private placement in connection with the Company’s initial public offering.
“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.
“Registrable Security” shall mean (a) any outstanding shares of Common Stock or shares of Common Stock issued or issuable under any other equity security convertible into or exercisable or exchangeable for Common Stock (including warrants to purchase shares of Common Stock and shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by a Holder immediately following the Closing (including any shares of Common Stock distributable pursuant to the Merger Agreement and any PIPE Shares); (b) the Private Placement Warrants and (c) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clauses (a) or (b) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B)(i) such securities shall have been otherwise transferred, (ii) new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and (iii) subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no volume or other restrictions or limitations including as to manner or timing of sale); and (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.
“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:
(A)   all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Common Stock is then listed;
(B)   fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);
(C)   printing, messenger, telephone and delivery expenses;
(D)   reasonable fees and disbursements of counsel for the Company;
(E)   reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and
(F)   in an Underwritten Offering or other offering involving an Underwriter, reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders.
“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.
“Requesting Holder” shall have the meaning given in Section 2.1.
“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.
“Shelf” shall mean the Form S-1 Shelf, the Form S-3 Shelf or any Subsequent Shelf Registration Statement, as the case may be.
“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).
“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.
“Sponsor” shall have the meaning given in the Preamble hereto.
“Sponsor Agreement” means that certain Sponsor Agreement, dated February 1, 2021 (and as it may be amended, restated or otherwise modified from time to time), by and among the Sponsor, the Company and PlayStudios.
“Subsequent Shelf Registration Statement” shall have the meaning given in Section 2.1.1.
“Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.
“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.
“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1.3.
“Unrestricted Period” shall mean a period when Sponsor or a PlayStudios Holder is permitted to transfer at least some of its Registrable Securities to a third party for cash without restriction under the Sponsor Agreement, Company Bylaws or otherwise.
“Withdrawal Notice” shall have the meaning given in Section 2.1.5.
ARTICLE II
REGISTRATIONS
2.1   Shelf Registration.
2.1.1   Filing.   The Company shall file within thirty (30) calendar days following the Closing Date a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) or a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), if the Company is then eligible to use a Form S-3 Shelf, in each case, covering the resale of all the Registrable Securities (determined as of two (2) business days prior to such filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf declared effective as soon as practicable after the filing thereof, but no later than the earlier of (a) the ninetieth (90th) calendar day following the filing date thereof if the Commission notifies the Company that it will “review” the Registration Statement and (b) the tenth (10th) business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration Statement) to a Form S-3 Shelf as soon as reasonably practicable after the Company is eligible to use Form S-3. The Company’s obligation under this Section 2.1, shall, for the avoidance of doubt, be subject to Section 3.4.
2.1.2   Subsequent Shelf Registration.   If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two (2) business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in

Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration Statement shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form. The Company’s obligation under this Section 2.1.1, shall, for the avoidance of doubt, be subject to Section 3.4.
2.1.3   Additional Registrable Securities.   Subject to Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of the Sponsor or a PlayStudios Holder, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then available Shelf (including by means of a post-effective amendment) or by filing a Subsequent Shelf Registration Statement and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration Statement shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such Registrable Securities to be so covered twice per calendar year for each of the Sponsor and the PlayStudios Holders.
2.1.4   Requests for Underwritten Shelf Takedowns.   Subject to Section 3.4, at any time during an Unrestricted Period when an effective Shelf is on file with the Commission, the Sponsor or a PlayStudios Holder (any of the Sponsor or a PlayStudios Holder being in such case, a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering or other coordinated offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided, however, that the Company shall only be obligated to effect an Underwritten Shelf Takedown if (i) such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with a total offering price reasonably expected to exceed, in the aggregate, $50 million (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Subject to Section 2.4.4, the Company shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the initial Demanding Holder’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Sponsor and a PlayStudios Holder may each demand not more than two (2) Underwritten Shelf Takedowns pursuant to this Section 2.1.3 in any twelve (12) month period. Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then effective Registration Statement, including a Form S-3, that is then available for such offering.
2.1.5   Reduction of Underwritten Offering.   If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggyback rights pursuant to Section 2.2 of this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities that the Company desires to sell and all other shares of Common Stock or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggyback registration rights held by any other stockholders, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, before including any shares of Common Stock or other equity securities proposed to be sold by Company or by other holders of Common Stock or other equity securities, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities.
2.1.6   Withdrawal.   Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided, however, that the Sponsor or a PlayStudios Holder may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Sponsor, the PlayStudios Holders or any of their respective Permitted Transferees, if applicable. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown by the withdrawing Demanding Holder for purposes of Section 2.1.3, unless such Demanding Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown); provided, however, that, if the Sponsor or a PlayStudios Holder elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by the Sponsor, or such PlayStudios Holder, as applicable, for purposes of Section 2.1.3. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1.5, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section 2.1.5.
2.2   Piggyback Registration.
2.2.1   Piggyback Rights.   Subject to Section 2.4.3, if the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.1), other than an Excluded Registration Statement, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such registered offering, a “Piggyback Registration”). Subject to Section 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration

shall be subject to such Holder agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering.
2.2.2   Reduction of Piggyback Registration.   If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock or other equity securities that the Company desires to sell, taken together with (i) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggyback registration rights of persons or entities other than the Holders of Registrable Securities hereunder, exceeds the Maximum Number of Securities, then:
(a)
if the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggyback registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities;

(b)
if the Registration or registered offering is pursuant to a demand by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggyback registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities; and

(c)
if the Registration or registered offering and Underwritten Shelf Takedown is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1 hereof, then the Company shall include in any such Registration or registered offering securities in the priority set forth in Section 2.1.5.
2.2.3   Piggyback Registration Withdrawal.   Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.5) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include a Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.5), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.
2.2.4   Unlimited Piggyback Registration Rights.   For purposes of clarity, subject to Section 2.1.6, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1.3 hereof.
2.3   Market Stand-off.   In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade), each Holder that participates in such Underwriting Offering agrees that it shall not Transfer any shares of Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the ninety (90)-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent. Each Holder participating in any Underwritten Offering agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders).
2.4   Block Trades.
2.4.1   Notwithstanding any other provision of this ARTICLE II, but subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, if a Demanding Holder wishes to engage in (a) an underwritten or other coordinated registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”) or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal, (an “Other Coordinated Offering”), in each case, with a total offering price reasonably expected to exceed, in the aggregate, either (x) $50 million or (y) all remaining Registrable Securities held by the Demanding Holder, then such Demanding Holder only needs to notify the Company of the Block Trade or Other Coordinated Offering at least five (5) business days prior to the day such offering is to commence and the Company shall as expeditiously as possible use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided, however, that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and any Underwriters prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering.
2.4.2   Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this Section 2.4.2.
2.4.3   Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to this Agreement.
2.4.4   The Demanding Holder in a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters for such Block Trade or Other Coordinated Offering (which shall consist of one or more reputable nationally recognized investment banks).
2.4.5   A Holder in the aggregate may demand no more than two (2) Block Trades or Other Coordinated Offerings pursuant to this Section 2.4 in any twelve (12) month period. For the avoidance of doubt, any Block Trade or Other Coordinated Offering effected pursuant to this Section 2.4 shall not be counted as a demand for an Underwritten Shelf Takedown pursuant to Section 2.1.3 hereof.
ARTICLE III
COMPANY PROCEDURES
3.1   General Procedures.   In connection with any Shelf and/or Shelf Takedown, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:
3.1.1   prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until the earlier of (i) two (2) years from the effective date of the Registration Statement or (ii) all Registrable Securities covered by such Registration Statement have been sold;
3.1.2   prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;
3.1.3   prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;
3.1.4   prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such

Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;
3.1.5   cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;
3.1.6   provide a transfer agent and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;
3.1.7   advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;
3.1.8   at least five (5) days prior to the filing of any Registration Statement or Prospectus, or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be (a) necessary in order to comply with the Securities Act, the Exchange Act and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable, or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.4, furnish a copy thereof to each seller of such Registrable Securities and its counsel, including, without limitation, providing copies promptly upon receipt of any comment letters received with respect to any such Registration Statement or Prospectus;
3.1.9   notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;
3.1.10   in the event of an Underwritten Offering, a Block Trade or sale by a placement agent or sales agent pursuant to such Registration, permit a representative of the Holders (such representative to be selected by a majority of the participating Holders), the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information; and provided, further, the Company may not include the name of any Holder or Underwriter or any information regarding any Holder or Underwriter in any Registration Statement or Prospectus, any amendment or supplement to such Registration Statement or Prospectus, any document that is to be incorporated by reference into such Registration Statement or Prospectus, or any response to any comment letter, without the prior written consent of such Holder or Underwriter and providing each such Holder or Underwriter a reasonable amount of time to review and comment on such applicable document, which comments the Company shall include unless contrary to applicable law;
3.1.11   obtain a “comfort letter” from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade or Other Coordinated Offering or sale by a placement agent or sales agent pursuant to such Registration (subject to such placement agent or sales agent providing such certification or representation reasonably requested by the Company’s independent registered public accountings and the Company’s counsel), in customary form and covering such matters of the type customarily covered by “comfort letters” as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;
3.1.12   in the event of an Underwritten Offering, a Block Trade or sale by a placement agent or sales agent pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders;
3.1.13   in the event of any Underwritten Offering, a Block Trade or Other Coordinated Offering or sale by a placement agent or sales agent pursuant to such Registration, enter into and perform its obligations under an underwriting or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or the placement agent or sales agent of such offering or sale;
3.1.14   make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);
3.1.15   with respect to an Underwritten Offering pursuant to Section 2.1.3, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and
3.1.16   otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.
3.2   Registration Expenses.   The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.
3.3   Requirements for Participation in Registration Statement in Offerings.   Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements and lockup agreements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.
3.4   Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights..
3.4.1   Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until he, she or it is advised in writing by the Company that the use of the Prospectus may be resumed.
3.4.2   Subject to Section 3.4.4, if the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than ninety (90) days, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.
3.4.3   Subject to Section 3.4.4, (a) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company-initiated Registration, provided, however, that the Company continues to actively employ, in good faith, all reasonable efforts to maintain the effectiveness of the applicable Shelf Registration Statement, or (b) if, pursuant to Section 2.1.3, Holders have requested an Underwritten Shelf Takedown and the Company and Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.1.3 or Section 2.4.
3.4.4   The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to Section 3.4.2 or a registered offering pursuant to Section 3.4.3 shall be exercised by the Company, in the aggregate, on not more than three occasions or for more than ninety (90) consecutive calendar days or more than one hundred and twenty (120) total calendar days in each case, during any twelve (12)-month period.
3.4.5   Notwithstanding anything to the contrary set forth herein, the Company shall not provide any Holder with any material, nonpublic information regarding the Company other than to the extent that providing notice to such Holder hereunder constitutes material, nonpublic information regarding the Company.
3.5   Reporting Obligations.   As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings provided, however, that any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule thus in effect), including using commercially reasonable efforts to cause its legal counsel to provide any customary legal opinions following receipt of reasonably necessary documentation or certificates in connection with such opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written statement as to whether it has complied with such requirements.
ARTICLE IV
INDEMNIFICATION AND CONTRIBUTION
4.1   Indemnification.
4.1.1   The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and agents and each person or entity who controls such Holder (within the meaning of the Securities Act), against all losses, claims, damages, liabilities and expenses (including, without limitation, reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information so furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.
4.1.2   In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each person or entity who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement is contained in (or not contained in, in the case of an omission) any information so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.
4.1.3   Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
4.1.4   The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.
4.1.5   If the indemnification provided under this Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims,

damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any person or entity who was not guilty of such fraudulent misrepresentation.
ARTICLE V
MISCELLANEOUS
5.1   Notices.   Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail, telecopy, telegram or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail, telecopy, telegram or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: PlayStudios, Inc., 10150 Covington Cross Drive, Las Vegas, NV 89144, Attention: Joel J. Agena, VP Legal Counsel, with a copy (which shall not constitute notice) to: Davis Polk & Wardwell LLP, 1600 El Camino Real Menlo Park, CA 94025, Attention: Alan F. Denenberg and Lee Hochbaum and, if to any Holder, at such Holder’s address, electronic mail address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.
5.2   Assignment; No Third Party Beneficiaries.
5.2.1   This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.
5.2.2   Subject to Section 5.2.4 and Section 5.2.5, this Agreement and the rights, duties and obligations of a Holder hereunder may be assigned in whole or in part to such Holder’s Permitted Transferees; provided, that, with respect to the PlayStudios Holders and the Sponsor, the rights hereunder that are personal to such Holders may not be assigned or delegated in whole or in part.
5.2.3   This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.4   This Agreement shall not confer any rights or benefits on any persons or entities that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.
5.2.5   No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by the form joinder to this Agreement set forth on Exhibit A hereto (the “Joinder”). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.
5.3   Counterparts.   This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.
5.4   Governing Law; Venue.   NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (1) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AND (2) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK.
5.5   TRIAL BY JURY.   EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
5.6   Amendments and Modifications.   Upon the written consent of (a) the Company and (b) the Holders of a majority of the total Registrable Securities, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party. For the avoidance a doubt, holders of a majority of the total Registrable Securities may waive the rights of all Holders to participate in a Piggyback Registration so long as such waiving Holders do not sell any Registrable Securities in the related Registration.
5.7   Other Registration Rights.   Other than (i) the PIPE Investors who have registration rights with respect to their PIPE Shares pursuant to their respective Subscription Agreements and (ii) as provided in the Warrant Agreement, dated as of November 24, 2020, between the Company and Continental Stock Transfer & Trust Company, the Company represents and warrants that no person or entity, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person or entity. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail. The Company shall not extend registration rights that are more favorable than the provisions described herein without first offering to the Holders to amend this Agreement to provide such more favorable rights.

5.8   Term.   This Agreement shall terminate on the earlier of (a) the third anniversary of the date of this Agreement or (b) with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.5 and ARTICLE IV shall survive any termination.
5.9   Holder Information.   Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.
5.10   Additional Parties.   To the extent any persons listed on Schedule 1 hereto are not parties to this Agreement as of the date hereof, any such person may become a Holder under this Agreement at any time by delivering an executed Joinder to the Company. Upon the execution and delivery of such Joinder, any securities held by such Holder that would be Registrable Securities had such person been an original party to this Agreement shall be deemed to be Registrable Securities hereunder.
5.11   Severability.   It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
5.12   Entire Agreement; Restatement.   This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. Upon the Closing, the PlayStudios IRA shall be terminated, and each of the Original RRA and the PlayStudios IRA shall no longer be of any force or effect.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.
COMPANY:
PLAYSTUDIOS, INC., a Delaware corporation
By:
       Name:
       Title:   Co-Chief Executive Officer
HOLDER:
By:
       Name:
       Title:
[Signature Page to Registration Rights Agreement]

Schedule 1
PlayStudios Holders
Jafco Technology Partners V, L.P.
MGM Resorts International
A-Fund, L.P.
Venture Lending & Leasing VI, LLC
Roger L. Thornton Trust
James M. Koshland
DLA Piper Venture Fund 2011, LLC
Pascal Family Trust
Rolnick-Himelstein Revocable Trust, dated November 23, 1999
The Judy K. Mencher Trust 2004
Innovation Endeavors, LLC
Activision Publishing, Inc.
Paul D. and Julie A. Mathews Family Trust

Exhibit A
REGISTRATION RIGHTS AGREEMENT JOINDER
The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Amended and Restated Registration Rights Agreement, dated as of          , 2021 (as the same may hereafter be amended, the “Registration Rights Agreement”), among PLAYSTUDIOS, Inc., a Delaware corporation (the “Company”), and the other persons or entities named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights Agreement.
By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s shares of Common Stock shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein.
Accordingly, the undersigned has executed and delivered this Joinder as of the          day of                  , 20    .

      Signature of Stockholder

      Print Name of Stockholder
      Its:
Address:

Agreed and Accepted as of
                 , 20
PlayStudios, Inc.
By:
Name:
Its:

ANNEX F
FORM OF PLAYSTUDIOS, INC.
2021 EQUITY INCENTIVE PLAN
Section 1.   Purpose.   The purpose of the PLAYSTUDIOS, Inc. 2021 Equity Incentive Plan (as amended from time to time, the “Plan”) is to motivate and reward employees and other individuals to perform at the highest level and contribute significantly to the success of PLAYSTUDIOS, Inc. (the “Company”), thereby furthering the best interests of the Company and its shareholders.
Section 2.   Definitions.   As used in the Plan, the following terms shall have the meanings set forth below:
(a)
“Affiliate” means any entity that, directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, a Person.

(b)
“Award” means any Option, SAR, Restricted Stock, RSU, Performance Award, Other Cash-Based Award or Other Stock-Based Award, in any case, granted under the Plan.

(c)
“Award Agreement” means any agreement, contract or other instrument or document (including in electronic form) evidencing any Award granted under the Plan, which may, but need not, be executed or acknowledged by a Participant.

(d)
“Beneficiary” means a Person entitled to receive payments or other benefits or exercise rights that are available under the Plan in the event of a Participant’s death. If no such Person can be named or is named by a Participant, or if no Beneficiary designated by a Participant is eligible to receive payments or other benefits or exercise rights that are available under the Plan at a Participant’s death, such Participant’s Beneficiary shall be such Participant’s estate.

(e)
“Board” means the Board of Directors of the Company.

(f)
“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

(g)
“Capital Stock” means (i) the Company’s Class A common stock, $0.0001 par value and (ii) the Company’s Class B common stock, $0.0001 par value.

(h)
“Cause” is as defined in the Participant’s employment or service agreement, if any, or if not so defined, means the Participant’s: (i) misconduct, (ii) conduct that is injurious to the Company or its Affiliates; (iii) conviction of, plea of guilty to, or plea of nolo contendere to, (x) a felony or (y) any other criminal offense involving moral turpitude, fraud or dishonesty, (iv) commission of an act of fraud, embezzlement or misappropriation, in each case, against the Company or any of its Affiliates, (v) breach of any policies of the Company or its Affiliates or (vi) breach of any applicable employment or service agreement between the Participant and the Company or any of its Affiliates.

(i)
“Change in Control” means the occurrence of any one or more of the following events:

(i)
any Person, other than any Non-Change in Control Person, is (or becomes, during any 12-month period) the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates other than in connection with the acquisition by the Company or its Affiliates of a business) representing 50% or more of the total voting power of the stock of the Company; provided that the provisions of this subsection (i) are not intended to apply to or include as a Change in Control any transaction that is specifically excepted from the definition of Change in Control under subsection (iii) below;

(ii)
a change in the composition of the Board such that, during any 12-month period, the individuals who, as of the beginning of such period, constitute the Board (the “Existing Board”) cease for any reason to constitute at least 50% of the Board; provided, however, that any individual becoming a member of the Board subsequent to the beginning of such period whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the Directors immediately prior to the date of such appointment or election shall be considered as though such individual were a member of the Existing Board; provided, further, that, notwithstanding the foregoing, no individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 or Regulation 14A promulgated under the Exchange Act or successor statutes or rules containing analogous concepts) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or Person other than the Board, shall in any event be considered to be a member of the Existing Board;
(iii)
the consummation of a merger or consolidation of the Company with any other corporation or other entity, or the issuance of voting securities in connection with a merger or consolidation of the Company pursuant to applicable stock exchange requirements; provided that immediately following such merger or consolidation the voting securities of the Company outstanding immediately prior thereto do not continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity of such merger or consolidation or parent entity thereof) 50% or more of the total voting power of the Company’s stock (or, if the Company is not the surviving entity of such merger or consolidation, 50% or more of the total voting power of the stock of such surviving entity or parent entity thereof); and provided,further, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates other than in connection with the acquisition by the Company or its Affiliates of a business) representing 50% or more of either the then-outstanding Shares or the combined voting power of the Company’s then-outstanding voting securities shall not be considered a Change in Control; or

(iv)
the sale or disposition by the Company of all or substantially all of the Company’s assets in which any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) assets from the Company that have a total gross fair market value equal to more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

Notwithstanding the foregoing, (A) no Change in Control shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the Shares immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns substantially all of the assets of the Company immediately prior to such transaction or series of transactions, (B) to the extent an Award is subject to Section 409A of the Code if and only to the extent required to comply with the requirements of Section 409A of the Code, no event or circumstances described in any of clauses (i) through (iv) above shall constitute a Change in Control unless such event or circumstances also constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, as defined in Section 409A of the Code and (C) no Change in Control shall be deemed to have occurred upon the acquisition of additional control of the Company by any Person that is considered to effectively control the Company. In no event will a Change in Control be deemed to have occurred if any Participant is part of a “group” within the meaning of Section 13(d)(3) of the Exchange Act that effects a Change in Control. Terms used in the definition of a Change in Control shall be as defined or interpreted in a manner consistent with Section 409A of the Code.
(j)
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules, regulations and guidance thereunder. Any reference to a provision in the Code shall include any successor provision thereto.

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(k)
“Committee” means the compensation committee of the Board, unless another committee or subcommittee is designated by the Board, which may include one or more Company directors or executive officers to the extent permitted under applicable law. If there is no compensation committee of the Board and the Board does not designate another committee, references herein to the “Committee” shall refer to the Board. To the extent required to comply with the provisions of Rule 16b-3 promulgated under the Exchange Act, it is intended that each member of the Committee will be, at the time the Committee takes any action with respect to an Award that is subject to Rule 16b-3, a “non-employee director” within the meaning of Rule 16b-3; however, a Committee member’s failure to qualify as a “non-employee director” within the meaning of Rule 16b-3 will not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.

(l)
“Consultant” means any individual, including an advisor, who is providing services to the Company or any Subsidiary or who has accepted an offer of service or consultancy from the Company or any Subsidiary.

(m)
“Director” means any member of the Board.

(n)
“Effective Date”        .

(o)
“Employee” means any individual, including any officer, employed by the Company or any Subsidiary or any prospective employee or officer who has accepted an offer of employment from the Company or any Subsidiary, with the status of employment determined based upon such factors as are deemed appropriate by the Committee in its discretion, subject to any requirements of the Code or applicable laws.

(p)
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules, regulations and guidance thereunder. Any reference to a provision in the Exchange Act shall include any successor provision thereto.

(q)
“Fair Market Value” means (i) with respect to Shares, (A) the closing price of a Share on the trading day immediately preceding the date of determination (or, if there is no reported sale on such date, on the last preceding date on which a sale occurred, as reported in The Wall Street Journal or another source that the Committee deems reliable), on the principal stock market or exchange on which the Shares are quoted or traded, or (B) if Shares are not so quoted or traded, the fair market value of a Share as determined by the Committee, and (ii) with respect to any property other than Shares, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee.

(r)
“Incentive Stock Option” means an option representing the right to purchase Shares from the Company, granted pursuant to the provisions of Section 6, that meets the requirements of Section 422 of the Code.

(s)
“Intrinsic Value” means, with respect to an Option or SAR Award, (i) the excess, if any, of the price or implied price per Share in a Change in Control or other event over (ii) the exercise or hurdle price of such Award multiplied by (iii) the number of Shares covered by such Award.

(t)
“Non-Change in Control Person” means (i) Andrew Pascal, or any of his Affiliates (ii) any employee plan established by the Company or any Subsidiary, (iii) the Company or any of its Affiliates, (iv) an underwriter temporarily holding securities pursuant to an offering of such securities or (v) a corporation owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of the Company.

(u)
“Non-Qualified Stock Option” means an option representing the right to purchase Shares from the Company, granted pursuant to Section 6, that is not an Incentive Stock Option.

(v)
“Option” means an Incentive Stock Option or a Non-Qualified Stock Option.

(w)
“Other Cash-Based Award” means an Award granted pursuant to Section 11, including cash awarded as a bonus or upon the attainment of specified performance criteria or otherwise as permitted under the Plan.

F-3

(x)
“Other Stock-Based Award” means an Award granted pursuant to Section 11 that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares or factors that may influence the value of Shares, including convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, purchase rights for Shares, dividend rights or dividend equivalent rights or Awards with value and payment contingent upon performance of the Company or business units thereof or any other factors designated by the Committee.

(y)
“Participant” means the recipient of an Award granted under the Plan.

(z)
“Performance Award” means an Award granted pursuant to Section 10.

(aa)
“Performance Period” means the period established by the Committee with respect to any Performance Award during which the performance goals specified by the Committee with respect to such Award are to be measured.

(bb)
“Person” has the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

(cc)
“Restricted Stock” means any Share subject to certain restrictions and forfeiture conditions, granted pursuant to Section 8.

(dd)
“RSU” means a contractual right granted pursuant to Section 9 that is denominated in Shares. Each RSU represents a right to receive the value of one Share (or a percentage of such value) in cash, Shares or a combination thereof. Awards of RSUs may include the right to receive dividend equivalents.

(ee)
“SAR” means any right granted pursuant to Section 7 to receive upon exercise by the Participant or settlement, in cash, Shares or a combination thereof, the excess of (i) the Fair Market Value of one Share on the date of exercise or settlement over (ii) the exercise or hurdle price of the right on the date of grant.

(ff)
“SEC” means the Securities and Exchange Commission.

(gg)
“Share” means a share of the Company’s Class A common stock, $0.0001 par value.

(hh)
“Subsidiary” means an entity of which the Company, directly or indirectly, holds all or a majority of the value of the outstanding equity interests of such entity or a majority of the voting power with respect to the voting securities of such entity.

(ii)
“Substitute Award” means an Award granted in assumption of, or in substitution for, an outstanding award previously granted by a company or other business acquired by the Company or with which the Company combines.

(jj)
“Termination of Service” means, in the case of a Participant who is an Employee, cessation of the employment relationship such that the Participant is no longer an employee of the Company or any Subsidiary, or, in the case of a Participant who is a Consultant or non-employee Director, the date the performance of services for the Company or any Subsidiary has ended; provided, however, that in the case of a Participant who is an Employee, the transfer of employment from the Company to a Subsidiary, from a Subsidiary to the Company, from one Subsidiary to another Subsidiary or, unless the Committee determines otherwise, the cessation of employee status but the continuation of the performance of services for the Company or a Subsidiary as a Director or Consultant, or the cessation of Director or Consultant status but the continuation of the performance of services for the Company or a Subsidiary as an Employee, shall not be deemed a cessation of service that would constitute a Termination of Service; provided, further, that a Termination of Service shall be deemed to occur for a Participant employed by, or performing services for, a Subsidiary when a Subsidiary ceases to be a Subsidiary unless such Participant’s employment or service continues with the Company or another Subsidiary. Notwithstanding the foregoing, with respect to any Award subject to Section 409A of the Code (and not exempt therefrom), a Termination of Service occurs when a Participant experiences a “separation of service” (as such term is defined under Section 409A of the Code).

F-4

Section 3.   Eligibility.
(a)
Any Employee, Director or Consultant shall be eligible to be selected to receive an Award under the Plan, to the extent that an offer of an Award or a receipt of such Award is permitted by the terms herein, applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations.

(b)
Holders of options and other types of awards granted by a company or other business that is acquired by the Company or with which the Company combines are eligible for grants of Substitute Awards under the Plan to the extent permitted under applicable regulations of any stock exchange on which the Company is listed.

Section 4.   Administration.
(a)
Administration of the Plan.   The Plan shall be administered by the Committee. All decisions of the Committee shall be final, conclusive and binding upon all parties, including the Company, its shareholders, Participants and any Beneficiaries thereof. The Committee may issue rules and regulations for administration of the Plan.

(b)
Delegation of Authority.   To the extent permitted by applicable law, including under Section 157(c) of the Delaware General Corporation Law, the Committee may delegate to one or more officers of the Company some or all of its authority under the Plan, including the authority to grant Options and SARs or other Awards in the form of Share rights (except that such delegation shall not be applicable to any Award for a Person then covered by Section 16 of the Exchange Act), and the Committee may delegate to one or more committees of the Board (which may consist of solely one Director) some or all of its authority under the Plan, including the authority to grant all types of Awards, in accordance with applicable law.

(c)
Authority of Committee.   Subject to the terms of the Plan and applicable law, the Committee (or its delegate) shall have full discretion and authority to: (i) designate Participants; (ii) determine the type or types of Awards (including Substitute Awards) to be granted to each Participant under the Plan; (iii) determine the number of Shares to be covered by (or with respect to which payments, rights or other matters are to be calculated in connection with) Awards; (iv) determine the terms and conditions of any Award and prescribe the form of each Award Agreement which need not be identical for each Participant; (v) determine whether, to what extent, under what circumstances and by which methods Awards may be settled or exercised in cash, Shares, other Awards, other property, net settlement, or any combination thereof, or canceled, forfeited or suspended, and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended; (vi) determine whether, to what extent and under what circumstances cash, Shares, other Awards, other property and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or of the Committee; (vii) amend terms or conditions of any outstanding Awards; (viii) accelerate the vesting or lapsing of restrictions on any Awards; (ix) correct any defect, supply any omission and reconcile any inconsistency in the Plan or any Award, in the manner and to the extent it shall deem desirable to carry the Plan into effect; (x) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (xi) establish, amend, suspend or waive such rules and regulations and appoint such agents, trustees, brokers, depositories and advisors and determine such terms of their engagement as it shall deem appropriate for the proper administration of the Plan and due compliance with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations; (xi) (1) reduce the exercise price of any outstanding Option or SAR, (2) cancel any outstanding Option or SAR and grant in substitution therefor of (A) a new Option, SAR, Restricted Stock award, RSU award or other Award, (B) cash and/or (C) other valuable consideration (as determined by the Board) or (3) take any other action that is treated as a repricing under generally accepted accounting principles; and (xii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan and due compliance with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations. Notwithstanding anything to the contrary contained herein, the Board may, in its sole discretion, at any time and from time to time, grant Awards or

F-5

administer the Plan. In any such case, the Board shall have all of the authority and responsibility granted to the Committee herein.
Section 5.   Shares Available for Awards.
(a)
Subject to adjustment as provided in Section 5(c)(i) and except for Substitute Awards, the maximum number of Shares available for issuance under the Plan as of the Effective Date shall not exceed       1 Shares. The total number of Shares available for issuance under the Plan shall be increased on the first day of each Company fiscal year following the Effective Date in an amount equal to the lesser of (i) 5% of the total number of Shares of the Company’s Capital Stock on the last Business Day of the immediately preceding fiscal year and (ii) such smaller number of Shares as determined by the Board in its discretion.

(b)
If any Award (or any award under the PlayStudios, Inc. 2011 Omnibus Stock and Incentive Plan) is forfeited, cancelled, expires, terminates or otherwise lapses or is settled in cash, in whole or in part, without the delivery of Shares, then the shares (including both the Company’s Class A common stock and Class B common stock) covered by such forfeited, expired, terminated or lapsed award shall again be available as Shares for grant under the Plan. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under Section 5(a) and shall not be available for future grants of Awards: (a) Shares withheld in respect of taxes or tendered or withheld to pay the exercise price of Options; (b) Shares subject to a SAR Award that are not issued in connection with the stock settlement of the SAR on exercise thereof; and (c) Shares purchased on the open market with the cash proceeds from the exercise of Options.

(c)
In the event that the Committee determines that, as a result of any dividend or other distribution (other than an ordinary dividend or distribution), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, separation, rights offering, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, issuance of Shares pursuant to the anti-dilution provisions of securities of the Company, or other similar corporate transaction or event affecting the Shares, or of changes in applicable laws, regulations or accounting principles, an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, subject to compliance with Section 409A of the Code and other applicable law, adjust equitably so as to ensure no undue enrichment or harm (including by payment of cash), any or all of:

(i)
the number and type of Shares (or other securities) which thereafter may be made the subject of Awards, including the aggregate limits specified in Section 5(a) and Section 5(f) and the individual limits specified in Section 5(e);

(ii)
the number and type of Shares (or other securities) subject to outstanding Awards;

(iii)
the grant, purchase, exercise or hurdle price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; and

(iv)
any performance conditions applicable to such Awards;

provided, however, that the number of Shares subject to any Award denominated in Shares shall always be a whole number.
(d)
Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or Shares acquired by the Company on the open market.

(e)
Subject to adjustment as provided in Section 5(c)(i), no Participant who is a non-employee Director may receive, as compensation for services as a non-employee Director during any fiscal year of the Company, cash compensation and/or the value of Awards (determined as of the grant

1
To equal 10% of PubCo Fully Diluted Shares (as defined in the Merger Agreement) as of immediately following closing.

F-6

date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) which total more than $750,000 in the aggregate, increased to $1,000,000 in the fiscal year of a non-employee Director’s initial service as a non-employee Director.
(f)
Subject to adjustment as provided in Section 5(c)(i), the maximum number of Shares available for issuance with respect to Incentive Stock Options shall be       .

Section 6.   Options.   The Committee is authorized to grant Options to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:
(a)
The exercise price per Share under an Option shall be determined by the Committee at the time of grant; provided, however, that, except in the case of Substitute Awards, such exercise price shall not be less than the Fair Market Value of a Share on the date of grant of such Option.

(b)
The term of each Option shall be fixed by the Committee but shall not exceed 10 years from the date of grant of such Option. The Committee shall determine the time or times at which an Option becomes vested and exercisable in whole or in part.

(c)
Subject to any Company insider trading policy (including blackout periods) and applicable laws, the Committee shall determine the method or methods by which, and the form or forms, including cash, Shares, other Awards, other property, net settlement, broker-assisted cashless exercise or any combination thereof, having a Fair Market Value on the exercise date equal to the exercise price of the Shares as to which the Option shall be exercised, in which payment of the exercise price with respect thereto may be made or deemed to have been made.

(d)
No grant of Options may be accompanied by a tandem award of dividend equivalents or provide for dividends, dividend equivalents or other distributions to be paid on such Options (except as provided under Section 5(c)).

(e)
Any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code. Incentive Stock Options may be granted only to employees of the Company or of a parent or subsidiary corporation (as defined in Section 424 of the Code). By accepting an Incentive Stock Option, the Participant agrees to give prompt notice to the Company of dispositions or other transfers (other than in connection with a Change in Control) of Shares acquired under the Option made within (i) two years from the grant date of the Option or (ii) one year after the transfer of such Shares to the Participant, specifying the date of the disposition or other transfer and the amount the Participant realized, in cash, other property, assumption of indebtedness or other consideration, in such disposition or other transfer. Neither the Company nor the Committee will be liable to a Participant, or any other party, if an Incentive Stock Option fails or ceases to qualify as an “incentive stock option” under Section 422 of the Code. Any Incentive Stock Option or portion thereof that fails to qualify as an “incentive stock option” under Section 422 of the Code for any reason, including becoming exercisable with respect to Shares having a fair market value exceeding the $100,000 limitation under Treasury Regulation Section 1.422-4, will be a Non-Qualified Stock Option.

Section 7.   Stock Appreciation Rights.   The Committee is authorized to grant SARs to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:
(a)
SARs may be granted under the Plan to Participants either alone (“freestanding”) or in addition to other Awards granted under the Plan (“tandem”) and may, but need not, relate to a specific Option granted under Section 6.

(b)
The exercise or hurdle price per Share under a SAR shall be determined by the Committee; provided, however, that, except in the case of Substitute Awards, such exercise or hurdle price shall not be less than the Fair Market Value of a Share on the date of grant of such SAR.

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(c)
The term of each SAR shall be fixed by the Committee but shall not exceed 10 years from the date of grant of such SAR. The Committee shall determine the time or times at which a SAR may be exercised or settled in whole or in part.

(d)
Upon the exercise of a SAR, the Company shall pay to the Participant an amount equal to the number of Shares subject to the SAR multiplied by the excess, if any, of the Fair Market Value of one Share on the exercise date over the exercise or hurdle price of such SAR. The Company shall pay such excess in cash, in Shares valued at Fair Market Value, or any combination thereof, as determined by the Committee.

(e)
No grant of SARs may be accompanied by a tandem award of dividend equivalents or provide for dividends, dividend equivalents or other distributions to be paid on such SARs (except as provided under Section 5(c)).

Section 8.   Restricted Stock.   The Committee is authorized to grant Awards of Restricted Stock to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:
(a)
The Award Agreement shall specify the vesting schedule.

(b)
Awards of Restricted Stock shall be subject to such restrictions as the Committee may impose, which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate.

(c)
Subject to the restrictions set forth in the applicable Award Agreement, a Participant generally shall have the rights and privileges of a stockholder with respect to Awards of Restricted Stock, including the right to vote such Shares of Restricted Stock and the right to receive dividends.

(d)
The Committee may, in its discretion, specify in the applicable Award Agreement that any or all dividends or other distributions paid on Awards of Restricted Stock prior to vesting be paid either in cash or in additional Shares and either on a current or deferred basis and that such dividends or other distributions may be reinvested in additional Shares, which may be subject to the same restrictions as the underlying Awards.

(e)
Any Award of Restricted Stock may be evidenced in such manner as the Committee may deem appropriate, including book-entry registration.

(f)
The Committee may provide in an Award Agreement that an Award of Restricted Stock is conditioned upon the Participant making or refraining from making an election with respect to the Award under Section 83(b) of the Code. If a Participant makes an election pursuant to Section 83(b) of the Code with respect to an Award of Restricted Stock, the Participant shall be required to file promptly a copy of such election with the Company and the applicable Internal Revenue Service office.

Section 9.   RSUs.   The Committee is authorized to grant Awards of RSUs to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:
(a)
The Award Agreement shall specify the vesting schedule and the delivery schedule (which may include deferred delivery later than the vesting date).

(b)
Awards of RSUs shall be subject to such restrictions as the Committee may impose, which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate.

(c)
An RSU shall not convey to the Participant the rights and privileges of a stockholder with respect to the Share subject to the RSU, such as the right to vote or the right to receive dividends, unless and until a Share is issued to the Participant to settle the RSU.

F-8

(d)
The Committee may, in its discretion, specify in the applicable Award Agreement that any or all dividend equivalents or other distributions paid on Awards of RSUs prior to vesting or settlement, as applicable, be paid either in cash or in additional Shares and either on a current or deferred basis and that such dividend equivalents or other distributions may be reinvested in additional Shares, which may be subject to the same restrictions as the underlying Awards.

(e)
Shares delivered upon the vesting and settlement of an RSU Award may be evidenced in such manner as the Committee may deem appropriate, including book-entry registration.

(f)
The Committee may determine the form or forms (including cash, Shares, other Awards, other property or any combination thereof) in which payment of the amount owing upon settlement of any RSU Award may be made.

Section 10.   Performance Awards.   The Committee is authorized to grant Performance Awards to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:
(a)
Performance Awards may be denominated as a cash amount, number of Shares or units or a combination thereof and are Awards which may be earned upon achievement or satisfaction of performance conditions specified by the Committee. In addition, the Committee may specify that any other Award shall constitute a Performance Award by conditioning the grant to a Participant or the right of a Participant to exercise the Award or have it settled, and the timing thereof, upon achievement or satisfaction of such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, which may include but are not limited to:

(i)
revenue measures (including, but not limited to, total revenue, gross revenue, net revenue, subscription revenue, asset-based fees, recurring or non-recurring revenues, revenue growth, product revenue growth and net sales);

(ii)
income measures (including, but not limited to, gross income, net income, pre- or after-tax income (before or after allocation of corporate overhead and bonus), income from continuing operations, operating income (before or after taxes), non-interest income, net income after cost of capital, net interest income, fee income and income measures excluding the impact of acquisitions and dispositions);

(iii)
earnings measures (including, but not limited to, earnings before taxes, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization, earnings growth, earnings per share, book value per share, margins, operating margins, gross margins, contribution margins (excluding general and administrative costs), cash margins, margins realized on delivered services, profitability of an identifiable segment, business unit or product, maintenance or improvement of profit or other margins and earnings measures excluding the impact of acquisitions and dispositions);

(iv)
cash flow measures (including, but not limited to, cash flow (before or after dividends), operating cash flow, free cash flow, discounted cash flow, cash flow return on investment and cash flow in excess of cost of capital);

(v)
return measures (including, but not limited to, return on equity, return on tangible common equity, return on assets or net assets, return on risk-weighted assets, return on capital (including return on total capital or return on invested capital) and appreciation in and/or maintenance of the price of shares);

(vi)
share price measures (including, but not limited to, total shareholder return, share price, appreciation in and/or maintenance of share price and market capitalization);

(vii)
balance sheet/risk management measures (including, but not limited to, year-end cash, satisfactory internal or external audits, financial ratings, shareholders’ equity, assets, tangible equity, charge-offs, net charge-offs, non-performing assets and liquidity);

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(viii)
efficiency or expense measures (including, but not limited to, expenses, expense management or reduction, non-interest expense, operating/efficiency ratios improvement in or attainment of expense levels or working capital levels (including cash and accounts receivable), reduction in income tax expense or income tax rate, corporate expenses as a percentage of revenue, research and development as a percentage of revenue, sales efficiency, selling and marketing efficiency and service efficiency);

(ix)
strategic measures (including, but not limited to, market share, debt reduction, customer growth, long-term client value growth, research and development achievements, regulatory compliance and achievements (including submitting or filing applications or other documents with regulatory authorities or receiving approval of any such applications or other documents), strategic partnerships or transactions and co-development, co-marketing, profit sharing, joint venture or other similar arrangements, implementation, completion or attainment of measurable objectives with respect to research, development, commercialization, products or projects, production volume levels, acquisitions and divestitures, accuracy, stability, quality or performance of ratings and recruiting and maintaining personnel); and

(x)
other measures (including, but not limited to, gross profits, economic profit, comparisons with various stock market indices, cost of capital or assets under management, improvements in capital structure, days sales outstanding, sales performance, sales quota attainment, cross-sales, recurring sales, one-time sales, net new sales, cancellations, retention rates, new benchmark mandates, new exchange traded fund launches, financing and other capital raising transactions (including sales of the Company’s equity or debt securities); factoring transactions; sales or licenses of the Company’s assets, including its intellectual property, whether in a particular jurisdiction or territory or globally; or through partnering transactions).

Subject to the terms of the Plan, the performance goals to be achieved during any Performance Period, the length of any Performance Period, the amount of any Performance Award granted and the amount of any payment or transfer to be made pursuant to any Performance Award shall be determined by the Committee.
(b)
If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which the Company conducts its business, or other events or circumstances render the performance objectives unsuitable, the Committee may modify the performance objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable such that it does not provide any undue enrichment or harm. Performance measures may vary from Performance Award to Performance Award and from Participant to Participant, and may be established on a stand-alone basis, in tandem or in the alternative. The Committee shall have the power to impose such other restrictions on Awards subject to this Section 10(b) as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements of any applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations.

(c)
Settlement of Performance Awards shall be in cash, Shares, other Awards, other property, net settlement, or any combination thereof, as determined in the discretion of the Committee.

(d)
A Performance Award shall not convey to the Participant the rights and privileges of a stockholder with respect to the Share subject to the Performance Award, such as the right to vote (except as relates to Restricted Stock) or the right to receive dividends, unless and until Shares are issued to the Participant to settle the Performance Award. The Committee, in its sole discretion, may provide that a Performance Award shall convey the right to receive dividend equivalents on the Shares underlying the Performance Award with respect to any dividends declared during the period that the Performance Award is outstanding, in which case, such dividend equivalent rights shall accumulate and shall be paid in cash or Shares on the settlement date of the Performance Award, subject to the Participant’s earning of the Shares underlying the Performance Awards with respect to which such dividend equivalents are paid upon achievement or satisfaction of performance conditions specified by the Committee. Shares delivered upon the vesting and settlement of a

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Performance Award may be evidenced in such manner as the Committee may deem appropriate, including book-entry registration. For the avoidance of doubt, unless otherwise determined by the Committee, no dividend equivalent rights shall be provided with respect to any Shares subject to Performance Awards that are not earned or otherwise do not vest or settle pursuant to their terms.
(e)
The Committee may, in its discretion, increase or reduce the amount of a settlement otherwise to be made in connection with a Performance Award.

Section 11.   Other Cash-Based Awards and Other Stock-Based Awards.   The Committee is authorized, subject to limitations under applicable law, to grant Other Cash-Based Awards (either independently or as an element of or supplement to any other Award under the Plan) and Other Stock-Based Awards. The Committee shall determine the terms and conditions of such Awards. Shares delivered pursuant to an Award in the nature of a purchase right granted under this Section 11 shall be purchased for such consideration, and paid for at such times, by such methods and in such forms, including cash, Shares, other Awards, other property, net settlement, broker-assisted cashless exercise or any combination thereof, as the Committee shall determine; provided that the purchase price therefor shall not be less than the Fair Market Value of such Shares on the date of grant of such right.
Section 12.   Effect of Termination of Service or a Change in Control on Awards.
(a)
The Committee may provide, by rule or regulation or in any applicable Award Agreement, or may determine in any individual case, the circumstances in which, and the extent to which, an Award may be exercised, settled, vested, paid or forfeited in the event of the Participant’s Termination of Service prior to the end of a Performance Period or vesting, exercise or settlement of such Award.

(b)
In the event of a Change in Control, the Committee may, in its sole discretion, and on such terms and conditions as it deems appropriate, take any one or more of the following actions with respect to any outstanding Award, which need not be uniform with respect to all Participants and/or Awards:

(i)
continuation or assumption of such Award by the Company (if it is the surviving corporation) or by the successor or surviving corporation or its parent;

(ii)
substitution or replacement of such Award by the successor or surviving corporation or its parent with cash, securities, rights or other property to be paid or issued, as the case may be, by the successor or surviving corporation (or a parent or subsidiary thereof), with substantially the same terms and value as such Award (including any applicable performance targets or criteria with respect thereto);

(iii)
acceleration of the vesting of such Award and the lapse of any restrictions thereon and, in the case of an Option or SAR Award, acceleration of the right to exercise such Award during a specified period (and the termination of such Option or SAR Award without payment of any consideration therefor to the extent such Award is not timely exercised), in each case, upon (A) the Participant’s involuntary Termination of Service (including upon a termination of the Participant’s employment by the Company (or a successor corporation or its parent) without “cause” or by the Participant for “good reason”, as such terms may be defined in the applicable Award Agreement and/or the Participant’s employment agreement or offer letter, as the case may be) or (B) the failure of the successor or surviving corporation (or its parent) to continue or assume such Award;

(iv)
in the case of a Performance Award, determination of the level of attainment of the applicable performance condition(s); and

(v)
cancellation of such Award in consideration of a payment, with the form, amount and timing of such payment determined by the Committee in its sole discretion, subject to the following: (A) such payment shall be made in cash, securities, rights and/or other property; (B) the amount of such payment shall equal the value of such Award, as determined by the Committee in its sole discretion; provided that, in the case of an Option or SAR Award, if such value equals the Intrinsic Value of such Award, such value shall be deemed to be valid; provided further that,

F-11

if the Intrinsic Value of an Option or SAR Award is equal to or less than zero, the Committee may, in its sole discretion, provide for the cancellation of such Award without payment of any consideration therefor (for the avoidance of doubt, in the event of a Change in Control, the Committee may, in its sole discretion, terminate any Option or SAR Awards for which the exercise or hurdle price is equal to or exceeds the per Share value of the consideration to be paid in the Change in Control transaction without payment of consideration therefor); and (C) such payment shall be made promptly following such Change in Control or on a specified date or dates following such Change in Control; provided that the timing of such payment shall comply with Section 409A of the Code; and
(vi)
cancellation of such Award without payment of any consideration therefor, to the extent such Award is not vested as of immediately prior to such Change in Control.

Notwithstanding the foregoing, in the event the Committee fails to take one or more of the actions described in this Section 12(b) (in addition to making any needed determinations with respect to Performance Awards) with respect to an outstanding Award and such Award will not otherwise be continued or assumed, substituted or replaced or cancelled in exchange for a payment on terms substantially consistent with those set forth in Section 12(b)(v) above, such Award will (x) accelerate in full, but with the level of attainment of any performance conditions determined by the Committee and any portion of such Award for which the performance conditions are not satisfied forfeited and (y) be cancelled in exchange for a payment on terms substantially consistent than those set forth in Section 12(b)(v) above.
Section 13.   General Provisions Applicable to Awards.
(a)
Awards shall be granted for such cash or other consideration (which may include services), as applicable, as the Committee determines; provided that in no event shall Awards be issued for less than such minimal consideration as may be required by applicable law.

(b)
Awards may, in the discretion of the Committee, be granted either alone or in addition to or in tandem with any other Award or any award granted under any other plan of the Company. Awards granted in addition to or in tandem with other Awards, or in addition to or in tandem with awards granted under any other plan of the Company, may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(c)
Subject to the terms of the Plan, payments or transfers to be made by the Company to a Participant upon the grant, exercise or settlement of an Award may be made in the form of cash, Shares, other Awards, other property, net settlement, or any combination thereof, as determined by the Committee in its discretion at the time of grant, and may be made in a single payment or transfer, in installments or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of dividend equivalents in respect of installment or deferred payments.

(d)
Except as may be permitted by the Committee or as specifically provided in an Award Agreement, (i) no Award and no right under any Award shall be assignable, alienable, saleable or transferable by a Participant other than by will or pursuant to Section 13(e) and (ii) during a Participant’s lifetime, each Award, and each right under any Award, shall be exercisable (to the extent such Award is exercisable) only by such Participant or, if permissible under applicable law, by such Participant’s guardian or legal representative. The provisions of this Section 13(d) shall not apply to any Award that has been fully exercised or settled, as the case may be, and shall not preclude forfeiture of an Award in accordance with the terms thereof.

(e)
If permitted by the Committee, a Participant may designate a Beneficiary or change a previous Beneficiary designation only at such times as prescribed by the Committee, in its sole discretion, and only by using forms and following procedures approved or accepted by the Committee for that purpose.

(f)
All certificates for Shares and/or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the

F-12

Committee may deem advisable under the Plan or the rules, regulations and other requirements of the SEC, any stock market or exchange upon which such Shares or other securities are then quoted, traded or listed, and any applicable securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.
(g)
The Committee may impose restrictions on any Award with respect to non-competition, non-solicitation, confidentiality and other restrictive covenants as it deems necessary or appropriate in its sole discretion, subject to and in accordance with applicable law.

Section 14.   Amendments and Terminations.
(a)
Amendment or Termination of the Plan.   Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Agreement or in the Plan, the Board may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time; provided, however, that no such amendment, alteration, suspension, discontinuation or termination shall be made without (i) shareholder approval if such approval is required by applicable law or the rules of the stock market or exchange, if any, on which the Shares are principally quoted or traded or (ii) subject to Section 5(c) and Section 12, the consent of the affected Participant, if such action would materially adversely affect the rights of such Participant under any outstanding Award, except (x) to the extent any such amendment, alteration, suspension, discontinuance or termination is made to cause the Plan to comply with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations or (y) to impose any “clawback” or recoupment provisions on any Awards (including any amounts or benefits arising from such Awards) in accordance with Section 18. Notwithstanding anything to the contrary in the Plan, the Committee may amend the Plan, or create sub-plans, in such manner as may be necessary to enable the Plan to achieve its stated purposes in any jurisdiction in a tax-efficient manner and in compliance with local rules and regulations.

(b)
Dissolution or Liquidation.   In the event of the dissolution or liquidation of the Company, each Award shall terminate immediately prior to the consummation of such action, unless otherwise determined by the Committee.

(c)
Terms of Awards.   The Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate any Award theretofore granted, prospectively or retroactively, without the consent of any relevant Participant or holder or Beneficiary of an Award; provided, however, that, subject to Section 5(c) and Section 12, no such action shall materially adversely affect the rights of any affected Participant or holder or Beneficiary under any Award theretofore granted under the Plan, except (x) to the extent any such action is made to cause the Plan to comply with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations (y) to impose any “clawback” or recoupment provisions on any Awards (including any amounts or benefits arising from such Awards) in accordance with Section 18 or (z) to the extent any such action is required to comply with Section 409A of the Code. The Committee shall be authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of events (including the events described in Section 5(c)) affecting the Company, or the financial statements of the Company, or of changes in applicable laws, regulations or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

Section 15.   Miscellaneous.
(a)
No Employee, Consultant, Director, Participant, or other Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of employees, Participants or holders or Beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to each recipient. Any Award granted under the Plan shall be a one-time Award that does not constitute a promise of future grants. The Company, in its sole discretion, maintains the right to make available future grants under the Plan.

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(b)
The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of, or to continue to provide services to, the Company or any Subsidiary. Further, the Company or any applicable Subsidiary may at any time dismiss a Participant, free from any liability, or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement or in any other agreement binding on the parties. The receipt of any Award under the Plan is not intended to confer any rights on the receiving Participant except as set forth in the applicable Award Agreement.

(c)
Nothing contained in the Plan shall prevent the Company from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

(d)
The Committee may authorize the Company to withhold from any Award granted or any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to the Participant the amount (in cash, Shares, other Awards, other property, net settlement, or any combination thereof) of applicable withholding taxes due in respect of an Award, its exercise or settlement or any payment or transfer under such Award or under the Plan and to take such other action (including providing for elective payment of such amounts in cash or Shares by such Participant) as may be necessary to satisfy all obligations for the payment of such taxes and, unless otherwise determined by the Committee in its discretion, to the extent such withholding would not result in liability classification of such Award (or any portion thereof) pursuant to FASB ASC Subtopic 718-10.

(e)
If any provision of the Plan or any Award Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award Agreement, such provision shall be stricken as to such jurisdiction, Person or Award, and the remainder of the Plan and any such Award Agreement shall remain in full force and effect.

(f)
Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

(g)
No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash or other securities shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

(h)
Awards may be granted to Participants who are non-United States nationals or employed or providing services outside the United States, or both, on such terms and conditions different from those applicable to Awards to Participants who are employed or providing services in the United States as may, in the judgment of the Committee, be necessary or desirable to recognize differences in local law, tax policy or custom. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligation with respect to tax equalization for Participants on assignments outside their home country.

Section 16.   Effective Date of the Plan.   The Plan shall be effective as of the Effective Date, subject to its approval by the shareholders of the Company.
Section 17.   Term of the Plan.   No Award shall be granted under the Plan after the earliest to occur of (i) the 10-year anniversary of the Effective Date; (ii) the maximum number of Shares available for issuance under the Plan have been issued; or (iii) the Board terminates the Plan in accordance with Section 14(a). However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award

F-14

theretofore granted may extend beyond such date, and the authority of the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Award, or to waive any conditions or rights under any such Award, and the authority of the Board to amend the Plan, shall extend beyond such date.
Section 18.   Cancellation or “Clawback” of Awards. The Committee shall have full authority to implement any policies and procedures necessary to comply with Section 10D of the Exchange Act and any rules promulgated thereunder and any other regulatory regimes. Notwithstanding anything to the contrary contained herein, any Awards granted under the Plan (including any amounts or benefits arising from such Awards) shall be subject to any clawback or recoupment arrangements or policies the Company has in place from time to time, and the Committee may, to the extent permitted by applicable law and stock exchange rules or by any applicable Company policy or arrangement, and shall, to the extent required, cancel or require reimbursement of any Awards granted to the Participant or any Shares issued or cash received upon vesting, exercise or settlement of any such Awards or sale of Shares underlying such Awards.
Section 19.   Section 409A of the Code.   With respect to Awards subject to Section 409A of the Code, the Plan is intended to comply with the requirements of Section 409A of the Code, and the provisions of the Plan and any Award Agreement shall be interpreted in a manner that satisfies the requirements of Section 409A of the Code, and the Plan shall be operated accordingly. If any provision of the Plan or any term or condition of any Award would otherwise frustrate or conflict with this intent, the provision, term or condition shall be interpreted and deemed amended so as to avoid this conflict. Notwithstanding anything in the Plan to the contrary, if the Board considers a Participant to be a “specified employee” under Section 409A of the Code at the time of such Participant’s “separation from service” (as defined in Section 409A of the Code), and any amount hereunder is “deferred compensation” subject to Section 409A of the Code, any distribution of such amount that otherwise would be made to such Participant with respect to an Award as a result of such “separation from service” shall not be made until the date that is six months after such “separation from service,” except to the extent that earlier distribution would not result in such Participant’s incurring interest or additional tax under Section 409A of the Code. If an Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), the Participant’s right to such series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment, and if an Award includes “dividend equivalents” (within the meaning of Section 1.409A-3(e) of the Treasury Regulations), the Participant’s right to such dividend equivalents shall be treated separately from the right to other amounts under the Award. Notwithstanding the foregoing, the tax treatment of the benefits provided under the Plan or any Award Agreement is not warranted or guaranteed, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by any Participant on account of non-compliance with Section 409A of the Code.
Section 20.   Successors and Assigns.   The terms of the Plan shall be binding upon and inure to the benefit of the Company and any successor entity, including any successor entity contemplated by Section 12(b).
Section 21.   Data Protection.   By participating in the Plan, the Participant consents to the holding and processing of personal information provided by the Participant to the Company or any of its Affiliates, trustee or third party service provider, for all purposes relating to the operation of the Plan. These include:
(a)
administering and maintaining Participant records;

(b)
providing information to the Company, any Subsidiary, trustees of any employee benefit trust, registrars, brokers or third party administrators of the Plan;

(c)
providing information to future purchasers or merger partners of the Company or any of its Affiliates, or the business in which the Participant works; and

(d)
transferring information about the Participant to any country or territory that may not provide the same protection for the information as the Participant’s home country.

Section 22.   Governing Law.   The Plan and each Award Agreement shall be governed by the laws of the State of Delaware, without application of the conflicts of law principles thereof.
*   *   *   *

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ANNEX G
FORM OF PLAYSTUDIOS, INC.
2021 EMPLOYEE STOCK PURCHASE PLAN
Section 1.   Purpose.   This PLAYSTUDIOS, Inc. 2021 Employee Stock Purchase Plan (the “Plan”) is intended to provide employees of the Company and its Participating Subsidiaries with an opportunity to acquire a proprietary interest in the Company through the purchase of Shares. The Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code and the Plan shall be interpreted in a manner that is consistent with that intent.
Section 2.   Definitions.
(a)
“Board” means the Board of Directors of the Company.

(b)
“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

(c)
“Capital Stock” means (i) the Company’s Class A common stock, $0.0001 par value and (ii) the Company’s Class B common stock, $0.0001 par value.

(d)
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules, regulations and guidance thereunder. Any reference to a provision in the Code shall include any successor provision thereto.

(e)
“Committee” means the Board, unless a committee or subcommittee is designated by the Board, which may include one or more Company directors or executive officers to the extent permitted under applicable law. If the Board does not designate a committee or subcommittee, references herein to the “Committee” shall refer to the Board.

(f)
“Company” means PLAYSTUDIOS, Inc., a Delaware corporation, including any successor thereto.

(g)
“Compensation” means the base salary, wages, annual cash bonuses and commissions paid to an Eligible Employee by the Company or a Participating Subsidiary as compensation for services to the Company or Participating Subsidiary, before deduction for any salary deferral contributions made by the Eligible Employee to any tax-qualified or nonqualified deferred compensation plan.

(h)
“Corporate Transaction” means a merger, consolidation, acquisition of property or stock, separation, reorganization or other corporate event described in Section 424 of the Code.

(i)
“Designated Broker” means the financial services firm or other agent designated by the Company to maintain ESPP Share Accounts on behalf of Participants who have purchased Shares under the Plan.

(j)
“Effective Date” means the date as of which this Plan is adopted by the Board and approved by the shareholders of the Company in accordance with Section 19(k).

(k)
“Eligible Employee” means an Employee who is customarily employed for at least twenty (20) hours per week and more than five (5) months in any calendar year. Notwithstanding the foregoing, the Committee may exclude from participation in the Plan or any Offering any Employees who are (i) “highly compensated employees” or a sub-set of such “highly compensated employees” (within the meaning of Section 414(q) of the Code) or who otherwise may be excluded from participation pursuant to Treasury Regulation Section 1.423-2(e) or (ii) located outside of the United States to the extent permitted under Section 423 of the Code.

(l)
“Employee” means any person who renders services to the Company or a Participating Subsidiary as an employee pursuant to an employment relationship with such employer. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on military leave, sick leave or other leave of absence approved by the Company or a Participating Subsidiary that meets the requirements of Treasury Regulation Section 1.421-1(h)(2). Where the

period of leave exceeds three (3) months, and the individual’s right to reemployment is not provided by statute or contract, the employment relationship shall be deemed to have terminated on the first day immediately following such three-month period.
(m)
“Enrollment Form” means an agreement pursuant to which an Eligible Employee may elect to enroll in the Plan, to authorize a new level of payroll deductions, or to stop payroll deductions and withdraw from an Offering.

(n)
“ESPP Share Account” means an account into which Shares purchased with accumulated payroll deductions at the end of an Offering Period are deposited on behalf of a Participant.

(o)
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules, regulations and guidance thereunder. Any reference to a provision in the Exchange Act shall include any successor provision thereto.

(p)
“Fair Market Value” means, as of any date, the closing price of a Share on the Trading Day immediately preceding the date of determination (or, if there is no reported sale on such date, on the last preceding date on which a sale occurred, as reported in The Wall Street Journal or another source that the Committee deems reliable), on the principal stock market or exchange on which Shares are quoted or traded, or if Shares are not so quoted or traded, the fair market value of a Share as determined by the Committee, which such determination shall be conclusive and binding on all persons.

(q)
“Offering Date” means the first Trading Day of each Offering Period as designated by the Committee.

(r)
“Offering” or “Offering Period” means the period described in Section 5.

(s)
“Offering Period Limit” has the meaning set forth in Section 8.

(t)
“Participant” means an Eligible Employee who makes a valid election to participate in the Plan.

(u)
“Participating Subsidiaries” means the Subsidiaries that have been designated by the Committee as eligible to participate in the Plan, and such other Subsidiaries that may be designated by the Committee from time to time in its sole discretion.

(v)
“Plan” means this PLAYSTUDIOS, Inc. 2021 Employee Stock Purchase Plan, as set forth herein, and as amended from time to time.

(w)
“Purchase Date” means the last Trading Day of each Offering Period.

(x)
“Purchase Price” means an amount equal to the lesser of (i) eighty-five percent (85%) (or such greater percentage as designated by the Committee) of the Fair Market Value of a Share on the Offering Date or (ii) eighty-five percent (85%) (or such greater percentage as designated by the Committee) of the Fair Market Value of a Share on the Purchase Date; provided that the Purchase Price per Share will in no event be less than the par value of the Shares.

(y)
“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules, regulations and guidance thereunder. Any reference to a provision in the Securities Act includes any successor provision thereto.

(z)
“Share” means a share of the Company’s Class A common stock, $0.0001 par value.

(aa)
“Subsidiary” means any corporation, domestic or foreign, in an unbroken chain of corporations beginning with the Company of which at the time of the granting of an option pursuant to Section 7, not less than 50% of the total combined voting power of all classes of stock are held by the Company or a Subsidiary, whether or not such corporation exists now or is hereafter organized or acquired by the Company or a Subsidiary; provided, however, that a limited liability company or partnership may be treated as a Subsidiary to the extent either (a) such entity is treated as a disregarded entity under Treasury Regulation Section 301.7701-3(a) by reason of the Company or any other Subsidiary that is a corporation being the sole owner of such entity or, (b) such entity elects to be classified as a corporation under Treasury Regulation Section 301.7701-3(a) and such entity would otherwise qualify as a Subsidiary.
(bb)
“Trading Day” means any day on which the national stock exchange upon which the Shares are listed is open for trading.

Section 3.   Administration.
(a)
Administration of Plan.   The Plan shall be administered by the Committee which shall have the authority to construe and interpret the Plan, prescribe, amend and rescind rules relating to the Plan’s administration and take any other actions necessary or desirable for the administration of the Plan including, without limitation, adopting sub-plans applicable to particular Participating Subsidiaries or locations, which sub-plans may be designed to be outside the scope of Section 423 of the Code. The Committee may correct any defect or supply any omission or reconcile any inconsistency or ambiguity in the Plan. The decisions of the Committee shall be final and binding on all persons. All expenses of administering the Plan shall be borne by the Company. Notwithstanding anything in the Plan to the contrary and without limiting the generality of the foregoing, the Committee shall have the authority to change the minimum amount of Compensation for payroll deductions pursuant to Section 6(a), the frequency with which a Participant may elect to change their rate of payroll deductions pursuant to Section 6(b), the dates by which a Participant is required to submit an Enrollment Form pursuant to Section 6(b) and Section 10(a), and the effective date of a Participant’s withdrawal due to termination of employment or change in status pursuant to Section 11, and the withholding procedures pursuant to Section 19(l).

(b)
Delegation of Authority.   To the extent permitted by applicable law, including under Section 157(c) of the Delaware General Corporation Law, the Committee may delegate to (i) one or more officers of the Company some or all of its authority under the Plan and (ii) one or more committees of the Board some or all of its authority under the Plan.

Section 4.   Eligibility.   In order to participate in an Offering, an Eligible Employee must deliver a completed Enrollment Form to the Company at least five (5) business days prior to the Offering Date (unless a different time is set by the Company for all Eligible Employees with respect to such Offering) and must elect their payroll deduction rate as described in Section 6. Notwithstanding any provision of the Plan to the contrary, no Eligible Employee shall be granted an option under the Plan if (i) immediately after the grant of the option, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own stock of the Company or hold outstanding options to purchase stock of the Company possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary or (ii) such option would permit such Eligible Employee’s rights to purchase stock under all employee stock purchase plans (described in Section 423 of the Code) of the Company and its Subsidiaries to accrue at a rate that exceeds $25,000 of the Fair Market Value of such stock (determined at the time the option is granted) for each calendar year in which such option is outstanding at any time, in accordance with the provisions of Section 423(b)(8) of the Code.
Section 5.   Offering Periods.   The Plan shall be implemented by a series of Offering Periods, each of which shall be six (6) months in duration, with new Offering Periods commencing on February 1 and July 1 of each year. The Committee shall have, prior to the commencement of a particular Offering Period, the authority to change in offering documents (without amending the Plan) the duration, frequency, start and end dates of Offering Periods (subject to a maximum Offering Period of twenty-seven (27) months), including without limitation the authority to initiate overlapping Offering Periods.
Section 6.   Participation.
(a)
Enrollment; Payroll Deductions.   An Eligible Employee may elect to participate in the Plan by properly completing an Enrollment Form, which may be electronic, and submitting it to the Company, in accordance with the enrollment procedures established by the Committee. Participation in the Plan is entirely voluntary. By submitting an Enrollment Form, the Eligible Employee authorizes payroll deductions from their paycheck in an amount equal to a percentage (of at least one percent (1%)) of their Compensation on each payday occurring during an Offering Period.

Payroll deductions shall commence as soon as administratively practicable following the Offering Date and end on the latest practicable payroll date on or before the Purchase Date. The Company shall maintain records of all payroll deductions but shall have no obligation to pay interest on payroll deductions or to hold such amounts in a trust or in any segregated account. Unless expressly permitted by the Committee, a Participant may not make any separate contributions or payments to the Plan.
(b)
Election Changes.   During an Offering Period, a Participant may decrease (but not increase) their rate of payroll deductions applicable to such Offering Period only once. To make such a change, the Participant must submit a new Enrollment Form authorizing the new rate of payroll deductions at least fifteen (15) days before the Purchase Date. A Participant may decrease or increase their rate of payroll deductions for future Offering Periods by submitting a new Enrollment Form authorizing the new rate of payroll deductions at least fifteen days before the start of the next Offering Period.

(c)
Automatic Re-enrollment.   The deduction rate selected in the Enrollment Form shall remain in effect for subsequent Offering Periods unless the Participant (i) submits a new Enrollment Form authorizing a new level of payroll deductions in accordance with Section 6(b), (ii) withdraws from the Plan in accordance with Section 10, or (iii) terminates employment or otherwise becomes ineligible to participate in the Plan.

Section 7.   Grant of Option.   On each Offering Date, each Participant in the applicable Offering Period shall be granted an option to purchase, on the Purchase Date, a number of Shares determined by dividing the Participant’s accumulated payroll deductions by the applicable Purchase Price; provided, that the maximum number of Shares that may be purchased by all Participants during an Offering Period shall not exceed         Shares1 (subject to adjustment in accordance with Section 17 and the limitations set forth in Section 4 and Section 13 of the Plan) (the “Offering Period Limit”).
Section 8.   Exercise of Option/Purchase of Shares.   A Participant’s option to purchase Shares will be exercised automatically on the Purchase Date of each Offering Period. The Participant’s accumulated payroll deductions will be used to purchase the maximum number of whole Shares that can be purchased with the amounts in the Participant’s notional account, subject to the Offering Period Limit and the limitations set forth in Section 4 and Section 13 of the Plan. No fractional Shares may be purchased, and any contributions unused in a given Offering Period due to being less than the cost of a Share will be returned to the Participant as soon as administratively practicable after the Purchase Date, subject to earlier withdrawal by the Participant in accordance with Section 10 or termination of employment or change in employment status in accordance with Section 11. During a Participant’s lifetime, the Participant’s option to purchase Shares under the Plan is exercisable only by the Participant.
Section 9.   Transfer of Shares.   As soon as administratively practicable, but in no event later than thirty (30) days, after each Purchase Date, the Company will arrange for the delivery to each Participant of the Shares purchased upon exercise of the Participant’s option. The Committee may permit or require that the Shares be deposited directly into an ESPP Share Account established in the name of the Participant with a Designated Broker and may require that the Shares be retained with such Designated Broker for a specified period of time. Participants will not have any voting, dividend or other rights of a shareholder with respect to the Shares subject to any option granted under the Plan until such Shares have been delivered pursuant to this Section 9. No adjustments shall be made for dividends (ordinary or extraordinary, whether in cash securities, or other property) or distribution or other rights for which the record date occurs prior to the date of such issuance, except as otherwise expressly provided herein or as determined by the Committee.
Section 10.   Withdrawal.
(a)
Withdrawal Procedure.   A Participant may withdraw from an Offering by submitting to the Company a revised Enrollment Form indicating their election to withdraw at least fifteen (15) days before the Purchase Date. The accumulated payroll deductions held on behalf of a Participant in their notional account (that have not been used to purchase Shares) shall be paid to the Participant

1
To equal 50% of the Initial ESPP Pool (as defined below).

promptly following receipt of the Participant’s Enrollment Form indicating their election to withdraw and the Participant’s option shall be automatically terminated. If a Participant withdraws from an Offering Period, no payroll deductions will be made during any succeeding Offering Period, unless the Participant re-enrolls in accordance with Section 6(a) of the Plan.
(b)
Effect on Succeeding Offering Periods.   A Participant’s election to withdraw from an Offering Period will not have any effect upon the Participant’s eligibility to participate in succeeding Offering Periods that commence following the completion of the Offering Period from which the Participant withdraws.

Section 11.   Termination of Employment; Change in Employment Status.   Notwithstanding Section 10, upon termination of a Participant’s employment for any reason prior to the Purchase Date, including death, disability or retirement, or a change in the Participant’s employment status following which the Participant is no longer an Eligible Employee, the Participant will be deemed to have withdrawn from an Offering in accordance with Section 10 and the payroll deductions in the Participant’s notional account (that have not been used to purchase Shares) shall be returned to the Participant, or in the case of the Participant’s death, to the person(s) entitled to such amounts by will or the laws of descent and distribution, and the Participant’s option shall be automatically terminated.
Section 12.   Interest.   No interest shall accrue on or be payable with respect to the payroll deductions of a Participant in the Plan.
Section 13.   Shares Reserved for Plan.
(a)
Number of Shares.   The maximum number of Shares available for issuance under the Plan shall not exceed in the aggregate         Shares (the “Initial ESPP Pool”)2, subject to adjustment as provided in Section 17. The Shares may be newly issued Shares, treasury Shares or Shares acquired on the open market. The total number of Shares available for purchase under the Plan shall be increased on the first day of each Company fiscal year following the Effective Date in an amount equal to the lesser of (i) 1% of outstanding Company Capital Stock on the last Business Day of the immediately preceding fiscal year and (ii) such number of Shares as determined by the Board in its discretion; provided that the maximum number of Shares that may be issued under the Plan in any event shall be         Shares3 (subject to any adjustment in accordance with Section 17). If any purchase of Shares pursuant to an option under the Plan is not consummated, the Shares not purchased under such option will again become available for issuance under the Plan.

(b)
Over-subscribed Offerings.   If the Committee determines that, on a particular Purchase Date, the number of Shares with respect to which options are to be exercised exceeds either the number of Shares then available under the Plan or the Offering Period Limit, the Company shall make a pro rata allocation of the Shares remaining available for purchase in as uniform a manner as practicable and as the Committee determines to be equitable. No option granted under the Plan shall permit a Participant to purchase Shares which, if added together with the total number of Shares purchased by all other Participants in such Offering would exceed either the total number of Shares remaining available under the Plan or the Offering Period Limit.

Section 14.   Transferability.   No payroll deductions credited to a Participant, nor any rights with respect to the exercise of an option or any rights to receive Shares hereunder may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will or the laws of descent and distribution, or as provided in Section 17) by the Participant. Any attempt to assign, transfer, pledge or otherwise dispose of such rights or amounts shall be without effect.
Section 15.   Application of Funds.   All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose to the extent permitted by applicable law, and the Company shall not be required to segregate such payroll deductions or contributions.

2
To equal 2% of PubCo Fully Diluted Shares (as defined in the Merger Agreement) as of immediately following closing.

3
To equal ten times the Initial ESPP Pool.

Section 16.   Statements.   Participants will be provided with statements at least annually which shall set forth the contributions made by the Participant to the Plan, the Purchase Price of any Shares purchased with accumulated funds, the number of Shares purchased, and any payroll deduction amounts remaining in the Participant’s notional account.
Section 17.   Designation of Beneficiary.   If permitted by the Committee, a Participant may file, on forms supplied by the Committee, a written designation of beneficiary who, in the event of the Participant’s death, is to receive any Shares from the Participant’s ESPP Share Account or any payroll deduction amounts remaining in the Participant’s notional account.
Section 18.   Adjustments Upon Changes in Capitalization; Dissolution or Liquidation; Corporate Transactions.
(a)
Adjustments.   In the event that any dividend or other distribution (whether in the form of cash, Shares, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the Company’s structure affecting the Shares occurs, then in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, the Committee will, in such manner as it deems equitable, adjust the number of Shares and class of Shares that may be delivered under the Plan, the Purchase Price per Share and the number of Shares covered by each outstanding option under the Plan, and the numerical limits of Section 7 and Section 13.

(b)
Dissolution or Liquidation.   Unless otherwise determined by the Committee, in the event of a proposed dissolution or liquidation of the Company, any Offering Period then in progress will be shortened by setting a new Purchase Date and the Offering Period will end immediately prior to the proposed dissolution or liquidation. The new Purchase Date will be before the date of the Company’s proposed dissolution or liquidation. Before the new Purchase Date, the Committee will provide each Participant with written notice, which may be electronic, of the new Purchase Date and that the Participant’s option will be exercised automatically on such date, unless before such time, the Participant has withdrawn from the Offering in accordance with Section 10 (or deemed to have withdrawn in accordance with Section 11).

(c)
Corporate Transaction.   In the event of a Corporate Transaction, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or a parent or Subsidiary of such successor corporation. If the successor corporation refuses to assume or substitute the option, the Offering Period with respect to which the option relates will be shortened by setting a new Purchase Date on which the Offering Period will end. The new Purchase Date will occur before the date of the Corporate Transaction. Prior to the new Purchase Date, the Committee will provide each Participant with written notice, which may be electronic, of the new Purchase Date and that the Participant’s option will be exercised automatically on such date, unless before such date, the Participant has withdrawn (or, pursuant to Section 11, been deemed to have withdrawn) from the Offering in accordance with Section 10. Notwithstanding the foregoing, in the event of a Corporate Transaction, the Committee may also elect to terminate all outstanding Offering Periods in accordance with Section 19(i).

Section 19.   General Provisions.
(a)
Equal Rights and Privileges.   Notwithstanding any provision of the Plan to the contrary and in accordance with Section 423 of the Code, all Eligible Employees who are granted options under the Plan shall have the same rights and privileges.

(b)
No Right to Continued Service.   Neither the Plan nor any compensation paid hereunder will confer on any Participant the right to continue as an Employee or in any other capacity.

(c)
Rights as Shareholder.   A Participant will become a shareholder with respect to the Shares that are purchased pursuant to options granted under the Plan when the Shares are transferred to the Participant or, if applicable, to the Participant’s ESPP Share Account. A Participant will have no rights as a shareholder with respect to Shares for which an election to participate in an Offering Period has been made until such Participant becomes a shareholder as provided herein.
(d)
Successors and Assigns.   The Plan shall be binding on the Company and its successors and assigns.

(e)
Entire Plan.   This Plan, together with any Enrollment Forms or offering documents, constitutes the entire plan with respect to the subject matter hereof and supersedes all prior plans with respect to the subject matter hereof.

(f)
Compliance with Law.   The obligations of the Company with respect to payments under the Plan are subject to compliance with all applicable laws and regulations. Shares shall not be issued with respect to an option granted under the Plan unless the exercise of such option and the issuance and delivery of the Shares pursuant thereto shall comply with all applicable provisions of law, including, without limitation, the Securities Act, the Exchange Act, and the requirements of any stock exchange upon which the Shares may then be listed.

(g)
Disqualifying Dispositions.   Each Participant shall give the Company prompt written notice of any disposition or other transfer of Shares acquired pursuant to the exercise of an option acquired under the Plan, if such disposition or transfer is made within two years after the Offering Date or within one year after the Purchase Date.

(h)
Term of Plan.   The Plan shall become effective on the Effective Date and, unless terminated earlier pursuant to Section 19(i), shall have a term of ten years.

(i)
Amendment or Termination.   The Committee may, in its sole discretion, amend, suspend or terminate the Plan at any time and for any reason; provided, however, that approval of the Company’s stockholders shall be required to amend the Plan to: (a) increase the aggregate number, or change the type, of Shares that may be sold pursuant to rights under the Plan (other than an adjustment as provided by Section 18); (b) change the Plan in any manner that would be considered the adoption of a new plan within the meaning of Treasury Regulation Section 1.423-2(c)(4); or (c) subject to the first sentence of Section 3(a), change the Plan in any manner that would cause the Plan to no longer be an “employee stock purchase plan” within the meaning of Section 423(b) of the Code. If the Plan is terminated, the Committee may elect to terminate all outstanding Offering Periods either immediately or once Shares have been purchased on the next Purchase Date or permit Offering Periods to expire in accordance with their terms (and subject to any adjustment in accordance with Section 18). If any Offering Period is terminated before its scheduled expiration, all amounts that have not been used to purchase Shares will be returned to Participants (without interest, except as otherwise required by law) as soon as administratively practicable.

(j)
Applicable Law.   The laws of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of the Plan, without regard to such state’s conflict of law rules.

(k)
Shareholder Approval.   The Plan shall be subject to approval by the shareholders of the Company within twelve (12) months before or after the date the Plan is adopted by the Board.

(l)
Section 423.   The Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code, and subject to the first sentence of Section 3(a), any provision of the Plan that is inconsistent with Section 423 of the Code shall be reformed to comply with Section 423 of the Code.

(m)
Withholding.   To the extent required by applicable Federal, state or local law, a Participant must make arrangements satisfactory to the Company for the payment of any withholding or similar tax obligations that arise in connection with the Plan. At any time, the Company or any Subsidiary may, but will not be obligated to, withhold from a Participant’s compensation the amount necessary for the Company or any Subsidiary to meet applicable withholding obligations, including any withholding required to make available to the Company or any Subsidiary any tax deductions or benefits attributable to the sale or early disposition of Shares by such Participant. In addition, the

Company or any Subsidiary may, but will not be obligated to, withhold from the proceeds of the sale of Shares or any other method of withholding that the Company or any Subsidiary deems appropriate to the extent permitted by, where applicable, Treasury Regulation Section 1.423-2(f). The Company will not be required to issue any Shares under the Plan until such obligations are satisfied.
(n)
Severability.   If any provision of the Plan shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and the Plan shall be construed as if such invalid or unenforceable provision were omitted.

(o)
Headings.   The headings of sections herein are included solely for convenience and shall not affect the meaning of any of the provisions of the Plan.

(p)
Participating Subsidiaries.   This Plan shall constitute the Employee Stock Purchase Plan of the Company and each Participating Subsidiary. A Participating Subsidiary may withdraw from the Plan as of any Offering Date by giving written notice to the Board, which notice must be received by at least thirty (30) days prior to such Offering Date.

*   *   *   *

ANNEX H
THE COMPANIES LAW (2020 REVISION)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
MEMORANDUM AND ARTICLES OF ASSOCIATION
OF
ACIES ACQUISITION CORP.
(ADOPTED BY SPECIAL RESOLUTION DATED 22 OCTOBER 2020 AND EFFECTIVE ON 22 OCTOBER 2020)

THE COMPANIES LAW (2020 REVISION)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
MEMORANDUM OF ASSOCIATION
OF
ACIES ACQUISITION CORP.
(ADOPTED BY SPECIAL RESOLUTION DATED 22 OCTOBER 2020 AND EFFECTIVE ON 22 OCTOBER 2020)
1
The name of the Company is Acies Acquisition Corp.

2
The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3
The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4
The liability of each Member is limited to the amount unpaid on such Member’s shares.

5
The share capital of the Company is US$55,500 divided into 500,000,000 Class A ordinary shares of a par value of US$0.0001 each, 50,000,000 Class B ordinary shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each.

6
The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7
Capitalised terms that are not defined in this Amended and Restated Memorandum of Association bear the respective meanings given to them in the Amended and Restated Articles of Association of the Company.

THE COMPANIES LAW (2020 REVISION)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
ARTICLES OF ASSOCIATION
OF
ACIES ACQUISITION CORP.
(ADOPTED BY SPECIAL RESOLUTION DATED 22 OCTOBER 2020 AND EFFECTIVE ON
22 OCTOBER 2020)
1
Interpretation

1.1
In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Affiliate”	in respect of a person, means any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person, and (a) in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, whether by blood, marriage or adoption or anyone residing in such person’s home, a trust for the benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by any of the foregoing and (b) in the case of an entity, shall include a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity.
“Applicable Law”	means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person.
“Articles”	means these amended and restated articles of association of the Company.
“Audit Committee”	means the audit committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.
“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).
“Business Combination”	means a merger, share exchange, asset acquisition, share purchase, reorganisation or similar business combination involving the Company, with one or more businesses or entities (the “target business”), which Business Combination: (a) as long as the securities of the Company are listed on the Nasdaq Capital Market, must occur with one or more target businesses that together have an aggregate fair market value of at least 80 per cent of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the signing of the definitive agreement to enter into such Business Combination; and (b) must not be solely effectuated with another blank cheque company or a similar company with nominal operations.
“business day”	means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorised or obligated by law to close in New York City.
“Clearing House”	means a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.
“Class A Share”	means a Class A ordinary share of a par value of US$0.0001 in the share capital of the Company.
“Class B Share”	means a Class B ordinary share of a par value of US$0.0001 in the share capital of the Company.
“Company”	means the above named company.
“Company’s Website”	means the website of the Company and/or its web-address or domain name (if any).
“Compensation Committee”	means the compensation committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.
“Designated Stock Exchange”	means any United States national securities exchange on which the securities of the Company are listed for trading, including the Nasdaq Capital Market.
“Directors”	means the directors for the time being of the Company.
“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.
“Electronic Communication”	means a communication sent by electronic means, including electronic posting to the Company’s Website, transmission to any number, address or internet website (including the website of the Securities and Exchange Commission) or other electronic delivery methods as otherwise decided and approved by the Directors.
“Electronic Record”	has the same meaning as in the Electronic Transactions Law.
“Electronic Transactions Law”	means the Electronic Transactions Law (2003 Revision) of the Cayman Islands.
“Equity-linked Securities”	means any debt or equity securities that are convertible, exercisable or exchangeable for Class A Shares issued in a financing transaction in connection with a Business Combination, including but not limited to a private placement of equity or debt.
“Exchange Act”	means the United States Securities Exchange Act of 1934, as amended, or any similar U.S. federal statute and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time.
“Founders”	means all Members immediately prior to the consummation of the IPO.
“Independent Director”	has the same meaning as in the rules and regulations of the Designated Stock Exchange or in Rule 10A-3 under the Exchange Act, as the case may be.
“IPO”	means the Company’s initial public offering of securities.
“Member”	has the same meaning as in the Statute.
“Memorandum”	means the amended and restated memorandum of association of the Company.
“Officer”	means a person appointed to hold an office in the Company.
“Ordinary Resolution”	means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.
“Over-Allotment Option”	means the option of the Underwriters to purchase up to an additional 15 per cent of the firm units (as described in the Articles) issued in the IPO at a price equal to US$10 per unit, less underwriting discounts and commissions.
“Preference Share”	means a preference share of a par value of US$0.0001 in the share capital of the Company.
“Public Share”	means a Class A Share issued as part of the units (as described in the Articles) issued in the IPO.
“Redemption Notice”	means a notice in a form approved by the Company by which a holder of Public Shares is entitled to require the Company to redeem its Public Shares, subject to any conditions contained therein.
“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.
“Registered Office”	means the registered office for the time being of the Company.
“Representative”	means a representative of the Underwriters.
“Seal”	means the common seal of the Company and includes every duplicate seal.
“Securities and Exchange Commission”	means the United States Securities and Exchange Commission.
“Share”	means a Class A Share, a Class B Share or a Preference Share and includes a fraction of a share in the Company.
“Special Resolution”	subject to Article 29.4, has the same meaning as in the Statute, and includes a unanimous written resolution.
“Sponsor”	means Acies Acquisition, LLC, a Cayman Islands limited liability company, and its successors or assigns.
“Statute”	means the Companies Law (2020 Revision) of the Cayman Islands.
“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.
“Trust Account”	means the trust account established by the Company upon the consummation of its IPO and into which a certain amount of the net proceeds of the IPO, together with a certain amount of the proceeds of a private placement of warrants simultaneously with the closing date of the IPO, will be deposited.
“Underwriter”	means an underwriter of the IPO from time to time and any successor underwriter.

1.2
In the Articles:

(a)
words importing the singular number include the plural number and vice versa;

(b)
words importing the masculine gender include the feminine gender;

(c)
words importing persons include corporations as well as any other legal or natural person;

(d)
“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)
“shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)
references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)
any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)
the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)
headings are inserted for reference only and shall be ignored in construing the Articles;

(j)
any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(k)
any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Law;

(l)
sections 8 and 19(3) of the Electronic Transactions Law shall not apply;

(m)
the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)
the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2
Commencement of Business

2.1
The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2
The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3
Issue of Shares and other Securities

3.1
Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividends or other distributions, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights, save that the Directors shall not allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) to the extent that it may affect the ability of the Company to carry out a Class B Ordinary Share Conversion set out in the Articles.

3.2
The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Directors may from time to time determine.

3.3
The Company may issue units of securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine. The securities comprising any such units which are issued pursuant to the IPO can only be traded separately from one another on the 52nd day following the date of the prospectus relating to the IPO unless the Representative(s) determines that an earlier date is acceptable, subject to the Company having filed a current report on Form 8-K with the Securities and Exchange Commission and a press release announcing when such separate trading will begin. Prior to such date, the units can be traded, but the securities comprising such units cannot be traded separately from one another.
3.4
The Company shall not issue Shares to bearer.

4
Register of Members

4.1
The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

4.2
The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5
Closing Register of Members or Fixing Record Date

5.1
For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may, after notice has been given by advertisement in an appointed newspaper or any other newspaper or by any other means in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

5.2
In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

5.3
If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

6
Certificates for Shares

6.1
A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to the Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2
The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3
If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4
Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

6.5
Share certificates shall be issued within the relevant time limit as prescribed by the Statute, if applicable, or as the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law may from time to time determine, whichever is shorter, after the allotment or, except in the case of a Share transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgement of a Share transfer with the Company.

7
Transfer of Shares

7.1
Subject to the terms of the Articles, any Member may transfer all or any of his Shares by an instrument of transfer provided that such transfer complies with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. If the Shares in question were issued in conjunction with rights, options or warrants issued pursuant to the Articles on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such option or warrant.

7.2
The instrument of transfer of any Share shall be in writing in the usual or common form or in a form prescribed by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law or in any other form approved by the Directors and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee) and may be under hand or, if the transferor or transferee is a Clearing House or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

8
Redemption, Repurchase and Surrender of Shares

8.1
Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares, except Public Shares, shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of such Shares. With respect to redeeming or repurchasing the Shares:

(a)
Members who hold Public Shares are entitled to request the redemption of such Shares in the circumstances described in the Business Combination Article hereof;

(b)
Class B Ordinary Shares held by the Sponsor shall be surrendered by the Sponsor for no consideration on a pro-rata basis to the extent that the Over-Allotment Option is not exercised in full so that the Founders will own 20 per cent of the Company’s issued Shares after the IPO (exclusive of any securities purchased in a private placement simultaneously with the IPO); and

(c)
Public Shares shall be repurchased by way of tender offer in the circumstances set out in the Business Combination Article hereof.

8.2
Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member. For the avoidance of doubt, redemptions, repurchases and surrenders of Shares in the circumstances described in the Article above shall not require further approval of the Members.

8.3
The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

8.4
The Directors may accept the surrender for no consideration of any fully paid Share.

9
Treasury Shares

9.1
The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

9.2
The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

10
Variation of Rights of Shares

10.1
Subject to Article 3.1, if at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class (other than with respect to a waiver of the provisions of the Class B Ordinary Share Conversion Article hereof, which as stated therein shall only require the consent in writing of the holders of a majority of the issued Shares of that class), or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

10.2
For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

10.3
The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith or Shares issued with preferred or other rights.

11
Commission on Sale of Shares

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

12
Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.
13
Lien on Shares

13.1
The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

13.2
The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3
To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

13.4
The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

14
Call on Shares

14.1
Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

14.2
A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

14.3
The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

14.4
If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

14.5
An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6
The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

14.7
The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8
No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15
Forfeiture of Shares

15.1
If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

15.2
If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

15.3
A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

15.4
A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

15.5
A certificate in writing under the hand of one Director or Officer that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6
The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

16
Transmission of Shares

16.1
If a Member dies, the survivor or survivors (where he was a joint holder), or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.
16.2
Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

16.3
A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles), the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

17
Class B Ordinary Share Conversion

17.1
The rights attaching to the Class A Shares and Class B Shares shall rank pari passu in all respects, and the Class A Shares and Class B Shares shall vote together as a single class on all matters (subject to the Variation of Rights of Shares Article and the Appointment and Removal of Directors Article hereof) with the exception that the holder of a Class B Share shall have the conversion rights referred to in this Article.

17.2
Class B Shares shall automatically convert into Class A Shares on a one-for-one basis (the “Initial Conversion Ratio”): (a) at any time and from time to time at the option of the holders thereof; and (b) automatically on the day of the closing of a Business Combination.

17.3
Notwithstanding the Initial Conversion Ratio, in the case that additional Class A Shares or any other Equity-linked Securities, are issued, or deemed issued, by the Company in excess of the amounts offered in the IPO and related to the closing of a Business Combination, all Class B Shares in issue shall automatically convert into Class A Shares at the time of the closing of a Business Combination at a ratio for which the Class B Shares shall convert into Class A Shares will be adjusted (unless the holders of a majority of the Class B Shares in issue agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A Shares issuable upon conversion of all Class B Shares will equal, on an as-converted basis, in the aggregate, 20 per cent of the sum of all Class A Shares and Class B Shares in issue upon completion of the IPO plus all Class A Shares and Equity-linked Securities issued or deemed issued in connection with a Business Combination excluding any Shares or Equity-linked Securities issued, or to be issued, to any seller in a Business Combination and any private placement warrants issued to the Sponsor or its Affiliates upon conversion of working capital loans made to the Company.

17.4
Notwithstanding anything to the contrary contained herein, the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional Class A Shares or Equity-linked Securities by the written consent or agreement of holders of a majority of the Class B Shares then in issue consenting or agreeing separately as a separate class in the manner provided in the Variation of Rights of Shares Article hereof.
17.5
The foregoing conversion ratio shall also be adjusted to account for any subdivision (by share subdivision, exchange, capitalisation, rights issue, reclassification, recapitalisation or otherwise) or combination (by share consolidation, exchange, reclassification, recapitalisation or otherwise) or similar reclassification or recapitalisation of the Class A Shares in issue into a greater or lesser number of shares occurring after the original filing of the Articles without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalisation of the Class B Shares in issue.

17.6
Each Class B Share shall convert into its pro rata number of Class A Shares pursuant to this Article. The pro rata share for each holder of Class B Shares will be determined as follows: each Class B Share shall convert into such number of Class A Shares as is equal to the product of 1 multiplied by a fraction, the numerator of which shall be the total number of Class A Shares into which all of the Class B Shares in issue shall be converted pursuant to this Article and the denominator of which shall be the total number of Class B Shares in issue at the time of conversion.

17.7
References in this Article to “converted”, “conversion” or “exchange” shall mean the compulsory redemption without notice of Class B Shares of any Member and, on behalf of such Members, automatic application of such redemption proceeds in paying for such new Class A Shares into which the Class B Shares have been converted or exchanged at a price per Class B Share necessary to give effect to a conversion or exchange calculated on the basis that the Class A Shares to be issued as part of the conversion or exchange will be issued at par. The Class A Shares to be issued on an exchange or conversion shall be registered in the name of such Member or in such name as the Member may direct.

17.8
Notwithstanding anything to the contrary in this Article, in no event may any Class B Share convert into Class A Shares at a ratio that is less than one-for-one.

18
Amendments of Memorandum and Articles of Association and Alteration of Capital

18.1
The Company may by Ordinary Resolution:

(a)
increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)
consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)
convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)
by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)
cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

18.2
All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

18.3
Subject to the provisions of the Statute, the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution and Article 29.4, the Company may by Special Resolution:

(a)
change its name;

(b)
alter or add to the Articles;

(c)
alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)
reduce its share capital or any capital redemption reserve fund.

19
Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.
20
General Meetings

20.1
All general meetings other than annual general meetings shall be called extraordinary general meetings.

20.2
The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings the report of the Directors (if any) shall be presented.

20.3
The Directors, the chief executive officer or the chairman of the board of Directors may call general meetings, and, for the avoidance of doubt, Members shall not have the ability to call general meetings.

20.4
Members seeking to bring business before the annual general meeting or to nominate candidates for appointment as Directors at the annual general meeting must deliver notice to the principal executive offices of the Company not less than 120 calendar days before the date of the Company’s proxy statement released to Members in connection with the previous year’s annual general meeting or, if the Company did not hold an annual general meeting the previous year, or if the date of the current year’s annual general meeting has been changed by more than 30 days from the date of the previous year’s annual general meeting, then the deadline shall be set by the board of Directors with such deadline being a reasonable time before the Company begins to print and send its related proxy materials.2

21
Notice of General Meetings

21.1
At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)
in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)
in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety-five per cent in par value of the Shares giving that right.

21.2
The accidental omission to give notice of a general meeting to, or the non receipt of notice of a

2
Onshore Counsel/Client to confirm if the preference would be to include a longer form version setting out specific rights and procedures to be followed.

general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.
22
Proceedings at General Meetings

22.1
No business shall be transacted at any general meeting unless a quorum is present. The holders of a majority of the Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum.

22.2
A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

22.3
A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

22.4
If a quorum is not present within half an hour from the time appointed for the meeting to commence, the meeting shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

22.5
The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman, if any, of the board of Directors shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

22.6
If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.

22.7
The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

22.8
When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

22.9
If, prior to a Business Combination, a notice is issued in respect of a general meeting and the Directors, in their absolute discretion, consider that it is impractical or undesirable for any reason to hold that general meeting at the place, the day and the hour specified in the notice calling such general meeting, the Directors may postpone the general meeting to another place, day and/or hour provided that notice of the place, the day and the hour of the rearranged general meeting is promptly given to all Members. No business shall be transacted at any postponed meeting other than the business specified in the notice of the original meeting.

22.10
When a general meeting is postponed for thirty days or more, notice of the postponed meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of a postponed meeting. All proxy forms submitted for the original general meeting shall remain valid for the postponed meeting. The Directors may postpone a general meeting which has already been postponed.

22.11
A resolution put to the vote of the meeting shall be decided on a poll.

22.12
A poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

22.13
A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

22.14
In the case of an equality of votes the chairman shall be entitled to a second or casting vote.

23
Votes of Members

23.1
Subject to any rights or restrictions attached to any Shares, including as set out at Article 29.4, every Member present in any such manner shall have one vote for every Share of which he is the holder.

23.2
In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

23.3
A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

23.4
No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

23.5
No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

23.6
Votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

23.7
A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

24
Proxies

24.1
The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

24.2
The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.
24.3
The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

24.4
The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

24.5
Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

25
Corporate Members

25.1
Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

25.2
If a Clearing House (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the Clearing House (or its nominee(s)) as if such person was the registered holder of such Shares held by the Clearing House (or its nominee(s)).

26
Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.
27
Directors

27.1
There shall be a board of Directors consisting of not less than one person provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors.

27.2
The Directors shall be divided into three classes: Class I, Class II and Class III. The number of Directors in each class shall be as nearly equal as possible. Upon the adoption of the Articles, the existing Directors shall by resolution classify themselves as Class I, Class II or Class III Directors.

The Class I Directors shall stand appointed for a term expiring at the Company’s first annual general meeting, the Class II Directors shall stand appointed for a term expiring at the Company’s second annual general meeting and the Class III Directors shall stand appointed for a term expiring at the Company’s third annual general meeting. Commencing at the Company’s first annual general meeting, and at each annual general meeting thereafter, Directors appointed to succeed those Directors whose terms expire shall be appointed for a term of office to expire at the third succeeding annual general meeting after their appointment. Except as the Statute or other Applicable Law may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the appointment of Directors and/or the removal of one or more Directors and the filling of any vacancy in that connection, additional Directors and any vacancies in the board of Directors, including unfilled vacancies resulting from the removal of Directors for cause, may be filled by the vote of a majority of the remaining Directors then in office, although less than a quorum (as defined in the Articles), or by the sole remaining Director. All Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been appointed and qualified. A Director appointed to fill a vacancy resulting from the death, resignation or removal of a Director shall serve for the remainder of the full term of the Director whose death, resignation or removal shall have created such vacancy and until his successor shall have been appointed and qualified.
28
Powers of Directors

28.1
Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

28.2
All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

28.3
The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

28.4
The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

29
Appointment and Removal of Directors

29.1
Prior to the closing of a Business Combination, the Company may by Ordinary Resolution of the holders of the Class B Shares appoint any person to be a Director or may by Ordinary Resolution of the holders of the Class B Shares remove any Director. For the avoidance of doubt, prior to the closing of a Business Combination, holders of Class A Shares shall have no right to vote on the appointment or removal of any Director.

29.2
The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

29.3
After the closing of a Business Combination, the Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.

29.4
Prior to the closing of a Business Combination, Article 29.1 may only be amended by a Special Resolution passed by at least two-thirds of such Members (which shall include a simple majority of the holders of Class B Shares) as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been given, or by way of unanimous written resolution.

30
Vacation of Office of Director

The office of a Director shall be vacated if:
(a)
the Director gives notice in writing to the Company that he resigns the office of Director; or

(b)
the Director absents himself (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

(c)
the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)
the Director is found to be or becomes of unsound mind; or

(e)
all of the other Directors (being not less than two in number) determine that he should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.

31
Proceedings of Directors

31.1
The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be a majority of the Directors then in office.

31.2
Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote.

31.3
A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

31.4
A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

31.5
A Director may, or other Officer on the direction of a Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

31.6
The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.
31.7
The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

31.8
All acts done by any meeting of the Directors or of a committee of the Directors shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

31.9
A Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

32
Presumption of Assent

A Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.
33
Directors’ Interests

33.1
A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

33.2
A Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

33.3
A Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

33.4
No person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director holding office or of the fiduciary relationship thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

33.5
A general notice that a Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.
34
Minutes

The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of Officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors present at each meeting.
35
Delegation of Directors’ Powers

35.1
The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors (including, without limitation, the Audit Committee, the Compensation Committee and the Nominating Committee). Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.2
The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.3
The Directors may adopt formal written charters for committees and, if so adopted, shall review and assess the adequacy of such formal written charters on an annual basis. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in the Articles and shall have such powers as the Directors may delegate pursuant to the Articles and as required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. Each of the Audit Committee, the Compensation Committee and the Nominating Committee, if established, shall consist of such number of Directors as the Directors shall from time to time determine (or such minimum number as may be required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law). For so long as any class of Shares is listed on the Designated Stock Exchange, the Audit Committee, the Compensation Committee and the Nominating Committee shall be made up of such number of Independent Directors as is required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law.

35.4
The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

35.5
The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.
35.6
The Directors may appoint such Officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an Officer may be removed by resolution of the Directors or Members. An Officer may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

36
No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.
37
Remuneration of Directors

37.1
The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine, provided that no cash remuneration shall be paid to any Director by the Company prior to the consummation of a Business Combination. The Directors shall also, whether prior to or after the consummation of a Business Combination, be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

37.2
The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

38
Seal

38.1
The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some Officer or other person appointed by the Directors for the purpose.

38.2
The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

38.3
A Director or Officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

39
Dividends, Distributions and Reserve

39.1
Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.
39.2
Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

39.3
The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

39.4
The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

39.5
Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

39.6
The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

39.7
Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

39.8
No Dividend or other distribution shall bear interest against the Company.

39.9
Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

40
Capitalisation

The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.
41
Books of Account

41.1
The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

41.2
The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

41.3
The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

42
Audit

42.1
The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

42.2
Without prejudice to the freedom of the Directors to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Directors shall establish and maintain an Audit Committee as a committee of the Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. The Audit Committee shall meet at least once every financial quarter, or more frequently as circumstances dictate.

42.3
If the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.

42.4
The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).

42.5
If the office of Auditor becomes vacant by resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.

42.6
Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers such information and explanation as may be necessary for the performance of the duties of the Auditor.
42.7
Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

42.8
Any payment made to members of the Audit Committee (if one exists) shall require the review and approval of the Directors, with any Director interested in such payment abstaining from such review and approval.

42.9
The Audit Committee shall monitor compliance with the terms of the IPO and, if any non-compliance is identified, the Audit Committee shall be charged with the responsibility to take all action necessary to rectify such non-compliance or otherwise cause compliance with the terms of the IPO.

42.10
At least one member of the Audit Committee shall be an “audit committee financial expert” as determined by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. The “audit committee financial expert” shall have such past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication.

43
Notices

43.1
Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Notice may also be served by Electronic Communication in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or by placing it on the Company’s Website.

43.2
Where a notice is sent by:

(a)
courier; service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier;

(b)
post; service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted;

(c)
cable, telex or fax; service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted;

(d)
e-mail or other Electronic Communication; service of the notice shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient; and

(e)
placing it on the Company’s Website; service of the notice shall be deemed to have been effected one hour after the notice or document was placed on the Company’s Website.

43.3
A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

43.4
Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

44
Winding Up

44.1
If the Company shall be wound up, the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)
if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)
if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

44.2
If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

45
Indemnity and Insurance

45.1
Every Director and Officer (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former Officer (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, wilful neglect or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful neglect or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud, wilful neglect or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.
45.2
The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

45.3
The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or Officer against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

46
Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.
47
Transfer by Way of Continuation

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.
48
Mergers and Consolidations

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.
49
Business Combination

49.1
Notwithstanding any other provision of the Articles, this Article shall apply during the period commencing upon the adoption of the Articles and terminating upon the first to occur of the consummation of a Business Combination and the full distribution of the Trust Account pursuant to this Article. In the event of a conflict between this Article and any other Articles, the provisions of this Article shall prevail.

49.2
Prior to the consummation of a Business Combination, the Company shall either:

(a)
submit such Business Combination to its Members for approval; or

(b)
provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the Trust Account (net of taxes paid or payable, if any), divided by the number of then issued Public Shares, provided that the Company shall not repurchase Public Shares in an amount that would cause the Company’s net tangible assets to be less than US$5,000,001 upon consummation of such Business Combination.
49.3
If the Company initiates any tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act in connection with a proposed Business Combination, it shall file tender offer documents with the Securities and Exchange Commission prior to completing such Business Combination which contain substantially the same financial and other information about such Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act. If, alternatively, the Company holds a general meeting to approve a proposed Business Combination, the Company will conduct any redemptions in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act, and not pursuant to the tender offer rules, and file proxy materials with the Securities and Exchange Commission.

49.4
At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that such Business Combination is approved by Ordinary Resolution, the Company shall be authorised to consummate such Business Combination, provided that the Company shall not consummate such Business Combination unless the Company has net tangible assets of at least US$5,000,001 immediately prior to, or upon such consummation of, or any greater net tangible asset or cash requirement that may be contained in the agreement relating to, such Business Combination.

49.5
Any Member holding Public Shares who is not the Sponsor, a Founder, Officer or Director may, at least two business days’ prior to any vote on a Business Combination, elect to have their Public Shares redeemed for cash, in accordance with any applicable requirements provided for in the related proxy materials (the “IPO Redemption”), provided that no such Member acting together with any Affiliate of his or any other person with whom he is acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15 per cent of the Public Shares in the aggregate without the prior consent of the Company and provided further that any beneficial holder of Public Shares on whose behalf a redemption right is being exercised must identify itself to the Company in connection with any redemption election in order to validly redeem such Public Shares. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he is voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (such interest shall be net of taxes payable) and not previously released to the Company to pay its taxes, divided by the number of then issued Public Shares (such redemption price being referred to herein as the “Redemption Price”), but only in the event that the applicable proposed Business Combination is approved and consummated. The Company shall not redeem Public Shares that would cause the Company’s net tangible assets to be less than US$5,000,001 following such redemptions (the “Redemption Limitation”).

49.6
A Member may not withdraw a Redemption Notice once submitted to the Company unless the Directors determine (in their sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part).

49.7
In the event that the Company does not consummate a Business Combination by 24 months from the consummation of the IPO or 27 months from the consummation of the IPO if the Company has executed a letter of intent, agreement in principle or definitive agreement for an Business Combination within 24 months from the consummation of the IPO, or such later time as the Members may approve in accordance with the Articles, the Company shall:

(a)
cease all operations except for the purpose of winding up;

(b)
as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust

Account and not previously released to the Company (less taxes payable and up to US$100,000 of interest to pay dissolution expenses), divided by the number of then Public Shares in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any); and
(c)
as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve,

subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and other requirements of Applicable Law.
49.8
In the event that any amendment is made to the Articles:

(a)
to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or redeem 100 per cent of the Public Shares if the Company does not consummate a Business Combination within 24 months from the consummation of the IPO or 27 months from the consummation of the IPO if the Company has executed a letter of intent, agreement in principle or definitive agreement for an Business Combination within 24 months from the consummation of the IPO; or

(b)
with respect to any other provision relating to Members’ rights or pre-Business Combination activity,

each holder of Public Shares who is not the Sponsor, a Founder, Officer or Director shall be provided with the opportunity to redeem their Public Shares upon the approval or effectiveness of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding Public Shares. The Company’s ability to provide such redemption in this Article is subject to the Redemption Limitation.
49.9
A holder of Public Shares shall be entitled to receive distributions from the Trust Account only in the event of an IPO Redemption, a repurchase of Shares by means of a tender offer pursuant to this Article, or a distribution of the Trust Account pursuant to this Article. In no other circumstance shall a holder of Public Shares have any right or interest of any kind in the Trust Account.

49.10
After the issue of Public Shares, and prior to the consummation of a Business Combination, the Company shall not issue additional Shares or any other securities that would entitle the holders thereof to:

(a)
receive funds from the Trust Account; or

(b)
vote as a class with Public Shares on a Business Combination.

49.11
The uninterested Independent Directors shall approve any transaction or transactions between the Company and any of the following parties:

(a)
any Member owning an interest in the voting power of the Company that gives such Member a significant influence over the Company; and

(b)
any Director or Officer and any Affiliate of such Director or Officer.

49.12
A Director may vote in respect of a Business Combination in which such Director has a conflict of interest with respect to the evaluation of such Business Combination. Such Director must disclose such interest or conflict to the other Directors.

49.13
As long as the securities of the Company are listed on the Nasdaq Capital Market, the Company must complete one or more Business Combinations having an aggregate fair market value of at least 80 per cent of the assets held in the Trust Account (net of amounts previously disbursed to the Company’s management for taxes and excluding the amount of deferred underwriting discounts held in the Trust Account) at the time of the Company’s signing a definitive agreement in connection with a Business Combination. A Business Combination must not be effectuated with another blank cheque company or a similar company with nominal operations.
49.14
The Company may enter into a Business Combination with a target business that is Affiliated with the Sponsor, a Founder, a Director or an Officer. In the event the Company seeks to consummate a Business Combination with a target that is Affiliated with the Sponsor, a Founder, a Director or an Officer, the Company, or a committee of Independent Directors, will obtain an opinion from an independent investment banking firm or another valuation or appraisal firm that regularly renders fairness opinions on the type of target business the Company is seeking to acquire that is a member of the United States Financial Industry Regulatory Authority or an independent accounting firm that such a Business Combination is fair to the Company from a financial point of view.

50
Business Opportunities

50.1
To the fullest extent permitted by Applicable Law, no individual serving as a Director or an Officer (“Management”) shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company. To the fullest extent permitted by Applicable Law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for Management, on the one hand, and the Company, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by Applicable Law, Management shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member, Director and/or Officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company.

50.2
Except as provided elsewhere in this Article, the Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Company and Management, about which a Director and/or Officer who is also a member of Management acquires knowledge.

50.3
To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article to be a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by Applicable Law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by Applicable Law, the provisions of this Article apply equally to activities conducted in the future and that have been conducted in the past.

ANNEX I
FORM OF CERTIFICATE OF INCORPORATION
OF
PLAYSTUDIOS, INC.
ARTICLE 1
NAME
The name of the corporation is PLAYSTUDIOS, Inc. (the “Corporation”).
ARTICLE 2
REGISTERED OFFICE AND AGENT
The address of the registered office of the Corporation in the State of Delaware is 3500 South DuPont Highway in the City of Dover, County of Kent, and the name of the registered agent of the Corporation in the State of Delaware at such address is Incorporating Services, Ltd.
ARTICLE 3
PURPOSE AND POWERS
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (the “DGCL”).
ARTICLE 4
CAPITAL STOCK
Section 4.01. Authorized Shares.
(a)   The total number of shares of stock that the Corporation shall have authority to issue is        , consisting of:
(i)   2,000,000,000 shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”),
(ii)   25,000,000 shares of Class B common stock, par value $0.0001 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), and
(iii)   100,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).
Except as otherwise indicated, capitalized terms in this Article 4 shall have the meanings set forth in Section 4.04.
(b)   Subject to the rights of the holders of any series of Preferred Stock then outstanding and Section 4.03(e), the number of authorized shares of the Class A Common Stock, the Class B Common Stock or the Preferred Stock may be increased or decreased (but not below the number of shares of the Class A Common Stock, the Class B Common Stock or the Preferred Stock, as the case may be, then outstanding) by the affirmative vote of the holders of shares of capital stock of the Corporation representing at least a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL.
Section 4.02. Preferred Stock. The Board of Directors of the Corporation (the “Board of Directors”) is hereby empowered, without any action or vote by the Corporation’s stockholders (except as may otherwise be provided by the terms of any class or series of Preferred Stock then outstanding), to authorize by resolution or resolutions from time to time the issuance of one or more classes or series of Preferred Stock and to fix the designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to each such class or series of Preferred

Stock and the number of shares constituting each such class or series, and to increase or decrease the number of shares of any such class or series to the extent permitted by the DGCL.
Section 4.03. Common Stock. The rights, powers, preferences, privileges, restrictions and other matters relating to the Common Stock are as follows:
(a)   Identical Rights. Except as otherwise expressly provided in this Certificate of Incorporation or required by applicable law, shares of Class A Common Stock and Class B Common Stock shall have the same rights and powers, share ratably and be identical in all respects as to all matters, including:
(i)   Subject to the prior rights of holders of any classes and series of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors. Any dividends paid to the holders of shares of Common Stock shall be paid pro rata to the holders of the Class A Common Stock and Class B Common Stock, on an equal priority, pari passu basis.
(ii)   The Corporation shall not declare or pay any dividend or make any other distribution to the holders of Common Stock payable in securities of the Corporation unless the same dividend or distribution with the same record date and payment date shall be declared and paid on all shares of Common Stock; provided, however, that:
(A)   dividends or other distributions payable in shares of Class A Common Stock or rights to acquire shares of Class A Common Stock may be declared and paid to the holders of Class A Common Stock without the same dividend or distribution being declared and paid to the holders of Class B Common Stock if, and only if, a dividend payable in shares of Class B Common Stock, or rights to acquire shares of Class B Common Stock, are declared and paid to the holders of Class B Common Stock at the same rate and with the same record date and payment date; and
(B)   dividends or other distributions payable in shares of Class B Common Stock or rights to acquire shares of Class B Common Stock may be declared and paid to the holders of Class B Common Stock without the same dividend or distribution being declared and paid to the holders of Class A Common Stock if, and only if, a dividend payable in shares of Class A Common Stock, or rights to acquire shares of Class A Common Stock, are declared and paid to the holders of Class A Common Stock at the same rate and with the same record date and payment date.
For the avoidance of doubt, nothing in this Section 4.03(a)(ii) shall prevent the Corporation from declaring and paying dividends or other distributions payable in shares of one class of Common Stock or rights to acquire one class of Common Stock to holders of all classes of Common Stock.
(iii)   If the Corporation in any manner reclassifies, subdivides or combines the outstanding shares of Class A Common Stock or Class B Common Stock, then the outstanding shares of all Common Stock will be concurrently therewith be proportionately reclassified, subdivided or combined in a manner that maintains the same proportionate equity ownership and voting rights between the holders of the outstanding shares of Class A Common Stock and the holders of the outstanding shares of Class B Common stock on the record date for such reclassification, subdivision or combination.
(b)   Voting Rights. Except as otherwise provided in this Certificate of Incorporation or as required by law, the holders of Class A Common Stock and the holders of Class B Common Stock will vote together as a single class and not as separate series or classes, with:
(i)   each holder of shares of Class A Common Stock entitled to one vote for each share thereof; and
(ii)   each holder of shares of Class B Common Stock entitled to twenty (20) votes for each share thereof;
provided, however, that, except as otherwise required by the DGCL or other applicable law, holders of shares of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation that relates solely to the terms of one or more outstanding classes or series of

Preferred Stock if the holders of such affected class or series are entitled, either separately or together with the holders of one or more other such classes or series, to vote thereon pursuant to this Certificate of Incorporation or pursuant to the DGCL.
(c)   Liquidation Rights.
(i)   In the event of a Liquidation Event, subject to the rights of any Preferred Stock that may then be outstanding, and subject to Section 4.03(c)(ii):
(A)   the assets of the Corporation legally available for distribution to stockholders shall be distributed on an equal priority, pro rata basis to the holders of Class A Common Stock and Class B Common Stock; and
(B)   any merger or consolidation of the Corporation with or into any other entity shall require approval of the affirmative vote of the holders of at least a majority of the outstanding shares of Class A Common Stock entitled to vote thereon and by the affirmative vote of the holders of at least a majority of the outstanding shares of Class B Common Stock entitled to vote thereon, each voting separately as a class, unless (x) the shares of Class A Common Stock and Class B Common Stock outstanding immediately prior to such merger or consolidation are treated equally, identically and ratably, on a per share basis, including whether such shares remain outstanding with respect to any consideration into which such shares are converted or any consideration paid or otherwise distributed to stockholders of the Corporation in respect thereof; and (y) such shares are converted on a pro rata basis into shares of the surviving entity or its Parent in such transaction having substantially identical rights, powers and privileges to the shares of Class A Common Stock and Class B Common Stock in effect immediately prior to such merger or consolidation, respectively.
(ii)   Notwithstanding anything to the contrary contained in this Section 4.03(c):
(A)   consideration to be paid or received by a holder of Common Stock in connection with any Liquidation Event or any merger or consolidation of the Corporation with or into any entity pursuant to any employment, consulting, severance or similar services arrangement shall not be deemed to be a “distribution to stockholders” for the purpose of this Section 4.03(c); and
(B) holders of shares of Class A Common Stock and holders of shares of Class B Common Stock may receive, or have the right to elect to receive, different or disproportionate consideration in connection with such Liquidation Event or such merger or consolidation of the Corporation, if the only difference in the per share consideration to the holders of Class A Common Stock and Class B Common Stock is that any securities distributed to the holder of a share of Class B Common Stock have a greater number of votes per share (but in no event greater than twenty (20) times) the voting power of any securities distributed to the holder of a share of Class A Common Stock.
(d) Conversion of the Class B Common Stock. The Class B Common Stock will be convertible into Class A Common Stock as follows:
(i)   Each share of Class B Common Stock will automatically convert into one fully paid and nonassessable share of Class A Common Stock on the Final Conversion Date.
(ii)   With respect to any holder of Class B Common Stock, each share of Class B Common Stock held by such holder will automatically be converted into one fully paid and nonassessable share of Class A Common Stock, as follows:
(A)   on the affirmative written election of such holder or, if later, at the time or the happening of a future event specified in such written election (which election may be revoked by such holder prior to the date on which the automatic conversion would otherwise occur unless otherwise specified by such holder); or
(B)   on the occurrence of a Transfer of such share of Class B Common Stock, other than a Permitted Transfer.

(iii)   Procedures. The Corporation may, from time to time, establish such policies and procedures relating to the conversion of the Class B Common Stock to Class A Common Stock and the general administration of this dual class stock structure, including book entry records or stock certificates with respect thereto, as it may deem necessary or advisable, and may from time to time request that holders of shares of Class B Common Stock furnish certifications, affidavits or other proof to the Corporation as it deems necessary to verify the ownership of Class B Common Stock and to confirm that a conversion to Class A Common Stock has not occurred. A determination by the Corporation as to whether or not a Transfer has occurred and results in a conversion to Class A Common Stock shall be conclusive and binding.
(iv)   Immediate Effect. A conversion of shares of Class B Common Stock to shares of Class A Common Stock shall be deemed effective:
(A)   in the case of a conversion pursuant to Section 4.03(d)(i), immediately on the Final Conversion Date, subject in all cases to any transition periods specifically provided for in this Certificate of Incorporation; or
(B)   in the case of a conversion pursuant to Section 4.03(d)(ii)(B), immediately upon the closing of such Transfer or, if earlier, the loss by the transferee of Voting Control with respect to the shares subject to such Transfer.
Upon any conversion of Class B Common Stock to Class A Common Stock in accordance with this Certificate of Incorporation, all rights of the holder of Class B Common Stock shall cease and the person or persons in whose names or names the certificate or certificates representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock.
(v)   Transition Period. From the time of the death or Disability of the Founder until the Final Conversion Date, Voting Control over the shares of Class B Common Stock (including shares held of record by any Qualified Stockholder) shall only be exercised in accordance with an Approved Transition Agreement, or, if no such Approved Transition Agreement is in place at the time of such death or Disability, shall be exercised by a person (including a person serving as trustee) previously designated by the Founder and approved by a majority of the Independent Directors (a “Founder Designee”).
(vi)   Reservation of Stock Issuable Upon Conversion. The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of the Class B Common Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock will not be sufficient to effect the conversion of all then-outstanding shares of Class B Common Stock, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as will be sufficient for such purpose.
(vii)   No Reissuance of Class B Common Stock. No share or shares of Class B Common Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares that the Corporation shall be authorized to issue.
(e)   Class B Protective Provisions. Prior to the Final Conversion Date, the Corporation shall not, without the prior affirmative vote of the holders of at least a majority of the outstanding shares of Class B Common Stock, voting as a separate class, in addition to any other vote required by applicable law or this Certificate:
(i)   directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise, amend or repeal, or adopt any provision of this Certificate of Incorporation inconsistent with, or otherwise alter, any provision of this Certificate of Incorporation that modifies the voting, conversion or other rights, powers, preferences, privileges or restrictions of the Class B Common Stock;

(ii)   reclassify any outstanding shares of Class A Common Stock into shares having (i) rights as to dividends or liquidation that are senior to the Class B Common Stock or (ii) the right to have more than one (1) vote for each share thereof, except as required by applicable law;
(iii)   decrease or increase the number of authorized shares of Class B Common Stock or issue any shares of Class B Common Stock (other than shares of Class B Common Stock issued by the Corporation at or immediately following the Effective Time or pursuant to the exercise or conversion of options or warrants or settlement of other equity awards that, in each case, are outstanding immediately following the Effective Time); or
(iv)   authorize, or issue any shares of, any class or series of capital stock of the Corporation having the right to more than (1) vote for each share thereof other than the Class B Common Stock.
Section 4.04   Certain Definitions. For purposes of this Article 4, the following terms shall have the definitions set forth below:
“Affiliate” means, with respect to any person or Entity, any other person or Entity who, as of the relevant time for which the determination of affiliation is being made, directly or indirectly controls, is controlled by or is under common control with such person or Entity.
“Approved Transition Agreement” means a proxy, agreement or substantially similar arrangement granted by a Qualified Stockholder to a person designated by the Founder (or after the death or during the Disability of the Founder, such Qualified Stockholder) and approved by a majority of the Independent Directors then in office to exercise Voting Control of shares of Class B Common Stock (together with any Founder Designee, each an “Approved Person”), effective either upon the death of the Founder or during any Disability of the Founder, including the exercise of such proxy by such person.
“Certificate of Incorporation” means this Certificate of Incorporation of the Corporation, as amended, or restated or otherwise modified from time to time, including the terms of any certificate of designations of any series of Preferred Stock.
“Disability” means, with respect to an individual, such individual’s permanent and total disability such that the individual is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which would reasonably be expected to result in death within twelve (12) months or which has lasted or would reasonably be expected to last for a continuous period of not less than twelve (12) months as determined by a licensed medical practitioner. In the event of a dispute whether an individual has suffered a Disability, no Disability shall be deemed to have occurred unless and until an affirmative ruling regarding such Disability has been made by a court of competent jurisdiction, and such ruling has become final and nonappealable.
“Earnout Shares” means the Earnout Shares, as defined pursuant to that certain Agreement and Plan of Merger, dated as of January 31, 2021, by and among PlayStudios, Inc., Acies Acquisition Corp. and the other parties thereto.
“Effective Time” means the time this Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware.
“Entity” means any firm, corporation, partnership (limited or general), limited liability company, incorporated or unincorporated association, joint venture, joint stock company, trust, foundation, charitable organization, governmental agency or instrumentality or other entity of any kind.
“Family Member” means with respect to any natural person, the spouse, ex-spouse, parents, grandparents, lineal descendants, siblings and lineal descendants of siblings (in each case whether by blood relation or adoption) of such person.
“Final Conversion Date” means 5:30 p.m. in New York City, New York on the date on which a Final Conversion Trigger Event occurs.

“Final Conversion Trigger Event” shall mean the earliest to occur of any of the following:
(i)
the date specified by the holders of at least a majority of the then outstanding shares of Class B Common Stock, voting as a separate class;

(ii)
the first date on which the Qualified Stockholders collectively cease to beneficially own at least 20% of the number of shares of Class B Common Stock (as such number of shares is equitably adjusted in respect of any reclassification, stock dividend, subdivision, combination or recapitalization of the Class B Common Stock) collectively held by the Qualified Stockholders immediately following the Effective Time;

(iii)
the occurrence of the nine (9) month anniversary of the death or Disability of the Founder; provided that such date may be extended (but not for a total period of longer than eighteen (18) months from the date of such death or Disability) to a date approved by a majority of the Independent Directors then in office.

“Founder” means Andrew Pascal, in his capacity as a stockholder of the Corporation.
“Founder Group” means the Founder, the Founder Trust and their respective controlled Affiliates immediately following the Effective Time.
“Founder Trust” means the Pascal Family Trust.
“Independent Directors” means the members of the Board of Directors designated as “independent directors” in accordance with the Listing Standards.
“Liquidation Event” means the occurrence in a single transaction or as a result of a series of related transactions, of a merger, consolidation, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction with respect to the Corporation and its subsidiaries, taken as a whole, whereby all or substantially all of the holders of the outstanding shares of Common Stock have such shares converted, exchanged or otherwise replaced with the right to receive cash, securities or other property.
“Listing Standards” means (i) the requirements of any national stock exchange on which the Class A Common Stock is listed for trading or (ii) if the Class A Common Stock is not listed for trading on a national stock exchange, the requirements of the Nasdaq Stock Market generally applicable to companies with equity securities listed thereon.
“Parent” of an entity means any entity that directly or indirectly owns or controls a majority of the voting power of the voting securities of such entity.
“Permitted Retirement Account” means an individual retirement account, as defined in Section 408(a) of the Internal Revenue Code, or a pension, profit sharing, stock bonus or other type of plan or trust of which a Qualified Stockholder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Internal Revenue Code.
“Permitted Transfer” means any Transfer of shares of Class B Common Stock:
(i)
to a Qualified Stockholder; provided that any subsequent Voting Control is exercised by the Founder or an Approved Person in accordance with an Approved Transition Agreement; provided further that in the event the Founder or such Approved Person no longer has exclusive Voting Control with respect to such shares of Class B Common Stock, each such share of Class B Common Stock then held thereby shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(ii)
to the Founder’s estate or heirs as a result of the Founder’s death or Disability; provided that any subsequent Voting Control is exercised by an Approved Person in accordance with an Approved Transition Agreement; provided further that in the event an Approved Person no longer has exclusive Voting Control with respect to the shares of Class B Common Stock, each such share of Class B Common Stock then held thereby shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(iii)
by operation of law, such as pursuant to a qualified domestic order, divorce settlement, divorce decree or separation agreement; provided that any subsequent Voting Control is exercised by the Founder or an Approved Person in accordance with an Approved Transition Agreement; provided further that in the event the Founder or such Approved Person no longer has exclusive Voting Control with respect to such shares of Class B Common Stock, each such share of Class B Common Stock then held thereby shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock; and

(iv)   to any of the Entities listed below:
(A)
a Permitted Trust or Permitted Retirement Account so long as the Founder or an Approved Person has exclusive Voting Control with respect to the shares of Class B Common Stock held by such Permitted Trust or Permitted Retirement Account; provided such transfer does not involve any payment of cash, securities, property or other consideration (other than an interest in such Permitted Trust or Permitted Retirement Account) to the holder of shares of Class B Common Stock; provided further that in the event the Founder or an Approved Person no longer exclusive Voting Control with respect to the shares of Class B Common Stock held by such Permitted Trust or Permitted Retirement Account, each such share of Class B Common Stock then held by such Permitted Trust or Permitted Retirement Account shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(B)
an Entity in which the Founder or an Approved Person directly, or indirectly, holds sufficient Voting Control, or otherwise has legally enforceable rights, such that the Founder or an Approved Person retains exclusive Voting Control with respect to the shares of Class B Common Stock held by such Entity; provided such Transfer does not involve any payment of cash, securities, property or other consideration (other than an interest in such Entity) to such Founder or an Approved Person; provided further that in the event the Founder or an Approved Person no longer holds exclusive Voting Control (or legally enforceable rights thereto) with respect to the shares of Class B Common Stock held by such Entity, each such share of Class B Common Stock then held by such Entity shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock; or

(C)
any charitable organization, foundation or similar Entity established by a Qualified Stockholder, directly or indirectly, so long as the Founder or an Approved Person has exclusive Voting Control with respect to the shares of Class B Common Stock held by such Entity; provided such Transfer does not involve any payment of cash, securities, property or other consideration (other than an interest in such Entity) to such Founder or an Approved Person; provided, further, that in the event the Founder or an Approved Person no longer has exclusive Voting Control with respect to the shares of Class B Common Stock held by such Entity, each share of Class B Common Stock then held by such Entity shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock.

“Permitted Transferee” means a transferee of shares of Class B Common Stock, or rights or interests therein, received in a Transfer that constitutes a Permitted Transfer.
“Permitted Trust” means a validly created and existing trust the beneficiaries of which are either Qualified Stockholders or Family Members of a Qualified Stockholder or both, or a trust under the terms of which a Qualified Stockholder has retained a “qualified interest” within the meaning of §2702(b)(1) of the Internal Revenue Code (as amended from time to time) and/or a reversionary interest; provided, however, that to qualify as a Permitted Trust, exclusive Voting Control with respect to the shares of Class B Common Stock held by such Permitted Trust must be held by either the Founder or an Approved Person. For the avoidance of doubt, to the extent any shares are deemed to be held by a trustee of a Permitted Trust that is a Permitted Transferee, the Transfer shall still be a Permitted Transfer and the trustee shall be deemed a Permitted Transferee so long as the Transfer to such Permitted Trust would satisfy the other requirements of a Permitted Transfer.
Any reference to a “Permitted Trust” shall also include one or more trustees thereof acting in the capacity of the trustees of such Permitted Trust.

“Qualified Stockholder” means any member of the Founder Group or a Permitted Transferee thereof (so long as such Permitted Transferee continues to meet the requirements of a Permitted Transferee).
“Transfer” of a share of Class B Common Stock means any direct or indirect sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law (including by merger, consolidation or otherwise), including, without limitation, a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control (as defined below) over such share by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer” within the meaning of this Article 4:
(i)
granting a revocable proxy to officers or directors of the Corporation at the request of the Board of Directors in connection with actions to be taken at an annual or special meeting of stockholders or in connection with any action by written consent of the stockholders solicited by the Board of Directors;

(ii)
entering into an Approved Transition Agreement (with or without granting a proxy).

(iii)
entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of Class B Common Stock that (A) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Corporation, (B) either has a term not exceeding one year or is terminable by the holder of the shares subject thereto at any time and (C) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner;

(iv)
pledging shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a “Transfer” unless such foreclosure or similar action qualifies as a “Permitted Transfer” at such time;

(v)
entering into, or reaching an agreement, arrangement or understanding regarding, a support or similar voting or tender agreement (with or without granting a proxy) in connection with a Liquidation Event that has been approved by the Board of Directors;

(vi)
granting a proxy to, or entering into a voting arrangement with, the Founder to exercise Voting Control of shares of Class B Common Stock owned directly or indirectly, beneficially and of record by any other holder of Class B Common Stock in a form approved by a majority of the Independent Directors then in office;

(vii)
entering into a trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, with a broker or other nominee; provided, however, that a sale of such shares of Class B Common Stock pursuant to such plan shall constitute a “Transfer” at the time of such sale; and

(viii)
the fact that the spouse of any Qualified Stockholder possesses or obtains an interest in such holder’s shares of Class B Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a “Transfer.”

A “Transfer” shall also be deemed to have occurred with respect to a share of Class B Common Stock beneficially held by a Permitted Transferee on the date that such Permitted Transferee ceases to meet the qualifications to be a Permitted Transferee of a Qualified Stockholder.
“Voting Control” means, with respect to a share of capital stock or other security, the power (whether exclusive or shared) to vote or direct the voting of such share, including by proxy, voting agreement or otherwise.
“Voting Threshold Date” means the first day on which the issued and outstanding shares of Class B Common Stock represents less than a majority of the total voting power of the then outstanding shares of capital stock of the Corporation that would then be entitled to vote in the election of directors at an annual meeting of stockholders.
ARTICLE 5
BYLAWS
The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation (the “Bylaws”).
Prior to the Voting Threshold Date, the stockholders may adopt, amend or repeal the bylaws of the Corporation only with the affirmative vote of the holders of not less than a majority of the total voting power of the capital stock of the Corporation then entitled to vote generally in the election of directors, voting together as a single class. From and after the Voting Threshold Date, the stockholders may adopt, amend or repeal the bylaws of the Corporation only with the affirmative vote of the holders of not less than 66 2/3% of the total voting power of the capital stock of the Corporation then entitled to vote generally in the election of directors, voting together as a single class.
ARTICLE 6
BOARD OF DIRECTORS
Section 6.01. Power of the Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.
Section 6.02 Number of Directors. The number of directors which shall constitute the Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time solely by the affirmative vote of a majority of the Board of Directors.
Section 6.03 Election of Directors.
(a)   At each annual meeting of stockholders of the Corporation, all directors shall be elected for a term expiring at the next succeeding annual meeting of stockholders. Notwithstanding the foregoing, each director shall hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal.
(b)   There shall be no cumulative voting in the election of directors. Election of directors need not be by written ballot unless the Bylaws so provide.
Section 6.04 Vacancies. Vacancies on the Board of Directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors shall, except as otherwise required by law, be filled solely by a majority of the directors then in office (although less than a quorum) or by the sole remaining director, and each director so elected shall hold office until his or her successor is elected and qualified.
Section 6.05 Removal. Any director may be removed from office by the stockholders, with or without cause, by the affirmative vote of the holders of not less than a majority of the total voting power of all outstanding securities of the Corporation generally entitled to vote in the election of directors, voting together as a single class.
Section 6.06 Preferred Stock Directors. Notwithstanding anything else contained herein, whenever the holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, the election, term of office, filling of vacancies, removal and other features of such directorships shall be governed by the terms of such class or series of Preferred Stock adopted by resolution or resolutions adopted by the Board of Directors pursuant to Section 4.02 hereto, and such directors so elected shall not be subject to the provisions of this Article 6 unless otherwise provided therein.
ARTICLE 7
MEETINGS OF STOCKHOLDERS
Section 7.01. Annual Meetings. An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting shall be held at such place, on such date, and at such time as the Board of Directors shall determine.

Section 7.02 Special Meetings. Special meetings of the stockholders may be called only by (a) the Board of Directors acting pursuant to a resolution adopted by a majority of the Board of Directors, (b) the chairman of the Board of Directors or (c) the Chief Executive Officer of the Corporation. Notwithstanding the foregoing, whenever holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, such holders may call, pursuant to the terms of such class or series of Preferred Stock adopted by resolution or resolutions of the Board of Directors pursuant to Section 4.02 hereto, special meetings of holders of such Preferred Stock.
Section 7.03 Availability of Stockholder Action by Written Consent. Subject to the rights of the holders of any class or series of Preferred Stock then outstanding, from and after the Voting Threshold Date, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance with the DGCL and this Article 7, and may not be taken by written consent of stockholders without a meeting. Prior to the Voting Threshold Date, any action required or permitted to be taken by the stockholders of the Corporation may be taken by written consent of stockholders without a meeting, only if the action is first recommended or approved by the Board of Directors.
ARTICLE 8
INDEMNIFICATION
Section 8.01. Limited Liability. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL. Without limiting the effect of the preceding sentence, if the DGCL is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.
Section 8.02 Right to Indemnification.
(a)   Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the DGCL. The right to indemnification conferred in this Article 8 shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by the DGCL. The right to indemnification conferred in this Article 8 shall be a contract right.
(b)   The Corporation may, by action of its Board of Directors, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by the DGCL.
Section 8.03 Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the DGCL.
Section 8.04 Nonexclusivity of Rights. The rights and authority conferred in this Article 8 shall not be exclusive of any other right that any person may otherwise have or hereafter acquire.
Section 8.05 Preservation of Rights. Neither the amendment nor repeal of this Article 8, nor the adoption of any provision of this Certificate of Incorporation or the Bylaws, nor, to the fullest extent permitted by the DGCL, any modification of law, shall adversely affect any right or protection of any person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).
ARTICLE 9
CORPORATE OPPORTUNITIES
In the event that a member of the Board of Directors who is not an employee of the Corporation or its subsidiaries, or any employee or agent of such member, other than someone who is an employee of the Corporation or its subsidiaries (collectively, the “Covered Persons”), acquires knowledge of any business opportunity matter, potential transaction, interest or other matter, unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in connection with such individual’s service as a member of the Board of Directors of the Corporation (a “Corporate Opportunity”), then the Corporation to the maximum extent permitted from time to time under the DGCL (including Section 122(17) thereof):
(a)   renounces any expectancy that such Covered Person offer an opportunity to participate in such Corporate Opportunity to the Corporation; and
(b)   waives any claim that such opportunity constituted a Corporate Opportunity that should have been presented by such Covered Person to the Corporation or any of its Affiliates (as defined in Section 4.04).
No amendment or repeal of this paragraph shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities of which such officer, director or stockholder becomes aware prior to such amendment or repeal.
ARTICLE 10
EXCLUSIVE FORUM
Section 10.01.Corporate Claim Exclusive Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action under the Delaware statutory or common law:
(a)   any derivative claim or cause of action brought on behalf of the Corporation;
(b)   any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer or other employee of the Corporation, to the Corporation or the Corporation’s stockholders;
(c)   any claim or cause of action against the Corporation or any current or former director, officer or other employee of the Corporation, arising out of or pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws of the Corporation (as each may be amended from time to time);
(d)   any claim or cause of action seeking to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the Bylaws of the Corporation (as each may be amended from time to time, including any right, obligation, or remedy thereunder);
(e)   any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and
(f)   any claim or cause of action against the Corporation or any current or former director, officer or other employee of the Corporation, governed by the internal-affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants.
This Section 10.01 shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

Section 10.02. Securities Act Exclusive Forum. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.
ARTICLE 11
AMENDMENTS; MISCELLANEOUS
Section 11.01. Amendments. The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by the DGCL and all rights and powers conferred upon stockholders, directors and officers herein are granted subject to this reservation. Notwithstanding the foregoing, from and after the Voting Threshold Date, the provisions set forth in Sections 4.02, 4.03 and 4.04, Articles 5, 6, 7 and this Article 11 (and any defined terms referenced therein) may not be repealed or amended in any respect, and no other provision may be adopted, amended or repealed which would have the effect of modifying or permitting the circumvention of the provisions set forth therein, unless such action is approved by the affirmative vote of the holders of not less than 66 2/3% of the total voting power of all outstanding securities of the Corporation generally entitled to vote in the election of directors, voting together as a single class.
Section 11.02 Severability. If any provision of this Certificate of Incorporation becomes or is declared on any ground by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Certificate of Incorporation, and the court will replace such illegal, void or unenforceable provision of this Certificate of Incorporation with a valid and enforceable provision that most accurately reflects the Corporation’s intent, in order to achieve, to the maximum extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Certificate of Incorporation shall be enforceable in accordance with its terms.
Section 11.03 Deemed Notice. Any person or entity holding, owning or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to all of the provisions of this Certificate of Incorporation.
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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Incorporation this      day of            , 20  .

Name:
Title:
[Signature Page to Certficate of Incorporation]

ANNEX J
FORM OF AMENDED AND RESTATED BYLAWS
OF
PLAYSTUDIOS, INC.
* * * * *
ARTICLE 1
OFFICES
Section 1.01.   Registered Office.   The registered office of PLAYSTUDIOS, Inc. (the “Corporation”) in the State of Delaware is 3500 South DuPont Highway Dover, in the county of Kent, Delaware 19934. The name of the registered agent of the Corporation at such address is Incorporating Services, Ltd.
Section 1.02.   Other Offices. The Corporation may also have offices at such other places both within and without the State of Delaware as the board of directors of the Corporation (the “Board of Directors”) may from time to time determine or the business of the Corporation may require.
Section 1.03.   Books. The books of the Corporation may be kept within or without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.
ARTICLE 2
MEETINGS OF STOCKHOLDERS
Section 2.01.   Time and Place of Meetings.   All meetings of stockholders shall be held at such place, either within or without the State of Delaware, on such date and at such time as may be determined from time to time by the Board of Directors (or the chairperson of the Board of Directors (the “chairperson”) in the absence of a designation by the Board of Directors). The Board of Directors may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but instead be held solely by means of remote communication authorized by and in accordance with Section 211(a)(2) of the General Corporation Law of the State of Delaware.
Section 2.02.   Annual Meetings.   An annual meeting of stockholders, commencing with the calendar year 2022, shall be held for the election of directors and to transact such other business as may properly be brought before the meeting.
Section 2.03.   Special Meetings.   (a) Except as otherwise provided in the Corporation’s certificate of incorporation (as the same may be modified or further amended, restated, amended and restated or otherwise modified from time to time, the “Certificate of Incorporation”), special meetings of the stockholders may be called only by the (i) Board of Directors acting pursuant to a resolution adopted by a majority of the Board of Directors, (ii) the chairperson of the Board of Directors, (iii) the Chief Executive Officer of the Corporation or (iv) whenever holders of one or more classes or series of preferred stock of the Corporation (the “Preferred Stock”) shall have the right, voting separately as a class or series, to elect directors, such holders may call, pursuant to the terms of such class or series of Preferred Stock, special meetings of holders of such Preferred Stock.
(b) A special meeting shall be held at such date, time and place as may be fixed by the Board of Directors in accordance with these Bylaws.
(c) Business conducted at a special meeting shall be limited to the matters described in the applicable request for such special meeting and any other matters as the Board of Directors shall determine.
Section 2.04.   Notice of Meetings and Adjourned Meetings; Waivers of Notice.   (a) Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“Delaware Law”), such notice shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder of record entitled to vote at such meeting. The Board of Directors or the chairperson of the meeting may adjourn the meeting to another time or place (whether or not a quorum is present), and notice need not be given of the adjourned meeting if the time, place, if any, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, are announced at the meeting at which such adjournment is made. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.
(b) A written waiver of any such notice signed by the person entitled thereto, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.
Section 2.05.   Quorum.   Unless otherwise provided under the Certificate of Incorporation or these Bylaws and subject to Delaware Law, the presence, in person or by proxy, of the holders of a majority of the total voting power of all outstanding securities of the Corporation generally entitled to vote at a meeting of stockholders shall constitute a quorum for the transaction of business, except that when specified business is to be voted on by a class or series of securities voting as a class, the holders of a majority in voting power of the outstanding securities of such class or series shall constitute a quorum of such class or series for the transaction of business. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the chairperson of the meeting or a majority in voting interest of the stockholders present in person or represented by proxy may adjourn the meeting, in the manner provided by Section 2.04 of these Bylaws, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented any business may be transacted that might have been transacted at the meeting as originally notified.
Section 2.06.   Voting.   (a) Unless otherwise provided in the Certificate of Incorporation and subject to Delaware Law, each holder of shares of Class A Common Stock (as defined in the Certificate of Incorporation) shall be entitled to one vote for each outstanding share of Class A Common Stock held by such stockholder, and each holder of shares of Class B Common Stock (as defined in the Certificate of Incorporation) shall be entitled to twenty votes for each outstanding shares of Class B Common Stock held by such stockholder. Any share of capital stock of the Corporation held by the Corporation shall have no voting rights. Except as otherwise required by law, the Certificate of Incorporation or these Bylaws, in all matters other than the election of directors, the affirmative vote of the holders of a majority of the votes cast at the meeting on the subject matter shall be the act of the stockholders. Abstentions and broker non-votes shall not be counted as votes cast. Subject to the rights of the holders of any class or series of preferred stock to elect additional directors under specific circumstances, as may be set forth in the certificate of designations for such class or series of preferred stock, directors shall be elected by a plurality of the votes of the shares of capital stock of the Corporation present in person or represented by proxy at the meeting and entitled to vote on the election of directors.
(b) Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to a corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, appointed by an instrument in writing, subscribed by such stockholder or by his attorney thereunto authorized, or by proxy sent by cable, telegram or by any means of electronic communication permitted by law, which results in a writing from such stockholder or by his attorney, and delivered to the secretary of the meeting. No proxy shall be voted after three (3) years from its date, unless said proxy provides for a longer period.

Section 2.07.   Action by Consent.   Except as provided for in the Certificate of Incorporation, subject to the rights of the holders of any class or series of preferred stock then outstanding, as may be set forth in the certificate of designations for such class or series of preferred stock, from and after the Voting Threshold Date (as defined in the Certificate of Incorporation), any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance with Delaware Law and may not be taken by written consent of stockholders without a meeting. Prior to the Voting Threshold Date, any action required or permitted to be taken by the stockholders of the Corporation may be taken by written consent of stockholders without a meeting, only if the action is first recommended or approved by resolution adopted by a majority of the Board of Directors.
Section 2.08.   Organization.   At each meeting of stockholders, the chairperson of the Board of Directors, if one shall have been elected, or in the chairperson’s absence or if one shall not have been elected, the director designated by the vote of the majority of the directors present at such meeting, shall act as chairperson of the meeting. The Secretary (or in the Secretary’s absence or inability to act, the person whom the chairperson of the meeting shall appoint secretary of the meeting) shall act as secretary of the meeting and keep the minutes thereof.
Section 2.09.   Order of Business.   The order of business at all meetings of stockholders shall be as determined by the chairperson of the meeting.
Section 2.10. Nomination of Directors and Proposal of Other Business.
(a)   Annual Meetings of Stockholders.   (i) Nominations of persons for election to the Board of Directors or the proposal of other business to be transacted by the stockholders at an annual meeting of stockholders may be made only (A) pursuant to the Corporation’s notice of meeting (or any supplement thereto), (B) by or at the direction of the Board of Directors or (C) as may be provided in the certificate of designations for any class or series of preferred stock or (D) by any stockholder of the Corporation who is a stockholder of record at the time of giving of notice provided for in paragraph (ii) of this Section 2.10(a) and at the time of the annual meeting, who shall be entitled to vote at the meeting and who complies with the procedures set forth in this Section 2.10(a), and, except as otherwise required by law, any failure to comply with these procedures shall result in the nullification of such nomination or proposal.
(ii)   For nominations or other business to be properly brought before an annual meeting of stockholders by a stockholder pursuant to clause (D) of paragraph (i) of this Section 2.10(a), the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and any such proposed business (other than the nominations of persons for election to the Board of Directors) must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation not less than 120 days nor more than 150 days prior to the first anniversary of the preceding year’s annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 70 days after such anniversary date then to be timely such notice must be received by the Corporation no earlier than 120 days prior to such annual meeting and no later than the later of 70 days prior to the date of the meeting or the 10th day following the day on which public announcement of the date of the meeting was first made by the Corporation. In no event shall the adjournment or postponement of any meeting, or any announcement thereof, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.
(iii)   A stockholder’s notice to the Secretary shall set forth (A) as to each person whom the stockholder proposes to nominate for election or reelection as a director: (1) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (as amended (together with the rules and regulations promulgated thereunder), the “Exchange Act”) including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and (2) a reasonably detailed description of any compensatory, payment or other financial agreement, arrangement or understanding that such person has with any other person or entity other than the Corporation including the amount of any payment or payments received or receivable thereunder, in each case in connection with candidacy or service as a director of the Corporation (a “Third-Party Compensation Arrangement”), (B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these Bylaws, the text of the proposed amendment), the reasons for conducting such business and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and (C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made:
(1)
the name and address of such stockholder (as they appear on the Corporation’s books) and any such beneficial owner;

(2)
for each class or series, the number of shares of capital stock of the Corporation that are held of record or are beneficially owned by such stockholder and by any such beneficial owner;

(3)
a description of any agreement, arrangement or understanding between or among such stockholder and any such beneficial owner, any of their respective affiliates or associates, and any other person or persons (including their names) in connection with the proposal of such nomination or other business;

(4)
a description of any agreement, arrangement or understanding (including, regardless of the form of settlement, any derivative, long or short positions, profit interests, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of, or any other agreement, arrangement or understanding that has been made, the effect or intent of which is to create or mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or any such beneficial owner with respect to the Corporation’s securities;

(5)
a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to bring such nomination or other business before the meeting;

(6)
a representation as to whether such stockholder or any such beneficial owner intends or is part of a group that intends to (i) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of the Corporation’s outstanding capital stock required to approve or adopt the proposal or to elect each such nominee and/or (ii) otherwise to solicit proxies from stockholders in support of such proposal or nomination;

(7)
any other information relating to such stockholder, beneficial owner, if any, or director nominee or proposed business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies in support of such nominee or proposal pursuant to Section 14 of the Exchange Act; and

(8)
such other information relating to any proposed item of business as the Corporation may reasonably require to determine whether such proposed item of business is a proper matter for stockholder action.

If requested by the Corporation, the information required under clauses 2.10(a)(iii)(C)(2), (3) and (4) of the preceding sentence of this Section 2.10 shall be supplemented by such stockholder and any such beneficial owner not later than 10 days after the record date for the meeting to disclose such information as of the record date.
(b)   Special Meetings of Stockholders.   Except to the extent required by Delaware Law, and subject to Section 2.03 of these Bylaws, special meetings of stockholders may be called only in accordance with the Certificate of Incorporation. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. If the election of directors is included as business to be brought before a special meeting in the Corporation’s notice of meeting, then nominations of persons for election to the Board of Directors at a special meeting of stockholders may be made by any stockholder who is a stockholder of record at the time of giving of notice provided for in this Section 2.10(b) and at the time of the special meeting, who shall be entitled to vote at the meeting and who complies with the procedures set forth in this Section 2.10(b). For nominations to be properly brought by a stockholder before a special meeting of stockholders pursuant to this Section 2.10(b), the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Corporation (A) not earlier than 150 days prior to the date of the special meeting nor (B) later than the later of 120 days prior to the date of the special meeting or the 10th day following the day on which public announcement of the date of the special meeting was first made. A stockholder’s notice to the Secretary shall comply with the notice requirements of Section 2.10(a)(iii).
(c)   General.   (i) To be eligible to be a nominee for election as a director, the proposed nominee must provide to the Secretary of the Corporation in accordance with the applicable time periods prescribed for delivery of notice under Section 2.10(a)(ii) or Section 2.10(b): (1) a completed D&O questionnaire (in the form provided by the secretary of the Corporation at the request of the nominating stockholder) containing information regarding the nominee’s background and qualifications and such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a director of the Corporation or to serve as an independent director of the Corporation, (2) a written representation that, unless previously disclosed to the Corporation, the nominee is not and will not become a party to any voting agreement, arrangement or understanding with any person or entity as to how such nominee, if elected as a director, will vote on any issue or that could interfere with such person’s ability to comply, if elected as a director, with his/her fiduciary duties under applicable law, (3) a written representation and agreement that, unless previously disclosed to the Corporation pursuant to Section 2.10(a)(iii)(A)(2), the nominee is not and will not become a party to any Third-Party Compensation Arrangement and (4) a written representation that, if elected as a director, such nominee would be in compliance and will continue to comply with the Corporation’s corporate governance guidelines as disclosed on the Corporation’s website, as amended from time to time. At the request of the Board of Directors, any person nominated by the Board of Directors for election as a director shall furnish to the Secretary of the Corporation the information that is required to be set forth in a stockholder’s notice of nomination that pertains to the nominee.
(ii)   No person shall be eligible to be nominated by a stockholder to serve as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 2.10. No business proposed by a stockholder shall be conducted at a stockholder meeting except in accordance with this Section 2.10.
(iii)   The chairperson of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by these Bylaws or that business was not properly brought before the meeting, and if he/she should so determine, he/she shall so declare to the meeting and the defective nomination shall be disregarded or such business shall not be transacted, as the case may be. Notwithstanding the foregoing provisions of this Section 2.10, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or other proposed business, such nomination shall be disregarded or such proposed business shall not be transacted, as the case may be, notwithstanding that proxies in respect of such vote may have been received by the Corporation and counted for purposes of determining a quorum. For purposes of this Section 2.10, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.
(iv)   Without limiting the foregoing provisions of this Section 2.10, a stockholder shall also comply with all applicable requirements of the Exchange Act with respect to the matters set forth in this Section 2.10; provided, however, that any references in these Bylaws to the Exchange Act are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 2.10, and compliance with paragraphs (a)(i)(C) and (b) of this Section 2.10 shall be the exclusive means for a stockholder to make nominations or submit other business (other than as provided in Section 2.10(c)(v)).
(v)   Notwithstanding anything to the contrary, the notice requirements set forth herein with respect to the proposal of any business pursuant to this Section 2.10 shall be deemed satisfied by a stockholder if such stockholder has submitted a proposal to the Corporation in compliance with Rule 14a-8 under the Exchange Act, and such stockholder’s proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for the meeting of stockholders.
ARTICLE 3
DIRECTORS
Section 3.01.   General Powers.   Except as otherwise provided in Delaware Law or the Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.
Section 3.02.   Number, Election and Term Of Office.   Subject to the Certificate of Incorporation, the number of directors which shall constitute the whole Board of Directors shall be fixed from time to time solely by resolution of a majority of members of the Board of Directors then in office. At each annual meeting of stockholders of the Corporation, all directors shall be elected for a term expiring at the next succeeding annual meeting of stockholders. Notwithstanding the foregoing, each director shall hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal. Directors need not be stockholders.
Section 3.03.   Quorum and Manner of Acting.   Unless the Certificate of Incorporation or these Bylaws require a greater number, a majority of the Board of Directors shall constitute a quorum for the transaction of business at any meeting of the Board of Directors and, except as otherwise expressly required by law or by the Certificate of Incorporation, the act of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. When a meeting is adjourned to another time or place (whether or not a quorum is present), notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Board of Directors may transact any business which might have been transacted at the original meeting. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat shall adjourn the meeting, from time to time, without notice other than announcement at the meeting, until a quorum shall be present.
Section 3.04.   Time and Place of Meetings.   The Board of Directors shall hold its meetings at such place, either within or without the State of Delaware, and at such time as may be determined from time to time by the Board of Directors (or the chairperson of the Board of Directors in the absence of a determination by the Board of Directors).
Section 3.05.   Annual Meeting.   The Board of Directors shall meet for the purpose of organization, the election of officers and the transaction of other business, as soon as practicable after each annual meeting of stockholders, on the same day and at the same place where such annual meeting shall be held. Notice of such meeting need not be given. In the event such annual meeting is not so held, the annual meeting of the Board of Directors may be held at such place either within or without the State of Delaware, on such date and at such time as shall be specified in a notice thereof given as hereinafter provided in Section 3.07 herein or in a waiver of notice thereof signed by any director who chooses to waive the requirement of notice.
Section 3.06.   Regular Meetings.   After the place and time of regular meetings of the Board of Directors shall have been determined and notice thereof shall have been once given to each member of the Board of Directors, regular meetings may be held without further notice being given.
Section 3.07.   Special Meetings.   Special meetings of the Board of Directors may be called by the chairperson of the Board of Directors, the Chief Executive Officer, or on the written request of three directors. Notice of special meetings of the Board of Directors shall be given to each director at least 48 hours before the date of the meeting in such manner as is determined by the Board of Directors.

Section 3.08.   Committees.   The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to the following matters: (a) approving or adopting, or recommending to the stockholders, any action or matter expressly required by Delaware Law to be submitted to the stockholders for approval or (b) adopting, amending or repealing any Bylaw of the Corporation. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.
Section 3.09.   Action by Consent.   Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions, are filed with the minutes of proceedings of the Board of Directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.
Section 3.10.   Telephonic Meetings.   Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or such committee, as the case may be, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.
Section 3.11.   Resignation.   Any director may resign from the Board of Directors at any time by giving notice to the Board of Directors or to the Secretary of the Corporation. Any such notice must be in writing or by electronic transmission to the Board of Directors or to the Secretary of the Corporation. The resignation of any director shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.
Section 3.12.   Vacancies.   Unless otherwise provided in the Certificate of Incorporation, vacancies on the Board of Directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors shall, except as otherwise required by law, be filled solely by a majority of the directors then in office (although less than a quorum) or by the sole remaining director. If there are no directors in office, then an election of directors may be held in accordance with Delaware Law. Unless otherwise provided in the Certificate of Incorporation, when one or more directors shall resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have the power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in the filling of the other vacancies.
Section 3.13.   Removal.   Any director may be removed, with or without cause, by the holders of not less than a majority of the total voting power of all outstanding securities of the Corporation generally entitled to vote in the election of directors, voting together as a single class.
Section 3.14.   Compensation.   Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board of Directors shall have authority to fix the compensation of directors, including fees and reimbursement of expenses.
Section 3.15.   Preferred Stock Directors.   Notwithstanding anything else contained herein, whenever the holders of one or more classes or series of preferred stock shall have the right, voting separately as a class or series, to elect directors, the election, term of office, filling of vacancies, removal and other features of such directorships shall be governed by the terms of the resolutions applicable thereto adopted by the Board of Directors pursuant to the Certificate of Incorporation, and such directors so elected shall not be subject to the provisions of Sections 3.02, 3.12 and 3.13 of this Article 3 unless otherwise provided therein.
ARTICLE 4
OFFICERS
Section 4.01.   Officers of the Corporation.   The officers of the Corporation shall be a Chief Executive Officer, Chief Financial Officer, one or more Vice Presidents and a Secretary, who shall have the duty, among other things, to record the proceedings of the meetings of stockholders and directors in a book kept for that purpose. The Corporation may also have such other officers, including one or more Controllers, Assistant Controllers, Treasurers, Assistant Treasurers or Assistant Secretaries. One person may hold the offices and perform the duties of any two or more of said offices, except that no one person shall hold the offices and perform the duties of Chief Executive Officer and Secretary.
Section 4.02.   Appointment, Term of Office and Remuneration.   The officers of the Corporation shall be appointed by, and the remuneration of the officers of the Corporation shall be fixed by, the Board of Directors, the Chief Executive Officer or any officer authorized by the Board of Directors or the Chief Executive Officer; provided, however, the ability of the Chief Executive Officer or any other officer to appoint officers of the Corporation, specify the duties thereof or fix the compensation thereof may be limited or restricted by a resolution of the Board of Directors. Each such officer shall hold office until such officer’s successor is appointed, or until such officer’s earlier death, resignation or removal. Any vacancy in any office shall be filled in such manner as the Board of Directors, the Chief Executive Officer or any officer authorized by the Board of Directors or the Chief Executive Officer shall determine.
Section 4.03.   Removal.   Any officer may be removed, with or without cause, at any time, by resolution adopted by the Board of Directors, by the Chief Executive Officer or by any officer authorized by the Board of Directors or the Chief Executive Officer; provided, however, the ability of the Chief Executive Officer or any other officer to remove officers of the Corporation may be limited or restricted by a resolution of the Board of Directors.
Section 4.04.   Resignations.   Any officer may resign at any time by giving notice to the Board of Directors or Chief Executive Officer (or to an officer if the Board of Directors has delegated to such officer the power to appoint and to remove such officer). Any such notice may be in writing or by electronic transmission. The resignation of any officer shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.
Section 4.05.   Powers and Duties.   The officers of the Corporation shall have such powers and perform such duties incident to each of their respective offices and such other duties as may from time to time be conferred upon or assigned to them by the Board of Directors.
ARTICLE 5
Capital Stock
Section 5.01.   Uncertificated Shares.   The shares of the Corporation shall be uncertificated, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be represented by certificates or a combination of certificated and uncertificated shares. Any such resolution that shares of a class or series will only be uncertificated shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Except as otherwise required by law, the rights and obligations of the holders of uncertificated shares and the rights and obligations of the holders of shares represented by certificates of the same class and series shall be identical. Every holder of stock represented by certificates shall be entitled to have a certificate signed by any two officers of the Corporation, such officers to be designated by the Corporation in its sole discretion. All officers of the Corporation are authorized by these Bylaws to provide such signature. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. A Corporation shall not have power to issue a certificate in bearer form.
Section 5.02.   Transfer of Shares.   Shares of the stock of the Corporation may be transferred on the record of stockholders of the Corporation by the holder thereof or by such holder’s duly authorized attorney upon surrender of a certificate therefor properly endorsed or upon receipt of proper transfer instructions from the registered holder of uncertificated shares or by such holder’s duly authorized attorney and upon compliance with appropriate procedures for transferring shares in uncertificated form, unless waived by the Corporation.
Section 5.03.   Authority for Additional Rules Regarding Transfer.   The Board of Directors shall have the power and authority to make all such rules and regulations as they may deem expedient concerning the issue, transfer and registration of certificated or uncertificated shares of the stock of the Corporation, as well as for the issuance of new certificates in lieu of those which may be lost or destroyed, and may require of any stockholder requesting replacement of lost or destroyed certificates, bond in such amount and in such form as they may deem expedient to indemnify the Corporation, and/or the transfer agents, and/or the registrars of its stock against any claims arising in connection therewith.
Section 5.04.   Lockup.   (a) The holders (together with any Permitted Transferees (as defined below), the “Lockup Holders”) of: (i) shares of common stock of the Corporation issued as consideration pursuant to the Mergers (as defined in the Merger Agreement) (including, for the avoidance of doubt, any Earnout Shares (as defined in the Merger Agreement) issued during the Lockup Period (as defined below)); (ii) any PS Equity Awards; or (iii) shares of common stock of the Corporation underlying the PS Equity Awards (all such securities described in clauses (i) through (iii), the “Lockup Securities”), in each case, may not Transfer (as defined below) any Lockup Securities during the Lockup Period without the prior written consent of the Board of Directors (subject to the determination of the Board of Directors in its sole discretion at any time) (the restrictions set forth in this Section 5.04, the “Lockup”).
(b)   Notwithstanding the provisions set forth in Section 5.04(a), a Lockup Holder may Transfer Lockup Securities:
(i)   by will, other testamentary document or intestacy;
(ii)   as a bona fide gift or gifts, including to charitable organizations or for bona fide estate planning purposes;
(iii)   to any trust for the direct or indirect benefit of the Lockup Holder or the immediate family of the Lockup Holder, or if the Lockup Holder is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust;
(iv)   to a partnership, limited liability company or other entity of which such Lockup Holder and the immediate family of such Lockup Holder are the legal and beneficial owner of all of the outstanding equity securities or similar interests;
(v)   if the Lockup Holder is a corporation, partnership, limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of such Lockup Holder, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with such Lockup Holder or affiliates of such Lockup Holder (including, for the avoidance of doubt, where such Lockup Holder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership), or (B) as part of a distribution to members or shareholders of such Lockup Holder;
(vi)   to a nominee or custodian of any person or entity to whom a Transfer would be permissible under clauses (i) through (v) above;
(vii)   in the case of an individual, by operation of law, such as pursuant to a qualified domestic order, divorce settlement, divorce decree, separation agreement or related court order;

(viii)   from an employee or a director of, or a service provider to, the Corporation or any of its subsidiaries upon the death, disability or termination of employment, in each case, of such person;
(ix)   pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction that is approved by the Board of Directors and made to all holders of shares of the Corporation’s capital stock involving a Change of Control (as defined below) (including negotiating and entering into an agreement providing for any such transaction), provided that in the event that such tender offer, merger, consolidation or other similar transaction is not completed, the Lockup Holder’s Lockup Securities shall remain subject to the Lockup;
(x)   to the Corporation in connection with the exercise of any PS Equity Awards (including by way of “net” or “cashless” exercise) which would expire if not exercised during the Lockup Period, including for the payment of the related exercise price and for the purpose of satisfying any withholding taxes (including estimated taxes) due as a result of such exercise; or
(xi)   pursuant to transactions to satisfy any U.S. federal, state, or local income tax obligations of the Lockup Holder (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the Merger Agreement was executed, and such change prevents such transaction from qualifying as a “reorganization” pursuant to Section 368 of the Code (and such transaction does not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes);
provided that:
(x)   any shares received upon any exercise or settlement of PS Equity Awards will remain subject to the Lockup;
(y)   in the case of any Transfer of Lockup Securities pursuant to clauses (i) through (vii), (1) such Transfer shall not involve a disposition for value; (2) the Lockup Securities shall remain subject to the Lockup; (3) any required public report or filing (including filings under Section 16(a) of the Exchange Act), shall disclose the nature of such Transfer and that the Lockup Securities remain subject to the Lockup; and (4) there shall be no voluntary public disclosure or other announcement of such Transfer; and
(z)   a Lockup Holder may enter into a trading plan established in accordance with Rule 10b5-1 under the Exchange Act during the Lockup Period so long as no Transfers are effected under such trading plan prior to the expiration of the Lockup Period.
(c)   For purposes of this Section 5.04:
“Change of Control” means the transfer to or acquisition by (whether by tender offer, merger, consolidation, division or other similar transaction), in one transaction or a series of related transactions, a person or entity or group of affiliated persons or entities (other than an underwriter pursuant to an offering), of the Corporation’s voting securities if, after such transfer or acquisition, such person, entity or group of affiliated persons or entities would beneficially own (as defined in Rule 13d-3 promulgated under the Exchange Act) more than 50% of the outstanding voting securities of the Corporation.
“Class A Common Stock” means the Class A common stock of the Corporation.
“Closing Date” shall have the meaning assigned thereto in the Merger Agreement.
“immediate family” means any relationship by blood, current or former marriage or adoption, not more remote than first cousin;
“Lockup Period” means the period beginning on the Closing Date and ending at 11:59 pm Eastern Time on the earlier of: (i) for the lesser of (A) 5.00% of the Lockup Securities held by each Lockup Holder or (B) 50,000 of the Lockup Securities held by each Lockup Holder, in each case, the date that is 180 days after the Closing Date (any PS Equity Awards will be assumed as if exercised for cash for purposes of this clause (i)); and (ii) otherwise, the date that is 12 months after the Closing Date; provided that, for the avoidance of doubt, the Lockup Period for any Lockup Securities that has not ended on the date that is 12 months after the Closing Date shall end on such date.
“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of January 31, 2021 (as it may be amended or otherwise modified from time to time), by and among PlayStudios, Inc., a Delaware corporation, Acies Acquisition Corp., a Cayman Islands exempted company, Catalyst Merger Sub I, Inc., a Delaware corporation, and Catalyst Merger Sub II, LLC, a Delaware limited liability company.
“Permitted Transferees” means, prior to the expiration of the Lockup Period, any person or entity to whom such Lockup Holder is permitted to Transfer any Lockup Securities pursuant to clauses (i) through (vii) of Section 5.04(b).
“PS Equity Awards” means stock options or other equity awards in respect of shares of the Corporation outstanding as of immediately following the closing of the Mergers, including, without limitation, any Converted Options (as defined in the Merger Agreement).
“Transfer” means any direct or indirect (i) offer, pledge, sale, contract to sell, sale of any option or contract to purchase, purchase of any option or contract to sell, grant of any option, right or warrant to purchase, lending, or other transfer or disposition of any Lockup Securities, (ii) entry into any hedging, swap or other agreement or transaction that transfers, in whole or in part, any of the economic consequences of ownership of the Lockup Securities, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) any voluntary public disclosure of any action contemplated in the foregoing clauses (i) and (ii).
Section 5.05   Authority for Additional Rules Regarding Transfer.   The Board of Directors shall have the power and authority to make all such rules and regulations as they may deem expedient concerning the issue, transfer and registration of certificated or uncertificated shares of the stock of the Corporation, as well as for the issuance of new certificates in lieu of those which may be lost or destroyed, and may require of any stockholder requesting replacement of lost or destroyed certificates, bond in such amount and in such form as they may deem expedient to indemnify the Corporation, and/or the transfer agents, and/or the registrars of its stock against any claims arising in connection therewith.
ARTICLE 6
GENERAL PROVISIONS
Section 6.01.   Fixing the Record Date.   (a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing such record date is adopted by the Board of Directors, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided that the Board of Directors may in its discretion or as required by law fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall fix the same date or an earlier date as the record date for stockholders entitled to notice of such adjourned meeting.
(b)   In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.
Section 6.02.   Dividends.   Subject to limitations contained in Delaware Law and the Certificate of Incorporation, the Board of Directors may declare and pay dividends upon the shares of capital stock of the Corporation, which dividends may be paid either in cash, in property or in shares of the capital stock of the Corporation.
Section 6.03.   Year.   The fiscal year of the Corporation shall commence on January 1 and end on December 31 of each year.
Section 6.04.   Corporate Seal.   The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.
Section 6.05.   Voting of Stock Owned by the Corporation.   The Board of Directors may authorize any person, on behalf of the Corporation, to attend, vote at and grant proxies to be used at any meeting of stockholders of any corporation (except this Corporation) in which the Corporation may hold stock.
Section 6.06.   Amendments.   The Board of Directors acting pursuant to resolution adopted by a majority of the Board of Directors shall have the power to adopt, amend or repeal these Bylaws. Unless otherwise provided for in the Certificate of Incorporation, prior to the Voting Threshold Date, these Bylaws may also be altered, amended or repealed, or new Bylaws may be made, by the affirmative vote of the holders of at least a majority of the total voting power of all outstanding securities of the Corporation generally entitled to vote in the election of directors, voting together as a single class. Unless otherwise provided for in the Certificate of Incorporation, from and after the Voting Threshold Date, these Bylaws may also be altered, amended or repealed, or new Bylaws may be made, by the affirmative vote of the holders of 66 2/3% of the total voting power of all outstanding securities of the Corporation generally entitled to vote in the election of directors, voting together as a single class.

ANNEX K
[LETTERHEAD OF HOULIHAN LOKEY CAPITAL, INC.]
January 31, 2021
Acies Acquisition Corp.
1219 Morningside Drive, Suite 110
Manhattan Beach, CA 90266
Attn: Board of Directors
Dear Members of the Board of Directors:
We understand that Acies Acquisition Corp. intends to enter into an Agreement and Plan of Merger (the “Agreement”) among PlayStudios, Inc. (the “Company”), Acies Acquisition Corp. (“Acies”), Catalyst Merger Sub I, Inc., a wholly owned subsidiary of Acies (“First Merger Sub”), and Catalyst Merger Sub II, LLC, a wholly owned subsidiary of Acies (“Second Merger Sub”), pursuant to which, among other things, (i) First Merger Sub will merge (the “First Merger”) with the Company, (ii) the Company will survive the First Merger as a wholly owned subsidiary of Acies, and (iii) each share of common stock, par value $0.00005 per share (“Company Common Stock”), of the Company (including each share of Company Common Stock into which shares of preferred stock, par value $0.00005 per share (“Company Preferred Stock”), of the Company are convertible) will be converted into the right to receive (a) at the election of the holder thereof: (1) an amount in cash (the “Closing Cash Consideration Per Share”) or (2) in the case of Andrew Pascal, the Pascal Family Trust and their respective controlled affiliates (collectively, the “Founder Group”), a number of shares of Class B common stock, par value $0.0001 per share (“Acies Class B Common Stock”), of Acies, and in the case of any other holder, a number of shares of Class A common stock, par value $0.0001 per share (“Acies Class A Common Stock” and, together with the Acies Class B Common Stock, the “Acies Common Stock”), of Acies (such shares of Acies Class B Common Stock or Acies Class A Common Stock, as applicable, the “Closing Stock Consideration Per Share”) in each case, with respect to the Closing Cash Consideration Per Share and the Closing Stock Consideration Per Share, as provided by, and subject to the procedures, adjustments and limitations set forth in, the Agreement (as to which procedures, adjustments and limitations we express no view or opinion) and (b) the contingent right to receive a number of additional shares of Acies Common Stock, subject to and contingent upon the closing prices of the Acies Class A Common Stock following the consummation of the First Merger exceeding certain milestones as provided by the Agreement (the “Contingent Consideration Per Share”). The aggregate Closing Cash Consideration Per Share is referred to herein as the “Closing Cash Consideration,” the aggregate Closing Stock Consideration Per Share is referred to herein as the “Closing Stock Consideration,” the Closing Cash Consideration and the Closing Stock Consideration are together referred to herein as the “Closing Consideration,” and the aggregate Contingent Consideration Per Share is referred to herein as the “Contingent Consideration.” We in addition understand and at your direction have assumed that, based on the stated value per share of Acies Common Stock of $10.00 set forth in the Agreement, the aggregate value of the Closing Consideration is equal to $1,041,000,000, less (i) the aggregate amount payable in the First Merger in respect of options to purchase Company Common Stock, and (ii) the aggregate implied value of the warrants to purchase shares of Acies Class A Common Stock issued in the First Merger in exchange for warrants to purchase shares of Company capital stock. In addition, we understand that pursuant to or as contemplated by the Agreement, (i) the Company, Acies and Acies Acquisition LLC (the “Sponsor”), will enter into a Sponsor Agreement (the “Sponsor Agreement”), pursuant to which, among other things, the Sponsor will (a) vote its Class B ordinary shares, par value $0.0001 per share (“Acies Class B Ordinary Shares”), of Acies in favor of the transactions contemplated by the Agreement (collectively, the “Transaction”), (b) waive certain anti-dilution provisions contained in the Amended and Restated Articles of Association of Acies, (c) forfeit for no consideration certain of its Acies Class B Ordinary Shares and warrants to purchase Class A ordinary shares, par value $0.0001 per share (“Acies Class A Ordinary Shares”), of Acies, and (d) subject certain of its shares of Acies Class A Common Stock to vesting conditions (such actions and transactions in the immediately foregoing clauses (a) through (d), the “Sponsor Transactions”), (ii) immediately prior to the First Merger, Acies will domesticate as a Delaware corporation (the “Domestication”) and, as a result of the Domestication, among other things, each outstanding Acies Class A Ordinary Share will convert into one share of Acies Class A Common Stock and each outstanding Acies Class B Ordinary Share will convert into one share of Acies Class A Common Stock after giving effect to the forfeiture of certain Acies Class B Ordinary Shares held by the Sponsor pursuant to the Sponsor Agreement, (iii) the Company will enter into subscription agreements (the “Subscription Agreements”) with certain investors pursuant to which such investors will purchase (the “PIPE Financing”) immediately prior to the First Merger a number of shares of Acies Class A Common Stock, and (iv) immediately following the First Merger, the Company will merge with the Second Merger Sub (the “Second Merger” and, collectively with the Sponsor Transactions, the Domestication and the PIPE Financing, the “Related Transactions”), with the Second Merger Sub surviving the Second Merger as a wholly owned subsidiary of Acies.
The Board of Directors (the “Board”) of Acies has requested that Houlihan Lokey Capital, Inc. (“Houlihan Lokey”) provide an opinion (the “Opinion”) to the Board as to whether, as of the date hereof, the Closing Consideration to be issued and paid by Acies in the First Merger pursuant to the Agreement is fair to Acies from a financial point of view.
In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:
1.
reviewed a draft, dated January 26, 2021, of the Agreement;

2.
reviewed certain publicly available business and financial information relating to Acies and the Company that we deemed to be relevant;

3.
reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to us by the Company and Acies, including financial projections prepared by the management of the Company relating to the Company (the “Projections”);

4.
spoken with certain members of the managements of Acies and the Company and certain of their respective representatives and advisors regarding the business, operations, financial condition and prospects of the Company, the Transaction and related matters;

5.
compared the financial and operating performance of the Company with that of companies with publicly traded equity securities that we deemed to be relevant;

6.
considered the publicly available financial terms of certain transactions that we deemed to be relevant; and

7.
conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, at your direction, we have assumed that the Projections have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial results and condition of the Company. At your direction, we have assumed that the Projections provide a reasonable basis on which to evaluate the Company and the Transaction and we have, at your direction, used and relied upon the Projections for purposes of our analyses and this Opinion. In reaching our conclusions hereunder, we did not rely upon a discounted cash flow analysis of the Company, because as you have advised us, long-term forecasts with respect to the future financial performance of the Company reflecting the best currently available estimates and judgments of the management of the Company were available only for the years ending December 31, 2021 and 2022. We express no view or opinion with respect to the Projections or the assumptions on which they are based. For purposes of our financial analyses and this Opinion, with your consent, we (i) did not perform any financial analyses to evaluate the value of Acies or to derive valuation references ranges for any shares of Acies for purposes of comparison with the Closing Consideration or otherwise, and (ii) have assumed that the value of each share of Acies capital stock (including, without limitation, each share of Acies Class A Common Stock and each share of Acies Class B Common Stock) is equal to the original issue price per Acies Class A Ordinary Share (which you have advised us is $10.00 per share), notwithstanding the different voting rights and other non-financial terms of such shares that could impact their value. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company or Acies since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading.
We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to the Agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in the Agreement and such other related documents and instruments, without any amendments or modifications thereto. We have also assumed, with your consent, that the First Merger and the Second Merger, taken together, will qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended. We have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable foreign, federal, state and local statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would result in the disposition of any assets of the Company or Acies, or otherwise have an effect on the Transaction, the Company or Acies or any expected benefits of the Transaction that would be material to our analyses or this Opinion. In addition, we have relied upon and assumed, without independent verification, that the final form of the Agreement will not differ in any respect from the draft of the Agreement identified above.
Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of Acies, the Company or any other party, nor were we provided with any such appraisal or evaluation. We did not estimate, and express no opinion regarding, the liquidation value of any entity or business. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Acies or the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which Acies or the Company is or may be a party or is or may be subject.
This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on the Transaction, and this Opinion does not purport to address potential developments in any such markets. Furthermore, as you are aware, there is significant uncertainty as to the potential direct and indirect business, financial, economic and market implications and consequences of the spread of the coronavirus and associated illnesses and the actions and measures that countries, central banks, international financing and funding organizations, stock markets, businesses and individuals may take to address the spread of the coronavirus and associated illnesses including, without limitation, those actions and measures pertaining to fiscal or monetary policies, legal and regulatory matters and the credit, financial and stock markets (collectively, the “Pandemic Effects”), and the Pandemic Effects could have a material impact on our analyses and this Opinion. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof.
We have not been requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Transaction, the securities, assets, businesses or operations of Acies, the Company or any other party, or any alternatives to the Transaction, (b) negotiate the terms of the Transaction, (c) advise the Board, Acies or any other party with respect to alternatives to the Transaction, or (d) identify, introduce to the Board, Acies or any other party, or screen for creditworthiness, any prospective investors, lenders or other participants in the Transaction. We are not expressing any opinion as to what the value of the Acies Class A Common Stock or Acies Class B Common Stock, actually will be when issued in the Transaction pursuant to the Agreement or the price or range of prices at which the Acies Class A Ordinary Shares, Acies Class B Ordinary Shares, Acies Class A Common Stock, Acies Class B Common Stock, Company Common Stock or Company Preferred Stock may be purchased or sold, or otherwise be transferable, at any time.
This Opinion is furnished for the use of the Board in its capacity as such in connection with its evaluation of the Transaction and may not be used for any other purpose without our prior written consent. This Opinion is not intended to be, and does not constitute, a recommendation to the Board, Acies, any security holder or any other party as to how to act or vote or make any election with respect to any matter relating to the Transaction or otherwise, including, without limitation, whether holders of Acies Class A Ordinary Shares should redeem their shares or whether any party should participate in the PIPE Financing.
In the ordinary course of business, certain of our employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, Acies, the Company or any other party that may be involved in the Transaction and their respective affiliates or security holders or any currency or commodity that may be involved in the Transaction.
Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to Acies, the Sponsor, the Company, other participants in the Transaction, or certain of their respective affiliates or security holders in the future, for which Houlihan Lokey and such affiliates may receive compensation. Furthermore, in connection with bankruptcies, restructurings, distressed situations and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, Acies, the Sponsor, the Company, other participants in the Transaction or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.
Houlihan Lokey will receive a fee for rendering this Opinion, a portion of which became payable to us upon the rendering of this Opinion and a substantial portion of which is contingent upon the consummation of the First Merger. In addition, Acies has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement.
We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Board, Acies, its security holders or any other party to proceed with or effect the Transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Transaction or otherwise (other than the Closing Consideration to the extent expressly specified herein), including, without limitation, the Contingent Consideration or any Related Transaction, (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of Acies, or to any other party, except if and only to the extent expressly set forth in the last sentence of this Opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available for Acies or any other party, (v) the fairness of any portion or aspect of the Transaction to any one class or group of Acies’ or any other party’s security holders or other constituents vis-à-vis any other class or group of Acies’ or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) the appropriate capital structure of Acies, whether Acies should be issuing debt or equity securities or a combination of both in the Transaction, or the form, structure or any aspect or terms of any debt or equity financing for the Transaction (including, without limitation, the PIPE Financing) or the likelihood of obtaining such financing, (vii) the allocation of the Closing Consideration among the Closing Cash Consideration and the Closing Stock Consideration, (viii) the acquisition by the Founder Group, as a result of the receipt by the Founder Group of shares of Acies

Class B Common Stock in the Transaction, of a controlling interest in Acies, (ix) whether or not Acies, the Company, their respective security holders or any other party is receiving or paying reasonably equivalent value in the Transaction, (x) the solvency, creditworthiness or fair value of Acies, the Company or any other participant in the Transaction, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (xi) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction, any class of such persons or any other party, relative to the Closing Consideration or otherwise. Furthermore, we are not expressing any opinion, counsel or interpretation regarding matters that require legal, regulatory, environmental, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Board, on the assessments by the Board, Acies, the Company and their respective advisors, as to all legal, regulatory, environmental, accounting, insurance, tax and other similar matters with respect to Acies, the Company and the Transaction or otherwise. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.
Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Closing Consideration to be issued and paid by Acies in the First Merger pursuant to the Agreement is fair to Acies from a financial point of view.
Very truly yours,
/s/ Houlihan Lokey Capital, Inc.
HOULIHAN LOKEY CAPITAL, INC.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.   Indemnification of directors and officers.
Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. The Cayman Constitutional Documents provided for indemnification of Acies’ officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect.
Acies has entered into agreements with Acies’ officers and directors to provide contractual indemnification in addition to the indemnification provided for in the Cayman Constitutional Documents. Acies has purchased a policy of directors’ and officers’ liability insurance that insures Acies’ officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances, and insures us against Acies’ obligations to indemnify Acies’ officers and directors.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, Acies has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
Item 21.   Exhibits and Financial Statements Schedules.
Exhibits.
Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated as of February 1, 2021, by and among the Registrant, Catalyst Merger Sub I, Inc., a wholly owned subsidiary of the Registrant, Catalyst Merger Sub II, LLC, a wholly owned subsidiary of the Registrant and PLAYSTUDIOS, Inc. (included as Annex A to the proxy statement/prospectus).
2.2*	Plan of Domestication.
3.1	Amended and Restated Memorandum and Articles of Association of the Registrant (included as Annex H to the proxy statement/prospectus).
3.2	Form of Certificate of Incorporation of PLAYSTUDIOS, Inc., to become effective upon Domestication (included as Annex I to the proxy statement/prospectus).
3.3	Form of Bylaws of PLAYSTUDIOS, Inc., to become effective upon Domestication (included as Annex J to the proxy statement/prospectus).
4.1	Specimen Unit Certificate of the Registrant.
4.2	Specimen Class A Ordinary Share Certificate of the Registrant.
4.3	Specimen Warrant Certificate of the Registrant.
4.4	Warrant Agreement, dated October 22, 2020, between the Registrant and Continental Stock Transfer & Trust Company, as warrant agent.
4.5*	Specimen Class A Common Stock Certificate of PLAYSTUDIOS, Inc.
4.6*	Form of Certificate of Corporate Domestication of the Registrant, to be filed with the Secretary of the State of Delaware.
5.1*	Opinion of Latham & Watkins LLP.
8.1*	Tax Opinion of Latham & Watkins LLP.
8.2*	Tax Opinion of Davis Polk & Wardwell LLP.
10.1	Sponsor Support Agreement, dated February 1, 2021, by and among Acies Acquisition LLC, the Registrant and PLAYSTUDIOS, Inc. (included as Annex B to the proxy statement/prospectus).

Exhibit Number	Description
10.2	Form of PLAYSTUDIOS Holders Support Agreement, dated February 2, 2021, by and among the Registrant, PLAYSTUDIOS, Inc. and certain stockholders of PLAYSTUDIOS, Inc. (included as Annex C to the proxy statement/prospectus).
10.3	Form of Subscription Agreement, by and between the Registrant and the subscriber party thereto (included as Annex D to the proxy statement/prospectus).
10.4	Form of Amended and Restated Registration Rights Agreement, by and among the Registrant, Acies Acquisition LLC, and certain stockholders of PLAYSTUDIOS, Inc. (included as Annex E to the proxy statement/prospectus).
10.5	Investment Management Trust Agreement, dated October 22, 2020, between the Registrant and Continental Stock Transfer & Trust Company, as trustee.
10.6	Registration Rights Agreement dated October 22, 2020, among the Registrant and Acies Acquisition LLC.
10.7	Private Placement Warrants Purchase Agreement, dated October 22, 2020, between the Registrant and Acies Acquisition LLC.
10.8	Securities Subscription Agreement, dated September 4, 2020, between the Registrant and Acies Acquisition LLC.
10.9	Form of Indemnity Agreement between the Registrant and each of its directors and officers.
10.10	Administrative Services Agreement, dated October 22, 2020, between the Registrant and Acies Acquisition LLC.
10.11	Letter Agreement, dated October 22, 2020, between the Registrant, Acies Acquisition LLC and each director and executive officer of the Registrant.
10.12	PLAYSTUDIOS, Inc. 2011 Omnibus Stock and Incentive Plan (as amended).
10.13*	Form of Stock Option Award Agreement under PlayStudios, Inc. 2011 Omnibus Stock and Incentive Plan (as amended).
10.14	Form of PLAYSTUDIOS, Inc. 2021 Equity Incentive Plan (included as Annex F to the proxy statement/prospectus).
10.15	Form of PLAYSTUDIOS, Inc. 2021 Employee Stock Purchase Plan (included as Annex G to the proxy statement/prospectus).
10.16*	Offer Letter dated December 17, 2018 from PlayStudios, Inc. to Joel Agena.
10.17*	Letter Agreement, dated February 1, 2021, between the Registrant and Andrew Pascal.
10.18†*	Marketing Agreement, dated April 13, 2011, between PlayStudios, Inc. and MGM Resorts International.
21.1	List of subsidiaries of the Registrant.
23.1*	Consent of Marcum LLP.
23.2*	Consent of Deloitte & Touche LLP.
23.3	Consent of Latham & Watkins LLP (included as part of Exhibits 5.1 and 8.1).
24.1	Power of Attorney (included on the signature page of this Registration Statement).
99.1*	Form of Proxy Card for the Registrant’s Extraordinary General Meeting.
99.2*	Consent of Houlihan Lokey Capital, Inc.
99.3	Consent of Andrew Pascal.
99.4*	Consent of William J. Hornbuckle.
99.5*	Consent of Joe Horowitz.
99.6*	Consent of Jason Krikorian.
99.7*	Consent of Judy Mencher.

*
Filed herewith.

†
Certain confidential portions of this exhibit were omitted by means of marking such portions with asterisks because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

Item 22.   Undertakings.
1.
The undersigned Registrant hereby undertakes:

(a)
To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)
To include any prospectus required by section 10(a)(3) of the Securities Act of 1933; and

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(b)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(c)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(d)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(e)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, will be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(f)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

2.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by them is against public policy, as expressed in the Securities Act of 1933, and will be governed by the final adjudication of such issue.

3.
The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

4.
The registrant undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

5.
The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

6.
The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Manhattan Beach, California, on the 26th day of March, 2021.
Acies Acquisition Corp.
By:
/s/ Edward King

Name:
Edward King

Title:
Co-Chief Executive Officer

By:
/s/ Daniel Fetters

Name:
Daniel Fetters

Title:
Co-Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:
Signature	Title	Date
/s/ Edward King Edward King	Co-Chief Executive Officer (Principal Executive Officer)	March 26, 2021
/s/ Daniel Fetters Daniel Fetters	Co-Chief Executive Officer (Principal Financial and Accounting Officer)	March 26, 2021
* James Murren	Director	March 26, 2021
* Zach Leonsis	Director	March 26, 2021
* Brisa Trinchero	Director	March 26, 2021
* Andrew Zobler	Director	March 26, 2021
* Sam Kennedy	Director	March 26, 2021

*By:
/s/ Edward King

Edward King,
Attorney-in-fact